                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]          [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

Filed by a Party other than the Registrants [ ]
Check the appropriate box:

[ ] Revised Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            DEVON ENERGY CORPORATION
--------------------------------------------------------------------------------
             (Name of each Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
      $154,045.00

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  (2) Form, Schedule or Registration Statement No.:
      Preliminary Proxy filed on Schedule 14A

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  (3) Filing Party:
      Devon Energy Corporation

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  (4) Date Filed:
      July 29, 1998

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               As filed with the Commission on November 6, 1998.

                                   DEVON LOGO

November 6, 1998

Dear Fellow Stockholder:

    On June 29, 1998, Devon Energy Corporation and Northstar Energy Corporation announced a plan to combine the two companies. If it is completed, this combination will have a significant impact on Devon. We expect that our oil and gas reserves will increase by 70% and that our undeveloped property inventory will more than triple. However, Devon's debt will also increase by $325 million. In addition we will issue new shares which are exchangeable for approximately
15.5 million additional shares (subject to adjustment) of Devon common stock. Devon will also assume Northstar's stock option plan. After the transaction Northstar will become a subsidiary of Devon, and two directors designated by Northstar will become part of an expanded eleven-person Devon board of directors. Since all of Northstar's operations are in Canada, the combination will substantially alter Devon's geographic focus. Some 46% of Devon's total reserves will be in Canada, while 54% will be in the U.S.

    In connection with the proposed Devon/Northstar combination, you are cordially invited to attend a special meeting of stockholders of Devon to be held at the Community Room, Bank of Oklahoma, Robinson Avenue at Robert S. Kerr, Oklahoma City, Oklahoma, at 10:00 a.m. (local time) on December 9, 1998. At the Devon meeting, you will be asked to (i) approve the Combination Agreement between Devon and Northstar, (ii) consider and vote upon an amendment to Devon's Certificate of Incorporation to designate a class of stock as Special Voting Stock and (iii) consider and vote upon an amendment to the Devon Energy Corporation 1997 Stock Option Plan to increase the number of shares available for grant under such plan by one million shares. Details of these proposals are contained in the materials enclosed.

    Devon's board of directors has carefully considered and has unanimously approved the terms and conditions of the Combination Agreement and recommends that the stockholders approve the proposals to be presented at the Devon meeting. In reaching this conclusion, the board considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm engaged by Devon. Their opinion states that, as of June 29, 1998, and based on and subject to the factors and assumptions set forth therein, the exchange ratio set forth in the Combination Agreement is fair, from a financial point of view, to Devon. A copy of the Merrill Lynch opinion, including their assumptions, qualifications, and other matters contained therein, is included in the materials enclosed.

    THE OBLIGATIONS OF DEVON AND NORTHSTAR TO CONSUMMATE THE COMBINATION AGREEMENT ARE SUBJECT TO, AMONG OTHER CONDITIONS, THE APPROVAL OF THE STOCKHOLDERS OF DEVON OF THE COMBINATION AGREEMENT AND THE AMENDMENT TO DEVON'S CERTIFICATE OF INCORPORATION AT THE MEETING. If either of these proposals is not approved, none of the proposals to be presented at the Devon meeting will be implemented and the Combination will not be consummated. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS TO BE PRESENTED AT THE DEVON MEETING.

    IN VIEW OF THE IMPORTANCE OF THE ACTIONS TO BE TAKEN AT THE MEETING, YOU ARE URGED TO READ THE ATTACHED MATERIALS CAREFULLY, AND, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ACCOMPANYING PREPAID ENVELOPE. YOU MAY, OF COURSE, ATTEND THE DEVON MEETING AND VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                                         Sincerely,

                                                 J. LARRY NICHOLS SIGNATURE
                                                      J. Larry Nichols
                                               President and Chief Executive
                                                          Officer

                               TABLE OF CONTENTS

                                                     PAGE
                                                     ----
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS....     2
AVAILABLE INFORMATION..............................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....     3
  United States....................................     3
  Canada...........................................     4
SUMMARY............................................     5
GLOSSARY OF TERMS..................................    28
RISK FACTORS.......................................    35
COMPARATIVE PER SHARE DATA.........................    41
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES.....    42
EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS.........    42
COMPARATIVE MARKET PRICE DATA......................    43
DEVON-NORTHSTAR UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION............................    44
UNAUDITED U.S. GAAP FINANCIAL
  INFORMATION -- NORTHSTAR.........................    61
THE MEETINGS.......................................    70
  Devon............................................    70
  Northstar........................................    71
THE COMBINATION....................................    73
  Background.......................................    73
  Reasons for the Combination......................    75
  Opinions of Financial Advisors...................    79
    Opinion of Merrill Lynch.......................    79
    Opinion of Morgan Stanley......................    86
    Opinion of RBC DS..............................    91
  Interests of Certain Persons in the
    Combination....................................    95
  Combination Mechanics and Description of
    Exchangeable Shares............................    96
  The Combination Agreement........................   102
  Other Agreements.................................   106
  Court Approval of the Arrangement and Completion
    of the Combination.............................   106
  Anticipated Accounting Treatment.................   107
  Business Combination Costs.......................   107
  Procedures for Exchange by Northstar Shareholders
    and Northstar Optionholders....................   107
  Stock Exchange Listings..........................   108
  Eligibility for Investment in Canada.............   108
  Regulatory Matters...............................   109
  Resale of Exchangeable Shares and Devon Common
    Stock Received in the Combination..............   110
BUSINESS OF DEVON..................................   112
BUSINESS OF NORTHSTAR..............................   112
THE COMPANY AFTER THE COMBINATION..................   113
  General..........................................   113
  Reserves and Leasehold...........................   113
  Core Operating Areas in the United States........   116
  Core Operating Areas in Canada...................   119
  Directors and Executive Officers.................   121
PRINCIPAL HOLDERS OF SECURITIES....................   123
DEVON CAPITAL STOCK................................   125
NORTHSTAR SHARE CAPITAL............................   127
DEVON'S SELECTED FINANCIAL DATA....................   130
DEVON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS....   130
NORTHSTAR'S SELECTED FINANCIAL DATA................   131

                                                     PAGE
                                                     ----
NORTHSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS....   136
INCOME TAX CONSIDERATIONS TO NORTHSTAR SHAREHOLDERS
  AND OPTIONHOLDERS................................   147
  Canadian Federal Income Tax Considerations to
    Northstar Shareholders and Optionholders.......   147
    Northstar Shareholders Resident in Canada......   148
    Northstar Shareholders Not Resident in
      Canada.......................................   152
    Modification of Northstar Options..............   152
  United States Federal Income Tax Considerations
    to Northstar Shareholders......................   153
    Shareholders that are United States Holders....   153
    Shareholders that are Not United States
      Holders......................................   158
COMPARISON OF STOCKHOLDER RIGHTS...................   159
  Vote Required for Extraordinary Transactions.....   159
  Amendment to Governing Documents.................   159
  Dissenters' Rights...............................   160
  Oppression Remedy................................   160
  Derivative Action................................   161
  Director Qualifications..........................   161
  Fiduciary Duties of Directors....................   161
  Indemnification of Officers and Directors........   161
  Director Liability...............................   162
  Anti-Takeover Provisions and Interested
    Stockholder Transactions.......................   162
  Share Rights Plan................................   163
DISSENTING NORTHSTAR SHAREHOLDERS' AND NORTHSTAR
  OPTIONHOLDERS' RIGHTS............................   163
PROPOSED CERTIFICATE AMENDMENT.....................   165
PROPOSED OPTION PLAN AMENDMENT.....................   166
AUDITORS, TRANSFER AGENT AND REGISTRAR.............   168
LEGAL MATTERS......................................   168
EXPERTS............................................   169
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.........  FS-1

ANNEXES:
ANNEX A         -- Form of the Arrangement Resolution
ANNEX B         -- Amended and Restated Combination Agree-
                   ment (certain exhibits to which are
                   included as Annexes D, E, F and G to this
                   Joint Proxy Statement)
ANNEX C         -- Interim Order
ANNEX D         -- Proposed Amended and Restated Certificate
                   of Incorporation of Devon
ANNEX E         -- Plan of Arrangement and Exchangeable
                   Share Provisions
ANNEX F         -- Form of Support Agreement
ANNEX G         -- Form of Voting and Exchange Trust
                   Agreement
ANNEX H         -- Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated Fairness Opinion
ANNEX I         -- Morgan Stanley & Co. Incorporated
                   Fairness Opinion
ANNEX J         -- RBC Dominion Securities Inc. Fairness
                   Opinion
ANNEX K         -- Section 184 of the ABCA
ANNEX L         -- Additional Documents Included:

Devon's Form 10-K for the year ended December 31, 1997.
Devon's Form 10-Q for the quarter ended June 30, 1998.
Devon's Form 10-Q/A for the quarter ended June 30, 1998.
Proxy Statement for Devon's 1998 Annual Meeting of Stockholders.
Northstar's Revised Annual Information Form for the year ended  December 31,
 1997.
Northstar's Management Proxy Circular dated March 27, 1998.

IN THIS JOINT PROXY STATEMENT, UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS. SEE "REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES" AND "EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS."

                            DEVON ENERGY CORPORATION
                         20 NORTH BROADWAY, SUITE 1500
                         OKLAHOMA CITY, OKLAHOMA 73102

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 9, 1998

                             ---------------------

     Notice is hereby given that a special meeting of stockholders (the "Devon Meeting") of Devon Energy Corporation ("Devon") will be held at 10:00 a.m. (local time) on December 9, 1998, at the Community Room, Bank of Oklahoma, Robinson Avenue at Robert S. Kerr, Oklahoma City, Oklahoma, for the following purposes:

          1. To consider and vote upon a proposal to approve the Amended and Restated Combination Agreement dated as of June 29, 1998 (the "Combination Agreement") between Devon and Northstar Energy Corporation ("Northstar"), and the transactions contemplated thereby (the "Combination"), as more fully described in the accompanying Joint Management Information Circular and Proxy Statement;

          2. To consider and vote upon a proposal to approve and adopt an amendment to Devon's Certificate of Incorporation to authorize a class of Special Voting Stock consisting of one share (the "Certificate Amendment");

          3. To consider and vote upon a proposal to amend Devon's 1997 Stock Option Plan to increase the number of shares available for grant under such plan from two million to three million (the "Option Plan Amendment"); and

          4. To transact such other business as may properly be presented to the Devon Meeting or any adjournments thereof.

     The respective obligations of Devon and Northstar to consummate the Combination Agreement and the Combination are subject to, among other conditions, the approval of the stockholders of Devon of the Combination Agreement and the Combination and the Certificate Amendment (proposals 1 and 2 above) at the Devon Meeting. If either one of these two proposals is not adopted, then none of the proposals to be presented at the Devon Meeting will be implemented and the Combination will not be consummated. The Combination is not subject to the approval of the Option Plan Amendment (proposal 3 above).

     Only stockholders of record at the close of business on October 27, 1998, will be entitled to notice of and to vote at the Devon Meeting and any adjournments thereof. A list of stockholders of Devon entitled to vote at the meeting will be available for inspection during normal business hours for the ten days prior to the Devon Meeting at the offices of Devon and at the time and place of the meeting.

     PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED AT THE DEVON MEETING.

                                            By Order of the Board of Directors,

                                                       Marian J. Moon
                                                    Corporate Secretary

November 6, 1998

                            DEVON ENERGY CORPORATION

                                PROXY STATEMENT
                             ---------------------

                          NORTHSTAR ENERGY CORPORATION
              MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT
                             ---------------------

     This Joint Proxy Statement relates to the proposed combination of Devon and Northstar pursuant to the Combination Agreement. Devon Stockholders and Northstar Shareholders and Northstar Optionholders are being asked to approve the Combination and certain other matters, all as more particularly described herein.

     Pursuant to the Combination Agreement, Northstar will become a subsidiary of Devon, holders of Northstar Common Shares will receive 0.227 Exchangeable Shares in exchange for each of their Northstar Common Shares, and Northstar Options will be converted into options to acquire shares of Devon Common Stock on a 0.227 to 1 basis. The 0.227 to 1 Exchange Ratio, however, may be increased based on the weighted average trading price of a share of Devon Common Stock during the Measurement Period up to a maximum of 0.235 to 1. If the Pre-Meeting Average Price multiplied by 0.227 is less than Cdn. $11.00 per share, the Exchange Ratio shall be adjusted to the lesser of: (A) 0.235; or (B) the number obtained by dividing Cdn. $11.00 by the Pre-Meeting Average Price. For the purposes of this adjustment, the U.S. dollar/Canadian dollar exchange rate for determining the Pre-Meeting Average Price shall be based upon the average of the noon buying rate for each of the trading days in the Measurement Period. Exchangeable Shares will be exchangeable into Devon Common Stock on a one-for-one basis.

     On October 28, 1998, the closing price per share of Devon Common Stock was $33.6875 or Cdn. $51.80. Assuming that the Pre-Meeting Average Price equals Cdn. $51.80, the Exchange Ratio would be .227. Based thereon, each Northstar Common Share would become exchangeable for Exchangeable Shares having a value equivalent to Cdn. $11.76 (without accounting for fractional shares or the exercise of dissent rights). The actual value of the consideration to be received by, and the number of shares to be issued to, holders of Northstar Common Shares depends on the Pre-Meeting Average Price and, as a result, may differ from the foregoing example. See "The Combination -- Procedures for Exchange by Northstar Shareholders and Northstar Optionholders -- Northstar Shareholders."

     The Combination is anticipated to be accounted for as a pooling-of-interests under U.S. GAAP. See "The Combination -- Anticipated Accounting Treatment."

     This Joint Proxy Statement is being furnished to Devon Stockholders in connection with the solicitation of proxies by the Devon Board for use at the Devon Meeting to be held at 10:00 a.m. (local time) on December 9, 1998, at the Community Room, Bank of Oklahoma, Robinson Avenue at Robert S. Kerr, Oklahoma City, Oklahoma, and any adjournment or postponement thereof.

     This Joint Proxy Statement is also being furnished to Northstar Shareholders and Northstar Optionholders in connection with the solicitation of proxies by the management of Northstar for use at the Northstar Meeting to be held at 10:00 a.m. (local time) on December 10, 1998, at the Alberta Room, Palliser Hotel, 133-9th Avenue S.W., Calgary, Alberta, and any adjournment or postponement thereof.

     This Joint Proxy Statement and the accompanying forms of proxy are first being mailed to Devon Stockholders and to Northstar Shareholders and Northstar Optionholders on or about November 6, 1998.

     All information in this Joint Proxy Statement relating to Devon has been supplied by Devon and all information relating to Northstar has been supplied by Northstar.

     CERTAIN CAPITALIZED TERMS USED IN THIS JOINT PROXY STATEMENT HAVE THE MEANINGS ASCRIBED THERETO IN THE GLOSSARY OF TERMS BEGINNING ON PAGE 28.

     SEE "RISK FACTORS" BEGINNING ON PAGE 35 FOR CERTAIN CONSIDERATIONS RELEVANT TO APPROVAL OF THE PROPOSALS AND AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included or incorporated by reference in this Joint Proxy Statement, including without limitation statements under "Summary," "Risk Factors," "The
Combination -- Reasons for the Combination," "Devon-Northstar Unaudited Pro Forma Combined Financial Information," "Unaudited U.S. GAAP Financial Information -- Northstar," "The Company after the Combination," "Devon Management's Discussion and Analysis of Financial Condition and Results of Operations," "Northstar Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Devon," and "Business of Northstar" regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1998 and thereafter, estimates of increases in production and recoveries of reserves from secondary recovery operations, estimates as to the limitations on Northstar's production which may be imposed by the Alberta Energy and Utilities Board, statements regarding the potential impact of the Year 2000 computer issue, Devon's pro forma financial information, business strategy and other plans and objectives for future operations, are forward-looking statements. When used in this Joint Proxy Statement, the words "estimate," "project," "expect," "intend," "anticipate," "believe," or other similar words, or statements that certain events or conditions "will" or "may" occur, are intended to identify forward-looking statements. Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on certain estimates and assumptions, that oil and gas resources may be profitably exploited in the future. Although the expectations reflected in such forward-looking statements are believed to be reasonable, no assurance can be given that such expectations will prove to have been correct. Devon cautions its stockholders and Northstar cautions its shareholders and optionholders that actual results could differ materially from those expected by Devon and Northstar, depending on the outcome of certain factors, including, without limitation: (i) factors discussed under "Risk Factors" such as fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development expenditures, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental and environmental regulation; (ii) adverse changes in the market for Devon's or Northstar's oil and gas production; and (iii) the effects of the Year 2000 computer issue. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Neither Devon nor Northstar undertake any obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, including, without limitation, changes in business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                             AVAILABLE INFORMATION

     Devon is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by Devon with the SEC can be inspected at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Devon Common Stock is listed on the AMEX and reports, proxy statements and other information regarding Devon can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. The SEC maintains a web site that contains all information filed electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. The address of Devon's web site is http://www.devonenergy.com.

     Northstar is subject to the informational requirements of the Canadian securities commissions and other similar Canadian regulatory authorities, and, in accordance therewith, files reports, proxy statements and other information with such authorities. Such reports, proxy statements and other information are available at web site address http://www.sedar.com.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES REFERRED TO IN THIS JOINT PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH THEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT.

     DEVON IS A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF OKLAHOMA, UNITED STATES. ALL BUT ONE OF THE DIRECTORS AND EXECUTIVE OFFICERS OF DEVON PRIOR TO THE COMBINATION ARE, AND CERTAIN OF SUCH DIRECTORS AND EXECUTIVE OFFICERS UPON CONSUMMATION OF THE COMBINATION WILL BE, RESIDENTS OF THE UNITED STATES, AND MANY OF THE EXPERTS NAMED HEREIN ARE RESIDENTS OF THE UNITED STATES. IN ADDITION, SUBSTANTIAL PORTIONS OF THE ASSETS OF DEVON AND SUCH INDIVIDUALS AND EXPERTS ARE LOCATED OUTSIDE OF CANADA. AS A RESULT, IT MAY BE DIFFICULT OR IMPOSSIBLE FOR PERSONS WHO BECOME SECURITYHOLDERS OF DEVON TO EFFECT SERVICE OF PROCESS UPON SUCH PERSONS WITHIN CANADA WITH RESPECT TO MATTERS ARISING UNDER CANADIAN SECURITIES LAWS OR TO ENFORCE AGAINST THEM IN CANADIAN COURTS JUDGMENTS OF SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF CANADIAN SECURITIES LAWS. NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS SHOULD BE AWARE THAT THERE IS SOME DOUBT AS TO THE ENFORCEABILITY IN THE UNITED STATES IN ORIGINAL ACTIONS, OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF CANADIAN COURTS, OF CIVIL LIABILITIES PREDICATED UPON THE CANADIAN SECURITIES LAWS. IN ADDITION, AWARDS OF PUNITIVE DAMAGES IN ACTIONS BROUGHT IN CANADA OR ELSEWHERE MAY BE UNENFORCEABLE IN THE UNITED STATES.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

UNITED STATES

     The following documents heretofore filed by Devon with the SEC are incorporated by reference herein:

      (i) Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 13, 1998 (a copy of which is included in Annex L to this Joint Proxy Statement);

      (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed on April 27, 1998;

      (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed on August 6, 1998 (a copy of which is included in Annex L to this Joint Proxy Statement);

      (iv) First Amendment to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed on October 14, 1998 (a copy of which is included in Annex L to this Joint Proxy Statement);

      (v) Current Report on Form 8-K dated January 20, 1998, filed on January 20, 1998;

      (vi) Current Report on Form 8-K dated January 26, 1998, filed on January 27, 1998;

      (vii) Current Report on Form 8-K dated June 29, 1998, filed on July 8, 1998; and

      (viii) Proxy Statement for Devon's 1998 Annual Meeting of Stockholders, filed on March 30, 1998 (a copy of which is included in Annex L to this Joint Proxy Statement).

     Copies of the foregoing documents, or the information contained therein, are included in the form of this Joint Proxy Statement filed with the Canadian securities commissions or other similar Canadian regulatory authorities and mailed to Northstar Shareholders and Devon Stockholders.

     All documents filed by Devon with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and before the date of the Devon Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement or in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained in this Joint Proxy Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement.

     Devon undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein and not attached hereto, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement incorporates. Written or oral requests for such copies should be directed to Devon, to the attention of Marian
J. Moon, Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102, telephone number (405) 235-3611. In order to ensure timely delivery of the documents, any request should be made by December 1, 1998.

CANADA

     The following documents, filed by Northstar with the Canadian securities commissions or other similar Canadian regulatory authorities in all of the provinces of Canada, are specifically incorporated by reference in and form an integral part of this Joint Proxy Statement:

        (i) Financial Statements and Management's Discussion and Analysis contained in the Annual Report for the year ended December 31, 1997;

        (ii) Revised Annual Information Form for the year ended December 31, 1997 (a copy of which is included in Annex L to this Joint Proxy Statement);

        (iii) Management Proxy Circular dated March 27, 1998 (a copy of which is included in Annex L to this Joint Proxy Statement);

        (iv) Financial Statements contained in the Quarterly Report for the quarter ended March 31, 1998;

        (v) Financial Statements contained in the Quarterly Report for the quarter ended June 30, 1998; and

        (vi) Material Change Report dated July 9, 1998, with respect to the Arrangement.

     Copies of the foregoing documents, or the information contained therein, are included in the form of this Joint Proxy Statement filed with the SEC and mailed to Devon Stockholders and Northstar Shareholders and Northstar Optionholders. Certain of the Northstar documents listed above include disclosure of probable reserves as required by Canadian securities legislation.

     ANY MATERIAL CHANGE REPORTS (EXCLUDING CONFIDENTIAL REPORTS), INTERIM FINANCIAL STATEMENTS AND INFORMATION CIRCULARS FILED BY NORTHSTAR WITH THE CANADIAN SECURITIES COMMISSIONS OR OTHER SIMILAR CANADIAN REGULATORY AUTHORITIES IN ALL OF THE PROVINCES OF CANADA AFTER THE DATE OF THIS JOINT PROXY STATEMENT AND PRIOR TO THE NORTHSTAR MEETING SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT.

     ANY STATEMENT CONTAINED IN THIS JOINT PROXY STATEMENT OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS JOINT PROXY STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE A PART OF THIS JOINT PROXY STATEMENT.

     Northstar undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein and not attached hereto, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement incorporates. Written or oral requests for such copies should be directed to Northstar, to the attention of Murray T. Brown, Corporate Secretary, Northstar Energy Corporation, 3000,
400 -- 3rd Avenue S. W., Calgary, Alberta T2P 4H2, telephone number (403) 213-8000. In order to ensure timely delivery of the documents, any request should be made by December 1, 1998.

                                      LOGO

CORE OPERATING AREAS AFTER THE COMBINATION

Graphic: Two Maps

Map 1 is a small map of the U.S. and Canada that outlines the lower 48 states, 10 provinces and two territories. The states and provinces in which Devon and/or Northstar have properties are highlighted and named (specifically British Columbia, Alberta and Saskatchewan in Canada and Montana, North Dakota, Idaho, Wyoming, South Dakota, Nebraska, Utah, Colorado, Kansas, Arizona, New Mexico, Oklahoma and Texas in the U.S.).

Map 2 is a larger map of only the highlighted portions of Map 1. This map shows the outlines of the states and provinces, and also shows the general locations of Devon's and Northstar's core operating areas. The core areas shown in Canada are the Northwest, North, East Central, South, West Central and Foothills regions. The core areas shown in the U.S. are the Rocky Mountain Region, the San Juan Basin, the Mid-Continent and the Permian Basin.

                                                 PROVED RESERVES AS OF DECEMBER 31, 1997(1)
                                             ---------------------------------------------------
           CORE OPERATING AREAS               DEVON       NORTHSTAR      PRO FORMA(2)      MBOE%
           --------------------              -------      ---------      ------------      -----
U.S. -- MBOE(3)
  Permian Basin............................   70,700            --           70,700         23%
  San Juan Basin...........................   38,300            --           38,300         12%
  Rocky Mountain Region....................   34,400            --           34,400         11%
  Mid-Continent............................   22,700            --           22,700          7%
  Other U.S................................    1,500            --            1,500          1%
                                             -------       -------        ---------        ----
TOTAL U.S..................................  167,600            --          167,600         54%
                                             -------       -------        ---------        ----
CANADA -- MBOE(3)
  North Region.............................    5,600        36,800           42,400         14%
  Foothills Region.........................      n/a        16,800           16,800          5%
  Northwest Region.........................    3,300        13,200           16,500          5%
  West Central Region......................    6,700        29,300           36,000         12%
  South Region.............................      n/a        18,900           18,900          6%
  East Central Region......................      800        13,000           13,800          4%
                                             -------       -------        ---------        ----
TOTAL CANADA...............................   16,400       128,000          144,400         46%
                                             -------       -------        ---------        ----
TOTAL U.S. & CANADA........................  184,000       128,000(4)       312,000(4)(5)  100%
                                             =======       =======        =========        ====
OIL -- MBBLS
  U.S......................................   60,900            --           60,900         19%
  Canada...................................    7,500        31,700           39,200         13%
                                             -------       -------        ---------        ----
  Total....................................   68,400        31,700(4)       100,100(4)      32%
                                             =======       =======        =========        ====
GAS -- MMCF
  U.S......................................  567,800            --          567,800         30%
  Canada...................................   48,200       550,100          598,300         32%
                                             -------       -------        ---------        ----
  Total....................................  616,000       550,100(4)     1,166,100(4)      62%
                                             =======       =======        =========        ====
NGLS -- MBBLS
  U.S......................................   12,100            --           12,100          4%
  Canada...................................      800         4,600            5,400          2%
                                             -------       -------        ---------        ----
  Total....................................   12,900         4,600(4)        17,500(4)       6%
                                             =======       =======        =========        ====
TOTAL -- MBOE(3)...........................  184,000       128,000(4)       312,000(4)(5)  100%
                                             =======       =======        =========        ====

---------------

(1) Estimates were prepared using year-end 1997 oil and gas prices and SEC guidelines.

(2) Assuming the combination of Devon and Northstar properties as of December 31, 1997.

(3) Natural gas is converted to oil at the ratio of six Mcf to one Bbl.

(4) Northstar's reserves include quantities owned via Northstar's 50% interest in Mountain Energy, Inc., a privately-held Canadian oil and gas company. The quantities included from this 50% equity interest are 3,100 MBbls of oil, 15,600 MMcf of gas and 300 MBbls of NGLs, or 6,000 MBoe of total oil, gas and NGLs. On July 31, 1998, Northstar acquired the remaining 50% interest of Mountain Energy, Inc.

(5) From December 31, 1997 to August 31, 1998, the price of West Texas Intermediate crude oil decreased approximately 33% and the Texas Gulf Coast gas price decreased approximately 21%. If the total proved reserve estimates of Devon and Northstar as of year-end 1997 were calculated using August 31, 1998, oil and gas prices and SEC guidelines, the aggregate reserve estimates would have decreased by approximately 4% from the estimates shown.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement. The information contained in this summary is qualified in its entirety by and should be read in conjunction with the more detailed information contained in this Joint Proxy Statement and the documents incorporated herein by reference. Unless otherwise indicated, capitalized terms used in this summary are defined in the Glossary of Terms or elsewhere in this Joint Proxy Statement. IN THIS JOINT PROXY STATEMENT, UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS.

                                 THE COMPANIES

DEVON

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Through its predecessors, Devon began operations in 1971 as a privately-held company. In 1988, Devon Common Stock began trading publicly on the AMEX under the symbol "DVN". The principal and administrative offices of Devon are located at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260 (telephone (405) 235-3611).

NORTHSTAR

     Northstar is an independent energy company engaged in oil and gas exploration, development, production and marketing with properties primarily located within the Province of Alberta. Northstar was incorporated under the laws of the Province of Alberta on November 3, 1981 under the name Gane Energy Corporation and changed its name to Northstar Energy Corporation in June 1986. The Northstar Common Shares commenced trading on the TSE and the ASE in August 1982, and were listed on the ME in April 1997. The Northstar Common Shares trade under the symbol "NEN". The head and principal office of Northstar is located at 3000, 400-3rd Avenue S.W., Calgary, Alberta, T2P 4H2 (telephone (403) 213-8000).

                       THE COMPANY AFTER THE COMBINATION

     Upon completion of the Combination, Devon will be an evenly balanced North American oil and gas producer with 54% of its reserves in the U.S. and 46% in Canada. The combined company would have had total reserves of approximately 1.2 Tcf of gas and 117 MMBbl of oil and natural gas liquids as of December 31, 1997. With this Combination, Devon believes it will rank in the top 15 of all U.S.-based, publicly-held, independent producers in terms of total proved reserves and, in terms of U.S.-only production, among the top 20 public independents. In Canada, Devon believes it will rank among the top 20 in Canada-only oil and gas production.

     Immediately following the Combination, Devon will have approximately $325 million in long-term debt. Consequently, it expects to have substantial unused borrowing capacity. Devon also expects to have more financial flexibility to take advantage of opportunities for mergers, acquisitions, exploration or other growth opportunities than either Devon or Northstar would have separately.

     The combined company will have the management teams of both Devon and Northstar. J. Larry Nichols, current President and CEO of Devon, will continue to serve as President and CEO of Devon. Mr. Nichols and the remainder of Devon's executive staff will continue in their present capacities as the senior executive staff of Devon. John A. Hagg, current President and CEO of Northstar, and its executive staff will lead the Canadian operations.

     Devon's primary objectives will continue to be to build reserves, production, cash flow and earnings per share by: (i) acquiring oil and gas properties; (ii) exploring for new oil and gas reserves; and (iii) optimizing production from existing oil and gas properties. Management seeks to achieve these objectives by: (i) keeping debt levels low; (ii) concentrating properties in core areas to achieve economies of scale; (iii) acquiring and developing high profit margin properties; (iv) continually disposing of marginal and non-strategic properties;

and (v) balancing reserves between oil and gas. However, Devon's ability to achieve these objectives may be impaired by a number of factors including a lack of availability of quality properties for sale at reasonable prices, poor drilling success and reduced demand for oil and gas. See "Risk Factors" for a more detailed discussion of these and other risks.

                                  THE MEETINGS

DATE, TIME AND PLACE

     Devon. The Devon Meeting will be held on December 9, 1998 at 10:00 a.m. (local time) at the Community Room, Bank of Oklahoma, Robinson Avenue at Robert
S. Kerr, Oklahoma City, Oklahoma.

     Northstar. The Northstar Meeting will be held on December 10, 1998, at 10:00 a.m. (local time) at the Alberta Room, Palliser Hotel, 133-9th Avenue S.W., Calgary, Alberta.

PURPOSES OF THE MEETINGS

     Devon. The purpose of the Devon Meeting is to consider and act upon: (i) a proposal to approve the Combination Agreement and the Combination; (ii) a proposal to approve and adopt the Certificate Amendment; (iii) a proposal to approve and adopt the Option Plan Amendment; and (iv) such other business as may be properly presented to the meeting.

     Northstar. The purpose of the Northstar Meeting is to consider and act upon: (i) a special resolution approving the Arrangement Resolution; and (ii) such other business as may be properly presented to the meeting.

RECORD DATES; HOLDERS ENTITLED TO VOTE

     Devon. Only holders of record on the Devon Record Date are entitled to notice of and to vote at the Devon Meeting. On such date, there were 32,319,894 shares of Devon Common Stock outstanding, each of which is entitled to one vote on each matter to be acted upon at the Devon Meeting.

     Northstar. Only holders of record of Northstar Common Shares and Northstar Options on the Northstar Record Date are entitled to notice of and to vote at the Northstar Meeting, provided that to the extent a person has transferred any Northstar Common Shares after such record date and the transferee of such shares establishes that such transferee owns such shares and demands not later than ten days before the Northstar Meeting to be included in the list of Northstar Shareholders eligible to vote at the Northstar Meeting, such transferee will be entitled to vote such shares at the Northstar Meeting. On such date, there were outstanding 68,486,352 Northstar Common Shares, each of which is entitled to one vote on each matter to be acted upon at the Northstar Meeting. On such date, there were outstanding Northstar Options with respect to 5,520,345 Northstar Common Shares. Each Northstar Option is entitled to one vote at the Northstar Meeting with respect to each Northstar Common Share subject thereto.

QUORUM; VOTE REQUIRED

     Devon. The presence, in person or by proxy, at the Devon Meeting of the holders of a majority of the shares of Devon Common Stock outstanding and entitled to vote at the Devon Meeting is necessary to constitute a quorum. Approval and adoption of the Combination Agreement and the Combination and the Option Plan Amendment requires the affirmative vote of a majority of votes cast on the proposals. Approval and adoption of the Certificate Amendment requires the affirmative vote of the holders of a majority of the shares of Devon Common Stock outstanding and entitled to vote at the meeting.

     Devon Stockholders (including all of Devon's directors and officers) owning 34% of the outstanding shares of Devon Common Stock as of October 27, 1998 have agreed to vote in favor of the approval of the Combination Agreement and the Combination and the Certificate Amendment. See "The Combination -- Other Agreements -- Stockholder Agreements." In addition, as of October 27, 1998, Devon Stockholders

(including all of Devon's directors and officers) owning 34% of the outstanding shares of Devon Common Stock have indicated that they intend to vote in favor of the Option Plan Amendment.

     Northstar. The quorum at the Northstar Meeting will be four persons present in person or representing by proxy issued shares of Northstar representing not less than 5% of the votes entitled to be cast at such meeting. Pursuant to the Interim Order, the vote required to approve the Arrangement Resolution is not less than 66 2/3% of the aggregate votes actually cast by the Northstar Shareholders and the Northstar Optionholders, voting together (not counting for this purpose abstentions, spoiled votes, illegible votes and/or defective votes). For these purposes, each Northstar Common Share carries one vote, and each Northstar Option carries the number of votes equal to the number of Northstar Common Shares subject to the Northstar Option.

     The Chairman of the Board and the President and Chief Executive Officer of Northstar, who collectively owned 2.5% of the outstanding Northstar Common Shares and 17% of the outstanding Northstar Options on October 27, 1998, have agreed to vote all voting securities of Northstar over which they have voting authority in favor of the Arrangement Resolution. In addition, as of October 27, 1998, certain other directors and executive officers of Northstar owned 2.0% of the outstanding Northstar Common Shares and 28% of the outstanding Northstar Options, all of whom have indicated that they intend to vote in favor of the Arrangement Resolution.

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     Devon. THE DEVON BOARD BELIEVES THAT THE COMBINATION IS IN THE BEST INTERESTS OF DEVON STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE DEVON STOCKHOLDERS VOTE TO: (I) APPROVE THE COMBINATION AGREEMENT AND THE COMBINATION;
(II) APPROVE AND ADOPT THE CERTIFICATE AMENDMENT; AND (III) APPROVE AND ADOPT THE OPTION PLAN AMENDMENT. SEE "THE COMBINATION -- REASONS FOR THE COMBINATION."

     Northstar. THE NORTHSTAR BOARD BELIEVES THAT THE COMBINATION IS IN THE BEST INTERESTS OF NORTHSTAR AND THE NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS VOTE IN FAVOR OF THE ARRANGEMENT RESOLUTION. SEE "THE COMBINATION -- REASONS FOR THE COMBINATION."

                         OPINIONS OF FINANCIAL ADVISORS

     Merrill Lynch has delivered the Merrill Lynch Opinion to the Devon Board that, as of June 29, 1998, and based on and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to Devon. The Merrill Lynch Opinion was provided to the Devon Board for its information and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Devon, does not address the merits of the underlying decision by Devon to engage in the Combination and does not constitute a recommendation to any Devon Stockholder as to how such stockholder should vote on the Combination Agreement and the Combination, the Certificate Amendment or the Option Plan Amendment. The full text of the Merrill Lynch Opinion, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached hereto as Annex H. Devon Stockholders are urged to read the Merrill Lynch Opinion in its entirety.

     Morgan Stanley has acted as financial advisor to Northstar in connection with the Combination. On June 29, 1998, Morgan Stanley delivered its written opinion to the Northstar Board that, as of such date and based upon and subject to the matters set forth therein, the Consideration (as defined under the heading "Opinions of Financial Advisors -- Opinion of Morgan Stanley") to be received pursuant to the Combination Agreement in the aggregate was fair, from a financial point of view, to the holders of Northstar Common Shares and Northstar Options. The Morgan Stanley Opinion was provided to the Northstar Board for its information and is directed only to the fairness, from a financial point of view, of the Consideration to be received in the aggregate pursuant to the Combination Agreement by the holders of Northstar Common Shares and Northstar Options, does not address the merits of the underlying decision by Northstar to engage in the Combination, and does not constitute a recommendation to any holder of Northstar Common Shares or Northstar Options as to how such Northstar Shareholder or Northstar Optionholder should vote on the Combination Agreement or the Arrangement. The full text of the Morgan Stanley Opinion, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex I to this Joint Proxy Statement. Holders of Northstar Common Shares and Northstar Options are urged to read the Morgan Stanley Opinion in its entirety.

     RBC DS has also acted as financial advisor to Northstar in connection with the Combination. RBC DS delivered the RBC DS Opinion that, as of June 29, 1998, and based upon and subject to the matters set forth therein, the Arrangement was fair, from a financial point of view, to the Northstar Shareholders and Northstar Optionholders. The RBC DS Opinion was provided to the Northstar Board for its information and is directed only to the fairness, from a financial point of view, of the Plan of Arrangement to the Northstar Shareholders and Northstar Optionholders and does not constitute a recommendation to any Northstar Shareholder or Northstar Optionholder as to how such shareholder or optionholder should vote on the Arrangement. The full text of the RBC DS Opinion, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, is attached as Annex J to this Joint Proxy Statement. Northstar Shareholders and Northstar Optionholders are urged to read the RBC DS Opinion in its entirety.

     See "The Combination -- Opinions of Financial Advisors."

                                THE COMBINATION

EXCHANGE OF NORTHSTAR COMMON SHARES AND RELATED MATTERS

     Under the terms of the Arrangement, on the Effective Date, each Northstar Common Share will be exchanged for the number of Exchangeable Shares determined by the application of the Exchange Ratio. A Northstar Shareholder receiving Exchangeable Shares can, at the election of the holder in the Northstar Letter of Transmittal, exercise the Exchange Put Right immediately and receive from Devon shares of Devon Common Stock upon consummation of the Combination. Thereafter, Exchangeable Shares will be exchangeable at any time into shares of Devon Common Stock on a one-for-one basis, through the exercise by the holder of the Exchange Put Right or, subject to exercise of the Retraction Call Right, the holder's retraction right. In order to obtain certificates for the shares issuable on an exchange, the holder will be required to deliver to the Trustee or Northstar, as applicable, the certificates for shares originally held, duly executed transfer documentation and the form of the required notice for the particular exchange action, all as required in the Exchangeable Share Provisions.

     At the Effective Time, pursuant to the Combination Agreement, Devon will assume the obligations of Northstar under the Northstar Option Plan and the Northstar Options. Each Northstar Option will be converted into an option to purchase that number of shares of Devon Common Stock determined by multiplying the number of Northstar Common Shares subject to such Northstar Option at the Effective Time by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share of Devon Common Stock equal to the exercise price per share of such Northstar Option immediately prior to the Effective Time (converted into U.S. dollars) divided by the Exchange Ratio. The terms and conditions of the Northstar Options will otherwise be unchanged.

     Based on a calculation of the Exchange Ratio as 0.227 Exchangeable Shares for each Northstar Common Share, Devon will ultimately be required to issue approximately 15,540,000 shares of Devon Common Stock in exchange for all Exchangeable Shares potentially resulting from the Arrangement, and approximately 1,270,000 additional shares of Devon Common Stock assuming the exercise of currently outstanding Northstar Options. If the maximum Exchange Ratio of 0.235 is used, Devon will ultimately be required to issue an additional 550,000 shares, or a total of approximately 16,090,000 shares of Devon Common Stock in exchange for all Exchangeable Shares and an additional 45,000 shares, or a total of approximately 1,315,000 additional shares of Devon Common Stock assuming the exercise of currently outstanding Northstar Options. Devon will issue a press release announcing the exact Exchange Ratio on the day after the Measurement

Period, currently anticipated to be December 8, 1998, and post such Exchange Ratio to its web site on the same day. The address of Devon's web site is http://www.devonenergy.com.

     If the market price of Devon Common Stock remains at its recent range, the Exchange Ratio will be 0.227:1. Based on that Exchange Ratio and assuming all Exchangeable Shares are subsequently exchanged for Devon Common Stock, the former holders of Northstar Common Shares would hold approximately 32% of the shares of Devon Common Stock outstanding after such exchange.

     The following chart illustrates the Exchange Ratios resulting from various assumed average trading prices of Devon Common Stock during the Measurement Period. There can be no assurance that Devon Common Stock will trade at any of the assumed prices. See "The Combination -- Combination Mechanics and Description of Exchangeable Shares" and "The Combination -- Procedures For Exchange by Northstar Shareholders and Northstar Optionholders."

WEIGHTED AVERAGE TRADING      ASSUMED                                         NUMBER OF NORTHSTAR      CANADIAN DOLLAR
 PRICE OF DEVON COMMON     U.S. DOLLAR/      PRE-MEETING                      EXCHANGEABLE SHARES      EQUIVALENT VALUE
STOCK DURING MEASUREMENT  CANADIAN DOLLAR   AVERAGE PRICE     APPLICABLE         ISSUED PER 100         OF A NORTHSTAR
     PERIOD (U.S.$)        EXCHANGE RATE        (C$)        EXCHANGE RATIO   NORTHSTAR COMMON SHARE   EXCHANGEABLE SHARE
------------------------  ---------------   -------------   --------------   ----------------------   ------------------
          26.00               1.5230           39.5980          0.2350                 23                   9.3055
          27.00               1.5230           41.1210          0.2350                 23                   9.6634
          28.00               1.5230           42.6440          0.2350                 23                  10.0213
          29.00               1.5230           44.1670          0.2350                 23                  10.3792
          30.00               1.5230           45.6900          0.2350                 23                  10.7372
          31.00               1.5230           47.2130          0.2330                 23                  11.0000
          31.25               1.5230           47.5938          0.2311                 23                  11.0000
          31.50               1.5230           47.9745          0.2293                 22                  11.0000
          31.75               1.5230           48.3553          0.2275                 22                  11.0000
          32.00               1.5230           48.7360          0.2270                 22                  11.0631
          33.00               1.5230           50.2590          0.2270                 22                  11.4088
          34.00               1.5230           51.7820          0.2270                 22                  11.7545
          35.00               1.5230           53.3050          0.2270                 22                  12.1002

VOTING, DIVIDEND AND LIQUIDATION RIGHTS OF EXCHANGEABLE SHARES

     Under the laws of the Province of Alberta and relevant federal Canadian law, the Exchangeable Shares will be considered shares of Northstar. Nevertheless, through the combination of the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement, the Exchangeable Shares are structured to be the economic equivalent of Devon Common Stock, and the holders of Exchangeable Shares will have the following principal and material rights:

          (i) the right to exchange such shares for shares of Devon Common Stock on a one-for-one basis (with an adjustment for the Dividend Amount, if any);

          (ii) the right to receive dividends, on a per share equivalent basis, in amounts (or property in the case of non-cash dividends) which are the same, and which are payable at the same time, as dividends declared on Devon Common Stock;

          (iii) the right to vote, on a per share equivalent basis, at all stockholder meetings at which holders of shares of Devon Common Stock are entitled to vote; and

          (iv) the right to participate upon a Devon Liquidation Event, on a pro rata basis with the holders of Devon Common Stock, in the distribution of assets of Devon, through the mandatory exchange of Exchangeable Shares for shares of Devon Common Stock.

     The Exchangeable Shares will, in effect, have no separate economic rights against or in Northstar and will have no separate voting rights in Northstar (other than certain limited class rights required under the ABCA and the right to vote on any change in the fundamental terms of the shares themselves or the related terms in the Support Agreement and Voting and Exchange Trust Agreement, in which cases, the Exchangeable Shares are subject to automatic redemption upon the occurrence of an Automatic Redemption Date). Northstar Shareholders will generally only be able to obtain any deferral of recognition of gain or loss on their Exchangeable Shares for Canadian federal income tax and U.S. federal income tax purposes for as long as they hold Exchangeable Shares. An automatic redemption of the Exchangeable Shares may occur at any time after the Effective Date upon the occurrence of certain events that cause an Automatic Redemption Date and will occur no later than the tenth anniversary of the Effective Date. See "Northstar Share Capital" and "Income Tax Considerations to Northstar Shareholders and Optionholders."

EFFECTIVE TIME OF THE COMBINATION

     It is anticipated that the Combination will become effective after the requisite shareholder and optionholder, Court and regulatory approvals have been obtained and are final and all other conditions to the Combination have been satisfied or waived. It is presently anticipated that the Combination will become effective within two or three days of the requisite shareholder and optionholder approvals on or about December 10, 1998.

STOCK EXCHANGE LISTINGS

     The TSE has conditionally approved the listing and posting for trading of the Exchangeable Shares on the Effective Date, subject to compliance with its usual requirements. The AMEX has conditionally approved, subject to Devon Stockholder approval, the listing on a when issued basis of the shares of Devon Common Stock to be issued from time to time in exchange for Exchangeable Shares and upon future exercise of the Northstar Options.

CONDITIONS TO THE COMBINATION

     The obligations of Devon and Northstar to consummate the Combination are subject to the satisfaction of certain conditions, including obtaining requisite shareholder and optionholder, Court and regulatory approvals. See "The Combination -- The Combination Agreement."

REGULATORY REQUIREMENTS

     Devon has completed all filings under the Investment Canada Act, the Canadian statute of general application regulating non-domestic investment in Canada and has received the necessary approval required to proceed with the Arrangement. The Combination also constitutes a notifiable transaction pursuant to the Competition Act and requires the approval of the Alberta Energy and Utilities Board. Devon and Northstar are not aware of any other government or regulatory approvals required for consummation of the Combination, other than satisfaction of all of the TSE requirements relating to the listing of the Exchangeable Shares, compliance with applicable securities laws of various jurisdictions and the rulings or orders obtained from certain provincial securities regulatory authorities in Canada. See "The Combination -- Regulatory Matters."

ANTICIPATED ACCOUNTING TREATMENT

     The Combination is anticipated to be accounted for as a pooling-of-interests under U.S. GAAP. See "The Combination -- Anticipated Accounting Treatment."

CERTAIN RELATED AGREEMENTS

     Devon Affiliates. Devon and Northstar have entered into the Devon Affiliates' Agreements with each of the Devon Affiliates, pursuant to which such persons have agreed that they will not sell, transfer, encumber or otherwise dispose of any Devon Common Stock during the period beginning on the date of the Combination Agreement and ending on the date Devon shall have publicly released financial results for a period that includes at least 30 days of combined operating results of Devon and Northstar. See "The Combination -- Other Agreements -- Affiliates' Agreements."

     Northstar Affiliates. Devon and Northstar have also entered into the Northstar Affiliates' Agreements with each of the Northstar Affiliates, pursuant to which such persons have agreed that they will not sell, transfer, encumber or otherwise dispose of any Northstar Common Shares from the date of execution of the Combination Agreement until the 45th day preceding the Effective Date except for valid business purposes, and, subject to certain exceptions, in the 45 day period preceding the Effective Date, and that they will not sell, transfer or encumber or otherwise dispose of any Exchangeable Shares or shares of Devon Common Stock after the Effective Date until Devon shall have publicly released financial results for a period that includes at least 30 days of combined operating results of Devon and Northstar.

     In addition, the Northstar Affiliates have agreed that they will not sell, pledge or otherwise dispose of any Exchangeable Shares or shares of Devon Common Stock unless: (i) such transaction is permitted pursuant to the provisions of Rule 145(d) under the Securities Act; (ii) such shares are disposed of in a transaction that complies with Rule 903 or Rule 904 of Regulation S under the Securities Act or is otherwise exempt from the registration requirements of the Securities Act; or (iii) such shares are disposed of pursuant to an effective registration statement under the Securities Act. See "The Combination -- Other Agreements -- Affiliates' Agreements."

DISSENT AND APPRAISAL RIGHTS

     Pursuant to the Interim Order, Northstar Shareholders and Northstar Optionholders have certain rights to dissent and receive fair value for the Northstar Common Shares or Northstar Options they own in accordance with section 184 of the ABCA, as modified by the Interim Order. The obligations of Devon and Northstar to consummate the Combination are conditioned upon, among other things, Northstar not having received prior to the Effective Time notice from the holders of more than 10% of the issued and outstanding Northstar Common Shares and Northstar Options of their intention to exercise any rights of dissent. See "Dissenting Northstar Shareholders' and Northstar Optionholders' Rights."

INTERESTS OF CERTAIN PERSONS

     On the Effective Date, John A. Hagg and Michael M. Kanovsky, both current members of the Northstar Board, will be appointed to the Devon Board. Also on the Effective Date, the Northstar Board will be reduced in size from nine to seven members. Four current Northstar Board members, Mr. Hagg, Mr. Kanovsky, John W. Burrows and Donald A. Seaman, will remain on the board and three new members will be added. The new members will be John Richels, currently Executive Vice President and Chief Financial Officer of Northstar, J. Larry Nichols, Devon's President, Chief Executive Officer and a director, and H. Allen Turner, Devon's Vice President -- Corporate Development. The remaining five current Northstar directors will resign.

     Pursuant to the Combination Agreement, Devon has agreed to maintain all rights to indemnification existing at the time of execution of the Combination Agreement in favor of the directors and officers of Northstar and its Subsidiaries in accordance with the charter documents and bylaws of each entity and to the fullest extent permitted under the ABCA and to continue in effect director and officer liability insurance for such persons for six years after the Effective Date. See "The Combination -- Interests of Certain Persons in the Combination."

     In addition, on the Effective Date, Devon will assume the obligations of Northstar under the Northstar Option Plan and each Northstar Option. Each Northstar Option will be modified to become an option to purchase shares of Devon Common Stock. See "The Combination -- Combination Mechanics and Description of Exchangeable Shares -- Northstar Options."

     Each of the executive officers of Northstar, other than John A. Hagg, is entitled upon the Arrangement becoming effective, for a period of six months from the Effective Date, to terminate their employment with Northstar and to require Northstar to make a lump sum payment equal to one times (in two cases) or three quarters times (in four cases) such executive officer's base salary and all other remuneration pursuant to any profit sharing, incentive or bonus program which the executive officer was entitled to receive or did receive during the prior 12 month period ended on the Effective Date. See "The Combination -- Interests of Certain Persons in the Combination."

                       CERTAIN INCOME TAX CONSIDERATIONS

     The Combination has been structured to provide the opportunity for a tax deferral to most Canadian resident Northstar Shareholders who exchange their Northstar Common Shares for Exchangeable Shares pursuant to the Arrangement. In addition, it is more likely than not that most United States Holders (as defined under "Income Tax Considerations to Northstar Shareholders and
Optionholders -- United States Federal Income Tax Considerations to Northstar Shareholders") of Northstar Common Shares who exchange their Northstar Common Shares for Exchangeable Shares pursuant to the Arrangement will have the opportunity for a tax deferral. However, Northstar Shareholders will generally only be able to obtain tax deferral for as long as they hold the Exchangeable Shares, and will, except in certain limited situations, recognize a gain or loss upon the exchange of their Exchangeable Shares for shares of Devon Common Stock. There are other conditions and limitations on qualifying for the tax deferral.

     IN ADDITION, A REDEMPTION OF THE EXCHANGEABLE SHARES MAY OCCUR AT ANY TIME AFTER THE EFFECTIVE DATE IF AN AUTOMATIC REDEMPTION DATE OCCURS. AN AUTOMATIC REDEMPTION DATE WILL OCCUR NO LATER THAN THE TENTH ANNIVERSARY OF THE EFFECTIVE DATE. BECAUSE OF THE POTENTIALLY ADVERSE TAX CONSEQUENCES OF THE RECEIPT OF A DEEMED DIVIDEND UPON THE REDEMPTION (INCLUDING PURSUANT TO A RETRACTION) OF AN EXCHANGEABLE SHARE BY NORTHSTAR, HOLDERS OF EXCHANGEABLE SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE POSSIBLE BENEFITS IN THEIR PARTICULAR CIRCUMSTANCES OF EXCHANGING EXCHANGEABLE SHARES FOR SHARES OF DEVON COMMON STOCK OR OTHERWISE DISPOSING OF THEIR EXCHANGEABLE SHARES. SEE "NORTHSTAR SHARE CAPITAL."

     NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS. See "Income Tax Considerations to Northstar Shareholders and Optionholders."

                                  RISK FACTORS

     For a discussion of certain risk factors with respect to the business and operations of Devon and Northstar that should be considered by a Devon Stockholder, Northstar Shareholder or Northstar Optionholder in evaluating whether to approve the Combination, see "Risk Factors."

                         COMPARATIVE MARKET PRICE DATA

     On June 26, 1998, the last full trading day prior to the joint public announcement by Devon and Northstar of the proposed Combination, the last reported sales price on the AMEX of Devon Common Stock was $36.50. The last reported sales price of the Northstar Common Shares on the TSE on the same day was Cdn. $9.75. On October 28, 1998, the last reported sales price on the AMEX of Devon Common Stock was $33.6875 and the last reported sales price of the Northstar Common Shares on the TSE was Cdn. $11.40. See "Comparative Market Price Data."

                               DIVIDEND POLICIES

     Historically, Northstar has not paid dividends on the Northstar Common Shares and has no present plans to pay dividends on such shares.

     Devon commenced the payment of regular dividends on shares of Devon Common Stock in 1993. Since December 31, 1996, quarterly dividends have been $0.05 per share. Devon anticipates it will continue to pay regular quarterly dividends on shares of Devon Common Stock and, therefore, on the Exchangeable Shares.

   SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND PRODUCTION INFORMATION

     The following tables set forth certain unaudited pro forma combined financial and production information with respect to the Combination. Such information gives effect to the Combination under the pooling-of-interests method of accounting under U.S. GAAP. Accordingly, the unaudited pro forma combined balance sheet has been prepared as if Devon and Northstar were combined at the balance sheet date. The unaudited pro forma combined statements of operations have been prepared as if Devon and Northstar were combined as of the beginning of the earliest period presented. The following unaudited pro forma combined information is derived from the unaudited pro forma combined financial statements appearing elsewhere herein and should be read in conjunction with those statements. The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of actual results of operations or financial position that would have been achieved had the Combination been consummated at the beginning of the earliest period presented. The unaudited pro forma combined information is also not necessarily indicative of future results.

                                                                    AS OF JUNE 30, 1998
                                                           --------------------------------------
                                                                                         DEVON-
                                                                                       NORTHSTAR
                                                             DEVON       NORTHSTAR     PRO FORMA
                                                           HISTORICAL   U.S. GAAP(1)    COMBINED
                                                           ----------   ------------   ----------
                                                             (THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Total assets...........................................   $863,157      $432,372     $1,226,709
  Long-term debt.........................................         --       302,078        302,078
  Convertible preferred securities of subsidiary trust...    149,500            --        149,500
  Stockholders' equity...................................    556,551        61,296        604,847
  Book value per share...................................      17.22          0.90          12.65

                                                               SIX MONTHS ENDED JUNE 30, 1998
                                                            -------------------------------------
                                                                                         DEVON-
                                                                                        NORTHSTAR
                                                              DEVON       NORTHSTAR     PRO FORMA
                                                            HISTORICAL   U.S. GAAP(1)   COMBINED
                                                            ----------   ------------   ---------
                                                             (THOUSANDS, EXCEPT PER SHARE DATA,
                                                                  PER UNIT DATA AND RATIOS)
OPERATIONS DATA:
  OPERATING RESULTS
     Oil sales............................................   $ 45,564      $ 30,009     $ 75,573
     Gas sales............................................     70,279        36,276      106,555
     NGLs sales...........................................      7,988         1,699        9,687
     Other revenue(2).....................................      3,603         9,794       13,397
                                                             --------      --------     --------
          Total revenue...................................    127,434        77,778      205,212
                                                             --------      --------     --------
     Lease operating expenses.............................     37,112        20,567       57,679
     Production taxes.....................................      6,539           727        7,266
     Depreciation, depletion and amortization.............     45,024        16,134       61,158
     General and administrative expenses..................      6,740         5,044       11,784
     Interest expense.....................................         51        10,786       10,837
     Deferred effect of changes in foreign currency
       exchange rate on long-term debt....................         --         6,921        6,921
     Distributions on preferred securities of subsidiary
       trust..............................................      4,859            --        4,859
                                                             --------      --------     --------
          Total costs and expenses........................    100,325        60,179      160,504
                                                             --------      --------     --------
     Earnings before income taxes.........................     27,109        17,599       44,708
     Income tax expense:
       Current............................................      4,636           695        5,331
       Deferred...........................................      4,717         8,262       12,979
                                                             --------      --------     --------
          Total income tax expense........................      9,353         8,957       18,310
                                                             --------      --------     --------
     Net earnings.........................................   $ 17,756      $  8,642     $ 26,398
                                                             ========      ========     ========
     Net earnings per share:
       Basic..............................................       0.55                       0.55
       Diluted............................................       0.55                       0.55
     Cash dividends per share.............................       0.10                       0.07
     Weighted average common shares
       outstanding -- basic...............................     32,320                     47,794
     Ratio of earnings to fixed charges(3)................       6.19                       2.94
  CASH FLOW DATA
     Net cash provided by operating activities............   $ 67,618      $ 28,732     $ 96,350
     Net cash provided (used) by investing activities.....    (88,746)       20,131      (68,615)
     Net cash provided (used) by financing activities.....      2,370       (48,863)     (46,493)
     Modified EBITDA(4)(6)................................     77,042        51,441      128,483
     Cash margin(5)(6)....................................     67,497        39,959      107,456
  PRODUCTION, PRICE AND OTHER DATA
     Production:
       Oil (MBbls)........................................      3,397         2,708        6,105
       Gas (MMcf).........................................     36,618        30,044       66,662
       NGLs (MBbls).......................................        802           241        1,043
       MBoe(7)............................................     10,303         7,956       18,259
     Average prices:
       Oil (per Bbl)......................................   $  13.41      $  11.08     $  12.38
       Gas (per Mcf)......................................       1.92          1.21         1.60
       NGLs (per Bbl).....................................       9.95          7.05         9.29
       Per Boe(7).........................................      12.02          8.55        10.51
     Costs per Boe(7):
       Operating costs....................................       4.24          2.68         3.56
       Depreciation, depletion and amortization of oil and
          gas properties..................................       4.23          1.95         3.24
       General and administrative expenses................       0.65          0.63         0.65

                                                              SIX MONTHS ENDED JUNE 30, 1997
                                                           -------------------------------------
                                                                                        DEVON-
                                                                                       NORTHSTAR
                                                             DEVON       NORTHSTAR     PRO FORMA
                                                           HISTORICAL   U.S. GAAP(1)   COMBINED
                                                           ----------   ------------   ---------
                                                            (THOUSANDS, EXCEPT PER SHARE DATA,
                                                                 PER UNIT DATA AND RATIOS)
OPERATIONS DATA:
  OPERATING RESULTS
     Oil sales...........................................   $ 69,590     $  28,290     $  97,880
     Gas sales...........................................     73,414        24,891        98,305
     NGLs sales..........................................     11,328         2,136        13,464
     Other revenue(2)....................................      3,219        34,128        37,347
                                                            --------     ---------     ---------
          Total revenue..................................    157,551        89,445       246,996
                                                            --------     ---------     ---------
     Lease operating expenses............................     30,341        15,588        45,929
     Production taxes....................................      9,055           573         9,628
     Depreciation, depletion and amortization............     40,142        29,479        69,621
     General and administrative expenses.................      6,236         5,544        11,780
     Interest expense....................................        159         5,488         5,647
     Deferred effect of changes in foreign currency
       exchange rate on long-term debt...................         --           266           266
     Distributions on preferred securities of subsidiary
       trust.............................................      4,859            --         4,859
                                                            --------     ---------     ---------
          Total costs and expenses.......................     90,792        56,938       147,730
                                                            --------     ---------     ---------
     Earnings before income taxes........................     66,759        32,507        99,266
     Income tax expense:
       Current...........................................      8,545           781         9,326
       Deferred..........................................     18,158        14,526        32,684
                                                            --------     ---------     ---------
          Total income tax expense.......................     26,703        15,307        42,010
                                                            --------     ---------     ---------
     Net earnings........................................   $ 40,056     $  17,200     $  57,256
                                                            ========     =========     =========
     Net earnings per share:
       Basic.............................................       1.25                        1.20
       Diluted...........................................       1.15                        1.13
     Cash dividends per share............................       0.10                        0.07
     Weighted average common shares
       outstanding -- basic..............................     32,154                      47,763
     Ratio of earnings to fixed charges(3)...............      13.67                        9.94
  CASH FLOW DATA
     Net cash provided by operating activities...........   $ 93,753     $  21,738     $ 115,491
     Net cash provided (used) by investing activities....    (50,588)      107,071        56,483
     Net cash used by financing activities...............     (9,688)     (149,790)     (159,478)
     Modified EBITDA(4)(6)...............................    111,919        67,740       179,659
     Cash margin(5)(6)...................................     98,356        61,471       159,827
  PRODUCTION, PRICE AND OTHER DATA
     Production:
       Oil (MBbls).......................................      3,493         1,873         5,366
       Gas (MMcf)........................................     34,332        19,350        53,682
       NGLs (MBbls)......................................        800           122           922
       MBoe(7)...........................................     10,016         5,220        15,236
     Average prices:
       Oil (per Bbl).....................................   $  19.92     $   15.10     $   18.24
       Gas (per Mcf).....................................       2.14          1.29          1.83
       NGLs (per Bbl)....................................      14.15         17.51         14.60
       Per Boe(7)........................................      15.41         10.60         13.76
     Costs per Boe(7):
       Operating costs...................................       3.93          3.10          3.65
       Depreciation, depletion and amortization of oil
          and gas properties.............................       3.87          5.54          4.44
       General and administrative expenses...............       0.62          1.06          0.77

                                                             YEAR ENDED DECEMBER 31, 1997
                                                        ---------------------------------------
                                                                                       DEVON-
                                                                                      NORTHSTAR
                                                          DEVON        NORTHSTAR      PRO FORMA
                                                        HISTORICAL    U.S. GAAP(1)    COMBINED
                                                        ----------    ------------    ---------
                                                          (THOUSANDS, EXCEPT PER SHARE DATA,
                                                               PER UNIT DATA AND RATIOS)
OPERATIONS DATA:
  OPERATING RESULTS
     Oil sales........................................  $ 133,445      $  74,280      $ 207,725
     Gas sales........................................    150,549         68,910        219,459
     NGLs sales.......................................     21,754          3,166         24,920
     Other revenue(2).................................      7,392         40,163         47,555
                                                        ---------      ---------      ---------
          Total revenue...............................    313,140        186,519        499,659
                                                        ---------      ---------      ---------
     Lease operating expenses.........................     65,655         35,242        100,897
     Production taxes.................................     17,924          1,303         19,227
     Depreciation, depletion and amortization.........     85,307         83,801        169,108
     General and administrative expenses..............     12,922         11,459         24,381
     Interest expense.................................        274         18,514         18,788
     Deferred effect of changes in foreign currency
       exchange rate on long-term debt................         --          5,860          5,860
     Distributions on preferred securities of
       subsidiary trust...............................      9,717             --          9,717
     Reduction of carrying value of oil and gas
       properties(8)..................................         --        625,514        625,514
                                                        ---------      ---------      ---------
          Total costs and expenses....................    191,799        781,693        973,492
                                                        ---------      ---------      ---------
     Earnings (loss) before income taxes..............    121,341       (595,174)      (473,833)
     Income tax expense (benefit):
       Current........................................     25,202          1,655         26,857
       Deferred.......................................     20,847       (221,546)      (200,699)
                                                        ---------      ---------      ---------
          Total income tax expense (benefit)..........     46,049       (219,891)      (173,842)
                                                        ---------      ---------      ---------
     Net earnings (loss)..............................  $  75,292      $(375,283)     $(299,991)
                                                        =========      =========      =========
     Net earnings (loss) per share:
       Basic..........................................       2.34                         (6.45)
       Diluted........................................       2.17                         (6.45)
     Cash dividends per share.........................       0.20                          0.14
     Weighted average common shares
       outstanding -- basic...........................     32,216                        46,535
     Ratio of earnings to fixed charges(3)............      12.52                            NA
  CASH FLOW DATA
     Net cash provided by operating activities........  $ 168,722      $  88,149      $ 256,871
     Net cash used by investing activities............   (131,341)        (3,774)      (135,115)
     Net cash used by financing activities............     (4,527)      (105,389)      (109,916)
     Modified EBITDA(4)(6)............................    216,639        138,515        355,154
     Cash margin(5)(6)................................    181,446        118,346        299,792
  PRODUCTION, PRICE AND OTHER DATA
     Production:
       Oil (MBbls)....................................      7,005          4,778         11,783
       Gas (MMcf).....................................     69,327         52,483        121,810
       NGLs (MBbls)...................................      1,626            265          1,891
       MBoe(7)........................................     20,185         13,790         33,975
     Average prices:
       Oil (per Bbl)..................................  $   19.05      $   15.55      $   17.63
       Gas (per Mcf)..................................       2.17           1.31           1.80
       NGLs (per Bbl).................................      13.38          11.95          13.18
       Per Boe(7).....................................      15.15          10.61          13.38
     Costs per Boe(7):
       Operating costs................................       4.14           2.65           3.55
       Depreciation, depletion and amortization of oil
          and gas properties..........................       4.08           5.99           4.86
       Reduction of carrying value of oil and gas
          properties..................................         --          45.36          18.41
       General and administrative expenses............       0.64           0.83           0.72

                                                               YEAR ENDED DECEMBER 31, 1996
                                                           -------------------------------------
                                                                                        DEVON-
                                                                                       NORTHSTAR
                                                             DEVON       NORTHSTAR     PRO FORMA
                                                           HISTORICAL   U.S. GAAP(1)   COMBINED
                                                           ----------   ------------   ---------
                                                            (THOUSANDS, EXCEPT PER SHARE DATA,
                                                                 PER UNIT DATA AND RATIOS)
OPERATIONS DATA:
  OPERATING RESULTS
     Oil sales...........................................   $ 80,142     $  55,881     $ 136,023
     Gas sales...........................................     68,049        33,394       101,443
     NGLs sales..........................................     14,367         4,932        19,299
     Other revenue(2)....................................      1,459        33,111        34,570
                                                            --------     ---------     ---------
          Total revenue..................................    164,017       127,318       291,335
                                                            --------     ---------     ---------
     Lease operating expenses............................     31,568        27,166        58,734
     Production taxes....................................     10,658           222        10,880
     Depreciation, depletion and amortization............     43,361        26,946        70,307
     General and administrative expenses.................      9,101         6,010        15,111
     Interest expense....................................      5,277         7,385        12,662
     Deferred effect of changes in foreign currency
       exchange rate on long-term debt...................         --           199           199
     Distributions on preferred securities of subsidiary
       trust.............................................      4,753            --         4,753
                                                            --------     ---------     ---------
          Total costs and expenses.......................    104,718        67,928       172,646
                                                            --------     ---------     ---------
     Earnings before income taxes........................     59,299        59,390       118,689
     Income tax expense:
       Current...........................................      6,709         1,125         7,834
       Deferred..........................................     17,789        25,463        43,252
                                                            --------     ---------     ---------
          Total income tax expense.......................     24,498        26,588        51,086
                                                            --------     ---------     ---------
     Net earnings........................................   $ 34,801     $  32,802     $  67,603
                                                            ========     =========     =========
     Net earnings per share:
       Basic.............................................       1.57                        2.08
       Diluted...........................................       1.52                        2.01
     Cash dividends per share............................       0.14                        0.18
     Weighted average common shares
       outstanding -- basic..............................     22,160                      32,449
     Ratio of earnings to fixed charges(3)...............       6.76                        7.50
  CASH FLOW DATA
     Net cash provided by operating activities...........   $ 86,802     $  57,570     $ 144,372
     Net cash used by investing activities...............    (94,817)     (181,137)     (275,954)
     Net cash provided by financing activities...........      8,519       120,359       128,878
     Modified EBITDA(4)(6)...............................    112,690        93,920       206,610
     Cash margin(5)(6)...................................     95,951        85,410       181,361
  PRODUCTION, PRICE AND OTHER DATA
     Production:
       Oil (MBbls).......................................      3,816         2,964         6,780
       Gas (MMcf)........................................     35,714        26,472        62,186
       NGLs (MBbls)......................................        952           303         1,255
       MBoe(7)...........................................     10,720         7,679        18,399
     Average prices:
       Oil (per Bbl).....................................   $  21.00     $   18.85     $   20.06
       Gas (per Mcf).....................................       1.91          1.26          1.63
       NGLs (per Bbl)....................................      15.09         16.28         15.38
       Per Boe(7)........................................      15.16         12.27         13.96
     Costs per Boe(7):
       Operating costs...................................       3.94          3.57          3.78
       Depreciation, depletion and amortization of oil
          and gas properties.............................       3.88          3.42          3.69
       General and administrative expenses...............       0.85          0.78          0.82

                                                               YEAR ENDED DECEMBER 31, 1995
                                                          ---------------------------------------
                                                                                         DEVON-
                                                                                        NORTHSTAR
                                                            DEVON        NORTHSTAR      PRO FORMA
                                                          HISTORICAL    U.S. GAAP(1)    COMBINED
                                                          ----------    ------------    ---------
                                                            (THOUSANDS, EXCEPT PER SHARE DATA,
                                                                 PER UNIT DATA AND RATIOS)
OPERATIONS DATA:
  OPERATING RESULTS
     Oil sales.........................................    $ 55,290       $ 60,316      $115,606
     Gas sales.........................................      50,732         20,462        71,194
     NGLs sales........................................       6,404          2,687         9,091
     Other revenue(2)..................................         877         13,375        14,252
                                                           --------       --------      --------
          Total revenue................................     113,303         96,840       210,143
                                                           --------       --------      --------
     Lease operating expenses..........................      27,289         24,435        51,724
     Production taxes..................................       6,832            220         7,052
     Depreciation, depletion and amortization..........      38,090         35,350        73,440
     General and administrative expenses...............       8,419          6,487        14,906
     Interest expense..................................       7,051          3,834        10,885
     Deferred effect of changes in foreign currency
       exchange rate on long-term debt.................          --            307           307
     Reduction of carrying value of oil and gas
       properties......................................          --         97,061        97,061
                                                           --------       --------      --------
          Total costs and expenses.....................      87,681        167,694       255,375
                                                           --------       --------      --------
     Earnings (loss) before income taxes...............      25,622        (70,854)      (45,232)
     Income tax expense (benefit):
       Current.........................................       4,495            797         5,292
       Deferred........................................       6,625        (31,256)      (24,631)
                                                           --------       --------      --------
          Total income tax expense (benefit)...........      11,120        (30,459)      (19,339)
                                                           --------       --------      --------
     Net earnings (loss)...............................    $ 14,502       $(40,395)     $(25,893)
                                                           ========       ========      ========
     Net earnings (loss) per share:
       Basic...........................................        0.66                        (0.81)
       Diluted.........................................        0.65                        (0.81)
     Cash dividends per share..........................        0.12                         0.16
     Weighted average common shares
       outstanding -- basic............................      22,074                       32,119
     Ratio of earnings to fixed charges(3).............        4.54                           NA
  CASH FLOW DATA
     Net cash provided by operating activities.........    $ 61,276       $ 60,860      $122,136
     Net cash used by investing activities.............    (110,558)      (141,006)     (251,564)
     Net cash provided by financing activities.........      49,844         74,869       124,713
     Modified EBITDA(4)(6).............................      70,763         65,697       136,460
     Cash margin(5)(6).................................      59,217         61,067       120,284
  PRODUCTION, PRICE AND OTHER DATA
     Production:
       Oil (MBbls).....................................       3,300          3,830         7,130
       Gas (MMcf)......................................      36,886         21,348        58,234
       NGLs (MBbls)....................................         600            231           831
       MBoe(7).........................................      10,047          7,619        17,666
     Average prices:
       Oil (per Bbl)...................................    $  16.75       $  15.75      $  16.21
       Gas (per Mcf)...................................        1.38           0.96          1.22
       NGLs (per Bbl)..................................       10.68          11.63         10.94
       Per Boe(7)......................................       11.19          10.95         11.09
     Costs per Boe(7):
       Operating costs.................................        3.40           3.24          3.33
       Depreciation, depletion and amortization of oil
          and gas properties...........................        3.65           4.56          4.04
       Reduction of carrying value of oil and gas
          properties...................................          --          12.74          5.49
       General and administrative expenses.............        0.84           0.85          0.84

---------------

(1) The Northstar U.S. GAAP financial information is presented using U.S. GAAP and in U.S. dollars. See "Unaudited U.S. GAAP Financial
    Information -- Northstar" included elsewhere herein for detailed descriptions of the adjustments made to convert Northstar's historical data from Canadian GAAP and Canadian dollars to U.S. GAAP and U.S. dollars.

(2) Devon-Northstar pro forma combined other revenues consists of the following items:

                                                  SIX MONTHS
                                                ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                                               -----------------   ---------------------------
                                                1998      1997      1997      1996      1995
                                               -------   -------   -------   -------   -------
                                                                 (THOUSANDS)
    Third party gas processing income........  $ 3,400   $ 5,176   $ 7,318   $ 6,313   $ 1,465
    Gain from termination of gas contract....    5,047        --        --        --        --
    Management contract termination fee......    2,765        --        --        --        --
    Gain (loss) on sale of assets............      (57)   29,381    29,573    10,598      (273)
    Management and administration fees.......    1,031     2,919     4,963     6,209     4,579
    Alberta royalty tax credits..............      966     1,034     2,137     1,191     1,076
    Marketing revenues.......................       (3)      203       165       688     1,273
    Pipeline revenues........................       --        --        --     3,455     3,179
    Earnings (loss) from investments in
      unconsolidated subsidiaries............     (902)   (1,959)      382     3,559       684
    Interest and other.......................    1,150       593     3,017     2,557     2,269
                                               -------   -------   -------   -------   -------
              Total..........................  $13,397   $37,347   $47,555   $34,570   $14,252
                                               =======   =======   =======   =======   =======

    In the six month period ended June 30, 1998, Northstar U.S. GAAP other revenues included $1.0 million of management and administration fees. However, the arrangements under which such fees were generated were terminated during the second quarter of 1998. Northstar received $2.8 million in June 1998 related to the termination of such management arrangements. Also in June 1998, Northstar received a one-time payment of $5.0 million from a gas purchaser for the termination of a gas contract.

(3) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of earnings before income taxes, plus fixed charges, and
    (ii) fixed charges consist of interest expense, distributions on preferred securities of subsidiary trust, amortization of costs relating to indebtedness and the preferred securities of subsidiary trust, and one-third of rental expense estimated to be attributable to interest. For the years ended December 31, 1997 and 1995, the Devon-Northstar combined earnings were insufficient to cover fixed charges by $473.8 million and $45.2 million, respectively.

(4) Modified EBITDA represents earnings before interest (including Devon's distributions on preferred securities of subsidiary trust and, under U.S. GAAP, Northstar's deferred effect of changes in foreign currency exchange rate on long-term debt), taxes, depreciation, depletion and amortization.

(5) "Cash margin" equals total revenues less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, deferred effect of changes in foreign currency exchange rate on long-term debt and deferred income tax expense. Cash margin measures the net cash that is generated by a company's operations during a given period, without regard to the period such cash is actually physically received or spent by the company. This margin ignores the non-operational effect on a company's "net cash provided by operating activities," as measured by generally accepted accounting principles, from a company's activities as an operator of oil and gas wells. Such activities produce net increases or decreases in temporary cash funds held by the operator which have no effect on net earnings of the company.

(6) Modified EBITDA is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to service or incur debt and because it is a component of Devon's and Northstar's debt covenants. Cash margin is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to fund capital expenditures or service debt. Modified EBITDA and cash margin are also presented because investors routinely request such information. Management interprets the trends of modified EBITDA and cash margin in a similar manner as trends in net earnings.

     Modified EBITDA and cash margin should be used as supplements to, and not as substitutes for, net earnings and net cash provided by operating activities determined in accordance with generally accepted accounting principles as measures of Devon's pro forma profitability or liquidity. There may be operational or financial demands and requirements that reduce management's discretion over the use of modified EBITDA and cash margin. See "Devon Management's Discussion and Analysis of Financial Condition and Results of Operations" in Devon's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Devon's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which are included herewith, and see "Northstar Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Joint Proxy Statement. Modified EBITDA and cash margin may not be comparable to similarly titled measures used by other companies.

(7) Gas volumes are converted to Boe or MBoe at the rate of six Mcf of gas per Bbl of oil, based upon the approximate relative energy content of natural gas and oil, which rate is not necessarily indicative of the relationship of oil and gas prices. The respective prices of oil, gas and NGLs are affected by market and other factors in addition to relative energy content.

(8) Under U.S. GAAP, companies using the full cost method of accounting for oil and gas properties are required to make a "ceiling" calculation that compares the net book value of the oil and gas properties, less related deferred income taxes, to the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per year. To the extent that the net book value, less related deferred income taxes, exceeds the "ceiling," a reduction of carrying value of oil and gas properties is required. As of December 31, 1997 and 1995, the carrying value of Northstar's oil and gas properties, less deferred income taxes, restated to the U.S. GAAP full cost method of accounting, exceeded the full cost ceiling by $397.9 million and $53.8 million, respectively. Accordingly, under U.S. GAAP, a $625.5 million reduction of the carrying value of oil and gas properties was recorded in 1997, partially offset by a related $227.6 million deferred income tax benefit, and a $97.1 million reduction of the carrying value was recorded in 1995, partially offset by a related $43.3 million deferred tax benefit.

           SUMMARY HISTORICAL SELECTED FINANCIAL AND PRODUCTION DATA

     The following tables set forth certain historical financial and production data of Devon and Northstar. See "Devon's Selected Financial Data," "Northstar's Selected Financial Data," "Business of Devon," "Business of Northstar," "Devon Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Northstar Management's Discussion and Analysis of Financial Condition and Results of Operations." The data regarding Devon should be read in conjunction with Devon's consolidated financial statements and the notes thereto, which are included in Devon's Form 10-K for the year ended December 31, 1997, and Devon's Form 10-Q for the quarter ended June 30, 1998, copies of which are included herewith. Northstar's audited consolidated financial statements included in this Joint Proxy Statement are presented in Canadian GAAP and Canadian dollars. For the convenience of the reader in assessing the comparative results of Northstar and Devon, financial data has been presented translating Northstar's results into U.S. GAAP. See "Unaudited U.S. GAAP Financial Information -- Northstar." The data regarding Northstar should be read in conjunction with Northstar's consolidated financial statements and the notes thereto which are included elsewhere herein. See Note 13 to Northstar's consolidated financial statements for a reconciliation of Canadian GAAP in Canadian dollars to U.S. GAAP in Canadian dollars. See also "Summary Unaudited Pro Forma Combined Financial Information." The unaudited consolidated financial data as of and for the periods ended June 30, 1998 and 1997, have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of Devon and Northstar management, include all adjustments, consisting of normal recurring accrual adjustments, which are necessary for a fair presentation of the results for the interim periods.

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                1998       1997     1997(1)    1996(1)    1995(1)
                                                              --------   --------   --------   --------   --------
                                                                       (THOUSANDS, EXCEPT PER SHARE DATA,
                                                                           PER UNIT DATA AND RATIOS)
DEVON:
  OPERATING RESULTS
    Oil sales...............................................  $ 45,564   $ 69,590   $133,445   $ 80,142   $ 55,290
    Gas sales...............................................    70,279     73,414    150,549     68,049     50,732
    NGLs sales..............................................     7,988     11,328     21,754     14,367      6,404
    Other revenue...........................................     3,603      3,219      7,392      1,459        877
                                                              --------   --------   --------   --------   --------
        Total revenue.......................................   127,434    157,551    313,140    164,017    113,303
    Lease operating expenses................................    37,112     30,341     65,655     31,568     27,289
    Production taxes........................................     6,539      9,055     17,924     10,658      6,832
    Depreciation, depletion and amortization................    45,024     40,142     85,307     43,361     38,090
    General and administrative expenses.....................     6,740      6,236     12,922      9,101      8,419
    Interest expense........................................        51        159        274      5,277      7,051
    Distributions on preferred securities of subsidiary
      trust.................................................     4,859      4,859      9,717      4,753         --
    Net earnings............................................    17,756     40,056     75,292     34,801     14,502
    Net earnings per share:
      Basic.................................................      0.55       1.25       2.34       1.57       0.66
      Diluted...............................................      0.55       1.15       2.17       1.52       0.65
    Cash dividends per share................................      0.10       0.10       0.20       0.14       0.12
    Weighted average common shares outstanding -- basic.....    32,320     32,154     32,216     22,160     22,074
    Ratio of earnings to fixed charges(2)...................      6.19      13.67      12.52       6.76       4.54
  BALANCE SHEET DATA (END OF PERIOD)
    Total assets............................................  $863,157   $801,065   $846,403   $746,251   $421,564
    Long-term debt..........................................        --         --         --      8,000    143,000
    Convertible preferred securities of subsidiary trust....   149,500    149,500    149,500    149,500         --
    Stockholders' equity....................................   556,551    509,637    543,576    472,404    219,041
  CASH FLOW DATA
    Net cash provided by operating activities...............    67,618     93,753    168,722     86,802     61,276
    Net cash used by investing activities...................   (88,746)   (50,588)  (131,341)   (94,817)  (110,558)
    Net cash provided (used) by financing activities........     2,370     (9,688)    (4,527)     8,519     49,844
    Modified EBITDA(3)(5)...................................    77,042    111,919    216,639    112,690     70,763
    Cash margin(4)(5).......................................    67,497     98,356    181,446     95,951     59,217
  PRODUCTION, PRICE AND OTHER DATA
    Production:
      Oil (MBbls)...........................................     3,397      3,493      7,005      3,816      3,300
      Gas (MMcf)............................................    36,618     34,332     69,327     35,714     36,886
      NGLs (MBbls)..........................................       802        800      1,626        952        600
      MBoe(6)...............................................    10,303     10,016     20,185     10,720     10,047
    Average prices:
      Oil (per Bbl).........................................  $  13.41   $  19.92   $  19.05   $  21.00   $  16.75
      Gas (per Mcf).........................................      1.92       2.14       2.17       1.91       1.38
      NGLs (per Bbl)........................................      9.95      14.15      13.38      15.09      10.68
      Per Boe(6)............................................     12.02      15.41      15.15      15.16      11.19
    Costs per Boe(6):
      Operating costs.......................................      4.24       3.93       4.14       3.94       3.40
      Depreciation, depletion and amortization of oil and
        gas properties......................................      4.23       3.87       4.08       3.88       3.65
      General and administrative expenses...................      0.65       0.62       0.64       0.85       0.84

                                          SIX MONTHS
                                        ENDED JUNE 30,             YEAR ENDED DECEMBER 31,
                                    -----------------------   ----------------------------------
                                     1998(7)      1997(7)      1997(7)      1996(7)     1995(7)
                                    ---------   -----------   ----------   ---------   ---------
                                    (THOUSANDS, EXCEPT PER SHARE DATA, PER UNIT DATA AND RATIOS)
NORTHSTAR -- USING U.S. GAAP
  OPERATING RESULTS
     Oil sales....................  C$ 43,410   C$   39,221   C$ 102,824   C$ 76,236   C$ 82,658
     Gas sales....................     52,475        34,508       95,391      45,559      28,041
     NGLs sales...................      2,458         2,962        4,382       6,728       3,682
     Other revenue(8).............     14,168        47,314       55,596      45,172      18,330
                                    ---------   -----------   ----------   ---------   ---------
          Total revenue...........    112,511       124,005      258,193     173,695     132,711
     Lease operating expenses.....     29,751        21,611       48,784      37,062      33,486
     Production taxes.............      1,052           794        1,804         303         301
     Depreciation, depletion and
       amortization...............     23,338        40,869      116,003      36,761      48,445
     General and administrative
       expenses...................      7,296         7,686       15,863       8,199       8,890
     Interest expense.............     15,602         7,607       25,629      10,075       5,254
     Deferred effect of changes in
       foreign currency exchange
       rate on long-term debt.....     10,012           369        8,111         272         421
     Reduction of carrying value
       of oil and gas
       properties(9)..............         --            --      865,883          --     133,015
     Net earnings (loss)..........     12,503        23,848     (519,495)     44,750     (55,359)
     Net earnings (loss) per
       share:
       Basic......................       0.18          0.35        (8.24)       0.99       (1.25)
       Diluted....................       0.18          0.35        (8.24)       0.99       (1.25)
     Cash dividends per
       share(10)..................         --            --           --        0.06        0.06
     Weighted average common
       shares
       outstanding -- basic.......     68,167        68,761       63,080      45,326      44,250
     Ratio of earnings to fixed
       charges(2).................       1.99          6.57           NA        8.47          NA
  BALANCE SHEET DATA (END OF
     PERIOD)
     Total assets.................  C$634,628   C$1,345,821   C$ 674,906   C$642,892   C$403,145
     Long-term debt...............    443,384       432,242      436,383     102,720     105,249
     Stockholders' equity.........     89,969       617,872       75,704     282,658     239,604
  CASH FLOW DATA
     Net cash provided by
       operating activities.......     41,563        30,138      122,022      78,540      83,404
     Net cash provided (used) by
       investing activities.......     29,120       148,441       (5,224)   (247,118)   (193,239)
     Net cash provided (used) by
       financing activities.......    (70,683)     (207,668)    (145,887)    164,200     102,603
     Modified EBITDA(3)(5)........     74,412        93,914      191,742     128,131      90,034
     Cash margin(4)(5)............     57,805        85,224      163,822     116,521      83,688
  PRODUCTION, PRICE AND OTHER DATA
     Production:
       Oil (MBbls)................      2,708         1,873        4,778       2,964       3,830
       Gas (MMcf).................     30,044        19,350       52,483      26,472      21,348
       NGLs (MBbls)...............        241           122          265         303         231
       MBoe(6)....................      7,956         5,220       13,790       7,679       7,619
     Average prices:
       Oil (per Bbl)..............  C$  16.03   C$    20.94   C$   21.52   C$  25.72   C$  21.58
       Gas (per Mcf)..............       1.75          1.78         1.82        1.72        1.31
       NGLs (per Bbl).............      10.20         24.28        16.54       22.21       15.94
       Per Boe(6).................      12.37         14.69        14.69       16.74       15.01
     Costs per Boe(6):
       Operating costs............       3.87          4.29         3.67        4.87        4.43
       Depreciation, depletion and
          amortization of oil and
          gas properties..........       2.83          7.68         8.29        4.67        6.25
       Reduction of carrying value
          of oil and gas
          properties..............         --            --        62.79          --       17.46
       General and administrative
          expenses................       0.92          1.47         1.15        1.07        1.17

                                          SIX MONTHS
                                        ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                   -------------------------   -------------------------------------
                                     1998(7)       1997(7)       1997(7)       1996(7)      1995(7)
                                   -----------   -----------   -----------   -----------   ---------
                                     (THOUSANDS, EXCEPT PER SHARE DATA, PER UNIT DATA AND RATIOS)
NORTHSTAR -- USING CANADIAN GAAP
  OPERATING RESULTS
     Oil sales...................  C$   54,453   C$   81,921   C$  165,385   C$  195,497   C$156,755
     Gas sales...................       72,691        67,782       139,776       123,504      93,221
     NGLs sales..................        2,300         7,541         8,114        15,127      11,143
     Less royalties..............      (19,177)      (34,381)      (57,776)      (63,138)    (43,372)
                                   -----------   -----------   -----------   -----------   ---------
     Oil, gas and NGLs sales, net
       of royalties..............      110,267       122,863       255,499       270,990     217,747
     Other revenue(8)............       44,153        47,177        51,387        37,140      12,163
                                   -----------   -----------   -----------   -----------   ---------
          Total revenue..........      154,420       170,040       306,886       308,130     229,910
     Lease operating expenses....       29,110        24,585        53,274        56,940      47,852
     Depreciation, depletion and
       amortization..............       61,353        56,391       118,815       119,828     101,353
     General and administrative
       expenses..................        6,876         7,222        12,494         7,639       8,969
     Interest expense............       15,602         9,171        31,305        17,105      12,392
     Net earnings................       32,705        40,982        50,065        62,062      36,578
     Net earnings per share:
       Basic.....................         0.48          0.52          0.68          0.72        0.45
       Diluted...................         0.46          0.50          0.66          0.70        0.44
     Cash dividends per
       share(10).................           --            --            --          0.03        0.03
     Weighted average common
       shares
       outstanding -- basic......       68,167        79,186        73,505        85,832      81,270
     Ratio of earnings to fixed
       charges (2)...............         3.64          8.84          3.68          7.20        4.74
  BALANCE SHEET DATA (END OF PERIOD)
     Total assets................  C$1,169,202   C$1,059,121   C$1,178,162   C$1,244,884   C$924,781
     Long-term debt..............      443,384       432,242       435,141       184,896     210,529
     Stockholders' equity........      426,563       381,899       392,095       638,072     521,687
  CASH FLOW DATA
     Net cash provided by
       operating activities......       49,127        68,527       170,885       200,776     147,286
     Net cash provided (used) by
       investing activities......       21,499       120,458       (42,100)     (366,984)   (368,264)
     Net cash provided (used) by
       financing activities......      (70,626)     (222,844)     (162,644)      190,189     208,283
     Modified EBITDA(3)(5).......      118,434       138,233       241,118       243,551     173,089
     Cash margin(4)(5)...........      101,561       127,626       206,987       223,619     159,001
  PRODUCTION, PRICE AND OTHER
     DATA
     Production(11):
       Oil (MBbls)...............        3,380         3,695         7,472         7,985       7,425
       Gas (MMcf)................       36,665        35,280        74,664        77,958      68,478
       NGLs (MBbls)..............          225           320           456           765         776
       MBoe(12)..................        7,272         7,543        15,394        16,546      15,048
     Average prices(13):
       Oil (per Bbl).............  C$    16.11   C$    22.17   C$    22.13   C$    24.48   C$  21.11
       Gas (per Mcf).............         1.98          1.92          1.87          1.58        1.36
       NGLs (per Bbl)............        10.22         23.57         17.79         19.77       14.36
       Per Boe(12)...............        17.80         20.85         20.38         20.22       17.35
     Costs per Boe(12)(14):
       Operating costs...........         4.00          3.26          3.47          3.45        3.18
       Depreciation, depletion
          and amortization of oil
          and gas properties.....         8.32          7.37          7.61          7.14        6.63
       General and administrative
          expenses...............         0.95          0.96          0.81          0.46        0.60

---------------

 (1) On December 31, 1996, Devon acquired all of Kerr-McGee Corporation's North American onshore oil and gas exploration and production business and properties. The acquisition was accounted for by the purchase method of accounting. Accordingly, the operating results from the acquired properties are not included in Devon's results prior to the year 1997. For certain pro forma financial information for the years 1995 and 1996 assuming this acquisition was consummated at the beginning of such periods, see Note 2 to Devon's 1997 consolidated financial statements included in Devon's Form 10-K for the year ended December 31, 1997, a copy of which is included herewith.

 (2) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of earnings before income taxes, plus fixed charges, and
     (ii) fixed charges consist of interest expense, distributions on preferred securities of subsidiary trust, amortization of costs relating to indebtedness and the preferred securities of subsidiary trust, and one-third of rental expense estimated to be attributable to interest. Using U.S. GAAP, Northstar's earnings for the years ended December 31, 1997 and 1995, were insufficient to cover fixed charges by C$823.9 million and C$97.1 million, respectively.

 (3) Modified EBITDA represents earnings before interest (including Devon's distributions on preferred securities of subsidiary trust and, under U.S. GAAP, Northstar's deferred effect of changes in foreign currency exchange rate on long-term debt), taxes, depreciation, depletion and amortization.

 (4) "Cash margin" equals total revenues less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, deferred effect of changes in foreign currency exchange rate on long-term debt and deferred income tax expense. Cash margin measures the net cash that is generated by a company's operations during a given period, without regard to the period such cash is actually physically received or spent by the company. This margin ignores the non-operational effect on a company's "net cash provided by operating activities," as measured by generally accepted accounting principles, from a company's activities as an operator of oil and gas wells. Such activities produce net increases or decreases in temporary cash funds held by the operator which have no effect on net earnings of the company.

 (5) Modified EBITDA is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to service or incur debt and because it is a component of Devon's and Northstar's debt covenants. Cash margin is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to fund capital expenditures or service debt. Modified EBITDA and cash margin are also presented because investors routinely request such information. Management interprets the trends of modified EBITDA and cash margin in a similar manner as trends in net earnings.

     Modified EBITDA and cash margin should be used as supplements to, and not as substitutes for, net earnings and net cash provided by operating activities determined in accordance with generally accepted accounting principles as measures of Devon's or Northstar's profitability or liquidity. There may be operational or financial demands and requirements that reduce management's discretion over the use of modified EBITDA and cash margin. See "Devon Management's Discussion and Analysis of Financial Condition and Results of Operations" in Devon's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Devon's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which are included herewith, and see "Northstar Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Joint Proxy Statement. Modified EBITDA and cash margin may not be comparable to similarly titled measures used by other companies.

 (6) Gas volumes are converted to Boe or MBoe under U.S. GAAP at the rate of six Mcf of gas per Bbl of oil, based upon the approximate relative energy content of natural gas and oil, which rate is not necessarily indicative of the relationship of oil and gas prices. The respective prices of oil, gas and NGLs are affected by market and other factors in addition to relative energy content.

 (7) In March, 1997, Northstar acquired all the outstanding common shares of Morrison by issuing approximately 46.1 million Northstar Common Shares. The Northstar Common Shares received by the Morrison shareholders represented approximately 53% of the combined company's outstanding shares. Therefore, under U.S. GAAP, this transaction would be accounted for as a reverse acquisition of

     Northstar by Morrison. Accordingly, the results presented for periods through March, 1997 for Northstar using U.S. GAAP represent the historical results of Morrison, the "accounting acquirer." Because Northstar was the "legal acquirer," the financial results for periods through March, 1997, are referred to as "Northstar's" results, even though they represent the historical results of Morrison. For periods subsequent to March, 1997, the results presented for Northstar using U.S. GAAP represent the historical results of Morrison, combined with the results of Northstar after valuing Northstar's March, 1997, assets and liabilities at fair value, rather than historical book value.

     Under Canadian GAAP, the Morrison transaction was accounted for under the pooling-of-interests method of accounting. Accordingly, for Northstar's results presented using Canadian GAAP, the historical results of Northstar and Morrison have been combined for all periods presented.

 (8) Under U.S. GAAP, Northstar's other revenues consisted of the following items:

                                           SIX MONTHS
                                         ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                                       -------------------   ------------------------------
                                         1998       1997       1997       1996       1995
                                       --------   --------   --------   --------   --------
                                                           (THOUSANDS)
Third party gas processing income....  C$ 2,577   C$ 4,976   C$ 5,602   C$ 8,613   C$ 2,008
Gain from termination of gas
  contract...........................     7,300         --         --         --         --
Management contract termination
  fee................................     4,000         --         --         --         --
Gain (loss) on sale of assets........      (198)    40,696     40,671     14,453         --
Management and administration fees...     1,433      3,991      6,766      8,382      6,176
Alberta royalty tax credits..........       748        878      1,732      1,625      1,474
Marketing revenues...................        --         --         --       (633)       178
Pipeline revenues....................        --         --         --      4,714      4,357
Earnings (loss) from equity
  investments........................    (1,304)    (2,717)       529      4,856        937
Interest and other...................      (388)      (510)       296      3,162      3,200
                                       --------   --------   --------   --------   --------
         Total.......................  C$14,168   C$47,314   C$55,596   C$45,172   C$18,330
                                       ========   ========   ========   ========   ========

     Under Canadian GAAP, Northstar's other revenues consisted of the following items:

                                           SIX MONTHS
                                         ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                                       -------------------   ------------------------------
                                         1998       1997       1997       1996       1995
                                       --------   --------   --------   --------   --------
                                                           (THOUSANDS)
Gain (loss) on sale of assets........  C$39,949   C$40,696   C$40,671   C$14,453   C$    --
Management contract termination
  fee................................     4,000         --         --         --         --
Earnings (loss) from equity
  investments........................        --      3,999      8,578      8,111      1,905
Operator overhead....................       592        888      1,504        963        793
Marketing revenues...................        --         --         --       (633)       178
Administration fees..................        --         79         79      1,636      1,614
Pipeline revenues....................        --         --         --      4,714      4,357
Processing fees......................        --         --         --      4,221         --
Interest and other...................      (388)     1,515        555      3,675      3,316
                                       --------   --------   --------   --------   --------
         Total.......................  C$44,153   C$47,177   C$51,387   C$37,140   C$12,163
                                       ========   ========   ========   ========   ========

     See notes 3 and 11 to Northstar's consolidated financial statements included elsewhere in this Joint Proxy Statement for additional information regarding the gains on sales of assets recognized by Northstar under Canadian GAAP as shown in the above table.

 (9) Under U.S. GAAP, companies using the full cost method of accounting for oil and gas properties are required to make a "ceiling" calculation that compares the net book value of the oil and gas properties, less related deferred income taxes, to the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per year. To the extent that the net book value, less related deferred income taxes, exceeds the "ceiling", a reduction of carrying value of oil and gas properties is required. As of December 31, 1997 and 1995, the carrying value of Northstar's oil and gas properties, less deferred income taxes, restated to the U.S. GAAP full cost method of accounting, exceeded the full cost ceiling by C$550.9 million and C$73.7 million, respectively. Accordingly, a C$865.9 million reduction of the carrying value of oil and gas properties was recorded in 1997, partially offset by a related C$315.0 million deferred income tax benefit, and a C$133.0 million reduction of the carrying value was recorded in 1995, partially offset by a related C$59.3 million deferred tax benefit.

(10) Dividends shown represent dividends paid by Morrison on its common shares.

(11) Northstar's production volumes using Canadian GAAP include gross volumes attributable to Northstar and the respective royalty interests.

(12) Northstar's gas volumes for Canadian GAAP are converted to Boe or MBoe at the rate of ten Mcf of gas per Bbl of oil.

(13) Northstar's average prices using Canadian GAAP are the gross values of oil, gas and NGLs sales, including royalties, divided by the gross volumes described in (11) above.

(14) Northstar's costs per Boe using Canadian GAAP are calculated using the gross volumes described in (11) above.

                              RECENT DEVELOPMENTS

     On October 26, 1998, Devon announced its financial results for the third quarter and nine months ended September 30, 1998. Devon reported a loss for both periods resulting from an $88.0 million after-tax, non-cash reduction in the book value of its domestic oil and gas properties. This reduction was caused by the application of the "full cost ceiling test" described further below. For the quarter ended September 30, 1998, Devon recorded a net loss of $83.1 million, or $2.57 per share. This compares to third quarter 1997 net earnings of $16.3 million, or $0.51 per share ($0.47 per diluted share). Earnings for the 1998 third quarter before the full cost ceiling adjustment were $4.9 million, or $0.15 per share.

     For the first nine months of 1998 Devon reported a net loss of $65.3 million, or $2.02 per share. This compares to net earnings of $56.4 million, or $1.75 per share ($1.62 per diluted share) in the comparable 1997 period. Earnings before the full cost ceiling adjustment were $22.7 million, or $0.70 per share, for the nine months ended September 30, 1998.

     The $88.0 million after-tax, non-cash charge is attributable to a $126.9 million reduction in the book value of Devon's domestic oil and gas properties, partially offset by a related tax benefit of $38.9 million. The charge was a result of the application of the "ceiling test" as prescribed by the SEC for companies that follow the "full cost" method of accounting. Under the full cost method of accounting, a company's net book value of its oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling". The ceiling is the estimated after-tax future net revenues, discounted at 10 percent per year, from proved oil and gas properties. Any excess is written off as a non-cash expense. The expense may not be reversed in future periods, even though higher oil and gas prices may subsequently increase the ceiling. A company must use the prices in effect at the end of each accounting quarter to calculate the ceiling value of reserves. Future net revenues are calculated assuming continuation of prices and costs in effect at the time of the calculation, except for changes that are fixed and determinable by existing contracts. See "Risk Factors -- Financial Reporting Impact of Oil and Gas Accounting."

     In spite of steady overall production, total revenues decreased 22% to $57.1 million in the 1998 third quarter. The decrease was due almost entirely to lower combined oil, gas and natural gas liquids prices. The average price Devon received for its third quarter oil production fell 33%, from $18.13 per Bbl in 1997 to $12.09 per Bbl in 1998. The average price received for Devon's third quarter gas production decreased 8%, from $1.92 per Mcf in 1997 to $1.77 per Mcf in 1998. Devon's NGL price also declined in the most recent quarter dropping 34%, from $12.56 per Bbl in 1997 to $8.30 per Bbl in 1998.

     Devon's total production of oil, gas and natural gas liquids for third quarter 1998 of 5.1 MMBoe was consistent with that of the 1997 third quarter. A 4% increase in gas production offset a decline in oil and NGL production. The increase in gas production was attributable to wells added during the last 12 months coupled with an increase in production from Devon's Northeast Blanco Unit. Over the last two years, Devon has conducted a program of mechanical improvements designed to increase production from the Northeast Blanco Unit.

     Total pre-tax expenses rose $131.6 million, to $177.2 million in third quarter 1998. This increase was due primarily to the previously discussed $126.9 million non-cash full cost ceiling adjustment. Increases in DD&A and lease operating expenses accounted for most of the remaining increase in pre-tax expenses.

     DD&A expense increased $2.9 million during third quarter 1998 to $23.2 million. This expense increase was due to a higher DD&A rate in the 1998 quarter. Devon's third quarter DD&A rate increased from $3.83 per Boe in 1997 to $4.41 per Boe in 1998.

     Lease operating expense increased $2.4 million, to $18.2 million in the 1998 quarter. The cost associated with new wells added since the third quarter of 1997 was the largest contributor to this increase.

     Devon recognized a $37.1 million income tax benefit in the most recent quarter compared to a $10.9 million income tax expense in the third quarter of 1997. The third quarter 1998 tax benefit resulted from the full cost ceiling adjustment. Without the full cost ceiling adjustment the company would have recognized $1.8 million of income tax expense during the third quarter of 1998.

                               GLOSSARY OF TERMS

     Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in this Joint Proxy Statement. These defined terms are not used in the Annexes, the financial statements or other documents attached hereto or incorporated by reference herein.

     "ABCA" means the Business Corporations Act (Alberta), as amended.

     "AMEX" means the American Stock Exchange.

     "Arrangement" means the proposed arrangement of Northstar under section 186 of the ABCA pursuant to the Plan of Arrangement.

     "Arrangement Resolution" means the special resolution of Northstar Shareholders and Northstar Optionholders approving the Arrangement in the form set out in Annex A to this Joint Proxy Statement.

     "ASE" means The Alberta Stock Exchange.

     "Automatic Exchange Right" means the right granted to the Trustee for the benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to automatically exchange with Devon the Exchangeable Shares for shares of Devon Common Stock upon a Devon Liquidation Event.

     "Automatic Redemption Date" means the date for the automatic redemption by Northstar of Exchangeable Shares pursuant to the Exchangeable Share Provisions, which date shall be the first to occur of: (i) the 10th anniversary of the Effective Date of the Arrangement; (ii) the date selected by the Northstar Board (such date to be no earlier than the third anniversary of the Effective Date of the Arrangement) at a time when less than 5% of the number of Exchangeable Shares issuable on the Effective Date (other than Exchangeable Shares held by Devon and its Subsidiaries, and as such number of shares may be adjusted as deemed appropriate by the Northstar Board to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares) are outstanding; (iii) the Business Day prior to the record date for any meeting or vote of the shareholders of Northstar to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of Northstar, but excluding any meeting or vote as described in clause (iv) below; (iv) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the Devon Common Stock; or (v) the date on which the share purchase rights issued pursuant to the Rights Agreement (or pursuant to any similar successor or replacement rights agreement) would separate from the shares of Devon Common Stock and become exercisable.

     "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of Oklahoma City, Oklahoma or Calgary, Alberta.

     "Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

     "Canadian dollars", "Cdn. $" or "C$" means Canadian dollars.

     "Canadian GAAP" means generally accepted accounting principles in Canada.

     "Canadian Tax Act" means the Income Tax Act (Canada), as amended.

     "Certificate Amendment" means the amendment to Devon's Certificate of Incorporation designating a class of Special Voting Stock consisting of the Voting Share and making conforming changes to accommodate such Special Voting Stock.

     "Closing" means the execution and delivery of the documents required to effectuate the transactions contemplated by the Combination Agreement and the closing of the transactions contemplated by the Combination Agreement.

     "Closing Date" means December 10, 1998, or such other date as may be determined by Devon and Northstar.

     "Combination" means the transactions contemplated by the Combination Agreement and by the Plan of Arrangement, whereby, among other things, Devon would become the sole holder of the Northstar Common Shares outstanding after giving effect to the Arrangement.

     "Combination Agreement" means the Amended and Restated Combination Agreement by and between Devon and Northstar dated as of June 29, 1998, a copy of which is attached hereto as Annex B.

     "Competition Act" means the Competition Act (Canada), as amended.

     "Court" means the Court of Queen's Bench of Alberta.

     "DD&A" means depreciation, depletion and amortization.

     "Devon" means Devon Energy Corporation, a corporation organized and existing under the laws of the State of Oklahoma, and includes any successor corporation.

     "Devon Affiliate" means each affiliate (as such term is defined for purposes of the SEC Accounting Series Releases 130 and 135 and Rule 145 under the Securities Act) of Devon.

     "Devon Affiliates' Agreements" means the affiliates' agreements executed by each Devon Affiliate and agreed to and accepted by Devon and Northstar.

     "Devon Amended and Restated Certificate" means the Devon Certificate of Incorporation, as amended, as proposed to be further amended and restated in connection with the Combination Agreement, a copy of which is attached hereto as Annex D.

     "Devon Board" means the board of directors of Devon and any committee thereof acting within its authority.

     "Devon Common Stock" means the common stock, par value $0.10 per share, of Devon.

     "Devon Liquidation Event" means: (i) any determination by the Devon Board to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs; or (ii) the earlier of: (A) receipt by Devon of notice of; and (B) Devon's otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding, with respect to the involuntary liquidation, dissolution or winding-up of Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs.

     "Devon Meeting" means the special meeting of Devon Stockholders to be held with respect to, among other things, approval by the Devon Stockholders of the Combination Agreement and the Combination, the Certificate Amendment and the Option Plan Amendment.

     "Devon Record Date" means October 27, 1998.

     "Devon Reserve Reports" means the annual reports of estimated proved oil and gas reserves of Devon as of December 31, 1997, prepared in accordance with the rules and regulations of the SEC. Approximately 92% of Devon's U.S. proved reserves were estimated by LaRoche Petroleum Consultants Ltd., independent petroleum engineers. Devon's remaining U.S. proved reserves were estimated by Devon's internal staff of engineers. All of Devon's Canadian proved reserves were estimated by AMH Group Ltd., independent petroleum consultants.

     "Devon Stock Option Plan" means the Devon Energy Corporation 1997 Stock Option Plan as adopted by the Devon Stockholders on May 21, 1997.

     "Devon Stockholder Agreements" means the agreements among Devon, Northstar and certain holders of shares of Devon Common Stock pursuant to which such shareholders have agreed to vote in favor of the Combination.

     "Devon Stockholders" means the holders of shares of Devon Common Stock.

     "Dividend Amount" means, with respect to the Exchangeable Shares at a particular time: (i) the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends; and (ii) such stock or other property constituting any declared, payable and unpaid, and all undeclared but payable, non-cash dividends, collectively.

     "Effective Date" means the date shown on the certificate of amendment issued by the Registrar under the ABCA giving effect to the Arrangement.

     "Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Put Right" means the right granted pursuant to the Exchangeable Share Provisions and to the Trustee for the benefit of holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require Devon to purchase all or any part of the Exchangeable Shares of the holders at any time and to issue in exchange therefor shares of Devon Common Stock, plus the Dividend Amount, if any.

     "Exchange Ratio" means, subject to the Exchange Ratio Adjustment, 0.227:1, such that each Northstar Common Share is exchanged for 0.227 Exchangeable Shares.

     "Exchange Ratio Adjustment" means the adjustment to be made to the Exchange Ratio as follows: if the Pre-Meeting Average Price multiplied by 0.227 shall be less than Cdn. $11.00, the Exchange Ratio shall be adjusted to the lesser of:
(i) 0.235; or (ii) the number obtained by dividing Cdn. $11.00 by the Pre-Meeting Average Price.

     "Exchange Rights" means the Exchange Put Right, the Automatic Exchange Right and the Optional Exchange Right.

     "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

     "Exchangeable Shares" means the exchangeable shares of Northstar provided for in the Plan of Arrangement.

     "Final Order" means the final order of the Court approving the Arrangement.

     "Interim Order" means the interim order of the Court dated October 30, 1998, a copy of which is attached hereto as Annex C.

     "Investment Canada Act" means the Investment Canada Act (Canada), as amended.

     "Joint Proxy Statement" means this Joint Management Information Circular and Proxy Statement relating to the Northstar Meeting and the Devon Meeting.

     "Liquidation Call Purchase Price" means the number of shares of Devon Common Stock, plus the Dividend Amount, if any, applicable on the last Business Date prior to the Liquidation Date.

     "Liquidation Call Right" means the overriding right of Devon, in the event of and notwithstanding the proposed liquidation, dissolution or winding-up or any other distribution of assets of Northstar among its shareholders for the purpose of winding-up its affairs, to purchase from all but not less than all of the holders (other than Devon and any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by such holders in exchange for shares of Devon Common Stock, plus the Dividend Amount, if any.

     "Liquidation Date" means the effective date of any liquidation, dissolution or winding-up of Northstar.

     "Material Adverse Effect" means, with respect to Devon or Northstar, any event, change or effect that: (i) is materially adverse to the financial condition, properties, or business of such party and its subsidiaries, taken as a whole; and (ii) in the opinion of the board of directors of the other party could reasonably be expected to reduce the market price or value of the party's common shares or common stock, as the case may be, by more than 10%; provided that, a Material Adverse Effect shall not include any decline in crude oil or natural gas prices, any change in U.S. or Canadian dollar currency valuations or exchange rates or any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which Devon or Northstar operate.

     "ME" means the Montreal Exchange.

     "Measurement Period" means the period of 10 consecutive trading days ending on the second trading day prior to the first to occur of the date of the Devon Meeting or the Northstar Meeting.

     "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, the provider of the Merrill Lynch Opinion.

     "Merrill Lynch Opinion" means the oral opinion of Merrill Lynch rendered to the Devon Board, which was subsequently confirmed in writing by letter dated June 29, 1998.

     "Morgan Stanley" means Morgan Stanley & Co. Incorporated, financial advisor to Northstar in connection with the Combination and provider of the Morgan Stanley Opinion.

     "Morgan Stanley Opinion" means the oral opinion of Morgan Stanley rendered to the Northstar Board, which was subsequently confirmed in writing by letter dated June 29, 1998.

     "Morrison" means Morrison Petroleums Ltd.

     "noon buying rate" means the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

     "Northstar" means Northstar Energy Corporation, a corporation organized and existing under the ABCA, and includes any successor corporation.

     "Northstar Affiliate" means each affiliate (as such term is defined for purposes of SEC Accounting Series Releases 130 and 135 and pursuant to Rule 145 under the Securities Act) of Northstar.

     "Northstar Affiliates' Agreements" means the affiliates' agreements executed by each Northstar Affiliate and agreed to and accepted by Devon and Northstar.

     "Northstar Articles" means the Northstar articles of amalgamation as proposed to be amended in connection with the Arrangement.

     "Northstar Board" means the board of directors of Northstar and any committee thereof acting within its authority.

     "Northstar Bylaws" means Northstar's bylaws, as amended from time to time.

     "Northstar Common Shares" means the common shares of Northstar.

     "Northstar Insolvency Event" means the institution by Northstar of any proceeding to be adjudicated as bankrupt or insolvent or to be dissolved or wound-up, or the consent of Northstar to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Northstar to contest in good faith any such proceedings commenced in respect of Northstar within 15 days of becoming aware thereof, or the consent of Northstar to the filing of any such petition or to the appointment of a receiver, or the making by Northstar of a general assignment for the benefit of creditors, or the admission in writing by Northstar of its inability to pay its debts generally as they become due, or Northstar's not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to a Retraction Request.

     "Northstar Letter of Transmittal" means the letter delivered to Northstar Shareholders with this Joint Proxy Statement, which when duly completed and returned with a certificate for Northstar Common Shares prior to the tenth anniversary of the Effective Date, will enable such Northstar Shareholder to exchange such certificate for Exchangeable Shares or, if elected, for Devon Common Stock pursuant to an election under the Exchange Put Right.

     "Northstar Meeting" means the special meeting of Northstar Shareholders and Northstar Optionholders to be held with respect to, among other things, the approval by Northstar Shareholders and Northstar Optionholders of the Arrangement.

     "Northstar Option Plan" means the Stock Option Plan of Northstar, restated and amended as of June 3, 1997.

     "Northstar Optionholders" means the holders of Northstar Options.

     "Northstar Options" means all outstanding options to purchase Northstar Common Shares granted under the Northstar Option Plan and pursuant to certain option agreements assumed by Northstar.

     "Northstar Record Date" means October 27, 1998.

     "Northstar Reserve Reports" means the annual reports of estimated proved and probable oil and gas reserves of Northstar as of December 31, 1997. The reserve report which relates to the properties held by Northstar prior to March, 1997 was prepared by John P. Hunter & Associates Ltd., independent petroleum engineering consultants. The reserve reports which relate to properties acquired directly or indirectly by Northstar in March, 1997 and subsequent to that date were prepared by Paddock Lindstrom & Associates Ltd., independent petroleum engineering consultants.

     "Northstar Shareholder Agreements" mean the agreements among Northstar, Devon and certain shareholders of Northstar pursuant to which such shareholders have agreed to vote in favor of the Combination.

     "Northstar Shareholders" means the holders of Northstar Common Shares.

     "OGCA" means the Oklahoma General Corporation Act, as amended.

     "Option Plan Amendment" means Devon's proposal to amend the Devon Stock Option Plan to increase the number of shares available for grant under such plan.

     "Optional Exchange Right" means the right granted pursuant to the Exchangeable Share Provisions and to the Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require Devon to purchase from any holder all or any part of the Exchangeable Shares of such holder and to issue in exchange therefor shares of Devon Common Stock, plus the Dividend Amount, if any, upon the occurrence of a Northstar Insolvency Event.

     "Plan of Arrangement" means the plan of arrangement proposed under section 186 of the ABCA substantially in the form attached hereto as Annex E, as amended, modified or supplemented from time to time in accordance with its terms.

     "Pre-Meeting Average Price" means the weighted average trading price of shares of Devon Common Stock on the AMEX (as reported by the AMEX and converted, as herein provided, to Canadian dollars and expressed to the fourth decimal place) during the Measurement Period. For this purpose, the U.S. dollar/ Canadian dollar exchange rate for determining the Pre-Meeting Average Price shall be based upon the average of the noon buying rate (expressed to the fourth decimal place) for each of the trading days in the Measurement Period, as reported by the Federal Reserve Bank of New York. For this purpose, "weighted average trading price" shall be determined by dividing the aggregate sale price of all shares of Devon Common Stock sold on the AMEX during the Measurement Period by the total number of shares of Devon Common Stock sold.

     "RBC DS" means RBC Dominion Securities Inc., financial advisor to Northstar in connection with the Combination and provider of the RBC DS Opinion.

     "RBC DS Opinion" means the oral opinion of RBC DS rendered to the Northstar Board, which was subsequently confirmed in writing by letter dated June 29, 1998.

     "Redemption Call Purchase Price" means the number of shares of Devon Common Stock, plus the Dividend Amount, if any, applicable on the last Business Day prior to the Automatic Redemption Date.

     "Redemption Call Right" means the overriding right of Devon, notwithstanding the proposed redemption of the Exchangeable Shares by Northstar pursuant to the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than Devon or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by such holders in exchange for shares of Devon Common Stock, plus the Dividend Amount, if any.

     "Retraction Call Right" means the overriding right of Devon, in the event of a proposed retraction of Exchangeable Shares by a holder thereof, to purchase from such holder on the Retraction Date all but not less than all of the Exchangeable Shares tendered for retraction by such holder in exchange for shares of Devon Common Stock, plus the Dividend Amount, if any.

     "Retraction Date" means a date, determined by a holder of Exchangeable Shares, on which such holder can effect a retraction of such Exchangeable Shares as further set out in the Exchangeable Share Provisions and described in "The Combination -- Combination Mechanics and Description of Exchangeable Shares -- Exchange and Redemption Rights."

     "Retraction Request" means a duly executed statement prepared by a holder of Exchangeable Shares in the form of Schedule "A" to the Exchangeable Share Provisions, a copy of which is attached hereto as Annex E, or in such other form as may be acceptable to Northstar.

     "Rights Agreement" means the Rights Agreement dated as of April 17, 1995, as amended, between Devon and the First National Bank of Boston.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Special Voting Stock" means the special voting capital stock, par value $.10 per share, of Devon.

     "Subsidiary", in relation to any person, means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

     "Support Agreement" means the support agreement to be entered into as of the Effective Date between Devon and Northstar, substantially in the form of Annex F hereto.

     "Trustee" means CIBC Mellon Trust Company, or any successor thereto, in any of its capacities as Trustee under the Voting and Exchange Trust Agreement, transfer agent for the Exchangeable Shares and Canadian co-registrar for Devon Common Stock.

     "TSE" means The Toronto Stock Exchange.

     "U.S. Code" means the United States Internal Revenue Code of 1986, as amended.

     "U.S. dollars", "U.S.$" or "$" means United States dollars.

     "U.S. GAAP" means generally accepted accounting principles in the United States.

     "Voting and Exchange Trust Agreement" means the voting and exchange trust agreement to be entered into as of the Effective Date among Devon, Northstar and the Trustee, substantially in the form of Annex G hereto.

     "Voting Rights" means the rights of the holders of Exchangeable Shares to direct the voting of the Voting Share in accordance with the Voting and Exchange Trust Agreement.

     "Voting Share" means the one share of Devon Special Voting Stock to be issued by Devon and deposited with the Trustee pursuant to the Voting and Exchange Trust Agreement.

     Oil and gas definitions.

     "Bbl" means barrel.

     "Bbl/d" means Bbl per day.

     "Bcf" means billion cubic feet.

     "Boe" means equivalent barrels of oil, calculated by converting gas to equivalent Bbls. The U.S. convention for such conversion is six Mcf equals one Boe. The Canadian convention for this conversion is ten Mcf equals one Boe.

     "Boe/d" means Boe per day.

     "MBbls" means thousand barrels.

     "MBoe" means thousand Boe.

     "Mcf" means thousand cubic feet.

     "Mcfe" means thousand equivalent cubic feet of gas, calculated by converting oil and NGLs to equivalent Mcf. The U.S. convention for such conversion is one-sixth Bbl equals one Mcfe. The Canadian convention for this conversion is one-tenth Bbl equals one Mcfe.

     "MMBbls" means million barrels.

     "MMBoe" means million Boe.

     "MMBtu" means million British thermal units, a measure of heating value.

     "MMcf" means million cubic feet.

     "MMcf/d" means MMcf per day.

     "NGLs" means natural gas liquids.

     "Oil" includes crude oil and condensate.

     "Tcf" means trillion cubic feet.

                                  RISK FACTORS

     The following risk factors should be considered by Devon Stockholders and Northstar Shareholders and Northstar Optionholders in evaluating whether to approve the Combination. Some of these risk factors relate directly to the Combination, while others are present in Devon's or Northstar's general business environment independent of the Combination. These risk factors should be considered in conjunction with the other information included in this Joint Proxy Statement.

MARKET CONDITIONS AND VOLATILITY OF OIL AND GAS PRICES

     The revenues generated by and the profitability of both Devon and Northstar are highly dependent upon the prices of oil and gas. Oil and gas prices and activity have been characterized by significant volatility over the last twenty years. Since 1986, posted oil prices (West Texas Intermediate) have ranged from a low of approximately $9.25 per barrel in 1998 (through July) to a high of approximately $30 per barrel in 1991; and spot gas prices (Henry Hub) have ranged from lows of approximately $1.00 per Mcf in 1992 to highs above $4.00 per Mcf in 1997. The spot gas price (Henry Hub) at June 30, 1998 was $2.38 per Mcf. From December 31, 1997 to June 30, 1998, the Texas Gulf Coast gas price decreased approximately 17% and the price of West Texas Intermediate crude oil decreased approximately 26%. Extended periods of low prices for either oil or gas could affect both Devon's and Northstar's ability or willingness to continue or complete their planned drilling programs. A delay or cancellation of future drilling and development projects may, in turn, result in downward adjustments to estimated reserves and/or have a material adverse impact on future net revenues and profitability.

     In addition, when oil or natural gas prices become unacceptably low, either Devon or Northstar may elect to curtail production in various areas. For example, during portions of 1991, Devon curtailed production from one of its largest properties, the Northeast Blanco Unit in northwest New Mexico. Extended or wide-spread curtailment of production as a result of low prices could have a material adverse impact on revenues and profitability.

     No assurance can be given as to the future price levels of oil and gas or the volatility thereof or that the future price of oil and gas will be sufficient to support current levels of exploration and production-related activities.

NO ASSURANCE OF SUCCESSFUL COMBINATION OF DEVON AND NORTHSTAR

     Devon and Northstar believe that the Combination has the potential to produce a combined company that would be better able to grow than is presently expected to be experienced by either company in the absence of the Combination. There can be no assurance, however, that these benefits will be achieved or that the results of the combined operations will be improved. These anticipated benefits of the Combination will not be achieved unless the companies are successfully combined in a timely manner. The process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of some or all of the companies' businesses, which could have an adverse effect on their combined operations.

     The success of the Combination will be partially dependent on the integration of the current management and operations of Devon and Northstar. Pursuant to employment contracts between Northstar and each of its six executive officers, other than John A. Hagg, each of these executive officers may terminate their employment contracts within six months of the Effective Date and receive lump sum payments. See "The Combination -- Interests of Certain Persons in the Combination -- Rights on Change of Control." Devon has had discussions with all of the senior executives of Northstar. All but one of such officers have indicated that they intend to remain at Northstar. Northstar's Chief Financial Officer, John Richels, has indicated that he will leave Northstar after the Effective Date to return to the practice of law. There can be no assurances that Devon and Northstar will be able to effectively integrate management and operations or that operational or administrative efficiencies from the Combination will be attained.

HIGHLY COMPETITIVE INDUSTRY

     The oil and gas business is highly competitive. Both Devon and Northstar encounter competition by major integrated and independent oil and gas companies in marketing products, acquiring properties, contracting for drilling equipment and securing trained personnel. Many competitors have resources that substantially exceed those of either Devon or Northstar or both companies combined.

UNCERTAINTY IN ESTIMATED RESERVES AND FUTURE NET REVENUES

     Estimates of Devon's and Northstar's proved reserves and future net revenues included or incorporated by reference herein are based on engineering reports prepared by independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities and values of oil and gas reserves and in projecting future rates of production and net revenues and the timing of development expenditures, including uncertainties relating to reservoir engineering, pricing and both operating and regulatory constraints. In addition, certain events, including production, purchases and sales of properties, results of future drilling and changes in planned drilling and development could result in increases or decreases of estimated reserve quantities or estimates of future net revenues. The estimates of future net revenues included or incorporated by reference herein reflect oil and gas prices as of the date of the relevant reserve report. However, there can be no assurance that the prices used to estimate future net revenue will be realized. In addition, reserve estimates are often different from the quantities of natural gas and oil ultimately recovered. Any downward adjustment in their respective reserve estimates could adversely affect either Devon's or Northstar's future prospects and the market value of their respective securities.

     The proved reserve estimates of Devon and Northstar described in this Joint Proxy Statement were calculated using oil and gas prices at December 31, 1997, held constant over the economic life of the properties. From December 31, 1997 to August 31, 1998, the price of West Texas intermediate crude oil decreased approximately 33% and the Texas Gulf Coast gas price decreased approximately 21%. If the total proved reserve estimates reported by Devon and Northstar described elsewhere herein as of December 31, 1997 were calculated using oil and gas prices as of August 31, 1998, held constant over the economic life of the properties, the aggregate reserve estimates would have decreased by approximately 4% from the proved reserve estimates reported herein.

RISKS OF THE OIL AND GAS BUSINESS

     Devon's and Northstar's prospects for growth and profitability depend upon their ability to replace both present reserves and production through exploration, development and acquisitions. Without successful acquisition and/or drilling activities, either company's proved reserves will decline as oil and gas are produced. There can be no assurance that either company's exploration, development and acquisition activities will result in significant additional reserves or that either company will continue to be able to drill, complete and operate productive wells at acceptable costs. Both Devon's and Northstar's operations are also subject to various risks and uncertainties relating to producing and selling oil and gas. Drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, inability to obtain required drilling permits, weather conditions, shortages of experienced labor, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. The availability of a ready market for oil and gas depends on numerous factors beyond either company's control, including the demand for and supply of oil and gas, the proximity of natural gas reserves to pipelines, the capacity of such pipelines, fluctuation in seasonal demand and the effects of inclement weather and government regulation. New gas wells may be shut in for lack of a market until a gas pipeline or gathering system with available capacity is extended into that area.

DEPENDENCE ON THIRD PARTIES

     In accordance with customary industry practice, Devon and Northstar rely on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, trucking services, tubulars, fracing and completion services and production equip-ment. The industry has experienced significant price increases for these services during the last year and this trend may continue into the future. These cost increases could in the future significantly increase Devon's and Northstar's development costs, decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

FINANCIAL REPORTING IMPACT OF OIL AND GAS ACCOUNTING

     Both Devon and Northstar follow the full cost method of accounting for oil and gas properties, although such methods are applied differently in the United States and Canada. Under the full cost method in the United States, the accounting method which will be used after the Combination, Devon's net book value of its properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per year. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly and yearly basis. The excess, if any, of the net book value above the ceiling is required to be written off as an expense. Under the SEC's full cost accounting rules, any expense recorded as a result of the full cost ceiling calculation may not be reversed even though higher oil and gas prices may increase the ceiling applicable to future periods.

     Devon's Full Cost Ceiling. At December 31, 1997, the excess of Devon's full cost ceiling over the net book value of properties less deferred taxes, the full cost "cushion," was approximately $146 million in the U.S. and $18 million in Canada. From December 31, 1997 to September 30, 1998, the Texas Gulf Coast gas price decreased approximately 35% and the price of West Texas Intermediate crude oil decreased approximately 13%. As a result, at September 30, 1998, the net book value of Devon's U.S. properties less deferred taxes exceeded the full cost ceiling by approximately $88 million. Accordingly, the carrying value of Devon's domestic oil and gas properties were reduced by $126.9 million in the third quarter of 1998. This expense was partially offset by a deferred tax benefit of $38.9 million, resulting in a net effect of $88 million. At September 30, 1998, Devon's Canadian properties had a full cost "cushion" of approximately $4 million.

     Northstar's Full Cost Ceiling -- Restated to the U.S. Full Cost Method of Accounting. At December 31, 1997, the net book value of the Northstar properties less deferred taxes, restated to the U.S. full cost method of accounting, exceeded the full cost ceiling by approximately $398 million. Accordingly, a $625 million "reduction in carrying value," partially offset by a $228 million deferred tax benefit, will be included in the combined companies' financial statements during 1997 if the Combination is completed. As of September 30, 1998, Northstar properties, restated to the U.S. full cost method of accounting, and after giving effect to the December 31, 1997 reduction in carrying value, had a full cost "cushion" of approximately $36 million.

     There is no assurance that future price decreases will not result in reductions in the carrying value of Devon's or Northstar's oil and gas properties.

OPERATING HAZARDS AND UNINSURED RISKS

     Devon and Northstar are subject to all risks normally incident to the exploration for and production of oil and gas, including, but not limited to, unintentional releases and discharges of oil, gas, brine or well fluids into the environment, fires, pollution and other environmental risks. Any of these could result in damage or destruction of oil and gas wells, formations or production facilities or cause damage or injury to property and persons. Various federal, state, provincial and local laws and regulations in the United States and Canada covering the discharge of materials into the environment, or otherwise relating to the protection of the environment or human health, may affect the operations of Devon or Northstar and could subject either party to production curtailments and/or additional expenses, including capital expenditures, for compliance or liability for noncompliance. Although both Devon and Northstar carry insurance which they believe is in accordance with customary industry practices, neither company is fully insured against all risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition and operations of Devon, Northstar and the combined companies.

IMPACT OF GOVERNMENTAL REGULATIONS

     In late 1996, the Alberta Energy and Utilities Board (the "AEUB") conducted a hearing to address the concerns of companies holding oil sands leases. The holders of oil sands leases contend that recovery of bitumen from the oil sands leases may be impaired by the extraction of natural gas which overlies bitumen deposits if recovery of the bitumen does not occur first. In March 1998, the AEUB issued guidelines to the oil and gas industry which granted holders of oil and gas leases the right to continue to produce gas in oil sands areas from wells drilled and completed by July 1, 1998, subject to the resolution of any objections raised by holders of oil sands leases. After July 1, 1998, application must be made to the AEUB before any recovery of either gas or bitumen in oil sands areas is approved for a new well.

     Although up to one-third of Northstar's existing gas production may be subject to future objections by oil sands lease owners, only a modest portion has been directly affected to date. Approximately 10 MMcf/d, or 5%, of Northstar's existing gas production is from wells that may be subject to curtailment if objections which have been filed from oil sands lease owners are eventually upheld by the AEUB. Additionally, approximately 40% of Northstar's undeveloped acreage is located in oil sands areas which are subject to the new guidelines. If Northstar were to discover commercial quantities of gas in those areas in the future, Northstar would need the approval of the AEUB to commence production. As the AEUB guidelines are relatively recent, the practical application and administration of the guidelines are now being developed. In addition, further data is being collected which may cause a reduction in the size of the oil sands area affected by the AEUB guidelines. Therefore, the extent to which the AEUB final rules and administrative processes could affect Northstar's future drilling plans and production from this area cannot yet be determined.

     Many other aspects of Devon's and Northstar's operations are affected by political developments and are subject to both United States and Canadian governmental regulation, including those relating to the development, production, marketing and transmission of oil and gas as well as safety matters and the protection of the environment. In addition, Devon and Northstar each depend on the service industry and, therefore, are affected by any changes in taxation, price controls or other laws and regulations that affect the service industry generally. The adoption of laws and regulations curtailing exploration for or production of oil and gas for economic or other policy reasons could adversely affect Devon's or Northstar's operations. Devon and Northstar cannot determine the extent to which their future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

IMPACT OF ENVIRONMENTAL REGULATIONS

     Devon's and Northstar's operations and those of their customers are affected by numerous federal, state, provincial and local environmental laws and regulations in the United States and Canada. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose each of Devon and Northstar to liability for the conduct of or conditions caused by others, or for acts of Devon and Northstar that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, both companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

POTENTIAL CHANGE IN EXCHANGE RATIO

     The Exchange Ratio is subject to adjustment if the Pre-Meeting Average Price of Devon Common Stock multiplied by 0.227 is less than Cdn. $11.00 during the Measurement Period and may be adjusted pursuant to the Exchange Ratio Adjustment to a maximum of 0.235. If an Exchange Ratio Adjustment is made, additional Devon Common Stock will be issuable to Northstar Shareholders and Northstar Optionholders, resulting in the existing Devon Stockholders owning a slightly smaller percentage of the total shares outstanding after the Combination than if no Exchange Ratio Adjustment had been made.

POTENTIAL CONFLICT OF INTEREST

     Kerr-McGee Corporation ("Kerr-McGee") currently owns 9,954,000 shares, or 31%, of the outstanding Devon Common Stock. After completion of the Combination and assuming a 0.227 Exchange Ratio and the exchange of all Exchangeable Shares for shares of Devon Common Stock, Kerr-McGee would own 21% of the outstanding shares of Devon Common Stock. Devon and Kerr-McGee have entered into a Stock Rights and Restrictions Agreement dated as of December 31, 1996 which gives Kerr-McGee certain rights, including the right to representation on the Devon Board proportionate to its percentage ownership of Devon Common Stock outstanding. Kerr-McGee currently has three representatives on the Devon Board. As a result of its ownership and board representation, Kerr-McGee may have the power to substantially influence the outcome of matters submitted to a vote of the Devon Board and/or Devon Stockholders, and Kerr-McGee's interests may not reflect the interests of other stockholders. Kerr-McGee has signed a Stockholder Agreement, agreeing to vote all of its shares of Devon Common Stock in favor of the Combination Agreement and the Combination and the Certificate Amendment. Devon and Kerr-McGee have not implemented any specific procedures to deal with conflicts that may arise in the future between Kerr-McGee's interests and those of other Devon Stockholders. In the event such a conflict arises, Devon will implement procedures it deems appropriate to deal with the specific situation.

CHANGE IN PROPERTY CONCENTRATION

     As of December 31, 1997, 100% of Northstar's oil and gas reserves were located in Canada and 91% of Devon's oil and gas reserves were located in the United States. After the Combination, about 54% of the reserves of the combined companies will be in the United States and 46% will be in Canada. Thus, future results of the combined companies will be proportionately more dependent upon the future economic conditions in Canada than Devon was prior to the Combination, and proportionately more dependent upon economic conditions in the United States than Northstar was prior to the Combination.

POTENTIALLY ADVERSE U.S. INCOME TAX CONSEQUENCES TO NORTHSTAR SHAREHOLDERS

     It is more likely than not that the Arrangement will qualify as a "reorganization" within the meaning of Section 368(a) of the U.S. Code with respect to United States Holders (as defined under "Income Tax Considerations to Northstar Shareholders and Optionholders -- United States Federal Income Tax Considerations to Northstar Shareholders") of Northstar Common Shares who receive Exchangeable Shares pursuant to the Arrangement. There is, however, no direct authority addressing the proper treatment of the Arrangement for United States federal income tax purposes and, therefore, such conclusion is subject to significant uncertainty. If the Arrangement fails to qualify as a reorganization, a United States Holder of the Northstar Common Shares who receives Exchangeable Shares pursuant to the Arrangement would recognize a gain or loss equal to the difference between the fair market value of the Exchangeable Shares received and such holder's tax basis in the Northstar Common Shares exchanged therefor. See "Income Tax Considerations to Northstar Shareholders and Optionholders -- United States Federal Income Tax Considerations to Northstar Shareholders."

     Northstar intends to withhold applicable Canadian withholding taxes from dividends paid on the Exchangeable Shares to non-Canadian recipients. In addition, Northstar and Devon intend to treat dividends received by a non-United States resident holder with respect to the Exchangeable Shares as dividends from Northstar rather than from Devon and as not subject to United States withholding tax, and Northstar and Devon do not intend to withhold any amounts for U.S. federal income taxes from dividends paid to non-United States holders. There is some possibility, however, that the Internal Revenue Service may assert that United States withholding tax is payable with respect to any dividends paid on the Exchangeable Shares to non-United States Holders. See "Income Tax Considerations to Northstar Shareholders and Optionholders."

ADVERSE TAX CONSEQUENCES OF AUTOMATIC REDEMPTION

     As discussed above, the Combination has been structured to provide the opportunity for a tax deferral to most resident Canadian Northstar Shareholders who receive Exchangeable Shares pursuant to the Arrange-ment. In addition, it is more likely than not that most United States Holders (as defined under "Income Tax Considerations to Northstar Shareholders and Optionholders -- United States Federal Income Tax Considerations to Northstar Shareholders") of Northstar Common Shares who receive Exchangeable Shares pursuant to the Arrangement will have the opportunity for a tax deferral. However, shareholders will generally only be able to obtain a tax deferral for as long as they hold the Exchangeable Shares, and will, except in certain limited situations, recognize a gain or loss upon the exchange of their Exchangeable Shares for shares of Devon Common Stock. An automatic redemption of the Exchangeable Shares for shares of Devon Common Stock may occur at any time after the Effective Date if an Automatic Redemption Date occurs. An Automatic Redemption Date will occur no later than the tenth anniversary of the Effective Date. See "Northstar Share Capital" and "Income Tax Considerations to Northstar Shareholders and Optionholders."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Devon's Certificate of Incorporation and Bylaws and of the OGCA, as well as Devon's Rights Agreement, may make it more difficult for Devon Stockholders to cause a change in control of Devon and replace incumbent management than it would be for Northstar Shareholders to cause a change in control of Northstar and replace incumbent management. See "Comparison of Stockholder Rights -- Anti-Takeover Provisions and Interested Stockholder Transactions."

HEDGING AND FIXED PRICE CONTRACT RISKS

     From time to time, Northstar, and to a lesser extent Devon, have entered into hedging arrangements or certain types of fixed price or delivery contracts relating to portions of their oil and gas production. These transactions have involved fixed contracts and other arrangements at a variety of fixed prices and with a variety of other provisions including price floors, ceilings and/or fixed obligations to deliver oil, liquids or natural gas. Approximately 42.3 Bcf and
5.6 MMBbls of Northstar's 1998 production and approximately 28.8 Bcf and 3.0 MMBbls of Northstar's 1999 production are subject to such transactions. See "Northstar Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Instruments and Commodity Contracts" for a more complete description of Northstar's activities. Approximately 9.7 Bcf of Devon's 1998 gas production and 9.6 Bcf of Devon's 1999 gas production are subject to such transactions. Devon and Northstar may in the future enter into similar or related contracts. The companies' hedging and contract activities, while intended to reduce sensitivity to changes in the market prices of oil and gas, are subject to a number of risks including instances in which: (i) production is less than expected; (ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts to the extent they differ from those on the companies' production; or (iii) the companies' counterparties to its futures contracts will be unable to meet the financial terms of the transaction. While the use of these arrangements limits the risk of declines in oil and gas prices, it may limit the benefit to Devon and Northstar of increases in the price of oil and gas.

                           COMPARATIVE PER SHARE DATA

     The following table presents historical per share data for Devon and Northstar and pro forma per share data giving effect to the Combination on the basis described in the notes to the pro forma combined financial statements included elsewhere herein. The table should be read in conjunction with the historical financial statements of Devon, which are included in Devon's Form 10-K for the year ended December 31, 1997, and Devon's Form 10-Q for the quarter ended June 30, 1998, copies of which are included herewith. The table should also be read in conjunction with the historical financial statements of Northstar, and the unaudited pro forma combined financial statements, which statements are included elsewhere herein. See "Devon-Northstar Unaudited Pro Forma Combined Financial Information." The pro forma per share data are not necessarily indicative of actual results had the Combination occurred on the dates assumed or of future results.

                                                       DEVON                      NORTHSTAR
                                             -------------------------   ----------------------------
                                                                                          EQUIVALENT
                                             HISTORICAL   PRO FORMA(1)   HISTORICAL(2)   PRO FORMA(3)
                                             ----------   ------------   -------------   ------------
Net earnings per share -- basic:
  Six months ended June 30, 1998...........    $ 0.55        $ 0.55         $ 0.13          $ 0.12
  Six months ended June 30, 1997...........      1.25          1.20           0.25            0.27
  Year ended December 31, 1997.............      2.34         (6.45)         (5.95)          (1.46)
  Year ended December 31, 1996.............      1.57          2.08           0.72            0.47
  Year ended December 31, 1995.............      0.66         (0.81)         (0.91)          (0.18)
Net earnings per share -- diluted:
  Six months ended June 30, 1998...........      0.55          0.55           0.13            0.12
  Six months ended June 30, 1997...........      1.15          1.13           0.25            0.26
  Year ended December 31, 1997.............      2.17         (6.45)         (5.95)          (1.46)
  Year ended December 31, 1996.............      1.52          2.01           0.72            0.46
  Year ended December 31, 1995.............      0.65         (0.81)         (0.91)          (0.18)
Cash dividends per share:
  Six months ended June 30, 1998...........      0.10          0.07             --            0.02
  Six months ended June 30, 1997...........      0.10          0.07             --            0.02
  Year ended December 31, 1997.............      0.20          0.14             --            0.03
  Year ended December 31, 1996.............      0.14          0.18           0.06(4)         0.04
  Year ended December 31, 1995.............      0.12          0.16           0.06(4)         0.04
Book value per share:
  As of June 30, 1998......................     17.22         12.65           0.90            2.88
  As of December 31, 1997..................     16.82         12.49           0.78            2.84

---------------

(1) Devon's pro forma data include the effect of the Combination on the basis described in the notes to the pro forma combined financial statements included elsewhere herein.

(2) Northstar's historical amounts presented above are converted to U.S. GAAP and U.S. dollars. See "U.S. GAAP Financial Information -- Northstar" included elsewhere herein for a description of the differences between Northstar's financial results using Canadian GAAP and Canadian dollars and those results using U.S. GAAP and U.S. dollars.

(3) Northstar's equivalent pro forma amounts have been calculated by multiplying Devon's pro forma net earnings, cash dividends and book value per share amounts by the Exchange Ratio of 0.227:1, so that Devon's pro forma per share amounts are equated to the respective values of one share of Northstar common stock.

(4) Dividends shown represent dividends paid by Morrison on its common shares.

     On June 26, 1998, the last full trading day prior to the joint public announcement by Devon and Northstar of the Combination, the last reported sales price on the AMEX of Devon Common Stock was $36.50. The last reported sales price of the Northstar Common Shares on the TSE on the same day was Cdn.$9.75 or $6.64, assuming a conversion of C$1.00 to U.S.$0.68.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

     The consolidated financial statements of, and the summaries of historical consolidated financial information concerning, Northstar contained in this Joint Proxy Statement are reported in Canadian dollars and have been prepared in accordance with Canadian GAAP, which differs in certain material respects from U.S. GAAP. See Note 13 of Notes to Northstar's Consolidated Financial Statements, which presents a reconciliation of such consolidated financial statements from Canadian GAAP to U.S. GAAP. Also included in this Joint Proxy Statement under the heading "Unaudited U.S. GAAP Financial Information -- Northstar" are financial statements of Northstar to which adjustments have been made to convert such financial statements to U.S. GAAP and to conform such financial statements to Devon's presentation. Such financial statements have been converted to U.S. dollars using the period end exchange rate for each balance sheet and the average of each month end exchange rate for such period for each statement of operations. The historical exchange rates in effect for each period are displayed in the table below.

     The consolidated financial statements and the pro forma combined financial statements of and the summaries of historical consolidated financial information concerning Devon contained in this Joint Proxy Statement are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

     IN THIS JOINT PROXY STATEMENT, UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS.

                   EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS

     The following table sets forth for the periods indicated certain exchange rates based on the noon buying rate. Such rates are set forth as United States dollars per Canadian $1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S. $1.00.

                                           SIX MONTHS
                                         ENDED JUNE 30,             YEAR ENDED DECEMBER 31,
                                         ---------------   ------------------------------------------
                                          1998     1997     1997     1996     1995     1994     1993
                                         ------   ------   ------   ------   ------   ------   ------
Noon Buying Rate at end of period (U.S.
  $)...................................  0.6795   0.7241   0.6999   0.7301   0.7323   0.7128   0.7544
Average Noon Buying Rate during period
  (U.S. $).............................  0.6951   0.7282   0.7221   0.7332   0.7286   0.7300   0.7729
Highest Noon Buying Rate during period
  (U.S. $).............................  0.7105   0.7487   0.7487   0.7513   0.7527   0.7632   0.8046
Lowest Noon Buying Rate during period
  (U.S. $).............................  0.6784   0.7145   0.6945   0.7235   0.7023   0.7103   0.7439

     On October 28, 1998, the noon buying rate was Canadian $1.00 = U.S.
$0.6503.

                         COMPARATIVE MARKET PRICE DATA

     The following table sets forth the high and low sales prices and trading volumes of the shares of Devon Common Stock, traded under the symbol "DVN" on the AMEX, and of the Northstar Common Shares, traded under the symbol "NEN" on the TSE and ME, for the calendar quarters and months indicated. The quotations and volumes are as reported in published financial sources.

                                                  DEVON(1)                                   NORTHSTAR(2)
                                         ---------------------------   ---------------------------------------------------------
                                                    AMEX                           TSE                          ME(3)
                                         ---------------------------   ---------------------------   ---------------------------
                                          HIGH     LOW     VOLUME(4)    HIGH     LOW     VOLUME(4)    HIGH     LOW     VOLUME(4)
                                         ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
Quarter ended:
1996
March 31...............................  $25.75   $19.88     2,825     $16.50   $13.50     5,308         --       --        --
June 30................................  $26.13   $22.00     2,474     $15.50   $13.00     5,079         --       --        --
September 30...........................  $27.50   $22.75     4,715     $14.50   $11.60     7,069         --       --        --
December 31............................  $36.88   $25.25     6,011     $17.30   $11.65    10,934         --       --        --
1997
March 31...............................  $38.88   $29.50     4,458     $17.00   $13.25    17,485         --       --        --
June 30................................  $38.50   $27.38     5,619     $14.10   $11.55    32,364     $13.85   $11.30     4,451
September 30...........................  $45.25   $36.13     3,851     $13.00   $11.15    10,204     $13.00   $11.20     3,328
December 31............................  $49.13   $35.00     4,466     $12.50   $ 8.50    16,486     $12.20   $ 8.50     2,953
1998
March 31...............................  $40.88   $33.00     5,543     $10.60   $ 7.60    22,163     $10.60   $ 8.15     1,409
Month ended:
  April................................  $40.50   $36.06     1,705     $10.45   $ 9.25     3,473     $10.40   $ 9.20        98
  May..................................  $40.38   $35.75     1,312     $ 9.25   $ 8.60     2,048     $ 9.75   $ 8.50       122
  June.................................  $37.94   $32.63     3,127     $11.35   $ 8.25    17,575     $11.25   $ 8.40       598
  July.................................  $36.63   $32.25     5,170     $11.70   $10.00    24,880     $11.65   $10.10     1,006
  August...............................  $32.31   $26.38     3,012     $10.70   $ 8.50     6,880     $10.60   $ 8.55     1,069
  September............................  $34.00   $26.13     1,612     $11.10   $ 8.35     6,890     $11.05   $ 8.50     1,071
  October (through October 28, 1998)...  $34.00   $30.13     3,341     $11.40   $ 9.75    12,942     $11.40   $ 9.90     1,161

---------------

(1) The prices set forth for shares of Devon Common Stock are in U.S. dollars.

(2) The prices set forth for Northstar Common Shares are in Canadian dollars.

(3) Northstar Common Shares commenced trading on the ME in April, 1997.

(4) In thousands.

     On June 26, 1998, the last full trading day prior to the joint public announcement by Devon and Northstar of the proposed Combination, the last reported sales price on the AMEX of shares of Devon Common Stock was $36.50. The last reported sales price of the Northstar Common Shares on the TSE on the same day was Cdn. $9.75.

                                DEVON-NORTHSTAR

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     Set forth below is certain unaudited pro forma combined financial information with respect to the Combination. Such information gives effect to the Combination under the pooling-of-interests method of accounting under U.S. GAAP. Accordingly, the unaudited pro forma combined balance sheet has been presented as if Devon and Northstar were combined at the date of such pro forma balance sheet. The unaudited pro forma combined statements of operations have been presented as if Devon and Northstar were combined as of the beginning of the earliest period presented.

     The following unaudited pro forma combined financial statements should be read in conjunction with the notes thereto immediately following such unaudited pro forma combined financial statements, and the consolidated financial statements and related notes of Devon included in Devon's Form 10-K for the year ended December 31, 1997, and Devon's Form 10-Q for the quarter ended June 30, 1998, copies of which are included herewith. The following unaudited pro forma combined financial statements should also be read in conjunction with the consolidated financial statements and related notes of Northstar, which are included elsewhere herein. The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of actual results of operations or financial position that would have been achieved had the Combination been consummated at the beginning of the earliest period presented. The unaudited pro forma combined financial information is also not necessarily indicative of future results.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                      COMBINATION         DEVON-
                                                                        RELATED         NORTHSTAR
                                                       NORTHSTAR       PRO FORMA        PRO FORMA
                                            DEVON     U.S. GAAP(1)   ADJUSTMENTS(2)      COMBINED
                                           --------   ------------   --------------     ----------
Assets:
  Current assets.........................  $ 69,926    $  65,579        $(13,000)(a)    $  122,505
  Property and equipment, net............   780,175      265,764                         1,045,939
  Deferred income taxes..................        --       55,820         (55,820)(b)            --
  Other assets, net......................    13,056       45,209                            58,265
                                           --------    ---------        --------        ----------
          Total assets...................  $863,157    $ 432,372        $(68,820)       $1,226,709
                                           ========    =========        ========        ==========
Liabilities:
  Current liabilities....................  $ 24,479    $  60,757                        $   85,236
  Revenues and royalties due to others...     2,926        8,241                            11,167
  Other liabilities......................    23,766           --                            23,766
  Long-term debt.........................        --      302,078                           302,078
  Deferred income taxes..................   105,935           --        $(55,820)(b)        50,115
  Company-obligated mandatorily
     redeemable convertible preferred
     securities of subsidiary trust
     holding solely 6.5% convertible
     junior subordinated debentures of
     Devon Energy Corporation............   149,500           --                           149,500
Stockholders' equity:
  Preferred stock........................        --           --                                --
  Common stock...........................     3,232           --           1,550(c)          4,782
  Additional paid-in capital.............   392,937      396,030          (1,550)(c)       787,417
  Retained earnings (deficit)............   164,471     (316,649)        (13,000)(a)      (165,178)
  Accumulated other comprehensive
     earnings (loss) -- foreign currency
     translation adjustments.............    (4,089)     (18,085)                          (22,174)
                                           --------    ---------        --------        ----------
          Total stockholders' equity.....   556,551       61,296         (13,000)          604,847
                                           --------    ---------        --------        ----------
          Total liabilities and
            stockholders' equity.........  $863,157    $ 432,372        $(68,820)       $1,226,709
                                           ========    =========        ========        ==========

  See accompanying notes to unaudited pro forma combined financial statements.

                                DEVON-NORTHSTAR

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        DEVON-
                                                                                       NORTHSTAR
                                                                         NORTHSTAR     PRO FORMA
                                                              DEVON     U.S. GAAP(1)   COMBINED
                                                             --------   ------------   ---------
Revenues:
  Oil sales................................................  $ 45,564     $30,009      $ 75,573
  Gas sales................................................    70,279      36,276       106,555
  Natural gas liquids sales................................     7,988       1,699         9,687
  Other....................................................     3,603       9,794        13,397(4)
                                                             --------     -------      --------
          Total revenues...................................   127,434      77,778       205,212
                                                             --------     -------      --------
Costs and expenses:
  Lease operating expenses.................................    37,112      20,567        57,679
  Production taxes.........................................     6,539         727         7,266
  Depreciation, depletion and amortization.................    45,024      16,134        61,158
  General and administrative expenses......................     6,740       5,044        11,784
  Interest expense.........................................        51      10,786        10,837
  Deferred effect of changes in foreign currency exchange
     rate on long-term debt................................        --       6,921         6,921
  Distributions on preferred securities of subsidiary
     trust.................................................     4,859          --         4,859
                                                             --------     -------      --------
          Total costs and expenses.........................   100,325      60,179       160,504
                                                             --------     -------      --------
Earnings before income taxes...............................    27,109      17,599        44,708
Income tax expense:
  Current..................................................     4,636         695         5,331
  Deferred.................................................     4,717       8,262        12,979
                                                             --------     -------      --------
          Total income tax expense.........................     9,353       8,957        18,310
                                                             --------     -------      --------
Net earnings...............................................  $ 17,756     $ 8,642      $ 26,398
                                                             ========     =======      ========
Net earnings per average common share outstanding:
  Basic....................................................  $   0.55                  $   0.55
  Diluted..................................................  $   0.55                  $   0.55
Weighted average common shares outstanding -- basic........    32,320                    47,794

  See accompanying notes to unaudited pro forma combined financial statements.

                                DEVON-NORTHSTAR

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       DEVON-
                                                                                      NORTHSTAR
                                                                       NORTHSTAR      PRO FORMA
                                                           DEVON      U.S. GAAP(1)    COMBINED
                                                          --------    ------------    ---------
Revenues:
  Oil sales.............................................  $ 69,590      $28,290       $ 97,880
  Gas sales.............................................    73,414       24,891         98,305
  Natural gas liquids sales.............................    11,328        2,136         13,464
  Other.................................................     3,219       34,128         37,347(4)
                                                          --------      -------       --------
          Total revenues................................   157,551       89,445        246,996
                                                          --------      -------       --------
Costs and expenses:
  Lease operating expenses..............................    30,341       15,588         45,929
  Production taxes......................................     9,055          573          9,628
  Depreciation, depletion and amortization..............    40,142       29,479         69,621
  General and administrative expenses...................     6,236        5,544         11,780
  Interest expense......................................       159        5,488          5,647
  Deferred effect of changes in foreign currency
     exchange rate on long-term debt....................        --          266            266
  Distributions on preferred securities of subsidiary
     trust..............................................     4,859           --          4,859
                                                          --------      -------       --------
          Total costs and expenses......................    90,792       56,938        147,730
                                                          --------      -------       --------
Earnings before income taxes............................    66,759       32,507         99,266
Income tax expense:
  Current...............................................     8,545          781          9,326
  Deferred..............................................    18,158       14,526         32,684
                                                          --------      -------       --------
          Total income tax expense......................    26,703       15,307         42,010
                                                          --------      -------       --------
Net earnings............................................  $ 40,056      $17,200       $ 57,256
                                                          ========      =======       ========
Net earnings per average common share outstanding:
  Basic.................................................  $   1.25                    $   1.20
  Diluted...............................................  $   1.15                    $   1.13
Weighted average common shares outstanding-basic........    32,154                      47,763

  See accompanying notes to unaudited pro forma combined financial statements.

                                DEVON-NORTHSTAR

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      DEVON-
                                                                                     NORTHSTAR
                                                                       NORTHSTAR     PRO FORMA
                                                            DEVON     U.S. GAAP(1)   COMBINED
                                                           --------   ------------   ---------
Revenues:
  Oil sales..............................................  $133,445    $  74,280     $ 207,725
  Gas sales..............................................   150,549       68,910       219,459
  Natural gas liquids sales..............................    21,754        3,166        24,920
  Other..................................................     7,392       40,163        47,555(4)
                                                           --------    ---------     ---------
          Total revenues.................................   313,140      186,519       499,659
                                                           --------    ---------     ---------
Costs and expenses:
  Lease operating expenses...............................    65,655       35,242       100,897
  Production taxes.......................................    17,924        1,303        19,227
  Depreciation, depletion and amortization...............    85,307       83,801       169,108
  General and administrative expenses....................    12,922       11,459        24,381
  Interest expense.......................................       274       18,514        18,788
  Deferred effect of changes in foreign currency exchange
     rate on long-term debt..............................        --        5,860         5,860
  Distributions on preferred securities of subsidiary
     trust...............................................     9,717           --         9,717
  Reduction of carrying value of oil and gas
     properties..........................................        --      625,514       625,514
                                                           --------    ---------     ---------
          Total costs and expenses.......................   191,799      781,693       973,492
                                                           --------    ---------     ---------
Earnings (loss) before income taxes......................   121,341     (595,174)     (473,833)
Income tax expense (benefit):
  Current................................................    25,202        1,655        26,857
  Deferred...............................................    20,847     (221,546)     (200,699)
                                                           --------    ---------     ---------
          Total income tax expense (benefit).............    46,049     (219,891)     (173,842)
                                                           --------    ---------     ---------
Net earnings (loss)......................................  $ 75,292    $(375,283)    $(299,991)
                                                           ========    =========     =========
Net earnings (loss) per average common share outstanding:
  Basic..................................................  $   2.34                  $   (6.45)
  Diluted................................................  $   2.17                  $   (6.45)
Weighted average common shares outstanding -- basic......    32,216                     46,535

  See accompanying notes to unaudited pro forma combined financial statements.

                                DEVON-NORTHSTAR

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     DEVON-
                                                                                    NORTHSTAR
                                                                      NORTHSTAR     PRO FORMA
                                                           DEVON     U.S. GAAP(1)   COMBINED
                                                          --------   ------------   ---------
Revenues:
  Oil sales.............................................  $ 80,142     $ 55,881     $136,023
  Gas sales.............................................    68,049       33,394      101,443
  Natural gas liquids sales.............................    14,367        4,932       19,299
  Other.................................................     1,459       33,111       34,570(4)
                                                          --------     --------     --------
          Total revenues................................   164,017      127,318      291,335
                                                          --------     --------     --------
Costs and expenses:
  Lease operating expenses..............................    31,568       27,166       58,734
  Production taxes......................................    10,658          222       10,880
  Depreciation, depletion and amortization..............    43,361       26,946       70,307
  General and administrative expenses...................     9,101        6,010       15,111
  Interest expense......................................     5,277        7,385       12,662
  Deferred effect of changes in foreign currency
     exchange rate on long-term debt....................        --          199          199
  Distributions on preferred securities of subsidiary
     trust..............................................     4,753           --        4,753
                                                          --------     --------     --------
          Total costs and expenses......................   104,718       67,928      172,646
                                                          --------     --------     --------
Earnings before income taxes............................    59,299       59,390      118,689
Income tax expense:
  Current...............................................     6,709        1,125        7,834
  Deferred..............................................    17,789       25,463       43,252
                                                          --------     --------     --------
          Total income tax expense......................    24,498       26,588       51,086
                                                          --------     --------     --------
Net earnings............................................  $ 34,801     $ 32,802     $ 67,603
                                                          ========     ========     ========
Net earnings per average common share outstanding:
  Basic.................................................  $   1.57                  $   2.08
  Diluted...............................................  $   1.52                  $   2.01
Weighted average common shares outstanding -- basic.....    22,160                    32,449

  See accompanying notes to unaudited pro forma combined financial statements.

                                DEVON-NORTHSTAR

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     DEVON-
                                                                                    NORTHSTAR
                                                                      NORTHSTAR     PRO FORMA
                                                           DEVON     U.S. GAAP(1)   COMBINED
                                                          --------   ------------   ---------
Revenues:
  Oil sales.............................................  $ 55,290     $ 60,316     $115,606
  Gas sales.............................................    50,732       20,462       71,194
  Natural gas liquids sales.............................     6,404        2,687        9,091
  Other.................................................       877       13,375       14,252(4)
                                                          --------     --------     --------
          Total revenues................................   113,303       96,840      210,143
                                                          --------     --------     --------
Costs and expenses:
  Lease operating expenses..............................    27,289       24,435       51,724
  Production taxes......................................     6,832          220        7,052
  Depreciation, depletion and amortization..............    38,090       35,350       73,440
  General and administrative expenses...................     8,419        6,487       14,906
  Interest expense......................................     7,051        3,834       10,885
  Deferred effect of changes in foreign currency
     exchange rate on long-term debt....................        --          307          307
  Reduction of carrying value of oil and gas
     properties.........................................        --       97,061       97,061
                                                          --------     --------     --------
          Total costs and expenses......................    87,681      167,694      255,375
                                                          --------     --------     --------
Earnings (loss) before income taxes.....................    25,622      (70,854)     (45,232)
Income tax expense (benefit):
  Current...............................................     4,495          797        5,292
  Deferred..............................................     6,625      (31,256)     (24,631)
                                                          --------     --------     --------
          Total income tax expense (benefit)............    11,120      (30,459)     (19,339)
                                                          --------     --------     --------
Net earnings (loss).....................................  $ 14,502     $(40,395)    $(25,893)
                                                          ========     ========     ========
Net earnings (loss) per average common share
  outstanding:
  Basic.................................................  $   0.66                  $  (0.81)
  Diluted...............................................  $   0.65                  $  (0.81)
Weighted average common shares outstanding -- basic.....    22,074                    32,119

  See accompanying notes to unaudited pro forma combined financial statements.

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined financial information is presented to reflect the consummation of the Combination as described elsewhere herein. The pro forma combined balance sheet and statements of operations are presented under the pooling-of-interests method of accounting under U.S. GAAP. Accordingly, the unaudited pro forma combined balance sheet has been presented as if Devon and Northstar were combined at the date of such pro forma balance sheet. The unaudited pro forma combined statements of operations have been prepared as if Devon and Northstar were combined as of the beginning of the earliest period presented.

     The accompanying unaudited pro forma combined financial information has been prepared based on estimates and assumptions deemed by Devon to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been attained if the Combination had been consummated as presented in such statements or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices received for oil, gas and NGLs, future acquisitions and other factors.

     The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto for Devon included in Devon's Form 10-K for the year ended December 31, 1997, and Devon's Form 10-Q for the quarter ended June 30, 1998, copies of which are included herewith. The unaudited pro forma combined financial information should also be read in conjunction with the historical consolidated financial statements and related notes for Northstar which are included elsewhere herein.

     The historical consolidated financial statements for Northstar were prepared under Canadian GAAP and in Canadian dollars. For these unaudited pro forma combined financial statements, the historical financial information of Northstar has been converted to U.S. dollars using the June 30, 1998, exchange rate for the balance sheet and the average exchange rates for the six month periods ended June 30, 1998 and 1997, and the years 1997, 1996 and 1995, for the statements of operations. These unaudited pro forma financial statements also present the historical Northstar financial statements under U.S. GAAP. See "Unaudited U.S. GAAP Financial Information -- Northstar" for more complete information on Northstar's U.S. GAAP financial data, including the adjustments made to convert Northstar's historical data from Canadian GAAP and Canadian dollars to U.S. GAAP and U.S. dollars. Also, see Note 13 to Northstar's historical consolidated financial statements included elsewhere herein for a description of the adjustments to convert Northstar's financial statements from Canadian GAAP to U.S. GAAP. In addition, certain reclassifications have been made to Northstar's historical consolidated financial statements to conform to Devon's financial statement presentation.

     In March, 1997, Northstar acquired all the outstanding common shares of Morrison by issuing approximately 46.1 million Northstar Common Shares. The Northstar Common Shares received by the Morrison shareholders represented approximately 53% of the combined company's outstanding shares. Therefore, under U.S. GAAP, this transaction would be accounted for as a reverse acquisition of Northstar by Morrison. Accordingly, the results presented for periods through March, 1997 for Northstar using U.S. GAAP represent the historical results of Morrison, the "accounting acquirer." Because Northstar was the "legal acquirer," the financial results and other information for periods through March, 1997, are referred to as "Northstar's" results and information, even though they represent the historical results of Morrison. For periods subsequent to March, 1997, the results presented for Northstar using U.S. GAAP represent the historical results of Morrison, combined with the results of Northstar after valuing Northstar's March, 1997, assets and liabilities at fair value, rather than historical book value.

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

     Under Canadian GAAP, the Morrison transaction was accounted for under the pooling-of-interests method of accounting. Accordingly, for Northstar's results presented using Canadian GAAP, the historical results of Northstar and Morrison have been combined for all periods presented.

2. PRO FORMA ADJUSTMENTS

     The accompanying unaudited pro forma combined balance sheet includes the following adjustments:

          (a) To record payment of estimated business combination costs of $13 million, representing primarily professional and advisory fees directly related to the Combination. These one-time business combination costs are not reflected in the pro forma statements of operations since they are non-recurring in nature. These costs will be expensed by Devon in the quarter in which the Combination is consummated.

          (b) To reclassify deferred tax assets against deferred tax liabilities.

          (c) To record the issuance of 15,501,226 shares, par value $0.10, of Devon Common Stock in exchange for all 68,287,338 shares of Northstar Common Shares outstanding on June 30, 1998, based upon an Exchange Ratio which is indirectly equivalent to 0.227 shares of Devon Common Stock for each Northstar Common Share and assuming all Exchangeable Shares are exchanged for Devon Common Stock on such basis.

     The unaudited pro forma combined statements of operations reflect no adjustments to the historical statements of Devon or the U.S. GAAP statements of Northstar. Northstar's historical statements are adjusted for differences between Canadian GAAP and U.S. GAAP, and for differences between Northstar's and Devon's presentation, in the "Unaudited U.S. GAAP Financial
Information -- Northstar" immediately following these notes.

3. COMMON SHARES OUTSTANDING

     Net earnings per average common share outstanding have been calculated based upon the pro forma weighted average number of shares outstanding for each period presented. For computing pro forma basic net earnings per share, Devon's historical weighted average number of shares outstanding was increased in each period by the weighted average number of Northstar common shares outstanding, multiplied by the Exchange Ratio of 0.227. For computing pro forma diluted earnings per share, Devon's historical weighted average number of diluted shares was further increased by the dilutive effect of Northstar's stock options that Devon will assume under the Combination. For the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, the additional number of diluted shares added for the effect of Northstar options to be assumed were 27,000, 163,000, 199,000, 106,000, and 98,000 shares, respectively.

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

4. OTHER REVENUE

     Devon-Northstar pro forma combined other revenues consists of the following items:

                                                  SIX MONTHS
                                                ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                                               -----------------   ---------------------------
                                                1998      1997      1997      1996      1995
                                               -------   -------   -------   -------   -------
                                                                      (THOUSANDS)
Third party gas processing income............  $ 3,400   $ 5,176   $ 7,318   $ 6,313   $ 1,465
Gain from termination of gas contract........    5,047        --        --        --        --
Management contract termination fee..........    2,765        --        --        --        --
Gain (loss) on sale of assets................      (57)   29,381    29,573    10,598      (273)
Management and administration fees...........    1,031     2,919     4,963     6,209     4,579
Alberta royalty tax credits..................      966     1,034     2,137     1,191     1,076
Marketing revenues...........................       (3)      203       165       688     1,273
Pipeline revenues............................       --        --        --     3,455     3,179
Earnings (loss) from investments in
  unconsolidated subsidiaries................     (902)   (1,959)      382     3,559       684
Interest and other...........................    1,150       593     3,017     2,557     2,269
                                               -------   -------   -------   -------   -------
          Total..............................  $13,397   $37,347   $47,555   $34,570   $14,252
                                               =======   =======   =======   =======   =======

     In the six month period ended June 30, 1998, Northstar U.S. GAAP other revenues included $1.0 million of management and administration fees. However, the arrangements under which such fees were generated were terminated during the second quarter of 1998. Northstar received $2.8 million in June 1998 related to the termination of such management arrangements. Also in June 1998, Northstar received a one-time payment of $5.0 million from a gas purchaser for the termination of a gas contract.

5. DEPRECIATION, DEPLETION AND AMORTIZATION RATE

     Following is a comparison of Devon's combined depreciation, depletion and amortization rate per Boe for its U.S. and Canadian full cost pools on an historical basis before the Combination and on a pro forma basis after the Combination.

                                                       SIX MONTHS
                                                     ENDED JUNE 30,    YEAR ENDED DECEMBER 31,
                                                     --------------    -----------------------
                                                     1998     1997     1997     1996     1995
                                                     -----    -----    -----    -----    -----
Historical rate prior to the Combination...........  $4.23    $3.87    $4.08    $3.88    $3.65
Pro forma rate after the Combination...............  $3.24    $4.44    $4.86    $3.69    $4.04

     The pro forma rates after the Combination for the years 1997 and 1995 do not include the effects of Northstar's reduction of the carrying value of oil and gas properties under ceiling limitations of its full cost pool in accordance with SEC rules and regulations. The reductions totaled $625.5 million in 1997 and $97.1 million in 1995. The amounts of these reductions per Boe were $45.36 per Boe in 1997 and $12.74 per Boe in 1995.

6. SUPPLEMENTAL PRO FORMA INFORMATION ON OIL AND GAS OPERATIONS

     The following pro forma supplemental information regarding oil and gas operations is presented pursuant to the disclosure requirements promulgated by the SEC and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

  Pro Forma Capitalized Costs

     The following table sets forth the aggregate amount of pro forma capitalized costs relating to oil and gas producing activities and the aggregate amount of related accumulated depreciation, depletion and amortization assuming the Combination was consummated as of December 31, 1997.

Oil and gas properties:
  Subject to amortization...................................  $ 2,304,808,000
  Not subject to amortization...............................      130,747,000
                                                              ---------------
                                                                2,435,555,000
  Accumulated depreciation, depletion and amortization......   (1,466,336,000)
                                                              ---------------
  Net capitalized costs.....................................  $   969,219,000
                                                              ===============
Share of equity method investee's net capitalized costs.....  $    48,131,000
                                                              ===============

  Pro Forma Results of Operations for Oil and Gas Producing Activities

     The following tables include pro forma revenues and expenses associated directly with oil and gas producing activities for the years ended December 31, 1997, 1996 and 1995, assuming the Combination was consummated at the beginning of 1995. The following information does not include any allocation of pro forma interest costs or general corporate overhead and, therefore, is not necessarily indicative of the contribution to net earnings of oil and gas operations. Income tax expense has been calculated by applying statutory income tax rates to oil and gas sales after deducting costs, including depreciation, depletion and amortization and reductions of carrying value of oil and gas properties, and after giving effect to permanent differences and tax credits.

                                                                       TOTAL
                                                    -------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1997            1996           1995
                                                    -------------   ------------   ------------
Oil, gas and NGLs sales...........................  $ 452,104,000   $256,765,000   $195,890,000
Production and operating expenses.................   (120,124,000)   (69,614,000)   (58,776,000)
Depreciation, depletion and amortization..........   (164,977,000)   (67,832,000)   (71,376,000)
Reduction of carrying value of oil and gas
  properties......................................   (625,514,000)            --    (97,061,000)
Income tax (expense) benefit......................    159,511,000    (45,870,000)    17,016,000
                                                    -------------   ------------   ------------
Results of operations for oil and gas producing
  activities......................................  $(299,000,000)  $ 73,449,000   $(14,307,000)
                                                    =============   ============   ============
Share of equity method investee's results of
  operations for oil and gas producing
  activities......................................  $  (1,981,000)  $    620,000   $         --
                                                    =============   ============   ============

                                                                      DOMESTIC
                                                     ------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1997           1996           1995
                                                     ------------   ------------   ------------
Oil, gas and NGLs sales............................  $273,860,000   $162,558,000   $112,425,000
Production and operating expenses..................   (75,758,000)   (42,226,000)   (34,121,000)
Depreciation, depletion and amortization...........   (73,091,000)   (41,538,000)   (36,640,000)
Income tax expense.................................   (44,648,000)   (27,796,000)   (15,536,000)
                                                     ------------   ------------   ------------
Results of operations for oil and gas producing
  activities.......................................  $ 80,363,000   $ 50,998,000   $ 26,128,000
                                                     ============   ============   ============

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

                                                                      CANADA
                                                    -------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1997            1996           1995
                                                    -------------   ------------   ------------
Oil, gas and NGLs sales...........................  $ 178,244,000   $ 94,207,000   $ 83,465,000
Production and operating expenses.................    (44,366,000)   (27,388,000)   (24,655,000)
Depreciation, depletion and amortization..........    (91,886,000)   (26,294,000)   (34,736,000)
Reduction of carrying value of oil and gas
  properties......................................   (625,514,000)            --    (97,061,000)
Income tax (expense) benefit......................    204,159,000    (18,074,000)    32,552,000
                                                    -------------   ------------   ------------
Results of operations for oil and gas producing
  activities......................................  $(379,363,000)  $ 22,451,000   $(40,435,000)
                                                    =============   ============   ============
Share of equity method investee's results of
  operations for oil and gas producing
  activities......................................  $  (1,981,000)  $    620,000   $         --
                                                    =============   ============   ============

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

  Pro Forma Quantities of Oil and Gas Reserves

     Set forth below is a pro forma summary of the changes in the net quantities of crude oil, natural gas and NGLs reserves for the three year period ended December 31, 1997. The following information assumes the Combination was effective as of the end of 1994.

                                                                        TOTAL
                                                       ----------------------------------------
                                                       OIL (BBLS)     GAS (MCF)     NGLs (BBLS)
                                                       -----------   ------------   -----------
Actual Devon proved reserves as of December 31,
  1994...............................................   42,165,000    347,560,000    5,442,000
  Actual Northstar proved reserves as of December 31,
     1994............................................   15,779,000    191,600,000    2,223,000
                                                       -----------   ------------   ----------
Pro forma Devon proved reserves as of December 31,
  1994...............................................   57,944,000    539,160,000    7,665,000
  Revisions of previous estimates....................    2,250,000     (2,731,000)     532,000
  Extensions and discoveries.........................    4,661,000     82,445,000      773,000
  Purchase of reserves...............................    1,879,000    109,085,000    3,680,000
  Production.........................................   (7,130,000)   (58,186,000)    (831,000)
  Sale of reserves...................................     (605,000)   (20,027,000)    (269,000)
                                                       -----------   ------------   ----------
Pro forma proved reserves as of December 31, 1995....   58,999,000    649,746,000   11,550,000
  Revisions of previous estimates....................    4,982,000    (31,541,000)   1,022,000
  Extensions and discoveries.........................    4,433,000    149,049,000    1,154,000
  Purchase of reserves...............................   21,189,000    252,122,000    2,130,000
  Production.........................................   (6,780,000)   (62,214,000)  (1,255,000)
  Sale of reserves...................................   (2,668,000)   (58,843,000)    (411,000)
                                                       -----------   ------------   ----------
Pro forma proved reserves as of December 31, 1996....   80,155,000    898,319,000   14,190,000
  Revisions of previous estimates....................       42,000    (46,373,000)   1,544,000
  Extensions and discoveries.........................    9,387,000    145,508,000      424,000
  Purchase of reserves...............................   19,396,000    275,592,000    2,914,000
  Production.........................................  (11,783,000)  (121,827,000)  (1,891,000)
  Sale of reserves...................................     (156,000)      (615,000)      (3,000)
                                                       -----------   ------------   ----------
Pro forma proved reserves as of December 31, 1997....   97,041,000   1,150,604,000  17,178,000
                                                       ===========   ============   ==========
Pro forma proved developed reserves as of:
  December 31, 1994..................................   34,497,000    515,902,000    5,346,000
  December 31, 1995..................................   43,236,000    597,564,000    8,230,000
  December 31, 1996..................................   72,330,000    810,465,000   12,563,000
  December 31, 1997..................................   88,258,000    984,374,000   16,332,000
Share of equity method investee's proved reserves as
  of:
  December 31, 1996..................................    3,435,000     12,730,000      360,000
  December 31, 1997..................................    3,064,000     15,560,000      261,000
Share of equity method investee's proved developed
  reserves as of:
  December 31, 1996..................................    2,665,000     12,433,000      347,000
  December 31, 1997..................................    2,543,000     15,356,000      254,000

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

                                                                        DOMESTIC
                                                         --------------------------------------
                                                         OIL (BBLS)    GAS (MCF)    NGLS (BBLS)
                                                         ----------   -----------   -----------
Actual Devon proved reserves as of December 31, 1994...  42,165,000   347,560,000    5,442,000
  Actual Northstar proved reserves as of December 31,
     1994..............................................          --            --           --
                                                         ----------   -----------   ----------
Pro forma Devon proved reserves as of December 31,
  1994.................................................  42,165,000   347,560,000    5,442,000
  Revisions of previous estimates......................   1,127,000    (7,431,000)     535,000
  Extensions and discoveries...........................   2,959,000     9,645,000      472,000
  Purchase of reserves.................................   1,852,000    59,585,000    3,665,000
  Production...........................................  (3,300,000)  (36,886,000)    (600,000)
  Sale of reserves.....................................    (337,000)   (8,627,000)     (45,000)
                                                         ----------   -----------   ----------
Pro forma proved reserves as of December 31, 1995......  44,466,000   363,846,000    9,469,000
  Revisions of previous estimates......................   2,365,000     4,359,000    1,096,000
  Extensions and discoveries...........................   3,680,000    14,849,000      852,000
  Purchase of reserves.................................  13,659,000   209,064,000    1,246,000
  Production...........................................  (3,816,000)  (35,714,000)    (952,000)
  Sale of reserves.....................................    (403,000)   (1,743,000)     (16,000)
                                                         ----------   -----------   ----------
Pro forma proved reserves as of December 31, 1996......  59,951,000   554,661,000   11,695,000
  Revisions of previous estimates......................  (1,358,000)  (21,124,000)   1,531,000
  Extensions and discoveries...........................   7,394,000    94,925,000      301,000
  Purchase of reserves.................................   1,126,000       992,000       16,000
  Production...........................................  (6,055,000)  (61,015,000)  (1,468,000)
  Sale of reserves.....................................    (156,000)     (615,000)      (3,000)
                                                         ----------   -----------   ----------
Pro forma proved reserves as of December 31, 1997......  60,902,000   567,824,000   12,072,000
                                                         ==========   ===========   ==========
Pro forma proved developed reserves as of:
  December 31, 1994....................................  18,718,000   324,302,000    3,123,000
  December 31, 1995....................................  28,703,000   311,664,000    6,149,000
  December 31, 1996....................................  52,672,000   529,407,000   10,328,000
  December 31, 1997....................................  53,059,000   462,082,000   11,289,000

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

                                                                         CANADA
                                                         --------------------------------------
                                                         OIL (BBLS)    GAS (MCF)    NGLS (BBLS)
                                                         ----------   -----------   -----------
Actual Devon proved reserves as of December 31, 1994...          --            --           --
  Actual Northstar proved reserves as of December 31,
     1994..............................................  15,779,000   191,600,000    2,223,000
                                                         ----------   -----------    ---------
Pro forma Devon proved reserves as of December 31,
  1994.................................................  15,779,000   191,600,000    2,223,000
  Revisions of previous estimates......................   1,123,000     4,700,000       (3,000)
  Extensions and discoveries...........................   1,702,000    72,800,000      301,000
  Purchase of reserves.................................      27,000    49,500,000       15,000
  Production...........................................  (3,830,000)  (21,300,000)    (231,000)
  Sale of reserves.....................................    (268,000)  (11,400,000)    (224,000)
                                                         ----------   -----------    ---------
Pro forma proved reserves as of December 31, 1995......  14,533,000   285,900,000    2,081,000
  Revisions of previous estimates......................   2,617,000   (35,900,000)     (74,000)
  Extensions and discoveries...........................     753,000   134,200,000      302,000
  Purchase of reserves.................................   7,530,000    43,058,000      884,000
  Production...........................................  (2,964,000)  (26,500,000)    (303,000)
  Sale of reserves.....................................  (2,265,000)  (57,100,000)    (395,000)
                                                         ----------   -----------    ---------
Pro forma proved reserves as of December 31, 1996......  20,204,000   343,658,000    2,495,000
  Revisions of previous estimates......................   1,400,000   (25,249,000)      13,000
  Extensions and discoveries...........................   1,993,000    50,583,000      123,000
  Purchase of reserves.................................  18,270,000   274,600,000    2,898,000
  Production...........................................  (5,728,000)  (60,812,000)    (423,000)
  Sale of reserves.....................................          --            --           --
                                                         ----------   -----------    ---------
Pro forma proved reserves as of December 31, 1997......  36,139,000   582,780,000    5,106,000
                                                         ==========   ===========    =========
Pro forma proved developed reserves as of:
  December 31, 1994....................................  15,779,000   191,600,000    2,223,000
  December 31, 1995....................................  14,533,000   285,900,000    2,081,000
  December 31, 1996....................................  19,658,000   281,058,000    2,235,000
  December 31, 1997....................................  35,199,000   522,292,000    5,043,000
Share of equity method investee's proved reserves as
  of:
  December 31, 1996....................................   3,435,000    12,730,000      360,000
  December 31, 1997....................................   3,064,000    15,560,000      261,000
Share of equity method investee's proved developed
  reserves as of:
  December 31, 1996....................................   2,665,000    12,433,000      347,000
  December 31, 1997....................................   2,543,000    15,356,000      254,000

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

  Pro Forma Standardized Measure of Discounted Future Net Cash Flows

     The accompanying tables reflect the pro forma standardized measure of discounted future net cash flows relating to Devon's interest in proved oil, gas and NGLs reserves as of December 31, 1997, 1996 and 1995, assuming the Combination was effective as of the beginning of 1995.

                                                                    TOTAL
                                              --------------------------------------------------
                                                           YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                   1997              1996              1995
                                              ---------------   ---------------   --------------
Future cash inflows.........................  $ 3,728,815,000   $ 4,972,804,000   $2,050,722,000
Future costs:
  Development...............................     (120,277,000)      (90,638,000)     (71,190,000)
  Production................................   (1,386,943,000)   (1,377,410,000)    (762,839,000)
Future income tax expense...................     (399,972,000)     (953,748,000)    (153,431,000)
                                              ---------------   ---------------   --------------
Future net cash flows.......................    1,821,623,000     2,551,008,000    1,063,262,000
10% discount to reflect timing of cash
  flows.....................................     (720,947,000)   (1,096,034,000)    (420,857,000)
                                              ---------------   ---------------   --------------
Standardized measure of discounted future
  net cash flows............................  $ 1,100,676,000   $ 1,454,974,000   $  642,405,000
                                              ===============   ===============   ==============
Discounted future net cash flows before
  income taxes..............................  $ 1,340,644,000   $ 1,999,748,000   $  730,753,000
                                              ===============   ===============   ==============
Share of equity method investee's
  standardized measure of discounted future
  net cash flows............................  $    34,172,000   $    41,634,000   $           --
                                              ===============   ===============   ==============
Share of equity method investee's discounted
  future net cash flows before income
  taxes.....................................  $    45,777,000   $    64,619,000   $           --
                                              ===============   ===============   ==============

                                                                   DOMESTIC
                                               -------------------------------------------------
                                                            YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                    1997             1996              1995
                                               --------------   ---------------   --------------
Future cash inflows..........................  $2,304,602,000   $ 3,712,956,000   $1,476,418,000
Future costs:
  Development................................     (83,350,000)      (54,064,000)     (52,327,000)
  Production.................................    (806,130,000)   (1,013,750,000)    (496,279,000)
Future income tax expense....................    (269,880,000)     (713,182,000)    (153,431,000)
                                               --------------   ---------------   --------------
Future net cash flows........................   1,145,242,000     1,931,960,000      774,381,000
10% discount to reflect timing of cash
  flows......................................    (481,263,000)     (846,174,000)    (328,481,000)
                                               --------------   ---------------   --------------
Standardized measure of discounted future net
  cash flows.................................  $  663,979,000   $ 1,085,786,000   $  445,900,000
                                               ==============   ===============   ==============
Discounted future net cash flows before
  income taxes...............................  $  820,448,000   $ 1,486,603,000   $  534,248,000
                                               ==============   ===============   ==============

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

                                                                     CANADA
                                                 -----------------------------------------------
                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                      1997             1996            1995
                                                 --------------   --------------   -------------
Future cash inflows............................  $1,424,213,000   $1,259,848,000   $ 574,304,000
Future costs:
  Development..................................     (36,927,000)     (36,574,000)    (18,863,000)
  Production...................................    (580,813,000)    (363,660,000)   (266,560,000)
Future income tax expense......................    (130,092,000)    (240,566,000)             --
                                                 --------------   --------------   -------------
Future net cash flows..........................     676,381,000      619,048,000     288,881,000
10% discount to reflect timing of cash flows...    (239,684,000)    (249,860,000)    (92,376,000)
                                                 --------------   --------------   -------------
Standardized measure of discounted future net
  cash flows...................................  $  436,697,000   $  369,188,000   $ 196,505,000
                                                 ==============   ==============   =============
Discounted future net cash flows before income
  taxes........................................  $  520,196,000   $  513,145,000   $ 196,505,000
                                                 ==============   ==============   =============
Share of equity method investee's standardized
  measure of discounted future net cash
  flows........................................  $   34,172,000       41,634,000              --
                                                 ==============   ==============   =============
Share of equity method investee's discounted
  future net cash flows before income taxes....  $   45,777,000   $   64,619,000   $          --
                                                 ==============   ==============   =============

     Future cash inflows are computed by applying year-end prices (averaging $16.22 per barrel of oil, adjusted for transportation and other charges, $1.64 per Mcf of gas and $13.32 per barrel of NGLs at December 31, 1997) to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end. In addition to the future gas revenues calculated at $1.64 per Mcf, Devon's total future gas revenues also include the future tax credit payments to be received and recorded as gas revenues pursuant to the San Juan Basin Transaction described in Note 3 to Devon's consolidated financial statements which are included elsewhere herein. Devon's future total and domestic cash inflows as of December 31, 1997, shown in the tables above include $35.2 million related to these tax credit payments from 1998 through 2002. This amount has been calculated using the assumption that the year-end 1997 tax credit rate of $1.05 per MMBtu remains constant.

     Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

     Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pretax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of future operations.

                                DEVON-NORTHSTAR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

  Pro Forma Changes Relating to the Standardized Measure of Discounted Future Net Cash Flows

     Principal changes in the total U.S. and Canadian combined standardized measure of discounted future net cash flows attributable to Devon's proved reserves are shown in the following table. The following reconciliation assumes that the Combination was effective as of the end of 1994.

                                                                        TOTAL
                                                   -----------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                        1997             1996            1995
                                                   --------------   --------------   -------------
Devon's actual beginning balance as of December
  31, 1994.......................................                                    $ 358,206,000
  Northstar's actual beginning balance as of
     December 31, 1994...........................                                      168,459,000
                                                                                     -------------
Pro forma beginning balance......................  $1,454,974,000   $  642,405,000     526,665,000
Sales of oil, gas and NGLs, net of production
  costs..........................................    (331,980,000)    (187,151,000)   (137,114,000)
Net changes in prices and production costs.......    (890,534,000)     763,909,000      55,163,000
Extensions, discoveries, and improved recovery,
  net of future development costs................      75,698,000      145,310,000      45,256,000
Purchase of reserves, net of future development
  costs..........................................     246,173,000      578,099,000      63,943,000
Development costs incurred during the period
  which reduced future development costs.........      62,868,000       63,123,000      56,287,000
Revisions of quantity estimates..................     (12,251,000)      35,852,000      17,501,000
Sales of reserves in place.......................      (1,395,000)     (81,452,000)    (14,939,000)
Accretion of discount............................     198,401,000       73,000,000      59,584,000
Net change in income taxes.......................     300,684,000     (456,426,000)    (23,906,000)
Other, primarily changes in timing...............      (1,962,000)    (121,695,000)     (6,035,000)
                                                   --------------   --------------   -------------
Pro forma ending balance.........................  $1,100,676,000   $1,454,974,000   $ 642,405,000
                                                   ==============   ==============   =============

             UNAUDITED U.S. GAAP FINANCIAL INFORMATION -- NORTHSTAR

     Set forth below is certain unaudited U.S. GAAP financial information with respect to Northstar prior to the Combination. Such unaudited U.S. GAAP financial information converts Northstar's historical information, which is presented under Canadian GAAP and Canadian dollars, to U.S. GAAP and U.S. dollars, and conforms to Devon presentation.

     The following unaudited U.S. GAAP financial statements should be read in conjunction with the notes thereto immediately following such unaudited U.S. GAAP financial statements, and the consolidated financial statements and related notes of Northstar which are included elsewhere herein.

     In March, 1997, Northstar acquired all the outstanding common shares of Morrison by issuing approximately 46.1 million Northstar Common Shares. Under Canadian GAAP, the Morrison transaction was accounted for under the pooling-of-interests method of accounting. Accordingly, the information presented in the following unaudited U.S. GAAP financial statements as "Northstar Historical" represents Northstar's historical results presented using Canadian GAAP, whereby the historical results of Northstar and Morrison have been combined for all periods presented.

     The Northstar Common Shares received by the Morrison shareholders represented approximately 53% of the combined company's outstanding shares. Therefore, under U.S. GAAP, the Morrison transaction would be accounted for as a reverse acquisition of Northstar by Morrison. Accordingly, for the following unaudited U.S. GAAP financial statements, the results presented for periods through March, 1997 as "Northstar Using U.S. GAAP," represent the historical results of Morrison, the "accounting acquirer." Because Northstar was the "legal acquirer," the financial results for periods through March, 1997, are referred to as "Northstar's" results, even though they represent the historical results of Morrison. For periods subsequent to March, 1997, the results presented as "Northstar Using U.S. GAAP" represent the historical results of Morrison, combined with the results of Northstar after valuing Northstar's March, 1997, assets and liabilities at fair value, rather than historical book value.

                 UNAUDITED U.S. GAAP BALANCE SHEET -- NORTHSTAR
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                           U.S. GAAP          NORTHSTAR    CONVERTED
                                                            NORTHSTAR      AND OTHER            USING         TO
                                                           HISTORICAL    ADJUSTMENTS(3)       U.S. GAAP    U.S.$(4)
                                                           -----------   --------------       ----------   ---------
Assets:
  Current assets.........................................  C$   99,203     C$  (2,948)(b)     C$ 96,255    $  65,579
  Property and equipment, net............................    1,024,171        423,408(a)        390,084      265,764
                                                                              (47,319)(b)
                                                                             (998,412)(c)
                                                                              (11,764)(e)
  Deferred income taxes..................................           --         81,932(d)         81,932       55,820
  Other assets, net......................................       45,828           (533)(a)        66,357       45,209
                                                                               35,875(b)
                                                                              (14,813)(e)
                                                           -----------     ----------         ----------   ---------
        Total assets.....................................  C$1,169,202     C$(534,574)        C$634,628    $ 432,372
                                                           ===========     ==========         ==========   =========
Liabilities:
  Current liabilities....................................  C$   92,019     C$  (2,841)(b)     C$ 89,178    $  60,757
  Deferred revenue.......................................       12,097             --            12,097        8,241
  Other liabilities......................................       18,875         (6,652)(a)            --           --
                                                                                 (459)(b)
                                                                              (11,764)(e)
  Long-term debt.........................................      443,384             --           443,384      302,078
  Deferred income taxes..................................      176,264        129,421(a)             --           --
                                                                             (305,685)(d)
Stockholders' equity:
  Stockholders' equity -- Northstar......................      316,135        219,723(a)             --           --
                                                                             (535,858)(e)
  Additional paid-in capital.............................           --        535,858(e)        535,858      396,030
  Retained earnings (deficit)............................      110,428         80,383(a)       (445,889)    (316,649)
                                                                              (11,092)(b)
                                                                             (998,412)(c)
                                                                              387,617(d)
                                                                              (14,813)(e)
  Accumulated other comprehensive earnings
    (loss) -- foreign currency translation adjustments...           --             --                --      (18,085)
                                                           -----------     ----------         ----------   ---------
        Total stockholders' equity.......................      426,563       (336,594)           89,969       61,296
                                                           -----------     ----------         ----------   ---------
        Total liabilities and stockholders' equity.......  C$1,169,202     C$(534,574)        C$634,628    $ 432,372
                                                           ===========     ==========         ==========   =========

      See accompanying notes to unaudited U.S. GAAP financial statements.

            UNAUDITED U.S. GAAP STATEMENT OF OPERATIONS -- NORTHSTAR
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            U.S. GAAP        NORTHSTAR   CONVERTED
                                             NORTHSTAR      AND OTHER          USING        TO
                                             HISTORICAL   ADJUSTMENTS(3)     U.S. GAAP   U.S.$(4)
                                             ----------   --------------     ---------   ---------
Revenues:
  Oil sales................................  C $54,453      C $(7,611)(f)    $C  43,410   $30,009
                                                               (3,432)(j)
  Gas sales................................     72,691        (18,829)(f)       52,475     36,276
                                                               (1,387)(j)
  Natural gas liquids sales................      2,300            267(f)         2,458      1,699
                                                                 (109)(j)
  Less royalties...........................    (19,177)        19,177(f)            --         --
  Other....................................     44,153         11,466(f)        14,168      9,794
                                                               (1,304)(j)
                                                              (40,147)(i)
                                             ---------      ---------        ---------    -------
          Total revenues...................    154,420        (41,909)         112,511     77,778
                                             ---------      ---------        ---------    -------
Costs and expenses:
  Lease operating expenses.................     29,110          2,577(f)        29,751     20,567
                                                               (1,936)(j)
  Production taxes.........................         --          1,052(f)         1,052        727
  Depreciation, depletion and
     amortization..........................     61,353         (2,990)(j)       23,338     16,134
                                                              (35,025)(k)
  General and administrative expenses......      6,876            841(f)         7,296      5,044
                                                                 (421)(j)
  Interest expense.........................     15,602             --           15,602     10,786
  Deferred effect of changes in foreign
     currency exchange rate on long-term
     debt..................................         --         10,012(g)        10,012      6,921
                                             ---------      ---------        ---------    -------
          Total costs and expenses.........    112,941        (25,890)          87,051     60,179
                                             ---------      ---------        ---------    -------
Earnings before income taxes...............     41,479        (16,019)          25,460     17,599
Income tax expense:
  Current..................................      1,271           (266)(j)        1,005        695
  Deferred.................................      7,503         10,106(l)        11,952      8,262
                                                               (5,657)(i)
                                             ---------      ---------        ---------    -------
          Total income tax expense.........      8,774          4,183           12,957      8,957
                                             ---------      ---------        ---------    -------
Net earnings...............................  C $32,705      C $(20,202)      $C  12,503   $ 8,642
                                             =========      =========        =========    =======
Net earnings per average common share
  outstanding:
  Basic....................................  C $  0.48                       $C    0.18   $  0.13
  Diluted..................................  C $  0.46                       $C    0.18   $  0.13
Weighted average common shares
  outstanding..............................     68,167                          68,167     68,167

      See accompanying notes to unaudited U.S. GAAP financial statements.

            UNAUDITED U.S. GAAP STATEMENT OF OPERATIONS -- NORTHSTAR
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             U.S. GAAP        NORTHSTAR   CONVERTED
                                              NORTHSTAR      AND OTHER          USING        TO
                                              HISTORICAL   ADJUSTMENTS(3)     U.S. GAAP   U.S.$(4)
                                              ----------   --------------     ---------   ---------
Revenues:
  Oil sales.................................  C$ 81,921      C$(12,120)(f)    C$39,221     $28,290
                                                               (25,517)(i)
                                                                (5,063)(j)
  Gas sales.................................     67,782         (8,298)(f)      34,508      24,891
                                                               (23,295)(i)
                                                                (1,681)(j)
  Natural gas liquids sales.................      7,541         (2,150)(f)       2,962       2,136
                                                                (2,005)(i)
                                                                  (424)(j)
  Less royalties............................    (34,381)        22,484(f)           --          --
                                                                11,897(i)
  Other.....................................     47,177          8,878(f)       47,314      34,128
                                                                (2,025)(i)
                                                                (6,716)(j)
                                              ---------      ---------        --------     -------
          Total revenues....................    170,040        (46,035)        124,005      89,445
                                              ---------      ---------        --------     -------
Costs and expenses:
  Lease operating expenses..................     24,585          4,976(f)       21,611      15,588
                                                                (6,316)(i)
                                                                (1,634)(j)
  Production taxes..........................         --            794(f)          794         573
  Depreciation, depletion and
     amortization...........................     56,391        (14,811)(i)      40,869      29,479
                                                                (2,997)(j)
                                                                 2,286(k)
  General and administrative expenses.......      7,222          3,024(f)        7,686       5,544
                                                                (1,720)(i)
                                                                  (840)(j)
  Interest expense..........................      9,171         (1,564)(i)       7,607       5,488
  Deferred effect of changes in foreign
     currency exchange rate on long-term
     debt...................................         --            369(g)          369         266
                                              ---------      ---------        --------     -------
          Total costs and expenses..........     97,369        (18,433)         78,936      56,938
                                              ---------      ---------        --------     -------
Earnings before income taxes................     72,671        (27,602)         45,069      32,507
Income tax expense (benefit):
  Current...................................      1,436           (308)(i)       1,083         781
                                                                   (45)(j)
  Deferred..................................     30,253         (6,815)(i)      20,138      14,526
                                                                (3,300)(l)
                                              ---------      ---------        --------     -------
          Total income tax expense
            (benefit).......................     31,689        (10,468)         21,221      15,307
                                              ---------      ---------        --------     -------
Net earnings................................  C$ 40,982      C$(17,134)       C$23,848     $17,200
                                              =========      =========        ========     =======
Net earnings per average common share
  outstanding:
  Basic.....................................  C$   0.52                       C$  0.35     $  0.25
  Diluted...................................  C$   0.50                       C$  0.35     $  0.25
Weighted average common shares
  outstanding...............................     79,186                         68,761      68,761

      See accompanying notes to unaudited U.S. GAAP financial statements.

            UNAUDITED U.S. GAAP STATEMENT OF OPERATIONS -- NORTHSTAR
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          U.S. GAAP         NORTHSTAR    CONVERTED
                                           NORTHSTAR      AND OTHER           USING         TO
                                           HISTORICAL   ADJUSTMENTS(3)      U.S. GAAP    U.S.$(4)
                                           ----------   --------------     -----------   ---------
Revenues:
  Oil sales..............................  C$165,385      C$ (26,868)(f)   C$  102,824   $  74,280
                                                             (25,517)(i)
                                                             (10,176)(j)
  Gas sales..............................    139,776         (17,549)(f)        95,391      68,910
                                                             (23,295)(i)
                                                              (3,541)(j)
  Natural gas liquids sales..............      8,114          (1,390)(f)         4,382       3,166
                                                              (2,005)(i)
                                                                (337)(j)
  Less royalties.........................    (57,776)         45,879(f)             --          --
                                                              11,897(i)
  Other..................................     51,387          12,517(f)         55,596      40,163
                                                              (2,025)(i)
                                                              (6,283)(j)
                                           ---------      ----------       -----------   ---------
          Total revenues.................    306,886         (48,693)          258,193     186,519
                                           ---------      ----------       -----------   ---------
Costs and expenses:
  Lease operating expenses...............     53,274           5,602(f)         48,784      35,242
                                                              (6,316)(i)
                                                              (3,776)(j)
  Production taxes.......................         --           1,804(f)          1,804       1,303
  Depreciation, depletion and
     amortization........................    118,815          20,624(i)        116,003      83,801
                                                              (6,293)(j)
                                                             (17,143)(k)
  General and administrative expenses....     12,494           5,183(f)         15,863      11,459
                                                              (1,720)(i)
                                                                 (94)(j)
  Interest expense.......................     31,305          (1,564)(i)        25,629      18,514
                                                                (109)(j)
                                                              (4,003)(g)
  Deferred effect of changes in foreign
     currency exchange rate on long-term
     debt................................         --           8,111(g)          8,111       5,860
  Reduction of carrying value of oil and
     gas properties......................         --         865,883(k)        865,883     625,514
                                           ---------      ----------       -----------   ---------
          Total costs and expenses.......    215,888         866,189         1,082,077     781,693
                                           ---------      ----------       -----------   ---------
Earnings (loss) before income taxes......     90,998        (914,882)         (823,884)   (595,174)
Income tax expense (benefit):
  Current................................      2,826            (308)(i)         2,291       1,655
                                                                (227)(j)
  Deferred...............................     38,107          (6,815)(i)      (306,680)   (221,546)
                                                            (337,972)(l)
                                           ---------      ----------       -----------   ---------
          Total income tax expense
            (benefit)....................     40,933        (345,322)         (304,389)   (219,891)
                                           ---------      ----------       -----------   ---------
Net earnings (loss)......................  C$ 50,065      C$(569,560)      C$ (519,495)  $(375,283)
                                           =========      ==========       ===========   =========
Net earnings (loss) per average common
  share outstanding:
  Basic..................................  C$   0.68                       C$    (8.24)  $   (5.95)
  Diluted................................  C$   0.66                       C$    (8.24)  $   (5.95)
Weighted average common shares
  outstanding............................     73,505                            63,080      63,080

      See accompanying notes to unaudited U.S. GAAP financial statements.

            UNAUDITED U.S. GAAP STATEMENT OF OPERATIONS -- NORTHSTAR
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          U.S. GAAP        NORTHSTAR     CONVERTED
                                          NORTHSTAR       AND OTHER          USING          TO
                                          HISTORICAL    ADJUSTMENTS(3)     U.S. GAAP     U.S.$(4)
                                          ----------    --------------     ---------     ---------
Revenues:                                                    (22,253)(f)
  Oil sales.............................  C$195,497       C$ (94,238)(h)   C$ 76,236     $ 55,881
                                                              (2,770)(j)
  Gas sales.............................    123,504           (8,995)(f)      45,559       33,394
                                                             (68,256)(h)
                                                                (694)(j)
  Natural gas liquids sales.............     15,127           (1,612)(f)       6,728        4,932
                                                              (6,619)(h)
                                                                (168)(j)
  Less royalties........................    (63,138)          31,538(f)           --           --
                                                              31,600(h)
  Other.................................     37,140           11,800(f)       45,172       33,111
                                                              (4,448)(h)
                                                                 680(j)
                                          ---------       ----------       ---------     --------
          Total revenues................    308,130         (134,435)        173,695      127,318
                                          ---------       ----------       ---------     --------
Costs and expenses:                                            4,392(f)
  Lease operating expenses..............     56,940          (23,633)(h)      37,062       27,166
                                                                (637)(j)
  Production taxes......................         --              303(f)          303          222
  Depreciation, depletion and
     amortization.......................    119,828          (62,911)(h)      36,761       26,946
                                                              (1,468)(j)
                                                             (18,688)(k)
  General and administrative expenses...      7,639            5,783(f)        8,199        6,010
                                                              (5,169)(h)
                                                                 (54)(j)
  Interest expense......................     17,105           (6,891)(h)      10,075        7,385
                                                                (139)(j)
  Deferred effect of changes in foreign
     currency exchange rate on long-term
     debt...............................         --              272(g)          272          199
                                          ---------       ----------       ---------     --------
          Total costs and expenses......    201,512         (108,840)         92,672       67,928
                                          ---------       ----------       ---------     --------
Earnings before income taxes............    106,618          (25,595)         81,023       59,390
Income tax expense (benefit):
  Current...............................      2,827           (1,273)(h)       1,535        1,125
                                                                 (19)(j)
  Deferred..............................     41,729          (16,192)(h)      34,738       25,463
                                                               9,201(1)
                                          ---------       ----------       ---------     --------
          Total income tax expense
            (benefit)...................     44,556           (8,283)         36,273       26,588
                                          ---------       ----------       ---------     --------
Net earnings............................  C$ 62,062       C$ (17,312)      C$ 44,750     $ 32,802
                                          =========       ==========       =========     ========
Net earnings per average common share
  outstanding:
  Basic.................................  C$   0.72                        C$   0.99     $   0.72
  Diluted...............................  C$   0.70                        C$   0.99     $   0.72
Weighted average common shares
  outstanding...........................     85,832                           45,326       45,326

      See accompanying notes to unaudited U.S. GAAP financial statements.

            UNAUDITED U.S. GAAP STATEMENT OF OPERATIONS -- NORTHSTAR
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         U.S. GAAP         NORTHSTAR    CONVERTED
                                         NORTHSTAR       AND OTHER           USING         TO
                                         HISTORICAL    ADJUSTMENTS(3)      U.S. GAAP    U.S.$(4)
                                         ----------    --------------      ---------    ---------
Revenues:
  Oil sales............................  C$156,755       C$ (21,530)(f)    C$ 82,658    $ 60,316
                                                            (52,567)(h)
  Gas sales............................     93,221           (3,246)(f)       28,041      20,462
                                                            (61,934)(h)
  Natural gas liquids sales............     11,143           (1,590)(f)        3,682       2,687
                                                             (5,871)(h)
  Less royalties.......................    (43,372)          25,193(f)            --          --
                                                             18,179(h)
  Other................................     12,163            7,251(f)        18,330      13,375
                                                             (1,084)(h)
                                         ---------       ----------        ---------    --------
          Total revenues...............    229,910          (97,199)         132,711      96,840
                                         ---------       ----------        ---------    --------
Costs and expenses:
  Lease operating expenses.............     47,852            2,008(f)        33,486      24,435
                                                            (16,374)(h)
  Production taxes.....................         --              301(f)           301         220
  Depreciation, depletion and
     amortization......................    101,353          (48,806)(h)       48,445      35,350
                                                             (4,102)(k)
  General and administrative
     expenses..........................      8,969            3,769(f)         8,890       6,487
                                                             (3,848)(h)
  Interest expense.....................     12,392           (7,138)(h)        5,254       3,834
  Deferred effect of changes in foreign
     currency exchange rate on
     long-term debt....................         --              421(g)           421         307
  Reduction of carrying value of oil
     and gas properties................         --          133,015(k)       133,015      97,061
                                         ---------       ----------        ---------    --------
          Total costs and expenses.....    170,566           59,246          229,812     167,694
                                         ---------       ----------        ---------    --------
Earnings before income taxes...........     59,344         (156,445)         (97,101)    (70,854)
Income tax expense (benefit):
  Current..............................      1,696             (604)(h)        1,092         797
  Deferred.............................     21,070           (7,100)(h)      (42,834)    (31,256)
                                                            (56,804)(l)
                                         ---------       ----------        ---------    --------
          Total income tax expense
            (benefit)..................     22,766          (64,508)         (41,742)    (30,459)
                                         ---------       ----------        ---------    --------
Net earnings...........................  C$ 36,578       C$ (91,937)       C$(55,359)   $(40,395)
                                         =========       ==========        =========    ========
Net earnings per average common share
  outstanding:
  Basic................................  C$   0.45                         C$  (1.25)   $  (0.91)
  Diluted..............................  C$   0.44                         C$  (1.25)   $  (0.91)
Weighted average common shares
  outstanding..........................     81,270                            44,250      44,250

      See accompanying notes to unaudited U.S. GAAP financial statements.

                          NOTES TO UNAUDITED U.S. GAAP
                       FINANCIAL STATEMENTS -- NORTHSTAR
          JUNE 30, 1998 AND 1997, AND DECEMBER 31, 1997, 1996 AND 1995

1. BASIS OF PRESENTATION

     The accompanying unaudited U.S. GAAP financial information of Northstar is presented to reflect Northstar's financial information under U.S. GAAP and U.S. dollars and in conformity with Devon's financial statement presentation. The unaudited U.S. GAAP financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto for Northstar that are included elsewhere herein.

     The historical consolidated financial statement information for Northstar was prepared under Canadian GAAP and in Canadian dollars. For these unaudited U.S. GAAP financial statements, the historical financial information of Northstar have been converted to U.S. dollars using the June 30, 1998, exchange rate for the balance sheet and the average exchange rates for the six month periods ended June 30, 1998 and 1997 and the years 1997, 1996 and 1995, for the statements of operations. These unaudited U.S. GAAP financial statements also contain certain adjustments to conform the historical Northstar financial statements to U.S. GAAP as described in the following notes. Also, see Note 13 to Northstar's historical consolidated financial statements included elsewhere herein for a description of the adjustments to convert Northstar's financial statements from Canadian GAAP to U.S. GAAP. In addition, certain reclassifications have been made to Northstar's historical consolidated financial statements to conform to Devon's financial statement presentation.

2. NORTHSTAR -- MORRISON BUSINESS COMBINATION

     In March, 1997, Northstar acquired all the outstanding common shares of Morrison by issuing approximately 46.1 million Northstar Common Shares. Under Canadian GAAP, this acquisition was accounted for as a pooling-of-interests. Accordingly, Northstar's historical financial position as of June 30, 1998, and its historical financial results for the six month periods ended June 30, 1998 and 1997, and for the years ended December 31, 1997, 1996 and 1995, are presented as if Northstar and Morrison had been combined for all periods presented.

     The Northstar Common Shares received by the Morrison shareholders represented approximately 53% of the combined company's outstanding shares. Therefore, under U.S. GAAP, the Morrison transaction would be accounted for as a reverse acquisition of Northstar by Morrison. Accordingly, for the accompanying unaudited U.S. GAAP financial statements, the results presented for periods through March, 1997 as "Northstar Using U.S. GAAP," represent the historical results of Morrison, the "accounting acquirer." Because Northstar was the "legal acquirer," the financial results for periods through March, 1997, are referred to as "Northstar's" results, even though they represent the historical results of Morrison. For periods subsequent to March, 1997, the results presented as "Northstar Using U.S. GAAP" represent the historical results of Morrison, combined with the results of Northstar after valuing Northstar's March, 1997, assets and liabilities at fair value, rather than historical book value.

     Because of the significant difference in accounting for this acquisition between Canadian GAAP and U.S. GAAP, the accompanying unaudited U.S. GAAP financial statements of Northstar include a number of adjustments concerning the Morrison acquisition. Those adjustments are described in detail in the following
Note 3.

3. U.S. GAAP ADJUSTMENTS

     The accompanying U.S. GAAP balance sheet includes the following adjustments:

          (a) To adjust for the effect of accounting for the Morrison transaction using the reverse acquisition purchase method of accounting under U.S. GAAP as opposed to the pooling-of-interests method that was used under Canadian GAAP.

                          NOTES TO UNAUDITED U.S. GAAP
                FINANCIAL STATEMENTS -- NORTHSTAR -- (CONTINUED)

          (b) To adjust for the effect of accounting for Northstar's 50% interest in a Canadian oil and gas corporation using the equity method under U.S. GAAP. For Canadian GAAP, this interest is proportionately consolidated.

          (c) To adjust for the cumulative effect of reductions to the carrying value of Northstar's oil and gas properties using the U.S. GAAP full cost ceiling limitations set forth by the Securities and Exchange Commission rules and regulations for the full cost method of accounting for oil and gas operations.

          (d) To adjust for the effect of deferred income tax accounting under U.S. GAAP.

          (e) To adjust for other miscellaneous differences between Canadian GAAP and U.S. GAAP, including reclassifying accrued site restoration costs from other liabilities to accumulated depreciation, depletion and amortization to conform to Devon's presentation.

     The accompanying U.S. GAAP statements of operations include the following adjustments:

          (f) To allocate oil, gas and NGLs royalty payments to oil, gas and NGLs revenues in accordance with U.S. GAAP; to reclassify third party gas processing revenues from lease operating expenses to other revenues to conform to Devon's presentation; to reclassify gain from gas contract terminations from gas sales to other revenues to conform to Devon's presentation; and to reclassify management fees earned from general and administrative expenses to other revenues to conform to Devon's presentation

          (g) To record foreign currency transaction gains and losses in accordance with U.S. GAAP.

          (h) To remove the 1996 and 1995 results of Northstar originally recorded as a pooling-of-interests under Canadian GAAP.

          (i) To remove the first quarter 1997 results of Northstar originally recorded as a pooling-of-interests under Canadian GAAP, and adjust the last nine months of 1997 and the first six months of 1998 for the effect of recording the Morrison transaction using the reverse acquisition purchase method of accounting under U.S. GAAP.

          (j) To adjust for the effect of accounting for Northstar's 50% interest in a Canadian oil and gas corporation using the equity method under U.S. GAAP. For Canadian GAAP, this interest is proportionately consolidated.

          (k) To record a C$865.9 million (U.S.$625.5 million) and a C$133.0 million (U.S.$97.1 million) reduction of the carrying value of oil and gas properties as of December 31, 1997 and 1995, respectively, in accordance with the full cost ceiling limitation set forth by SEC rules and regulations for the full cost method of accounting for oil and gas operations. The deferred tax benefits of these reductions to oil and gas properties were C$315.0 million (U.S.$227.6 million) in 1997 and C$59.3 million (U.S.$43.3 million) in 1995.

          As a result of the reductions of the carrying values of oil and gas properties in 1997 and 1995, as well as 1994 and 1991, reductions of Northstar's historical depreciation, depletion and amortization expense are reflected in periods subsequent to the reductions.

          (l) To adjust the historical income tax expense for (1) the effects of the U.S. GAAP adjustments described above, and (2) to convert to the income tax accounting method as prescribed by U.S. GAAP.

                          NOTES TO UNAUDITED U.S. GAAP
                FINANCIAL STATEMENTS -- NORTHSTAR -- (CONTINUED)

4. CONVERSION TO U.S. DOLLARS

     For the June 30, 1998, U.S. GAAP balance sheet, the stockholders' equity balance was adjusted using historical exchange rates in effect at the time of the various capital transactions. All other accounts were adjusted using the June 30, 1998, exchange rate of C$1.00 to U.S.$0.68.

     For the U.S. GAAP statements of operations for the six month periods ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, Canadian dollars were converted to U.S. dollars using the following exchange rates: $0.69, $0.72, $0.72, $0.73 and $0.73, respectively, which are the average of the month end exchange rates for such periods.

                                  THE MEETINGS

DEVON

     Purpose of the Meeting. The purpose of the Devon Meeting is to consider and act upon: (i) a proposal to approve the Combination Agreement and the Combination; (ii) a proposal to approve and adopt the Certificate Amendment;
(iii) a proposal to approve and adopt the Option Plan Amendment; and (iv) such other business as may be properly presented to the meeting.

     Recommendation of the Board of Directors. THE DEVON BOARD BELIEVES THAT THE COMBINATION IS IN THE BEST INTERESTS OF DEVON STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE DEVON STOCKHOLDERS VOTE TO: (I) APPROVE THE COMBINATION AGREEMENT AND THE COMBINATION; (II) APPROVE AND ADOPT THE CERTIFICATE AMENDMENT; AND (III) APPROVE AND ADOPT THE OPTION PLAN AMENDMENT.

     Solicitation and Voting of Proxies. The accompanying proxy is solicited on behalf of the Devon Board for use at the Devon Meeting, to be held at 10:00 a.m. (local time) on December 9, 1998. Only Devon Stockholders at the close of business on October 27, 1998 will be entitled to vote at the Devon Meeting. At the close of business on that date, there were 32,319,894 shares of Devon Common Stock outstanding and entitled to vote. A majority of those shares, present in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered to be represented for purposes of a quorum. This Joint Proxy Statement and the accompanying form of proxy were first mailed to Devon Stockholders on or about November 6, 1998.

     Revocability of Proxy. A Devon Stockholder who has given a proxy may revoke it at any time before it is exercised at the Devon Meeting, by: (i) delivering to the corporate secretary of Devon (by any means, including facsimile) a written notice stating that the proxy is revoked; (ii) signing and so delivering a proxy bearing a later date; or (iii) attending the Devon Meeting and voting in person (although attendance at the Devon Meeting will not, by itself, revoke a proxy).

     Expenses of Proxy Solicitation. The cost of soliciting proxies to be voted at the Devon Meeting will be paid by Devon. Morrow & Co., Inc., New York, New York, has been employed to solicit proxies by mail, telephone or personal solicitation for a fee of approximately $6,500 plus expenses. Devon has also arranged for reimbursement, at the rate suggested by the New York Stock Exchange, to brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares of Devon Common Stock held of record. Proxies may also be solicited by directors, officers, and employees of Devon, but such persons will not be specially compensated for such services.

     Voting Rights. Devon Stockholders are entitled to one vote for each share held as of the Devon Record Date. Approval by the Devon Stockholders of the Combination Agreement and the Combination is required by the rules of the AMEX. Such approval requires the affirmative vote of a majority of votes cast on the proposal, either in person or by proxy, at the Devon Meeting. Approval and adoption of the Certificate Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Devon Common Stock. Approval of the Option Plan Amendment requires the affirmative vote of a majority of votes cast on the proposal, either in person or by proxy, at the Devon Meeting, and entitled to vote on the proposal. Abstentions and broker non-votes (shares which are present at the meeting and for which a broker or nominee has received no instruction by the beneficial owner as to how such owner wishes the shares to be voted) are counted for purposes of determining whether a quorum is present at the meeting. Abstentions and broker non-votes will have the same effect as a negative vote with regard to the proposal to approve the Certificate Amendment. Abstentions and broker non-votes will not count as shares voting "for" or "against" with respect to approval of the Combination Agreement and the Combination or the Option Plan Amendment and will have no effect in determining whether such proposals have been approved.

     Auditors. KPMG Peat Marwick LLP, independent auditors, ("KPMG") have served as the independent auditors of Devon since 1980. Representatives of KPMG plan to attend the Devon Meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

     Stockholder Proposals. Any Devon Stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to Devon's 1999 annual meeting of stockholders is required to submit such proposal to Devon on or before December 1, 1998.

NORTHSTAR

     Purpose of the Meeting. The purpose of the Northstar Meeting is to consider and act upon the Arrangement Resolution and such other business as may be properly presented to the meeting.

     Recommendation of the Board of Directors. THE NORTHSTAR BOARD BELIEVES THAT THE COMBINATION IS IN THE BEST INTERESTS OF NORTHSTAR AND THE NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS VOTE IN FAVOR OF THE ARRANGEMENT RESOLUTION.

     Solicitation and Voting of Proxies. The accompanying proxy is solicited on behalf of the management of Northstar for use at the Northstar Meeting. Corporate Shareholder Services Inc., proxy solicitation and information agent, has been employed to solicit proxies by mail, telephone or personal solicitation for a fee of approximately Cdn. $10,000 plus expenses. Proxies may also be solicited personally or by telephone by regular employees of Northstar without special compensation. The cost of solicitation will be borne by Northstar. Northstar may also pay brokers or nominees holding Northstar Common Shares in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals. This Joint Proxy Statement and the accompanying form of proxy were first mailed to Northstar Shareholders and Northstar Optionholders on or about November 6, 1998.

     Only holders of record of Northstar Common Shares or Northstar Options at the close of business on the Northstar Record Date will be entitled to vote at the Northstar Meeting, subject to the provisions of the ABCA regarding transfers of Northstar Common Shares after the Northstar Record Date. See the "Notice of Special Meeting of Shareholders and Optionholders" accompanying this Joint Proxy Statement. At the close of business on the Northstar Record Date, there were 68,486,352 Northstar Common Shares outstanding and 5,520,345 Common Shares subject to outstanding Northstar Options.

     The quorum at the Northstar Meeting will be four persons present in person or representing by proxy issued shares of Northstar representing not less than 5% of the votes entitled to be cast at such meeting. Pursuant to the Interim Order, the vote required to approve the Arrangement Resolution is not less than 66 2/3% of the aggregate votes actually cast by the Northstar Shareholders and Northstar Optionholders, voting together (not counting for this purpose abstentions, spoiled votes, illegible votes and/or defective votes). For these purposes each Northstar Common Share carries one vote, and each Northstar Option carries the number of votes equal to the number of Northstar Common Shares subject to the Northstar Option.

     A proxy, in order to be acted upon at the Northstar Meeting (or any adjournment or postponement of the Northstar Meeting) must: (i) be received by Northstar at the registered office of Northstar (as set forth in this Joint Proxy Statement) or by CIBC Mellon Trust Company at its principal transfer office in Calgary, at Suite 600, 333-7th Avenue S.W., Calgary, Alberta, Canada T2P 2Z1 not later than 5:00 p.m. (local time) on the day preceding the Northstar Meeting (or any adjournment or postponement thereof); or (ii) be deposited with the scrutineers for the attention of the Chairman at the Northstar Meeting (or any adjournment or postponement thereof).

     Appointment of Proxy and Discretionary Authority. A NORTHSTAR SHAREHOLDER OR NORTHSTAR OPTIONHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A NORTHSTAR SHAREHOLDER OR NORTHSTAR OPTIONHOLDER), OTHER THAN THE PERSONS DESIGNATED IN THE FORM OF PROXY ACCOMPANYING THIS JOINT PROXY STATEMENT, AS NOMINEE TO ATTEND AND ACT FOR AND ON BEHALF OF SUCH SHAREHOLDER OR OPTIONHOLDER AT THE NORTHSTAR MEETING AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED ON THE FORM OF PROXY.

     The Northstar Common Shares and Northstar Options represented by proxies at the Northstar Meeting will be voted in accordance with the instructions of the Northstar Shareholder and Northstar Optionholder on any ballot that may be called for and, where the person whose proxy is solicited specifies a choice with respect to any matter to be voted upon, such person's Northstar Common Shares or Northstar Options shall be voted in accordance with the specifications so made.

     IF A NORTHSTAR SHAREHOLDER OR NORTHSTAR OPTIONHOLDER APPOINTS A PERSON DESIGNATED BY MANAGEMENT IN THE PROXY AS NOMINEE AND DOES NOT DIRECT THE MANAGEMENT NOMINEE TO VOTE EITHER FOR OR AGAINST THE MATTER OR MATTERS WITH RESPECT TO WHICH AN OPPORTUNITY TO SPECIFY HOW THE SHARES OR OPTIONS REGISTERED IN THE NAME OF SUCH SHAREHOLDER OR OPTIONHOLDER SHALL BE VOTED, THE PROXY SHALL BE VOTED FOR SUCH MATTER OR MATTERS PROPOSED IN THIS JOINT PROXY STATEMENT.

     THE FORM OF PROXY ACCOMPANYING THIS JOINT PROXY STATEMENT CONFERS DISCRETIONARY AUTHORITY UPON THE PROXY NOMINEES WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE ACCOMPANYING NOTICE OF THE NORTHSTAR MEETING AND OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE NORTHSTAR MEETING. Northstar management knows of no matters to come before the Northstar Meeting other than the matters referred to in the accompanying Notice of the Northstar Meeting. However, if any other matters which are not now known to management should properly come before the Northstar Meeting, the Northstar Common Shares and Northstar Options represented by proxies in favor of management nominees will be voted on such matters in accordance with the best judgment of the proxy nominee.

     Revocation of Proxies. Proxies given by Northstar Shareholders or Northstar Optionholders for use at the Northstar Meeting may be revoked at any time prior to their use. A Northstar Shareholder or Northstar Optionholder giving a proxy may revoke the proxy: (i) by instrument in writing executed by the Northstar Shareholder or Northstar Optionholder or by such person's attorney authorized in writing, or, if the Northstar Shareholder or Northstar Optionholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing, and deposited at the registered office of Northstar (as set forth in this Joint Proxy Statement) or with CIBC Mellon Trust Company at its principal transfer office in Calgary at Suite 600, 333-7th Avenue S.W. Calgary, Alberta, Canada T2P 2Z1 not later than 5:00 p.m. (local time), in each case on the business day preceding the day of the Northstar Meeting, or any adjournment or postponement thereof, or with the scrutineers of the Northstar Meeting for the attention of the Chairman of the Northstar Meeting on the day of such Northstar Meeting or adjournment or postponement thereof; (ii) by a duly executed and deposited proxy bearing a later date or time than the date or time of the proxy being revoked; (iii) by voting in person at the Northstar Meeting (although attendance at the Northstar Meeting will not in and of itself constitute a revocation of a proxy); or (iv) in any other manner permitted by law.

     Auditors. Deloitte & Touche, chartered accountants, have served as Northstar's auditors since 1989. Representatives of Deloitte & Touche plan to attend the Northstar Meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

                                THE COMBINATION

BACKGROUND

     In view of the ongoing consolidation in the North American oil and gas industry, Northstar has from time to time considered the possibility of a strategic transaction with a United States-based oil and gas company. Northstar believed this strategy would bring the advantages of increased access to capital markets, ability to deploy resources to the areas of greatest opportunity and increased access to broader and more diverse commodity markets. Similarly, Devon has from time to time considered the possibility of a strategic transaction with a Canadian-based oil and gas company in order to increase the size of Devon's Canadian operations and provide Devon with greater access to Canadian gas markets and exploration potential.

     In early 1998, Northstar retained Morgan Stanley for the purpose of advising Northstar on the mergers and acquisitions market in North America and to advise Northstar generally on strategic alternatives. The strategic alternatives considered included financial restructurings, asset sales, acquisitions, joint ventures and farm-in arrangements and a review of potential candidates for a strategic, cross-border merger transaction. During Northstar's review of strategic alternatives, Devon consistently was identified as an attractive transaction candidate should Northstar determine to explore a strategic transaction.

     Before and after its retention of Morgan Stanley, Northstar received a number of unsolicited preliminary inquiries from United States-based companies regarding Northstar's level of interest in exploring potential strategic transactions. Morgan Stanley also made a number of confidential inquiries to gauge the level of interest among some of the companies, including Devon, identified as the best of potential transaction partners. However, over time, these potential candidates were dismissed for a variety of reasons, including perceived lack of strategic fit, excessive debt levels or lack of commitment of the other party. Morgan Stanley made such inquiries to Devon in March, 1998. Devon indicated that it was not, at the time, a potential candidate for a transaction with Northstar because it was devoting significant management time to a possible transaction with another company.

     In early June 1998, Morgan Stanley again approached Devon to discuss Devon's level of interest in a potential strategic transaction with Northstar. By this time, talks between Devon and the other company had terminated because the other company had announced a transaction with a third party. Therefore Devon indicated an interest in pursuing the possibility of a transaction with Northstar. As a result, an initial meeting between Northstar's President and Chief Executive Officer, John A. Hagg, and Executive Vice President and Chief Financial Officer, John Richels, and Devon's President and Chief Executive Officer, J. Larry Nichols, and Vice President -- Corporate Development, H. Allen Turner, was held on June 12, 1998 in Chicago. At that meeting the concept of a strategic business combination was discussed. The parties agreed to continue discussions and to conduct due diligence on an expedited basis.

     Following the execution of confidentiality agreements, representatives of the parties met in Calgary and Oklahoma City during the weeks of June 15, 1998 and June 22, 1998, to exchange information and conduct due diligence. In addition, during the week of June 15, 1998, RBC DS was added to Northstar's advisory team to advise Northstar on the Canadian mergers and acquisitions market, Northstar's strategic alternatives and on any proposed business combination that resulted from the ongoing discussions between Devon and Northstar. Morgan Stanley and RBC DS were selected by Northstar to provide financial advisory services based on their expertise in the mergers and acquisitions and corporate finance markets in the United States and Canada, respectively. At the time of its initial approaches to Morgan Stanley and RBC DS, Northstar had no knowledge of any previous advisory relationships with Devon and, accordingly, gave no consideration to those relationships. At the time Devon was suggested as a potential transaction partner, Morgan Stanley and RBC DS both advised Northstar that they had recently provided financial advisory services to Devon in an unrelated matter. However, both Morgan Stanley and RBC DS confirmed that no continuing advisory relationship existed that would give rise to a conflict of interest. Also during the week of June 15, 1998, Devon retained Merrill Lynch to render a fairness opinion to the Devon Board in connection with any proposed transaction that resulted from the ongoing discussions between Devon and Northstar. On June 23 and 24, 1998, Morgan Stanley and RBC DS made presentations to the Northstar Board regarding the North

American mergers and acquisitions market and the level of interest in and qualifications of other potential transaction partners. Morgan Stanley and RBC DS also reviewed several Northstar evaluation models with the Northstar Board, presented their analysis of Devon's historical and comparative stock price performance, provided a pro forma analysis of the proposed Combination, analyzed the Combination in relation to other precedent corporate transactions in the oil and gas industry and commented on the differences between pooling of interests method and purchase method of accounting for the potential transaction.

     During the period between June 15 and June 26, 1998, representatives of Northstar, led by Messrs. Hagg and Richels, and executives of Devon, led by Mr. Nichols, held numerous discussions concerning the terms of a possible business combination. During this period, representatives of Devon and Northstar assessed the relative contribution of each company through the proposed combination. That contribution assessment was based on the contribution to earnings, reserves, cash flow, undeveloped land and other operational factors of the two companies. As a result of that assessment, a preliminary exchange ratio of 0.2239:1 was proposed by Devon as a basis on which the parties would be willing to continue negotiations and to attempt to reach a definitive agreement, subject to board approvals. The preliminary exchange ratio was reviewed with the Northstar Board on June 24, 1998, at which time the possibility of increasing the Exchange Ratio in the event of a decrease in the trading price of Devon Common Stock or an increase in the $Cdn./$U.S. exchange rate was discussed. Following that meeting, Northstar representatives suggested that the contribution model did not appropriately reflect prices for Canadian natural gas and, upon a further review of those prices, Devon agreed to increase the Exchange Ratio to 0.227:1. In addition, based on the discussions at the June 24, 1998 meeting of the Northstar Board, Northstar representatives asked Devon to consider increasing the Exchange Ratio in the event of a decrease in the trading price of Devon Common Stock or an increase in the $Cdn./$U.S. currency exchange rate. Devon agreed to a formula that would increase the Exchange Ratio to a maximum of 0.235:1 in such event, and the parties proceeded to submit the revised Exchange Ratio to their respective boards for approval.

     On June 26, 1998, the Devon Board met to review the progress of the discussions with Northstar to date. At that meeting, Devon management summarized the terms of the proposed transaction with Northstar. Merrill Lynch then made a presentation to the Devon Board regarding the proposed transaction. The presentation by Merrill Lynch to the Devon Board included: an overview of certain operating and market data with respect to Northstar and Devon; an overview of the current oil and gas environment; a description of Northstar including a summary of Northstar's areas of operations, proved reserves, undeveloped acreage, historical production, discretionary cash flow, historical financials, historical stock price performance, management and board member listing, and shareholder breakdown; a summary of the terms of the transaction; a preliminary valuation analysis; and the projected financial impact of the Combination on Devon. In addition, Merrill Lynch discussed the strategic rationale for the Combination. The significant points noted by Merrill Lynch were that the Combination (a) establishes Canada as a significant core area for Devon; (b) provides both significant short-term cash flow and attractive upside potential to Devon; (c) gives Devon a strong management team in Canada; (d) enhances Devon's natural gas reserves; (e) adds leverage to Devon's balance sheet, thereby lowering Devon's cost of capital; (f) increases Devon's stock market liquidity by increasing the shares outstanding held by the public; and
(g) should be additive to both earnings and cash flow per share. Merrill Lynch concluded by advising the Devon Board that the proposed Exchange Ratio was fair from a financial point of view to Devon. The Devon Board then approved the proposed transaction, subject to completion of a satisfactory definitive agreement.

     Following the Devon Board meeting on June 26, 1998, Devon submitted a letter to Northstar which set forth Devon's proposal for the principal terms of the transaction. Following receipt of this letter, the Northstar Board met to consider Devon's proposal. Morgan Stanley and RBC DS made a presentation to the Northstar Board analyzing the Devon offer and indicating that the value to Northstar Shareholders of the offer, based on the closing price of the Devon Common Stock on the AMEX on that date and the $Cdn./$U.S. exchange rate, was Cdn. $12.17 per Northstar share. Morgan Stanley and RBC DS also compared the offer to other comparable merger and acquisition transactions in the Canadian oil and gas sector and explained the evaluation methodology employed in reaching their conclusions. See "-- Opinions of Financial Advisors -- Opinion of Morgan Stanley" and "-- Opinions of Financial Advisors -- Opinion of RBC DS." The Northstar Board then approved the proposed transaction, subject to completion of a satisfactory definitive agreement.

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

     From June 26 through June 29, 1998, the parties and their legal counsel completed negotiation of the terms of agreements for the Combination. The Combination Agreement was originally executed on June 29, 1998, and public announcements were made by the parties. Subsequent to June 29, 1998, certain shareholders of Northstar and Devon, including Kerr-McGee, executed the Northstar Shareholder Agreements, Northstar Affiliates' Agreements, Devon Stockholder Agreements and Devon Affiliates' Agreements. Also, subsequent to June 29, 1998, the parties discussed and agreed upon various technical and clarifying modifications to the Combination Agreement as executed on June 29, 1998 (including the elimination of certain termination rights that might have become exercisable by Northstar or Devon if these agreements had not been executed), and the Combination Agreement, as amended and restated to reflect such modifications, was executed and delivered on July 28, 1998.

REASONS FOR THE COMBINATION

     Each of Devon and Northstar believes that the Combination will allow the two companies to enhance their ability to increase the size and value of their assets. Each of the boards of directors of Devon and Northstar have unanimously approved the proposed Combination.

     Devon's Reasons for the Combination. The Devon Board considered various factors, including the following, in unanimously approving the Combination.

          1. Establish Critical Mass in Canada. Devon believes it does not currently possess a large enough property base in Canada to be a strong competitive force in Canada, either from an operating or employee recruitment viewpoint. After the Combination, Devon believes that it would be of sufficient size to enjoy a fuller range of opportunities of doing business in Canada. This, in turn should enable Devon, through its Northstar subsidiary, to have a significant presence in the Canadian oil and gas industry.

          2. Gain Additional Exposure to Possibly Improving Canadian Gas Markets. Over the last four years limited pipeline capacity has restricted access of Canadian gas to major U.S. markets. As a result, the "differential" (i.e., the difference between the gas price in a specific region and the gas price at a central delivery point, such as the Henry
     Hub) in Canada, has been greater and more volatile than in Devon's markets in the U.S. However, the Maritimes and Northeast pipeline (being built by a variety of entities including Mobil Oil Corporation and Nova Scotia Power), Northern Border pipeline (being built by a variety of entities including Enron Corporation, Duke Energy, TransCanada Pipelines and the Williams Companies) and the TransCanada pipeline (being built by TransCanada Pipelines), all currently under construction or expansion, will provide increased transportation capacity for natural gas out of Canada. Completion of these lines, all of which are scheduled during the next year, could cause differentials to improve. The Devon Board believes this to be an appropriate time to increase Devon's exposure to natural gas reserves and prices in Canada. Additionally, when this new transportation capacity is available, it could allow the possibility of new exploration and exploitation opportunities on projects that have not been developed in Canada due to lack of access to gas markets. A significant portion of Northstar's 1.6 million net undeveloped acres is located in areas of Canada that would benefit from the increased capacity created by the new pipelines and pipeline expansions.

          3. Increase Financial Size. After the Combination is completed, Devon will have made a significant acquisition and believes it will still have maintained a strong balance sheet to make future capital expenditures. Based on October 28, 1998 market prices, Devon's equity market capitalization after the Combination would be approximately $1.6 billion, and its long-term debt would be about $325 million. This compares with a pre-Combination equity market capitalization of $1.1 billion as of October 28, 1998, and no long-term debt.

          4. Expand Shareholder Base. There is potential to increase the number of institutional investors that follow Devon. With its expanded property base in Canada and the legal structure of "cross-border" Exchangeable Shares, Devon will increase its opportunities to attract Canadian shareholders. With the issuance of the equivalent of approximately 15.5 million shares of Devon Common Stock to Northstar Shareholders, Devon's "public float" (i.e., shares held by non-affiliates) could expand by as much as 70%. This could help increase liquidity for Devon's Common Stock.

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

          5. Enlarge and Enhance Devon's Canadian Staff. One of the major attractions of Northstar to Devon was the Northstar management team. Devon believes that it is important to have such substantial Canadian assets managed by a large, experienced Canadian staff. In addition, Devon expects to be able to assimilate this transaction with minimal impact on Devon's existing staff and operations. Devon has had discussions with all of the senior officers of Northstar. While Devon has not received contractual commitments from the senior officers, all but one have indicated that they intend to remain at Northstar following the Combination. Northstar's Chief Financial Officer, John Richels, has indicated that he will leave Northstar after the Effective Date to return to the practice of law. However, Mr. Richels has agreed to join the Northstar Board following the completion of the Combination. Devon and Northstar do not expect that Mr. Richels' departure will materially impact their overall assessment of the benefits of the Combination. Devon intends to negotiate employment arrangements with the remaining senior officers on terms consistent with existing Devon employment agreements. All of the Northstar senior officers have indicated a willingness to negotiate such arrangements and Devon believes that it will be successful in reaching satisfactory agreements with all of such officers.

          6. Acquire Quality Properties. Based upon a review of Northstar's production, history and reserve reports, Devon believes that the Northstar properties are quality assets with low operating costs. While Devon's properties are concentrated in Central Alberta, Northstar's properties are located throughout Alberta, southern Saskatchewan and eastern British Columbia. Thus, Northstar's properties bring Devon an immediate entree into other significant oil and gas regions of Canada.

     In reaching its determination, the Devon Board also considered and evaluated information discussed with the Devon Board by the management of Devon with respect to the Combination. In this regard, the Devon Board considered, among other things: (i) information concerning the results of operations, performance, financial condition and prospects of Devon and Northstar on a company-by-company basis, and on a combined basis; (ii) the reserve levels, asset quality and cost structure of Devon's and Northstar's businesses; (iii) the results and scope of the due diligence review conducted by members of Devon's management with respect to Northstar's business and operations; (iv) information with respect to recent and historical trading prices and trading multiples of Devon Common Stock and Northstar Common Shares; and (v) information with respect to recent and historical prices and a range of potential future price trends of oil and gas and the potential impact thereof on each of Devon and Northstar and the combined entity.

     The Devon Board also considered: (i) the terms of the Combination Agreement and the other agreements contemplated thereby; (ii) the structure of the Combination including the expectation that the Combination would be accounted for as a pooling-of-interests under U.S. GAAP; (iii) the tax consequences of the Combination; (iv) the presentation by, and the opinion of, Merrill Lynch as described below; (v) the judicial and regulatory approval requirements, including approval by the Court; and (vi) the fact that the Devon Stockholders would retain between 67% and 68% of the equity of the combined company, depending upon the final Exchange Ratio. With respect to (ii), the pooling-of-interests accounting treatment, the Devon Board reviewed this accounting treatment in light of the purchase method of accounting which Devon had used for all of its previous acquisition and merger transactions. The Devon Board considered the fact that under the pooling-of-interests method, the assets, liabilities, shareholders' equity and operating results of Northstar and Devon for all previous periods will be restated to combine the separate accounts of the two companies. Devon will carry the combined historical amounts forward and neither Devon nor Northstar will recognize any increase in the book value of their assets or liabilities in connection with the Combination. With respect to
(iii), the tax consequences of the Combination, the Devon Board considered the fact that the Combination structure is tax deferred to the Northstar Shareholders in Canada. In addition, the Devon Board considered the fact that Devon's future Canadian income taxes would be minimized.

     Based on all of these matters, and such other matters as the members of the Devon Board deemed relevant, the Devon Board unanimously approved the Combination Agreement and the Combination, including the proposed Certificate Amendment.

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

     THE DEVON BOARD BELIEVES THAT THE COMBINATION AGREEMENT IS IN THE BEST INTERESTS OF THE DEVON STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE DEVON STOCKHOLDERS APPROVE THE COMBINATION AGREEMENT AND THE COMBINATION.

     The foregoing discussion of the information and factors considered and given weight by the Devon Board is not intended to be exhaustive but is believed to include all material factors considered by the Devon Board. In addition, in reaching the determination to approve and recommend to Devon Stockholders approval of the Combination, the Devon Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

     The Devon Board realized that there are certain risks associated with the Combination, including that some of the potential benefits set forth above may not be realized or that there may be high costs associated with realizing such benefits. The Devon Board also considered factors such as the ability to retain Northstar's management and key employees, the volatility of oil and gas prices, the relative volatility of both companies' stock prices, the uncertainty in estimating oil and gas reserves, future exploration and development risk, and the risks of conducting business in a foreign country. These factors are discussed more fully in this Joint Proxy Statement under "Risk Factors." However, the Devon Board believes that the positive factors should outweigh any negative factors, although there can be no assurances in this regard.

     The price of Devon Common Stock has declined since the Devon Board approved the Combination. In addition, natural gas prices have declined and oil prices have remained low. However, the declines have affected Devon, Northstar and the industry generally. Accordingly, Devon believes that these changes have not materially affected the fairness of the Exchange Ratio to the Devon Stockholders.

     Northstar's Reasons for the Combination. The Northstar Board considered several factors, including the following, in unanimously approving the Combination.

          1. Premium to Trading Price. The consideration offered under the Combination represented a premium of approximately 26% over the closing price of the Northstar Common Shares reported on the TSE on June 26, 1998, the last trading day of such shares prior to the first public announcement of the Combination, and a premium of approximately 32% over the weighted average closing price of the Northstar Common Shares for the 20 trading day period prior to the first public announcement of the Combination.

          2. Improved Balance Sheet. Northstar is currently constrained in pursuing opportunities as a result of reduced financial flexibility created through its highly-leveraged position. Devon's lack of debt and strong balance sheet results in a combined company with market capitalization based on current prices of approximately $1.8 billion and with debt of approximately $325 million. As a result, the Northstar Board is of the view that the strong financial position of the continuing company should allow it to more actively pursue Northstar's opportunity base and seek to fully develop its potential for Northstar Shareholders and Northstar Optionholders.

          3. Ability to Participate in Development of Northstar's
     Properties. Following the Combination, Northstar Shareholders, through their ownership of Exchangeable Shares or shares of Devon Common Stock, will own the equivalent of 32% of the Devon Common Stock. Accordingly, the Combination provides the Northstar Shareholders and Northstar Optionholders with the opportunity to participate in a meaningful way in the ongoing development of Northstar's properties as well as to participate in Devon's properties and to participate in any future improvement in commodity prices.

          4. Interest in Larger Entity with Property Holdings Balanced Between the United States and Canada. Northstar Shareholders will acquire an interest in Devon which, when combined with Northstar's operations, will be a large North American independent oil and gas producer. Following the Combination, the combined company's assets will be relatively equally balanced between the United States and Canada, which should enhance its competitive position in both countries and permit it to allocate its resources to take advantage of attractive opportunities in both countries.

          5. Management. The combined company should benefit from the leadership of Devon's senior management. This team, led by J. Larry Nichols, has a track record of successfully developing and managing a rapidly growing, profitable oil and gas company over a number of years. Additionally, Devon

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

     has indicated that management of Northstar would continue to play a leading role in the management of the combined company's Canadian operations and that two directors of Northstar would become directors of Devon, providing for continuity of management of Northstar's business for the benefit of the combined company.

          6. Increased Liquidity. Devon Common Stock is actively traded in the United States on the AMEX. The Northstar Board believes that holding Exchangeable Shares, which are exchangeable for shares of Devon Common Stock, should provide Northstar Shareholders and Northstar Optionholders with increased liquidity.

          7. Tax Deferral. Northstar Shareholders who are Canadian residents and who hold their Northstar Common Shares as capital property will generally be able to exchange their Northstar Common Shares for Exchangeable Shares under the Combination on a tax deferred basis under Canadian federal income tax legislation.

          8. Ability to Consider Competing Offers. The Combination Agreement does not preclude the initiation of competing offers by other potential suitors. If another offer is received by Northstar, the Northstar Board may consider and accept the offer if the offer is financially superior to the transactions contemplated by the Combination and the offeror has demonstrated that the funds or other considerations necessary for the offer are reasonably likely to be available. The offer may, however, only be accepted by the Northstar Board if the Northstar Board has concluded in good faith that the acceptance of the offer is necessary for the Northstar Board to act in a manner consistent with its fiduciary duties under applicable law. A superior offer may only be considered and accepted by Northstar until such time as the Arrangement has been approved by the Northstar Shareholders and the Northstar Optionholders. If a competing offer is accepted by the Northstar Board, Northstar is required to pay Devon a cash termination fee of Cdn. $23 million. As of the date hereof, Northstar has not received any competing offers.

          9. Dissent Rights. Under the Arrangement, the Northstar Shareholders and Northstar Optionholders have the right to dissent.

     In reaching its determination, the Northstar Board also considered and evaluated information presented by the management of Northstar with respect to the Combination. In this regard, the Northstar Board considered, among other things: (i) information concerning the results of operations, performance, financial condition and prospects of and the opportunities available to Devon and Northstar on a company-by-company basis, and on a combined basis, and the risks involved in achieving the full potential of Northstar on a stand-alone basis; (ii) the reserve levels, asset quality and cost structure of Devon's and Northstar's business; (iii) the results and scope of the due diligence review conducted by Northstar's management with respect to Devon's business and operations; (iv) information with respect to recent and historical trading prices and trading multiples of Devon Common Stock and Northstar Common Shares; and (v) information with respect to recent and historical prices and a range of potential future price trends of oil and gas and the potential impact thereof on each of Devon and Northstar and the combined entity.

     The Northstar Board also considered the terms of the Combination Agreement and the Exchangeable Shares, with a view, among other things, to assuring that holding an Exchangeable Share would be the economic equivalent of holding a share of Devon Common Stock.

     The Northstar Board considered the presentations by and the opinions of Morgan Stanley and RBC DS described below, with respect to, in the case of Morgan Stanley, the fairness of the Consideration (as defined below, see
"-- Opinion of Morgan Stanley") to be received pursuant to the Combination Agreement in the aggregate, from a financial point of view, to holders of Northstar Common Shares and Northstar Options, and in the case of RBC DS, the fairness from a financial point of view of the Arrangement to holders of Northstar Common Shares and Northstar Options.

     Based on all of these matters, and such other matters as the members of the Northstar Board deemed relevant, the Northstar Board unanimously approved the Combination Agreement and the Combination.

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

     THE NORTHSTAR BOARD BELIEVES THAT THE COMBINATION IS IN THE BEST INTERESTS OF THE NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS VOTE IN FAVOR OF THE ARRANGEMENT RESOLUTION.

     The foregoing discussion of the information and factors considered and given weight by the Northstar Board is not intended to be exhaustive but is believed to include all material factors considered by the Northstar Board. In addition, in reaching the determination to approve and recommend the Combination Agreement, the Northstar Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

     The Northstar Board realized that there are certain risks associated with the Combination, including that some of the potential benefits set forth above may not be realized or that there may be high costs associated with realizing such benefits. The Northstar Board also considered factors such as Devon's ability to retain Northstar's management and key employees, the volatility of oil and gas prices, the relative volatility of both companies' stock prices, the uncertainty in estimating oil and gas reserves, future exploration and development risk and the risks of conducting business in a foreign country. These factors are discussed more fully in this Joint Proxy Statement under the heading "Risk Factors". However, the Northstar Board believes that the factors in favor of the Combination outweigh the risks and potential disadvantages, although there can be no assurance in this regard.

     The price of Devon Common Stock has declined since the Northstar Board approved the Combination. In addition, natural gas prices have declined and oil prices have remained low. However, the declines have affected Devon, Northstar and the industry generally. Accordingly, Northstar believes that these changes have not materially affected the fairness of the Exchange Ratio to the Northstar Shareholders or the Northstar Optionholders.

OPINIONS OF FINANCIAL ADVISORS

  Opinion of Merrill Lynch

     Devon retained Merrill Lynch to issue a fairness opinion in connection with the Combination. On June 26, 1998, Merrill Lynch rendered the Merrill Lynch Opinion (subsequently confirmed in writing on June 29, 1998) that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair from a financial point of view to Devon.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH IS ATTACHED AS ANNEX H TO THIS JOINT PROXY STATEMENT. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE DEVON BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO DEVON, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY DEVON TO ENGAGE IN THE COMBINATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF DEVON OR NORTHSTAR AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE PROPOSED COMBINATION OR ANY MATTER RELATED THERETO.

     Merrill Lynch has consented to the use of Annex H containing the Merrill Lynch Opinion, in this Joint Proxy Statement and to the references to Merrill Lynch under the headings "Summary" and "The Combination" in this Joint Proxy Statement. In giving such consent, Merrill Lynch does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder, nor does Merrill Lynch admit that it is an expert with respect to any part of any registration statement in which the Merrill Lynch Opinion is referred to within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

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

     The Exchange Ratio was determined through negotiations between Northstar and Devon and was unanimously approved by the Devon Board. Merrill Lynch did not make a recommendation to the Devon Board with respect to the Exchange Ratio. The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of the date of the Merrill Lynch Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Combination, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Combination.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Devon Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. Merrill Lynch considered the results of all such analyses and did not assign relative weights to its analyses in preparing its opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Devon or Northstar. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion delivered to the Devon Board and Merrill Lynch's presentation to the Devon Board were among several factors taken into consideration by the Devon Board in making its determination to approve the Combination Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Devon Board or Devon's management with respect to the fairness of the Exchange Ratio.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch among other things:
(i) reviewed certain publicly available business and financial information relating to Northstar and Devon that Merrill Lynch deemed to be relevant; (ii) reviewed the Northstar Reserve Reports; (iii) reviewed the Devon Reserve Reports; (iv) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Northstar and Devon, as well as the amount and timing of the cost savings and related expenses expected to result from the Combination furnished to Merrill Lynch by Northstar and Devon, respectively; (v) conducted discussions with members of senior management of Northstar and Devon concerning the matters described in clauses (i) through (iv) above as well as their respective businesses and prospects before and after giving effect to the Combination; (vi) conducted discussions with representatives of KPMG Peat Marwick LLP, the independent certified public accountants for Devon and Deloitte & Touche, independent chartered accountants of Northstar; (vii) reviewed the market prices and valuation multiples for Northstar Common Shares and Devon Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (viii) reviewed the results of operations of Northstar and Devon and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (ix) compared the proposed financial terms of the Combination with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (x) reviewed the potential pro forma impact of the Combination; (xi) reviewed a draft of the Combination Agreement, including a draft of the Plan of Arrangement; and (xii) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for
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

it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Northstar or Devon. Merrill Lynch was not furnished with any evaluation or appraisal other than the Devon Reserve Reports and the Northstar Reserve Reports. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of Northstar or Devon. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Northstar or Devon, Merrill Lynch assumed that such forecasts had been reasonably prepared and reflected the best currently available estimates and judgment of the management of Northstar or Devon as to the expected future financial performance of Northstar or Devon, as the case may be. In addition, Merrill Lynch assumed that the Devon Reserve Reports and the Northstar Reserve Reports had been reasonably prepared and reflected the best currently available estimates and judgments of Northstar and Devon and their respective petroleum engineers as to their respective reserves, their future hydrocarbon production volumes and associated costs. Merrill Lynch further assumed that the Combination will be accounted for as a pooling-of-interests under U.S. GAAP. Merrill Lynch also assumed that the final form of the Combination Agreement, including the Plan of Arrangement, would be substantially similar to the last draft reviewed by Merrill Lynch. In addition, Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of Devon Common Stock or the Exchangeable Shares will actually trade following consummation of the Combination. No limitations were imposed by the Devon Board upon Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering the Merrill Lynch Opinion.

     The following is a summary of the material analyses performed by Merrill Lynch in connection with the preparation of the Merrill Lynch Opinion.

     Discounted Cash Flow Analysis of Northstar. Using a discounted cash flow ("DCF") analysis, Merrill Lynch calculated the present value of the after-tax future cash flows that Northstar could be expected to generate after July 1, 1998 based upon: (i) the Northstar Reserve Reports; and (ii) oil and gas price forecasts under two distinct pricing scenarios, Case I and Case II. It should be noted that the discounted cash flow analysis of Northstar was based in part on probable reserve estimates included in the Northstar Reserve Reports. Such probable reserves are not recognized in the SEC definition of reserves.

     The natural gas price forecasts were based on Henry Hub equivalent forecasts for spot market sales and on a standard heating value of 1,000 British Thermal Units per cubic foot of gas. Adjustments were made to the natural gas price forecasts to reflect transportation charges and quality differentials. In Case I, average spot market gas prices per Mcf for the years 1998 to 2002 were assumed to be $2.52, $2.42, $2.36, $2.27 and $2.27, respectively, and were assumed to escalate at 4% per annum thereafter. In Case II, average spot market gas prices per Mcf for the years 1998 to 2002 were assumed to be $2.55, $2.60, $2.75, $2.90 and $3.00, respectively, and were assumed to escalate at 4% per annum thereafter. The unadjusted natural gas prices were capped at $6.00 per Mcf in the later years for both Case I and Case II.

     The oil price forecasts were based on West Texas Intermediate ("WTI") equivalent forecasts for spot market sales. Adjustments were made to the oil price forecasts to reflect transportation charges and quality differentials. In Case I, unadjusted average WTI oil prices per Bbl for the years 1998 to 2002 were assumed to be $15.44, $17.43, $17.86, $18.04 and $18.25, respectively, and were assumed to escalate at 4% per annum thereafter. In Case II, unadjusted average WTI oil prices per Bbl for the years 1998 to 2002 were assumed to be $16.50, $18.00, $19.00, $20.00 and $21.00, respectively, and were assumed to escalate at 4% per annum thereafter. The unadjusted oil prices were capped at $36.00 per Bbl in the later years for both Case I and Case II.

     Production forecasts and associated production costs were supplied by Northstar. Operating expenses and maintenance capital expenditures necessary to lift and produce the proved developed, proved undeveloped and probable reserves estimated in the engineering reports were assumed to increase at a rate of 3% per annum. The after-tax cash flows were discounted at rates ranging from 8% to 11% for proved developed reserves, from 12% to 15% for proved undeveloped reserves and from 15% to 20% for probable reserves. The range of discount rates were based on weighted average cost of capital analyses of comparable companies in the U.S. and

Canada, appropriately adjusted for the risks associated with the different oil and gas reserve classifications (i.e., proved developed, proved undeveloped, and probable).

     By discounting all the after-tax cash flows generated by Northstar's proved developed, proved undeveloped and probable reserves as of July 1, 1998 and adding assessed value for undeveloped acreage and other assets, and adjusting for estimated total debt, proceeds from the exercise of stock options and working capital, Merrill Lynch arrived at an equity value range for Northstar of $342.0 million to $477.0 million, or $4.83 to $6.74 per Northstar Common Share in Case I and $477.0 million to $642.0 million, or $6.74 to $9.07 per Northstar Common Share in Case II. In each case, per share amounts were determined based on 67.795 million shares outstanding and the exercise of 2.965 million at- or in-the-money options.

     Discounted Cash Flow Analysis of Devon. Using a DCF analysis, Merrill Lynch calculated the present value of the after-tax future cash flows that Devon could be expected to generate after January 1, 1998, based upon (a) the Devon Reserve Reports and (b) Merrill Lynch's oil and gas price forecasts under the same two pricing scenarios that were applied to Northstar's reserves, Case I and Case II.

     Production forecasts and associated production costs were supplied by Devon. Operating expenses and maintenance capital expenditures necessary to lift and produce the proved developed, proved undeveloped and probable reserves estimated in the engineering reports, were assumed to increase at a rate of 3% per annum. The after-tax cash flows were discounted at rates ranging from 8% to 11% for proved developed reserves, from 12% to 15% for proved undeveloped reserves and from 15% to 20% for probable reserves.

     By discounting all the after-tax cash flows generated by Devon's proved developed, proved undeveloped and probable reserves as of January 1, 1998, and adding assessed value for undeveloped acreage and other assets and adjusting for estimated total debt, the present value (discounted at 10%) of a tax credit repurchase, working capital and proceeds from the exercise of stock options, Merrill Lynch arrived at an equity value range per share for Devon Common Stock of $910.4 million to $1,090.4 million, or $24.34 to $29.15 per share of Devon Common Stock in Case I and $1,060.4 million to $1,280.4 million, or $28.35 to $34.23 per share of Devon Common Stock in Case II. In each case, per share amounts were determined based on 37.410 million shares of Devon Common Stock outstanding, including options currently exercisable at- or in-the-money and approximately 4.9 million shares underlying the Devon trust convertible preferred securities.

     Utilizing the DCF analyses, Merrill Lynch calculated an implied exchange ratio of 0.198 to 0.231 under Case I and an implied exchange ratio of 0.238 to
0.265 under Case II.

     Northstar Comparable Acquisition Analysis. Merrill Lynch analyzed the financial terms, to the extent publicly available, of 12 selected Canadian corporate acquisition transactions in the energy industry which were announced between August 1995 and June 1998. Selected transactions included, (listed according to seller/buyer) Pinnacle Resources Ltd./Renaissance Energy Ltd., Tarragon Oil and Gas Limited/ USX-Marathon Group of USX Corporation, Norcen Energy Resources Limited/Union Pacific Resources Group Inc., Chauvco Resources Ltd./Pioneer Natural Resources Company, ELAN Energy Inc./Ranger Oil Limited, Stampeder Exploration Ltd./Gulf Canada Resources Limited, CS Resources Limited/PanCanadian Petroleum Limited, Wascana Energy Inc./Canadian Occidental Petroleum Ltd., Morrison/Northstar, Sceptre Resources Limited/Canadian Natural Resources Limited, Conwest Exploration Company Limited/ Alberta Energy Company Ltd. and Home Oil Company Limited/Anderson Exploration Ltd. (the "Northstar Comparable Acquisitions"). Merrill Lynch reviewed the prices paid in the Northstar Comparable Acquisitions in terms of: (i) equity market value as a multiple of latest twelve months ("LTM") discretionary cash flow; (ii) enterprise value as a multiple of LTM earnings before depletion, depreciation, amortization, interest, taxes and exploration expense ("EBITDE"); (iii) consideration paid per Mcfe of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil; and (iv) consideration paid per Mcfe of proved reserves utilizing a 10:1 conversion ratio of natural gas to oil. Such analysis indicated that: (i) the relevant range for Northstar of equity market value as a multiple of LTM discretionary cash flow was from 5.5x to 8.0x; (ii) the relevant range for Northstar of enterprise value as a multiple of LTM EBITDE was from 6.5x to 9.0x; (iii) the relevant range of consideration paid per Mcfe of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil was from $0.75 to $1.15; and (iv) the relevant range of consideration paid per Mcfe of proved reserves utilizing a 10:1 conversion ratio of natural gas to oil was from $0.60 to $1.00. Merrill Lynch applied these relevant ranges
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to the corresponding Northstar financial measures and arrived at a relevant enterprise value range of $750.0 million to $1,100.0 million. After adjusting for working capital, proceeds from the exercise of options and total debt and dividing by the outstanding shares, Merrill Lynch arrived at an equity value reference range for Northstar of $487.0 million to $837.0 million, or $6.88 to $11.83 per Northstar Common Share.

     Devon Comparable Acquisition Analysis. Merrill Lynch analyzed the financial terms, to the extent publicly available, of 13 selected corporate acquisition transactions in the exploration and production industry which were announced between March 1997 and May 1998. Selected transactions include, (listed according to seller/buyer) Domain Energy Corp./Lomak Petroleum Inc., Union Texas Petroleum Energy Corp./ Atlantic Richfield Co., United Meridian Corp./Ocean Energy Inc., Zilkha Energy Corp./Sonat Inc., Hugoton Energy Corp./Chesapeake Energy Corp., Coda Energy Inc./Belco Oil & Gas Corp., Monterey Resources, Inc./Texaco Inc., Louisiana Land & Exploration Co./Burlington Resources Inc., Cairn Energy USA Inc./ Meridian Resource Corp., American Exploration Co./Louis Dreyfus Natural Gas Corp., Ashland Exploration Inc./Statoil A/S, Parker & Parsley Petroleum Company/Mesa Inc. and Belden & Blake Corp./Texas Pacific Resources Inc. (the "Devon Comparable Acquisitions"). Merrill Lynch reviewed the prices paid in the Devon Comparable Acquisitions in terms of: (i) equity market value as a multiple of LTM discretionary cash flow; (ii) enterprise value as a multiple of LTM EBITDE; (iii) consideration paid per Mcfe of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil; and (iv) consideration paid as a multiple of pre-tax SEC value of proved reserves. Such analysis indicated that: (i) the relevant range for Devon of equity market value as a multiple of LTM discretionary cash flow was from 6.0x to 8.0x; (ii) the relevant range for Devon of enterprise market value as a multiple of LTM EBITDE was from 6.5x to 8.0x; (iii) the relevant range of consideration paid per Mcfe of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil was from $1.00 to $1.20; and (iv) the relevant range of consideration paid as a multiple of pre-tax SEC value of proved reserves was from 1.20x to 1.50x. Merrill Lynch applied these relevant ranges to the corresponding Devon financial measures and arrived at a relevant enterprise value range of $1,100.0 million to $1,400.0 million. After adjusting for working capital, proceeds from the exercise of options, the present value (discounted at 10%) of a tax credit repurchase and total debt and dividing by the outstanding shares, Merrill Lynch arrived at an equity value reference range for Devon of $1,140.4 million to $1,440.4 million, or $30.48 to $38.50 per share of Devon Common Stock.

     Utilizing the comparable acquisition analyses, Merrill Lynch calculated an implied exchange ratio of 0.238 to 0.307.

     Northstar Comparable Company Trading Analysis. Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples relating to Northstar to corresponding financial information, ratios and public market multiples for nine publicly traded Canadian exploration and production companies: Canadian 88 Energy Corp., Crestar Energy Inc., Newport Petroleum Corporation, Northrock Resources Ltd., Numac Energy Inc., Penn West Petroleum Ltd., Ranger Oil Limited, Rigel Energy Corporation and Tri Link Resources Ltd. (collectively, the "Northstar Selected Companies"). The Northstar Selected Companies were chosen because they are publicly traded companies with financial and operating characteristics which Merrill Lynch deemed to be similar to those of Northstar. Merrill Lynch calculated various financial ratios for the Northstar Selected Companies and compared them to those of Northstar. The ratios for the Northstar Selected Companies were based on publicly available information, including estimates provided by Merrill Lynch research and the Institutional Brokers Estimate System ("IBES"). Merrill Lynch calculated the following financial ratios: (i) equity market value multiples of: (a) 1998 estimated discretionary cash flow; and (b) 1999 estimated discretionary cash flow; and (ii) adjusted market capitalization multiples of: (a) 1998 estimated EBITDE; (b) 1999 estimated EBITDE; (c) proved reserves utilizing a 6:1 conversion ratio of natural gas to oil; and (d) proved reserves utilizing a 10:1 conversion ratio of natural gas to oil. For the Northstar Selected Companies, the highest, lowest and mean equity market value multiples of 1998 estimated discretionary cash flow were 11.3x, 4.1x and 6.4x and of 1999 estimated discretionary cash flow were 7.0x, 3.1x and 4.6x. The highest, lowest and mean adjusted market capitalization multiples of 1998 estimated EBITDE were 12.1x, 6.0x and 8.0x and of 1998 estimated EBITDE were 7.6x, 4.7x and 5.8x. The high, low and mean adjusted market capitalization per Mcf of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil were $0.94, $0.52 and $0.71, and the high, low and mean adjusted market capitalization per Mcf of proved

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

reserves utilizing a 10:1 conversion ratio of natural gas to oil were $0.74, $0.42 and $0.56. Such analysis indicated that, with respect to Northstar, relevant equity market value multiples for 1998 estimated discretionary cash flow range from 4.5x to 6.0x, and from 3.5x to 5.0x for 1999 estimated discretionary cash flow. Further such analyses indicate that, with respect to Northstar, relevant adjusted market capitalization multiples for 1998 estimated EBITDE range from 6.0x to 8.0x, 1999 estimated EBITDE range from 5.0x to 7.0x, per Mcf of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil range from $0.60 to $0.85 and per Mcf of proved reserves utilizing a 10:1 conversion ratio of natural gas to oil range from $0.50 to $0.70. From the enterprise value ranges implied by these multiple ranges, Merrill Lynch determined a composite enterprise value range for Northstar under this method of $650.0 million to $875.0 million representing an equity market value range of $387.0 million to $612.0 million, or $5.47 to $8.65 per Northstar Common Share.

     None of the Northstar Selected Companies is identical to Northstar. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Northstar Selected Companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Devon Comparable Company Trading Analysis. Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples relating to Devon to corresponding financial information, ratios and public market multiples for nine publicly traded exploration and production companies:
Apache Corp., Barrett Resources Corp., Burlington Resources Inc., Cross Timbers Oil Co., Noble Affiliates Inc., Pioneer Natural Resources Co., Snyder Oil Corp., Tom Brown, Inc. and Vintage Petroleum Inc. (collectively, the "Devon Selected Companies"). The Devon Selected Companies were chosen because they are publicly traded companies with financial and operating characteristics which Merrill Lynch deemed to be similar to those of Devon. Merrill Lynch calculated various financial ratios for the Devon Selected Companies and compared them to those of Devon. The ratios for the Devon Selected Companies were based on publicly available information, including estimates provided by Merrill Lynch research and IBES. Merrill Lynch calculated the following financial ratios: (i) equity market value multiples of: (a) 1998 estimated discretionary cash flow; and (b) 1999 estimated discretionary cash flow; and (ii) adjusted market capitalization multiples of: (a) 1998 estimated EBITDE; (b) 1999 estimated EBITDE; (c) proved reserves utilizing a 6:1 conversion ratio of natural gas to oil; and (d) pre-tax SEC value of proved reserves. For the Devon Selected Companies, the highest, lowest and mean equity market value multiples of 1998 estimated discretionary cash flow were 9.4x, 4.7x and 6.7x and of 1999 estimated discretionary cash flow were 7.8x, 3.9x and 5.3x. The highest, lowest and mean adjusted market capitalization multiples of 1998 estimated EBITDE were 9.6x, 5.3x and 7.2x and of 1998 estimated EBITDE were 7.7x, 4.4x and 5.8x. The high, low and mean adjusted market capitalization per Mcf of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil were $1.50, $0.80 and $1.16, and the high, low and mean adjusted market capitalization multiples of pre-tax SEC value were 1.85x, 1.10x and 1.47x. Such analysis indicated that, with respect to Devon, relevant equity market value multiples for 1998 estimated discretionary cash flow range from 6.0x to 7.5x and from 4.5x to 6.5x for 1999 estimated discretionary cash flow. Further such analyses indicate that, with respect to Devon, relevant adjusted market capitalization multiples for 1998 estimated EBITDE range from 6.5x to 8.0x, 1999 estimated EBITDE range from 5.5x to 7.0x and per Mcf of proved reserves utilizing a 6:1 conversion ratio of natural gas to oil range from $0.95 to $1.20. In addition, such analysis indicated that, with respect to Devon, relevant adjusted market capitalization multiples for pre-tax SEC value range from 1.20x to 1.50x. From the enterprise value ranges implied by these multiple ranges, Merrill Lynch determined a composite enterprise value range for Devon under this method of $1,050.0 million to $1,350.0 million representing an equity market value range of $1,090.4 million to $1,390.4 million, or $29.15 to $37.17 per share of Devon Common Stock.

     None of the Devon Selected Companies is identical to Devon. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Devon Selected Companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

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

     Utilizing the comparable company trading analyses, Merrill Lynch calculated an implied exchange ratio of 0.188 to 0.233.

     Contribution Analysis. Merrill Lynch analyzed the respective contributions of each of Northstar and Devon to the resulting combined company. Such measures analyzed included estimated proved reserves as provided in the Devon Reserve Reports and Northstar Reserve Reports, and estimated EBITDE and discretionary cash flow contributed to the combined company for the years 1997 through 1999. These contributions were compared to the relative ownership positions of the existing Northstar and Devon shareholders after the Combination. From these analyses, Merrill Lynch estimated that Devon contributed 65.7% of estimated proved reserves; 68.1%, 69.1% and 67.1% of estimated 1997, 1998 and 1999 EBITDE, respectively; and 60.1%, 64.5% and 62.8% of estimated 1997, 1998 and 1999 discretionary cash flow, respectively; as compared to an estimated 70.0% Devon ownership in the combined company based on the Exchange Ratio.

     Pro Forma Merger Consequences Analysis. Merrill Lynch analyzed certain pro forma effects that could result from the Combination. In connection with such analyses, Merrill Lynch used Devon's production projections with respect to proved reserves and 50% of probable reserves as provided in the Devon Reserve Reports, applied commodity prices assumed in Case I of the DCF analysis and adjusted such prices for transportation charges and quality differentials, and used Devon's projections for all related costs, expenses and taxes to derive the future financial performance of Devon for the years 1998, 1999, and 2000. Similarly, Merrill Lynch used Northstar's projections with respect to proved reserves and 50% of probable reserves as provided in the Northstar Reserve Reports, applied commodity prices assumed in Case I of the DCF analysis and adjusted such prices for transportation charges and quality differentials, and used Northstar's projections for all related costs, expenses and taxes to derive the future financial performance of Northstar for the years 1998, 1999 and 2000. Assuming that the Combination would be given pooling-of-interests accounting treatment, Merrill Lynch then analyzed the pro forma effects of the Combination. This analysis indicated that the discretionary cash flow per share of the combined company would be approximately 7.9% higher for Devon in 1998, approximately 10.6% higher in 1999 and approximately 8.1% higher in 2000, and that the pro forma earnings per share would be higher by approximately 2.1% in 1998, 9.9% in 1999 and 9.0% in 2000. For the purposes of such analysis, Merrill Lynch defined discretionary cash flow per share as (a) net income to common stock plus depletion, depreciation, amortization and exploration expenses, plus deferred taxes and other non-cash charges, but not including changes in working capital, divided by (b) the pro forma shares outstanding.

     Merrill Lynch is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Devon selected Merrill Lynch to issue a fairness opinion in connection with the Combination because of its international reputation and its substantial experience and expertise in transactions similar to the Combination. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Devon and Northstar for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of the date of the Merrill Lynch Opinion, Merrill Lynch held approximately 2,201,500 shares of Devon Common Stock, representing approximately 6.8% of the outstanding shares of Devon Common Stock, through various affiliates. In addition, Merrill Lynch owns 1,000,000 shares of Devon's TCP Securities which are convertible into 1,639,300 shares of Devon Common Stock.

     Devon Financial Advisor Fee. In connection with Merrill Lynch's services as financial advisor to Devon, Devon has agreed to pay Merrill Lynch, as compensation for its services, a $1,000,000 fee payable upon the earlier of: (i) the date the Merrill Lynch Opinion is first included in a filing with the SEC; or (ii) the closing of the Combination. No separate fee was payable to Merrill Lynch in connection with rendering its opinion. Devon has also agreed to reimburse Merrill Lynch for its expenses incurred in connection with the Combination (including reasonable fees and expenses of its legal counsel) and to indemnify Merrill Lynch
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

and certain related persons against certain liabilities and expenses in connection with the Combination, including certain liabilities under the federal securities laws.

  Opinion of Morgan Stanley

     Morgan Stanley was retained by Northstar to, among other things, act as financial advisor in connection with the Combination. Morgan Stanley is an internationally recognized investment banking firm and was selected by Northstar based on Morgan Stanley's qualifications and expertise in the oil and natural gas exploration and production industry.

     Pursuant to the Arrangement, Northstar shareholders will receive Exchangeable Shares, in accordance with the Exchange Ratio, and Northstar Optionholders will have their Northstar Options converted into options to purchase shares of Devon Common Stock, in accordance with the Exchange Ratio applicable to Northstar Common Shares (the consideration received by Northstar Common Shareholders and Northstar Optionholders, in the aggregate, is referred to herein as the "Consideration").

     During the week of June 22, 1998 Morgan Stanley reviewed with the Northstar Board on several occasions a number of analyses which would support its opinion related to the Combination. Morgan Stanley subsequently delivered to the Northstar Board a written opinion dated as of June 29, 1998 that as of such date and based upon and subject to the various considerations set forth in its opinion, the Consideration to be received pursuant to the Combination Agreement in the aggregate was fair from a financial point of view to holders of Northstar Common Shares and Northstar Options.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX I TO THIS JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF NORTHSTAR COMMON SHARES AND NORTHSTAR OPTIONS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS ADDRESSED TO THE NORTHSTAR BOARD AND ADDRESSES THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE AGGREGATE PURSUANT TO THE COMBINATION AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF NORTHSTAR COMMON SHARES AND NORTHSTAR OPTIONS, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE COMBINATION NOR DOES IT CONSTITUTE A RECOMMENDATION TO THE SHAREHOLDERS OF NORTHSTAR OR DEVON AS TO HOW THEY SHOULD VOTE AT THE SHAREHOLDERS' MEETINGS HELD IN CONNECTION WITH THE COMBINATION. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of Northstar and Devon, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Northstar and Devon prepared by the management of Northstar and Devon, respectively; (iii) discussed the past and current operations and financial condition and the prospects of Northstar with senior executives of Northstar; (iv) discussed the past and current operations and financial condition and the prospects of Devon with senior executives of Devon; (v) analyzed certain financial projections prepared by the management of Northstar and Devon, respectively; (vi) reviewed the pro forma impact of the Combination on Devon's earnings per share, cash flow, oil and gas reserves and production, consolidated capitalization and financial ratios; (vii) reviewed the reported prices and trading activity for the Northstar Common Shares and the Devon Common Stock into which the Exchangeable Shares are exchangeable on a 1:1 basis; (viii) compared the financial performance of Northstar and the prices and trading activity of the Northstar Common Shares with that of certain other comparable publicly-traded companies and their securities; (ix) compared the financial performance of Devon and the prices and trading activity of the Devon Common Stock with that of certain other comparable publicly-traded companies and their securities; (x) reviewed the financial terms, to the extent publicly available, of certain comparable

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acquisition transactions; (xi) reviewed the draft of the Combination Agreement and certain related documents, including the terms of the Exchangeable Shares and the terms of the Northstar Options; (xii) reviewed the Northstar Reserve Reports and certain other internal evaluations of reserves prepared by Northstar engineers; (xiii) reviewed the Devon Reserve Reports; and (xiv) performed such other analyses as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of this opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Northstar and Devon. In addition, Morgan Stanley assumed that the Combination will be consummated in accordance with the terms set forth in the Combination Agreement, including, among other things, that the Combination will be treated as a tax-deferred exchange pursuant to the Canadian Tax Act. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Northstar or Devon, however, Morgan Stanley did review the reports referred to in items (xii) and (xiii) in the paragraph above and has relied without independent verification upon such items for the purposes of this opinion. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Northstar Board during the week of June 22, 1998. On June 29, 1998, Morgan Stanley delivered its written opinion, as of such date and based upon and subject to the various considerations set forth in its written opinion as to the fairness from a financial point of view of the Consideration to be received pursuant to the Combination Agreement in the aggregate to holders of Northstar Common Shares and Northstar Options.

     Historical Common Share Performance. Morgan Stanley's analysis of the performance of Northstar Common Shares consisted of an historical analysis of closing prices and trading volumes over the period from June 19, 1995 to June 19, 1998. During that period, based on closing prices on the TSE, Northstar Common Shares achieved a high closing price of Cdn. $17.25 on December 4, 1996 and a low closing price of Cdn. $8.05 on January 9, 1998. Additionally, Morgan Stanley noted that Northstar Common Shares closed at a price of Cdn. $9.60 on June 22, 1998.

     Morgan Stanley's analysis of the performance of the shares of Devon Common Stock consisted of an historical analysis of closing prices and trading volumes over the period from June 19, 1995 to June 19, 1998. During that period, based on closing prices on the AMEX, Devon Common Stock achieved a high closing price of $48.4375 on October 13, 1997 and a low closing price of $18.50 on July 26, 1995. Additionally, Morgan Stanley noted that Devon Common Stock closed at a price of $34.25 on June 22, 1998.

     Comparative Stock Price Performance. Morgan Stanley performed an historical analysis of closing prices from June 19, 1995 to June 19, 1998 of: Northstar Common Shares; Devon Common Stock; the TSE 300 Index; the S&P 500 Index; an index of Canadian conventional oil exploration and production companies ("Canadian Conventional Oil Index") consisting of Anderson Exploration Ltd., Northrock Resources Ltd., Penn West Petroleum Ltd., Poco Petroleums Ltd., and Rigel Energy Corporation; an index of Canadian heavy and medium oil exploration and production companies ("Canadian Heavy and Medium Oil Index") consisting of Amber Energy Inc., Crestar Energy Inc., Numac Energy Inc., and Pinnacle Resources Ltd.; and an index of U.S. exploration and production companies ("U.S. E&P Index") consisting of Apache Corp., Cross Timbers Oil Co., Enron Oil & Gas, Louis Dreyfus Natural Gas, Noble Affiliates Inc., Nuevo Energy Co., Oryx Energy Co., Pioneer Natural Resources Co., Santa Fe Energy Resources, Seagull Energy Corp., Union Pacific Resources, and Vintage Petroleum Inc. This analysis consisted of a comparison of the performance of such companies and indexes to the performance of Northstar Common Shares during such period. Morgan Stanley observed that, over the period examined, Northstar underperformed the TSE 300 Index, the Canadian Conventional Oil Index, the Canadian Heavy and Medium Oil Index, Devon Common Stock, the S&P 500 Index and the U.S. E&P Index.

     Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain publicly available financial information of two groups of comparable publicly traded Canadian exploration and
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

production companies, including Anderson Exploration Ltd., Northrock Resources Ltd., Penn West Petroleum Ltd., Poco Petroleums Ltd., and Rigel Energy Corporation, (collectively the "Conventional Oil Comparable Companies") and Amber Energy Inc., Crestar Energy Inc., and Numac Energy Inc., (collectively, the "Heavy and Medium Oil Comparable Companies") and applied these statistics to the financial performance of Northstar. Such financial information included the price to cash flow multiple, the market capitalization to earnings before interest, tax, depletion, depreciation and amortization ("EBITDA") multiple, the market capitalization less the value of non-reserve assets ("Adjusted Price") per gross proved Boe (utilizing a 10:1 conversion ratio of natural gas to oil) reserves multiple, and the Adjusted Price per gross daily Boe produced multiple, based on Institutional Brokers Estimate System ("IBES") median cash flow per share forecasts and Morgan Stanley estimates of non-reserve asset valuations.

     Such analyses indicated that as of June 19, 1998 and based on a compilation of IBES estimates, Northstar traded at 4.3 times forecasted cash flow for the calendar year 1998, 3.6 times forecasted cash flow for the calendar year 1999,
6.4 times forecasted EBITDA for the calendar year 1998, 5.4 times forecasted EBITDA for the calendar year 1999, Cdn. $7.41 per gross proved Boe of reserves, and Cdn. $20,083 per gross daily Boe produced. These multiples were compared to a range of multiples based on 1998 forecasted cash flow (5.5 to 5.8 times with a mean of 5.7 times for the Conventional Oil Comparable Companies; 4.0 to 9.1 times with a mean of 5.8 times for the Heavy and Medium Oil Comparable Companies), 1999 forecasted cash flow (4.0 to 4.9 times with a mean of 4.4 times for the Conventional Oil Comparable Companies; 3.2 to 4.5 times with a mean of
3.7 times for the Heavy and Medium Oil Comparable Companies), 1998 forecasted EBITDA (6.3 to 7.8 times with a mean of 6.9 times for the Conventional Oil Comparable Companies; 5.6 to 10.0 times with a mean of 7.1 times for the Heavy and Medium Oil Comparable Companies), 1999 forecasted EBITDA (4.6 to 6.0 times with a mean of 5.5 times for the Conventional Oil Comparable Companies; 4.5 to
4.9 times with a mean of 4.7 times for the Heavy and Medium Oil Comparable Companies), Adjusted Price per gross proved Boe of reserves (Cdn. $7.50 to Cdn. $10.04 with a mean of Cdn. $8.50 for the Conventional Oil Comparable Companies; Cdn. $4.79 to Cdn. $10.66 with a mean of Cdn. $7.18 for the Heavy and Medium Oil Comparable Companies) and Adjusted Price per gross daily Boe produced (Cdn. $22,574 to Cdn. $32,568 with a mean of Cdn. $26,055 for the Conventional Oil Comparable Companies; Cdn. $13,025 to Cdn. $34,133 with a mean of Cdn. $20,740 for the Heavy and Medium Oil Comparable Companies).

     As part of its analysis, Morgan Stanley also compared certain available financial information of a group of comparable publicly-traded U.S. exploration and production companies and applied these statistics to the financial performance of Devon. Comparable companies included Apache Corp., Cross Timbers Oil Co., Enron Oil & Gas, Louis Dreyfus Natural Gas, Noble Affiliates Inc., Nuevo Energy Co., Oryx Energy Co., Pioneer Natural Resources Co., Santa Fe Energy Resources, Seagull Energy Corp., Union Pacific Resources, and Vintage Petroleum Inc. (collectively, the "U.S. E&P Comparable Companies"). Such financial information included the price to cash flow multiple and market capitalization to EBITDA multiple based on a compilation of industry analyst cash flow per share forecasts. Such analyses indicated that as of June 19, 1998 and based on a compilation of industry analyst cash flow per share estimates, Devon traded at 8.1 times forecasted cash flow for the calendar year 1998, 6.8 times forecasted cash flow for the calendar year 1999, 7.8 times forecasted EBITDA for the calendar year 1998 and 6.7 times forecasted EBITDA for the calendar year 1999. These multiples were compared to a range of multiples based on 1998 forecasted cash flow (3.8 to 8.1 times with a mean of 5.2 times), 1999 forecasted cash flow (3.3 to 7.3 times with a mean of 4.5 times), 1998 forecasted EBITDA (5.3 to 8.9 times with a mean of 6.7 times) and 1999 forecasted EBITDA (4.8 to 8.5 times with a mean of 5.8 times) for the U.S. E&P Comparable Companies.

     No company utilized in the comparable public company analysis or the comparable stock price performance is identical to Northstar or Devon. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Northstar or Devon and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Northstar or Devon, such as the impact of consolidation on Northstar or Devon and the industry generally, industry growth and/or

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

cyclicality and the absence of any adverse material change in the financial conditions and prospects of Northstar or Devon or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow ("DCF") analysis of Northstar based on certain financial projections prepared by Northstar management for Northstar for the years 1998 through 2002. Northstar management's projections include a West Texas Intermediate ("WTI") crude oil price forecast of $16.70, $19.00, $20.00, $21.50 and $22.00 for 1998
through 2002, respectively, a realized Canadian natural gas price forecast of Cdn. $1.88, Cdn. $2.20, Cdn. $2.32, Cdn. $2.38 and Cdn. $2.38 for 1998 through
2002, respectively, and a realized natural gas liquids price forecast of Cdn. $12.52, Cdn. $16.54, Cdn. $17.76, Cdn. $19.76 and Cdn. $20.38 for 1998 through
2002, respectively. Northstar management's realized crude oil price is based on their estimates for WTI, adjusted to incorporate forecasted exchange rates, currently existing foreign exchange hedges, currently existing oil price hedges, contracted future oil sales and an oil quality adjustment.

     Morgan Stanley discounted the unlevered free cash flows of Northstar over the forecast period at a range of discount rates, representing an estimated weighted average cost of capital for Northstar, and terminal values based on a range of EBITDA multiples based on current public market valuation implied EBITDA multiples of comparable companies. Unlevered free cash flow was calculated as net income available to common stockholders plus the aggregate of depreciation and amortization, deferred taxes, and other non-cash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. The present values determined from these analyses were then adjusted for long-term liabilities, including debt net of cash, to arrive at an equity value. Based on this analysis, Morgan Stanley calculated per share values for Northstar ranging from Cdn. $10.90 to Cdn. $14.95.

     Morgan Stanley also performed analyses to determine the sensitivity of the DCF valuation to changes in the projections of future performance including commodity price projections. A reduction of projected commodity prices by 10% relative to Northstar management's estimates resulted in a range of per share values for Northstar of Cdn. $6.78 to Cdn. $10.25. Separately, a reduction in the projected four-year compound annual growth in production from a rate of 16.0% (Northstar management's target) to 10.0% resulted in a range of per share values for Northstar of Cdn. $7.72 to Cdn. $10.93.

     Net Asset Valuation Analysis. Morgan Stanley also performed a net asset valuation ("NAV") analysis of Northstar, based on the aggregate value of Northstar's assets and liabilities, each valued using an appropriate methodology specific to the asset or liability.

     Northstar's proved and probable reserves were valued by discounting the projected pre-tax cash flows resulting from the expected future production of Northstar's current reserves, without giving any consideration to potential additional reserves that could arise through an ongoing program of exploration and development. Morgan Stanley's NAV analysis utilized the reserve reports of Northstar's independent reserve engineers, and assumed that 100% of stated proved reserves and 50% of stated probable reserves would be produced. The future pre-tax cash flows were estimated based on Morgan Stanley's commodity price forecasts, and were discounted at 10%. Northstar's non-reserve assets, including but not limited to net undeveloped acreage, 2-D and 3-D seismic data, excess processing capacity, pipelines and other infrastructure, were valued based on public data and Northstar management estimates.

     The aggregate value of Northstar's assets was then adjusted for long-term liabilities, including debt net of cash, to arrive at an NAV. Based on this analysis, Morgan Stanley calculated per share values for Northstar ranging from Cdn. $9.32 to Cdn. $11.37. A similar analysis for Devon yielded per share values of $32.87 to $36.33.

     Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the terms of 18 recently announced pending or completed Canadian exploration and production company acquisition transactions (collectively, the "E&P Company Transactions"). For the E&P Company Transactions, the Adjusted Price per gross proved Boe of reserves ranged from Cdn. $4.11 to Cdn. $11.50 with a mean of Cdn. $8.09, the Adjusted Price per gross daily Boe produced ranged from Cdn. $15,112 to

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

Cdn. $34,641 with a mean of Cdn. $24,350, the market capitalization to latest twelve months EBITDA multiple ranged from 4.5 times to 10.8 times with a mean of
7.7 times, the equity value to 1999 forecasted cash flow multiple ranged from
4.1 times to 7.0 times with a mean of 5.3 times, and the premium to unaffected market price ranged from -15% to 64%, with a mean of 25%. Morgan Stanley noted that the value implied by the Combination of approximately Cdn. $11.35 per Northstar Common Share, based on the Exchange Ratio, Devon's closing price per share on June 19, 1998 and the prevailing $Cdn./$U.S. exchange rate, was within the range of implied private market values for Northstar derived from the above precedent transaction parameters.

     No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the Combination. Accordingly, an analysis of the results of the foregoing and Devon involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of Northstar and Devon, such as the impact of competition on Northstar and Devon and the industry generally, industry growth and/or cyclicality and the absence of any adverse material change in the financial conditions and prospects of Northstar or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

     Historical Exchange Ratio Analysis. Morgan Stanley also reviewed the ratio of the closing prices of Northstar Common Shares to Devon Common Stock over the intervals of three months, six months, one year, two years, and three years prior to June 19, 1998. Such implied ratios averaged 0.172 over the prior 3 months, 0.176 over the prior 6 months, 0.189 over the prior year, 0.264 over the prior two years, and 0.315 over the prior three years. Morgan Stanley noted that the ratio based on closing prices on June 22, 1998 was 0.190.

     Pro Forma Analysis of the Combination. Morgan Stanley analyzed the pro forma impact of the Combination on cash flow per share for Devon for the fiscal years 1998 and 1999. The pro forma results were calculated as if the Combination had closed at the beginning of 1998, and were based on projected cash flow derived from respective management projections. Morgan Stanley noted that the Combination would be additive to Devon's cash flow per share by approximately 5% in 1998 and 8% in 1999.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Northstar or Devon.

     In connection with the review of the Combination by the Northstar Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the Combination.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Northstar or Devon. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's preparation of its fairness opinion and were provided to the Northstar Board in connection with the delivery of Morgan Stanley's oral and written opinions. These analyses do not purport to be appraisals or to reflect the prices at which Northstar or Devon might actually be sold.

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

     As described above, Morgan Stanley's opinion and presentation to the Northstar Board were one of many factors taken into consideration by the Northstar Board in making its determination to approve the Combination Agreement and the Arrangement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Northstar Board or the management of Northstar with respect to the value of Northstar or Devon or whether the Northstar Board would have been willing to agree to a different Consideration.

     Morgan Stanley is a full services securities firm, engaged in securities trading and brokerage activities, as well as providing investment banking, financial and financial advisory services. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may actively trade or effect transactions in the debt and equity securities or senior loans of Northstar and Devon for their own account or for the account of customers and may, from time to time, hold a long or short position in, and buy and sell, securities of Northstar or Devon. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Devon and its affiliates and have received customary fees in connection with these services.

     Pursuant to an engagement letter between Northstar and Morgan Stanley, Northstar has agreed to pay Morgan Stanley (i) an advisory fee estimated to be between Cdn. $50,000 and Cdn. $100,000 which is payable in the event that the Combination is not completed, and (ii) if the Combination is successfully completed, a transaction fee of approximately $4.0 million, against which any advisory fees paid will be credited. Northstar has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses related to its engagement. Northstar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws arising out of or in connection with Morgan Stanley's engagement.

  Opinion of RBC DS

     The following is a summary of the RBC DS Opinion. Northstar retained RBC DS to act as a financial advisor in connection with evaluating Northstar's strategic options and strategic transaction alternatives (including the Arrangement) and to provide an opinion with respect to the fairness of a transaction from a financial point of view to the Northstar Shareholders and Northstar Optionholders. RBC DS verbally advised the Northstar Board on June 26, 1998, which opinion was confirmed in writing as at June 29, 1998, that the terms of the Arrangement between Northstar and Devon contemplated by the Arrangement Agreement were fair to the Northstar Shareholders and Northstar Optionholders from a financial point of view.

     THE FULL TEXT OF THE WRITTEN RBC DS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE RBC DS OPINION, IS ATTACHED HERETO AS ANNEX J TO THIS JOINT PROXY STATEMENT. NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS ARE URGED TO, AND SHOULD, READ THE RBC DS OPINION IN ITS ENTIRETY.

     In connection with rendering its Opinion, RBC DS reviewed and relied upon or carried out, among other things: (i) the Combination Agreement dated June 29, 1998 between Northstar and Devon; (ii) audited financial statements of Northstar and Devon for the five years ended December 31, 1997; (iii) the unaudited interim reports of Northstar and Devon for the three months ended March 31, 1998; (iv) annual reports of Northstar and Devon for the two years ended December 31, 1996 and 1997; (v) the Notices of Annual Meetings of Shareholders and Management Information Circulars of Northstar and Devon for the two years ended December 31, 1996 and 1997; (vi) annual information forms of Northstar and Form 10-K's of Devon for the two years ended December 31, 1996 and 1997; (vii) internal management budgets of Northstar and Devon for the year ending December 31, 1998; (viii) internal management five year operational and financial

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

forecasts of Devon and Northstar; (ix) discussions with senior management of Northstar and Devon; (x) discussions with senior management of Northstar and Devon reviewing first quarter exploration results; (xi) discussions with both Northstar's and Devon's auditors and legal counsel; (xii) public information relating to the business, operations, financial performance and stock trading history of Northstar, Devon and other selected public companies considered by RBC DS to be relevant; (xiii) public information with respect to other transactions of a comparable nature considered by RBC DS to be relevant; (xiv) the reports of John P. Hunter and Associates Ltd. ("Hunter") and Paddock Lindstrom & Associates ("Paddock"), independent engineering consultants, regarding Northstar's petroleum reserves, with an effective date of December 31, 1997; (xv) the report of LaRoche Petroleum Consultants, Ltd. ("LaRoche"), independent engineering consultants, regarding Devon's petroleum reserves, with an effective date of December 31, 1997; (xvi) discussions with Hunter and Paddock regarding the reserves of Northstar; (xvii) discussions with LaRoche regarding the reserves of Devon; (xviii) information pertaining to Northstar's income tax pools and Devon's tax credits as provided by Northstar and Devon, respectively; (xix) representations contained in a certificate addressed to RBC DS, dated June 26, 1998, from senior officers of Northstar as to the completeness and accuracy of the information upon which the RBC DS Opinion is based; and (xx) such other corporate, industry and financial market information, investigations and analyses as RBC DS considered necessary or appropriate in the circumstances.

     RBC DS relied upon and assumed the completeness, accuracy and fair presentation of all of the information obtained by it from public sources and provided by senior management of Northstar, Devon and their respective consultants and advisors. The RBC DS Opinion is conditional upon the completeness, accuracy and fair presentation of such information. RBC DS has not attempted to verify independently the completeness, accuracy or fair presentation of such information. In connection with rendering the RBC DS Opinion, RBC DS did not review any drafts of the Joint Proxy Statement because one was not yet available at the date of the offer. RBC DS was not, to the best of its knowledge, denied access by Northstar or Devon to any information requested by RBC DS. RBC DS made a number of assumptions, including that all of the conditions required to implement the Arrangement will be met. The RBC DS Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the RBC DS Opinion and the condition and prospects, financial and otherwise, of Northstar, Devon and their respective subsidiaries and affiliates, as they were reflected in the information and documents reviewed and as they were represented to RBC DS in discussions with management of Northstar and Devon, respectively. In its analyses and in preparing the RBC DS Opinion, RBC DS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC DS or any other party involved in the Arrangement.

     The following is a brief summary of certain financial analyses used by RBC DS in connection with providing its opinion to the Northstar Board.

          (i) Recent Trading Levels of Devon Common Stock. RBC DS reviewed the trading levels of the Devon Common Stock given that the Exchangeable Shares are exchangeable on a one for one basis for Devon Common Stock. RBC DS considered that the market price of the Devon Common Stock would be an appropriate indicator of the value of the share consideration being offered to the shareholders of Northstar under the Arrangement, in view of the following: (i) Devon is a widely-held company listed on the American Stock Exchange with a market capitalization of approximately $1.2 billion. The average daily trading volume of Devon Common Stock on the AMEX was 74,860 shares over the six month period ended June 26, 1998, the last trading day prior to the announcement of the Arrangement; and (ii) Devon is well covered by equity market analysts and trades on a comparable basis and in a manner consistent with other comparable, publicly traded oil and gas producers in the United States.

          (ii) Recent Trading Levels of Northstar Common Shares. RBC DS also analyzed the recent trading levels of Northstar Common Shares. On June 26, 1998, the last trading day prior to the announcement of the Arrangement, the Northstar Common Shares and the Devon Common Stock closed trading on the TSE and the AMEX at Cdn.$9.75 and $36.50 per share, respectively. Utilizing a U.S./Canadian dollar exchange rate of 1.468 and a collar value (being the value of the Exchange Rate Adjustment) (the "Collar Value") of Cdn.$0.11, the value to be received per Northstar Common Share
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

     under the Arrangement is Cdn.$12.28, representing a premium of 25.9% to the closing price of the Northstar Common Shares on such date. The simple arithmetic mean of the closing price of the Devon Common Stock on the AMEX for the 20 days prior to and including June 26, 1998 was $35.39 per share. Using an average price per Devon Common Stock of $35.39, a U.S./Canadian dollar exchange rate of 1.465 and a Collar Value of Cdn.$0.11, the value of the consideration to be received under the Arrangement is Cdn.$11.89, which represents a premium of approximately 32.0% to the simple arithmetic mean of the Northstar Common Shares' closing price on the TSE for the same 20 day period. RBC DS viewed the premiums as being consistent with the range of premiums for recent takeover transactions in the oil and gas sector in Canada.

          (iii) Net Asset Value Analysis. The net asset value ("NAV") approach ascribes a separate value for each category of asset and liability utilizing the methodology appropriate in each case; the sum of total assets less total liabilities yields the NAV. This approach ascribes value to the proved and probable reserves existing at the time of valuation on the basis of discounted future after-tax cash flows, and does not anticipate the future addition of reserves through an ongoing exploration and development program. This approach is known as a "depletion" or "blowdown" evaluation and is a common method of evaluation of petroleum interests (reserves and related production facilities) in the oil and gas industry. Capital expenditures required to develop existing reserves are deducted from reserve values. Provision is made for general and administrative expenses required to produce the existing reserves as well as for costs associated with future well abandonment and reclamation of sites related to such wells and associated plant and facility equipment. In addition, a value is ascribed for other material assets utilizing the methodology appropriate in each case.

          RBC DS prepared a NAV analysis of Northstar utilizing the Hunter and Paddock independent engineering consultants reports. The engineering reports were run at commodity prices which RBC DS deemed to be reflective of current market views for both gas and oil. Specifically, the WTI oil price forecast per barrel was $16.50, $18.00 and $18.54 for the calendar years 1998, 1999 and 2000, respectively, and escalated at 3% thereafter. The gas price forecast utilized was an Alberta average price per MMBtu and was Cdn.$1.90, Cdn.$2.25 and Cdn.$2.32 for the calendar years 1998, 1999 and 2000, respectively, and escalated at 3% thereafter. Operating costs were escalated at 3% per year. RBC DS reviewed a number of comparable oil and gas companies and their respective weighted average cost of capital and, based on those comparable companies and Northstar's current capital structure, RBC DS selected discount rates of 8% and 10% to apply to after-tax cash flows calculated based on the engineering reports. A risk factor of 100% was applied to the proved producing reserves and the probable reserves were risked at 50%. Undeveloped land was segmented based upon geographical area and separate values ranging from Cdn.$50 to Cdn.$170 per acre were assigned based on recent land sale values. Other assets including processing capacity, heavy oil leases, tax pools, seismic data bases and pipelines were valued based on public information and discussions with Northstar management. The NAV approach, including taking into account sensitivity analyses described above, generated values from Cdn.$8.17 to Cdn.$10.28 per Northstar Common Share which are below the price per Northstar Common Share proposed under the Arrangement. RBC DS also ran both high and low case commodity price forecasts to determine the impact on the Northstar NAV. Specifically, the WTI oil price forecast per barrel utilized for the high case was $18.00, $19.38 and $20.81 for the calendar years 1998, 1999 and 2000, respectively, and escalated at 3% thereafter. The WTI forecast per barrel utilized for the low case was $14.79, $16.30 and $16.79 for the calendar years 1998, 1999 and 2000, respectively, and escalated at 3% thereafter. The Alberta average gas price forecast per mmbtu utilized for the high case was Cdn.$2.00, Cdn.$2.44 and Cdn.$2.51, for the calendar years 1998, 1999 and 2000, respectively and escalated at 3% thereafter. The Alberta average gas price forecast per mmbtu utilized for the low case was Cdn.$1.80, Cdn.$1.92 and Cdn. $2.00 for the calendar years 1998, 1999 and 2000, respectively and escalated at 3% thereafter. The high and low price forecast analysis resulted in NAV's ranging from Cdn.$6.13 to Cdn.$12.22 per Northstar Common Share.

          (iv) Precedent Transaction Multiples Analysis. RBC DS analyzed certain information with respect to precedent corporate transactions in the oil and gas industry which were announced between April 1997

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

     and June 1998 and which RBC DS considered to be the most relevant to the proposed Arrangement based upon either their comparable size or cross-border nature. The selected transactions include (indicated as purchaser/seller): USX-Marathon Group of USX Corporation/Tarragon Oil and Gas Limited, Dominion Resources Inc./Archer Resources Ltd., Union Pacific Resources Group Inc./Norcen Energy Resources Limited, Northrock Resources Ltd./Paragon Petroleum Corporation, Pioneer Natural Resources Company/Chauvco Resources Ltd., Gulf Canada Resources Limited/Stampeder Exploration Ltd. and Canadian Occidental Petroleum Ltd./Wascana Energy Inc. RBC DS also reviewed the Renaissance Energy Ltd./Pinnacle Resources Ltd. corporate transaction which was in progress at the time. Such analysis indicated that, among other things: (i) equity value per share as a multiple of cash flow per share averaged 6.7x and 5.5x for one year and two year forward forecasts, respectively, (ii) enterprise value as a multiple of EBITDA averaged 7.7x and 6.1x for one year and two year forward forecasts, respectively, (iii) adjusted enterprise value as a multiple of Boe reserves averaged Cdn.$9.62/bbl for proved Boe reserves and Cdn.$7.23/bbl for proved and probable Boe reserves, and (iv) adjusted enterprise value as a multiple of daily Boe production averaged Cdn.$23,802 and Cdn.$20,529 per daily Boe for estimated one and two year forecast production, respectively. The equity value per share as a multiple of cash flow per share for the oil and gas precedent transactions compares to the Northstar calendar 1998 and 1999 cash flow multiples of 7.1x and 5.6x, respectively, at a purchase price of Cdn.$12.28 per Northstar Common Share. The enterprise value as a multiple of EBITDA for the oil and gas precedent transactions compares to the Northstar calendar 1998 and 1999 EBITDA multiples of 8.2x and 6.8x, respectively, at a purchase price of Cdn.$12.28 per Northstar Common Share. The adjusted enterprise value as a multiple of forecast daily Boe production for the oil and gas precedent transactions compares to the Northstar calendar 1998 and 1999 daily Boe production multiples of Cdn.$28,169 and Cdn.$25,165, respectively, at a purchase price of Cdn.$12.28 per Northstar Common Share. The adjusted enterprise value as a multiple of proved Boe reserves and proved and probable Boe reserves for the oil and gas precedent transactions compares to the Northstar proved Boe reserves and proved and probable Boe reserves multiples of Cdn.$10.45 and Cdn.$7.66 per Boe, respectively, at a purchase price of Cdn.$12.28 per Northstar Common Share. RBC DS concluded that the precedent transaction multiple analysis generated results that are consistent with the price per Northstar Common Share under the Arrangement.

          (v) Comparable Public Company Analysis. RBC DS also reviewed the trading multiples of public companies involved in oil and gas production from the perspective of whether a public market value analysis might exceed NAV or precedent transaction values. However, RBC DS concluded that public company multiples implied values that were below NAV and precedent transaction values. Given the foregoing and that public company trading values reflect the value of board lots of shares which represent minority control discount values rather than corporate transaction values which represent the full consideration for purchase of an entire company, RBC DS did not directly rely on this methodology, but used it as a basis for comparison and understanding.

          (vi) Pro Forma Analysis of the Combination. Based upon various analyst equity research forecasts of calendar 1998 and 1999 cash flow and earnings for Devon, the Arrangement, if completed, would be additive to Devon's forecast cash flow per share in calendar 1998 and 1999 and earnings per share in calendar 1999. Further, RBC DS considered and analyzed the potential post announcement trading price of Devon's Common Stock. Consideration was given to several factors including: (i) post announcement trading premiums/discounts in comparable transactions, (ii) the proforma increase to Devon's cash flow per share in calendar 1998 and 1999, (iii) the amount of new Devon Common Stock being issued in aggregate and relative to its float, (iv) Devon's research and investor following, (v) the strategic reasons for the transaction, (vi) the expectation of Devon's Common Stockholders for a transaction of this nature and (vii) the current market conditions.

          (vii) Review of the Solicitation Process. RBC DS had discussions with both the management of Northstar and representatives from Morgan Stanley who had indicated that approaches were made to solicit interest from a number of parties over the past three months concerning their willingness to propose some form of transaction and in particular, a merger with Northstar. In addition, certain parties

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

     approached Northstar over this period on an unsolicited basis and certain parties, including Devon, were given access to confidential information. Devon was the only company to provide a firm offer. In providing its opinion, RBC DS considered the scope of the solicitation process undertaken, the likelihood of other potential interested parties, the potential outcomes of other processes and concluded that the Arrangement represented the best alternative currently available to Northstar.

     RBC DS believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the RBC DS Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The RBC DS Opinion is not to be construed as a recommendation to any Northstar Shareholder or Northstar Optionholder as to whether to vote in favour of the Arrangement Resolution. RBC DS is not expressing any opinion as to the price at which the Exchangeable Shares will trade following the completion of the Arrangement.

     RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales, and trading and investment research. The RBC DS Opinion represents the opinion of RBC DS and the form and content thereof have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters. Northstar selected RBC DS as one of its financial advisors because it is a nationally recognized investment banking firm in Canada, has substantial expertise in mergers and acquisitions in the oil and gas sector, and has extensive knowledge of Northstar and Northstar's business.

     On June 12, 1998, the Northstar Board and RBC DS entered into an agreement (the "Engagement Agreement") pursuant to which the Board requested that RBC DS provide financial advisory services in connection with any possible business combination of Northstar and another party. The Northstar Board had previously engaged Morgan Stanley earlier in 1998. RBC DS was later engaged by Northstar as its Canadian investment advisor to ensure that all Canadian aspects of any possible business combination were properly addressed. The terms of the Engagement Agreement provide that RBC DS is to be paid a fee of approximately $2.8 million if the Arrangement is completed, and a fee of Cdn.$1.0 million if the Arrangement is not completed. In addition, RBC DS is to be reimbursed for any reasonable out-of-pocket expenses and to be indemnified by Northstar against certain liabilities in certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE COMBINATION

     Management Positions. On the Effective Date, John A. Hagg and Michael M. Kanovsky, both current members of the Northstar Board, will be appointed to the Devon Board. Also on the Effective Date, the Northstar Board will be reduced in size from nine to seven members. Four current Northstar Board members, Mr. Hagg, Mr. Kanovsky, John W. Burrows and Donald A. Seaman, will remain on the board and three new members will be added. The new members will be John Richels, currently Executive Vice President and Chief Financial Officer of Northstar; J. Larry Nichols, Devon's President, Chief Executive Officer and a director; and H. Allen Turner, Devon's Vice President -- Corporate Development. The remaining five current Northstar directors will resign.

     Indemnification of Northstar Officers and Directors. Pursuant to the Combination Agreement, Devon has agreed to maintain all rights to indemnification existing at the time of execution of the Combination Agreement in favor of the directors and officers of Northstar and its subsidiaries in accordance with the charter documents and bylaws of each entity and to the fullest extent permitted under the ABCA and to continue in effect director and officer liability insurance for such persons for six years after the Effective Date.

     Northstar Options. On the Effective Date, all Northstar Options will vest in accordance with their terms. Pursuant to the Plan of Arrangement on the Effective Date, Devon will assume the Northstar Option Plan and the obligations of Northstar under each Northstar Option. Each Northstar Option will be converted into an option to purchase shares of Devon Common Stock. See
"-- Combination Mechanics and Description of Exchangeable Shares -- Northstar Options."

     Rights on Change of Control. Pursuant to the employment agreements between Northstar and the executive officers of Northstar, other than John A. Hagg, each of these executive officers is entitled upon the Arrangement becoming effective, for a period of six months from the Effective Date, to terminate their employment with Northstar and to require Northstar to make a lump sum payment equal to one times (in two cases) or three quarters times (in four cases) such executive officer's base salary and all other remuneration pursuant to any profit sharing, incentive or bonus program which the executive officer was entitled to receive or did receive during the prior 12 month period ended on the Effective Date. If all of such executive officers elect to terminate their employment with Northstar, Northstar will be required to pay these executive officers an aggregate of Cdn.$1.4 million. Devon has had discussions with all of the senior officers of Northstar. All but one have indicated that they intend to remain at Northstar. Northstar's Executive Vice President and Chief Financial Officer, John Richels, has indicated that he will leave Northstar after the effective date to return to the practice of law.

COMBINATION MECHANICS AND DESCRIPTION OF EXCHANGEABLE SHARES

     The following description is qualified in its entirety by reference to the full text of the Combination Agreement, the Plan of Arrangement and Exchangeable Share Provisions, the form of Support Agreement and the form of Voting and Exchange Trust Agreement attached as Annexes B, E, F and G, respectively, to this Joint Proxy Statement.

  Summary

     The Plan of Arrangement will provide holders of Northstar Common Shares with: (i) Exchangeable Shares of Northstar which have the economic and voting attributes of shares of Devon Common Stock but with no economic or voting rights in Northstar; and (ii) the right to receive shares of Devon Common Stock (including the rights under the Rights Agreement) at their election, and automatically in certain circumstances, in exchange for Exchangeable Shares on a one-to-one basis.

     The primary rights relating to the Exchangeable Shares are: (a) the rights (Exchange Put Rights and Retraction Rights) to require an exchange by Devon or redemption by Northstar of Exchangeable Shares for shares of Devon Common Stock; and (b) overriding rights granted to Devon (Call Rights) to require an exchange with Devon if a holder exercises its Retraction Rights or in any circumstance where Northstar would redeem the Exchangeable Shares. Devon anticipates that it will exercise its Call Rights, when available, and currently foresees no circumstances under which it would not exercise its Call Rights. Therefore it is expected that holders of Exchangeable Shares will only receive shares of Devon Common Stock through an exchange, as opposed to a redemption, of Exchangeable Shares for shares of Devon Common Stock. While the economic result of an exchange or a redemption will be the same, the tax consequences would be substantially different. See "Income Tax Considerations to Northstar Shareholders and Optionholders -- Canadian Federal Income Tax Consequences to Northstar Shareholders and Optionholders." Certain automatic or event triggered rights (Automatic Redemption, Optional Exchange Right, Automatic Exchange Right, Liquidation Call Right and Redemption Call Right) will result in the exchange or redemption of Exchangeable Shares for shares of Devon Common Stock, without any action by the holders of Exchangeable Shares.

  The Arrangement

     Pursuant to the terms of the Plan of Arrangement, at the Effective Time:
(i) Northstar will amend its articles of amalgamation to authorize an unlimited number of Exchangeable Shares; (ii) Northstar will amend its articles of amalgamation to authorize the issuance of one Class A Preferred Share; (iii) Northstar will issue one Class A Preferred Share to Devon in exchange for one share of Devon Common Stock; (iv) each outstanding Northstar Common Share (other than Northstar Common Shares held by holders who have properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares) will be exchanged for 0.227 Exchangeable Shares or, at the election of the holder pursuant to the Exchange Put Right, indirectly for the same number of shares of Devon Common Stock (subject to the Exchange Ratio Adjustment) and Northstar will become a subsidiary of Devon; (v) the one Class A Preferred Share held by Devon will be exchanged for one Northstar Common Share; (vi) Northstar will amend its articles of amalgamation to delete all preferred shares from its authorized capital; and (vii) each outstanding Northstar
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

Option (other than Northstar Options held by holders who have properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their options) will be converted into an option to purchase the number of shares of Devon Common Stock determined by multiplying the number of Northstar Common Shares subject to such option at the Effective Time by the Exchange Ratio, at an exercise price per share of Devon Common Stock equal to the exercise price per share, converted to U.S. dollars, of such Northstar Option, immediately prior to the Effective Time divided by the Exchange Ratio.

     Enclosed with copies of this Joint Proxy Statement delivered to the registered Northstar Shareholders is the Northstar Letter of Transmittal, which, when duly completed and returned together with a certificate for Northstar Common Shares, will enable the holder to exchange such Northstar Common Shares for the number of Exchangeable Shares to which such holder is entitled or, at the election of the holder pursuant to the Exchange Put Right, the equivalent number of shares of Devon Common Stock. Northstar will provide notice to Northstar Optionholders of the adjustment in the number of shares of Devon Common Stock issuable thereunder and the exercise price calculated in accordance with the Plan of Arrangement. See "Procedures for Exchange by Northstar Shareholders and Northstar Optionholders."

     The Exchangeable Shares are subject to adjustment or modification in the event of a stock split or other changes to the capital structure of Devon so as to maintain the initial one-to-one ratio between the Exchangeable Shares and Devon Common Stock.

  Exchange and Redemption Rights

     Under the Voting and Exchange Trust Agreement, Devon will grant the Exchange Rights, including the Exchange Put Right, to the Trustee for the benefit of the holders of the Exchangeable Shares. Pursuant to the Exchangeable Share Provisions, the holders of Exchangeable Shares will have the right to retract (i.e., require Northstar to redeem), any or all of their Exchangeable Shares. Different Canadian federal income tax consequences to a holder of Exchangeable Shares and to Northstar may arise depending upon whether the relevant exchange or redemption is ultimately effected by Devon or Northstar. See "Income Tax Considerations to Northstar Shareholders and Optionholders."

     Exchange Put Right. A holder of the Exchangeable Shares will be entitled at any time at or following the Effective Time to require Devon to exchange all or any part of the Exchangeable Shares owned by such holder and to receive an equivalent number of shares of Devon Common Stock, plus the Dividend Amount, if any. The Exchange Put Right may be exercised at any time by notice in writing (which may be in the form of the panel, if any, on the certificates for Exchangeable Shares or by completing the Northstar Letter of Transmittal) given by the holder to and received by the Trustee or accompanied by presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments that may be required to effect a transfer of Exchangeable Shares as provided in the Exchangeable Share Provisions, at the principal transfer offices in Calgary, Alberta or Toronto, Ontario of the Trustee and at such other places as may be determined from time to time. An exchange pursuant to this right will be completed not later than the close of business on the third Business Day following receipt by the Trustee of the notice, the certificates and such other required documents.

     Different Canadian federal income tax consequences to a holder of Exchangeable Shares may arise depending upon whether the relevant exchange or redemption is ultimately effected by Devon or Northstar. The Exchange Put Right allows holders to acquire shares of Devon Common Stock directly from Devon through an exchange at any time (with settlement to occur within three Business
Days) and thereby to control the timing of the recognition of gain or loss (if any) for tax purposes on receipt of Devon Common Stock. Pursuant to their retraction rights, holders of Exchangeable Shares may request Northstar to redeem their shares for Devon Common Stock and thereby give Devon the option to effect the exchange itself. However, Devon may forego the option to exchange pursuant to a Retraction Request, thereby forcing the holder to accept a redemption. See "-- Retraction Rights."

     Retraction Rights. A holder of the Exchangeable Shares will be entitled at any time following the Effective Time to require Northstar to retract (i.e., require Northstar to redeem) any or all such Exchangeable Shares owned by such holder and to receive an equivalent number of shares of Devon Common Stock, plus the Dividend Amount, if any. Holders of the Exchangeable Shares may effect such retraction by presenting the appropriate share certificates to Northstar or the Trustee representing the number of Exchangeable Shares the holder desires to retract, together with a duly executed Retraction Request specifying the number of Exchangeable Shares the holder wishes to retract and the Retraction Date (which shall not be less than five nor more than ten Business Days after the date on which Northstar receives the Retraction Request from the holder), and such other documents and instruments as may be required to effect the retraction of the Exchangeable Shares.

     Upon receipt of the Exchangeable Shares, the Retraction Request and other required documentation and instruments from the holder thereof, Northstar must immediately notify Devon of such Retraction Request. Devon will thereafter have two Business Days in which to exercise its Retraction Call Right. In the event Devon determines not to exercise its Retraction Call Right and provided that the Retraction Request is not revoked in accordance with the Exchangeable Share Provisions, Northstar is obligated to deliver to the holder not later than the Retraction Date the number of shares of Devon Common Stock equal to the number of Exchangeable Shares submitted by the holder for retraction, plus the Dividend Amount, if any. Devon will be obligated to provide such shares of Devon Common Stock to Northstar to comply with the Retraction Request.

     Automatic Redemption. Subject to applicable law and the Redemption Call Rights of Devon described below, on an Automatic Redemption Date, Northstar will redeem all but not less than all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of Devon Common Stock, plus the Dividend Amount, if any. Notwithstanding any proposed redemption of the Exchangeable Shares, Devon will, pursuant to Redemption Call Rights, have the overriding right to acquire on an Automatic Redemption Date all but not less than all of the outstanding Exchangeable Shares in exchange for one share of Devon Common Stock for each such Exchangeable Share, plus the Dividend Amount, if any. An Automatic Redemption Date is the first to occur of: (i) the 10th anniversary of the Effective Date; (ii) the date selected by the Northstar Board (such date to be no earlier than the third anniversary of the Effective Date) at a time when less than 5% of the number of Exchangeable Shares issuable on the Effective Date (other than Exchangeable Shares held by Devon and its Subsidiaries, and as such number of shares may be adjusted as deemed appropriate by the Northstar Board to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares) are outstanding; (iii) the Business Day prior to the record date for any meeting or vote of the Northstar Shareholders to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as Northstar Shareholders, but excluding any meeting or vote as described in clause
(iv) below; (iv) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the Devon Common Stock; or (v) the date on which the share purchase rights issued pursuant to the Rights Agreement (or pursuant to any similar successor or replacement rights agreement) separate from the Devon Common Stock and become exercisable. At least 45 days before an Automatic Redemption Date or before a possible Automatic Redemption Date which may result from a failure of the holders of Exchangeable Shares to take necessary action as described in clause (iv) above, Northstar shall provide the registered holders of Exchangeable Shares with written notice of the proposed redemption or possible redemption of the Exchangeable Shares by Northstar. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

     Optional Exchange Right. Subject to Devon's Liquidation Call Right described below, upon the occurrence and during the continuance of a Northstar Insolvency Event, a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the Optional Exchange Right with respect to any or all of the

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

Exchangeable Shares held by such holder, thereby requiring Devon to acquire such Exchangeable Shares from the holder. Immediately upon the occurrence of a Northstar Insolvency Event or any event which may with the passage of time or the giving of notice, become a Northstar Insolvency Event, Northstar and Devon will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the Optional Exchange Right.

     The consideration for each Exchangeable Share to be acquired under the Optional Exchange Right will be one share of Devon Common Stock, plus the Dividend Amount, if any.

     If, as a result of liquidity or solvency requirements or other provisions of applicable law, Northstar is not permitted to redeem all of the Exchangeable Shares tendered for retraction by a holder in accordance with the Exchangeable Share Provisions as described under "-- Retraction Rights" above, the holder will be deemed to have exercised the Optional Exchange Right with respect to the unredeemed Exchangeable Shares, and Devon will be required to purchase such shares from the holder in the manner set forth above under "-- Retraction Rights."

     Automatic Exchange Right. In the event of a Devon Liquidation Event, Devon will be deemed to have purchased each outstanding Exchangeable Share and each holder of Exchangeable Shares will be deemed to have sold the Exchangeable Shares held by it on the basis of one share of Devon Common Stock, plus the Dividend Amount, if any, for each such Exchangeable Share.

  Call Rights

     In the circumstances described below, Devon will have certain overriding rights to acquire Exchangeable Shares from holders thereof by delivering one share of Devon Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share acquired. Different Canadian federal income tax consequences to a holder of Exchangeable Shares and to Northstar may arise depending upon whether the Call Rights are exercised by Devon or whether the relevant Exchangeable Shares are redeemed by Northstar pursuant to the Exchangeable Share Provisions. See "Income Tax Considerations to Northstar Shareholders and Optionholders."

     Retraction Call Right. Pursuant to the Exchangeable Share Provisions, a holder requesting Northstar to redeem the Exchangeable Shares will be deemed to offer such shares to Devon, and Devon will have an overriding Retraction Call Right to acquire all, but not less than all, of the Exchangeable Shares that the holder has requested Northstar to redeem in exchange for one share of Devon Common Stock, plus the Dividend Amount, if any, in exchange for each Exchangeable Share. See " -- Exchange and Redemption Rights -- Retraction Rights."

     Liquidation Call Right. Pursuant to the Plan of Arrangement, Devon will be granted an overriding Liquidation Call Right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of Northstar or any other distribution of the assets of Northstar among its shareholders for the purpose of winding-up its affairs, to acquire all, but not less than all, of the Exchangeable Shares then outstanding in exchange for Devon Common Stock, plus the Dividend Amount, if any. Upon the exercise by Devon of the Liquidation Call Right, the holders of the Exchangeable Shares will be obligated to transfer such shares to Devon. The acquisition by Devon of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Northstar.

     Redemption Call Right. Pursuant to the Plan of Arrangement, Devon will be granted an overriding Redemption Call Right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by Northstar pursuant to the Exchangeable Share Provisions, to acquire on the Automatic Redemption Date all, but not less than all, of the Exchangeable Shares then outstanding in exchange for Devon Common Stock, plus the Dividend Amount, if any, and, upon the exercise by Devon of the Redemption Call Right, the holders of the Exchangeable Shares will be obligated to transfer such shares to Devon.

     Effect of Call Right Exercise. If Devon exercises one or more of its Call Rights, it will directly issue Devon Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable
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

Shares. Devon will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If Devon declines to exercise its Call Rights when applicable, it will be required, pursuant to the Support Agreement, to issue Devon Common Stock as Northstar directs, including to Northstar, which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares. In the event Devon does not exercise its Call Rights when applicable and instead delivers shares of Devon Common Stock as Northstar directs, including to Northstar in accordance with the Support Agreement, the economic result for holders of the Exchangeable Shares would be the same, while the Canadian tax consequences would be substantially different. See "Income Tax Considerations to Northstar Shareholders and Optionholders -- Canadian Federal Income Tax Considerations to Northstar Shareholders and Optionholders." HOWEVER, DEVON ANTICIPATES THAT IT WILL EXERCISE ITS CALL RIGHTS, WHEN AVAILABLE, AND CURRENTLY FORESEES NO CIRCUMSTANCES UNDER WHICH IT WOULD NOT EXERCISE ITS CALL RIGHTS. In addition, Devon does not anticipate any restriction or limitation on the number of Exchangeable Shares it would acquire upon the exercise of its Call Rights.

  Voting, Dividend and Liquidation Rights of Holders of Exchangeable Shares

     On the Effective Date, Devon, Northstar and the Trustee will enter into the Voting and Exchange Trust Agreement in the form attached hereto as Annex G. Under the Voting and Exchange Trust Agreement, Devon will issue to and deposit with the Trustee the Voting Share for the benefit of the holders (other than Devon and its Subsidiaries) of the Exchangeable Shares. The Voting Share will carry a number of votes, exercisable at any meeting at which Devon Stockholders are entitled to vote or with respect to any consent sought from the Devon Stockholders, equal to the number of outstanding Exchangeable Shares (other than Exchangeable Shares held by Devon and its Subsidiaries).

     Each holder of an Exchangeable Share (other than Devon and its Subsidiaries) on the record date for any meeting at which Devon Stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the Voting Share for each Exchangeable Share held by such holder. The Trustee will exercise each vote attached to the Voting Share only as directed by the relevant holder of Exchangeable Shares and, in the absence of instructions from a holder as to voting, will not exercise such votes. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Voting Share to which the holder is entitled.

     The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the Devon Stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attached to the Voting Share, at the same time as Devon sends such notice and materials to Devon Stockholders. The Trustee will also send to the holders copies of all proxy, financial and information statements and other related materials sent by Devon to Devon Stockholders at the same time as such materials are sent to the Devon Stockholders. To the extent such materials are provided to the Trustee by Devon, the Trustee will also send to the holders all materials sent by third parties to Devon Stockholders, including dissident proxy and information circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Devon Stockholders.

     All rights of a holder of Exchangeable Shares to exercise votes attached to the Voting Share will cease upon the exchange of all such holder's Exchangeable Shares for shares of Devon Common Stock.

     Holders of Exchangeable Shares shall be entitled to receive, and the Northstar Board shall, on each date on which the Devon Board declares a dividend on Devon Common Stock, declare a dividend: (i) in the case of a cash dividend declared on the Devon Common Stock, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each share of Devon Common Stock;
(ii) in the case of a stock dividend declared on the Devon Common Stock to be paid in Devon Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Devon Common Stock to be paid on each share of Devon Common Stock; (iii) in the case of a dividend declared on the Devon Common Stock in property other than cash or securities of Devon, in such type and amount of property for each Exchangeable Share as is the same type and amount of property declared as a dividend on each share of Devon Common Stock; or (iv) in the case of a dividend declared on the Devon Common Stock to be paid in

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

securities of Devon other than Devon Common Stock, in such number of either such securities or economically equivalent securities of Northstar, as the Northstar Board determines, for each Exchangeable Share as is equal to the number of securities of Devon to be paid on each share of Devon Common Stock.

     Upon the occurrence of a Northstar Insolvency Event, holders of the Exchangeable Shares will have preferential rights to receive from Northstar one share of Devon Common Stock for each Exchangeable Share they hold, plus the Dividend Amount, if any. In the event of a proposed Northstar Insolvency Event, pursuant to the Liquidation Call Right, Devon will have the overriding right to purchase all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such Northstar Insolvency Event in exchange for one share of Devon Common Stock, plus the Dividend Amount, if any, for each such Exchangeable Share.

     Upon the occurrence of a Devon Liquidation Event, in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of Devon Common Stock, each holder of Exchangeable Shares will automatically have the right pursuant to the Automatic Exchange Right to receive in exchange therefor an equivalent number of shares of Devon Common Stock, plus the Dividend Amount, if any. For a description of certain Devon obligations with respect to the voting, dividend and liquidation rights of the holders of Exchangeable Shares, see "-- Support Agreement."

  Support Agreement

     The following description is qualified in its entirety by reference to the full text of the Support Agreement attached as Annex F to this Joint Proxy Statement.

     The Support Agreement provides that Devon will: (i) not declare or pay dividends on the Devon Common Stock unless Northstar is able to and simultaneously declares and pays an equivalent dividend on the Exchangeable Shares; (ii) cause Northstar to declare and pay an equivalent dividend on the Exchangeable Shares simultaneously with Devon's declaration and payment of dividends on the Devon Common Stock; (iii) advise Northstar in advance of the declaration of any dividend on the Devon Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the Devon Common Stock; (iv) take all actions and do all things necessary to ensure that Northstar is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of Devon Common Stock, plus the Dividend Amount, if any, in the event of a liquidation, dissolution, or winding-up of Northstar, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares of Northstar; and (v) neither exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Northstar nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Northstar.

     The Support Agreement also provides that, without the prior approval of Northstar and the holders of the Exchangeable Shares, Devon will not distribute additional shares of Devon Common Stock or rights to subscribe therefor, evidences of indebtedness or assets to all or substantially all of the holders of shares of Devon Common Stock, or change the Devon Common Stock unless the same or an economically equivalent distribution or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. An Automatic Redemption Date (see "-- Exchange and Redemption Rights -- Automatic Redemption") will occur if the holders of Exchangeable Shares fail to approve, if required, any such economically equivalent change. The Support Agreement also provides that, in the event any tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Devon Common Stock is proposed by Devon, recommended by the Devon Board or is otherwise effected or to be effected with the consent or approval of the Devon Board, Devon will take all necessary and desirable action to enable holders of the Exchangeable Shares to participate in such transaction on an equivalent basis as the holders of Devon Common Stock.

     In addition, so long as there remain outstanding any Exchangeable Shares not owned by Devon or any entity controlled by Devon, Devon will remain the beneficial owner, directly or indirectly, of all outstanding Northstar Common Shares and of at least 50.1% of all other outstanding securities of Northstar carrying or entitled to voting rights generally for the election of Northstar directors.
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

     With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Devon and Northstar is of the opinion that such amendments or modifications are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

     Under the Support Agreement, Devon will not exercise any voting rights attached to the Exchangeable Shares owned by it or any entity controlled by it on any matter considered at meetings of holders of Exchangeable Shares.

     In order for Devon to perform its obligations in accordance with the Support Agreement, Northstar must notify Devon of the occurrence of certain events, such as the liquidation, dissolution or winding-up of Northstar, and Northstar's receipt of a Retraction Request from a holder of Exchangeable Shares.

  Devon's Amended and Restated Certificate

     Devon's Amended and Restated Certificate, to be filed with the Secretary of State of Oklahoma on the Effective Date, incorporates the terms of the proposed amendment which authorizes one share of Special Voting Stock. See "Proposed Certificate Amendment."

  Northstar Options

     At the Effective Time and pursuant to the Arrangement, Devon will assume the obligations of Northstar under the Northstar Option Plan and under each Northstar Option other than Northstar Options held by holders who have validly exercised their right of dissent. Each Northstar Option will be converted into an option exercisable for a number of whole shares of Devon Common Stock equal to the number of Northstar Common Shares subject to such Northstar Option at the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share of Devon Common Stock equal to the exercise price per share of such Northstar Option, converted into U.S. dollars, immediately prior to the Effective Time divided by the Exchange Ratio. For the purposes of this adjustment, the U.S. dollar/ Cdn. dollar exchange rate shall be based on the noon buying rate (expressed to the fourth decimal place) on the Effective Date, as reported by the Federal Reserve Bank of New York.

  Delivery of Devon Common Stock

     Pursuant to the Support Agreement and the Voting and Exchange Trust Agreement, Devon will ensure that all shares of Devon Common Stock to be delivered by it under the Support Agreement or on the exercise of the Exchange Rights under the Voting and Exchange Trust Agreement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required, so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a "control person" of Devon for purposes of Canadian securities law or an "affiliate" of Devon for purposes of United States securities law). In addition, Devon will take all actions necessary to cause all such shares of Devon Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Devon Common Stock are then listed or quoted for trading. The shares of Devon Common Stock to be issued upon exercise of currently outstanding Northstar Options will be registered under the Securities Act. Devon will use its best efforts to maintain the effectiveness of such registration for so long as such options remain outstanding.

THE COMBINATION AGREEMENT

     The following description is qualified in its entirety by reference to the full text of the Combination Agreement attached as Annex B to this Joint Proxy Statement.

     Exchange Ratio Adjustment. Under the Combination Agreement, the basic Exchange Ratio is subject to the Exchange Ratio Adjustment. The Exchange Ratio Adjustment would come into effect if the Pre-

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

Meeting Average Price of Devon Common Stock on the AMEX during the Measurement Period multiplied by 0.227 is less than Cdn. $11.00 per share, in which case the Exchange Ratio is adjusted to a maximum of 0.235. For purposes of this adjustment, the U.S. dollar/Cdn. dollar exchange rate for determining the Pre-Meeting Average Price shall be based upon the average of the noon buying rate for each of the days in the Measurement Period as reported by the Federal Reserve Bank of New York.

     Representations, Warranties and Covenants. The Combination Agreement contains certain customary representations and warranties of each of Northstar and Devon relating to, among other things, their respective organization, capital structures, qualifications, operations, financial condition, intellectual property rights, compliance with necessary regulatory or governmental authorities and other matters, including their authority to enter into the Combination Agreement and to consummate the Combination. Pursuant to the Combination Agreement, each party has covenanted that, until the earlier of the termination of the Combination Agreement or the Effective Time, it will maintain its business, it will not take certain actions outside the ordinary course without the other's consent and it will use its reasonable best efforts to consummate the Combination. The parties have also agreed to advise each other of material changes and to provide the other with interim financial information. Further, the parties have agreed to apply for and use their reasonable best efforts to obtain all regulatory and other consents and approvals required for the consummation of the transactions contemplated by the Combination Agreement, to use their reasonable best efforts to effect the transactions contemplated by the Combination Agreement, including the preparation and mailing of this Joint Proxy Statement, and to provide the other party and its counsel with such information as they may reasonably request. Devon has also agreed that all rights to indemnification under the charter documents and bylaws of Northstar and its subsidiaries for directors and officers of Northstar will survive the Arrangement and remain in full force and effect. In addition, Devon has agreed to use its reasonable best efforts to list the shares of Devon Common Stock issued upon exchange of the Exchangeable Shares on the AMEX and, with the cooperation and assistance of Northstar, to list the Exchangeable Shares on the TSE or another recognized Canadian stock exchange.

     The Combination Agreement also provides that until the earlier of the Effective Time or the termination of the Combination Agreement, without the prior written consent of Devon, Northstar and its Subsidiaries will not, and they will not authorize or permit any of their officers, directors, employees, financial advisors, representatives and agents ("Representatives"), to directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Notwithstanding the foregoing, Northstar may at any time prior to the time Northstar Shareholders have voted to approve the Plan of Arrangement and the other transactions contemplated thereby: (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by Northstar or its Subsidiaries or any of their Representatives described above) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Northstar and its business, properties and assets, if, and only to the extent that: the third party has first made an Acquisition Proposal that is financially superior to the transactions contemplated by the Combination Agreement and the third party has demonstrated that the funds or other consideration necessary are reasonably likely to be available, as determined in good faith by the Northstar Board after receiving the written advice of its financial advisors (a "Superior Proposal") and the Northstar Board has concluded in good faith, after considering applicable law and receiving the written advice of outside counsel that such action is necessary for the Northstar Board to act in a manner consistent with its fiduciary duties under applicable law; prior to furnishing such information to or entering into discussions with such person or entity, Northstar provides prompt notice to Devon to the effect that it is furnishing information or entering into discussions or negotiations with such person or entity in respect of a Superior Proposal and receives from such person or entity an executed confidentiality agreement in reasonably customary form; Northstar provides prompt notice to Devon at such time as it is terminating any such discussions or negotiations with such person or entity; and Northstar provides to Devon any information provided to any such person or entity not previously made available to Devon; (ii) comply with certain rules relating to tender or exchange offers under the Exchange Act and similar rules under Canadian securities laws relating to the provision of directors'
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

circulars, and make appropriate disclosure with respect thereto to Northstar's Shareholders; and (iii) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause (iii)) if prior to such acceptance, recommendation, approval or implementation, the Northstar Board shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of the Combination Agreement and the Arrangement which may be offered by Devon during the five day notice period set forth below and after receiving the written advice of outside counsel, that such action is necessary for the Northstar Board to act in a manner consistent with its fiduciary duties under applicable law and Northstar terminates the Combination Agreement. Northstar shall give Devon orally and in writing at least five days advance notice of any decision by the Northstar Board to accept, recommend, approve or implement a Superior Proposal, which notice shall identify the party making the Superior Proposal and shall provide full details of all material terms and conditions thereof. In addition Northstar shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Devon to make such adjustments in the terms and conditions of the Combination Agreement and of the Arrangement as would enable Northstar to proceed with the transactions contemplated by the Combination Agreement. In the event the Combination Agreement and the Arrangement are amended as provided above (including without limitation if Devon and Northstar agree to mutually acceptable adjustments as provided above), then Northstar shall not enter into any agreement regarding the Superior Proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by Devon), whether or not subject to a due diligence condition, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Northstar or its material Subsidiaries pursuant to a merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Northstar or any of its material Subsidiaries including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership or any material portion of the assets of, or any material portion of the equity interest in, Northstar or any of its material Subsidiaries (other than the transactions contemplated by the Combination Agreement), provided however, in no event shall an underwritten public or private sale of Northstar Common Shares (aggregating less than 50% of the currently issued and outstanding Northstar Common Shares), which is not made in connection with a merger, consolidation or other business combination, be deemed to be an Acquisition Proposal.

     Conditions to Closing. The Combination Agreement provides that the respective obligations of each party to complete the Combination are subject to the satisfaction or waiver before the Effective Date of the following conditions: (i) the Combination Agreement, the Arrangement and other transactions contemplated by the Combination Agreement shall have been approved and adopted by the required vote of the holders of Northstar Common Shares and Northstar Options in accordance with applicable law and the Northstar Articles and Northstar Bylaws, and Northstar shall not have received on or prior to the Effective Time notice from the holders of more than 10% of the issued and outstanding Northstar Common Shares and Northstar Options of their intention to exercise any rights of dissent; (ii) the Combination Agreement and the transaction contemplated thereby and the amendment of Devon's Certificate of Incorporation to authorize the Special Voting Stock shall have been approved by the Devon Stockholders in accordance with the rules of the AMEX, applicable law and Devon's Certificate of Incorporation and bylaws; (iii) no order shall have been entered and remain in effect in any action or proceeding before any governmental entity that would prevent or make illegal the consummation of the Arrangement; (iv) with respect to the consummation of the Combination and the transactions contemplated by the Combination Agreement, among other things: (a) all regulatory orders and approvals that are legally required shall have been obtained; (b) all waiting periods required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired, or early termination with respect thereto shall have been obtained, without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of a material portion of the assets or businesses of Northstar or Devon; and (c) Devon and Northstar shall each have filed all notices and information required under Part IX of the Competition Act and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to
Section 102 of the Competition Act setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement

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

and the Arrangement shall have received the allowance or approval or deemed allowance or approval, by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties; (v) any Registration Statement required under the Securities Act to register the Devon Common Stock to be issued in exchange for Exchangeable Shares shall have been declared effective on or before the Effective Date, and at its effective date and on the Closing Date, the Registration Statement shall not be the subject of any stop-order or proceedings seeking a stop-order, and this Joint Proxy Statement shall on the Closing Date not be subject to any similar proceedings commenced or threatened by the SEC or the applicable Canadian provincial securities commissions or regulatory authorities; (vi) the Devon Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares shall have been approved for listing on the AMEX and the Exchangeable Shares shall be listed on the TSE or another recognized Canadian stock exchange; (vii) the representations and warranties of the parties shall be true and correct as though made at and as of the Effective Time, unless the failure to be true and correct would not have a Material Adverse Effect on the relevant party; (viii) the parties shall have performed all agreements and covenants to be performed by them under the Combination Agreement, except where non-performance would not have a Material Adverse Effect on either party; and
(ix) the parties shall have furnished copies to each other of all affiliates agreements referred to in the Combination Agreement.

     Each condition to closing may be waived by either or both parties, as appropriate, except for conditions to closing that relate to approvals required by applicable law.

     Termination. The Combination Agreement may be terminated by mutual agreement of the parties at any time prior to the Effective Time. Also, either party may terminate the Combination Agreement prior to the Effective Time if:
(i) there has been a breach of any representation, warranty, covenant or agreement contained in the Combination Agreement on the part of the other party, which breach has or could reasonably be expected to have a Material Adverse Effect on such party, and such breach has not been cured within 15 business days after notice thereof; (ii) all conditions for closing the Combination have not been satisfied or waived by March 31, 1999 (other than as a result of a breach by the terminating party); (iii) any required approval of the Northstar Shareholders and Northstar Optionholders or the Devon Stockholders shall not have been obtained; (iv) any final and non-appealable order shall have been entered in any action or proceeding before any governmental entity that prohibits or renders illegal the consummation of the Combination; or (v) the board of directors of the other party or any committee of such board of directors withdraws or modifies in any adverse manner its approval or recommendation of the Combination Agreement, the Arrangement and the other transactions contemplated in the Combination Agreement (other than, in the case of the Northstar Board approval or recommendation in connection with a Superior Proposal described below) (a "Board Withdrawal"). In addition, Northstar shall have the right to terminate the Combination Agreement: (i) prior to the approval of the Combination Agreement, the Arrangement and the other transactions contemplated thereby by the securityholders of Northstar if, as a result of a Superior Proposal by a party other than Devon or any of its affiliates, the Northstar Board determines in accordance with the requirements prescribed in the Combination Agreement to accept, recommend, approve or implement such Superior Proposal and has otherwise complied with the provisions of the Combination Agreement in respect thereof; and (ii) if Devon shall have approved, or agreed to or announced any agreement to effect, any transaction or transactions that would result in any person, or any group of persons acting jointly or in concert acquiring beneficial ownership of more than 50% of the issued and outstanding capital stock of Devon or in Devon disposing of more than 50% of its assets ("Change of Control Transaction").

     Upon termination of the Combination Agreement in accordance with the terms thereof, neither party nor their respective officers or directors shall have any further liability under the agreement except with respect to the termination fees described below, but the Confidentiality Agreement dated June 16, 1998, shall survive any such termination and neither party shall be released from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements contained in the Combination Agreement.

     Termination Fee. If Northstar terminates the Combination Agreement because there has been a breach of any representation, warranty, covenant or agreement contained in the Combination Agreement by Devon,
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

which has been or could reasonably be expected to have a Material Adverse Effect on Devon and such breach has not been cured within 15 business days after notice or if either party terminates the Combination Agreement because the required approval of the Devon Stockholders has not been obtained, then Devon shall pay Northstar a cash termination fee of Cdn. $4,000,000 at the time of termination. If Devon terminates the Combination Agreement because there has been a breach of any representation, warranty, covenant or agreement contained in the Combination Agreement by Northstar, which has been or could reasonably be expected to have a Material Adverse Effect on Northstar, or if either party terminates because the required approval of the Northstar Shareholders and Northstar Optionholders has not been obtained, then Northstar shall pay Devon a cash termination fee of Cdn. $4,000,000. If Devon terminates the Combination Agreement because of a Northstar Board Withdrawal or if Northstar terminates pursuant to its determination to accept a Superior Proposal as described above, then Northstar shall pay Devon a cash termination fee of Cdn. $23,000,000 at the time of such termination. If Northstar terminates the Combination Agreement because of a Devon Board Withdrawal or if Devon shall have approved, or agreed to or announced any agreement to effect, any Change of Control Transaction, then Devon shall pay Northstar a cash termination fee of Cdn. $23,000,000 at the time of such termination. See "-- Termination."

OTHER AGREEMENTS

     Affiliates' Agreements. Devon and Northstar have entered into the Devon Affiliates' Agreements with each of the Devon Affiliates, pursuant to which such persons have agreed that they will not sell, transfer, encumber or otherwise dispose of any Devon Common Stock during the period beginning on the date of execution of the Combination Agreement and ending on the date Devon shall have publicly released financial results for a period that includes at least 30 days of combined operations of Devon and Northstar following the Effective Date.

     Devon and Northstar have also entered into the Northstar Affiliates' Agreements with each of the Northstar Affiliates, pursuant to which such persons have agreed that they will not sell, transfer, encumber or otherwise dispose of any Northstar Common Shares from the date of execution of the Combination Agreement until the 45th day preceding the Effective Date except for valid business purposes, and, subject to certain exceptions, in the 45 day period preceding the Effective Date and that they will not sell, transfer or encumber or otherwise dispose of any Exchangeable Shares or Devon Common Stock after the Effective Date until Devon shall have publicly released financial results for a period that includes at least 30 days of combined operations of Devon and Northstar following the Effective Date.

     In addition, the Northstar Affiliates have agreed that they will not sell, pledge or otherwise dispose of any Exchangeable Shares or Devon Common Stock, respectively, unless: (i) such transaction is permitted pursuant to the provisions of Rule 145(d) under the Securities Act; (ii) in a transaction that complies with Rule 903 or Rule 904 of Regulation S under the Securities Act or is otherwise exempt from registration requirements of the Securities Act; or
(iii) pursuant to an effective registration statement under the Securities Act.

     Stockholder Agreements. Stockholders owning 34% of Devon Common Stock as of October 27, 1998 have agreed to vote all shares of Devon Common Stock over which they have voting authority in favor of the Combination Agreement and the Combination and the Certificate Amendment. Northstar Shareholders who collectively owned 7.5% of the outstanding Northstar Common Shares and Northstar Common Shares subject to Northstar Options as of October 27, 1998, have agreed to vote all Northstar voting securities over which they have voting authority in favor of the Arrangement Resolution.

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE COMBINATION

     The Arrangement requires approval by the Court. Prior to the mailing of this Joint Proxy Statement, Northstar obtained the Interim Order providing for the calling and holding of the Northstar Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Annex C. The Notice of Petition for the Final Order appears at the front of this Joint Proxy Statement.

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

     Subject to the approval of the Arrangement by the Northstar Shareholders and Northstar Optionholders at the Northstar Meeting, the hearing in respect of the Final Order is scheduled to take place on the date and at the time set forth in the Notice of Petition for the Final Order at the Court House, 611-4th Street, S.W., Calgary, Alberta, Canada. ALL NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS WHO WISH TO PARTICIPATE OR BE REPRESENTED OR TO PRESENT EVIDENCE OR ARGUMENTS AT THAT HEARING MUST FILE AND SERVE A NOTICE OF INTENTION TO APPEAR, AS SET OUT IN THE NOTICE OF PETITION, AND SATISFY ANY OTHER REQUIREMENTS SPECIFIED THEREIN. At the hearing of the application in respect of the Final Order, it is anticipated that the Court will consider, among other things, the fairness of the Arrangement, which will specifically include: (i) the exchange of Northstar Common Shares for Exchangeable Shares, and (ii) the conversion of Northstar Options into options to purchase shares of Devon Common Stock. The Court may approve the Arrangement as proposed or require amendments or refuse to approve the Arrangement.

     The Final Order, if granted, will constitute the basis for an exemption from the registration requirements of the Securities Act for the issuance of Exchangeable Shares and the conversion of Northstar Options into options to purchase shares of Devon Common Stock.

     Assuming the Final Order is granted and the other conditions to the Combination Agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: (i) Articles of Arrangement will be filed with the Registrar under the ABCA to give effect to the Arrangement; (ii) the Support Agreement and the Voting and Exchange Trust Agreement will be executed and delivered; and (iii) the various other documents necessary to consummate the transactions contemplated under the Combination Agreement will be executed and delivered. Subject to the foregoing, it is presently anticipated that the Effective Date will occur within two or three days after the requisite shareholder and optionholder approvals on or about December 10, 1998.

ANTICIPATED ACCOUNTING TREATMENT

     The Combination is anticipated to be accounted for using the pooling-of-interests method of accounting under U.S. GAAP. Under the pooling-of-interests method of accounting, the assets, liabilities and shareholders' equity and the operating results of Northstar and Devon for all periods will be restated to combine the separate accounts of the two companies. The combined historical amounts will be carried forward by Devon and there will be no increase in the book value of the assets of either Devon or Northstar in connection with the Combination.

     Devon and Northstar have entered into affiliates' agreements with each Northstar Affiliate and Devon Affiliate. See "-- Other Agreements -- Affiliates' Agreements." Such agreements relate to, among other things, the ability of Devon to account for the Combination as a pooling-of-interests under U.S. GAAP.

BUSINESS COMBINATION COSTS

     Devon and Northstar expect to incur non-recurring business combination costs estimated at $13 million, primarily related to professional and advisory fees, registration and listing fees and printing costs related to the Combination.

PROCEDURES FOR EXCHANGE BY NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS

     Northstar Shareholders. Enclosed with copies of this Joint Proxy Statement delivered to the registered holders of Northstar Common Shares is a Northstar Letter of Transmittal which, when duly completed and returned together with a certificate for Northstar Common Shares, shall enable each Northstar Shareholder to exchange such Northstar Common Shares for that number of: (i) Exchangeable Shares equal to the number of Northstar Common Shares held by such shareholder multiplied by the Exchange Ratio; or (ii) at the election of the holder in the Northstar Letter of Transmittal, indirectly for the same number of shares of Devon Common Stock pursuant to an election under the Exchange Put Right. See
"-- Combination Mechanics and Description of Exchangeable Shares."

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

     No certificates representing fractional Exchangeable Shares will be issued. In lieu of fractional Exchangeable Shares, each holder of a Northstar Common Share who would otherwise be entitled to receive a fraction of an Exchangeable Share shall be paid by Northstar an amount of cash (rounded to the nearest whole cent in U.S. dollars) equal to the product of such fraction, multiplied by the average closing price of the shares of Devon Common Stock on the AMEX for the ten trading days ended on the last trading date prior to the Effective Date.

     Any use of the mails to transmit a certificate for Northstar Common Shares and a related Northstar Letter of Transmittal is at the risk of the Northstar Shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

     If the Combination is completed, certificates representing the appropriate number of Exchangeable Shares or shares of Devon Common Stock issuable to a former holder of Northstar Common Shares who has complied with the procedures set out above, together with a U.S. dollar check in the amount, if any, payable in lieu of fractional Exchangeable Shares or Devon Common Stock will, as soon as practicable after the later of the Effective Date and the date of receipt of a certificate for Northstar Common Shares and a related Northstar Letter of Transmittal, be: (i) forwarded to the holder at the address specified in the Northstar Letter of Transmittal by first class mail; or (ii) made available at one of the offices of the Trustee designated for that purpose in the Northstar Letter of Transmittal for pickup by the holder.

     If the Arrangement does not proceed, all certificates representing Northstar Common Shares transmitted with a related Northstar Letter of Transmittal will be returned to Northstar Shareholders.

     Where a certificate for Northstar Common Shares has been destroyed, lost or mislaid, the registered holder of that certificate should immediately contact CIBC Mellon Trust Company, the transfer agent of the Northstar Common Shares, regarding the issuance of a replacement certificate upon the holder satisfying such requirements as may be imposed by Northstar in connection with issuance of the replacement certificate.

     Northstar Optionholders. Each outstanding Northstar Option (other than options held by holders who have validly exercised their rights of dissent) will be assumed by Devon and will be automatically converted at the Effective Date to become an option to purchase shares of Devon Common Stock in accordance with the terms of the Arrangement. Promptly after the Effective Time, Devon will notify each Northstar Optionholder of such conversion and the particulars thereof.

STOCK EXCHANGE LISTINGS

     The TSE has conditionally approved the listing and posting for trading of the Exchangeable Shares on the Effective Date, subject to compliance with its usual requirements. The AMEX has conditionally approved, subject to Devon Stockholder approval, the listing on a when issued basis of the shares of Devon Common Stock to be issued from time to time in exchange for Exchangeable Shares and upon future exercise of the Northstar Options.

ELIGIBILITY FOR INVESTMENT IN CANADA

     Exchangeable Shares. The Exchangeable Shares, provided they are listed on a prescribed stock exchange in Canada (which currently includes the TSE): (i) will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons; and (ii) will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

     Devon has indicated that it intends to use its best efforts to cause Northstar to maintain the listing of the Exchangeable Shares on the TSE or, in the event that a listing on the TSE is not available, on another recognized Canadian stock exchange. In certain other circumstances, the Exchangeable Shares will be qualified investments even if the shares are not listed.

     Voting Rights and Exchange Rights. The Voting Rights and the Exchange Rights will not be qualified investments and will be foreign property under the Canadian Tax Act. However, as indicated under "Income Tax Considerations to Northstar Shareholders and Optionholders -- Canadian Federal Income Tax Considerations to Northstar Shareholders and Optionholders -- Northstar Shareholders Resident in Canada", Northstar is of the view that the fair market value of these rights is nominal.

     Devon Common Stock. The shares of Devon Common Stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans provided such shares remain listed on the AMEX or another prescribed stock exchange. The shares of Devon Common Stock will be foreign property under the Canadian Tax Act.

REGULATORY MATTERS

  Investment Canada Act

     Devon has completed all filings required under the Investment Canada Act, the Canadian statute of general application regulating non-domestic investment in Canada, and has received the necessary approval required to proceed with the Arrangement.

  Competition Act

     The acquisition of Northstar Common Shares by Devon pursuant to the Arrangement will constitute a transaction (a "notifiable transaction") requiring notification to the Director of Investigation and Research appointed under the Competition Act (the "Director") under Part VIII of the Competition Act. A notifiable transaction may not be completed prior to the expiration or earlier termination of the applicable waiting period, plus any extensions thereof (the "waiting period"), after notice of such transaction in prescribed form has been delivered to the Director. The waiting period may be seven or 21 days from the time information is provided to the Director, depending upon the type of information provided to the Director, or until such earlier date on which the Director notifies Devon that the Director does not, at that time, intend to make an application to the Competition Tribunal (which is a special purpose federal tribunal) in respect of the proposed transaction. If the Competition Tribunal determines on application by the Director that the "notifiable transaction" prevents or lessens, or is likely to prevent or lessen, competition substantially, it may enjoin a proposed merger, or order the dissolution of a completed merger if the Director makes application within three years of completion of the merger.

     Devon has made a short-form pre-merger notification filing with the Director including the information prescribed by Section 121 of the Competition Act. The waiting period for such a notification has expired.

  Alberta Energy and Utilities Board

     The Public Utilities Board Act (Alberta) provides that a union between owners of a public utility is subject to the consent of the Alberta Energy and Utilities Board ("AEUB") and has no effect until the order authorizing the union is published in The Alberta Gazette. A similar provision applies under the Gas Utilities Act (Alberta) to a union between the owners of a gas utility. Each of Devon and Northstar may be an owner of a public utility and an owner of a gas utility for the purposes of these provisions. Each of the Public Utilities Board Act (Alberta) and the Gas Utilities Act (Alberta), however, provides that the AEUB may make an order declaring that a provision of the relevant Act does not apply to a specific owner of a public utility or of a gas utility. Devon intends to apply to the AEUB for orders under each of the Public Utilities Board Act (Alberta) and the Gas Utilities Act (Alberta) that the relevant provisions of those Acts do not apply to Devon or Northstar for the purposes of the acquisition of Northstar Common Shares by Devon pursuant to the Arrangement. In the past, such exemption orders have been granted routinely where the utilities that may be subject to the provisions described above are utilities not offering service to the general public. There are no prescribed time periods applicable to the processing of applications for such exemption orders but typically the processing has been completed within a few days of the filing of the relevant application. Devon intends to apply for such orders shortly after the date of the mailing of this Joint Proxy Statement to its stockholders.

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

  Other

     Devon and Northstar are not aware of any other government or regulatory approvals required for consummation of the Combination, other than compliance with applicable securities laws of various jurisdictions and the rulings or orders to be obtained from certain provincial securities regulatory authorities in Canada. See "-- Resale of Exchangeable Shares and Devon Common Stock Received in the Combination -- Canada."

RESALE OF EXCHANGEABLE SHARES AND DEVON COMMON STOCK RECEIVED IN THE COMBINATION

     United States. The issuance of Exchangeable Shares to Northstar Shareholders will not be registered under the Securities Act. Such shares will be issued in reliance upon the exemption available pursuant to Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of securities in exchange for other outstanding securities. Subject to the approval of the Arrangement by the Northstar Shareholders and Northstar Optionholders, a hearing on the fairness of the Arrangement will be held on the date specified in the Notice of Petition for the Final Order. See "-- Court Approval of the Arrangement and Completion of the Combination." Devon has registered under the Securities Act the shares of Devon Common Stock to be issued upon exchange of the Exchangeable Shares and Devon's obligations relating to the Exchangeable Shares with the SEC on a Registration Statement on Form S-3.

     The Exchangeable Shares and the shares of Devon Common Stock issued upon exchange of the Exchangeable Shares will be freely transferable under U.S. federal securities laws, except that Exchangeable Shares and the shares of Devon Common Stock issued upon exchange of the Exchangeable Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Northstar prior to the Combination may be resold by them only in transactions permitted by the resale provisions of: (i) Rule 903 or 904 of Regulation S under the Securities Act, if available; (ii) Rule 145(d)(1), (2), or (3) promulgated under the Securities Act; or (iii) as otherwise permitted under the Securities Act. Rule 145(d)(1) generally provides that "Affiliates" of either Northstar or Devon may sell securities of Devon received in the Arrangement if such sale is effected pursuant to an effective registration statement or pursuant to the volume, current public information and manner of sale limitations of Rule 144 under the Securities Act. These limitations generally require that any sales made by an affiliate in any three-month period shall not exceed the greater of 1% of the outstanding shares of the securities being sold or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions." Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-affiliates of Devon after a period of one or two years, respectively, depending upon whether certain currently available information continues to be available with respect to Devon. Under Rule 904, persons who are not "affiliates" of Devon (or who are affiliates of Devon solely by virtue of holding a position as an officer or director of Devon) may sell Exchangeable Shares if no "directed selling efforts" (as defined in Rule 902 of Regulation S) are made by the seller or any of its affiliates or any person acting on their behalf, no offer is made to a person in the United States, and either: (i) at the time the buy order is originated, the buyer is outside the United States, or the seller and any person acting on behalf of the seller reasonably believes the buyer is outside the United States; or (ii) the transaction is executed in, on or through the facility of the TSE and neither the seller nor any person acting on behalf of the seller knows that the transaction has been pre-arranged with a buyer in the United States. In the case of sales by a person who is an officer or director of Devon and is an affiliate of Devon solely by virtue of holding that position, no selling concession, fee or other remuneration may be paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing the transaction as agent. Additional conditions apply to resales by persons who are affiliates of Devon other than by virtue of holding a position as an officer or director of Devon.

     Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

     Devon intends to register under the Securities Act on Form S-8 the shares of Devon Common Stock issuable upon exercise of Northstar Options that are assumed by Devon. Devon Common Stock issuable upon exercise of the Northstar Options may be sold without restrictions in the United States by Northstar Optionholders who are not affiliates of Devon. Northstar Optionholders who are affiliates of Devon must comply with the volume, current public information and manner of sale limitations of Rule 144.

     Northstar and Devon have entered into affiliates' agreements with each of the Northstar Affiliates restricting the transfer of the Exchangeable Shares and the underlying shares of Devon Common Stock, and shares of Devon Common Stock issuable upon the exercise of Northstar Options assumed by Devon, for the period required by the requirements for pooling-of-interests accounting treatment (see "-- Anticipated Accounting Treatment") and restricting the sale, pledge or other disposal of Exchangeable Shares and Devon Common Stock. See "-- Other
Agreements -- Affiliates' Agreements."

     Canada. Devon and Northstar have received rulings or orders of certain provincial securities regulatory authorities in Canada, providing exemptions from the registration and prospectus requirements (and the rights and protections otherwise afforded thereunder): (i) to permit the issuance of the Exchangeable Shares to Northstar Shareholders; (ii) to permit the issuance of shares of Devon Common Stock to holders of Exchangeable Shares; (iii) amendment of the Northstar Options to permit the issuance of shares of Devon Common Stock; and (iv) to permit resale of the Exchangeable Shares, shares of Devon Common Stock issued to holders of Exchangeable Shares or shares of Devon Common Stock issuable on exercise of the Northstar Options, as the case may be, in such provinces without restriction by a shareholder other than a "control person," provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. Applicable Canadian securities legislation provides a rebuttable presumption that a person or company is a control person in relation to an issuer where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer. In the case of the resale of shares of Devon Common Stock by Canadian Northstar Shareholders or Northstar Optionholders, such sales must be made through the facilities of the AMEX in accordance with the rules of the AMEX (or through the facilities of another United States stock exchange on which the shares of Devon Common Stock are listed). Northstar has also received certain exemptions from statutory financial, insider reporting and other reporting requirements in such provinces on the condition that Devon file with the securities regulatory authorities of such provinces copies of certain of its reports filed with the SEC and that holders of Exchangeable Shares receive certain materials that are sent to holders of Devon Common Stock.

                               BUSINESS OF DEVON

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Through its predecessors, Devon began operations in 1971 as a privately-held company. In 1988, the shares of Devon Common Stock began trading publicly on the AMEX under the symbol "DVN." The principal and administrative offices of Devon are located at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260 (telephone (405) 235-3611).

     Devon owns interests in 1,700 oil and gas properties in five core operating areas: the Permian Basin in southeast New Mexico and western Texas; the San Juan Basin in northwestern New Mexico; the Rocky Mountain region in Wyoming; the Mid-Continent region in Oklahoma and the Texas Panhandle; and the Western Canada Sedimentary Basin in Alberta, Canada. As of December 31, 1997, Devon had approximately 380 full time employees, 220 of whom were employed in the headquarters in Oklahoma City, 125 of whom were field personnel in the U.S., 20 of whom were employed in the Calgary office and 15 of whom were field personnel in Canada.

     A description of the business of Devon is included in Devon's Form 10-K for the year ended December 31, 1997, a copy of which is included herewith.

                             BUSINESS OF NORTHSTAR

     Northstar was incorporated under the laws of the Province of Alberta on November 3, 1981 and was continued under the ABCA in July 1985. Northstar commenced operations in 1982 and carried on business under the name "Gane Energy Corporation Ltd." until June 1986, at which time its name was changed to "Northstar Energy Corporation". In August 1982, the Northstar Common Shares commenced trading on the TSE and the ASE and in April 1997, the Northstar Common Shares were listed on the ME. The head and principal office of Northstar is located at 3000, 400-3rd Avenue S.W., Calgary, Alberta T2P 4H2 (telephone (403) 213-8100).

     Northstar is, directly and indirectly through Northstar Energy (a general partnership in which Northstar and its wholly-owned subsidiary are partners), actively engaged in the business of petroleum and natural gas exploration, development, production and marketing. Northstar's oil and gas operations are concentrated primarily within the Province of Alberta, Canada. As at December 31, 1997, Northstar had approximately 450 employees, 215 of whom were head office employees and 235 of whom were field personnel.

     A description of the business of Northstar is included in Northstar's Revised Annual Information Form for the year ended December 31, 1997, a copy of which is included herewith.

                       THE COMPANY AFTER THE COMBINATION

GENERAL

     Upon completion of the Combination, Devon will be an evenly balanced North American oil and gas producer with 54 percent of its reserves in the U.S. and 46 percent in Canada. The combined company (sometimes referred to herein as the "Company") expects to have total reserves of approximately 1.2 Tcf of gas and 117 MMBbls of oil and natural gas liquids. With this Combination, Devon believes it will rank in the top 15 of all U.S.-based, publicly-held, independent producers in terms of total proved reserves and, in terms of U.S.-only production, among the top 20 public independents. In Canada, Devon believes it will rank among the top 20 in Canada-only oil and gas production.

     Immediately following the Combination, Devon will have approximately $325 million in long-term debt. Consequently, it expects to have substantial unused borrowing capacity. Devon also expects that the Company will have more financial flexibility to take advantage of opportunities for mergers, acquisitions, exploration or other growth opportunities than either Devon or Northstar would have had separately.

     The Company will have the combined management teams of both Devon and Northstar. J. Larry Nichols, current President and CEO of Devon, will continue to serve as President and CEO of Devon. Mr. Nichols and the remainder of Devon's executive staff will continue in their present capacities as the senior executive staff of Devon. John A. Hagg, current President and CEO of Northstar, and its executive staff will lead the Canadian operations.

     Devon's primary objectives will continue to be to build reserves, production, cash flow and earnings per share by: (i) acquiring oil and gas properties; (ii) exploring for new oil and gas reserves and (iii) optimizing production from existing oil and gas properties. Management believes that by:
(i) keeping debt levels low; (ii) concentrating properties in core areas to achieve economies of scale; (iii) acquiring and developing high profit margin properties; (iv) continually disposing of marginal and non-strategic properties; and (v) balancing reserves between oil and gas, Devon's profitability will be maximized.

RESERVES AND LEASEHOLD

     In most cases throughout this Joint Proxy Statement, data for Devon and Northstar are presented according to U.S. presentation conventions. However, the reader should be aware that the conventions regarding the presentation of certain revenue, royalty, reserve and production data are different in the United States than in Canada. In Canada, oil and gas revenues, oil and gas reserves and oil and gas production generally are presented "gross" (i.e., before deducting that portion attributable to royalties). In the U.S., virtually all such data are presented after deducting that portion attributable to royalties. Also, the Canadian convention for converting gas production to Boe employs a conversion ratio of 10 Mcf per Boe, whereas in the U.S., the gas:oil conversion ratio convention is 6 Mcf per Boe. Comparison of data previously distributed or filed by Northstar using Canadian conventions to the data presented in this Joint Proxy Statement for the Company should be made in light of the differences in presentation conventions. The foregoing is not intended as a complete discussion of the differences between U.S. and Canadian conventions.

     Combined pro forma proved reserve estimates as of December 31, 1997, based on U.S. reserve estimate conventions and year-end 1997 oil and gas prices held constant, were as follows:

                                                           UNITED STATES   CANADA   TOTAL
                                                           -------------   ------   -----
Oil (MMBbls).............................................        61          39       100
Gas (Bcf)................................................       568         598     1,166
NGLs (MMBbls)............................................        12           5        17
Total (MMBoe)............................................       168         144       312

     Approximately 87% of these reserves were classified as proved developed. See "Risk Factors -- Uncertainty in Estimated Reserves and Future Net Revenues."

     Proved developed, proved undeveloped and total proved reserves for Devon, Northstar and Devon and Northstar combined, as of December 31, 1997, based on U.S. reserve estimate conventions and year-end 1997 oil and gas prices held constant, were as follows.

                                                              DEVON    NORTHSTAR    COMBINED
                                                              -----    ---------    --------
Proved developed reserves:
  Oil (MMBbls)..............................................    60         31           91
  Gas (Bcf).................................................   506        494        1,000
  NGLs (MMBbls).............................................    12          4           16
  Total (MMBoe).............................................   157        117          274
Proved undeveloped reserves:
  Oil (MMBbls)..............................................     8          1            9
  Gas (Bcf).................................................   110         56          166
  NGLs (MMBbls).............................................     1         --            1
  Total (MMBoe).............................................    27         11           38
Total proved reserves:
  Oil (MMBbls)..............................................    68         32          100
  Gas (Bcf).................................................   616        550        1,166
  NGLs (MMBbls).............................................    13          4           17
  Total (MMBoe).............................................   184        128          312

     The total proved reserve estimates of Devon and Northstar shown above were calculated using oil and gas prices at December 31, 1997, held constant over the economic life of the properties. From December 31, 1997 to August 31, 1998, the price of West Texas Intermediate crude oil decreased approximately 33% and the Texas Gulf Coast gas price decreased approximately 21%. If the total proved reserve estimates reported by Devon and Northstar above as of December 31, 1997, were calculated using oil and gas prices as of August 31, 1998, held constant over the economic life of the properties, the aggregate reserve estimates would have decreased by approximately 4% from the total proved reserves shown above.

     The following tables depict the gross and net oil and gas wells of Devon, Northstar, and Devon and Northstar combined, as of December 31, 1997:

                                                              DEVON    NORTHSTAR    COMBINED
                                                              -----    ---------    --------
Gross oil wells(1):
  United States.............................................  8,427         --        8,427
  Canada....................................................    692      1,522        2,214
                                                              -----      -----       ------
  Total.....................................................  9,119      1,522       10,641
                                                              =====      =====       ======
Net oil wells(2):
  United States.............................................  1,230         --        1,230
  Canada....................................................    117        541          658
                                                              -----      -----       ------
  Total.....................................................  1,347        541        1,888
                                                              =====      =====       ======
Gross gas wells(1):
  United States.............................................  2,852         --        2,852
  Canada....................................................    234        797        1,031
                                                              -----      -----       ------
  Total.....................................................  3,086        797        3,883
                                                              =====      =====       ======
Net gas wells(2):
  United States.............................................    703         --          703
  Canada....................................................     61        403          464
                                                              -----      -----       ------
  Total.....................................................    764        403        1,167
                                                              =====      =====       ======

---------------

(1) Gross wells are the total number of wells in which Devon or Northstar own a working interest.

(2) Net refers to gross wells multiplied by Devon's or Northstar's fractional working interests therein.

     The following tables set forth the gross and net developed and undeveloped oil and gas lease and mineral acreage as of December 31, 1997, for Devon, Northstar and for Devon and Northstar combined.

                                                              DEVON    NORTHSTAR    COMBINED
                                                              -----    ---------    --------
                                                                       (THOUSANDS)
Gross developed acreage(1):
  United States.............................................  1,573         --       1,573
  Canada....................................................    187        723         910
                                                              -----      -----       -----
  Total.....................................................  1,760        723       2,483
                                                              =====      =====       =====
Net developed acreage(2):
  United States.............................................    481         --         481
  Canada....................................................     76        396         472
                                                              -----      -----       -----
  Total.....................................................    557        396         953
                                                              =====      =====       =====
Gross undeveloped acreage(1):
  United States.............................................  1,286         --       1,286
  Canada....................................................    114      2,186       2,300
                                                              -----      -----       -----
  Total.....................................................  1,400      2,186       3,586
                                                              =====      =====       =====
Net undeveloped acreage(2):
  United States.............................................    418         --         418
  Canada....................................................     76      1,585       1,661
                                                              -----      -----       -----
  Total.....................................................    494      1,585       2,079
                                                              =====      =====       =====

---------------

(1) Gross acres are the total number of acres in which Devon or Northstar owns a working interest.

(2) Net refers to gross acres multiplied by Devon's or Northstar's fractional working interests therein.

CORE OPERATING AREAS IN THE UNITED STATES

     Devon's United States property base will be unchanged and continue to be concentrated in four core areas: the Permian Basin in southeastern New Mexico and western Texas; the San Juan Basin in northwestern New Mexico; the Rocky Mountain region in Wyoming; and the Mid-continent region in Oklahoma and the Texas Panhandle.

                                      LOGO
Graphic: Two Maps

Map 1 is a small map of the U.S. and Canada that outlines the lower 48 states, 10 provinces and two territories. The states in which Devon has properties are highlighted and named (specifically Montana, North Dakota, Idaho, Wyoming, South Dakota, Nebraska, Utah, Colorado, Kansas, Arizona, New Mexico, Oklahoma and Texas).

Map 2 is a larger map of only the highlighted portions of Map 1. This map shows the outlines of the states and also shows the general locations of Devon's core operating areas in the U.S. The core areas shown are the Rocky Mountain Region, the San Juan Basin, the Mid-Continent and the Permian Basin.

  Permian Basin Properties

     The Permian Basin is a prolific oil and gas producing province located in western Texas and southeastern New Mexico. The area encompasses approximately 66,000 square miles and contains more than 500 major oil and gas fields. Oil and gas leases within the Permian Basin are difficult to obtain as much of the undeveloped acreage with development potential is "held by production," i.e., covered by long-term leases which do not expire as long as production from nearby wells is commercially viable. Since 1987, Devon has made four significant acquisitions of properties in the Permian Basin. These acquisitions have enabled Devon to obtain undeveloped acreage with development potential in areas in which leasehold positions are difficult to establish. This leasehold position continues to provide Devon with exploration and development opportunities. Devon also has initiated enhanced oil recovery projects to further expand reserves.

     Grayburg-Jackson Field. Devon acquired the Grayburg-Jackson Field in 1994. The property consists of approximately 8,500 acres located in the southeastern New Mexico portion of the Permian Basin. The field produces from an 800-foot thick interval of the Grayburg and San Andres Formations at depths between 3,000 and 4,000 feet. Post-Combination, the Grayburg-Jackson Field will represent 19% of Devon's proved oil reserves. It will be Devon's largest oil property.

     Production in this field was established in the 1930's, with most of the current producing wells drilled since 1970. When Devon acquired this property in 1994, drilling by previous owners had developed the property on an average spacing of over 40 acres per well. Additional oil reserves were recovered from similar properties in the immediate vicinity by infill drilling to 20 acres per well spacing and subsequent waterflooding.

Based upon analogy to these properties, Devon initiated a $75 million capital development project in 1994. The project included drilling approximately 185 infill wells, converting selected producing wells to water injection wells and optimizing the existing waterflood. Devon substantially completed the infill-drilling phase of the project in 1996. The majority of the field was in the initial phases of water injection by mid-1997.

     At year-end 1997, production from the Grayburg-Jackson Field averaged approximately 3,000 (or 2,800 net) Boe per day. Devon anticipates that continued water injection and completion of the waterflood facilities will continue to enhance oil and gas recoveries.

     Ozona Field. The Ozona Field encompasses more than 200,000 acres in Crockett County, Texas, situated 120 miles southeast of Midland, Texas. The field produces gas primarily from the Canyon and Strawn Formations at depths ranging from approximately 6,000 to 9,000 feet. The field has been developed on 80-acre spacing, with portions now being infill drilled to 40-acre spacing. At year-end 1997, the Ozona Field was producing 31 MMcf of gas per day and approximately 800 Bbls of oil and NGLs per day, net to Devon's interest. Post-Combination, the field will represent approximately 4% of Devon's total gas reserves.

  San Juan Basin Properties

     Devon's single largest natural gas reserve position relates to its interests in two federal units in the northwest New Mexico portion of the San Juan Basin: the 33,000 acre NEBU, in Rio Arriba and San Juan Counties; and the 22,400 acre 32-9 Unit in San Juan County. The San Juan Basin, a densely drilled area covering 3,700 square miles in central and northwestern New Mexico, has been historically considered the second largest gas-producing basin in the United States. Prior to 1990, the Basin's gas production primarily came from conventional sandstone formations at a depth of about 5,500 feet. However, in the early 1980's, development of the shallower Fruitland coal formation began. Coal seam gas production has increased so significantly that the San Juan Basin could be considered the largest gas producing basin in the U.S. Production from the coal seams constitutes almost all of Devon's reserves in these two units.

     Substantially all of Devon's interests in both of these units are a part of a transaction into which Devon entered effective January 1, 1995. For a detailed discussion of this transaction, see "-- San Juan Basin Transaction" below and note 3 to Devon's consolidated financial statements in Devon's Form 10-K for the year ended December 31, 1998, a copy of which is included herewith.

     Northeast Blanco Unit. Post-Combination some 13%, or 148.7 Bcf of Devon's total gas reserves will be attributable to this field. Of this amount, approximately 97%, or 144.5 Bcf, are associated with the Fruitland coal formation. The potential for gas production from coal seams varies depending upon the thickness of the coal formation, the type of coal in place, the depth at which it is found and other factors. NEBU is located in the central part of the San Juan Basin where each of the factors is at or near its optimum. NEBU is operated by Devon. Devon initially began developing its coal seam interest during 1988, eventually drilling 102 wells.

     In the near term, Devon is implementing various projects that have increased and may continue to increase production and recoverable reserves. The first of these projects, called "line looping," involves laying additional gathering lines to decrease operating pressures. This project was begun in 1996 and was substantially completed in October, 1997. Another project involves the installation of additional compressors at various points in the gathering system and at central delivery points associated with NEBU. This project was begun in 1997 and will continue in 1998 and beyond. Additional projects to improve production through work on individual wells are currently underway. Longer term, Devon believes that additional wells will be drilled which could extend production from NEBU.

     Initial results from the line looping and compression projects appear favorable. Total daily production from NEBU has increased from an average of 187 MMcf of gas per day (gross) in June 1996 to an average of 225 (or 42 net) MMcf of gas per day in June 1998. Devon anticipates that the installation of additional compression and facilities could increase production from NEBU another 10 MMcf to 20 MMcf of gas per day (gross). As part of the San Juan Basin Transaction (discussed in more detail below), a third party will pay 100% of Devon's share of the capital necessary to enhance production from the existing NEBU wells. Devon is entitled to retain 75% of any reserves in excess of those estimated to be in place at the time of the transaction which are developed as a result of such capital expenditures. See "-- San Juan Basin Transaction" below.

     32-9 Unit. Post-Combination, some 7%, or 80.5 Bcf, of Devon's total gas reserves will be attributable to this field. The 32-9 Unit is located approximately eight miles northwest of NEBU. Geologically and operationally this property is very similar to NEBU; the coal seams at the 32-9 Unit are about the same thickness as at NEBU, the type of coal and the depth at which it is found are similar and the gas content of the coal is estimated to be approximately the same. However, the 32-9 Unit is located in an area where the coal does not appear to be as permeable as it is at NEBU. Thus, the 32-9 Unit wells tend to produce at lower rates but should produce for a longer period of time than the NEBU wells. Currently, the 32-9 Unit produces approximately 72.3 (or 15.4 net) MMcf of gas per day. Longer term, Devon believes that additional wells will be drilled which could improve production. This unit is also being evaluated for possible mechanical improvements similar to those being implemented at NEBU.

     San Juan Basin Transaction. Effective January 1, 1995, Devon and an unrelated company entered into a transaction covering substantially all of Devon's San Juan Basin coal seam properties. The effect of the transaction is that the price Devon receives for its coal seam gas production will range between $0.40 and $0.60 per Mcf (subject to adjustment for inflation) higher than the price the Company would otherwise receive during the period from 1995 through the year 2002.

  Rocky Mountain Properties

     The Rocky Mountain region includes oil and gas producing basins, which are grouped together because of their geographic location rather than their geological characteristics. The area generally encompasses all or portions of the states of Colorado, Montana, North Dakota, Utah and Wyoming. Devon's Rocky Mountain properties are primarily located in the Big Horn and Powder River Basins in northern and central Wyoming.

     House Creek Field. The House Creek Field is located in Campbell County, Wyoming within the Powder River Basin. Devon acquired its original interest in the field at year-end 1996. In 1997, Devon purchased additional interests. The field, which produces oil from the Sussex Sandstone reservoir at depths of 8,200 feet, covers an area thirty miles long and two miles wide. The Field is divided into two production units. The southern two-thirds of the field, designated as the House Creek Sussex Unit, is operated by Devon with a 45.4% working interest. Devon has a 41.6% net revenue interest in this Unit. A 12-well infill drilling program was initiated late in 1997. Based on the success of that program, an additional 60 to 80 wells could be drilled in 1998, effectively reducing well spacing from 160 to 80 acres per well. The northern third of the field, designated as the House Creek North Sussex Unit, is operated by a third party. Devon has a 26.5% working interest and a 22.1% net revenue interest in the North Unit. Like the southern Unit, infill drilling is also underway in the North Unit. Both Units are currently under waterflood.

     Approximately 12%, or 11.6 Bbls, of Devon's total oil reserves would have been attributable to the House Creek Field, assuming the Combination had been completed on December 31, 1997. With a daily production rate of 4,100 (1,650 net) Bbls of oil per day, the Field would account for approximately 4% of Devon's daily oil production post-Combination.

     Powder River Coal Seam Gas. As of December 31, 1997, a very small amount of Devon's reserves were attributable to coal seam gas in the Powder River Basin. However, in 1998, Devon has undertaken a series of coal seam gas projects in the area. During the first nine months of 1998, Devon has purchased certain producing and non-producing coal seam gas wells, purchased additional underdeveloped leasehold in the area and announced its intention to participate in the construction of a gas gathering system and related facilities in the Powder River Basin. These activities have the potential to materially alter Devon's gas reserves and capital expenditures in the future.

     Over the last several years, industry has discovered that certain coal seams, usually found between 300 feet and 1,000 feet deep, may be capable of gas production in commercial quantities. To date, some 500 coal seam gas wells have been drilled throughout the basin. Typical well costs have been approximately $65,000 to $75,000 per well. Gas reserves could range as high as 300 MMcf to 500 MMcf per well. The wells appear to be capable of producing, on average, 100 Mcf/d per well after "dewatering." However, coal seam gas development in the Powder River Basin is in its infancy and substantial risks exist. These include, but are not limited to, geologic risk, ultimate reservoir performance, lack of an acceptable market for the gas, service and supply limitations, regulatory risks, and ownership risk attributable to a recent Tenth Circuit Court of Appeals decision.

     To date, Devon has purchased interests in 44 producing and 76 non-producing coal seam gas wells in the area. The non-producing wells are currently awaiting connection to a gas pipeline to begin production. The producing wells currently yield 3 MMcf/d to 4 MMcf/d net to Devon. Devon now owns undeveloped leasehold covering coal seam gas rights of approximately 162,000 net acres. Devon could possibly drill as many as 1,200 to 1,500 wells on this leasehold over the next several years. (Such drilling plans presume acceptable economic returns for Devon's early test results.) Devon recently announced its intention to participate in the construction of a 24" diameter, 126-mile gas gathering system in the area along with related facilities. This system would have a total gross capacity of 450 MMcf/d. Devon's capital expenditures for this system could be as high as $50 million to $60 million during the next 12 months.

     With this combination of projects, Devon's total capital expenditures in this area could reach $100 million to $300 million over the next several years. Devon's gas reserve potential could range as high as 500 billion to 600 Bcf. However, by year-end 1998, Devon expects to record coal seam gas reserves in the Powder River Basin of only 50 Bcf to 60 Bcf of gas. Future reserve potential will depend upon additional expenditures and success.

CORE OPERATING AREAS IN CANADA

     Post-Combination, the Company's Canadian property base, which will be operated by and in the name of Northstar, will be concentrated in six major areas: the North region in northern Alberta; the Foothills region in southwestern Alberta and eastern British Columbia; the Northwest region in northwestern Alberta and northeastern British Columbia; the West Central region in west central Alberta; the South region in southern Alberta; and the East Central region in east central Alberta and southern Saskatchewan.

                                      LOGO
[Graphic: Two Maps]

Map 1 is a small map of the U.S. and Canada that outlines the lower 48 states, 10 provinces and two territories. The provinces in which Northstar has properties are highlighted and named (specifically British Columbia, Alberta and Saskatchewan).

Map 2 is a larger map of only the highlighted portions of Map 1. This map shows the outlines of the provinces and also shows the outlines of Northstar's core operating areas in Canada. The core areas shown are the Northwest, North, East Central, South, West Central and Foothills regions.

  North Region Properties

     The North region includes several natural gas properties, highlighted by the multi-pool Smoky Bear trend and the Hangingstone property. The North region is characterized by shallow Wabiskaw and Wabamum gas-bearing production with lower risk exploration and development targets. Northstar has established a strong position in this area with an undeveloped land base of 833,000 net acres and control of 11 production facilities with a combined gas processing capacity of 260 MMcf per day. During 1997, Northstar drilled 112 wells in this area. The wells were equally split between exploration and development. This program achieved natural gas production growth of over 30 MMcf per day.

     It is expected that the Company will drill approximately 90 wells in the Smoky Bear area and 30 wells in the Hangingstone region during 1998. The wells should be balanced between exploration and development drilling. Approximately 20% growth in well production capability is expected, with the objective of more fully optimizing plant processing capability.

     A number of other possible producing horizons exist along this trend which are enhanced in terms of risk and reward when combined with the shallow gas presence. These opportunities include the shallow Wabiskaw heavy oil zone, north along the trend from the Pelican Lake/Brittnell fields, and the deeper Keg River, Granite Wash and Slave Point oil formations. The potential scope and economics of heavy oil development in the region are not determinable at this time.

  Foothills Region Properties

     The two geographic areas of southeast British Columbia/southwest Alberta and northeast British Columbia, linked by the Rocky Mountains, will account for 160,000 net acres of the Company's undeveloped land and give exposure to approximately 648,000 gross acres of additional joint venture lands. In addition, the Company will have a large seismic data base. The Company will own and operate the Coleman sour gas plant and certain pipelines and other infrastructure in the area. Exploration in the Foothills is typically oriented toward long-life natural gas reserves. Though potential prospects sizes range from 200 to 1,000 Bcf, the risks and expenditures for this type of exploration are high.

     In addition to the exploration lands just described, the Company will have developed, producing properties in the southern Alberta Foothills. In 1997, net production from this area averaged 13 MMcf/d. Most of this production was attributable to the Coleman area.

  Northwest and West Central Region Properties

     The Company expects to continue exploration in the Northwest region, targeting the Slave Point and Bluesky formations. Drilling in the West Central region will focus on liquids-rich natural gas.

     Northwest. The Company will have an average 75 percent working interest in the Northwest region, including 179,000 acres of net undeveloped land. During 1997, Northstar upgraded the 60 percent-owned and operated Hamburg gas facility. This enhancement will help support its expanding gas production in the region. Also in 1997, Northstar focused on developing the shallow Bluesky horizon at Chinchaga where two new gas wells were drilled and six others tied-in and placed on production. The Company wholly-owns and operates a natural gas plant at Chinchaga, which provides gas processing for third party customers. This area, in conjunction with exploration in the West Central region, is targeted to be a growth area for the Company in Canada, complementing the higher-risk Foothills and lower-risk Smokey Bear shallow gas programs.

     West Central. The Company expects to focus significant efforts on the liquids-rich natural gas fields in the West Central region. This area consists of multi-zone oil and gas properties at Gilby, Gull Lake and Leduc. In 1997, Northstar discovered a new pool at Leduc, extended another pool in the region, assumed operatorship at Lanaway and drilled a successful gas well at Gilby. These activities have resulted in natural gas production reaching an average of 30 MMcf per day during 1997, and crude oil and natural gas liquids production averaging 4,200 Bbls/d. Coupled with the Devon properties in central Alberta, this region will be the Company's largest operating area in Canada. Plans are in place to further exploit the Gilby oil field through a vertical and horizontal well drilling program. The Company expects to unitize two oil fields in 1998 and increase production with additional drilling and implementation of secondary recovery projects.

     With the Combination, production from these areas in 1997 would have averaged 8.6 net MBbls of oil and NGLs per day. Gas production would have averaged 79 net MMcf/d. Total undeveloped leasehold as of December 31, 1997, would have been 431,000 net acres.

  South and East Central Regions

     The South region is a mature area, producing a mix of medium quality crude oil and natural gas. The East Central region is almost exclusively an oil-producing region.

     South. Average daily production was 5,500 Bbls of oil and liquids plus 18 MMcf of natural gas in 1997. As of December 31, 1997, the undeveloped land base was 160,000 net acres. In 1997, a new oil pool discovery was established on the Herronton field and two new gas wells were brought onstream. These wells increased production by over two MMcf/d. At Carmangay, two new gas wells also added daily volumes of over two MMcf. Also in 1997, the Long Coulee property experienced a rise in oil production following a successful waterflood and infill drilling program, while another six infill wells were drilled on the Retlaw field.

     The Company will continue to maximize its oil and liquids and natural gas reserves at Turin and Long Coulee that are found in medium-depth, multi-zone horizons. The capacity of the Long Coulee oil battery is expected to be expanded, the waterflood program will be pursued further, and a development drilling program will be continued. A waterflood project and development drilling program are planned at Carmangay. A drilling program at Herronton, which includes three exploration and six development wells, will be pursued during 1998.

     East Central. The East Central region delivered average crude oil volumes of 6,100 Bbls/d in 1997. The primary properties in the region are the David, Bellshill and Halkirk fields, which account for the majority of oil production.

     During 1997, Northstar undertook a 25-well development drilling program in the David field, while at nearby Bellshill it completed a horizontal well project to optimize production from that property. Across the border in Wilmar, Saskatchewan, Northstar completed three stratigraphic tests in additional to nine horizontal wells.

     During 1998, the Company intends to concentrate both on further drilling projects and developing the necessary infrastructure to process crude oil. An oil battery installation program will proceed in the Wilmar area, adding expanded processing capacity to help increase production from the field. Further development and exploration drilling are planned for the Wilmar and Halkirk areas.

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information regarding each of the persons who are expected to serve as directors and executive officers of Devon after consummation of the Combination. The Devon Amended and Restated Certificate classifies the Devon Board into three classes having staggered terms of three years each. The number of directors is fixed from time to time by resolution of the Devon Board and consists of not less than three directors. The Devon Board is currently set at nine members. Upon consummation of the Combination, the Devon Board will be set at eleven members and John A. Hagg and Michael M. Kanovsky, both current members of the Northstar Board, are expected to be added as directors. Executive officers of Devon are elected annually by the Devon Board to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal.

                                                                                            DIRECTOR'S
                                                                                               TERM
             NAME                AGE(1)              POSITION WITH THE COMPANY               EXPIRING
             ----                ------              -------------------------              ----------
John W. Nichols................    83     Chairman of the Board of Directors                   2001
J. Larry Nichols(2)............    56     President, Chief Executive Officer and Director      2000
Luke R. Corbett................    51     Director                                             1999
Thomas F. Ferguson(3)..........    62     Director                                             2000
David M. Gavrin(4).............    64     Director                                             2001
Michael E. Gellert(4)..........    67     Director                                             1999
Tom J. McDaniel(3).............    60     Director                                             2001
H. R. Sanders Jr.(3)...........    66     Director                                             1999
Lawrence H. Towell.............    55     Director                                             2000
John A. Hagg...................    51     Director                                             2000
Michael M. Kanovsky............    49     Director                                             1999
J. Michael Lacey...............    52     Vice President -- Operations and Exploration           --
Duke R. Ligon..................    57     Vice President -- General Counsel                      --
Darryl G. Smette...............    51     Vice President -- Marketing and Administrative         --
                                            Planning
H. Allen Turner................    46     Vice President -- Corporate Development                --
William T. Vaughn..............    51     Vice President -- Finance                              --
Danny J. Heatly................    42     Controller                                             --
Gary L. McGee..................    49     Treasurer                                              --
Marian J. Moon.................    48     Secretary                                              --

---------------

(1) As of October 27, 1998.

(2) Son of John W. Nichols.

(3) Member of Audit Committee.

(4) Member of Compensation and Stock Option Committee.

     A biography of each director and officer can be found in Devon's Proxy Statement for its 1998 Annual Meeting of Stockholders, a copy of which is included herewith, except Messrs. Hagg and Kanovsky, whose biographies are set forth below.

     John A. Hagg co-founded Canadian Northstar Corporation, Northstar's former controlling shareholder, in 1977. In 1985, Mr. Hagg became Chairman and President of Northstar Energy Corporation. Mr. Hagg is a past director of the Independent Petroleum Association of Canada, the Petroleum Communication Foundation, Canadian Oilmen's Executive Association, the Calgary Chamber of Commerce, and past Chairman of Junior Achievement of Southern Alberta. He is currently a director of the Calgary Philharmonic Orchestra, a member of the Management Advisory Council at the University of Calgary and a director and member of the executive committee of the Canadian Association of Petroleum Producers. In addition, Mr. Hagg is a director of Berry Petroleum Company, a New York Stock Exchange listed company based in California. He obtained his B.A. from the University of Alberta in 1968 and his M.B.A. from Stanford University in 1973.

     Michael M. Kanovsky co-founded Canadian Northstar Corporation, Northstar's former controlling shareholder, with Mr. Hagg in 1977, where he was primarily responsible for strategic development, finance and acquisitions. He remained in the position of President of Canadian Northstar Corporation until 1993. He became a director of Northstar in 1982. Subsequent to his employment with Canadian Northstar Corporation, Mr. Kanovsky has remained heavily involved in the oil and gas industry. He is currently the President of Sky Energy Corporation, a privately held energy corporation. Mr. Kanovsky is currently on the board of directors of Cabre Exploration Ltd., a Calgary based public oil and gas company, ARC Resources Ltd., which acquires and develops oil and natural gas properties for the publicly-traded ARC Energy Trust, and the AGF North

American Insurance Group. Until recently, Mr. Kanovsky was Chairman of Taro Industries Ltd., a public oilfield manufacturing company and Vice Chairman of Precision Drilling Inc., Canada's largest drilling contractor. Mr. Kanovsky is a past director of the Canadian Association of Oilwell Drilling Contractors, past Vice-Chairman and Director of the Alberta Children's Hospital and past Chairman of the Alberta Chapter of the Young Presidents' Organization. He also sits on the Board of Governors of the University of Western Ontario's Richard Ivey School of Business. Mr. Kanovsky obtained his B.Sc. in mechanical engineering from Queens University in Kingston, Ontario in 1970 and his M.B.A. from the University of Western Ontario in 1973.

                        PRINCIPAL HOLDERS OF SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DEVON

     The table below sets forth as of October 27, 1998, the names and addresses of each person known by management to own beneficially more than 5% of Devon outstanding shares of Common Stock, the number of shares beneficially owned by each such stockholder and the percentage of outstanding shares owned. The table also sets forth the number and percentage of outstanding shares of Devon Common Stock beneficially owned by Devon's Chief Executive Officer ("CEO"), each of Devon's directors, the four most highly compensated executive officers other than the CEO and by all officers and directors of Devon as a group.

                                                   SHARES OF
                                                     DEVON                           PERCENT OF CLASS
                                                  BENEFICIALLY         PERCENT       AFTER COMBINATION
                                                  OWNED BEFORE         OF CLASS       ASSUMING RATIO
    NAME OF INDIVIDUAL OR IDENTITY OF GROUP      COMBINATION(1)     OUTSTANDING(2)     OF 0.227:1(3)
    ---------------------------------------      --------------     --------------   -----------------
5% HOLDERS
Kerr-McGee Corporation.........................    9,954,000(4)          30.8%             20.8%
  123 Robert S. Kerr
  Oklahoma City, Oklahoma 73102
Merrill Lynch & Co., Inc.......................    3,841,800(5)          11.3%              7.8%
  800 Scudders Mill Road
  Plainsboro, New Jersey 08536
Strong Capital Management, Inc.
and Richard S. Strong..........................    1,666,074(6)           5.2%              3.5%
  100 Heritage Reserve
  Menomonee Falls, Wisconsin 53051
DIRECTORS AND OFFICERS
J. Larry Nichols*..............................      730,571(7)           2.2%              1.5%
Michael E. Gellert*............................      317,720(8)           1.0%              0.7%
H. Allen Turner................................      122,085(9)           0.4%              0.3%
Darryl G. Smette...............................      121,700(10)          0.4%              0.3%
John W. Nichols*...............................      104,304(11)          0.3%              0.2%
J. Michael Lacey...............................       78,565(12)          0.2%              0.2%
David M. Gavrin*...............................       79,251(13)          0.2%              0.2%
H. R. Sanders, Jr.*............................       35,979(14)          0.1%             <0.1%
Duke R. Ligon..................................       24,900(15)         <0.1%             <0.1%
Lawrence H. Towell*............................        6,100(16)         <0.1%             <0.1%
Luke R. Corbett*...............................        6,000(17)         <0.1%             <0.1%
Thomas F. Ferguson*............................        6,000(18)         <0.1%             <0.1%
Tom J. McDaniel*...............................        6,000(19)         <0.1%             <0.1%
All directors and officers of Devon as a
  group(20)....................................    1,859,443(20)          5.6%              3.9%

---------------

  * Director. The business address of each director is 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260.

 (1) Shares of Devon Common Stock beneficially owned includes shares of Devon Common Stock issuable upon exercise of options to purchase Devon Common Stock exercisable within 60 days of October 27, 1998.

 (2) At October 27, 1998, there were 32,319,894 shares outstanding.

 (3) Assumes the issuance of 15,540,000 Exchangeable Shares, all of which are Exchangeable for shares of Devon Common Stock.

 (4) Kerr-McGee Corporation ("Kerr-McGee") has reported beneficial ownership of these shares on Schedule 13D filed on January 6, 1997. Kerr-McGee acquired these shares on December 31, 1996, in connection with a transaction whereby Devon acquired the North American onshore oil and gas exploration and production properties and businesses of Kerr-McGee in exchange for 9,954,000 shares of Devon Common Stock. Kerr-McGee reports shared voting and investment power with respect to these shares. Because of Kerr-McGee's relatively large ownership position, Devon and Kerr-McGee have entered into two agreements that define and limit the two companies' rights and obligations. In addition, the Devon Board amended Devon's Rights Agreement so that Devon's existing anti-takeover defenses will remain in force for third parties and/or certain further transactions with Kerr-McGee.

 (5) Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM") and Merrill Lynch Growth Fund (the "Fund") have reported beneficial ownership of these shares on Schedule 13G filed on February 6, 1998. PSI is a parent holding company. MLAM is an investment advisor. The Fund is an investment company. PSI, MLAM and the Fund report shared voting and investment power with respect to these shares. ML&Co., ML Group and PSI disclaim beneficial ownership of such shares. The number of shares reported includes 1,639,300 shares which MLAM has the right to acquire upon the conversion of Devon's TCP Securities issued in July, 1996.

 (6) Strong Capital Management, Inc. ("Strong Capital") and Richard S. Strong have reported beneficial ownership of these shares on Schedule 13G filed on February 16, 1998. Strong Capital is an investment advisor. Richard S. Strong is Chairman of the Board and principal shareholder of Strong Capital.

 (7) Includes 42,965 shares owned of record by Mr. Nichols as trustee of a family trust, 78,624 shares owned by Mr. Nichols' wife, 12,570 shares owned by Mr. Nichols as trustee of his children's trusts as to which he exercises sole voting and investment power, 6,200 shares owned by Mr. Nichols' son, 6,000 shares owned by Mr. Nichols' daughter and 250,600 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

 (8) Includes 309,149 shares owned by Windcrest Partners, a limited partnership, in which Mr. Gellert shares investment and voting power and 6,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gellert.

 (9) Includes 118,600 shares which are deemed beneficially owned pursuant to stock options held by Mr. Turner.

(10) Includes 118,900 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(11) Includes 98,304 shares held by a family investment partnership and 6,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(12) Includes 73,400 shares that are deemed beneficially owned pursuant to stock options held by Mr. Lacey.

(13) Includes 2,141 shares owned by Mr. Gavrin as co-trustee of the Mark Sandler 1987 Trust, 9,249 shares owned by Mr. Gavrin's wife and 6,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.

(14) Includes 33,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Sanders.

(15) Includes 24,600 shares which are deemed beneficially owned pursuant to stock options held by Mr. Ligon.

(16) Includes 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Towell.

(17) Consists of 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Corbett.

(18) Consists of 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.

(19) Consists of 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. McDaniel.

(20) Includes 877,900 shares that are deemed beneficially owned pursuant to stock options held by officers and directors.

                              DEVON CAPITAL STOCK

     The authorized capital stock of Devon currently consists of 400,000,000 shares of Devon Common Stock, par value $0.10 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share. Upon consummation of the Combination, the authorized capital will be as summarized below and will also include the Voting Share.

  Common Stock

     As of October 27, 1998, there were 32,319,894 shares of Devon Common Stock outstanding held of record by approximately 1,000 stockholders. Holders of Devon Common Stock are entitled to receive dividends out of funds legally available therefor when and if declared by the Devon Board. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of shares of Devon Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. They are not entitled to cumulative voting rights for the election of directors. Except pursuant to the Rights Agreement, the shares of Devon Common Stock have no preemptive, conversion or other rights to subscribe for or purchase any securities of Devon. The shares of Devon Common Stock have no redemption or sinking fund provisions. Upon liquidation or dissolution of Devon, the holders of shares of Devon Common Stock are entitled to share ratably in any of Devon's assets that remain after payment or provision for payment to creditors and holders of preferred stock. All outstanding shares of Devon Common Stock are fully paid and non-assessable, and the shares of Devon Common Stock issued upon conversion of the TCP Securities and upon exchange of the Exchangeable Shares will be fully paid and non-assessable.

  TCP Securities

     On July 3, 1996, Devon Financing Trust, a Delaware business trust sponsored by Devon, issued 2,990,000 TCP Securities. The TCP Securities are convertible into shares of Devon Common Stock at the rate of 1.6393 shares of Devon Common Stock per TCP Security, or an aggregate of 4,901,507 shares of Devon Common Stock. The conversion of the TCP Securities may have a dilutive effect on the current shareholders of Devon and may affect the market price of the shares of Devon Common Stock.

  Preferred Stock

     The preferred stock may be issued in one or more series. The Devon Board is authorized to establish attributes of such series which may include, but are not limited to, the designation and number of shares constituting each series, dividend rates payable (cumulative or non-cumulative), voting rights, redemptions, conversion or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Devon without any further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of Devon Common Stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series. No shares of preferred stock are outstanding and at present, Devon has no plans to issue any of the preferred stock. The Devon Board has designated 300,000 shares of preferred stock as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") in connection with the Rights Agreement.

  Special Voting Stock

     A single Voting Share will be authorized for issuance and a single Voting Share will be outstanding having a par value of $0.10 per share. Except as otherwise required by law or Devon's Amended and Restated Certificate, the Voting Share will possess a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Devon or any entity controlled by Devon for the election of directors and on all other matters submitted to a vote of Devon Stockholders. The holders of shares of Devon Common Stock and the holder of the Voting Share will vote together as a single class on all matters. In the event of a Devon Liquidation Event, all outstanding Exchangeable Shares will automatically be exchanged for shares of Devon Common Stock, and the holder of the Voting Share will not be entitled to receive any assets of Devon available for distribution to its stockholders. The holder of the Voting Share will not be entitled to receive dividends. Pursuant to the Combination Agreement, the Voting Share will be issued to the Trustee appointed under the Voting and Exchange Trust Agreement. At such time as the Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by Devon or an entity controlled by Devon, the Voting Share will be canceled.

  Certain Anti-Takeover and Other Provisions

     Share Rights Plan. Under the Rights Agreement, holders of shares of Devon Common Stock have one right with respect to each share of Devon Common Stock held. The certificates representing outstanding shares of Devon Common Stock also evidence one right for each share. Currently the rights trade with the shares of Devon Common Stock. Holders of Exchangeable Shares will receive one right with each share of Devon Common Stock they receive upon exchange of their Exchangeable Shares. Upon the occurrence of certain events generally associated with an unsolicited takeover attempt of Devon or certain transactions involving a change of control, the rights will be distributed, will become exercisable and will be tradable separately from the shares of Devon Common Stock. The Rights Agreement has been amended to prevent the 1996 merger of Kerr-McGee's North American onshore properties into Devon from triggering the exercise of rights under the Rights Agreement.

     The rights have certain anti-takeover effects. They will cause substantial dilution to a person or group that attempts to acquire Devon in a manner that causes the rights to become exercisable. Devon believes, however, that the rights should neither affect any prospective offeror willing to negotiate with the Devon Board nor interfere with any merger or other business combination approved by the Devon Board. The Devon Board may redeem the rights for $0.01 per right. The terms of the Rights Agreement may be amended by the Devon Board without the consent of the Devon Stockholders or the holders of the rights.

     Classified Board of Directors. The classification of the Devon Board has the effect of making it more difficult for stockholders to change the composition of the Devon Board. At least two annual meetings of Devon stockholders generally will be required to effect a change in a majority of the Devon Board. Such a delay may help ensure that the Devon Board, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Devon Board would be beneficial to Devon and its stockholders and whether a majority of Devon Stockholders believes that such a change would be desirable. Pursuant to the Certificate of Incorporation, the provisions relating to the classification of directors may only be amended by the affirmative vote of 80% of the then outstanding shares of capital stock entitled to vote thereon.

     Removal of Directors Only for Cause. Pursuant to the OGCA, because Devon has a classified board of directors, directors can be removed from office only for cause. Vacancies on the Devon Board may be filled only by the remaining directors and not by the stockholders.

     Number of Directors. Devon's Certificate of Incorporation provides that the entire Devon Board will consist of not less than three members, the exact number to be set from time to time by resolution of the Devon Board. Accordingly, the Devon Board, and not the stockholders, has the authority to determine the number of directors and could delay any stockholder from obtaining majority representation on the Devon Board by enlarging the Devon Board and filling the new vacancies with its own nominees until the next stockholder election.

     No Written Consent of Stockholders. Devon's Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of Devon must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent. In addition, special meetings may only be called by: (i) the Chairman of the Board; (ii) the President; or (iii) the Devon Board pursuant to a resolution adopted by a majority of the then-authorized number of directors.

     Certificate of Incorporation and Bylaws. Devon's Certificate of Incorporation provides that the Devon Board, by a majority vote, may adopt, alter, amend or repeal provisions of the bylaws.

     Business Combination Provisions. Devon's Certificate of Incorporation has provisions placing limitations on business combinations with a shareholder who is the beneficial owner of 15% or more of the Devon Common Stock or any affiliate of such beneficial owner (an "interested shareholder") for a period of three years from the date a person becomes an interested shareholder. The effect of these provisions is to limit unsolicited takeover attempts or certain transactions involving a change of control. Such business combinations are permitted, however, under certain circumstances, including super-majority shareholder approval.

     Directors' Liability. Devon's Certificate of Incorporation also provides for the elimination of directors' liability for monetary damages for a breach of certain fiduciary duties and for indemnification of directors, officers, employees or agents of Devon as permitted by the OGCA. These provisions cannot be amended without the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote. Under Devon's Certificate of Incorporation, even though Devon's directors stand in a fiduciary relation to Devon, they are not liable to stockholders of Devon for damages for breach of any such fiduciary duty, except that a director will be personally liable for: (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) the payment of dividends or redemption or purchase of stock in violation of the OGCA; (iii) any breach of the duty of loyalty to Devon or its stockholders; or (iv) any transaction from which the director derived an improper personal benefit.

     Transfer Agent And Registrar. The transfer agent and registrar for the shares of Devon Common Stock is Boston EquiServe, Client Administration, Mail Stop 45-02-62, P.O. Box 1865, Boston, MA 02105-1865.

                            NORTHSTAR SHARE CAPITAL

     On the completion of the Arrangement, the share capital of Northstar will be as summarized below. Such summary is qualified in its entirety by reference to the Plan of Arrangement and the Exchangeable Share Provisions which are attached as Annex E hereto.

  Northstar Common Shares

     The Northstar Shareholders will be entitled to receive notice of and to attend all meetings of the Northstar Shareholders and will be entitled to one vote per Northstar Common Share held on all matters submitted to a vote of the holders of the Northstar Common Shares. The Northstar Shareholders will also be entitled to receive such dividends as may be declared by the Northstar Board out of funds legally available therefor and, upon any liquidation, dissolution or winding-up of Northstar, subject to the prior rights of the holders of the Exchangeable Shares and any other shares ranking senior to the Northstar Common Shares, to receive ratably the remaining property and assets of Northstar.

  Exchangeable Shares

     Ranking of Exchangeable Shares of Northstar. The Exchangeable Shares will rank prior to the Northstar Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Northstar.

     Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by Devon on shares of Devon Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the shares of Devon Common Stock.

     Certain Restrictions. Without the approval of the holders of the Exchangeable Shares (other than Devon or its Subsidiaries), Northstar will not:
(i) pay any dividends on the Northstar Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in such other shares ranking junior to the Exchangeable Shares; (ii) redeem, purchase or make any capital distribution in respect of the Northstar Common Shares or any other shares ranking junior to the Exchangeable Shares; (iii) redeem or purchase any other shares of Northstar ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or (iv) amend the Northstar Articles or Northstar Bylaws, in either case in any manner that would affect the rights or privileges of the holders of the Exchangeable Shares. The restrictions in (i), (ii) and
(iii) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on the Devon Common Stock have been declared and paid in full. If a meeting of the holders of Exchangeable Shares is called an Automatic Redemption Date will occur, except where such meeting is for the purpose of approving measures to maintain the economic and legal equivalence of the Exchangeable Shares and the Devon Common Stock and such measures are approved. See "The Combination -- Combination Mechanics and Description of Exchangeable Shares -- Exchange and Redemption Rights -- Automatic Redemption."

     Liquidation. In the event of a Northstar Insolvency Event, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Devon Common Stock, plus the Dividend Amount, if any. See "The Combination -- Combination Mechanics and Description of Exchangeable
Shares -- Exchange and Redemption Rights -- Optional Exchange Right."

     Exchange Put Right. Holders of the Exchangeable Shares will be entitled at any time following the Effective Time to require Devon to exchange all or any part of the Exchangeable Shares owned by them and to receive an equivalent number of shares of Devon Common Stock, plus the Dividend Amount, if any. See "The Combination -- Combination Mechanics and Description of Exchangeable Shares -- Exchange and Redemption Rights -- Exchange Put Right."

     Retraction of Exchangeable Shares by Holders. A holder of Exchangeable Shares will be entitled at any time to require Northstar to retract (i.e., require Northstar to redeem) any or all of the Exchangeable Shares held by such holder by delivering to the holder one share of Devon Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share, which shall be delivered to the retracting holder on the Retraction Date specified by the holder (which shall not be less than five nor more than ten Business Days after the date on which Northstar receives the Retraction Request from the holder). See "The Combination -- Combination Mechanics and Description of Exchangeable
Shares -- Exchange and Redemption Rights -- Retraction Rights." This right is subject to Devon's Retraction Call Right. See "The Combination -- Combination Mechanics and Description of Exchangeable Shares -- Call Rights -- Retraction Call Right." The tax consequences to a holder of Exchangeable Shares upon exercising the right to require Northstar to retract will be substantially different than the tax consequences of exercising the Exchange Put Right described above. See "Income Tax Considerations to Northstar Shareholders and Optionholders -- Canadian Federal Income Tax Consequences to Northstar Shareholders and Optionholders."

     If, as a result of liquidity or solvency requirements or other provisions of applicable law, Northstar is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Northstar will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. This right is subject to Devon's Liquidation Call Right. See "The Combination -- Combination Mechanics and Description of Exchangeable Shares -- Call Rights -- Liquidation Call Right." The holder of any Exchangeable Shares not redeemed by Northstar will be deemed to have required Devon to purchase such unretracted shares in exchange for Devon Common Stock, plus the Dividend Amount, if any. See "The
Combination -- Combination Mechanics and Description of Exchangeable
Shares -- Exchange and Redemption Rights."

     Automatic Redemption of Exchangeable Shares. On an Automatic Redemption Date, Northstar will redeem all but not less than all of the then outstanding Exchangeable Shares by delivering to the holder one share of Devon Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share. At least 45 days prior to the Automatic Redemption Date described above or before a possible Automatic Redemption Date which may result from a failure of the holders of Exchangeable Shares to take necessary action as described in clause (d) of the definition of Automatic Redemption Date, Northstar shall provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares of Northstar. This right is subject to Devon's Redemption Call Right. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur. If an Automatic Redemption Date occurs, the holders of Exchangeable Shares will receive Devon Common Stock in exchange for their Exchangeable Shares. The holders of Exchangeable Shares will be, in general, automatically subjected to income taxes on such exchange even though they made no election to exchange their Exchangeable Shares. See "The Combination -- Mechanics and Description of Exchangeable Shares -- Call Rights -- Redemption Call Right."

     Voting Rights. Under the ABCA, holders of Exchangeable Shares have separate class voting rights on any change in the fundamental terms of those shares, which rights mirror those provided under the Exchangeable Share Provisions as described under "-- Amendment and Approval." In addition, the holders of Exchangeable Shares have the right to vote on any change in the related terms in the Support Agreement and the Voting and Exchange Trust Agreement. If the holders fail to take necessary action to approve or disapprove, as applicable, a change in the terms of the Exchangeable Shares or the related terms in the Support Agreement and the Voting and Exchange Trust Agreement, if such approval or disapproval, as applicable, would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the Devon Common Stock, Northstar will automatically be required to redeem the Exchangeable Shares as described above. Additionally, under the ABCA, the holders of Exchangeable Shares have the right to vote on certain fundamental changes in Northstar, including an amalgamation (other than an amalgamation with a wholly-owned subsidiary of Northstar), a continuance or reincorporation in another jurisdiction, a sale, lease or exchange of all or substantially all of the assets of Northstar out of the ordinary course of business, a plan of arrangement and a voluntary dissolution. If the Northstar Board proposes such a fundamental change, Northstar will automatically be required to redeem the Exchangeable Shares prior to the record date for the required shareholder vote as described above.

     Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof (other than Devon or its Subsidiaries). Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon (other than shares beneficially owned by Devon or its Subsidiaries) at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 25% of the then outstanding Exchangeable Shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time not less than 10 days later as may be determined at the original meeting by the chairman of the meeting, and holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon (other than shares beneficially owned by Devon or its Subsidiaries) will constitute the approval or consent of the holders of the Exchangeable Shares.

     Actions of Northstar under Support Agreement. Under the Exchangeable Share Provisions, Northstar will agree to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by Devon with its obligations under, the Support Agreement.

                        DEVON'S SELECTED FINANCIAL DATA

     For Devon's selected financial data, see Devon's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and Devon's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1998, copies of which are included herewith.

                 DEVON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For a discussion of "Devon Management's Discussion and Analysis of Financial Condition and Results of Operations," refer to Devon's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Devon's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and Devon's First Amendment to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which are included herewith.

                      NORTHSTAR'S SELECTED FINANCIAL DATA

     The following selected financial information (not covered by the independent auditors' report) should be read in conjunction with "Northstar Management's Discussion and Analysis of Financial Condition and Results of Operations," and Northstar's consolidated financial statements and the notes thereto included elsewhere herein. In March, 1997, Northstar acquired all the outstanding common shares of Morrison by issuing approximately 46.1 million Northstar Common Shares. The Northstar Common Shares received by the Morrison shareholders represented approximately 53% of the combined company's outstanding shares. Therefore, under U.S. GAAP, this transaction would be accounted for as a reverse acquisition of Northstar by Morrison. Accordingly, the results presented for periods through March, 1997 for Northstar using U.S. GAAP represent the historical results of Morrison, the "accounting acquirer." Because Northstar was the "legal acquirer," the financial results for periods through March, 1997, are referred to as "Northstar's" results, even though they represent the historical results of Morrison. For periods subsequent to March, 1997, the results presented for Northstar using U.S. GAAP represent the historical results of Morrison, combined with the results of Northstar after valuing Northstar's March, 1997, assets and liabilities at fair value, rather than historical book value.

     Under Canadian GAAP, the Morrison transaction was accounted for under the pooling-of-interests method of accounting. Accordingly, for Northstar's results presented using Canadian GAAP, the historical results of Northstar and Morrison have been combined for all periods presented.

                                            SIX MONTHS
                                          ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                                     -------------------------   -------------------------------------------------------------
                                       1998(1)       1997(1)       1997(1)       1996(1)      1995(1)     1994(1)     1993(1)
                                     -----------   -----------   -----------   -----------   ---------   ---------   ---------
                                                   (THOUSANDS, EXCEPT PER SHARE DATA, PER UNIT DATA AND RATIOS)
NORTHSTAR -- USING U.S. GAAP
  OPERATING RESULTS
    Oil sales......................  C$   43,410   C$   39,221   C$  102,824   C$   76,236   C$ 82,658   C$ 73,993   C$ 63,905
    Gas sales......................       52,475        34,508        95,391        45,559      28,041      24,101      18,934
    NGL sales......................        2,458         2,962         4,382         6,728       3,682       3,119       3,023
    Other revenue(2)...............       14,168        47,314        55,596        45,172      18,330      17,107      11,304
                                     -----------   -----------   -----------   -----------   ---------   ---------   ---------
        Total revenue..............      112,511       124,005       258,193       173,695     132,711     118,320      97,166
    Lease operating expenses.......       29,751        21,611        48,784        37,062      33,486      26,079      17,535
    Production taxes...............        1,052           794         1,804           303         301         433         349
    Depreciation, depletion and
      amortization.................       23,338        40,869       116,003        36,761      48,445      45,351      32,923
    General and administrative
      expenses.....................        7,296         7,686        15,863         8,199       8,890       7,476       6,921
    Interest expense...............       15,602         7,607        25,629        10,075       5,254       1,288       1,784
    Deferred effect of changes in
      foreign currency exchange
      rate on long-term debt.......       10,012           369         8,111           272         421          --          --
    Reduction of carrying value of
      oil and gas properties(3)....           --            --       865,883            --     133,015      29,560          --
    Net earnings (loss)(4).........       12,503        23,848      (519,495)       44,750     (55,359)      4,336      19,759
    Net earnings (loss) per share:
      Basic(4).....................         0.18          0.35         (8.24)         0.99       (1.25)       0.11        0.56
      Diluted(4)...................         0.18          0.35         (8.24)         0.99       (1.25)       0.11        0.56
    Cash dividends per share(5)....           --            --            --          0.06        0.06        0.06        0.06
    Weighted average common shares
      outstanding..................       68,167        68,761        63,080        45,326      44,250      40,691      35,116
    Ratio of earnings to fixed
      charges(6)...................         1.99          6.57            NA          8.47          NA        6.57       20.24
  BALANCE SHEET DATA (END OF
    PERIOD)
    Total assets...................  C$  634,628   C$1,345,821   C$  674,906   C$  642,892   C$403,145   C$393,471   C$294,321
    Long-term debt.................      443,384       432,242       436,383       102,720     105,249      12,293      29,441
    Stockholders' equity...........       89,969       617,872        75,704       282,658     239,604     286,871     189,252

                                            SIX MONTHS
                                          ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                                     -------------------------   -------------------------------------------------------------
                                       1998(1)       1997(1)       1997(1)       1996(1)      1995(1)     1994(1)     1993(1)
                                     -----------   -----------   -----------   -----------   ---------   ---------   ---------
                                                   (THOUSANDS, EXCEPT PER SHARE DATA, PER UNIT DATA AND RATIOS)
  CASH FLOW DATA
    Net cash provided by operating
      activities...................       41,563        30,138       122,022        78,540      83,404      98,632      72,888
    Net cash provided (used) by
      investing activities.........       29,120       148,441        (5,224)     (247,118)   (193,239)   (156,353)   (134,143)
    Net cash provided (used) by
      financing activities.........      (70,683)     (207,668)     (145,887)      164,200     102,603      74,398      58,582
    Modified EBITDA(7)(9)..........       74,412        93,914       191,742       128,131      90,034      84,332      72,361
    Cash margin(8)(9)..............       57,805        85,224       163,822       116,521      83,688      82,306      70,018
  PRODUCTION, PRICE AND OTHER DATA
    Production:
      Oil (MBbls)..................        2,708         1,873         4,778         2,964       3,830       4,034       3,645
      Gas (MMcf)...................       30,044        19,350        52,483        26,472      21,348      12,074      10,480
      NGLs (MBbls).................          241           122           265           303         231         219         204
      MBoe(10).....................        7,956         5,220        13,790         7,679       7,619       6,265       5,595
    Average prices:
      Oil (per Bbl)................  C$    16.03   C$    20.94   C$    21.52   C$    25.72   C$  21.58   C$  18.34   C$  17.53
      Gas (per Mcf)................         1.75          1.78          1.82          1.72        1.31        2.00        1.81
      NGLs (per Bbl)...............        10.20         24.28         16.54         22.21       15.94       14.24       14.82
      Per Boe(10)..................        12.37         14.69         14.69         16.74       15.01       16.16       15.35
    Costs per Boe(10):
      Operating costs..............         3.87          4.29          3.67          4.87        4.43        4.23        3.20
      Depreciation, depletion and
        amortization of oil and gas
        properties.................         2.83          7.68          8.29          4.67        6.25        7.05        5.75
      Reduction of carrying value
        of oil and gas
        properties.................           --            --         62.79            --       17.46        4.72          --
      General and administrative
        expenses...................         0.92          1.47          1.15          1.07        1.17        1.19        1.24
NORTHSTAR -- USING CANADIAN GAAP
  OPERATING RESULTS
    Oil sales......................  C$   54,453   C$   81,921   C$  165,385   C$  195,497   C$156,755   C$110,080   C$ 87,565
    Gas sales......................       72,691        67,782       139,776       123,504      93,221      95,495      63,413
    NGL sales......................        2,300         7,541         8,114        15,127      11,143       6,637       5,369
    Less royalties.................      (19,177)      (34,381)      (57,776)      (63,138)    (43,372)    (37,074)    (21,075)
                                     -----------   -----------   -----------   -----------   ---------   ---------   ---------
    Oil, gas and NGL sales, net of
      royalties....................      110,267       122,863       255,499       270,990     217,747     175,138     135,272
    Other revenue..................       44,153        47,177        51,387        37,140      12,163      12,934       7,348
                                     -----------   -----------   -----------   -----------   ---------   ---------   ---------
        Total revenue..............      154,420       170,040       306,886       308,130     229,910     188,072     142,620
    Lease operating expenses.......       29,110        24,585        53,274        56,940      47,852      30,481      19,892
    Depreciation, depletion and
      amortization.................       61,353        56,391       118,815       119,828     101,353      73,419      54,206
    General and administrative
      expenses.....................        6,876         7,222        12,494         7,639       8,969       8,078       6,334
    Interest expense...............       15,602         9,171        31,305        17,105      12,392       2,229       3,025
    Net earnings...................       32,705        40,982        50,065        62,062      36,578      43,445      36,915
    Net earnings per share:
      Basic........................         0.48          0.52          0.68          0.72        0.45        0.56        0.53
      Diluted......................         0.46          0.50          0.66          0.70        0.44        0.55        0.52
    Cash dividends per share(5)....           --            --            --          0.03        0.03        0.03        0.03
    Weighted average common shares
      outstanding..................       68,167        79,186        73,505        85,832      81,270      77,243      69,063
    Ratio of earnings to fixed
      charges(6)...................         3.64          8.84          3.68          7.20        4.74       37.00       18.30
  BALANCE SHEET DATA (END OF
    PERIOD)
    Total assets...................  C$1,169,202   C$1,059,121   C$1,178,162   C$1,244,884   C$924,781   C$683,762   C$516,912
    Long-term debt.................      443,384       432,242       435,141       184,896     210,529      18,547      36,842
    Stockholders' equity...........      426,563       381,899       392,095       638,072     521,687     478,325     339,990

                                            SIX MONTHS
                                          ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                                     -------------------------   -------------------------------------------------------------
                                       1998(1)       1997(1)       1997(1)       1996(1)      1995(1)     1994(1)     1993(1)
                                     -----------   -----------   -----------   -----------   ---------   ---------   ---------
                                                   (THOUSANDS, EXCEPT PER SHARE DATA, PER UNIT DATA AND RATIOS)
  CASH FLOW DATA
    Net cash provided (used) by
      operating activities.........       49,127        68,527       170,885       200,776     147,286     157,737     120,683
    Net cash provided (used) by
      investing activities.........       21,499       120,458       (42,100)     (366,984)   (368,264)   (257,584)   (189,028)
    Net cash provided (used) by
      financing activities.........      (70,626)     (222,844)     (162,644)      190,189     208,283      79,686     107,852
    Modified EBITDA(7)(9)..........      118,434       138,233       241,118       243,551     173,089     149,513     116,394
    Cash margin(8)(9)..............      101,561       127,626       206,987       223,619     159,001     146,546     112,500
  PRODUCTION, PRICE AND OTHER DATA
    Production(11):
      Oil (MBbls)..................        3,380         3,695         7,472         7,985       7,425       5,997       4,966
      Gas (MMcf)...................       36,665        35,280        74,664        77,958      68,478      47,742      35,369
      NGLs (MBbls).................          225           320           456           765         776         518         371
      MBoe(12).....................        7,272         7,543        15,394        16,546      15,048      11,289       8,874
    Average prices(13):
      Oil (per Bbl)................  C$    16.11   C$    22.17   C$    22.13   C$    24.48   C$  21.11   C$  18.36   C$  17.63
      Gas (per Mcf)................         1.98          1.92          1.87          1.58        1.36        1.98        1.79
      NGLs (per Bbl)...............        10.22         23.57         17.79         19.77       14.36       12.81       14.47
      Per Boe(11)..................        17.80         20.85         20.38         20.22       17.35       18.71       17.61
    Costs per Boe(11)(14):
      Operating costs..............         4.00          3.26          3.47          3.45        3.18        2.70        2.24
      Depreciation, depletion and
        amortization of oil and gas
        properties.................         8.32          7.37          7.61          7.14        6.63        6.35        5.95
      General and administrative
        expenses...................         0.95          0.96          0.81          0.46        0.60        0.72        0.71

---------------

 (1) In March, 1997, Northstar acquired all the outstanding common shares of Morrison by issuing approximately 46.1 million Northstar Common Shares. The Northstar Common Shares received by the Morrison shareholders represented approximately 53% of the combined company's outstanding shares. Therefore, under U.S. GAAP, this transaction would be accounted for as a reverse acquisition of Northstar by Morrison. Accordingly, the results presented for periods through March, 1997 for Northstar using U.S. GAAP represent the historical results of Morrison, the "accounting acquirer." Because Northstar was the "legal acquirer," the financial results for periods through March, 1997, are referred to as "Northstar's" results, even though they represent the historical results of Morrison. For periods subsequent to March, 1997, the results presented for Northstar using U.S. GAAP represent the historical results of Morrison, combined with the results of Northstar after valuing Northstar's March, 1997, assets and liabilities at fair value, rather than historical book value.

     Under Canadian GAAP, the Morrison transaction was accounted for under the pooling-of-interests method of accounting. Accordingly, for Northstar's results presented using Canadian GAAP, the historical results of Northstar and Morrison have been combined for all periods presented.

 (2) Under U.S. GAAP, Northstar's other revenues consisted of the following items:

                           SIX MONTHS
                         ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                       -------------------   ----------------------------------------------------
                         1998       1997       1997       1996       1995       1994       1993
                       --------   --------   --------   --------   --------   --------   --------
                                                      (THOUSANDS)
Third party gas
  processing
  income.............  C$ 2,577   C$ 4,976   C$ 5,602   C$ 8,613   C$ 2,008   C$ 1,090   C$    --
Gain from termination
  of gas contract....     7,300         --         --         --         --         --         --
Management contract
  termination fee....     4,000         --         --         --         --         --         --
Gain (loss) on sale
  of assets..........      (198)    40,696     40,671     14,453         --         --         --
Management and
  administration
  fees...............     1,433      3,991      6,766      8,382      6,176      5,234      6,129
Alberta royalty tax
  credits............       748        878      1,732      1,625      1,474      1,915      1,802
Marketing revenues...        --         --         --       (633)       178         --         89
Pipeline revenues....        --         --         --      4,714      4,357      3,638      1,785
Earnings (loss) from
  equity
  investments........    (1,304)    (2,717)       529      4,856        937         --         --
Interest and other...      (388)      (510)       296      3,162      3,200      5,230      1,499
                       --------   --------   --------   --------   --------   --------   --------
         Total.......  C$14,168   C$47,314   C$55,596   C$45,172   C$18,330   C$17,107   C$11,304
                       ========   ========   ========   ========   ========   ========   ========

     Under Canadian GAAP, Northstar's other revenues consisted of the following items:

                             SIX MONTHS
                           ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                         -------------------   ---------------------------------------------------
                           1998       1997       1997       1996       1995       1994      1993
                         --------   --------   --------   --------   --------   --------   -------
                                                        (THOUSANDS)
Gain (loss) on sale of
  assets...............  C$39,949   C$40,696   C$40,671   C$14,453   C$    --   C$    --   C$   --
Management contract
  termination fee......     4,000         --         --         --         --         --        --
Earnings (loss) from
  equity investments...        --      3,999      8,578      8,111      1,905         --        --
Operator overhead......       592        888      1,504        963        793        280     1,275
Marketing revenues.....        --         --         --       (633)       178         --        89
Administration fees....        --         79         79      1,636      1,614      2,245     1,865
Pipeline revenues......        --         --         --      4,714      4,357      3,638     1,785
Processing fees........        --         --         --      4,221         --         --        --
Interest and other.....      (388)     1,515        555      3,675      3,316      6,771     2,334
                         --------   --------   --------   --------   --------   --------   -------
         Total.........  C$44,153   C$47,177   C$51,387   C$37,140   C$12,163   C$12,934   C$7,348
                         ========   ========   ========   ========   ========   ========   =======

     See notes 3 and 11 to Northstar's consolidated financial statements included elsewhere in this Joint Proxy Statement for additional information regarding the gains on sales of assets recognized by Northstar under Canadian GAAP as shown in the above table.

 (3) Under U.S. GAAP, companies using the full cost method of accounting for oil and gas properties are required to make a "ceiling" calculation that compares the net book value of the oil and gas properties, less related deferred income taxes, to the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per year. To the extent that the net book value, less related deferred income taxes, exceeds the "ceiling", a reduction of carrying value of oil and gas properties is required. As of December 31, 1997, 1995 and 1994, the carrying value of Northstar's oil and gas properties, less deferred income taxes, restated to the U.S. full cost method of accounting, exceeded the full cost ceiling by C$550.9 million, C$73.7 million and C$16.5 million, respectively. Accordingly, a C$865.9 million reduction of the carrying value of oil and gas properties was recorded in 1997, partially offset by a related C$315.0 million deferred income tax benefit. A C$133.0 million reduction of the carrying value was recorded in 1995, partially offset by a related C$59.3 million deferred tax benefit and in 1994, a

     C$29.6 million reduction of the carrying value was recorded, partially offset by a related $13.1 million deferred tax benefit.

 (4) Net earnings in 1993, using U.S. GAAP, includes earnings of $3.3 million, or $0.09 per share for the cumulative effect of a change in accounting for income taxes.

 (5) Dividends shown represent dividends paid by Morrison on its common shares.

 (6) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of earnings before income taxes and cumulative effect of accounting change, plus fixed charges, and (ii) fixed charges consist of interest expense, amortization of costs relating to indebtedness, and one-third of rental expense estimated to be attributable to interest. Using U.S. GAAP, Northstar's earnings for the years ended December 31, 1997 and 1995, were insufficient to cover fixed charges by C$823.9 and C$97.1 million, respectively.

 (7) Modified EBITDA represents earnings before interest (including, under U.S. GAAP, deferred effect of changes in foreign currency exchange rate on long-term debt), taxes, depreciation, depletion and amortization.

 (8) "Cash margin" equals total revenues less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, deferred effect of changes in foreign currency exchange rate on long-term debt and deferred income tax expense. Cash margin measures the net cash that is generated by a company's operations during a given period, without regard to the period such cash is actually physically received or spent by the company. This margin ignores the non-operational effect on a company's "net cash provided by operating activities," as measured by generally accepted accounting principles, from a company's activities as an operator of oil and gas wells. Such activities produce net increases or decreases in temporary cash funds held by the operator which have no effect on net earnings of the company.

 (9) Modified EBITDA is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to service or incur debt and because it is a component of Northstar's debt covenants. Cash margin is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to fund capital expenditures or service debt. Modified EBITDA and cash margin are also presented because investors routinely request such information. Management interprets the trends of modified EBITDA and cash margin in a similar manner as trends in net earnings.

     Modified EBITDA and cash margin should be used as supplements to, and not as substitutes for, net earnings and net cash provided by operating activities determined in accordance with generally accepted accounting principles as measures of Northstar's profitability or liquidity. There may be operational or financial demands and requirements that reduce management's discretion over the use of modified EBITDA and cash margin. See "Northstar Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Joint Proxy Statement. Modified EBITDA and cash margin may not be comparable to similarly titled measures used by other companies.

(10) Gas volumes are converted to Boe or MBoe under U.S. GAAP at the rate of six Mcf of gas per Bbl of oil, based upon the approximate relative energy content of natural gas and oil, which rate is not necessarily indicative of the relationship of oil and gas prices. The respective prices of oil, gas and NGLs are affected by market and other factors in addition to relative energy content.

(11) Northstar's production volumes using Canadian GAAP include gross volumes attributable to Northstar and the respective royalty interests.

(12) Northstar's gas volumes for Canadian GAAP are converted to Boe or MBoe at the rate of ten Mcf of gas per Bbl of oil.

(13) Northstar's average prices using Canadian GAAP are the gross values of oil, gas and NGLs sales, including royalties, divided by the gross volumes described in (11) above.

(14) Northstar's costs per Boe using Canadian GAAP are calculated using the gross volumes described in (11) above.

                 NORTHSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
 (ALL DOLLAR AMOUNTS IN THIS SECTION ARE IN CANADIAN DOLLARS, UNLESS OTHERWISE
                                   INDICATED)

     Northstar completed a business combination with Morrison on March 14, 1997 by issuing Northstar Common Shares from treasury in exchange for all of the outstanding shares of Morrison. Prior to March 1997, Northstar's principal assets consisted of oil and gas properties in Western Canada and a 48% interest in the West Windsor cogeneration plant in West Windsor, Ontario. Morrison's principal assets in March 1997 consisted of oil and gas properties in Western Canada, and a 22% interest in Morrison Middlefield Resources Ltd. ("MMRL"), a publicly traded company with oil and gas assets co-managed by Morrison, for which Morrison received management fees.

     As a result of the business combination, Morrison became a wholly-owned subsidiary of Northstar. In connection with the Morrison transaction, Northstar repurchased 20.7 million Northstar Common Shares for $300 million pursuant to an issuer bid effected immediately following the completion of the business combination.

     Before the completion of the business combination of Northstar and Morrison, Morrison had been in the process of divesting its non-core businesses and assets. During this process, Morrison: (i) in January 1997, sold its Nevis gas processing plant and a crude oil pipeline to the Morrison Facilities Income Fund for $178.8 million, resulting in a gain of $40.7 million; (ii) in December 1996, sold non-core producing properties for $64.5 million; (iii) in November 1996, sold its investment in Canadian Gas Gathering Systems Inc. ("CGGS") for a gain of $14.5 million; and (iv) relinquished its right to receive management fees for managing CGGS.

     At the time of the business combination with Morrison, Northstar reaffirmed the policy of concentrating on its core oil and gas assets and seeking to divest other assets. On July 31, 1998, Northstar exchanged its 22% interest in MMRL for MMRL's 50% interest in Mountain Energy Inc., a privately-held Canadian oil and gas company, whose principal assets are producing oil and gas properties located in the central region of Alberta. As a result of the exchange, Northstar now owns 100% of Mountain Energy Inc. In the first quarter of 1998, Northstar entered into agreements to sell other non-core oil and gas assets for $75 million, of which $45 million was received prior to March 31, 1998, and sold its interest in the West Windsor cogeneration plant for $72.3 million, resulting in a gain of $40.1 million.

     The business combination has been accounted for using the "pooling-of-interests" method of accounting under Canadian GAAP. The pooling-of-interest method of accounting is used in Canada only in those situations where, after completion of a combination, the share ownership and the composition of the board of directors and senior management of the surviving company represents a pooling of the resources of the predecessor corporations. Under the Canadian GAAP pooling-of-interests method of accounting, the consolidated financial results of Northstar include Morrison's operations for all periods prior to the combination. The pooling-of-interests method differs significantly from the more common purchase method, where the results of the acquired entity would only have been included with the acquiror's financial and operating data subsequent to the acquisition date.

     The management's discussion and analysis set forth herein discusses principally the results of Northstar presented in Canadian GAAP, which include the results of Northstar and Morrison for all periods on a pooling-of-interests basis. Under U.S. GAAP the business combination with Morrison is accounted for significantly differently from the Canadian GAAP pooling-of-interests method, with Morrison being deemed the acquiror for accounting purposes. Reference is made to Note 13 to the consolidated financial statements of Northstar and to "Unaudited U.S. GAAP Financial Information -- Northstar" for information concerning the reconciliation of Northstar's financial information to U.S. GAAP.

OIL AND GAS SALES

     June 30, 1998 vs June 30, 1997. Production of natural gas, oil and NGLs for the first half of 1998 totalled 40,200 Boe per day. This was a decrease of 3.6% from the first six months of 1997 due to the sale of non-core producing properties in the first quarter of 1998. Also, as a result of lower prices for oil and NGLs, partially offset by an increase in natural gas prices, oil and gas sales decreased to $129.4 million, or a 17.7% decrease from the 1997 first half oil and gas sales of $157.2 million.

     A summary comparing first half 1998 production volumes, revenues and prices to the first half of 1997 shows increases in natural gas volumes and prices, but reductions in oil and NGLs production and prices. As a result, gas sales were up in the 1998 period, but this increase was more than offset by lower oil and NGLs sales.

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                        ------------------
                                                         1998       1997      % CHANGE
                                                        -------    -------    --------
DAILY PRODUCTION
Gas (MMcf)............................................      203        195        4
Oil and NGLs (Bbls)...................................   19,900     22,200      (10)
          Total (Boe)(1)..............................   40,200     41,700       (4)
REVENUES ($ THOUSANDS)
Gas...................................................  $72,691    $67,782        7
Oil and NGLs..........................................   56,753     89,462      (37)
          Total.......................................  129,444    157,244      (18)
AVERAGE PRICES
Gas (per Mcf).........................................  $  1.98    $  1.92        3
Oil and NGLs (per Bbl)................................    15.74      22.28      (29)
          Total (per Boe)(1)..........................    17.80      20.85      (15)

---------------

(1) Gas is converted to Boe at the rate of ten Mcf of gas to one per Bbl of oil.

     Northstar anticipates that the 1998 annual average daily production will be similar to the first half average daily production.

     Oil and NGLs sales decreased by $32.7 million as both volumes and prices were down by 10% and 29%, respectively, from 1997. The volume decrease of 2,300 Bbls/d accounted for $5.6 million of the decrease, while the price decrease of $6.54 per Bbl accounted for the additional $27.1 million revenue decrease.

     Natural gas prices averaged $1.98 per Mcf in the first half of 1998, resulting in an increase in gas sales of $4.9 million, or 7%. The gas price includes a $7.3 million settlement payment received in the second quarter of 1998 on the termination of a long-term gas contract by a customer. Excluding this settlement payment, natural gas prices would have averaged $1.78 per Mcf in 1998, representing a $0.14 per Mcf drop in the average price which would have resulted in a reduction in revenues of $5.1 million. The lower natural gas price in the first half of 1998 was primarily due to unusually mild winter temperatures and high volumes of natural gas in storage which caused an oversupply. This was partially offset by production increases in April 1997 in northern Alberta as a result of the 1996-1997 winter drilling program and production from additional interests acquired in the southern Alberta Foothills area, which increased revenues by $2.7 million.

     1997 vs 1996. A summary comparing 1997 production volumes, revenues and prices to 1996 shows that decreases in volumes for both gas and oil and NGLs and a drop in oil and NGLs prices more than offset a 19% increase in gas prices. Consequently, revenues declined by 6%.

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                       -------------------
                                                         1997       1996      % CHANGE
                                                       --------    -------    --------
DAILY PRODUCTION
Gas (MMcf)...........................................       204        213       (4)
Oil and NGLs (Bbls)..................................    21,700     23,900       (9)
          Total (Boe)(1).............................    42,100     45,200       (7)
REVENUES ($ THOUSANDS)
Gas..................................................  $139,776    123,504       13
Oil and NGLs.........................................  $173,499    210,624      (18)
          Total......................................  $313,275    334,128       (6)
AVERAGE PRICES
Gas (per Mcf)........................................  $   1.88       1.58       19
Oil and NGLs (per Bbl)...............................  $  21.89      24.18       (9)
          Total (per Boe)............................  $  20.38      20.22        1

---------------

(1) Gas is converted to Boe at the rate of ten Mcf of gas to one Bbl of oil.

     Oil and NGLs production averaged 21,700 Bbls/d in 1997 compared to 23,900 Bbls/d in 1996. The decline in 1997 volumes compared to the production level for 1996 was due to property dispositions initiated by Morrison at the end of 1996. The average price realized by Northstar amounted to $21.89 per Bbl, down from $24.18 per Bbl in 1996. These prices are net of hedging losses of $0.12 per Bbl in 1997 and $0.67 per Bbl in 1996.

     Oil netbacks dropped to $13.04 per Bbl in 1997 from $14.67 per Bbl in 1996. The decline was largely due to a weakening in the average price for West Texas Intermediate crude, the benchmark industry price for crude oil in North America, which dropped from U.S.$22.03 per Bbl in 1996 to U.S.$20.62 per Bbl in 1997. A widening of quality differentials for heavier grades of crude oil also contributed to the lower average Northstar price in 1997.

     Natural gas volumes showed strong growth throughout 1997, increasing almost 20% from 181 MMcf/d in the first quarter to 212 MMcf/d in the fourth quarter. However, when 1997 gas production is compared to 1996, new production which came onstream in the Smoky Bear area in the second quarter of 1997 and production increases in the Coleman area of the southern Alberta Foothills Region were more than offset by reductions in production resulting from dispositions in late 1996 pursuant to the Morrison disposition program and natural production declines from mature properties.

     Natural gas prices increased by 19% to average $1.88 per Mcf in 1997, resulting in higher netbacks of $1.33 per Mcf. The higher 1997 price reflected strong demand in the first quarter, when Northstar received an average price of $2.27 per Mcf due to unusually cold winter temperatures. Lower demand during the summer months caused prices to experience a normal decline during the second and third quarters. Northstar's hedging activities reduced the 1997 realized price by $0.03 per Mcf, compared to a gain of $0.03 per Mcf in 1996.

     Gross revenues before royalties decreased by $20.9 million to $313.3 million in 1997. Lower production volumes, largely attributable to the producing property dispositions initiated by Morrison in late 1996, resulted in a revenue reduction of $24.4 million. This was partially offset by commodity price changes, which generated a $3.5 million increase in revenues. Stronger natural gas prices added $23.4 million to revenues but this was substantially eroded by a $19.9 million revenue reduction attributable to weaker oil and NGLs prices.

     1996 vs 1995. A summary comparing 1996 production volumes, revenues and prices to 1995 shows that the overall increase in revenues of 28% resulted from higher production volumes and prices for both gas and oil and NGLs.

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                       -------------------
                                                         1996       1995      % CHANGE
                                                       --------    -------    --------
DAILY PRODUCTION
Gas (MMcf)...........................................       213        188       13
Oil and NGLs (Bbls)..................................    23,900     22,500        6
          Total (Boe)(1).............................    45,200     41,300        9
REVENUES ($ THOUSANDS)
Gas..................................................  $123,504     93,221       32
Oil and NGLs.........................................  $210,624    167,898       25
          Total......................................  $334,128    261,119       28
AVERAGE PRICES
Gas (per Mcf)........................................  $   1.58       1.36       16
Oil and NGLs (per Bbl)...............................  $  24.18      20.47       18
          Total (per Boe)(1).........................  $  20.22      17.35       17

---------------

(1) Gas is converted to Boe at the rate of ten Mcf of gas to one Bbl of oil.

     Oil and NGLs production averaged 23,900 Bbls/d in 1996, up 6% from 22,500 Bbls/d in 1995 due to production added from Northstar's exploration and development program. Oil netbacks increased from $12.24 per Bbl in 1995 to $14.66 per Bbl in 1996 due to an increase in the West Texas Intermediate crude price from

U.S.$18.20 per Bbl in 1995 to U.S.$22.03 per Bbl in 1996, partially offset by losses from hedging and higher royalties. The Canadian dollar price realized on production averaged $24.18 per Bbl in 1996 compared to $20.47 per Bbl in 1995.

     Natural gas production grew from 188 MMcf/d in 1995 to 213 MMcf/d in 1996 as a result of volumes added from Northstar's exploration and development program. Average prices realized for natural gas production increased from $1.36 per Mcf in 1995 to $1.58 in 1996, resulting in a netback price of $1.10 per Mcf compared to $1.01 per Mcf in 1995.

NET ROYALTIES

     Royalty expense is payable based on production to landowners and to the government in the case of public lands. Royalty rates are generally set with respect to industry reference prices and generally increase or decrease with the reference price.

     June 30, 1998 vs June 30, 1997. Royalties dropped from $34.4 million in the first half of 1997 to $19.2 million in the first half of 1998. The decreases resulted from lower oil and gas sales and a decline in royalty rates from 22% in the first half of 1997 to 15% in the first half of 1998. The decreased royalty rate reflects the impact of the $7.3 million natural gas contract termination settlement in 1998 and the impact of hedging revenues of $7.9 million in the first half of 1998, compared to a hedging loss of $2.5 million in the first half of 1997. In addition, the royalty rate decreased as a result of decreases in the industry reference prices on which royalties are based.

     1997 vs 1996. Royalties for 1997 decreased to $57.8 million from $63.1 million in 1996, reflecting lower revenues. In 1997, royalties represented 18% of revenues, slightly lower than the 1996 computed rate of 19%. Oil and NGLs royalties amounted to 20% of revenues in 1997 compared to 21% in 1996, while natural gas royalties increased from 15% of revenues in 1996 to 16% in 1997. The relatively minor increase in natural gas royalties when Northstar's average price increased by 19% was due to a higher gas cost allowance attributable to Northstar's investment in gas plants and related facilities. The gas cost allowance is a credit available in Canada against royalties from natural gas sales with respect to public lands, based on capital expenditures to improve processing capacity.

     1996 vs 1995. Royalties increased from $43.4 million in 1995 to $63.1 million in 1996 due to increased revenues from oil and gas sales. In 1996, royalties represented 19% of oil and gas sales, up from 17% in 1995.

INTEREST AND OTHER INCOME

     Interest and other income includes foreign exchange gains and losses, overhead earned as operator of the Nevis gas plant and, prior to the disposal of the assets, income from a crude oil pipeline and processing fees earned from the Nevis gas plant.

     Interest and other income is comprised of the following:

                                      SIX MONTHS ENDED               YEARS ENDED
                                          JUNE 30,                  DECEMBER 31,
                                      -----------------   ---------------------------------
                                       1998      1997         1997         1996      1995
                                      -------   -------   -------------   -------   -------
                                                          ($ THOUSANDS)
Pipeline revenues...................  $   --    $   --       $   --       $ 4,714   $ 4,357
Nevis processing fees...............      --        --           --         4,221        --
CGGS administration fees............      --        79           79         1,636     1,614
Nevis operator overhead(1)..........     592       888        1,504           963       793
Management contract termination
  fee...............................   4,000        --           --            --        --
Marketing revenues..................      --        --           --          (633)      178
Other, including interest and
  foreign exchange..................    (388)    1,515          555         3,675     3,316
                                      ------    ------       ------       -------   -------
                                      $4,204    $2,482       $2,138       $14,576   $10,258
                                      ======    ======       ======       =======   =======

---------------

(1) Effective July 1, 1998, Northstar is no longer the operator of the Nevis gas plant, and operator overhead payments will cease at that time.

     June 30, 1998 vs June 30, 1997. Interest and other income increased from $2.5 million in the first half of 1997 to $4.2 million in 1998 due to the collection in the second quarter of 1998 of a one-time termination fee in respect of Northstar's former role as manager of the Morrison Facilities Income Fund. Excluding this amount, interest and other income dropped by $2.3 million as a result of a decline in Northstar's excess cash position following the April 1997 share buy back and an increase of $0.6 million to $0.7 million in the amortization of deferred foreign exchange losses on long-term debt.

     1997 vs 1996. Interest and other income dropped from $14.6 million for the year ended December 31, 1996 to $2.1 million in 1997. The 1996 amount included $8.9 million in income from the natural gas processing plant and crude oil pipeline which were sold by Morrison in January 1997, together with fees earned from services provided to CGGS. Interest income decreased substantially from 1996 to 1997 due to lower cash balances.

     1996 vs 1995. Interest and other income increased from $10.3 million in 1995 to $14.6 million in 1996. The increase was primarily due to additional gas processing income from the Nevis gas plant which was purchased in the fall of 1996 and sold effective January 1, 1997.

GAIN ON SALE OF ASSETS

     As Northstar continued its announced intention of selling non-core and non-strategic assets, in March 1998, Northstar recorded a gain of $40.1 million on the sale of its investment in the West Windsor cogeneration plant for a consideration of $72.3 million. In January 1997, Northstar recorded a one-time gain of $40.7 million on the sale of its interest in the Nevis natural gas processing plant and a crude oil pipeline for a net cash consideration of $178.8 million. In 1996, a gain of $14.5 million was recorded on the sale of the investment in CGGS, a company previously managed by Morrison.

EQUITY EARNINGS

     Prior to its disposal, effective January 1, 1998, Northstar accounted for its 48% interest in the West Windsor cogeneration plant, and until June 30, 1998 accounted for its 22% interest in MMRL, under the equity method of accounting.

     June 30, 1998 vs June 30, 1997. Equity earnings decreased from $4.0 million in 1997 to zero in 1998 as the West Windsor cogeneration plant was sold effective January 1, 1998 and the equity investment in MMRL showed no earnings in the first half of 1998 and was sold effective June 30, 1998.

     1997 vs 1996. Equity earnings increased slightly from $8.1 million in 1996 to $8.6 million in 1997.

     1996 vs 1995. The increase in equity earnings from $1.9 million in 1995 to $8.1 million in 1996 was due to a $3.0 million increase in earnings from the West Windsor cogeneration plant, reflecting the first full year of operations in 1996 and a $3.2 million increase in equity earnings from the investment in MMRL. The increase in MMRL's earnings was attributable to an increase in production and profitability following an acquisition by MMRL, in 1995, of oil and gas interests in the United Kingdom.

OPERATING EXPENSES

     June 30, 1998 vs. June 30, 1997. Lease operating expenses increased by $4.5 million to $29.1 million from the first half of 1997 to the corresponding period in 1998, leading to a 23% increase on a Boe basis. Of the increase, $1.3 million related to third party audit adjustments of prior period operating expenses which were not recoverable from other working interest owners of properties operated by Northstar, and other adjustments in respect of prior periods. Costs were up in most regions due to gas plant turnarounds completed in the second quarter of 1998 and higher workover expenditures incurred to optimize production from mature wells as well as an increase in rates charged by industry service companies due to the high level of industry activity.

     Lower third party processing revenues, which are offset against lease operating expenses, also contributed to the higher level of operating expenses in 1998. Northstar's increased natural gas production volumes in the first half of 1998 resulted in lower capacity available at Northstar owned natural gas plants for the processing of third party volumes, contributing to reduced third party processing revenues.

     On a per unit basis, Northstar's operating costs were $0.33 per Mcf for natural gas in its first half of 1998 compared to $0.19 per Mcf for the comparative period in 1997, while oil and NGLs expenses were $4.73 per Bbl and $4.44 per Bbl in 1998 and 1997, respectively, for a combined rate of $4.00 per Boe in 1998 compared to $3.26 per Boe in 1997.

     1997 vs 1996. Operating expenses declined to $53.3 million from $56.9 million in 1996, mainly as a result of lower production volumes. On a per unit basis, Northstar's costs were $0.25 per Mcf for natural gas in both 1997 and 1996, while oil and NGLs expenses were $4.44 per Bbl compared with $4.37 per Bbl in 1996 for a combined rate of $3.47 per Boe compared with $3.45 in 1996.

     1996 vs 1995. Operating expenses increased from $47.9 million in 1995 to $56.9 million in 1996 due to higher production volumes, the installation of high volume pumps to optimize production and higher costs associated with the expansion of facilities. On a Boe basis, operating costs increased from $3.17 per Boe in 1995 to $3.45 per Boe in 1996.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses are reduced by various management fees earned, including and primarily management fees received from MMRL and CGGS. Overhead fees earned by Northstar in its capacity as operator of oil and natural gas wells and capital expenditure projects are also offset against general and administrative expenses.

     June 30, 1998 vs June 30, 1997. General and administrative expenses totalled $6.9 million in the first half of 1998, a decrease of $0.3 million compared to 1997, which equated to a 1% decrease per Boe. Personnel costs decreased by $1.2 million and office costs decreased by $0.8 million as efficiencies were realized following the business combination with Morrison. Also, overhead recoveries which offset general and administrative expenses, increased by $0.6 million due to higher levels of capital expenditures. These gains were offset by a decrease in management fees from $3.0 million in 1997 to $0.8 million in 1998.

     1997 vs 1996. General and administrative expenses were $12.5 million, up from $7.6 million in 1996. The increase reflects higher personnel and other charges due to transitional costs prior to the business combination of Northstar and Morrison, a reduction in overhead recoveries due to property dispositions and a change in the composition of capital expenditures, and lower management fees. The reduction in management fees was attributable to the sale of CGGS in the fourth quarter of 1996 and the resulting termination of the related management fee arrangement.

     1996 vs 1995. General and administrative expenses declined from $9.0 million in 1995 to $7.6 million in 1996. The $1.4 million decline was due to an increase of $2.0 million in management fees earned, offset by a $0.6 million increase in gross expenses. The increase in management fees was due largely to an increase in MMRL's cash flow, on which a significant component of the management fees is based.

INTEREST EXPENSE

     June 30, 1998 vs June 30, 1997. Interest expense increased by $6.4 million to $15.6 million in the first half of 1998 as compared to 1997. This increase is a result of the long-term debt increasing from $187 million at March 31, 1997 to $443 million at June 30, 1998 primarily as a result of borrowings to fund the $300 million Northstar share repurchase which occurred in April 1997.

     1997 vs 1996. Interest expense was $27.3 million in 1997, up from $17.1 million for 1996. The increase was attributable to the higher average debt balance carried by Northstar in the eight month period subsequent to the share repurchase and a $4.0 million provision for a "make whole" payment required to be paid in early 1998 on the repayment of U.S. dollar denominated debt.

     1996 vs 1995. Interest on long-term debt increased from $12.4 million in 1995 to $17.1 million in 1996 due to new debt of U.S.$135.0 million taken out in the second half of 1995.
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FOREIGN EXCHANGE LOSS

     In 1997, Northstar charged to earnings a foreign exchange loss of $4.0 million, which had previously been deferred, arising out of the repayment of U.S. dollar denominated debt in the first quarter of 1998. Other foreign exchange gains and losses are included in interest and other income and have not been material during the periods presented.

DEPLETION AND DEPRECIATION

     June 30, 1998 vs June 30, 1997. Depletion, depreciation and site reclamation expenses were $61.4 million for the first half of 1998, an increase of $5.0 million from the first half of 1997. The higher depletion and depreciation charge was due to a depletion and depreciation rate increase to $8.44 per Boe from $7.48 per Boe, offset in part by lower production volumes. The increase in the depletion and depreciation rate is attributable to higher recent finding and development costs per Boe compared to historical finding and development costs.

     1997 vs 1996. Depletion, depreciation and site reclamation expenses dropped slightly to $118.8 million in 1997 from $119.8 million in 1996. The decrease was due to lower production volumes, partially offset by an increase in the depletion and depreciation rate. The higher depletion and depreciation rate was attributable to higher finding and development costs in 1997 and the reclassification of reserves previously recognized by Morrison.

     1996 vs 1995. Depletion and depreciation increased from $101.4 million in 1995 to $119.8 million. Of the increase, approximately $10.0 million was due to higher production volumes and the remainder resulted from an increase in the depletion and depreciation rate.

INCOME AND CAPITAL TAXES

     Northstar is subject to combined Canadian federal and provincial income taxes which have had an approximate rate of 44.6%. While Northstar is not currently liable for income taxes, as it has available deductions in excess of income, an appropriate deferred income tax provision is provided against income. In addition, Northstar is subject to capital taxes in Canada on Northstar's debt and equity. At December 31, 1997, Northstar had available income tax pools of approximately $650 million. Income tax pools represent amounts available for deduction against future income for Canadian income tax purposes. The amounts arise from capital expenditures and are deductible at prescribed rates which vary depending on the nature of the expenditure. The March 1998 sale of the West Windsor cogeneration plant will reduce available income tax pools by approximately $65 million in 1998 and by an additional $25 million in 1999.

     June 30, 1998 vs June 30, 1997. Income and capital taxes amounted to 21% of pre tax income for the first half of 1998 compared to 44% for the comparative period in 1997. The lower effective rate in 1998 is a result of a capital gain of approximately $120 million on the sale of Northstar's interest in the West Windsor cogeneration plant, of which 25% is not taxable.

     1997 vs 1996. The 1997 tax provision consisted of capital taxes of $2.8 million and deferred income taxes of $38.1 million, compared to $2.8 million and $41.7 million, respectively, in 1996. Northstar's deferred income tax provision as a percentage of earnings before tax increased in 1997 as a result of higher non-deductible depletion, attributable to acquisitions completed in late 1996 with low tax pools, and a reduction in Crown or public lands royalties eligible for the Alberta royalty tax credit following the March 1997 business combination with Morrison.

     1996 vs 1995. Capital taxes increased from $1.7 million in 1995 to $2.8 million in 1996 due to the increased capitalization of Northstar in 1996. Income and capital taxes in 1996 amounted to 42% of pre tax earnings compared to 38% in 1995. The increase was due to a higher resource allowance claim in 1995 and an increase in depletion on non-tax based assets in 1996.

CAPITAL EXPENDITURES

     Northstar's capital expenditure program for 1998 includes plans for the drilling of over 200 wells. Approximately 65% of the budget is expected to be directed towards natural gas properties. Northstar's
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planned 1998 capital spending for exploration, development and acquisitions is estimated at $215 million and is expected to be financed from cash flow, supplemented by reinvestment of a portion of the proceeds received from dispositions of non-core assets.

     In the first six months of 1998, Northstar drilled 180 wells with a 73% success rate. The program, which resulted in gross capital expenditures of approximately $120 million ($45.3 million net of proceeds received from non-core property dispositions) compared to expenditures of $122.8 million in the first half of 1997, was concentrated in the winter-only access areas of northern Alberta.

     Total capital expenditures of $275.8 million for 1997 were up 42% from the $193.7 million spent in 1996. The prior year expenditure total is net of non-core asset dispositions of $81.9 million. Excluding the impact of these dispositions, 1997 capital expenditures were comparable to 1996. Expenditures in 1995 amounted to $329.8 million. In 1997, Northstar participated in drilling 266 wells with a 69% success ratio. The focus of the capital program was in the Smoky Bear area of northern Alberta and in the East Central, South and West Central regions. Northstar also acquired additional interests in the north Coleman producing field in the southern Alberta Foothills region.

     Of the $275.8 million spent in 1997, $264.1 million represented resource expenditures leading to net reserve additions of 223 Bcf of natural gas and 15.3 million Bbls of oil and NGLs, before production, on a proved and probable basis. Finding and development costs for 1997, calculated on a proved plus probable basis, were $7.01 per Boe for the year compared to $5.85 per Boe for 1996. Northstar's five year average finding and development costs were $6.33 per Boe.

LIQUIDITY AND CAPITAL RESOURCES

     Northstar is currently constrained in pursuing opportunities as a result of reduced financial flexibility created through its highly-leveraged position. Northstar's total debt, net of cash, increased from $322.0 million at the end of 1996 to $505.1 million at December 31, 1997 and, following the sale of the investment in the West Windsor cogeneration plant, decreased to $478.2 million at June 30, 1998. The increase in debt during 1997 was largely attributable to the share repurchase program, as cash flow and the proceeds of asset dispositions initiated by Morrison in December 1996 provided funds for Northstar's capital expenditure program.

     The share repurchase plan was completed in April 1997, shortly after the business combination. At the time of the combination, Northstar's debt level in relation to its total capitalization was significantly lower than its peer group of companies. In connection with the business combination, Northstar undertook to make an issuer bid to enable both former Morrison shareholders and Northstar shareholders prior to the combination to have an equal opportunity to tender their shares to the offer. A total of 20.7 million Northstar Common Shares were repurchased at a price of $14.50 per share for an aggregate cost of $300.4 million, including expenses.

     In order to finance the share repurchase and to provide an additional source of funds for Northstar's capital expenditure program, Northstar arranged a $300 million revolving term credit facility with a syndicate of Canadian banks and a separate $60 million operating facility with a Canadian chartered bank. Prior to arranging these facilities, Northstar had outstanding debt of U.S.$135 million under two separate senior note issues completed in 1995 at interest rates of 7.03% on U.S.$60 million and 6.76% on U.S.$75 million.

     Throughout 1997, Northstar actively marketed its 48% interest in the West Windsor cogeneration plant in order to reduce debt and to enable it to focus more attention on its core oil and gas business. On December 31, 1997, an agreement in principle was reached to sell the cogeneration investment for $72.3 million and the disposition was completed in March 1998, resulting in a pre tax gain of $40.1 million.

     In the latter half of 1997, Northstar acquired additional working interests in the Coleman gas field. These acquisitions increased Northstar's working interest to 90% and, given the 100% interest already held in the Coleman gas plant, represented a strategic move reflecting Northstar's fundamental business philosophy of owning high working interests in its core areas of operation. These and other key acquisitions increased Northstar's capital expenditure program to $275.8 million in 1997.

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     The delay in completing the sale of the West Windsor cogeneration plant and the increase in Northstar's 1997 capital program, through its strategic acquisition program, resulted in a higher level of debt at December 31, 1997 than Northstar believes is prudent to carry over the longer term. Although the proceeds from the sale of the cogeneration plant were applied to Northstar's long-term bank borrowings in March 1998, Northstar's intensive first quarter drilling program in the winter-only accessible northern Alberta area caused capital expenditures to exceed cash flow in the first half of 1998. However, since it is expected that exploration and development expenditures for the remainder of 1998 will be less than cash flow, long-term debt is expected to decrease through the remaining half of the year.

     In order to continue to reduce bank debt and to focus on its core oil and gas business, Northstar has continued the process of marketing certain of its non-core oil and gas properties and processing facilities. In the first half of 1998, non-core properties were sold for an aggregate consideration of approximately $75 million.

     In March 1998, Northstar completed a new unsecured long-term senior note financing of U.S.$150 million. Proceeds under the notes, which bear interest at 6.79%, were used to repay the previously outstanding 7.03% senior notes in the amount of U.S.$60 million and the remainder was applied to bank debt. A provision of $8.6 million, including an anticipated "make whole" payment of $4.6 million included with interest expense, was recorded in 1997 in respect of foreign exchange and other losses associated with the repayment of the 7.03% senior notes.

     At June 30, 1998, total debt was comprised of U.S.$150 million bearing interest at 6.79% with a 10-year average life, U.S.$75 million bearing interest at 6.76% with a five-year average life and the remainder in Canadian dollars subject to short-term Canadian interest rates. Northstar currently has revolving and operating credit facilities of $150 million, of which $125.0 million was drawn at June 30, 1998.

     At June 30, 1998, Northstar had working capital of $7.2 million. Northstar had a working capital deficiency of $18.2 million at the end of 1997 due to the inclusion of the West Windsor cogeneration investment in current assets at its cost of $26.8 million, while $70.0 million of long-term debt, being the portion of long-term debt repaid on the subsequent March 1998 sale of the investment, was classified as a current liability. In connection with the sale of the investment in the West Windsor cogeneration plant, Northstar received a promissory note payable by the purchaser due in January 1999, in respect of a portion of the proceeds. A short-term loan in the amount of $34.8 million, representing the discounted value of the promissory note, was obtained from a Canadian chartered bank and the proceeds were applied to Northstar's long-term bank debt. The short-term bank loan will be repaid upon receipt of the proceeds due under the promissory note in January 1999. At June 30, 1998, the promissory note was classified in current assets and the short-term bank loan was classified in current liabilities.

     Northstar's other investments, including the cost of the investment in MMRL, were classified as current assets at December 31, 1997 due to Northstar's intention to sell these investments in 1998. In May 1998, Northstar reached an agreement with MMRL to exchange the shares and options of MMRL held by Northstar for MMRL's 50% interest in Mountain Energy which owns certain of MMRL's Canadian oil and gas properties. The transaction closed on July 31, 1998 with a June 30, 1998 effective date. Accordingly, the investment in MMRL was reclassified as a non-current asset at June 30, 1998. Under the terms of the agreement, Northstar will no longer act as co-manager of MMRL and will not be entitled to earn management fees with effect from June 1, 1998.

BUSINESS ENVIRONMENT AND RISKS

     Northstar is in the business of exploring for, developing, producing and marketing oil and natural gas and therefore is subject to numerous inherent risks. Northstar also seeks to ensure that its capital expenditure program is diversified, reflecting an appropriate balance between low and higher risk projects and between oil and natural gas prospects in its core areas.

     Northstar is subject to commodity price volatility as well as fluctuations in foreign exchange and interest rates. While world oil prices were strong throughout most of 1997 with West Texas Intermediate averaging

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U.S.$20.62 per Bbl for the year, the price dropped in the latter months of 1997, averaging U.S.$18.35 per Bbl in December, and fell further to U.S.$15.04 in March 1998 and averaged U.S.$13.67 in June 1998. Northstar does not expect significant strengthening of crude oil prices in 1998, with demand expected to remain weak due to the economic crisis in Asia, high inventory levels in North America and the potential for supply to be increased if the current embargoes on production from Iraq are relaxed.

     Natural gas prices strengthened significantly during 1997 with the Alberta reference price increasing by 20% from 1996. However, prices in November and December 1997, traditionally strong months as demand increases for the winter heating season, dropped significantly from the beginning of the year. High natural gas volumes in storage at the start of the winter season and warmer than normal winter temperatures have resulted in lower natural gas prices in 1998. Management of Northstar believes that longer term prospect for Alberta natural gas pricing is positive as new export pipeline capacity, expected to be in place on November 1, 1998, should provide increased access to U.S. markets thereby lessening deliverability differentials.

     As crude oil sales and, to a lesser extent, natural gas sales are directly or indirectly denominated in U.S. dollars, Northstar's revenue stream is also exposed to fluctuations arising from changes in the foreign exchange rate. During 1997 the value of the Canadian dollar averaged U.S.$0.722 compared to U.S.$0.733 in 1996 and closed the year at U.S.$0.70.

     In late 1996, the Alberta Energy and Utilities Board (the "AEUB") conducted a hearing to address the concerns of companies holding oil sands leases. The holders of oil sands leases contend that recovery of bitumen from the oil sands leases may be impaired by the extraction of natural gas which overlies bitumen deposits if recovery of the bitumen does not occur first. In March 1998, the AEUB issued guidelines to the oil and gas industry which granted holders of oil and gas leases the right to continue to produce gas in oil sands areas from wells drilled and completed by July 1, 1998, subject to the resolution of any concerns raised by holders of oil sands leases. After July 1, 1998, application must be made to the AEUB before any recovery of either gas or bitumen in oil sands areas is approved for a new well. Northstar estimates that approximately 10 MMcf/d, or 5%, of Northstar's current gas production could be curtailed or shut-in by the AEUB as a result of applications currently in front of the AEUB by bitumen producers claiming gas production is inhibiting their recovery of bitumen. Such gas production represents approximately $2.6 million, or 4%, of Northstar's cash flow for the first six month period of 1998.

     At this point in time, Northstar cannot ascertain what impact on future operations, if any, might result from the AEUB's directive. Northstar and a large number of other gas producers are working with the AEUB to establish future operating procedures to minimize long term adverse impacts to natural gas and bitumen producers. See "Risk Factors -- Impact of Governmental Regulations."

FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

     Northstar may from time to time hedge some of its exposure to price and foreign exchange fluctuations, generally through price and foreign exchange swaps for future production periods. The Northstar Board has established limits for both the amounts and terms of hedging instruments that management may contract.

     At June 30, 1998, Northstar had sold forward approximately 8,000 Bbls/d of 1998 crude oil and NGLs production, representing approximately 40% of the first half of 1998 production levels. Approximately 7,000 Bbls/d have been sold at an average price of U.S.$19.16 per Bbl and 1,000 Bbls/d have been sold at a price of Cdn$24.13 per Bbl. An additional 500 Bbls/d of 1999 production has been sold at an average price of U.S.$20.01 per Bbl. In addition, Northstar has sold call options in respect of 12,500 Bbls/d of production during the period July to December 1998. The options are exercisable by the holder at an average price of U.S.$19.97 per Bbl.

     Northstar has also sold forward approximately 33 MMcf/d of 1998 natural gas production (representing approximately 16% of the first half of 1998 production levels) at an average price of $1.75 per Mcf. Substantially all of this production relates to periods ending on or before October 31, 1998. Production sold forward in respect of subsequent years approximates 18 MMcf/d in 1999 and 4 MMcf/d in 2000 at $2.19 and $1.73 per Mcf, respectively. In addition, Northstar has entered into indexed base swap arrangements in respect

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of 17 MMcf/d of 1998 natural gas production, 9 MMcf/d of 1999 production and 5
MMcf/d for the period January 1, 2000 to March 31, 2002 and has also sold call options in respect of 25 MMcf/d of production during the period April to October 1998. The options are exercisable by the holder at an average price of $2.37 per Mcf.

     To reduce the exposure to exchange rate fluctuations on U.S. dollar revenues, Northstar has entered into exchange rate contracts to sell U.S.$60 million during each of the years 1998 and 1999 at an average rate of U.S.$0.732 and US$0.726, respectively, and U.S.$30 million in 2000 at U.S.$0.727.

     In addition to the financial instruments set out above, Northstar has also entered into fixed price natural gas sales contracts for approximately 44.3 MMcf/d in 1998 at an average price of $1.91 per Mcf, 47.7 MMcf/d in 1999 at an average price of $2.07 per Mcf, and 46.4 MMcf/d for the years 2000 to 2002 at average prices between $2.25 and $2.33 per Mcf. Another 32 MMcf/d of natural gas production has been sold under five to ten year contracts at an initial price of $1.87 per Mcf, escalating at approximately 4% for the duration of the contracts.

     The U.S.$150 million senior notes issued by Northstar in March 1998, of which U.S.$60 million was used to repay U.S. dollar denominated debt, has resulted in over two-thirds of Northstar's debt bearing fixed interest rates. The debt denominated in U.S. dollars provides Northstar with a natural hedge against the impact of exchange rate fluctuations on its product sales denominated in U.S. dollars. Northstar has no interest rate hedges outstanding at this time.

YEAR 2000 STATUS

     The "Year 2000" issue presents anticipated computer related problems for all organizations relying on computers for the conduct of their business and also where an organization's business partners rely on computers. Many computer network systems and embedded processors are unable to recognize a two-digit designation for the year 2000. As a result, there is a risk that the computer may erroneously recognize "00" as 1900 rather than 2000 which could result in errors or system failures. Northstar uses computers extensively for the conduct of its business as well as relying on embedded microchip devices for many of its operations.

     Northstar initiated its compliance efforts in November 1997. From inception, senior management has taken an active role in Northstar's Year 2000 plans to ensure that the project receives the level of attention and resources that are required. The initial focus of Northstar's Year 2000 efforts was on information system related hardware and software in Northstar's head office environment. By the second quarter of 1998, with the assistance of an international consulting firm, Northstar had completed an inventory of its head office system applications and began an assessment of the steps required to provide for Year 2000 compliance.

     In Northstar's head office, the core hardware is year 2000 compliant and the remainder is expected to be compliant by March 1999. All of Northstar's software is purchased from software developers and Northstar has contacted the developers of its more significant applications to determine the status of upgrades that will be Year 2000 compliant. Upgrades to Northstar's financial based software are expected to be installed and tested in the spring of 1999 and upgrades to other systems are expected to be installed and tested in subsequent months. Based on discussions held with vendors, Northstar anticipates that it will be able to successfully install and test the Year 2000 compliant upgrades to its current hardware and software applications before the year 2000. Testing plans are currently being developed, including integration issues related to certain core software products.

     At Northstar's field locations, the Year 2000 assessment has been expanded to include a review of devices imbedded in equipment at its gas plants, oil batteries and pipelines. An inventory of Northstar's computer-based devices has been completed and an assessment of the implications of the Year 2000 on each device will be completed in November 1998. Northstar is participating in a joint effort with more than 30 other oil and gas companies, many of whom are business partners, and a number of engineering firms to share information on the assessment, replacement and testing of these devices. For higher risk applications, Northstar has identified other industry partners, including those involved in pipeline operations, marketing, banking and other industry services to share information and ensure that Year 2000 issues receive a high priority.

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     With the exception of costs of approximately $400,000 expected to be incurred in field locations, Northstar does not anticipate that it will incur significant incremental costs associated with Year 2000 compliance. Northstar has maintenance contracts with substantially all of its system vendors. The fees paid pursuant to the maintenance contracts provide Northstar with access to updated versions of system applications upon their release by the vendors. Consequently, while the review and testing of updated vendor products will require a higher proportion of Northstar's current information systems personnel time, the incremental costs associated with this project are not expected to be significant.

     While Northstar believes that it has minimized the risks of encountering serious problems associated with the Year 2000 issue, there is still a risk that some systems and processes which are not Year 2000 compliant will either not be identified or will not be corrected before 2000. Additionally, there can be no assurance that the Year 2000 issues of other entities will not have a material impact on Northstar's systems or results of operations. Northstar has not yet determined the most likely worst case scenario in the event that it or other third parties fail to achieve Year 2000 compliance on a timely basis and a contingency plan has not yet been developed. In Northstar's field locations the safety of employees, the public and property are primary concerns. As part of its Year 2000 contingency plan, Northstar intends to address communication issues and emergency response procedures. Northstar will continue to monitor the progress of vendors in the development of Year 2000 compliant versions of software and intends to develop contingency plans in the event that suppliers of critical applications fail to meet target dates for the release of appropriate upgrades. Contingency plans are expected to include the identification and installation of software products from alternative system vendors, although the cost of purchasing and installing alternative software products, if required, would be an incremental cost to Northstar's anticipated Year 2000 compliance cost estimate.

              INCOME TAX CONSIDERATIONS TO NORTHSTAR SHAREHOLDERS
                               AND OPTIONHOLDERS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO NORTHSTAR SHAREHOLDERS AND OPTIONHOLDERS

     In the respective opinions of Bennett Jones, Canadian counsel for Northstar, and Burnet, Duckworth & Palmer, Canadian counsel for Devon, (collectively "Counsel") the following are the material Canadian federal income tax considerations under the Canadian Tax Act of the Arrangement that are generally applicable to: (i) Northstar Shareholders who exchange their Northstar Common Shares for Exchangeable Shares pursuant to the Arrangement and, for purposes of the Canadian Tax Act, hold their Northstar Common Shares and will hold their Exchangeable Shares and shares of Devon Common Stock as capital property, deal at arm's length with Northstar and Devon and are not, and will at all relevant times not be, affiliated with Northstar or Devon; and (ii) Northstar Optionholders. This summary does not apply to: (i) a Northstar Shareholder with respect to whom Devon is or will be a foreign affiliate within the meaning of the Canadian Tax Act; (ii) a Northstar Shareholder who at any time holds more than 10% of the issued and outstanding Northstar Common Shares;
(iii) a Northstar Shareholder which is a "financial institution" as defined in the Canadian Tax Act for purposes of the "mark-to-market" rules; or (iv) a Northstar Shareholder that is a specified financial institution as defined in the Canadian Tax Act.

     Northstar Common Shares will generally be considered to be capital property to a shareholder unless held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market" property for purposes of the Canadian Tax Act. Northstar Shareholders should consult their own tax advisors regarding whether, as a matter of fact, they hold their Northstar Common Shares and will hold their Exchangeable Shares and shares of Devon Common Stock as capital property for the purposes of the Canadian Tax Act. Northstar Shareholders who are resident in Canada and whose Northstar Common Shares or Exchangeable Shares might not otherwise qualify as capital property may be entitled to have them treated as capital property by making the irrevocable election provided by subsection 39(4) of the Canadian Tax Act. Northstar Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Canadian Tax Act), the potential application to them of the special "mark-to-market" rules in the Canadian Tax Act.
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     This opinion is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention, 1980, as amended (the "Tax Treaty"), and Counsels' understanding of the current administrative practices published by Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This opinion takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Tax Proposals") and assumes that all Tax Proposals will be enacted in their present form. However, no assurances can be given that the Tax Proposals will be enacted in the form proposed, or at all. Except for the foregoing, this opinion does not take into account or anticipate any changes in law, whether by judicial, administrative or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

     NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN IN THEIR PARTICULAR CIRCUMSTANCES.

     In computing a Northstar Shareholder's or Northstar Optionholder's liability for tax under the Canadian Tax Act, any cash amounts received in U.S. dollars must be converted into the Canadian dollar equivalent, and the amount of any non-cash consideration received must be expressed in Canadian dollars, generally determined by reference to the fair market value at the time such consideration is received.

  Northstar Shareholders Resident in Canada

     The following portion of the summary is applicable only to Northstar Shareholders who, for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, are resident or deemed to be resident in Canada.

     Exchange of Northstar Common Shares for Exchangeable Shares. This section applies to a Northstar Shareholder who participates in the Arrangement and exchanges all of the Northstar Common Shares that are owned by such holder at the Effective Time for Exchangeable Shares pursuant to the Arrangement. Northstar Shareholders who participate in the Arrangement will initially receive Exchangeable Shares and ancillary benefits and rights.

     On the exchange of Northstar Common Shares for Exchangeable Shares, a Northstar Shareholder will be deemed:

          (i) to have acquired the ancillary benefits and rights at a cost equal to the fair market value thereof at the Effective Time;

          (ii) to have acquired the Exchangeable Shares at an aggregate cost equal to the amount, if any, by which the shareholder's adjusted cost base of the Northstar Common Shares exceeds the cost to the holder of the ancillary benefits and rights acquired on the exchange and the amount of cash received in lieu of a fractional Exchangeable Share; and

          (iii) to have disposed of Northstar Common Shares for aggregate proceeds of disposition equal to the cost to the holder of the Exchangeable Shares and the ancillary benefits and rights and the amount of cash received in lieu of fractional Exchangeable Shares.

The taxation of capital gains is described below under "-- Taxation of Capital Gain or Capital Loss" in respect of a redemption or exchange of Exchangeable Shares.

     For these purposes, a holder of Northstar Common Shares will be required to determine the fair market value of the ancillary benefits and rights on a reasonable basis for purposes of the Canadian Tax Act. Northstar is of the view and has advised Counsel that the ancillary benefits and rights have only nominal value. On this basis, a holder of Northstar Common Shares should not realize a capital gain on the exchange of Northstar Common Shares for Exchangeable Shares. Such determinations of value are not binding on

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Revenue Canada, however, and Counsel can express no opinion on matters of factual determination such as valuations.

     Call Rights. Northstar is of the view and has advised Counsel that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right have nominal value and that accordingly, no amount should be allocated to the Call Rights. On this basis, a Northstar Shareholder should not realize a gain at the time that any of such rights are granted to Devon. Such determinations of value are not binding on Revenue Canada, however, and Counsel can express no opinion on matters of factual determination such as valuations.

     Dividends

     Dividends on Exchangeable Shares. In the case of a Northstar Shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the Northstar Shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     Subject to the discussion below as to the denial of the dividend deduction, in the case of a Northstar Shareholder that is a corporation, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the corporation's income and will normally be deductible in computing its taxable income. A Northstar Shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled directly or indirectly in any manner whatsoever by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

     If Devon or any other person with whom Devon does not deal at arm's length is a specified financial institution under the Canadian Tax Act when a dividend is paid on an Exchangeable Share, then, subject to the exemption described below, dividends received or deemed to be received by a Northstar Shareholder that is a corporation will not be deductible in computing taxable income, but will be fully includable in computing income under Part I of the Canadian Tax Act.

     This denial of the dividend deduction for a corporate shareholder will not apply if, at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), Devon controls Northstar, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     A Northstar Shareholder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing taxable income.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Northstar will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct an amount equal to 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     Dividends on Devon Common Stock. Dividends on Devon Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation that is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident

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withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     Redemption or Exchange of Exchangeable Shares. On the redemption (including a retraction) of an Exchangeable Share by Northstar, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the shares of Devon Common Stock received by the shareholder from Northstar on the redemption plus the Dividend Amount, if any) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at that time of the Exchangeable Share so redeemed. Immediately after the Effective Time, Northstar has calculated that the paid-up capital of the Exchangeable Shares will be approximately Cdn.$8.66 per share. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above under "-- Dividends -- Dividends on Exchangeable Shares." On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of any such deemed dividend. A holder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Share exceeds (or is less than) such proceeds of disposition. See "-- Taxation of Capital Gain or Capital Loss" below. In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     On the exchange of an Exchangeable Share by the holder thereof with Devon for Devon Common Stock, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the Exchangeable Share exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of Devon Common Stock at the time of the exchange plus the Dividend Amount, if any, received by the holder as part of the exchange consideration. See "-- Taxation of Capital Gain or Capital Loss" below.

     BECAUSE OF THE POTENTIALLY ADVERSE TAX CONSEQUENCES OF THE RECEIPT OF A DEEMED DIVIDEND UPON THE REDEMPTION (INCLUDING A RETRACTION) OF AN EXCHANGEABLE SHARE BY NORTHSTAR, HOLDERS OF EXCHANGEABLE SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE POSSIBLE BENEFITS IN THEIR PARTICULAR CIRCUMSTANCES OF EXCHANGING WITH DEVON FOR SHARES OF DEVON COMMON STOCK OR OTHERWISE DISPOSING OF THEIR EXCHANGEABLE SHARES.

     Taxation of Capital Gain or Capital Loss. Three-quarters of any capital gain (the "taxable capital gain") realized on a retraction, redemption, exchange or other disposition of Exchangeable Shares or disposition of Devon Common Stock will be included in the Northstar Shareholder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the Northstar Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

     Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A Northstar Shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

     If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such or on the Northstar Common Shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

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

     Acquisition and Disposition of Devon Common Stock. The cost of Devon Common Stock received on the redemption (including a retraction) or exchange of an Exchangeable Share will be equal to the fair market value of shares of Devon Common Stock at the time of such event.

     A disposition or deemed disposition of shares of Devon Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of shares of Devon Common Stock.

     Foreign Property Information Reporting. A holder of shares of Devon Common Stock who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Canadian $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the holder's cost amount, any dividends received in the year and any gains or losses realized in the year in respect of such property. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a person exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts, corporations and partnerships.

     Dissenting Shareholders. A dissenting Northstar Shareholder will be considered to have realized a deemed dividend and capital gain (or capital loss) based on proceeds equal to the fair value of the Northstar Common Shares held by such holder determined as of the appropriate date, computed as generally described above in the case of a redemption (including a retraction) of an Exchangeable Share by Northstar for shares of Devon Common Stock under
"-- Redemption or Exchange of Exchangeable Shares." The amount of any such deemed dividend received by an individual will be included in computing the individual's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. The amount of any such deemed dividend received by a corporation (except to the extent that it may in some circumstances be treated as proceeds of disposition and not as a dividend) will be included in computing its income, will normally be deductible in computing its taxable income and may be subject to tax under Part IV of the Canadian Tax Act if received by a private corporation and certain other corporations as described under "-- Dividends
 -- Dividends on Exchangeable Shares" above. A dissenting Northstar Shareholder that is a Canadian-controlled private corporation may be liable to pay a refundable tax of 6 2/3% on deemed dividends that are not deductible in computing taxable income. Dissenting Northstar Shareholders should consult their own tax advisors in respect of the treatment of such deemed dividends and capital gains (or capital losses). Additional income tax considerations may be relevant to dissenting Northstar Shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent.

     Foreign Property. Provided that they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The Voting Rights and the Exchange Rights will be foreign property under the Canadian Tax Act. However, as indicated above, Northstar is of the view that the fair market value of these rights is nominal. Shares of Devon Common Stock will be foreign property under the Canadian Tax Act.

     Qualified Investments. Provided that they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement saving plans, registered retirement income funds and deferred profit sharing plans. Devon Common Stock will be a qualified investment under the Canadian Tax Act for such plans as long as such shares remain listed on the AMEX (or are listed on certain other prescribed exchanges). The Voting Rights and the Exchange Rights will not be qualified investments under the Canadian Tax Act. However, as indicated above, Northstar is of the view that the fair market value of these rights is nominal.

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

  Northstar Shareholders Not Resident in Canada

     The following is applicable to holders of Northstar Common Shares who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time during which they have held Northstar Common Shares or will hold Exchangeable Shares or Devon Common Stock and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada.

     Generally, Northstar Common Shares, Exchangeable Shares and shares of Devon Common Stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and the AMEX), the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and the holder, persons with whom the holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Northstar or Devon at any time within five years preceding the date of disposition. Northstar has applied for the listing of the Exchangeable Shares on the TSE, and Devon has indicated that it intends to use its best efforts to cause Northstar to maintain such listing. Devon has indicated that it will maintain the listing of the shares of Devon Common Stock on the AMEX.

     A holder of Northstar Common Shares will not be subject to tax under the Canadian Tax Act on the exchange of Northstar Common Shares for Exchangeable Shares, on the exchange of an Exchangeable Share for shares of Devon Common Stock (except to the extent the exchange takes place by way of a redemption of an Exchangeable Share) or on the sale or other disposition of an Exchangeable Share or Devon Common Stock. A holder whose Exchangeable Shares are redeemed (either under Northstar's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above for shareholders resident in Canada under "-- Shareholders Resident in Canada -- Redemption or Exchange of Exchangeable Shares." The amount of such deemed dividend will be subject to the tax treatment accorded to dividends described below.

     Dividends paid or deemed to be paid on the Exchangeable Shares are subject to nonresident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. Under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

     A dissenting Northstar Shareholder will be considered to have realized a deemed dividend computed as generally described above in the case of shareholders resident in Canada. See Shareholders Resident in Canada -- Dissenting Shareholders" above. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described immediately above. Additional income tax considerations may be relevant to dissenting Northstar Shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent.

  Modification of Northstar Options

     In the opinion of Counsel, the following is applicable to holders of Northstar Options under which Northstar has agreed to issue Northstar Common Shares and which holders: (i) participate in the Arrangement; (ii) are (for the purposes of the Canadian Tax Act) resident or deemed to be resident in Canada;
(iii) were employees of Northstar (or of a corporation with which Northstar did not deal at arm's length) at the time of receipt of such Northstar Options; (iv) received such Northstar Options from Northstar by reason of employment; and (v) were, at all relevant times, dealing at arm's length with Northstar and Devon.

     Provided that Devon does not deal at arm's length with Northstar at the time of the modification of the Northstar Options under the Arrangement, the holder receives no consideration for a Northstar Option other than the modified option and the value of the Northstar Option immediately after the modification does not exceed the value immediately before such modification, the holder of a Northstar Option will be deemed not

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

to have disposed of the Northstar Option, and the modified option will be deemed to be the same option as, and a continuation of, the Northstar Option. Provided that the shares of Devon Common Stock constitute prescribed shares under section 6204 of the regulations under the Canadian Tax Act at all relevant times, the same Canadian federal income tax considerations will apply on the disposition or exercise of a modified option as would have applied on the disposition or exercise of the Northstar Option prior to the Arrangement. Generally, Northstar Common Shares will be prescribed shares under section 6204 of the regulations under the Canadian Tax Act.

     Holders of Northstar Options who exercise their rights of dissent, or who are not resident and are not deemed to be resident in Canada, should consult their own tax advisors concerning the income tax considerations relevant to them.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NORTHSTAR SHAREHOLDERS

     In the respective opinions of Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel to Devon, and Bogle & Gates P.L.L.C., United States counsel to Northstar, the following are the material United States federal income tax consequences generally applicable to holders of Northstar Common Shares that are "United States persons" as defined for United States federal income tax purposes and that hold Northstar Common Shares as capital assets ("United States Holders") with respect to the receipt and ownership of Exchangeable Shares or shares of Devon Common Stock pursuant to the Arrangement. For United States federal income tax purposes, "United States persons" are United States citizens or residents, corporations or partnerships organized under the laws of the United States or any state thereof, estates subject to United States federal income tax on their income regardless of source and trusts subject to the primary supervision of a court within the United States and control of a United States fiduciary as described in Section 7701(a)(30) of the U.S. Code.

     This summary is based upon the U.S. Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. No statutory, judicial, or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares, the Voting Rights, the Exchange Rights and the Call Rights. Consequently (as discussed more fully below), some aspects of the United States federal income tax treatment of the Arrangement, including the receipt and ownership of Exchangeable Shares and the exchange of Exchangeable Shares for shares of Devon Common Stock, are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service ("IRS") regarding the United States federal income tax consequences of any of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States Holders, including, without limitation, holders of Northstar Options and holders of Northstar Common Shares acquired as a result of the exercise of employee stock options and United States Holders that own, or have owned during a five-year lookback period, 10% or more of the voting power of the voting stock of Northstar. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt and ownership of the Exchangeable Shares or shares of Devon Common Stock.

     UNITED STATES HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE ARRANGEMENT, INCLUDING THE RECEIPT AND OWNERSHIP OF EXCHANGEABLE SHARES, VOTING RIGHTS, EXCHANGE RIGHTS AND SHARES OF DEVON COMMON STOCK.

  Shareholders that are United States Holders

     Characterization of the Arrangement for United States Federal Income Tax Purposes. Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel to Devon, has delivered its opinion to Devon and Bogle &
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

Gates P.L.L.C., United States counsel to Northstar, has delivered its opinion to Northstar, each substantially to the effect that, although there is no direct authority addressing the proper treatment of the Arrangement for United States federal income tax purposes and, therefore, the treatment of the Arrangement is not free from doubt, it is more likely than not that the Arrangement will qualify as a "reorganization" within the meaning of Section 368(a) of the U.S. Code with respect to United States Holders of Northstar Common Shares who exchange their Northstar Common Shares for Exchangeable Shares pursuant to the Arrangement. Since there is no direct authority addressing the proper treatment of the Arrangement for United States federal income tax purposes, the treatment of the Arrangement for United States federal income tax purposes is subject to significant uncertainty. Accordingly, there can be no assurance that the IRS will not challenge the status of the Arrangement as a reorganization or that, if challenged, a court will not agree with the IRS. The foregoing opinions are subject to certain customary assumptions, qualifications and representations, as set forth therein.

     Receipt of Exchangeable Shares. Assuming the Arrangement qualifies as a reorganization under Section 368(a) of the U.S. Code, the following United States federal income tax consequences should occur: (i) except as otherwise provided below, a United States Holder of Northstar Common Shares who exchanges Northstar Common Shares for Exchangeable Shares pursuant to the Arrangement should not recognize any gain or loss with respect to the receipt of the Exchangeable Shares; (ii) except as provided below, the aggregate tax basis of the Exchangeable Shares received pursuant to the Arrangement by such United States Holder of Northstar Common Shares should equal such holder's aggregate tax basis in the Northstar Common Shares surrendered pursuant to the Arrangement, reduced by the tax basis allocated to fractional share interests for which cash is received; (iii) the holding period of the Exchangeable Shares received by such United States Holder of Northstar Common Shares pursuant to the Arrangement should include the holding period of the Northstar Common Shares surrendered in exchange therefor; and (iv) cash payments in lieu of a fractional Exchangeable Share will be treated as if a fractional Exchangeable Share had been received in the Arrangement and then redeemed by Northstar. The redemption should qualify as a distribution in full payment in exchange for the fractional share rather than a distribution of a dividend. Accordingly, a Northstar Shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such shareholder's tax basis in the fractional share (as described in clause (ii) above) and the amount of cash received. The gain or loss will be capital gain or loss if the Northstar Common Share is held as a capital asset at the Effective Time. Under current law, the tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual holder of Northstar Common Shares, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual held his or her Northstar Common Shares for more than 12 months at the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     If the Arrangement fails to qualify as a reorganization, a United States Holder of the Northstar Common Shares who exchanges Northstar Common Shares for Exchangeable Shares pursuant to the Arrangement will recognize gain or loss on the receipt of such Exchangeable Shares equal to the difference between the fair market value of the consideration received (i.e., the Exchangeable Shares and any cash payments in lieu of a fractional Exchangeable Share) and such holder's tax basis in the Northstar Common Shares exchanged therefor; the United States Holder's tax basis in such Exchangeable Shares will be their fair market value, and the holding period will begin on the day after the Effective Time.

     Voting Rights, Exchange Rights and Call Rights. Although the value of the Voting Rights and Exchange Rights received and any Call Rights deemed to be conveyed by Northstar Shareholders who receive Exchangeable Shares pursuant to the Arrangement is uncertain, Northstar believes that such Voting Rights, Exchange Rights and Call Rights will have only nominal value and, therefore, their receipt or conveyance, as the case may be, will not result in any material United States federal income tax consequences. Such determinations of value are not binding on the IRS, however, and counsel can express no opinion on matters of factual determinations, such as value. Further, the exchange of certain of the Call Rights for the Voting Rights and Exchange Rights may not be taxable to United States Holders because United States Holders and Devon may be deemed to have granted purchase options to each other, which grants would not generally be treated as taxable events for United States federal income tax purposes. It is possible, however, that the Voting Rights,

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

Exchange Rights and Call Rights have greater than nominal value and that the transfer or receipt of the rights constitutes a taxable exchange. In such event, the receipt of the Voting Rights and Exchange Rights and the conveyance of certain of the Call Rights could generate taxable gain or loss.

     If the Voting Rights and Exchange Rights have greater than nominal value and those rights are deemed to have been transferred by Northstar rather than Devon in redemption of Northstar Common Shares, a United States Holder will recognize dividend income equal to the value of the rights to the extent of the current and accumulated earnings and profits of Northstar (as determined under United States federal income tax principles) unless such deemed redemption is either "not essentially equivalent to a dividend" or "substantially disproportionate," as such terms are defined in Section 302(b) of the U.S. Code. If the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend," any gain or loss recognized by a United States Holder will be capital gain or loss if the Northstar Common Shares are held as a capital asset at the Effective Time. The United States Holder's tax basis in the Voting Rights and Exchange Rights received pursuant to the Arrangement will be their respective fair market values at the Effective Time.

     Requirement of Notice Filing. Any United States Holder that receives the Exchangeable Shares in exchange for Northstar Common Shares will be required to file a notice with the IRS on or before the last date for filing a United States federal income tax return for the holder's taxable year in which the Arrangement occurs. The notice must contain certain information specifically enumerated in the United States Treasury Regulations promulgated under Section 367(b) of the U.S. Code, and United States Holders are advised to consult their tax advisors for assistance in preparing such notice.

     If a United States Holder required to give notice as described above fails to give the notice, and if such United States Holder further fails to establish reasonable cause for the failure, then the IRS will be required to determine, based on all the facts and circumstances, whether the exchange of Northstar Common Shares for Exchangeable Shares is eligible for nonrecognition treatment. In making this determination, the IRS may conclude that: (i) the exchange is eligible for nonrecognition treatment, despite such noncompliance; (ii) the exchange is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States Treasury Regulations are satisfied; or
(iii) the exchange is not eligible for nonrecognition treatment and any gain recognized will be taken into account for purposes of increasing the tax basis of the Exchangeable Shares received pursuant to the Arrangement. Nevertheless, the failure of any one United States Holder to satisfy the requirements should not bar other United States Holders that do satisfy such requirements from receiving nonrecognition treatment with respect to the exchange of their Northstar Common Shares for Exchangeable Shares pursuant to the Arrangement.

     Receipt of Devon Common Stock. A United States Holder of Northstar Common Shares who elects to receive Devon Common Stock pursuant to the Arrangement generally will recognize gain or loss on the receipt of the shares of Devon Common Stock as if the shares of Devon Common Stock were received in exchange for the Northstar Common Shares exchanged therefor. The gain or loss will be equal to the difference between the fair market value of the shares of Devon Common Stock at the time of the exchange and the United States Holder's tax basis in the Northstar Common Shares exchanged therefor. The gain or loss will be capital gain or loss if the Northstar Common Shares are held as capital assets at the Effective Time. Under current law, the tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual holder of Northstar Common Shares, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual held Northstar Common Shares for more than 12 months at the time of the exchange. The deductibility of capital losses is subject to limitations for both individuals and corporations. Gain recognized on the exchange of Northstar Common Shares for shares of Devon Common Stock generally will be treated as United States source gain. The United States Holder's tax basis in the shares of Devon Common Stock will be the fair market value of the shares of Devon Common Stock received by the United States Holder in the exchange, and the holding period will begin on the day after the exchange.

     Exchange of Exchangeable Shares. It is anticipated that (subject to certain exceptions described below) a United States Holder who exchanges the Exchangeable Shares for shares of Devon Common Stock (including an exchange upon the occurrence of an Automatic Redemption Date) generally will recognize gain

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

or loss on the receipt of the shares of Devon Common Stock in exchange for such Exchangeable Shares. The gain or loss will be equal to the difference between the fair market value of the shares of Devon Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares exchanged therefor. The gain or loss will be capital gain or loss, except that, with respect to any Dividend Amount, ordinary income may be recognized by the holder thereof. Under current law, the tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual holder of Exchangeable Shares, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual held Exchangeable Shares for more than 12 months at the time of the exchange. The deductibility of capital losses is subject to limitations for both individuals and corporations. Gain recognized on the exchange of Exchangeable Shares for shares of Devon Common Stock generally will be treated as United States source gain. The United States Holder's tax basis in the shares of Devon Common Stock will be the fair market value of the shares of Devon Common Stock received by the United States Holder in the exchange, and the holding period will begin on the day after the exchange.

     In view of the likelihood of the recognition of gain or loss upon the exchange of the Exchangeable Shares for shares of Devon Common Stock, United States Holders may wish to consider delaying the exchange until such time as they intend to dispose of the shares of Devon Common Stock receivable in exchange for their Exchangeable Shares or (as discussed below) until such time as Devon will own at least 80% of all of the then issued and outstanding Exchangeable Shares either at the time of or as a result of the exchange.

     Under certain limited circumstances, the exchange by a United States Holder of Exchangeable Shares for shares of Devon Common Stock may be characterized as a tax-free exchange. An exchange of Exchangeable Shares for shares of Devon Common Stock generally may be characterized as a tax-free exchange if, at the time of such exchange: (i) at least 80% of the then outstanding Exchangeable Shares are held by Devon; and (ii) in such exchange, Devon, rather than Northstar, acquires the Exchangeable Shares in exchange for shares of Devon Common Stock pursuant to the exercise of its Call Rights. In any case, the exchange would not be tax free unless certain other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date hereof. If such exchange did qualify as a tax-free exchange, a United States Holder's tax basis in the shares of Devon Common Stock received would be equal to such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the shares of Devon Common Stock received by the United States Holder should include the holding period of the Exchangeable Shares exchanged therefor, which in turn, should include the holding period of the Northstar Common Shares exchanged pursuant to the Plan of Arrangement, provided that such Northstar Common Shares and Exchangeable Shares have been held as capital assets immediately prior to the Arrangement and the subsequent exchange, respectively.

     Distributions on the Exchangeable Shares. While not free from doubt, Northstar and Devon intend to treat dividends, if any, paid on the Exchangeable Shares as dividends from Northstar, rather than from Devon. The following discussion assumes that these dividends will be treated as dividends from Northstar. A United States Holder of Exchangeable Shares generally will be required to include in gross income as ordinary income dividends paid on the Exchangeable Shares to the extent paid out of the earnings and profits of Northstar, as determined under United States federal income tax principles. These dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Assuming eligibility for Tax Treaty benefits, under the current Tax Treaty, the distributions will be subject to Canadian withholding tax at a reduced rate of 15%. Subject to certain limitations of United States federal income tax law, a United States Holder generally should be entitled to credit this withholding tax against the holder's United States federal income tax liability or to deduct the tax in computing United States taxable income.

     Dissenters. A United States Holder who exercises the right to dissent from the Arrangement will recognize gain or loss on the exchange of the holder's Northstar Common Shares for cash in an amount equal to the difference between the amount of cash received and the holder's basis in the Northstar Common Shares. The gain or loss will be capital gain or loss if the Northstar Common Shares were held as capital assets at the Effective Time. Under current law, the tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual holder of
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Northstar Common Shares, any such capital gain will be subject to a maximum
United States federal income tax rate of 20% if the individual held Northstar Common Shares for more than 12 months at the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     Passive Foreign Investment Company Considerations. For United States federal income tax purposes, Northstar generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either:
(i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes); or (ii) on average for a taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, Northstar's proportionate share of the assets and gross income of corporations with respect to which Northstar owns at least 25% of the stock (by value) will be attributed to Northstar.

     While there can be no assurance with respect to the classification of Northstar as a PFIC, Northstar believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. At the present time, Northstar and Devon intend to endeavor to cause Northstar to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change.

     For purposes of applying the 50% asset test following the Arrangement, Northstar's assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Northstar will be a PFIC for taxable years ending after the Arrangement even though less than 50% of Northstar's assets (measured by the fair market value of such assets) constitute passive assets. After the Arrangement, Northstar intends to monitor its status regularly, and promptly following the end of each taxable year Northstar will notify United States Holders of Exchangeable Shares if it believes that Northstar was a PFIC for that taxable year.

     Although the matter is not free from doubt, if Northstar were a PFIC at any time during a particular United States Holder's holding period for its Northstar Common Shares, and the United States Holder had not made an election to treat Northstar as a qualified electing fund (a "QEF") under Section 1295 of the U.S. Code (a "QEF Election"), then the United States Holder might be required to recognize gain upon the exchange of its Northstar Common Shares for Exchangeable Shares. In the event that gain recognition is required, then: (i) the amount of the gain would be equal to the excess of the fair market value of the Northstar Common Shares over their adjusted tax bases; and (ii) any exchange of Exchangeable Shares for shares of Devon Common Stock would be taxable under the rules described below.

     If Northstar is a PFIC following the Arrangement during a United States Holder's holding period for the holder's Exchangeable Shares, and the United States Holder does not make a QEF Election, then: (i) the United States Holder will be required to allocate income recognized upon receiving certain excess dividends with respect to, and gain recognized upon the disposition of, the United States Holder's Exchangeable Shares (including upon the exchange of Exchangeable Shares for shares of Devon Common Stock) ratably over the United States Holder's holding period for the Exchangeable Shares; (ii) the amount allocated to each year other than: (x) the year of the excess dividend payment or disposition of the Exchangeable Shares; or (y) any year prior to the beginning of the first taxable year of Northstar for which it was a PFIC, will be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge will be imposed upon the resulting tax attributable to each such year (which charge will accrue from the due date of the return for the taxable year to which such tax was allocated); and (iii) amounts allocated to periods described in (x) and (y) will be taxable to the United States Holder as ordinary income.

     If the United States Holder makes a QEF Election, then the United States Holder generally will be currently taxable on the holder's pro rata share of Northstar's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of Northstar in which Northstar is classified as a PFIC, even if no dividend distributions are received by the United States Holder, unless the United States Holder makes an election to defer the taxes. If Northstar believes that it was a PFIC for a taxable year, it will provide United States Holders of Exchangeable Shares with information sufficient to allow
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eligible holders to make a QEF Election and report and pay any current or deferred taxes due with respect to their pro rata shares of Northstar's ordinary earnings and profits and net capital gains for the taxable year. United States Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant tax considerations if Northstar is a PFIC for any taxable year.

     The foregoing summary of the possible application of the PFIC rules to Northstar and the United States Holders of Northstar Common Shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a United States Holder of Northstar Common Shares under the PFIC provisions are significant, United States Holders of Northstar Common Shares are urged to discuss those consequences with their tax advisors.

  Shareholders that are Not United States Holders

     The following summary is applicable to holders of Northstar Common Shares that are not United States Holders ("non-United States Holders").

     A non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the receipt of the Exchangeable Shares or shares of Devon Common Stock, on the sale or exchange of the Northstar Common Shares or the Exchangeable Shares, or on the sale or exchange of shares of Devon Common Stock, unless: (i) such gain is attributable to an office or fixed place of business and is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States; or (ii) the non-United States Holder is an individual who holds the Northstar Common Shares, the Exchangeable Shares or the shares of Devon Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

     Northstar and Devon intend to treat dividends, if any, received by a non-United States Holder with respect to the Exchangeable Shares as dividends from Northstar rather than from Devon and as not subject to United States withholding tax, and Northstar and Devon do not intend that Northstar or Devon will withhold any amounts for tax from those dividends. There is some possibility, however, that the IRS may assert that United States withholding tax is payable with respect to any dividends paid on the Exchangeable Shares to non-United States Holders. In such case, a non-United States Holder of Exchangeable Shares could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (generally 15% on dividends paid to eligible residents of Canada under the Tax Treaty).

     Dividends received by non-United States Holders with respect to the shares of Devon Common Stock generally will be subject to United States withholding tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Tax Treaty).

     THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A UNITED STATES HOLDER OF NORTHSTAR COMMON SHARES. UNITED STATES HOLDERS OF NORTHSTAR COMMON SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

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                        COMPARISON OF STOCKHOLDER RIGHTS

     In the event that the Combination is consummated, Northstar Shareholders will, upon the Effective Time, have their Northstar Common Shares exchanged for Exchangeable Shares. They will have certain rights to exchange or retract these shares for an equivalent number of shares of Devon Common Stock. Devon is a corporation organized under the OGCA. While the rights and privileges of shareholders of an Alberta corporation are, in many instances, comparable to those of stockholders of an Oklahoma corporation, there are certain differences. These differences arise from differences between Oklahoma and Alberta law, between the OGCA and ABCA and between the Devon Amended and Restated Certificate and Devon Bylaws and the Northstar Articles and Northstar Bylaws. For a description of the respective rights of the holders of shares of Devon Common Stock and Northstar Common Shares, see "Devon Capital Stock" and "Northstar Share Capital."

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     The OGCA requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation: (i) no authorizing stockholder vote is required of a corporation surviving a merger if: (a) such corporation's certificate of incorporation is not amended by the merger; (b) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger; and (ii) no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such corporation (provided certain other limited circumstances apply). The Devon Amended and Restated Certificate does not require a greater percentage vote for such actions. Stockholder approval is also not required under the OGCA for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

     Under the ABCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders, present in person or by proxy, at the meeting. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

AMENDMENT TO GOVERNING DOCUMENTS

     The OGCA requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Devon Amended and Restated Certificate requires approval of at least 80% of the outstanding shares entitled to vote for an amendment thereto in certain circumstances. Additionally, if an amendment would have the effect of increasing or decreasing the aggregate number of authorized shares of a particular class of stock, increasing or decreasing the par value of the shares of such class or altering the powers, preferences or special rights of a particular class of stock, the class shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The OGCA also states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may also confer such power on the corporation's board of directors. Devon's Amended and Restated Certificate confers such power on the Devon Board.

     Under the ABCA, any amendment to the articles generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. The ABCA provides that unless the articles, by-laws or any unanimous shareholders

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agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the ABCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

DISSENTERS' RIGHTS

     Under the OGCA, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by the district court in an action timely brought by the corporation or the dissenters. The OGCA grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a purchase of assets for stock or, unless otherwise required by the certificate of incorporation, a transfer of assets, regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than: (i) stock of the surviving corporation; (ii) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 stockholders;
(iii) cash in lieu of fractional shares; or (iv) some combination of the above.

     The ABCA provides that shareholders of an Alberta corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The ABCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class; (iii) an amendment to the corporation's articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (vii) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or if an amendment to the articles is effected by a court order made in connection with an action for an oppression remedy. Under the ABCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation or any of its affiliates which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interest.

OPPRESSION REMEDY

     The ABCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon application by a complainant (as defined below) that:
(i) any act or omission of the corporation or an affiliate effects a result;
(ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or of an affiliate are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer. A complainant includes:
(i) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (ii) a present or former director or officer of the corporation or any of its affiliates; and (iii) any other person who, in the discretion of the court, is a proper person to make such application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the ABCA, it is not
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necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint. The OGGA does not provide for a similar remedy.

DERIVATIVE ACTION

     Derivative actions may be brought in Oklahoma by a stockholder on behalf of, and for the benefit of, the corporation. The OGCA provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

     Under the ABCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which any such body corporate or any subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate or subsidiary. Under the ABCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that: (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the ABCA, the court in a derivative action may make any order it thinks fit. Additionally, under the ABCA, a court may order a corporation or its subsidiary to pay the complainant's reasonable legal fees.

DIRECTOR QUALIFICATIONS

     At least half of the directors of an ABCA corporation generally must be resident Canadians. The ABCA also requires that a corporation whose securities are publicly traded must have not fewer than three directors, at least two of whom are not officers or employees of the corporation or any of its affiliates. The OGCA does not have comparable requirements.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations incorporated or organized under the OGCA have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the OGCA, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty is the duty to act in good faith in a manner which the directors reasonably believe to be in the best interests of the stockholders. It requires that there be no conflict between duty and self-interest.

     Under the ABCA, the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, and the duty of loyalty requires directors of an Alberta corporation to act honestly and in good faith with a view to the best interests of the corporation.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The OGCA and the Devon Amended and Restated Certificate provide that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or

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her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action.

     The OGCA allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. Neither the ABCA nor the Northstar Bylaws expressly provides for such advance payment.

     Under the ABCA, except in respect of an action by or on behalf of a corporation or to procure a judgment in its favor, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding, fulfilled the conditions set out in (i) and (ii) above and is fairly and reasonably entitled to indemnity. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate against all costs, charges and expenses reasonably incurred by him or her in connection with the action, if he or she fulfills the conditions set out in (i) and (ii) above. The Northstar Bylaws provide for indemnification of directors and officers to the extent permitted by the ABCA.

DIRECTOR LIABILITY

     The OGCA and the Devon Amended and Restated Certificate provide that the charter of a corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain prescribed conduct, including: (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) the payment of dividends or redemption or purchase of stock in violation of the OGCA; (iii) any breach of the duty of loyalty to Devon or its stockholders; or (iv) any transaction from which the director derived an improper personal benefit. The ABCA does not permit any such limitation of a director's liability.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     Devon's Amended and Restated Certificate of Incorporation has provisions placing limitations on business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of Devon or the market value of all outstanding stock of Devon) with a shareholder who is the beneficial owner of 15% or more of the Devon Common Stock or any affiliate of such beneficial owner (an "interested shareholder") for a period of three years from the date a person becomes an interested shareholder, unless: (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Devon Board prior to the date the interested stockholder acquired shares;
(ii) the interested stockholder acquired at least 85% of the voting stock of Devon in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the Devon Board and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The effect of these provisions is to limit unsolicited takeover attempts or certain transactions involving a change of control. Devon

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has elected not to be governed by the provisions of Section 1090.3 of the OGCA, which place similar limitations on business combinations with interested shareholders.

     The ABCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the Ontario Securities Commission ("Policy 9.1"), contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

     Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 also requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

SHARE RIGHTS PLAN

     Under the Rights Agreement, holders of Devon Common Stock have one right with respect to each share of Devon Common Stock held. The certificates representing outstanding shares of Devon Common Stock also evidence one right for each share. Currently, the rights trade with the shares of Devon Common Stock. Upon the occurrence of certain events generally associated with an unsolicited takeover attempt of Devon or certain transactions involving a change of control, the rights will be distributed, will become exercisable and will be tradable separately from the Devon Common Stock.

     The rights have certain anti-takeover effects. They will cause substantial dilution to a person or group that attempts to acquire Devon in a manner which causes the rights to become exercisable. Devon believes, however, that the rights should neither affect any prospective offeror willing to negotiate with the Devon Board nor interfere with any merger or other business combination approved by the Devon Board. The rights may be redeemed by the Devon Board for $0.01 per right. The terms of the Rights Agreement may be amended by the Devon Board without the consent of the holders of the Devon Common Stock or the rights.

     DISSENTING NORTHSTAR SHAREHOLDERS' AND NORTHSTAR OPTIONHOLDERS' RIGHTS

     UNDER THE OGCA, DEVON STOCKHOLDERS WILL NOT HAVE APPRAISAL OR DISSENTER'S RIGHTS RELATING TO THE COMBINATION.

     THE FOLLOWING DESCRIPTION OF THE RIGHTS OF DISSENTING NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS IS NOT A COMPREHENSIVE STATEMENT OF PROCEDURES TO BE FOLLOWED BY A DISSENTING NORTHSTAR SHAREHOLDER OR NORTHSTAR OPTIONHOLDER WHO SEEKS PAYMENT OF THE FAIR VALUE OF HIS NORTHSTAR COMMON SHARES OR NORTHSTAR OPTIONS AND IS QUALIFIED IN ITS ENTIRETY BY THE REFERENCE TO THE FULL TEXT OF THE INTERIM ORDER AND SECTION 184 OF THE ABCA WHICH ARE ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEXES C AND K, RESPECTIVELY. A NORTHSTAR SHAREHOLDER OR NORTHSTAR OPTIONHOLDER WHO INTENDS TO EXERCISE THE RIGHT OF DISSENT AND APPRAISAL SHOULD CAREFULLY CONSIDER AND COMPLY WITH THE PROVISIONS OF THAT SECTION, AS MODIFIED BY THE INTERIM ORDER, AND SHOULD SEEK LEGAL ADVICE. FAILURE TO COMPLY WITH THE PROVISIONS OF THAT SECTION, AS MODIFIED BY THE INTERIM ORDER, AND TO ADHERE TO THE PROCEDURES ESTABLISHED THEREIN, AS MODIFIED BY THE INTERIM ORDER, MAY RESULT IN THE LOSS OF ALL RIGHTS THEREUNDER.

     The Court hearing the application for the Final Order has the discretion to alter the rights of dissent described herein based on the evidence presented at such hearing.

     Under the Interim Order, a registered Northstar Shareholder or Northstar Optionholder is entitled, in addition to any other right, to dissent and to be paid by Northstar the fair value of the Northstar Common Shares or Northstar Options held by the Northstar Shareholder or Northstar Optionholder in respect of which the holder dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted. A Northstar Shareholder or Northstar Optionholder may dissent only with respect to all of the Northstar Shares or Northstar Options held by such Northstar Shareholder or Northstar Optionholder or on behalf of any one beneficial owner and registered in the dissenting Northstar Shareholder's or Northstar Optionholder's name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's share certificates or options. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares or options are owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly identify the record owner or owners, and expressly disclose in such demand that the agent is acting as agent for the record owner or owners.

     PERSONS WHO ARE BENEFICIAL OWNERS OF NORTHSTAR COMMON SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY WHO WISH TO DISSENT SHOULD BE AWARE THAT ONLY THE REGISTERED HOLDERS OF SUCH SHARES ARE ENTITLED TO DISSENT. ACCORDINGLY, IF YOU ARE A BENEFICIAL OWNER OF NORTHSTAR COMMON SHARES DESIRING TO EXERCISE YOUR RIGHT OF DISSENT, YOU MUST MAKE ARRANGEMENTS FOR THE NORTHSTAR COMMON SHARES BENEFICIALLY OWNED BY YOU TO BE REGISTERED IN YOUR NAME PRIOR TO THE TIME THE WRITTEN OBJECTION TO THE ARRANGEMENT RESOLUTION IS REQUIRED TO BE RECEIVED BY NORTHSTAR OR, ALTERNATIVELY, MAKE ARRANGEMENTS FOR THE REGISTERED HOLDER OF YOUR NORTHSTAR COMMON SHARES TO DISSENT ON YOUR BEHALF.

     A dissenting Northstar Shareholder or Northstar Optionholder must send to Northstar a written objection to the Arrangement Resolution, which written objection must be received by Northstar c/o CIBC Mellon Trust Company at 600, 333 - 7th Avenue, S.W., Calgary, Alberta, Canada T2P 2Z1, or the Chairman of the Northstar Meeting before the commencement of the Northstar Meeting, and the dissenting Northstar Shareholder or Northstar Optionholder must not have voted, in person or by proxy, in favor of the Arrangement Resolution. An application may be made to the Court to fix the fair value of the dissenting Northstar Shareholder's Northstar Common Shares or Northstar Optionholder's Northstar Options after the Effective Date. If an application to the Court is made by either Northstar or a dissenting Northstar Shareholder or Northstar Optionholder, Northstar must, unless the Court otherwise orders, send to each dissenting Northstar Shareholder or Northstar Optionholder a written offer to pay the holder an amount considered by the Northstar Board to be the fair value of the Northstar Common Shares or Northstar Options. The offer, unless the Court otherwise orders, will be sent to each dissenting Northstar Shareholder or Northstar Optionholder at least 10 days before the date on which the application is returnable, if Northstar is the applicant, or within 10 days after Northstar is served with notice of the application, if a Northstar Shareholder or Northstar Optionholder is the applicant. The offer will be made on the same terms to each dissenting Northstar Shareholder or Northstar Optionholder and will be accompanied by a statement showing how the fair value was determined. Failure to vote against the Arrangement Resolution does not constitute a waiver of dissent rights.

     A dissenting Northstar Shareholder or Northstar Optionholder may make an agreement with Northstar for the purchase of Northstar Common Shares or Northstar Options in the amount of Northstar's offer (or otherwise) at any time before the Court pronounces an order fixing the fair value of the Northstar Common Shares or Northstar Options. A dissenting Northstar Shareholder or Northstar Optionholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Northstar Common Shares and Northstar Options of all dissenting Northstar Shareholders or Northstar Optionholders who are parties to the application, giving judgment in that amount against Northstar and in favor of each of those dissenting Northstar Shareholders or Northstar Optionholders and fixing the time within which Northstar must pay that amount payable to the dissenting Northstar Shareholders or dissenting Northstar Optionholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting Northstar Shareholder or Northstar Optionholder calculated from the date on which the Northstar Shareholder or Northstar Optionholder ceases to have any rights as a Northstar Shareholder or Northstar Optionholder until the date of payment.

     On the Arrangement becoming effective, or upon the making of an agreement between Northstar and the dissenting Northstar Shareholder or Northstar Optionholder as to the payment to be made by Northstar to the dissenting Northstar Shareholder or Northstar Optionholder, or upon the pronouncement of a Court order, whichever first occurs, the dissenting Northstar Shareholder or Northstar Optionholder will cease to have any rights as a Northstar Shareholder or Northstar Optionholder other than the right to be paid the fair value of the Northstar Common Shares or Northstar Options in the amount agreed to between Northstar and the dissenting Northstar Shareholder or dissenting Northstar Optionholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Northstar Shareholder or Northstar Optionholder may withdraw their dissent, or Northstar may rescind the Arrangement Resolution and in either event, the dissent and appraisal proceedings in respect of that Northstar Shareholder or Northstar Optionholder will be discontinued.

     THE COMBINATION AGREEMENT PROVIDES THAT IT IS A MUTUAL CONDITION TO THE OBLIGATIONS OF NORTHSTAR AND DEVON TO COMPLETE THE COMBINATION THAT HOLDERS OF NOT MORE THAN 10% OF THE ISSUED AND OUTSTANDING NORTHSTAR COMMON SHARES AND NORTHSTAR OPTIONS IN THE AGGREGATE EXERCISE THEIR RIGHT OF DISSENT AS DESCRIBED ABOVE.

                         PROPOSED CERTIFICATE AMENDMENT

     The proposed Certificate Amendment, if approved and adopted by Devon Stockholders, would result in an amendment to the Devon Certificate of Incorporation, as amended, which would: (i) designate a class of stock as Special Voting Stock consisting of one share; and (ii) make conforming changes to accommodate such Special Voting Stock. Approval by the Devon Stockholders of the Certificate Amendment is a condition to the closing of the Combination, and without such approval, the Combination Agreement cannot be consummated. A copy of the Devon Amended and Restated Certificate, which includes the amendment described above, is attached hereto as Annex D, and the following discussion is qualified in its entirety by reference to such annex.

     The Devon Board has approved the authorization of the Special Voting Stock in order to establish a mechanism through which the holders of Exchangeable Shares may exercise the voting rights attached to such shares. Although the Exchangeable Shares will be considered shares of Northstar under the laws of the Province of Alberta and any relevant federal Canadian law, the Exchangeable Shares are structured to have the same economic and voting rights as the Devon Common Stock, and at the option of the holder will be exchangeable at any time on a one-for-one basis for Devon Common Stock. See "The Combination -- Combination Mechanics and Description of Exchangeable Shares." The use of Exchangeable Shares is intended to allow shareholders of Northstar to receive the combination consideration on a "tax-deferred" basis. See "Income Tax Considerations to Northstar Shareholders and Optionholders."

     THE DEVON BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE CERTIFICATE AMENDMENT.

                         PROPOSED OPTION PLAN AMENDMENT
GENERAL

     After the Combination, Devon will have more than doubled its employees. In order to permit Devon to have sufficient stock options available for future grants to employees and directors, it is proposed that the Devon Stockholders approve an amendment to the Devon Stock Option Plan to increase the number of shares available for grant from two million to three million.

     On March 26, 1997, the Devon Board, subject to Devon Stockholder approval, adopted the Devon Stock Option Plan which authorized Devon, through the Compensation and Stock Option Committee of the Devon Board (the "Committee") to grant stock options to employees and directors of Devon or any Subsidiary ("Participants"). The Devon Board originally reserved 2,000,000 shares of Devon Common Stock for grant to Participants designated by the Committee under the Devon Stock Option Plan, and the Devon Stock Option Plan was approved by the Devon Stockholders on May 21, 1997. On June 26, 1998, the Devon Board, subject to Devon Stockholders approval, reserved an additional one million shares of Devon Common Stock for grant to Participants designated by the Committee under the Devon Stock Option Plan. As of October 27, a total of 328,500 options to purchase Devon Common Stock have been granted under the Devon Stock Option Plan.

     A description of the Devon Stock Option Plan appears below. The description contained herein is qualified in its entirety by reference to the complete text of the Devon Stock Option Plan.

BACKGROUND

     The purpose of the Devon Stock Option Plan is to create incentives that are designed to motivate employees and directors of Devon to put forth maximum efforts toward the success and growth of Devon and to enable Devon to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to Devon's success. Toward these objectives, the Devon Stock Option Plan provides for the granting of stock options.

ADMINISTRATION

     The Devon Stock Option Plan is administered by the Committee. Among the powers granted to the Committee are the powers to interpret the Devon Stock Option Plan, establish rules and regulations for its operation, select employees of Devon and its subsidiaries to receive awards and determine the timing, form, amount and other terms and conditions pertaining to employee awards. The Committee may also select nonemployee directors of Devon to receive awards and determine the vesting schedule of such awards. However, such awards may only be made at the times and up to the amounts specified in the Devon Stock Option Plan. (See "-- Stock Option Awards to Nonemployee Directors" below.)

ELIGIBILITY FOR PARTICIPATION

     Any employee of Devon or its Subsidiaries and any nonemployee director of Devon is eligible to participate in the Devon Stock Option Plan. The selection of Participants from among employees and directors is within the discretion of the Committee.

TYPES OF AWARDS

     The Devon Stock Option Plan provides for the granting of both stock options intended to qualify as "incentive stock options" under Section 422 of the U.S. Code ("ISOs") and nonqualified stock options that do not qualify as ISOs ("NQOs"). Awards of either ISOs or NQOs may be granted to employees. Nonemployee directors may be granted only NQOs.

OTHER COMPONENTS OF THE DEVON STOCK OPTION PLAN

     The Devon Stock Option Plan authorizes the Committee to grant awards during the period beginning March 26, 1997 and ending March 25, 2007. Two million shares of Devon Common Stock have been reserved for issuance (and an additional one million will be reserved for issuance if the Option Plan Amendment is approved and adopted) subject to awards under the Devon Stock Option Plan. Shares of Devon Common Stock reserved for option awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares will again be available for grant under the Devon Stock Option Plan.

STOCK OPTION AWARDS TO EMPLOYEES

     Under the Devon Stock Option Plan, the Committee may grant awards to employees in the form of options to purchase shares of Devon Common Stock. The Committee will, with regard to each option, determine the terms and conditions of such option, the number of shares subject to the option and the manner and time of the option's exercise. The exercise price of an option may not be less than the fair market value of the Devon Common Stock on the date of grant. The exercise price of an option may be paid by a Participant in cash, shares of Devon Common Stock or a combination thereof. Subject to the adjustment provisions of the Devon Stock Option Plan, the aggregate number of shares of Devon Common Stock made subject to the award of options to any Participant in any year may not exceed 50,000.

STOCK OPTION AWARDS TO NONEMPLOYEE DIRECTORS

     The Devon Stock Option Plan provides for the grant of NQOs to nonemployee directors. Such directors are eligible to receive stock option grants of up to 3,000 shares of Devon Common Stock immediately after each annual meeting of Devon Stockholders at an exercise price equal to the fair market value of the Devon Common Stock on that date. Any unexercised options will expire ten years after the date of grant.

     The Committee may elect to grant awards that are less than the maximum share amount specified in the Devon Stock Option Plan and may determine the vesting schedule for such grants. However, the Committee will have no other discretion regarding awards to nonemployee directors.

ADJUSTMENTS

     The total number of shares of the Devon Common Stock which may be purchased through options under the Devon Stock Option Plan and the number of shares subject to outstanding options and the related option process will be adjusted in the case of changes in capital structure, resulting from any recapitalization, stock split, stock dividend or similar transaction.

CHANGE OF CONTROL

     In the case of a "Corporate Event" as defined in the Devon Stock Option Plan, all NQOs and ISOs will become automatically fully vested and immediately exercisable, with such acceleration to occur without the requirement of any further act by Devon or the Participant. For the definition of Corporate Event, see Article IX of the Devon Stock Option Plan. In the case of either a "Change of Control Date" or an "Acquisition Date" options may become automatically vested and fully exercisable, provided the Committee makes such provision in the grant of the award. See Sections 2.1 and 2.6 of Article II of the Devon Stock Option Plan for definitions of Acquisition Date and Change of Control Date, respectively.

TERMINATION AND AMENDMENT

     The Devon Stock Option Plan terminates as of midnight, March 25, 2007, but prior thereto may be suspended or terminated by the Devon Board. In addition, the Devon Board may, from time to time, amend the Devon Stock Option Plan in any manner, but not without Devon Stockholder approval of any amendment which would increase the number of shares of Devon Common Stock available under the Devon Stock Option Plan or decrease the exercise price to less than the fair market value of the Devon Common Stock on the date of grant. Any other amendment to the Devon Stock Option Plan would also require shareholder approval if, in the opinion of counsel to Devon, such approval is required by any federal or state law, rule or regulation.

U.S. FEDERAL TAX TREATMENT

     Under current U.S. federal tax law, the following are the U.S. federal tax consequences generally arising with respect to awards under the Devon Stock Option Plan. A Participant who is granted an ISO does not realize regular taxable income at the time of the grant or at the time of exercise, but only at the time of disposition of the shares. The Participant does, however, realize alternative minimum taxable income at the time of exercise equal to the difference between the exercise price and the market value of the shares on the date of exercise. Devon is not entitled to any deduction at the time of grant or at the time of exercise. However, if the Participant makes no disposition of the shares acquired pursuant to an ISO before the later of two years from the date of grant or one year from the date the option is exercised, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, Devon will not be entitled to any deduction for federal income tax purposes. If the Participant makes a disposition prior to such times, Devon is entitled to a deduction equal to the value of such shares.

     The Participant who is granted a NQO does not have taxable income at the time of grant, but does have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Devon is entitled to a corresponding deduction for the same amount.

U.S. WITHHOLDING TAXES

     Devon will have the right to require a Participant to remit to Devon, in cash, an amount sufficient to satisfy federal, state and local withholding requirements, if any, prior to the delivery of any certificate for shares of Devon Common Stock acquired pursuant to the exercise of the options. Notwithstanding the foregoing, a Participant may tender to Devon a number of shares of Devon Common Stock or Devon may withhold a number of shares of Devon Common Stock the fair market value of which will satisfy the U.S. federal and state tax requirements.

     THE DEVON BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE DEVON STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT FROM TWO MILLION TO THREE MILLION SHARES.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

     The independent chartered accountants of Northstar are Deloitte & Touche. The independent auditors of Devon are KPMG Peat Marwick LLP. In the event that the Combination is completed, the Devon Board will consider the appointment of one independent auditor for the combined company.

     Boston EquiServe, Client Administration, Mail Stop 45-02-62, P.O. Box 1865, Boston, MA 02105-1865, is transfer agent and registrar for the Devon Common Stock. The transfer agent for Northstar Common Shares is CIBC Mellon Trust Company at 600, 333-7th Ave. S.W., Calgary, Alberta T2P 2Z1. Concurrently with the Closing, CIBC Mellon Trust Company will be appointed as transfer agent and registrar for the Exchangeable Shares. CIBC Mellon Trust Company will also be Trustee under the Voting and Exchange Trust Agreement and Canadian co-registrar for the Devon Common Stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Combination will be passed upon, on behalf of Northstar, by Bogle & Gates P.L.L.C., as to matters of U.S. law, and Bennett Jones, as to matters of Canadian law, and, on behalf of Devon, by Skadden, Arps, Slate, Meagher & Flom LLP and McAfee & Taft A Professional Corporation, both as to matters of U.S. law, and by Burnet, Duckworth & Palmer, as to matters of Canadian law.

                                    EXPERTS

     The consolidated financial statements of Devon as of and for the years ended December 31, 1997, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Northstar at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included herein have been audited by Deloitte & Touche, chartered accountants, as set forth in their reports included herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                            By Order of the Board of Directors
                                            of Devon Energy Corporation

                                            Marian J. Moon
                                            Corporate Secretary

November 6, 1998
Oklahoma City, Oklahoma

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DEVON ENERGY CORPORATION AND SUBSIDIARIES:

     For Devon's consolidated financial statements as of December 31, 1997, 1996 and 1995 and for the years then ended, and the independent auditors' report thereon, refer to Devon's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which is included herewith.

     For Devon's unaudited consolidated financial statements as of June 30, 1998 and for the six month periods ended June 30, 1998 and 1997, refer to Devon's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, a copy of which is included herewith.

                                                              PAGE
                                                              ----
NORTHSTAR ENERGY CORPORATION AND SUBSIDIARIES:
  Auditors' Report to the Shareholders......................  FS-2
  Consolidated Balance Sheets...............................  FS-3
  Consolidated Statements of Earnings.......................  FS-4
  Consolidated Statements of Retained Earnings..............  FS-5
  Consolidated Statements of Cash Flow......................  FS-6
  Notes to Consolidated Financial Statements................  FS-7

                      AUDITORS' REPORT TO THE SHAREHOLDERS

     We have audited the consolidated balance sheets of Northstar Energy Corporation as at December 31, 1997 and 1996 and the consolidated statements of earnings, retained earnings and cash flow for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1997 and 1996, and the results of its operations and the changes in its cash flow for each of the years in the three year period ended December 31, 1997 in accordance with Canadian generally accepted accounting principles.

     Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net earnings and cash flows for each of the years in the three year period ended December 31, 1997 and the determination of shareholders' equity at December 31, 1997 and 1996 to the extent summarized in Note 13.

                                                 (SIGNED) DELOITTE & TOUCHE
                                            ------------------------------------
                                                     Deloitte & Touche
                                                   Chartered Accountants

Calgary, Canada
March 19, 1998
(except Note 12
which is as of
July 31, 1998)

                          NORTHSTAR ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              AS AT        AS AT DECEMBER 31,
                                                            JUNE 30,     -----------------------
                                                              1998          1997         1996
                                                           -----------   ----------   ----------
                                                           (UNAUDITED)
                                                              (THOUSANDS OF CANADIAN DOLLARS)
Current assets
  Cash and short-term investments........................  $       --    $       --   $   33,859
  Accounts receivable....................................      60,714        73,044       79,486
  Investments (note 3)...................................       3,676        61,477          187
  Nevis gas plant and B.C. pipeline (note 11)............          --            --      138,113
  Property disposition proceeds receivable (note 4)......          --            --       64,500
  Note receivable (note 3)...............................      34,813            --           --
                                                           ----------    ----------   ----------
                                                               99,203       134,521      316,145
Capital assets (note 4)..................................   1,024,171     1,037,350      875,226
Deferred charges and investments (note 3)................      45,828         6,291       53,513
                                                           ----------    ----------   ----------
                                                           $1,169,202    $1,178,162   $1,244,884
                                                           ==========    ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued liabilities...............  $   55,884    $   81,431   $   84,032
  Short-term bank loan (note 5)..........................      34,813            --           --
  Current portion of long-term debt......................          --        70,000      170,973
  Current portion of deferred revenue....................       1,322         1,322        1,322
                                                           ----------    ----------   ----------
                                                               92,019       152,753      256,327
Long-term debt (note 5)..................................     443,384       435,141      184,896
Deferred revenue (note 6)................................      12,097        12,040       14,861
Provision for future site restoration (note 4)...........      18,875        17,372       14,662
Deferred income taxes....................................     176,264       168,761      136,066
                                                           ----------    ----------   ----------
                                                              742,639       786,067      606,812
Shareholders' equity (note 8)............................     426,563       392,095      638,072
                                                           ----------    ----------   ----------
                                                           $1,169,202    $1,178,162   $1,244,884
                                                           ==========    ==========   ==========

Approved on behalf of the board

                (SIGNED) JOHN A. HAGG                               (SIGNED) A. GORDON STOLLERY
-----------------------------------------------------  -----------------------------------------------------
                    John A. Hagg                                        A. Gordon Stollery
                      Director                                               Director

                          NORTHSTAR ENERGY CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                         FOR THE SIX MONTHS ENDED
                                                 JUNE 30,            FOR THE YEARS ENDED DECEMBER 31,
                                         -------------------------   ---------------------------------
                                            1998          1997         1997        1996        1995
                                         -----------   -----------   ---------   ---------   ---------
                                         (UNAUDITED)   (UNAUDITED)
                                                                       (THOUSANDS OF CANADIAN DOLLARS)
Revenues
  Oil and gas sales....................   $129,444      $157,244     $313,275    $334,128    $261,119
  Net royalties........................    (19,177)      (34,381)     (57,776)    (63,138)    (43,372)
                                          --------      --------     --------    --------    --------
                                           110,267       122,863      255,499     270,990     217,747
  Interest and other income............      4,204         2,482        2,138      14,576      10,258
  Gain on sale of assets (note 11).....     39,949        40,696       40,671      14,453          --
  Equity earnings (note 3).............         --         3,999        8,578       8,111       1,905
                                          --------      --------     --------    --------    --------
                                           154,420       170,040      306,886     308,130     229,910
                                          --------      --------     --------    --------    --------
Expenses
  Operating............................     29,110        24,585       53,274      56,940      47,852
  General and administrative...........      6,876         7,222       12,494       7,639       8,969
  Interest on long-term debt...........     15,602         9,171       27,302      17,105      12,392
  Foreign exchange loss on repayment of
     $US debt (note 5).................         --            --        4,003          --          --
  Depletion and depreciation (note
     4)................................     61,353        56,391      118,815     119,828     101,353
  Income and capital taxes (note 9)....      8,774        31,689       40,933      44,556      22,766
                                          --------      --------     --------    --------    --------
                                           121,715       129,058      256,821     246,068     193,332
                                          --------      --------     --------    --------    --------
          Net earnings.................   $ 32,705      $ 40,982     $ 50,065    $ 62,062    $ 36,578
                                          ========      ========     ========    ========    ========
Earnings per share -- basic............   $   0.48      $   0.52     $   0.68    $   0.72    $   0.45
                    -- fully diluted...   $   0.46      $   0.50     $   0.66    $   0.70    $   0.44

                          NORTHSTAR ENERGY CORPORATION

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                           FOR THE SIX MONTHS
                                             ENDED JUNE 30,          FOR THE YEARS ENDED DECEMBER 31,
                                        -------------------------   ----------------------------------
                                           1998          1997          1997        1996        1995
                                        -----------   -----------   ----------   ---------   ---------
                                        (UNAUDITED)   (UNAUDITED)
                                                       (THOUSANDS OF CANADIAN DOLLARS)
Retained earnings, beginning of
  period..............................   $ 77,723      $246,443     $ 246,443    $186,975    $152,908
Net earnings..........................     32,705        40,982        50,065      62,062      36,578
Repurchase of common shares (note
  8)..................................         --      (206,353)     (206,353)         --          --
Merger costs, net of deferred taxes
  (note 1)............................         --       (12,370)      (12,432)         --          --
Dividends.............................         --            --            --      (2,594)     (2,511)
                                         --------      --------     ---------    --------    --------
Retained earnings, end of period......   $110,428      $ 68,702     $  77,723    $246,443    $186,975
                                         ========      ========     =========    ========    ========

                          NORTHSTAR ENERGY CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                             FOR THE SIX MONTHS
                                               ENDED JUNE 30,         FOR THE YEARS ENDED DECEMBER 31,
                                          -------------------------   ---------------------------------
                                             1998          1997         1997        1996        1995
                                          -----------   -----------   ---------   ---------   ---------
                                          (UNAUDITED)   (UNAUDITED)
                                                         (THOUSANDS OF CANADIAN DOLLARS)
Provided by operating activities
  Cash flow from operations (note 10)...   $ 62,344      $  86,050    $ 167,044   $ 205,307   $ 157,096
  Change in non-cash trade accounts.....    (13,217)       (17,523)       3,841      (4,531)     (9,810)
                                           --------      ---------    ---------   ---------   ---------
                                             49,127         68,527      170,885     200,776     147,286
                                           --------      ---------    ---------   ---------   ---------
Provided by (used for) financing
  activities
  Long-term debt, net...................    (72,445)        80,708      141,240     143,759     191,704
  Common shares issued for cash.........      1,762         15,602       16,777      55,950      14,030
  Common shares repurchased.............         --       (300,387)    (300,387)         --          --
  Merger costs..........................         --        (16,756)     (17,453)         --          --
  Deferred revenue......................         57         (2,011)      (2,821)     (6,926)      5,060
  Dividends.............................         --             --           --      (2,594)     (2,511)
                                           --------      ---------    ---------   ---------   ---------
                                            (70,626)      (222,844)    (162,644)    190,189     208,283
                                           --------      ---------    ---------   ---------   ---------
Provided by (used for) investing
  activities
  Capital assets........................    (45,309)      (122,813)    (275,777)   (193,663)   (329,777)
  Investments and other assets..........         --             --       (6,750)    (10,799)    (20,699)
  Proceeds on sale of assets............     68,170        243,271      243,284      23,125          --
  Site restoration......................     (1,362)            --       (2,857)     (1,852)     (1,038)
  Acquisition of Nevis gas plant (note
     11)................................         --             --           --    (119,295)         --
  Changes in non-cash working capital
     related to investing activities....         --             --           --     (64,500)    (16,750)
                                           --------      ---------    ---------   ---------   ---------
                                             21,499        120,458      (42,100)   (366,984)   (368,264)
                                           --------      ---------    ---------   ---------   ---------
Increase (decrease) in cash position....         --        (33,859)     (33,859)     23,981     (12,695)
Cash position, beginning of period......         --         33,859       33,859       9,878      22,573
                                           --------      ---------    ---------   ---------   ---------
Cash position, end of period............   $     --      $      --    $      --   $  33,859   $   9,878
                                           ========      =========    =========   =========   =========

                          NORTHSTAR ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
      (INFORMATION AS AT JUNE 30, 1998 AND FOR THE SIX MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 IS UNAUDITED)

     Northstar Energy Corporation ("the Company" or "Northstar") operates in the oil and gas industry in Canada. The consolidated financial statements of the Company are stated in Canadian dollars and have been prepared by management in accordance with accounting principles generally accepted in Canada, consistently applied. These consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and in light of information available up to March 19, 1998. Significant accounting policies are summarized in Note 2.

NOTE 1 -- BASIS OF PRESENTATION

     On March 14, 1997, pursuant to an offer to purchase all of the shares of Morrison Petroleums Ltd. ("Morrison") set out in an information circular dated February 21, 1997, the Company entered into a business combination with Morrison, a company operating in the oil and gas industry primarily in western Canada. In March 1997 Northstar issued a total of 46,146,933 common shares, at a rate of 0.7 Northstar common share for each Morrison share, following which the former shareholders of Morrison held 53 percent and the former shareholders of Northstar held 47 percent of the then outstanding common shares of the combined company. On March 14, 1997, the closing market price of the Northstar common shares was $14.70 per share.

     The nature of the business combination was such that neither of the combining companies could be identified as the acquirer for accounting purposes. Accordingly, the business combination has been accounted for using the pooling-of-interest method of accounting whereby the consolidated financial statements reflect the combined historical carrying values of the assets, liabilities and shareholders' equity, and the historical operating results of Northstar and Morrison for each of the periods presented. The accounting policies of both companies were substantially identical and changes were not required to the numbers previously reported by the two companies. However, certain prior year information has been reclassified to conform to the current method of presentation.

     The book value of the assets and liabilities brought into the combination by each of the combining companies approximate those at March 31, 1997, which are set out below:

                                                              NORTHSTAR   MORRISON
                                                              ---------   ---------
                                                                   (THOUSANDS)
Assets
  Current assets............................................  $ 46,443    $ 101,424
  Capital assets............................................   384,156      548,161
  Investments and other assets..............................    28,950       29,120
                                                              --------    ---------
                                                               459,549      678,705
                                                              --------    ---------
Liabilities
  Current liabilities.......................................   (44,267)     (51,594)
  Long-term debt............................................   (83,058)    (103,823)
  Deferred revenue..........................................    (6,156)      (7,488)
  Deferred obligations......................................    (6,652)      (8,873)
  Deferred income taxes.....................................   (45,215)    (112,289)
                                                              --------    ---------
                                                              $274,201    $ 394,638
                                                              ========    =========

                          NORTHSTAR ENERGY CORPORATION

     The revenues and net income of Northstar and Morrison for the period January 1, 1997 to March 31, 1997 are set out below:

                                                              NORTHSTAR   MORRISON
                                                              ---------   --------
                                                                  (THOUSANDS)
Revenues, net of royalties..................................   $38,920    $26,751
Net earnings................................................   $ 9,411    $28,515(1)
                                                               =======    =======

---------------

(1) Includes an after-tax gain on sale of assets of $24.9 million.

     Costs of $17.8 million ($12.4 million net of deferred income taxes), consisting mainly of professional and advisory fees, employee severance charges and other costs directly related to the business combination have been charged to retained earnings in the current period.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The accounts of Mountain Energy Inc. ("Mountain Energy"), a corporation in which both Northstar and Morrison Middlefield Resources Limited ("MMRL") each have a 50% interest, is accounted for using the proportionate consolidation basis. Substantially all of the Company's petroleum and natural gas operations are conducted jointly with others and these financial statements reflect only the Company's proportionate interest in such activities.

SHORT-TERM INVESTMENTS

     Short-term investments consist of readily marketable Canadian government bonds and similar investments and are recorded at the lower of cost and market value.

EQUITY INVESTMENTS

     The Company holds a 48% interest in West Windsor Power (an Ontario General Partnership) ("West Windsor Power") and, accordingly, accounts for this investment using the equity method. Those direct costs relating to the investment incurred by the Company are amortized over the estimated useful life of the cogeneration plant owned by the partnership, which is estimated to be 30 years.

     The Company also accounts for its 21.5% interest in MMRL under the equity method.

EXPLORATION AND DEVELOPMENT COSTS

     The Company follows the full cost method whereby exploration and development costs are capitalized. Those costs include direct acquisition, exploration and development costs together with applicable overhead and carrying charges, net of government incentives and tax credits. Interest expense is not capitalized except for interest on financing which is directly related to the pre-production phase of major development projects. Proceeds from disposals are normally deducted from net capital costs without recognition of gains or losses.

     Costs subject to depletion under the full cost method include estimated future site restoration costs. This estimate includes the cost of production equipment removal and environmental clean-up based upon regulations and economic considerations applicable at year-end. The annual provision for future restoration costs is included with depletion and depreciation.

     A ceiling test is employed annually to ensure costs accumulated by the Company do not exceed estimated future cash flows from proven reserves and the cost of undeveloped properties. For the purposes of this test,

                          NORTHSTAR ENERGY CORPORATION
future cash flows are determined using year-end prices and costs, including deductions for applicable overhead, financing and income tax expenses. The Company periodically performs an impairment test relative to the capitalized cost of undeveloped properties.

DEPLETION AND DEPRECIATION

     Petroleum and natural gas properties, excluding undeveloped properties, are depleted using the unit-of-production method based on estimated proven reserves before deduction of royalties and after conversion to units of common measure based on relative energy content. Processing facilities are depreciated based on the estimated reserve life of each facility. Other assets are depreciated or amortized based on various rates relating to the estimated useful life of each asset.

REVENUE RECOGNITION

     Payments received for undelivered gas are initially deferred and are recognized as revenue when deliveries are made or on the expiry of the period allowed for such deliveries.

FOREIGN CURRENCY TRANSLATION

     Revenues and expenses arising in foreign currencies are translated at the average rate of exchange during the month in which the transaction occurred. Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date. Exchange gains and losses are included in income, except for unrealized exchange gains or losses arising on translation of long-term debt, which are deferred and amortized over the term of the debt.

COMMODITY PRICE SWAPS

     The Company has entered into oil and natural gas price and foreign exchange rate swap contracts to mitigate the effects of price and foreign exchange fluctuations on its earnings.

     Gains and losses arising from the swaps are deferred and reported as adjustments to revenues at the time of sale of the related products (see Financial Instruments, Note 7). The carrying amounts of these instruments are included in accounts receivable in the case of contracts in a net receivable position and accounts payable in the case of contracts in a net payable position.

MEASUREMENT UNCERTAINTY

     The amounts recorded for depletion, depreciation and amortization of capital assets and the provision for future site restoration and reclamation costs are based on estimates. The ceiling test is based on estimates of proved reserves, production rates, oil and gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

                          NORTHSTAR ENERGY CORPORATION

NOTE 3 -- DEFERRED CHARGES AND INVESTMENTS

                                                                                DECEMBER 31,
                                                                JUNE 30,      -----------------
                                                                  1998         1997      1996
                                                               -----------    -------   -------
                                                                         (THOUSANDS)
West Windsor Power -- investment............................     $    --      $11,744   $10,211
                       -- direct costs......................          --       16,175    16,075
                                                                 -------      -------   -------
                                                                      --       27,919    26,286
  Less: amortization........................................          --        1,142       606
                                                                 -------      -------   -------
                                                                      --       26,777    25,680
MMRL (market value June 30, 1998 -- $29,518; December 31,
  1997 -- $44,277; December 31, 1996 -- $38,098)............      29,332       29,754    20,362
Other investments...........................................       3,676        4,946     4,749
                                                                 -------      -------   -------
Total investments...........................................      33,008       61,477    50,791
Land........................................................         948          971       971
Deferred foreign exchange...................................      14,813        4,801       712
Deferred charges, net of accumulated amortization...........         735          519     1,226
                                                                 -------      -------   -------
                                                                  49,504       67,768    53,700
  Less: investments classified as current assets............       3,676       61,477       187
                                                                 -------      -------   -------
                                                                 $45,828      $ 6,291   $53,513
                                                                 =======      =======   =======

     West Windsor Power owns and operates a 109 megawatt cogeneration plant located in Windsor, Ontario which produces power which is sold to Ontario Hydro under a 20 year contract. The plant commenced commercial operations in November 1995.

     The partnership's interest in its cogeneration facility is financed by way of a non-recourse term loan to the partnership through a syndicate of international banks. Security for the loan is limited to the assets of the partnership, with no recourse to other assets of the Company or its partners. In connection with the construction of the plant and financing, the Company contributed $14.7 million of equity (December 31, 1997 and 1996 -- $14.7 million). The Company also issued irrevocable letters of credit amounting to $6.2 million in favour of the financing syndicate.

     The Company capitalized $NIL, $NIL, $0.1 million, $3.0 million and $0.1 million during the six month periods ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, respectively of direct costs, net of development fees, in connection with its investment in the partnership. Equity income recorded from the Company's investment in West Windsor Power amounted to $NIL and $2.6 million for the six month periods ended June 30, 1998 and 1997, and $5.7 million, $3.9 million and $1.0 million for the years ended December 31, 1997, 1996 and 1995 respectively.

     In March 1998, the Company completed the sale of its investment in West Windsor Power for consideration of $72.3 million, resulting in a pre-tax gain of approximately $40 million. The proceeds received include two non-interest bearing notes receivable of $36 million and $36.3 million. The $36 million note was purchased by a chartered bank on a discounted basis, and the proceeds of $35.8 million were applied against long-term bank debt. The $36.3 million note receivable has been recorded on the balance sheet at its discounted value of $34.8 million. This note was used to secure a new short-term bank loan of $34.8 million which was applied against long-term bank debt (Note 5).

     The investment in MMRL represents the cost, together with equity earnings, of the Company's investment in the common shares of MMRL. The Company has accounted for its interest in MMRL under the equity method with effect from January 6, 1995. At that time the Company's cost was less than MMRL's underlying net book value by $1.5 million. This difference is being amortized to earnings over the life of the

                          NORTHSTAR ENERGY CORPORATION
related oil and natural gas reserves. At June 30, 1998 the shares held by Northstar represented approximately 21.5% of the issued and outstanding shares of MMRL. Northstar also has options to purchase an additional 1,189,732 common shares of MMRL at a price of $5.00 per common share. Including these options, Northstar's interest in MMRL is approximately 26% on a fully diluted basis. The Company is a co-manager of MMRL and receives management fees for services provided to MMRL. Management fees earned in the six month periods ended June 30, 1998 and 1997 amounted to $0.6 million and $2.5 million, respectively, and in the years ended December 31, 1997, 1996 and 1995 amounted to $4.4 million, $4.1 million and $1.9 million, respectively. At June 30, 1998 MMRL owed Northstar $0.6 million (December 31, 1997 -- $0.7 million; December 31, 1996 -- $0.2 million due to MMRL) in respect of activities managed by Northstar.

     On January 31, 1996, the Company increased its investment in common shares of MMRL through the exercise of warrants to purchase common shares. Substantially all of the warrants held by other warrant holders of MMRL were exercised prior to their expiry on January 31, 1996, following which Northstar's interest in MMRL was diluted. A dilution gain of $1.4 million was recorded on the deemed disposition of a portion of Northstar's investment in MMRL and is included in equity income. Equity income recorded from the Company's investment in MMRL amounted to $NIL, $1.4 million, $2.9 million, $4.2 million and $0.9 million for the six month periods ended June 30, 1998 and 1997, and for the years ended December 31, 1997, 1996 and 1995, respectively.

     Other investments at June 30, 1998 include marketable securities with an aggregate cost of $2.9 million; (December 31, 1997 -- $3.3 million; December 31, 1996 -- $1.5 million) which have a market value of $4.1 million (December 31, 1997 -- $5.6 million; December 31, 1996 -- $2.5 million).

     Northstar's other investments, including the cost of the investment in MMRL, were classified as current assets at December 31, 1997 due to Northstar's intention to sell these investments in 1998. In May 1998, Northstar reached an agreement with MMRL to exchange the shares and options of MMRL held by Northstar for MMRL's 50% interest in Mountain Energy which owns certain of MMRL's Canadian oil and gas properties. The transaction closed on July 31, 1998 with a June 30, 1998 effective date. Accordingly, the investment in MMRL was reclassified as a non-current asset at June 30, 1998. Under the terms of the agreement, Northstar will no longer act as co-manager of MMRL and will not be entitled to earn management fees with effect from June 1, 1998.

NOTE 4 -- CAPITAL ASSETS

                                    JUNE 30, 1998                           DECEMBER 31, 1997
                       ---------------------------------------   ---------------------------------------
                                     ACCUMULATED                               ACCUMULATED
                                    DEPLETION AND                             DEPLETION AND
                          COST      DEPRECIATION       NET          COST      DEPRECIATION       NET
                       ----------   -------------   ----------   ----------   -------------   ----------
                                                          (THOUSANDS)
Petroleum and natural
 gas properties......  $1,491,688     $565,739      $  925,949   $1,440,909     $511,171      $  929,738
Natural gas
 processing
 facilities..........     116,932       25,790          91,142      123,456       24,126          99,330
Other assets.........      19,865       12,785           7,080       20,295       12,013           8,282
                       ----------     --------      ----------   ----------     --------      ----------
                       $1,628,485     $604,314      $1,024,171   $1,584,660     $547,310      $1,037,350
                       ==========     ========      ==========   ==========     ========      ==========

                                 DECEMBER 31, 1996
                       -------------------------------------
                                     ACCUMULATED
                                    DEPLETION AND
                          COST      DEPRECIATION      NET
                       ----------   -------------   --------
                                    (THOUSANDS)
Petroleum and natural
 gas properties......  $1,173,468     $405,930      $767,538
Natural gas
 processing
 facilities..........     116,694       18,160        98,534
Other assets.........      18,803        9,649         9,154
                       ----------     --------      --------
                       $1,308,965     $433,739      $875,226
                       ==========     ========      ========

     Undeveloped acreage and related seismic costs not subject to depletion amounted to $83.1 million at June 30, 1998 and December 31, 1997, and $73.5 million at December 31, 1996.

     The provision for future estimated site reclamation costs amounted to $2.9 million, $3.2 million, $5.9 million, $6.3 million and $4.2 million for the six month periods ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively.

                          NORTHSTAR ENERGY CORPORATION

     In December 1996, the Company entered into agreements relating to the sale of certain non-core oil and natural gas properties. Proceeds aggregating $64.5 million were receivable at December 31, 1996 in respect of dispositions which closed in January 1997. The amounts receivable in respect of these sales have been removed from property, plant and equipment and classified as a current asset. No gains or losses were attributable to these dispositions.

NOTE 5 -- SHORT-TERM BANK LOAN AND LONG-TERM DEBT

     In March 1998, Northstar arranged a short-term non-revolving bank loan in the amount of $34.8 million with a Canadian chartered bank. The loan is repayable in full on January 4, 1999 and is secured by the note receivable in connection with the sale of West Windsor Power.

                                                                             DECEMBER 31,
                                                             JUNE 30,    --------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                       (THOUSANDS)
6.79% senior notes due March 2, 2009 (US$150,000)..........  $220,740    $     --    $     --
6.76% senior notes due July 19, 2005 (US$75,000)...........   110,370     107,183     102,720
7.03% senior notes due November 7, 2005 (US$60,000)........        --      85,746      82,176
Bank debt..................................................   112,274     312,212     121,680
Promissory note payable and preferred shares of Mountain
  Energy...................................................        --          --      44,290
Capital lease obligation...................................        --          --       5,003
                                                             --------    --------    --------
                                                              443,384     505,141     355,869
Less: portion classified as current........................        --      70,000     170,973
                                                             --------    --------    --------
                                                             $443,384    $435,141    $184,896
                                                             ========    ========    ========

     On March 2, 1998, Northstar issued US$150 million senior notes by way of a private placement. The notes, which are unsecured, bear interest at 6.79% and are repayable in three equal annual installments of US$50 million commencing in 2007. Proceeds received from the notes were used to repay US$60 million outstanding under the Company's 7.03% senior notes and the balance was applied to bank debt. Foreign exchange losses and other charges which had previously been deferred in respect of the 7.03% senior notes were charged to earnings at December 31, 1997.

     The 6.76% senior notes, which are unsecured, were issued in 1995 pursuant to a private placement with institutional investors in the United States. The notes bear interest at the annual interest rates disclosed above and are repayable in five annual installments of US$15 million, commencing in 2001.

     In 1997, Northstar arranged an extendible revolving term credit facility in the amount of $300 million with a syndicate of Canadian banks and a separate $60 million extendible operating credit facility with a Canadian chartered bank. These facilities, which are unsecured, are renewable annually by mutual agreement. In the event that the facilities are not renewed by the lenders, any borrowings outstanding become repayable in equal consecutive quarterly installments over a 66 month period commencing four months after the renewal date. The facilities provide for various interest rate and Bankers Acceptance fee options, which are based on market rates in effect from time to time and the Company's debt to cash flow ratio. During the second quarter of 1998, the extendible revolving long-term credit facility and the extendible operating credit facility were reduced to $150 million and $50 million, respectively, at the request of the Company. At June 30, 1998, borrowings under these facilities amounted to $125.0 million and bore interest at an average interest rate of 5.83%. In March 1998, following the receipt of proceeds on the sale of the cogeneration investment, long-term bank debt was reduced by approximately $70.0 million. Accordingly, this amount has been classified as a current liability at December 31, 1997. Bank debt outstanding at December 31, 1996 was classified as current due to its repayment in January 1997 with proceeds received on the sale of the Nevis gas plant and the B.C. pipeline to the Morrison Facilities Income Fund.

                          NORTHSTAR ENERGY CORPORATION

     The promissory note payable and preferred shares of Mountain Energy represented Northstar's proportionate share of obligations of Mountain Energy in connection with an oil and natural gas property purchase completed by that company. The preferred shares, which were entitled to dividends at 2.2% per annum, were redeemed by Mountain Energy in 1997. The promissory note, of which Northstar's share was $11.4 million, bore interest at 5.25% per annum and was repaid in 1997.

     In October 1997, the Company exercised its buyout option under a capital lease obligation in respect of certain gas plant equipment which bore interest at 8.75% per annum. At December 31, 1996, the capitalized cost of the leased equipment was $9.4 million and accumulated depreciation amounted to $3.8 million.

NOTE 6 -- DEFERRED REVENUE

     Included in deferred revenue at June 30, 1998, and December 31, 1997 and 1996 is $7.3 million, $6.6 million, and $8.4 million, respectively, representing amounts received on foreign exchange and crude oil and natural gas price forward sale agreements. These amounts will be recognized in income during the period 1998 to 2000, the terms of the related forward sale agreements.

     Deferred revenue also includes at June 30, 1998 and at December 31, 1997 and 1996, $6.1 million, $6.7 million, and $7.8 million, respectively, in respect of a prepaid gas sales contract. Under the contract, the Company is required to sell 26 billion cubic feet of natural gas to a United States-based purchaser over an estimated 12 year period, which commenced November 1, 1990. In addition to amounts paid by the purchaser for the natural gas sold under the contract, the contract requires the purchaser to pay operating fees and Crown royalties associated with contracted production. Cumulative natural gas deliveries pursuant to the contract to June 30, 1998 amounted to 16 billion cubic feet. Estimated deliveries for 1998 are 2.2 billion cubic feet, in respect of which $1.3 million has been classified as a current liability.

     The Company's obligation to deliver natural gas under the contract is secured by a fixed charge on certain natural gas reserves. In management's opinion, the Company has available production capacity in excess of the contracted volumes. Therefore, delivery obligations will be satisfied from production, and no repayments will be required.

NOTE 7 -- FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

FINANCIAL INSTRUMENTS

     Northstar has entered into contracts to manage its exposure to fluctuations in oil and natural gas prices and foreign exchange rates. The Company is exposed to credit risk to the extent of non-performance by counterparties to the contracts. However, the Company minimizes this risk by only entering into agreements with highly rated major international financial institutions. Maximum exposure to credit losses on these financial instruments approximates their fair value as disclosed below.

OIL AND NATURAL GAS PRICES

     At June 30, 1998, the Company had sold forward approximately 8,000 Bbls per day of remaining 1998 crude oil and liquids production, representing approximately 40 percent of first half of 1998 production levels. Approximately 7,000 Bbls per day have been sold at an average price of US$19.16 per Bbl and 1,000 Bbls per day have been sold at a price of Cdn$24.13 per Bbl. An additional 500 Bbls per day of 1999 production has been sold at an average price of US$20.01 per Bbl. In addition, the Company has sold call options in respect of 12,500 Bbls per day of production during the period July to December 1998. The options are exercisable by the holder at an average price of US$19.97 per Bbl.

     Northstar has also sold forward approximately 33 MMcf per day of 1998 natural gas production (representing approximately 16 percent of first half of 1998 production levels) at an average price of $1.75 per

                          NORTHSTAR ENERGY CORPORATION

Mcf. Substantially all of this production relates to periods ending on or before October 31, 1998. Production sold forward in respect of subsequent years approximates 18 MMcf per day in 1999 and 4 MMcf per day in 2000 at $2.19 and $1.73 per Mcf, respectively. In addition, the Company has entered into indexed base swap arrangements in respect of 17 MMcf per day of 1998 natural gas production, 9 MMcf per day of 1999 production and 5 MMcf per day for the period January 1, 2000 to March 31, 2002 and has also sold call options in respect of 25 MMcf per day of production during the period April to October 1998. The options are exercisable by the holder at an average price of $2.37 per Mcf.

FOREIGN EXCHANGE

     To reduce the exposure to exchange rate fluctuations on US dollar revenues, the Company has entered into exchange rate contracts to sell US$60 million during each of the years 1998 and 1999 at an average rate of US$0.732 and US$0.726, respectively, and US$30 million in 2000 at US$0.727.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

     Northstar's financial instruments recognized on the consolidated balance sheets consist of cash, marketable securities, accounts receivable, investments, accounts payable and long-term debt. With the exception of investments, the fair values of all financial instruments classified as current assets or current liabilities approximate their carrying amounts due to the short-term maturity of these instruments. The following table summarizes estimated fair value of commodity and foreign exchange contracts, investments and non-current financial instruments:

                           JUNE 30, 1998         DECEMBER 31, 1997       DECEMBER 31, 1996
                       ---------------------   ---------------------   ----------------------
                       CARRYING      FAIR      CARRYING      FAIR      CARRYING       FAIR
                        AMOUNT       VALUE      AMOUNT       VALUE      AMOUNT       VALUE
                       ---------   ---------   ---------   ---------   ---------   ----------
                                                    (THOUSANDS)
Crude oil
  contracts..........  $    (729)  $   8,100   $     221   $   4,900   $    (313)  $   (7,021)
Natural gas
  contracts..........       (905)    (10,000)       (357)        200         139       (3,244)
Foreign exchange
  contracts..........     (1,210)    (11,100)       (483)     (7,200)         --        2,500
Cogeneration
  investment.........         --          --      26,777      72,400      25,680   Note below
Investments..........     33,008      34,592      34,700      51,602      25,111       52,630
Long-term debt.......  $(443,384)  $(464,062)  $(435,141)  $(444,926)  $(184,896)  $ (182,361)

     The fair value of crude oil and natural gas contracts is based on quotes provided by brokers while the fair value of investments is determined primarily on the basis of market quotes. The fair value of long-term debt has been estimated by discounting the principal and interest payments at rates available to the Company for debt of similar terms and maturity. The fair value of the cogeneration investment at December 31, 1997 is based on the selling price negotiated with the purchaser in a sale completed in March 1998. At December 31, 1996, management estimated that the fair value of the cogeneration investment was in excess of its carrying value.

COMMODITY CONTRACTS

     In addition to the financial instruments set out above, Northstar has also entered into fixed price natural gas sales contracts for approximately 44.3 MMcf per day in 1998 at an average price of $1.91 per Mcf, 47.7 MMcf per day in 1999 at an average price of $2.07 per Mcf and 46.4 MMcf per day for the years 2000 to 2002 at average prices between $2.25 and $2.33 per Mcf. Another 32 MMcf per day of natural gas production has been sold under five to ten year contracts at an initial price of $1.87 per Mcf, escalating at approximately 4% for the duration of the contracts.

                          NORTHSTAR ENERGY CORPORATION

NOTE 8 -- SHAREHOLDERS' EQUITY

                                                                             DECEMBER 31,
                                                            ----------------------------------------------
                                        JUNE 30, 1998                1997                    1996
                                    ---------------------   ----------------------   ---------------------
                                    NUMBER OF                NUMBER OF               NUMBER OF
                                      SHARES      AMOUNT      SHARES       AMOUNT      SHARES      AMOUNT
                                    ----------   --------   -----------   --------   ----------   --------
                                                        (THOUSANDS FOR DOLLAR AMOUNTS)
Common shares
  Authorized: unlimited number of
    shares issued:
    Beginning of period...........  67,963,722   $314,372    86,956,189   $391,629   81,790,738   $334,712
    On exercise of stock options
      and employee retirement
      savings plan................     323,616      1,763     1,697,060     16,777      897,761      7,467
    Shares repurchased............          --         --   (20,689,527)   (94,034)
    Public share offering.........          --         --            --         --    3,500,000     48,691
    Under flow through share
      agreements..................          --         --            --         --      767,690        759
                                    ----------   --------   -----------   --------   ----------   --------
    End of period.................  68,287,338    316,135    67,963,722    314,372   86,956,189    391,629
Retained earnings.................          --    110,428            --     77,723           --    246,443
                                    ----------   --------   -----------   --------   ----------   --------
                                            --   $426,563            --   $392,095           --   $638,072
                                    ==========   ========   ===========   ========   ==========   ========

     On April 16, 1997, pursuant to an issuer bid, the Company repurchased 20,689,527 of its common shares at a price of $14.50 per share. The aggregate cost of the repurchase amounted to $300.4 million, of which $94.0 million was charged to share capital. The remaining $206.4 million, representing the amount paid in excess of the average carrying value of the common shares repurchased, was charged to retained earnings.

     On February 23, 1996, the Company issued 3,500,000 common shares for proceeds of $47.8 million net of issue costs.

     Under the flow through share agreements, subscribers are entitled to deduct, for income tax purposes, the expenditures made by the Company on qualifying oil and gas activities from funds subscribed and the Company retains the right to the oil and gas properties to which the expenditures relate. The Company has recorded as share capital the share subscriptions received, less the tax effect of subsequent oil and gas expenditures not being deductible for income tax purposes by the Company. Flow through shares issued in 1996 include 701,750 common shares for which the related subscriptions of $8.0 million were received and included in share capital in 1995. The shares were issued in 1996 after the qualifying expenditures had been incurred.

STOCK OPTIONS

     As at June 30, 1998, the Company had reserved 4,184,300 common shares under stock option agreements granted to employees pursuant to Northstar's stock option plan. Options in respect of an additional 1,141,826 common shares were also outstanding, resulting from conversion privileges granted to former Morrison option holders at the time of the merger. All options are exercisable at prices ranging from $4.76 to $15.50 per share at various times during the period ending 2004. The weighted average exercise price for these options is approximately $11.09. Options in respect of 2,263,194 common shares were vested at June 30, 1998.

PREFERRED SHARES

     The authorized capital of the Company includes 100 million First Preferred Shares and 100 million Second Preferred Shares, of which none are currently issued or outstanding.

                          NORTHSTAR ENERGY CORPORATION

NOTE 9 -- INCOME AND CAPITAL TAXES

     The income tax provision differs from the amount that would be computed by applying the combined Canadian federal and provincial income tax rate of 44.6% (1996 -- 44.8%, 1995 -- 44.2%) to earnings before taxes. The reasons for this difference are as follows:

                                               JUNE 30,                                    DECEMBER 31,
                                  ----------------------------------   -----------------------------------------------------
                                        1998              1997               1997               1996              1995
                                  ----------------   ---------------   ----------------   ----------------   ---------------
                                                                         (THOUSANDS)
Earnings before taxes...........  $ 41,479   100.0%  $72,671   100.0%  $ 90,998   100.0%  $106,618   100.0%  $59,344   100.0%
                                  --------   -----   -------   -----   --------   -----   --------   -----   -------   -----
Computed "expected" income
  taxes.........................    18,508    44.6    32,425    44.6   $ 40,603    44.6   $ 47,775    44.8    26,209    44.2
Non-deductible crown payments...     7,411    17.9    13,025    17.9     20,935    23.0     22,603    21.2    15,114    25.4
Resource allowance..............    (7,430)  (17.9)  (10,853)  (14.9)   (21,163)  (23.3)   (23,049)  (21.6)  (17,198)  (29.0)
Alberta royalty tax credit......      (334)   (0.8)     (556)   (0.8)      (937)   (1.0)    (1,390)   (1.3)   (1,393)   (2.3)
Non-deductible depletion........     1,144     2.8       939     1.3      2,254     2.5        (65)   (0.1)   (1,558)   (2.6)
Non-taxable portion of capital
  gains.........................   (11,813)  (28.5)   (2,457)   (3.4)    (1,920)   (2.1)    (1,913)   (1.8)       --      --
Other...........................        17      --    (2,270)   (3.1)    (1,665)   (1.8)    (2,232)   (2.1)     (104)   (0.2)
                                  --------   -----   -------   -----   --------   -----   --------   -----   -------   -----
Deferred income taxes...........     7,503    18.1    30,253    41.6     38,107    41.9     41,729    39.1    21,070    35.5
Capital taxes...................     1,271     3.1     1,436     2.0      2,826     3.1      2,827     2.7     1,696     2.9
                                  --------   -----   -------   -----   --------   -----   --------   -----   -------   -----
                                  $  8,774    21.2%  $31,689    43.6%  $ 40,933    45.0%  $ 44,556    41.8%  $22,766   38.4%
                                  ========   =====   =======   =====   ========   =====   ========   =====   =======   =====

NOTE 10 -- CASH FLOW FROM OPERATIONS

                                                    JUNE 30,                 DECEMBER 31,
                                               ------------------   ------------------------------
                                                 1998      1997       1997       1996       1995
                                               --------   -------   --------   --------   --------
                                                      (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net earnings.................................  $ 32,705   $40,982   $ 50,065   $ 62,062   $ 36,578
Non cash items: -- depletion and
                depreciation.................    61,353    56,391    118,815    119,828    101,353
                 -- deferred income taxes....     7,503    30,253     38,107     41,729     21,070
                 -- gain on sale of assets...   (39,949)  (40,696)   (40,671)   (14,453)        --
                 -- equity earnings..........        --    (3,999)    (8,578)    (8,111)    (1,905)
                 -- cash distribution from
                    West Windsor Power
                    earnings.................        --     3,119      4,632      4,057         --
                  -- amortization of deferred
                  charges....................       732        --        671        195         --
                 -- foreign exchange loss on
                    repayment of $US debt....        --        --      4,003         --         --
                                               --------   -------   --------   --------   --------
Cash flow from operations....................  $ 62,344   $86,050   $167,044   $205,307   $157,096
                                               ========   =======   ========   ========   ========

NOTE 11 -- NEVIS GAS PLANT AND B.C. PIPELINE

     On January 28, 1997, the Company completed the sale of its 100 percent interest in both the Nevis gas plant and a crude oil pipeline system in northeastern British Columbia to a wholly owned subsidiary of the Morrison Facilities Income Fund ("the Fund") for a net cash consideration of $178.8 million. A gain of $40.7 million was recorded in 1997 related to this disposition. The Fund, which raised the proceeds through a public issue of trust units, is an unincorporated trust governed by the laws of Alberta. Northstar does not hold any trust units in the Fund but has entered into management and administration agreements with the Fund and its subsidiary. Under these agreements, Northstar provides management and other services to the Fund, for which it earned a management fee of $0.7 million in 1997. Included in accounts receivable at December 31, 1997 is an amount of $1.1 million due from the Fund in respect of costs incurred by Northstar on behalf of the Fund.

                          NORTHSTAR ENERGY CORPORATION

     At December 31, 1996, the cost of the assets subsequently sold to the Fund was $142.1 million and accumulated depreciation thereon amounted to $4.0 million. The net book value of $138.1 million was classified as a current asset.

     In November 1996, a gain of $14.5 million was recorded on the sale of an investment in CGGS Canadian Gas Gathering Systems Inc. ("CGGS"), a private company formerly managed by the Company. All of the shares of CGGS, including those held by the Company, were acquired by a third party on November 16, 1996. Prior to the sale of CGGS, the Company was entitled to receive fees upon the acquisition by CGGS of producing natural gas properties, gas plants and related gas gathering systems as well as fees for management services provided to CGGS. Fees earned from CGGS during the year ended December 31, 1996 amounted to $3.3 million.

NOTE 12 -- SUBSEQUENT EVENTS

     Subsequent to June 30, 1998, the following events occurred:

          In May 1998, Northstar reached an agreement with MMRL to exchange the shares and options of MMRL held by Northstar for MMRL's 50% interest in Mountain Energy which owns certain of MMRL's Canadian oil and gas properties. The transaction was effective June 30, 1998 and closed on July 31, 1998.

          On June 29, 1998 Northstar reached an agreement with Devon Energy Corporation, an oil and gas exploration and development company based in Oklahoma, to merge the two companies. Under the agreement, Northstar shareholders will receive .227 Devon common equivalent shares (subject to adjustment in certain circumstances to a maximum exchange ratio of .235 Devon shares). The merger is subject to approval by the shareholders of both companies as well as certain regulatory and court approvals including by way of a plan of arrangement in Canada.

          Devon and Northstar have each undertaken to pay the other substantive termination fees in the event the merger is not completed and to provide each other certain other rights and non-solicitation provisions.

NOTE 13 -- CANADIAN AND UNITED STATES DIFFERENCES IN ACCOUNTING PRINCIPLES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). As indicated below, in certain aspects GAAP as applied in the United States differs from Canadian GAAP.

     (a) Under U.S. GAAP, the business combination with Morrison Petroleums Ltd. in March 1997 would have been accounted for as a purchase, with Morrison being deemed the acquirer, rather than as a pooling-of-interests. Under the purchase method of accounting, the consideration paid is based on the fair value of the Northstar shares deemed to have been issued to the former Northstar shareholders and the purchase price including the fair value of assumed liabilities would be allocated to the assets acquired. Under the purchase method of accounting, results of operations of the acquired entity are included in the purchaser's results from the date of acquisition; whereas, under the pooling-of-interests method, all periods prior to the combination are restated to show the combined historical results of the entities being pooled.

     Accounting for the acquisition of Northstar under the purchase method resulted in an additional amount being allocated to the oil and gas properties acquired. Such higher costs of capital assets resulted in a corresponding increase in the provision for depletion.

     (b) Under the full cost method of accounting, as prescribed by the U.S. Securities and Exchange Commission, the costs capitalized in a cost center are limited to an amount equal to the present value of future net revenues from proved reserves discounted at 10 percent plus the lower of cost or estimated fair value of

                          NORTHSTAR ENERGY CORPORATION
unproven properties. Under Canadian GAAP, future net revenue is not discounted but projected financing and general and administration costs are deducted. Due to this difference, the Northstar acquisition being accounted for as a purchase and significant oil and gas price declines, an adjustment to reflect a reduction in the carrying amount of oil and gas property costs at December 31, 1997 and 1995 was required under U.S. GAAP. Additionally, an adjustment to reflect Northstar's share of a reduction in the carrying amount of oil and gas property costs of Mountain Energy, Inc., an equity investee of Northstar was required in 1997.

     The reductions to the carrying amount of oil and gas property costs in 1997 and 1995, along with reductions that were also required in 1994 and 1991, resulted in decreases to Northstar's historical provisions for depreciation and depletion expense in periods subsequent to the write-downs.

     (c) U.S. GAAP requires the use of the liability method of accounting for income taxes. Under this method, deferred income taxes are recognized, at current enacted rates, to reflect the expected future tax consequences arising from the differences between the financial statement basis and tax basis of assets and liabilities. Under Canadian GAAP, deferred income taxes are accounted for using the deferred method.

     Effective January 1, 1993, Morrison adopted the liability method for reporting income taxes under SFAS 109 for U.S. GAAP purposes. This change resulted in a reduction of deferred income taxes and a corresponding increase in retained earnings.

     (d) U.S. GAAP requires that an interest in a corporate joint venture of which a joint venturer exercises significant influence, but which is not controlled by the venturer, be accounted for under the equity method of accounting. Under Canadian GAAP, such investments are accounted for using the proportionate consolidation method.

     (e) U.S. GAAP requires that gains and losses arising from the translation of all long-term monetary assets and liabilities denominated in foreign currencies be recognized in earnings in the periods in which such gains or losses occur. Under Canadian GAAP, foreign exchange gains and losses on the translation of long-term monetary assets and liabilities with a fixed and ascertainable life extending beyond the following year are not recognized in earnings immediately, but are amortized on a systematic and rational basis over the remaining life of the related asset or liability.

     (f) Basic earnings per share under Canada GAAP and U.S. GAAP are calculated in the same manner. Diluted earnings per share under U.S. GAAP reflects the potential dilution that could occur if options were exercised (calculated using the treasury stock method) or if convertible securities were converted to common stock. Potential dilution under Canadian GAAP is not based on the treasury stock method.

                          NORTHSTAR ENERGY CORPORATION

     The following presents material differences between Canadian GAAP and U.S. GAAP balance sheet presentation.

CAPITAL ASSETS

                                                                              DECEMBER 31,
                                                            JUNE 30,     ----------------------
                                                              1998          1997        1996
                                                           -----------   ----------   ---------
                                                           (UNAUDITED)
As reported, Canadian GAAP...............................  $1,024,171    $1,037,350   $ 875,226
Accounting for Morrison transaction under the purchase
  method(a)..............................................     423,408       388,384    (363,224)
Adjustment in carrying value of properties(b)............    (998,412)     (998,412)   (149,672)
Adjustment to account for interest in oil and gas
  corporation under equity method of accounting(d).......     (47,319)      (48,897)    (43,434)
Adjustment for other differences.........................     (11,764)      (10,438)     (8,389)
                                                           ----------    ----------   ---------
Capital assets, U.S. GAAP................................  $  390,084    $  367,987   $ 310,507
                                                           ==========    ==========   =========
STOCKHOLDER'S EQUITY
Reconciliation of stockholders' equity:
  Total stockholders' equity under Canadian GAAP.........  $  426,563    $  392,095   $ 638,072
  Accounting for Morrison transaction under the purchase
     method(a)...........................................     315,910       315,376    (264,178)
  Adjustment in carrying value of properties(b)..........    (640,072)     (624,450)    (83,079)
  Adjustment to account for interest in oil and gas
     corporation under equity method of accounting(d)....     (11,092)      (10,473)       (635)
  Adjustment for conversion to US GAAP method for
     accounting for income taxes(c)......................      13,473         7,957      (6,829)
  Adjustment to record foreign currency transaction gains
     and losses in accordance with U.S. GAAP(e)..........     (14,813)       (4,801)       (693)
                                                           ----------    ----------   ---------
          Total stockholders' equity under U.S. GAAP.....  $   89,969    $   75,704   $ 282,658
                                                           ==========    ==========   =========

SHARE CAPITAL

The following information would have been presented on the face of the balance sheet:

       The common shares had no par value at June 30, 1998.

       An unlimited number of common shares were authorized at June 30, 1998.

        Common shares issued were as follows:

                                              DECEMBER 31,
                            JUNE 30,     -----------------------
                              1998          1997         1996
                           -----------   ----------   ----------
                           (UNAUDITED)
                           68,287,338    67,963,722   45,687,565

                          NORTHSTAR ENERGY CORPORATION

     The following reconciles differences between Canadian GAAP and U.S. GAAP statement of earnings presentation.

                                                JUNE 30,                     DECEMBER 31,
                                        -------------------------   -------------------------------
                                           1998          1997         1997        1996       1995
                                        -----------   -----------   ---------   --------   --------
                                        (UNAUDITED)   (UNAUDITED)
Net earnings, as reported.............    $32,705      $ 40,982     $  50,065   $ 62,062   $ 36,578
Decrease for Morrison transaction
  under the purchase method(a)........    (40,147)      (23,903)      (51,969)  $(43,357)   (27,111)
Write-down of oil and gas assets
  required under U.S. ceiling
  test(b).............................         --            --      (865,883)        --   (133,015)
Decrease in depletion and depreciation
  expense due to prior periods'
  write-downs of oil and gas assets
  required under U.S. ceiling
  test(b).............................     35,025         9,175        17,143     18,688      4,102
Decrease for adjustment to account for
  interest in oil and gas corporation
  under the equity method of
  accounting including share of
  write-down of investee(d)...........       (619)       (8,368)       (9,838)      (635)        --
Adjustment for foreign currency
  transaction losses(e)...............    (10,012)         (369)       (4,108)      (272)      (421)
Tax effect of above adjustments.......     (9,964)        3,031       330,281      9,067     65,223
Decrease for conversion to U.S. GAAP
  method for accounting for income
  taxes(c)............................      5,515         3,300        14,814       (803)      (715)
                                          -------      --------     ---------   --------   --------
Net earnings (loss) in accordance with
  U.S. GAAP...........................    $12,503      $ 23,848     $(519,495)  $ 44,750   $(55,359)
                                          =======      ========     =========   ========   ========
Net earnings per common share:
  Basic...............................    $  0.18      $   0.35     $   (8.24)  $   0.99   $  (1.25)
  Diluted.............................    $  0.18      $   0.35     $   (8.24)  $   0.99   $  (1.25)

     Basic earnings per share under Canada GAAP and U.S. GAAP are calculated in the same manner. Diluted earnings per share under U.S. GAAP reflect the potential dilution that could occur if options were exercised (calculated using the treasury stock method) or if convertible securities were converted to common stock. Potential dilution under Canadian GAAP is not based on the treasury stock method.

     For U.S. reporting, the information contained in the consolidated statement of operations and retained earnings would be combined to develop a complete statement of shareholders' equity.

                          NORTHSTAR ENERGY CORPORATION

     The effect of U.S. GAAP on retained earnings would be as follows:

Retained earnings under Canadian GAAP, December 31, 1994....  $ 152,908
Impact of purchase accounting treatment for business
  combination with Morrison.................................
  December 31, 1995.........................................    (48,804)
Decrease for cumulative effect of write-down of oil and gas
  assets under U.S. ceiling test............................    (21,975)
Decrease for conversion to U.S. GAAP method for accounting
  for income taxes(c).......................................     (5,311)
                                                              ---------
Retained earnings at December 31, 1994 restated under U.S.
  GAAP......................................................     76,818
Net income (loss) under U.S. GAAP for the years ended:
December 31, 1995...........................................    (55,359)
December 31, 1996...........................................     44,750
December 31, 1997...........................................   (519,495)
Dividends paid..............................................     (5,105)
                                                              ---------
Retained earnings (deficit) at December 31, 1997 under U.S.
  GAAP......................................................   (458,391)
Net income under U.S. GAAP for the six months ended June 30,
  1998 (unaudited)..........................................     12,503
                                                              ---------
Retained earnings (deficit) at June 30, 1998 restated under
  U.S. GAAP (unaudited).....................................  $(445,888)
                                                              =========

     The U.S. GAAP cash flows would be as follows:

                                          JUNE 30,                      DECEMBER 31,
                                  -------------------------   ---------------------------------
                                     1998          1997         1997        1996        1995
                                  -----------   -----------   ---------   ---------   ---------
                                  (UNAUDITED)   (UNAUDITED)
Cash flows from operating
  activities under Canadian
  GAAP..........................   $ 49,127         68,527    $ 170,885   $ 200,776   $ 147,286
- Reclassification of certain
  financing and investing
  activities to operating
  activities....................     (1,305)        (1,932)      (4,898)     (6,738)      5,748
- Accounting for Morrison
  transaction under purchase
  method........................         --        (33,022)     (33,022)   (113,357)    (69,630)
- Adjustment to account for oil
  and gas company under equity
  method of accounting..........     (6,259)        (3,435)     (10,943)     (2,141)         --
                                   --------      ---------    ---------   ---------   ---------
Cash flows from operating
  activities under U.S. GAAP....     41,563         30,138      122,022      78,540      83,404
                                   --------      ---------    ---------   ---------   ---------
Cash flows from investing
  activities under Canadian
  GAAP..........................     21,499        120,458      (42,100)   (366,984)   (368,264)
- Accounting for Morrison
  transaction under purchase
  method........................         --         24,300       46,471     117,940     174,440
- Reclassification of certain
  investing activities to
  operating activities..........      1,362            248        2,404         953         585
- Adjustment to account for oil
  and gas company under equity
  method of accounting..........      6,259          3,435      (11,999)        973          --
                                   --------      ---------    ---------   ---------   ---------
Cash flows from investing
  activities under U.S. GAAP....     29,120        148,441       (5,224)   (247,118)   (193,239)
                                   --------      ---------    ---------   ---------   ---------
Cash flows from financing
  activities under Canadian
  GAAP..........................    (70,626)      (222,844)    (162,644)    190,189     208,283

                          NORTHSTAR ENERGY CORPORATION

                                          JUNE 30,                      DECEMBER 31,
                                  -------------------------   ---------------------------------
                                     1998          1997         1997        1996        1995
                                  -----------   -----------   ---------   ---------   ---------
                                  (UNAUDITED)   (UNAUDITED)
- Reclassification of certain
  financing activities to
  operating activities..........        (57)         1,684        2,494       5,785      (6,333)
- Accounting for Morrison
  transaction under purchase
  method........................         --         13,492       14,189     (31,774)    (99,347)
- Adjustment to account for oil
  and gas company under equity
  method of accounting..........         --             --           74          --          --
                                   --------      ---------    ---------   ---------   ---------
Cash flows from financing
  activities under U.S. GAAP....    (70,683)      (207,668)    (145,887)    164,200     102,603
                                   --------      ---------    ---------   ---------   ---------

     Cash flows reported under U.S. GAAP differ from those reported under Canadian GAAP in certain respects.

     Site restoration costs and deferred revenue which are shown as investing and financing activities, respectively, under Canadian GAAP are shown as operating activities under U.S. GAAP.

     Changes in activities related to a corporate joint venture which is accounted for using the proportionate consolidation method under Canadian GAAP have been removed and restated to reflect accounting for the investment under the equity method of accounting for U.S. GAAP purposes.

     Under Canadian GAAP, the Morrison combination has been shown as a pooling-of-interests. For U.S. GAAP, this transaction has been accounted for as a purchase.

NOTE 14 -- RECLASSIFICATION OF THE PRIOR YEAR'S BALANCES

     Certain balances from the prior year's consolidated financial statements have been reclassified to conform with the current year's presentation.

                                    ANNEX A

                         FORM OF ARRANGEMENT RESOLUTION

              RESOLUTION FOR CONSIDERATION AT THE SPECIAL MEETING
                       OF SHAREHOLDERS AND OPTIONHOLDERS

                                       OF

                          NORTHSTAR ENERGY CORPORATION

                                 ("NORTHSTAR")

BE IT RESOLVED THAT:

     1. The arrangement (the "Arrangement") under section 186 of the Business Corporations Act (Alberta) (the "ABCA"), involving Northstar and Devon Energy Corporation ("Devon"), which is set forth in Annex E to the Joint Management Information Circular and Proxy Statement of Northstar and Devon dated November 6, 1998 (the "Joint Management Information Circular and Proxy Statement") (as the same may be or may have been amended and presented to this meeting), is hereby authorized, approved and adopted;

     2. Conditional upon the Arrangement becoming effective, the delisting of the common shares of Northstar on The Toronto Stock Exchange, the Montreal Exchange and The Alberta Stock Exchange be and the same is hereby approved and authorized;

     3. Notwithstanding the passing of this resolution by the Northstar Shareholders and Northstar Optionholders (each as defined in the Joint Management Information Circular and Proxy Statement) or the approval of the Court of Queen's Bench of Alberta, the board of directors of Northstar, without further notice to or approval of the Northstar Shareholders and Northstar Optionholders, may: (i) amend or terminate the Arrangement; (ii) decide not to proceed with the Arrangement; or (iii) revoke this resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the ABCA; and

     4. Any director or officer of Northstar is hereby authorized and directed for and on behalf of Northstar to execute or cause to be executed, under corporate seal or otherwise, and to deliver or cause to be delivered all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such director or officer of Northstar shall determine to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                    ANNEX B

                              AMENDED AND RESTATED
                             COMBINATION AGREEMENT

                            DEVON ENERGY CORPORATION

                                      AND

                          NORTHSTAR ENERGY CORPORATION

                           DATED AS OF JUNE 29, 1998

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ARTICLE 1
GENERAL.....................................................    B-4
1.1   Plan of Arrangement...................................    B-4
1.2   Adjustments to Exchange Ratio.........................    B-4
1.3   Dissenting Shares.....................................    B-5
1.4   Other Effects of the Arrangement......................    B-5
1.5   Restated Devon Charter................................    B-5
1.6   Joint Proxy Statement; Registration Statement.........    B-5
1.7   Material Adverse Effect...............................    B-6
1.8   Currency..............................................    B-6
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF NORTHSTAR.................    B-7
2.1   Organization and Standing.............................    B-7
2.2   Agreement Authorized and its Effect on Other              B-7
  Obligations...............................................
2.3   Governmental and Third Party Consents.................    B-8
2.4   Capitalization........................................    B-8
2.5   Securities Reports and Financial Statements, Books and    B-9
  Records...................................................
2.6   Liabilities...........................................    B-10
2.7   Information Supplied..................................    B-10
2.8   No Defaults...........................................    B-10
2.9   Litigation; Investigations............................    B-10
2.10  Absence of Certain Changes and Events.................    B-10
2.11  Additional Northstar Information......................    B-11
2.12  Certain Agreements....................................    B-11
2.13  Employee Benefit Plans................................    B-12
2.14  Intellectual Property.................................    B-12
2.15  Title to Properties...................................    B-12
2.16  Environmental Matters.................................    B-13
2.17  Compliance With Other Laws............................    B-13
2.18  Taxes.................................................    B-14
2.19  Brokers and Finders...................................    B-14
2.20  Disclosure............................................    B-14
2.21  Fairness Opinion......................................    B-14
2.22  Restrictions on Business Activities...................    B-14
2.23  Year 2000.............................................    B-15
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF DEVON.....................    B-15
3.1   Organization and Standing.............................    B-15
3.2   Agreement Authorized and its Effect on Other              B-15
  Obligations...............................................
3.3   Governmental and Third Party Consents.................    B-16
3.4   Capitalization........................................    B-16
3.5   Securities Reports and Financial Statements, Books and    B-17
  Records...................................................
3.6   Liabilities...........................................    B-17
3.7   Information Supplied..................................    B-17
3.8   No Defaults...........................................    B-18
3.9   Litigation; Investigations............................    B-18
3.10  Absence of Certain Changes and Events.................    B-18
3.11  Additional Devon Information..........................    B-19
3.12  Certain Agreements....................................    B-19

                                                                PAGE
                                                                ----
3.13  Employee Benefit Plans................................    B-19
3.14  Intellectual Property.................................    B-20
3.15  Title to Properties...................................    B-20
3.16  Environmental Matters.................................    B-21
3.17  Compliance With Other Laws............................    B-21
3.18  Taxes.................................................    B-21
3.19  Brokers and Finders...................................    B-22
3.20  Disclosure............................................    B-22
3.21  Fairness Opinion......................................    B-22
3.22  Restrictions on Business Activities...................    B-22
3.23  Year 2000.............................................    B-22
3.24  Devon Rights Agreement................................    B-22
ARTICLE 4
OBLIGATIONS PENDING EFFECTIVE DATE..........................    B-23
4.1   Agreements of Devon and Northstar.....................    B-23
4.2   Additional Agreements of Northstar....................    B-24
4.3   Additional Agreements of Devon........................    B-26
4.4   Public Announcements..................................    B-27
4.5   Comfort Letters.......................................    B-27
4.6   Board of Directors....................................    B-28
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS.........................    B-28
5.1   Conditions Precedent to Obligations of Each Party.....    B-28
5.2   Conditions Precedent to Obligations of Northstar......    B-29
5.3   Conditions Precedent to Obligations of Devon..........    B-30
ARTICLE 6
TERMINATION.................................................    B-30
6.1   Termination...........................................    B-30
6.2   Notice of Termination.................................    B-31
6.3   Effect of Termination.................................    B-31
6.4   Termination Fee.......................................    B-31
ARTICLE 7
ADDITIONAL AGREEMENTS.......................................    B-32
7.1   Meetings..............................................    B-32
7.2   The Closing...........................................    B-32
7.3   Ancillary Documents/Reservation of Shares.............    B-32
7.4   Conversion of Options.................................    B-33
7.5   Indemnification and Related Matters...................    B-33
7.6   Affiliate and Shareholders Agreements.................    B-34
ARTICLE 8
MISCELLANEOUS...............................................    B-35
8.1   No Survival of Representations and Warranties.........    B-35
8.2   Notices...............................................    B-35
8.3   Interpretation........................................    B-35
8.4   Severability..........................................    B-35
8.5   Counterparts..........................................    B-35
8.6   Miscellaneous.........................................    B-35
8.7   Governing Law.........................................    B-36
8.8   Amendment and Waivers.................................    B-36
8.9   Expenses..............................................    B-36

                   AMENDED AND RESTATED COMBINATION AGREEMENT

     THIS COMBINATION AGREEMENT (as amended, this "Agreement") is entered into as of June 29, 1998, between Devon Energy Corporation, an Oklahoma corporation ("Devon"), and Northstar Energy Corporation, an Alberta corporation ("Northstar").

                                    RECITALS

     WHEREAS, the respective boards of directors of Devon and Northstar each deem it advisable and in the best interests of their respective stockholders to combine their respective businesses by Devon acquiring common shares of Northstar pursuant to the Plan of Arrangement (as hereinafter defined).

     WHEREAS, in furtherance of such combination, the respective boards of directors of Devon and Northstar have approved the transactions contemplated by this Agreement, the board of directors of Northstar has agreed to submit the Plan of Arrangement and the other transactions contemplated hereby to its shareholders and optionholders (together, "securityholders") and the Court of Queen's Bench of Alberta (the "Court") for approval, and the board of directors of Devon has agreed to submit the transactions contemplated hereby to its stockholders for approval.

     WHEREAS, it is intended that the transactions contemplated hereby will be treated as a "pooling of interests" under United States generally accepted accounting principles.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                    GENERAL

1.1  PLAN OF ARRANGEMENT

     As promptly as practicable after the preliminary Joint Proxy Statement (as hereinafter defined) is cleared by the United States Securities and Exchange Commission (the "SEC"), Northstar will apply to the Court pursuant to Section 186 of the Business Corporations Act (Alberta) (the "ABCA") for an interim order in form and substance reasonably satisfactory to Devon (the "Interim Order") providing for, among other things, the calling and holding of the Northstar Shareholders Meeting (as hereinafter defined) for the purpose of considering and, if deemed advisable, approving the arrangement (the "Arrangement") under
Section 186 of the ABCA and pursuant to this Agreement and the Plan of Arrangement substantially in the form of Exhibit A (the "Plan of Arrangement"). If the Northstar securityholders approve the Arrangement and all necessary approvals of Devon Stockholders have been obtained, Northstar will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the articles of arrangement filed with the Registrar under the ABCA (which articles of arrangement will not be filed with the Registrar under the ABCA during any 15 day cure period referred to in
Section 6.1(b) or (c) hereof) giving effect to the Arrangement and other transactions set out in clauses (a) through (k), inclusive, of Section 2.1 of the Plan of Arrangement shall occur and shall be deemed to occur in the following order without any further act or formality.

1.2  ADJUSTMENTS TO EXCHANGE RATIO

     a. If the weighted average trading price of shares of Devon Common Stock on the American Stock Exchange (the "AMEX") (as reported by the AMEX converted, as herein provided, to Canadian dollars and expressed to the fourth decimal place) during the period (the "Measurement Period") of 10 consecutive trading days ending on the second trading day prior to the first to occur of the date of the Devon Stockholders Meeting or the Northstar Shareholders Meeting (the "Pre-Meeting Average Price") multiplied by 0.227 shall be less than $11.00 (Canadian) per share, the Exchange Ratio (as defined in the Plan of Arrangement) shall be adjusted to the lesser of: (A) 0.235; or (B) the number obtained by dividing $11.00 (Canadian) by the Pre-Meeting Average Price. For the purposes of this adjustment, the U.S. dollar/Canadian dollar exchange rate for determining the Pre-Meeting Average Price shall be based upon the average of the noon buying rate (expressed to the fourth decimal place) for each of the days in the Measurement Period, as reported by the Federal Reserve Bank of New York. For this purpose, "weighted average trading price" shall be determined by dividing the aggregate sale price of all shares of Devon Common Stock sold on AMEX during the Measurement Period by the total number of shares of Devon Common Stock sold.

     b. The Exchange Ratio (as defined in the Plan of Arrangement) shall also be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Devon Common Stock or Northstar Common Shares), reorganization, recapitalization or other like change with respect to Devon Common Stock or Northstar Common Shares occurring after the date hereof and prior to the Effective Time.

1.3  DISSENTING SHARES

     Holders of Northstar Common Shares and options to acquire Northstar Common Shares ("Northstar Options") may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 184 of the ABCA and Section 3.1 of the Plan of Arrangement (such holders referred to as "Dissenters" or as "Dissenting Shareholders" when referring exclusively to Northstar Shareholders). Northstar shall give Devon (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by Northstar and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Devon, except as required by applicable law, Northstar shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

1.4  OTHER EFFECTS OF THE ARRANGEMENT

     At the Effective Time: (a) each Northstar Common Share and each Northstar Option outstanding immediately prior to the Effective Time will be exchanged as provided in the Plan of Arrangement; and (b) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including the ABCA.

1.5  RESTATED DEVON CHARTER

     Prior to the Closing, Devon shall have restated its Certificate of Incorporation to include the provisions set forth in Exhibit B and to modify or delete any provisions, if any, which are inconsistent with such provisions (the "Restated Devon Charter").

1.6  JOINT PROXY STATEMENT; REGISTRATION STATEMENT

     a. As promptly as practicable after execution of this Agreement, Devon and Northstar shall prepare and Devon shall file with the SEC a preliminary joint management information circular and proxy statement (the "Joint Proxy Statement"), together with any other documents required by the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Arrangement and the other transactions contemplated hereby. The Joint Proxy Statement shall constitute (i) the management information circular of Northstar with respect to the meeting of securityholders of Northstar relating to the Arrangement and the approval of certain matters in connection therewith (the "Northstar Shareholders Meeting") and (ii) the proxy statement of Devon with respect to the meeting of stockholders of Devon with respect to the issuance of Devon Common Stock from time to time upon exchange of the Exchangeable Shares and certain other matters (including the approval of the Restated Devon Charter) relating to the agreements of Devon contained herein (the "Devon Stockholders Meeting"). As promptly as practicable after the preliminary Joint Proxy Statement is cleared by the SEC, Devon and Northstar shall cause the Joint Proxy Statement to be mailed to each company's respective securityholders entitled to vote, as the case may be. As promptly as practicable, Devon shall file a registration statement (the "Registration Statement") with the SEC to register the Devon Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and Devon and Northstar shall use their best efforts to cause the Registration Statement to become effective prior to the mailing of the Joint Proxy Statement. If such Registration is filed and becomes effective, Devon will use its best efforts to maintain the effectiveness of the Registration Statement for so long as any Exchangeable Shares remain outstanding or until such earlier time as Devon determines to be necessary on the written advice of its outside counsel, which advice will be based on a no-action letter from the SEC or upon rules, regulations, other published no-action letters or judicial decisions relating to the substantially similar transactions.

     b. Each party shall promptly furnish to the other party all information concerning such party and its securityholders as may be reasonably required in connection with any action contemplated by this Section 1.6. The Joint Proxy Statement and the Registration Statement, shall comply in all material respects with all applicable requirements of law. Each of Devon and Northstar will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement, or for additional information, and will supply the other with copies of all correspondence with the SEC with respect to the Joint Proxy Statement or the Registration Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, Devon or Northstar, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to securityholders entitled to vote of Devon and Northstar, as may be applicable, such amendment or supplement.

     c. Devon and Northstar shall take any action required to be taken under any applicable provincial or state securities laws (including "blue sky" laws) in connection with the issuance of the Devon Common Stock and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither Devon nor Northstar shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified except as to matters and transactions arising solely from the offer and sale of the Devon Common Stock or the issuance of the Exchangeable Shares.

1.7  MATERIAL ADVERSE EFFECT

     In this Agreement, the term "Material Adverse Effect" used with respect to any party means any event, change or effect that:

          a. is materially adverse to the financial condition, properties or business of such party and its subsidiaries, taken as a whole; and

          b. in the opinion of the board of directors of the other party, could reasonably be expected to reduce the market price or value of the party's common shares or common stock, as the case may be, by more than 10%, provided, that a Material Adverse Effect shall not include any decline in crude oil or natural gas prices, any change in U.S. or Canadian dollar currency valuations or exchange rates or any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which Devon or Northstar operate.

1.8  CURRENCY

     Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF NORTHSTAR

     Except as set forth in a letter dated the date of this Agreement and delivered by Northstar to Devon concurrently herewith (the "Northstar Disclosure Letter"), Northstar hereby represents and warrants to, and agrees with, Devon that:

2.1  ORGANIZATION AND STANDING

     Northstar and each body corporate, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Northstar (the "Northstar Subsidiaries"), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Northstar. The Northstar Disclosure Letter sets forth a complete list, as at the date hereof, of the Northstar Subsidiaries with assets or liabilities greater than $1 million and the percentage of each subsidiary's outstanding capital stock or other ownership interest owned by Northstar or another Northstar Subsidiary.

2.2  AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS

     a. Northstar has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of Northstar's securityholders and the Court as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Northstar and, subject to approval of Northstar's securityholders and the Court as provided in this Agreement, the consummation by Northstar of the Arrangement and the other transactions contemplated hereby have been unanimously approved by the board of directors of Northstar and have been duly authorized by all other necessary corporate action on the part of Northstar. This Agreement has been duly executed and delivered by Northstar and is a valid and binding obligation of Northstar, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, and that the consummation of the Arrangement is subject to approval of Northstar's securityholders and the Court as provided in this Agreement.

     b. Neither the execution, delivery or performance of this Agreement or the Arrangement by Northstar, nor the consummation of the transactions contemplated hereby or thereby by Northstar nor compliance with the provisions hereof or thereof by Northstar will: (i) conflict with, or result in any violations of, the articles of amalgamation or bylaws of Northstar or any equivalent document of any of the Northstar Subsidiaries, (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or (iv) result in the creation of any lien, charge, mortgage, security interest, option, preferential purchase right or other right or interest of any other person (collectively, an "Encumbrance") upon any of the material properties or assets of Northstar or any of the Northstar Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Northstar or any of the Northstar Subsidiaries or their respective properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Northstar.

2.3  GOVERNMENTAL AND THIRD PARTY CONSENTS

     a. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by Northstar or any of the Northstar Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the applicable Canadian provincial securities commissions or regulatory authorities (the "Commissions") and the Court and the mailing to securityholders of Northstar of the Joint Proxy Statement relating to the Northstar Shareholders Meeting; (ii) the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby (the "SEC Filings"); (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, any other applicable federal, provincial or state securities laws and the rules of the America Stock Exchange (the "AMEX"), The Toronto Stock Exchange ("TSE"), the Montreal Exchange or The Alberta Stock Exchange; (v) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); (vii) such notice, filings, orders and approvals as may be necessary under the Public Utilities Board Act (Alberta), Gas Utilities Act (Alberta) or similar legislation in other applicable provinces; and (viii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Northstar from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Northstar.

     b. Other than as contemplated by Section 2.3(a), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Northstar's material contracts or leases or for Northstar to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Northstar.

2.4  CAPITALIZATION

     a. The authorized capital of Northstar consists of an unlimited number of common shares ("Northstar Common Shares"), 100,000,000 First Preferred Shares and 100,000,000 Second Preferred Shares. As of June 29, 1998, 68,287,338 Northstar Common Shares were issued and outstanding and no First Preferred Shares or Second Preferred Shares are issued and outstanding. As of June 29, 1998, an aggregate of 5,326,126 Northstar Common Shares were reserved for issuance pursuant to outstanding Northstar Options granted under the Northstar Option Plan (which includes those outstanding under the converted Morrison Petroleums Ltd. options) and, as at such date, no other Northstar Shares are reserved for issuance pursuant to any outstanding rights or options and no First Preferred Shares or Second Preferred Shares are reserved for issuance. Prior to the date hereof, 2,263,194 of the Northstar Options have vested in accordance with their terms and 3,062,932 remain unvested. The consummation of the transactions contemplated by this Agreement will accelerate the vesting of any unvested Northstar Options. All of the issued and outstanding Northstar Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon Northstar and were issued in compliance with all applicable charter documents of Northstar and all applicable federal, provincial and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the Northstar Common Shares or any other capital stock of Northstar.

     b. Other than as set forth above, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from Northstar any shares of, or any securities convertible into, the capital stock of Northstar.

     c. Northstar does not have a shareholders rights protection plan or similar plan or agreement.

2.5  SECURITIES REPORTS AND FINANCIAL STATEMENTS, BOOKS AND RECORDS

     a. Northstar has filed all forms, reports and documents with the Commissions required to be filed by it pursuant to relevant Canadian securities statutes, regulations, policies and rules (collectively, the "Northstar Canadian Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Northstar Canadian Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Northstar contained in the Northstar Canadian Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant Canadian securities statutes with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Northstar and its consolidated Northstar Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     b. Northstar has filed all forms, reports and documents with the SEC required to be filed by it pursuant to relevant United States securities statutes, regulations, policies and rules (collectively, the "Northstar United States Securities Reports"; and together with the Northstar Canadian Securities Reports, the "Northstar Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Northstar United States Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Northstar contained in the Northstar United States Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant United States securities statutes with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Northstar and its consolidated Northstar Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     c. There has been no change in Northstar's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

     d. The books, records and accounts of Northstar and the Northstar Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Northstar and the Northstar Subsidiaries; and
(iii) accurately and fairly reflect in all material respects the basis for the Northstar financial statements. Northstar has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:
(iv) transactions are executed in accordance with management's general or specific authorization; and (v) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements; and (B) to maintain accountability for assets.

2.6  LIABILITIES

     Neither Northstar nor any Northstar Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential material liabilities or obligations, other than those disclosed in the Northstar Securities Reports or incurred in the ordinary course of business since December 31, 1997.

2.7  INFORMATION SUPPLIED

     None of the information supplied or to be supplied by Northstar for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Registration Statement) will, at the time the Joint Proxy Statement is mailed to the securityholders of Northstar and at the time of the Northstar Shareholders Meeting (and, if filed, at the time the Registration Statement is declared effective), contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable United States and Canadian securities laws and the rules and regulations promulgated thereunder.

2.8  NO DEFAULTS

     Neither Northstar nor any Northstar Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its articles or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Northstar or any Northstar Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Northstar.

2.9  LITIGATION; INVESTIGATIONS

     There is no claim, action, suit or proceeding pending, or to the knowledge of Northstar threatened against Northstar or any of the Northstar Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Northstar, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Northstar or any of the Northstar Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending, or to the knowledge of Northstar threatened, against Northstar or any of the Northstar Subsidiaries before any Governmental Entity which could have such effect.

2.10  ABSENCE OF CERTAIN CHANGES AND EVENTS

     Other than as a result of the transactions contemplated by this Agreement, since December 31, 1997, there has not been:

          a. Any material adverse change in the financial condition, operations, assets, liabilities or business of Northstar and the Northstar Subsidiaries, taken as a whole;

          b. Any material damage, destruction, or loss to the business or properties of Northstar and the Northstar Subsidiaries, taken as a whole, not covered by insurance;

          c. Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Northstar, or any direct or indirect redemption, purchase or any other acquisition by Northstar of any such stock;

          d. Any change in the capital stock or in the number of shares or classes of Northstar's authorized or outstanding capital stock as described in Section 2.4 (other than as a result of exercises of Northstar Options described in Section 2.4(a));

          e. Any material labor dispute or charge of unfair labor practice (other than routine individual grievances) or, to the knowledge of Northstar, any activity or proceeding by a labor union or by a representative thereof to organize any employees of Northstar or any Northstar Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

          f. Any other event or condition known to Northstar particularly pertaining to and adversely affecting the operations, assets or business of Northstar or any of the Northstar Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Northstar.

2.11  ADDITIONAL NORTHSTAR INFORMATION

     The Northstar Disclosure Letter contains true, complete and correct lists of the following items with respect to Northstar and each of the Northstar Subsidiaries, and Northstar has furnished or made available to Devon true, complete and correct copies of all documents referred to in such lists:

          a. All contracts which involve, or may involve, aggregate payments by any party thereto of $5 million or more, which payments or obligations are to be performed in whole or in part after the Effective Time and which are not cancellable or terminable by Northstar without payment or penalty in excess of $500,000;

          b. All material option, bonus, incentive compensation, deferred compensation, employment agreements, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements;

          c. All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

          d. All material trade names and fictitious names used or held, whether and where such names are registered and where used;

          e. All material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same; and

          f. All material indebtedness, liabilities and commitments of third parties (other than Northstar Subsidiaries) and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $100,000, whether stand-by or documentary, issued by any third party.

2.12  CERTAIN AGREEMENTS

     Except for the Northstar employment agreements disclosed under Section 2.11(b) or the acceleration of vesting of Northstar Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Northstar or any of the Northstar Subsidiaries under any Northstar Plan (as defined in Section 2.13) or otherwise; (b) materially increase any benefits otherwise payable under any Northstar Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

2.13  EMPLOYEE BENEFIT PLANS

     All employee benefits plans covering active, former or retired employees of Northstar and the Northstar Subsidiaries are listed in the Northstar Disclosure Letter (the "Northstar Plans"). Northstar has made available to Devon true, complete and correct copies of each Northstar Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and:(a) each Northstar Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof; (c) each Northstar Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) there are no pending or anticipated material claims against or otherwise involving any of the Northstar Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Northstar Plan activities) has been brought against or with respect to any Northstar Plan; (e) all material contributions, reserves or premium payments required to be made as of the date hereof to the Northstar Plans have been made or provided for; and (f) neither Northstar nor any Northstar Subsidiary has any material obligations for retiree health and life benefits under any Northstar Plan.

2.14  INTELLECTUAL PROPERTY

     Northstar or the Northstar Subsidiaries own or possess licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Northstar Intellectual Property") that are either material to the business of Northstar or any Northstar Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Northstar and the Northstar Subsidiaries. The Northstar Intellectual Property is owned or licensed by Northstar or the Northstar Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not have a Material Adverse Effect on Northstar. Except in the ordinary course of business, neither Northstar nor any of the Northstar Subsidiaries has granted to any other person any license to use any Northstar Intellectual Property. Neither Northstar nor any of the Northstar Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by Northstar and the Northstar Subsidiaries of the Northstar Intellectual Property.

2.15  TITLE TO PROPERTIES

     Except for goods and other property sold, used or otherwise disposed of since December 31, 1997 in the ordinary course of business for fair value, Northstar has good and defensible title to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1997 financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of Northstar as of December 31, 1997; (b) liens for current taxes not yet due and payable and (c) such imperfections of title, easements and Encumbrances as would not have a Material Adverse Effect on Northstar. All leases pursuant to which Northstar or any Northstar Subsidiary leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Northstar or any Northstar Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect on Northstar and in respect to which Northstar or a Northstar Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of Northstar and each of the Northstar Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of Northstar and the Northstar Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

2.16  ENVIRONMENTAL MATTERS

     a. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of Northstar, previously owned or leased by Northstar or any of the Northstar Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on Northstar;

     b. Northstar and the Northstar Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

     c. Northstar's and the Northstar Subsidiaries' operations and the use of their assets do not violate any applicable United States or Canadian or other federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (ii) the environment, including natural resources or any activity which affects the environment or (iii) the regulation of any pollutants, contaminants, waste or other substances (whether or not hazardous or toxic), including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 1609 et seq.) the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and analogous Canadian, foreign, provincial, state and local provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Northstar;

     d. To the knowledge of Northstar, none of the operations or assets of Northstar or any Northstar Subsidiary has ever been conducted or used by Northstar or any Northstar Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Northstar;

     e. No written notice has been served on Northstar or any Northstar Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on Northstar; and

     f. Northstar does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Northstar's or the Northstar Subsidiaries' assets for their current purposes and uses.

2.17  COMPLIANCE WITH OTHER LAWS

     Neither Northstar nor any Northstar Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality, or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations, defaults and delinquencies which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on Northstar.

2.18  TAXES

     Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on Northstar, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Northstar and each of the Northstar Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Northstar or a Northstar Subsidiary; and the tax provision reflected in Northstar's financial statements is adequate, in accordance with Canadian or United States (if applicable) generally accepted accounting principles, to cover liabilities of Northstar and the Northstar Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Northstar and the Northstar Subsidiaries or their assets or businesses. No waiver of any statute of limitations executed by Northstar or a Northstar Subsidiary with respect to any tax is in effect for any period. Neither Northstar nor any Northstar Subsidiary has received any notice of reassessment from Revenue Canada or Alberta Corporate Tax Administration that would result in a Material Adverse Effect on Northstar. There are no tax liens on any assets of Northstar or the Northstar Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on Northstar.

2.19  BROKERS AND FINDERS

     Other than RBC Dominion Securities Inc. in accordance with the terms of its engagement letter dated June 12, 1998 and Morgan Stanley Canada Limited in accordance with the terms of its engagement letter dated March 6, 1998, none of Northstar or any of the Northstar Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement. The Northstar Disclosure Letter includes a description of all of the fees and other financial obligations and commitments of Northstar's engagement arrangement with such firms.

2.20  DISCLOSURE

     No representation or warranty made by Northstar in this Agreement or the Northstar Disclosure Letter, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Northstar or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

2.21  FAIRNESS OPINION

     Northstar's board of directors has received an opinion as of June 29, 1998 (and have been advised that they will receive a written opinion) from RBC Dominion Securities Inc. that the Plan of Arrangement is fair from a financial point of view to Northstar securityholders (the "Northstar Fairness Opinion").

2.22  RESTRICTIONS ON BUSINESS ACTIVITIES

     There is no material agreement, judgment, injunction, order or court decree binding upon Northstar or any Northstar Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Northstar or any Northstar Subsidiary, any acquisition of property by Northstar or any Northstar Subsidiary or the conduct of any current business by Northstar or any Northstar Subsidiary.

2.23  YEAR 2000

     Northstar has initiated a review of the implications of the Year 2000 on its business and processes, including an evaluation of key operating and information systems, field operations and third parties and confirms the public disclosure provided by it in respect thereof.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF DEVON

     Except as set forth in a letter dated the date of this Agreement and delivered by Devon to Northstar concurrently herewith (the "Devon Disclosure Letter"), Devon hereby represents and warrants to, and agrees with, Northstar that:

3.1  ORGANIZATION AND STANDING

     Devon and each body corporate, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Devon (the "Devon Subsidiaries"), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Devon. The Devon Disclosure Letter sets forth a complete list, as at the date hereof, of the Devon Subsidiaries with assets or liabilities greater than $1 million and the percentage of each subsidiary's outstanding capital stock or other ownership interest owned by Devon or another Devon Subsidiary.

3.2  AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS

     a. Devon has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of Devon's stockholders as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Devon and, subject to approval of Devon's stockholders as provided in this Agreement, the consummation by Devon of the Arrangement and the other transactions contemplated hereby have been unanimously approved by the directors of Devon that were present at the meeting considering the same and have been duly authorized by all other necessary corporate action on the part of Devon. This Agreement has been duly executed and delivered by Devon and is a valid and binding obligation of Devon, enforceable in accordance with its terms, except that such enforceability may be subject to:
(i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general equitable principles, and that the consummation of the Arrangement is subject to approval of Devon's stockholders as provided in this Agreement.

     b. Neither the execution, delivery or performance of this Agreement or the Arrangement by Devon, nor the consummation of the transactions contemplated hereby or thereby by Devon nor compliance with the provisions hereof or thereof by Devon will: (i) conflict with, or result in any violations of, the Certificate of Incorporation or bylaws of Devon or any equivalent document of any of the Devon Subsidiaries, (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or (iv) result in the creation of any Encumbrance upon any of the material properties or assets of Devon or any of the Devon Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Devon or any of the Devon Subsidiaries or their respective properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Devon.

3.3  GOVERNMENTAL AND THIRD PARTY CONSENTS

     a. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by Devon or any of the Devon Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Commissions and the mailing to stockholders of Devon of the Joint Proxy Statement relating to the Devon Stockholders Meeting, (ii) the furnishing to the SEC of the SEC Filings; (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under applicable federal, provincial or state securities laws and the rules of the AMEX; (v) such filings and notifications as may be necessary under the HSR Act; (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); (vii) such notice, filings, orders and approvals as may be necessary under the Public Utilities Board Act (Alberta), Gas Utilities Act (Alberta) or similar legislation in other applicable provinces; and (viii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Devon from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Devon.

     b. Other than as contemplated by Section 3.3(a), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Devon's material contracts or leases or for Devon to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Devon.

3.4  CAPITALIZATION

     a. The authorized capital stock of Devon consists of 400 million shares of common stock, $0.10 par value ("Devon Common Stock", which term shall include for all purposes of this Agreement the related Devon Common Share purchase rights issued or issuable under that certain Shareholder Rights Plan Agreement dated as of April 17, 1995, as amended on October 6, 1996 and December 31, 1996 (the "Devon Rights Agreement"), between Devon and The First National Bank of Boston, as Rights Agent) and 3 million shares of preferred stock, par value $1.00 per share, issuable in series and of which the Board of Directors of Devon have Designated 150,000 shares as Series A Junior Participating Preferred Stock ("Devon Preferred Stock"). As of June 29, 1998, 32,319,895 shares of Devon Common Stock were issued and outstanding and no shares of Devon Common Stock were held by Devon in its treasury. As of June 29, 1998, 1,405,900 shares of Devon Common Stock were reserved for issuance upon the exercise of stock options then outstanding under Devon's stock option plans, 1,650,000 shares of Devon Common Stock were reserved for future issuance of options under Devon's stock option plans, 4,901,507 shares of Devon Common Stock have been reserved for issuance upon the conversion of the Trust Convertible Preferred Securities of Devon Financing Trust and Devon has reserved for issuance under the Devon Rights Agreement the number of shares of Devon Common Stock and Devon Preferred Stock required to be issued upon the exercise of the rights provided by the Devon Rights Agreement in accordance with the terms and conditions thereof. No shares of Devon Preferred Stock are issued or outstanding. All of the issued and outstanding shares of Devon Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon Devon and were issued in compliance with all applicable charter documents of Devon and all applicable federal, state and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the shares of Devon Common Stock or any other capital stock of Devon, other than pursuant to the Stock Rights and Restrictions Agreement dated as of December 31, 1996 between Devon and Kerr-McGee Corporation.

     b. Other than as set forth above, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from Devon any shares of, or any securities convertible into, the capital stock of Devon.

3.5  SECURITIES REPORTS AND FINANCIAL STATEMENTS, BOOKS AND RECORDS

     a. Devon has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant United States securities statutes, regulations, policies and rules (collectively, the "Devon Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Devon Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Devon contained in the Devon Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant United States securities statutes with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Devon and its consolidated Devon Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in Devon's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

     b. The books, records and accounts of Devon and the Devon Subsidiaries: (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Devon and the Devon Subsidiaries; and (iii) accurately and fairly reflect in all material respects the basis for the Devon financial statements. Devon has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (iv) transactions are executed in accordance with management's general or specific authorization; and (v) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements; and (B) to maintain accountability for assets.

3.6  LIABILITIES

     Neither Devon nor any Devon Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential material liabilities or obligations, other than those disclosed in the Devon Securities Reports or incurred in the ordinary course of business since December 31, 1997.

3.7  INFORMATION SUPPLIED

     None of the information supplied or to be supplied by Devon for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Registration Statement) will, at the time the Joint Proxy Statement is mailed to the shareholders of Devon and at the time of the Devon Stockholders Meeting (and, if filed, at the time the Registration Statement is declared effective), contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable United States and Canadian securities laws and the rules and regulations promulgated thereunder.

3.8  NO DEFAULTS

     Neither Devon nor any Devon Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its charter documents or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Devon or any Devon Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Devon.

3.9  LITIGATION; INVESTIGATIONS

     There is no claim, action, suit or proceeding pending, or to the knowledge of Devon threatened against Devon or any of the Devon Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Devon, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Devon or any of the Devon Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending, or to the knowledge of Devon threatened, against Devon or any of the Devon Subsidiaries before any Governmental Entity which could have such effect.

3.10  ABSENCE OF CERTAIN CHANGES AND EVENTS

     Other than as a result of the transactions contemplated by this Agreement, since December 31, 1997, there has not been:

          a. Any material adverse change in the financial condition, operations, assets, liabilities or business of Devon and the Devon Subsidiaries, taken as a whole;

          b. Any material damage, destruction, or loss to the business or properties of Devon and the Devon Subsidiaries, taken as a whole, not covered by insurance;

          c. Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Devon, or any direct or indirect redemption, purchase or any other acquisition by Devon of any such stock, provided that Devon may continue to pay quarterly dividends upon the shares of Devon Common Stock and preferred shares not greater than those paid in the first quarter of 1998;

          d. Any change in the capital stock or in the number of shares or classes of Devon's authorized or outstanding capital stock as described in
     Section 3.4 (other than as a result of exercises of options to purchase Devon Common Stock outstanding or issued as permitted hereunder, conversions of Trust Convertible Preferred Securities or exercise of rights under the Devon Rights Agreement);

          e. Any material labor dispute or charge of unfair labor practice (other than routine individual grievances) or, to the knowledge of Devon, any activity or proceeding by a labor union or by a representative thereof to organize any employees of Devon or any Devon Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

          f. Any other event or condition known to Devon particularly pertaining to and adversely affecting the operations, assets or business of Devon or any of the Devon Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Devon.

3.11  ADDITIONAL DEVON INFORMATION

     The Devon Disclosure Letter contains true, complete and correct lists of the following items with respect to Devon and each of the Devon Subsidiaries, and Devon has furnished or made available to Northstar true, complete and correct copies of all documents referred to in such lists:

          a. All contracts which involve, or may involve, aggregate payments by any party thereto of $5 million or more, which payments or obligations are to be performed in whole or in part after the Effective Time and which are not cancellable or terminable by Devon without payment or penalty in excess of $500,000;

          b. All material option, bonus, incentive compensation, deferred compensation, employment agreements, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements;

          c. All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

          d. All material trade names and fictitious names used or held, whether and where such names are registered and where used;

          e. All material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same; and

          f. All material indebtedness, liabilities and commitments of third parties (other than Devon Subsidiaries) and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $100,000, whether stand-by or documentary, issued by any third party.

3.12  CERTAIN AGREEMENTS

     Except for the Devon employment agreements disclosed under Section 3.11(b) and the acceleration of vesting of Devon Options under the 1997 Stock Option Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Devon or any of the Devon Subsidiaries (as defined in Section 3.13) under any Devon Plan (as defined in Section 3.13) or otherwise; (b) materially increase any benefits otherwise payable under any Devon Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

3.13  EMPLOYEE BENEFIT PLANS

     For purposes of Section 3.12 and this Section 3.13, Devon Subsidiaries shall include any enterprise which, with Devon, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code"). All employee benefits plans covering active, former or retired employees of Devon and the Devon Subsidiaries are listed in the Devon Disclosure Letter (the "Devon Plans"). Devon has made available to Northstar true, complete and correct copies of each Devon Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each Devon Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor;
(b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each Devon Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmen-tal agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, the Devon Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any Devon Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) except for the Retirement Plan for Non-Bargaining Employees of Devon Energy Corporation and the Retirement Plan for Former Employees of Devon, no Devon Plan is covered by Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the Devon Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Devon Plan activities) has been brought against or with respect to any Devon Plan; (g) all material contributions, reserves or premium payments, required to be made as of the date hereof to the Devon Plans have been made or provided for;
(h) neither Devon nor any Devon Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Devon, any Devon Subsidiary or any entity which is considered one employer with Devon under Section 4001 of ERISA; (i) neither Devon nor any Devon Subsidiary has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title TV of ERISA with respect to any "multi-employer plan," within the meaning of Section 4001(a)(3) of ERISA; and (j) neither Devon nor any Devon Subsidiary has any material obligations for retiree health and life benefits under any Devon Plan.

3.14  INTELLECTUAL PROPERTY

     Devon or the Devon Subsidiaries own or possess licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Devon Intellectual Property") that are either material to the business of Devon or any Devon Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Devon and the Devon Subsidiaries. The Devon Intellectual Property is owned or licensed by Devon or the Devon Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not have a Material Adverse Effect on Devon. Except in the ordinary course of business, neither Devon nor any of the Devon Subsidiaries has granted to any other person any license to use any Devon Intellectual Property. Neither Devon nor any of the Devon Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by Devon and the Devon Subsidiaries of the Devon Intellectual Property.

3.15  TITLE TO PROPERTIES

     Except for goods and other property sold, used or otherwise disposed of since December 31, 1997 in the ordinary course of business for fair value, Devon has good and defensible title to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1997 financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of Devon as of December 31, 1997; (b) liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Encumbrances as would not have a Material Adverse Effect on Devon. All leases pursuant to which Devon or any Devon Subsidiary leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Devon or any Devon Subsidiary which individually or in the aggregate would have a Material Adverse Effect on Devon and in respect to which Devon or a Devon Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of Devon and each of the Devon Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of Devon and the Devon Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

3.16  ENVIRONMENTAL MATTERS

     a. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of Devon, previously owned or leased by Devon or any of the Devon Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on Devon;

     b. Devon and the Devon Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

     c. Devon's and the Devon Subsidiaries' operations and the use of their assets do not violate any applicable United States or Canadian or other federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (ii) the environment, including natural resources or any activity which affects the environment or (iii) the regulation of any pollutants, contaminants, waste or other substances (whether or not hazardous or toxic), including the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Devon;

     d. To the knowledge of Devon, none of the operations or assets of Devon or any Devon Subsidiary has ever been conducted or used by Devon or any Devon Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Devon;

     e. No written notice has been served on Devon or any Devon Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on Devon; and

     f. Devon does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Devon's or the Devon Subsidiaries' assets for their current purposes and uses.

3.17  COMPLIANCE WITH OTHER LAWS

     Neither Devon nor any Devon Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency or instrumentality, or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations, defaults and delinquencies which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on Devon.

3.18  TAXES

     Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on Devon, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Devon and each of the Devon Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Devon or a Devon Subsidiary; and the tax provision reflected in Devon's financial statements is adequate, in accordance with United States or Canadian (if applicable) generally accepted accounting principles, to cover liabilities of Devon and the Devon Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Devon and the Devon Subsidiaries or their assets or businesses. No waiver of any statute of limitations executed by Devon or a Devon Subsidiary with respect to any tax is in effect for any period. Neither Devon nor any Devon Subsidiary has received any notice of reassessment from Revenue Canada or Alberta Corporate Tax Administration that would result in a Material Adverse Effect on Devon. There are no tax liens on any assets of Devon or the Devon Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on Devon.

3.19  BROKERS AND FINDERS

     Other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated in accordance with the terms of its engagement letter dated June 24, 1998, a copy of which has previously been provided to Northstar, none of Devon or any of the Devon Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

3.20  DISCLOSURE

     No representation or warranty made by Devon in this Agreement or the Devon Disclosure Letter, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Devon or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

3.21  FAIRNESS OPINION

     Devon's board of directors has received an opinion, as of June 29, 1998 (and have been advised that they will receive a written opinion) from Merrill, Lynch, Pierce, Fenner & Smith Incorporated that the Exchange Ratio is fair from a financial point of view to Devon (the "Devon Fairness Opinion").

3.22  RESTRICTIONS ON BUSINESS ACTIVITIES

     There is no material agreement, judgment, injunction, order or court decree binding upon Devon or any Devon Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Devon or any Devon Subsidiary, any acquisition of property by Devon or any Devon Subsidiary or the conduct of any current business by Devon or any Devon Subsidiary.

3.23  YEAR 2000

     Devon has initiated a review of the implications of the Year 2000 on its business and processes, including an evaluation of key operating and information systems, field operations and third parties and confirms the public disclosure provided by it in respect thereof.

3.24  DEVON RIGHTS AGREEMENT

     The consummation of the Arrangement and the other transactions contemplated by this Agreement will not cause the Rights issued under the Devon Rights Agreement to become exercisable unless as a result thereof any Person becomes an Acquiring Person. The terms Rights, Acquiring Person and Person have the meanings ascribed thereto in the Devon Rights Agreement.

                                   ARTICLE 4

                       OBLIGATIONS PENDING EFFECTIVE DATE

4.1  AGREEMENTS OF DEVON AND NORTHSTAR

     Devon and Northstar agree to take the following actions after the date hereof:

          a. Each party will promptly execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its reasonable best efforts to promptly obtain such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each party shall make any required filings under the HSR Act and shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada);

          b. Each party will allow the other and its agents reasonable access to the files, books, records, offices and officers of itself and its subsidiaries, including any and all information relating to such party's tax matters, contracts, leases, licenses and real, personal and intangible property and financial condition. Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants. Notwithstanding the foregoing, except as expressly provided for herein, neither party shall be obligated to make available to the other any of their respective board of directors' materials relating to the assessment or evaluation of the transactions contemplated hereby or any alternative transactions nor any information supplied by any of their respective officers, directors, employees, financial advisors, legal advisors, representatives and agents in connection therewith.

          c. Devon and Northstar shall cooperate in the preparation and prompt filing by Devon of the Joint Proxy Statement and the Registration Statement with the SEC;

          d. Each of Devon and Northstar will promptly notify the other in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect; (ii) of any event, change or effect that is materially adverse to the financial condition, properties or business of such party and its subsidiaries, taken as a whole; and (iii) of any breach by such party of any material covenant or agreement contained in this Agreement;

          e. During the term of this Agreement, each of Devon and Northstar will use its reasonable best efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in Article 5 hereof, and each of Devon and Northstar will use its reasonable best efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated as soon as reasonably practicable; and

          f. Each of Devon and Northstar covenants and agrees that it will use all reasonable efforts (including, without limitation, investigations and consultations with its professional advisors) such that it and its affiliates will not take or agree to take any action that would prevent Devon from accounting for the business combination to be effected by the Arrangement as a pooling of interests in accordance with the United States generally accepted accounting principles and applicable rules and regulations of the SEC and each of Northstar and Devon agrees to consult with the other and with their respective independent accountants concerning any potential transaction or other matter or action that might have such effect forthwith upon such potential transaction, matters or actions having been identified (after having made all reasonable efforts to make such identification).

4.2  ADDITIONAL AGREEMENTS OF NORTHSTAR

     Northstar agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by Devon or as set forth in the Northstar Disclosure Letter, from the date hereof to the Effective Date it will, and will cause each of the Northstar Subsidiaries to:

          a. Other than as contemplated by this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

          b. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

          c. Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

          d. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

          e. Not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; or (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

          f. Not incur any borrowings except: (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities; (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future; (iii) trade payables incurred in the ordinary course of business; or (iv) other borrowings incurred in the ordinary course of business to finance normal operations;

          g. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $5,000,000 individually and $20,000,000 in the aggregate, except: (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; (ii) as may be required by law; or (iii) as may be allocated in the capital budget of Northstar, a copy of which has been provided to Devon;

          h. Not sell, dispose of, or encumber, any property or assets, except:
     (i) in the ordinary course of business; or (ii) as may be reasonably required in connection with borrowings under Section 4.2(f);

          i. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

          j. Not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business, except for the winding-up of Morrison Petroleums Ltd.;

          k. Other than the grant of options to purchase up to 413,350 Northstar Common Shares pursuant to the commitment of Northstar made in January, 1998, not issue or sell (except upon the exercise of outstanding options), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

          l. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

          m. Deliver to Devon, within 30 days after the end of each fiscal quarter of Northstar beginning June 30, 1998, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and cash flows as of the end of each fiscal quarter of Northstar, and as of the corresponding fiscal quarter of the previous fiscal year. Northstar hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly in all material respects the financial condition of Northstar as at the dates indicated and the results of operations for the respective periods indicated, (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which Northstar considers necessary for a fair presentation of its results for each respective fiscal period;

          n. Cause Deloitte & Touche LLP to deliver to Northstar (which Northstar shall provide to Devon) a letter with respect to whether Northstar is a poolable entity under the United States generally accepted accounting principles and applicable rules and regulations of the SEC as at the Effective Date; and

          o. Northstar shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Northstar, any Northstar Subsidiary or their officers, directors, employees, financial advisors, representatives and agents ("Representatives") with respect to an Acquisition Proposal (as defined herein). Without the prior written consent of Devon, from and after the date hereof, Northstar and the Northstar Subsidiaries will not, and will not authorize or permit any of their Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Northstar may at any time prior to the time Northstar's shareholders shall have voted to approve the Plan of Arrangement and the other transactions contemplated thereby (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by Northstar, any Northstar Subsidiary or the Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Northstar and its business, properties and assets if, and only to the extent that, (A) the third party has first made an Acquisition Proposal that is financially superior to the transactions contemplated by this Agreement and has demonstrated that the funds or other consideration necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by Northstar's board of directors after receiving the written advice of its financial advisors) (a "Superior Proposal") and Northstar's board of directors has concluded in good faith, after considering applicable law and receiving the written advice of outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law, (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Northstar provides prompt notice to Devon to the effect that it is furnishing information to or entering into discussions or negotiations with a person or entity in respect to a Superior Proposal and receives from such person or entity an executed confidentiality agreement in reasonably customary form, (C) Northstar provides prompt notice to Devon at such time as it is terminating any such discussions or negotiations with such person or entity, and (D) Northstar provides to Devon any information provided to any such person or entity not previously made available to Devon, (ii) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Northstar's shareholders and (iii) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause (iii)) if prior to such acceptance, recommendation, approval or implementation, Northstar's board of directors shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Arrangement which may be offered by Devon during the five day notice period set forth below and after receiving the written advice of outside counsel, that such action is necessary for Northstar's board o f directors to act in a manner consistent with its fiduciary duties under applicable law and Northstar terminates this Agreement in accordance with Sections 6.1(i) and 6.4. Northstar shall give Devon orally and in writing at least five days advance notice of any decision by the Board of Northstar to accept, recommend, approve or implement a Superior Proposal which notice shall identify the party making the Superior Proposal and shall provide full details of all material terms and conditions thereof. In addition Northstar shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Devon to make such adjustments in the terms and conditions of this Agreement and of the Arrangement as would enable Northstar to proceed with the transactions contemplated hereby. In the event this Agreement and the Arrangement are amended as provided above (including without limitation if Devon and Northstar agree to mutually acceptable adjustments as provided above), then Northstar shall not enter into any agreement regarding the Superior Proposal; As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by Devon), whether or not subject to a due diligence condition, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Northstar or any material Northstar Subsidiary pursuant to a merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Northstar or any material Northstar Subsidiary including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership or any material portion of the assets of, or any material portion of the equity interest in, Northstar or any material Northstar Subsidiary (other than the transactions contemplated by this Agreement), provided however, in no event shall an underwritten public or private sale of Northstar Common Shares (aggregating less than 50% of the currently issued and outstanding Northstar Common Shares), which is not made in connection with a merger, consolidation or other business combination, be deemed to be an Acquisition Proposal.

4.3  ADDITIONAL AGREEMENTS OF DEVON

     Devon agrees that, except as expressly contemplated by this Agreement or otherwise agreed to in writing by Northstar or as set forth in the Devon Disclosure Letter, from the date hereof to the Effective Date it will, and will cause each of the Devon Subsidiaries to:

          a. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it;

          b. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

          c. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

          d. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

          e. Not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; or (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

          f. Not incur any borrowings except: (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities; (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future;

     (iii) trade payables incurred in the ordinary course of business; or (iv) other borrowings incurred in the ordinary course of business to finance normal operations;

          g. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $5,000,000 individually and $20,000,000 in the aggregate, except: (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; (ii) as may be required by law; or (iii) as may be allocated in the capital budget of Devon, a copy of which has been provided to Northstar;

          h. Not sell, dispose of, or encumber, any property or assets, except:
     (i) in the ordinary course of business; or (ii) as may be reasonably required in connection with borrowings under Section 4.3(f);

          i. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

          j. Not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

          k. Not issue or sell (except upon the exercise of outstanding options or warrants), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

          l. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof, other than quarterly dividends upon the shares of Devon Common Stock and preferred shares not greater than those paid in the first quarter of 1998;

          m. Deliver to Northstar, within 30 days after the end of each fiscal quarter of Devon beginning June 30, 1998, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and cash flows as of the end of each fiscal quarter of Devon, and as of the corresponding fiscal quarter of the previous fiscal year. Devon hereby represents and warrants that such unaudited consolidated financial statements shall: (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements;
     (ii) present fairly in all material respects the financial condition of Devon as at the dates indicated and the results of operations for the respective periods indicated; (iii) shall have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except as noted therein; and (iv) shall contain all adjustments which Devon considers necessary for a fair presentation of its results for each respective fiscal period; and

          n. Use its reasonable best efforts to cause: (i) the shares of Devon Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares to be listed upon the Closing on the AMEX; and (ii) with the cooperation and assistance of Northstar, the Exchangeable Shares to be listed on the TSE or, in the event that a listing on the TSE is not available, on another recognized Canadian stock exchange.

4.4  PUBLIC ANNOUNCEMENTS

     Neither Devon nor Northstar, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Arrangement or the other transactions contemplated hereby without the prior consent of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

4.5  COMFORT LETTERS

     a. Upon request of Devon, Northstar shall use its reasonable best efforts to cause to be delivered to Devon a letter (the "Northstar Comfort Letter") of Deloitte & Touche LLP and/or Deloitte & Touche,

Chartered Accountants, addressed to Devon and dated as of a date within five days before the earlier of: (i) the date the Joint Proxy Statement is first mailed to each company's respective securityholders; and (ii) if a Registration Statement is required, the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to Devon and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Joint Proxy Statement and the Registration Statement.

     b. Upon request of Northstar, Devon shall use its reasonable best efforts to cause to be delivered to Northstar a letter (the "Devon Comfort Letter") of KPMG Peat Marwick LLP and/or KPMG, Chartered Accountants, addressed to Northstar and dated as of a date within five days before the earlier of: (i) the date the Joint Proxy Statement is first mailed to each company's respective securityholders; and (ii) if a Registration Statement is required, the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to Northstar and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Joint Proxy Statement and the Registration Statement.

4.6  BOARD OF DIRECTORS

     The board of directors of Devon will take action prior to the Effective Time to cause the number of directors comprising the full board of directors of Devon to be increased by not less than 2 persons and the resulting vacancies to be filled by persons designated by the Northstar board of directors (which designations shall be subject to the approval of a majority of Devon's directors at that time) shall be elected to the board of directors of Devon by the Devon board of directors effective at the Effective Time, such increase in number and such election to be subject to the consummation of the Closing. If prior to the Effective Time any Northstar designee for director shall decline or be unable to serve as a director of Devon, Northstar's board of directors shall designate another person to serve in such person's stead, subject to the approval of a majority of Devon's directors at that time.

                                   ARTICLE 5

                      CONDITIONS PRECEDENT TO OBLIGATIONS

5.1  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

     The obligations of each party to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

          a. Securityholder Approval. The Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the Northstar securityholders in accordance with applicable law and Northstar's articles of amalgamation and bylaws, and Northstar shall not have received on or prior to the Effective Time notice from the holders of more than 10% of the issued and outstanding Northstar Common Shares and Northstar Options, in aggregate, of their intention to exercise their rights of dissent under section 184 of the ABCA. In addition, the matters referred to in Section
     7.1 shall have been approved by the holders of shares of the Devon Common Stock in accordance with the rules of AMEX, applicable law and Devon's Certificate of Incorporation and bylaws;

          b. No Legal Action. No order shall have been entered and remain in effect in any action or proceeding before any Governmental Entity that would prevent or make illegal the consummation of the Arrangement;

          c. Court Approval. The Court shall have issued its final order approving the Arrangement in form and substance reasonably satisfactory to Devon and Northstar and reflecting the terms hereof;

          d. Commissions, etc. All necessary orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities in connection with the Arrangement. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained, without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of a material portion of the assets or businesses of Northstar or Devon. Devon and Northstar shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties;

          e. SEC Matters. The Registration Statement shall have been declared effective under the Securities Act on or before the Effective Date, and at its effective date and on the Closing Date the Registration Statement shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Joint Proxy Statement shall, on the Closing Date, not be subject to any similar proceedings commenced or threatened by the SEC or the Commissions; and

          f. Listings. The Devon Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares shall have been approved for listing on the AMEX, and the Exchangeable Shares shall be listed on the TSE or, in the absence of a listing on the TSE, on another recognized Canadian stock exchange.

5.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF NORTHSTAR

     The obligations of Northstar to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

          a. Representations and Warranties. The representations and warranties of Devon contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof and except to give effect to the issuance of shares of Devon Common Stock on exercise of outstanding options or on exercise of options granted as permitted hereunder or pursuant to rights under the Devon Rights Agreement or the grant of options to purchase shares of Devon Common Stock as permitted hereunder) shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date except, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Devon;

          b. Covenants. Devon shall have performed and complied with all covenants required by this Agreement to be performed or complied with by Devon on or before the Effective Date except where such non-performance or non-compliance in the reasonable judgment of Northstar would not individually or in the aggregate have a Material Adverse Effect on either Devon or Northstar or materially impede the completion of the Arrangement or the other transactions contemplated in this Agreement;

          c. Certificate. Devon shall have delivered to Northstar a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 5.2(a) and
     (b); and

          d. Affiliates Agreements. Devon shall have furnished copies to Northstar of the Devon affiliates agreements referred to Section 7.6(a).

5.3  CONDITIONS PRECEDENT TO OBLIGATIONS OF DEVON

     The obligations of Devon to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

          a. Representations and Warranties. The representations and warranties of Northstar contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof and except to give effect to the issuance of Northstar Common Shares on exercise of outstanding options or on exercise of options granted as permitted hereunder or the grant of options to purchase Northstar Common Shares as permitted hereunder) shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date except, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Northstar;

          b. Covenants. Northstar shall have performed and complied with all covenants required by this Agreement to be performed or complied with by Northstar on or before the Effective Date except where such non-performance or non-compliance in the reasonable judgment of Devon would not individually or in the aggregate have a Material Adverse Effect on either Devon or Northstar or materially impede the completion of the Arrangement or the other transactions contemplated in this Agreement;

          c. Certificate. Northstar shall have delivered to Devon a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 5.3(a) and
     (b); and

          d. Affiliates Agreements. Northstar shall have furnished copies to Devon of the Northstar affiliates agreements referred to Section 7.6(a).

                                   ARTICLE 6

                                  TERMINATION

6.1  TERMINATION

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the transactions contemplated hereby by the securityholders entitled to vote of Devon or Northstar, as follows:

          a. by mutual agreement of Northstar and Devon;

          b. by Northstar, if there has been a breach by Devon of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Devon, or if any representation or warranty of Devon shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Devon, and which Devon fails to cure within 15 business days after written notice thereof from Northstar (except that no cure period shall be provided for a breach by Devon which by its nature cannot be cured);

          c. by Devon, if there has been a breach by Northstar of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Northstar, or if any representation or warranty of Northstar shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Northstar, and which Northstar fails to cure within 15 business days after written notice thereof from Devon (except that no cure period shall be provided for a breach by Northstar which by its nature cannot be cured);

          d. by either party, if all the conditions for Closing the Arrangement shall not have been satisfied or waived on or before 5:00 p.m., Calgary, Alberta time on March 31, 1999, other than as a result of a breach of this Agreement by the terminating party;

          e. by either party: (i) if the securityholders of Northstar do not approve the Arrangement (and the other matters to be approved at such meeting as provided in Section 7.1 hereof) at the Northstar Shareholders Meeting; or (ii) if the stockholders of Devon do not approve at the Devon Stockholders Meeting the issuance of Devon Common Stock issuable upon the exchange of the Exchangeable Shares (and the other matters to be approved at such meeting as provided in Section 7.1 hereof);

          f. by either party if a final and non-appealable order shall have been entered in any action or proceeding before any Governmental Entity that prevents or makes illegal the consummation of the Arrangement;

          g. by Northstar if the Devon board of directors or any committee of the Devon board of directors shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, the Arrangement and the other transactions contemplated hereby;

          h. by Devon if the Northstar board of directors or any committee of the Northstar board of directors shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, the Arrangement and the other transactions contemplated hereby other than in the circumstances contemplated by Section 4.2(o);

          i. by Northstar, prior to the approval of this Agreement, the Arrangement and the other transactions contemplated hereby by the securityholders of Northstar if, as a result of a Superior Proposal by a party other than Devon or any of its affiliates, Northstar's board of directors determines in accordance with Section 4.2(o) to accept, recommend, approve or implement such Superior Proposal and has otherwise complied with the provisions of Section 4.2(o); or

          j. by Northstar, if Devon shall have approved, or agreed to or announced any agreement to effect, any transaction or transactions that would result in any person, or any group of persons acting jointly or in concert acquiring beneficial ownership of more than 50% of the issued and outstanding capital stock of Devon or in Devon disposing of more than 50% of its assets.

6.2  NOTICE OF TERMINATION

     Any termination of this Agreement under Section 6.1 above will be effected by the delivery of written notice by the terminating party to the other party hereto.

6.3  EFFECT OF TERMINATION

     Subject to Section 6.4, in the event of termination of this Agreement by either Northstar or Devon pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Devon or Northstar or their respective officers or directors, except that: (i) the provisions of the Confidentiality Agreement dated June 16, 1998 shall survive any such termination and abandonment; and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

6.4  TERMINATION FEE

     a. If this Agreement is terminated (i) by Northstar pursuant to Section 6.1(b), or (ii) by either party pursuant to Section 6.1(e)(ii), then Devon shall pay to Northstar a cash termination fee of $4,000,000 Canadian at the time of such termination.

     b. If this Agreement is terminated: (i) by Devon pursuant to Section 6.1(c); or (ii) by either party pursuant to Section 6.1(e)(i), then Northstar shall pay to Devon a cash termination fee of $4,000,000 Canadian at the time of such termination.

     c. If this Agreement is terminated by Northstar pursuant to Section 6.1(i), then Northstar shall pay to Devon upon such termination a cash termination fee of $23,000,000 Canadian at the time of such termination.

     d. If this Agreement is terminated by Devon pursuant to Section 6.1(h), then Northstar shall pay to Devon upon such termination a cash termination fee of $23,000,000 Canadian at the time of such termination.

     e. If this Agreement is terminated by Northstar pursuant to Section 6.1(g) or Section 6.1(j) then Devon shall pay to Northstar upon such termination a cash termination fee of $23,000,000 Canadian at the time of such termination.

     f. Devon and Northstar each agree that the agreements contained in Sections 6.4(a) through 6.4(e) are an integral part of the transactions contemplated by this Agreement. If either party fails to promptly pay the other party any fee due under such Sections 6.4(a) through 6.4(e), it shall pay the other party's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Canadian Imperial Bank of Commerce from the date such fee was first due.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

     Devon and Northstar each agree to take the following actions after the execution of this Agreement.

7.1  MEETINGS

     Northstar and Devon shall each duly call a meeting of its securityholders entitled to vote to be held within 45 days after the SEC has indicated that it has no further comments on the Joint Proxy Statement for the purpose of: (a) in the case of Northstar, voting upon: (i) the Plan of Arrangement and the transactions contemplated hereby and thereby; and (b) in the case of Devon, voting upon: (i) a proposal to approve the issuance of such number of shares of Devon Common Stock as are necessary to consummate the Arrangement including those issuable on the exchange of the Exchangeable Shares; and (ii) a proposal to adopt the Devon Restated Charter and each shall, through its board of directors, recommend to its securityholders in the Joint Proxy Statement approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings. Each party may only change such recommendation in the event that the board of directors of such party concludes, in good faith, after receiving the written advice of outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duty. The meetings of securityholders of Northstar and Devon will be called for the same day at such times as will result in the completion of the Devon Stockholders Meeting prior to the commencement of the Northstar Shareholders Meeting.

7.2  THE CLOSING

     Subject to the termination of this Agreement as provided in Article 6, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Burnet, Duckworth & Palmer, 1400, 350 - 7th Avenue S.W., Calgary, Alberta, T2P 3N9 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the first business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by Northstar and Devon. Each of Devon and Northstar hereby agree to use their reasonable best efforts to cause their respective Canadian and United States legal counsel to render opinions, dated as of the Effective Date, in respect of such matters related to the transactions contemplated by this Agreement and the Arrangement as may be reasonably requested by the other party. Concurrently with the Closing, the Plan of Arrangement will be filed with the Registrar under the ABCA.

7.3  ANCILLARY DOCUMENTS/RESERVATION OF SHARES

     a. Provided all other conditions of this Agreement have been satisfied or waived, Northstar shall, on the Closing Date, file Articles of Arrangement pursuant to Section 186 of the ABCA to give effect to the Plan of Arrangement, such Articles of Arrangement to contain share conditions for Exchangeable Shares substantially in the form of those contained in Exhibit C.

     b. On the Effective Date:

          i. Devon shall execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit D, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;

          ii. Devon, Northstar and a Canadian trust company to be mutually agreeable to Devon and Northstar, acting reasonably, shall execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit E, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

          iii. Devon shall file with the Secretary of State of Oklahoma a Restated Certificate of Incorporation which shall be in substantially the form set forth in Exhibit B.

     c. On or before the Effective Date, Devon will reserve for issuance such number of shares of Devon Common Stock as shall be necessary to give effect to the exchanges and assumptions or exchanges of options contemplated hereby.

7.4  CONVERSION OF OPTIONS

     Promptly after the Effective Time, Devon will notify in writing each holder of a Northstar Option of the conversion of such Northstar Option for an option to purchase Devon Common Stock in accordance with Section 1.4 hereof.

7.5  INDEMNIFICATION AND RELATED MATTERS

     a. Devon agrees that all rights to indemnification existing in favor of the present or former directors and officers of Northstar (as such) or any of the Northstar Subsidiaries or present or former directors and officers (as such) of Northstar or any of the Northstar Subsidiaries serving or who served at Northstar's or any of the Northstar Subsidiaries' request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each such present or former director or officer of Northstar or any of the Northstar Subsidiaries, an "Indemnified Party"), as provided by contract or in Northstar's charter or bylaws or similar documents of any of the Northstar Subsidiaries in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect and without modification for a period of not less than the statutes of limitations applicable to such matters.

     b. From and after the Effective Time, Devon and Northstar, jointly and severally, shall and shall cause Northstar to indemnify and hold harmless to the fullest extent permitted under the ABCA, each Indemnified Party against any costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims and damages and liabilities, and amounts paid in settlement thereof with the consent of the indemnifying party, such consent not to be unreasonably withheld, in connection with any actual or threatened claim, action, suit, proceeding or investigation that is based on, or arises out of, the fact that such person is or was a director or officer of Northstar or any Northstar Subsidiary (including without limitation with respect to any of the transactions contemplated hereby or the Arrangement) or who is serving or who served at Northstar's or any of the Northstar Subsidiaries' request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In the event of any such claim, action, suit, proceeding or investigation, Devon shall cause Northstar to pay the reasonable fees and expenses of counsel in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law subject to the limitations imposed by the ABCA. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties, (i) the Indemnified Parties may retain counsel reasonably satisfactory to Devon and, subject to limitations imposed by the ABCA, Northstar shall (or Devon shall cause Northstar to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Devon will use all reasonable efforts to assist in the defense of such matter; provided, however, that neither Northstar nor Devon shall be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.5(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Devon (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 7.5(b) unless such failure results in actual prejudice to such party and then only to the extent of such prejudice). The Indemnified Parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event additional counsel may be required to be retained by the Indemnified Parties.

     c. Subject to limitations imposed by the ABCA, provided the Arrangement becomes effective, Northstar shall (or Devon shall cause Northstar to) pay all expenses, including reasonable attorney's fees, as the same may be incurred by any Indemnified Parties in any action by any Indemnified Party or parties seeking to enforce the indemnity or other obligations provided for in this
Section 7.5; provided, however, that Northstar will be entitled to reimbursement for any advances made under this Section 7.5 to any Indemnified Party who ultimately proves unsuccessful in enforcing the indemnity as finally determined by a non-appealable judgment in a court of competent jurisdiction, and payment of such expenses in advance of the final disposition of the action shall be made only upon receipt of any undertaking by the Indemnified Party to reimburse all amounts advanced if such action ultimately proves unsuccessful.

     d. Provided the Arrangement becomes effective, for a period of six years after the Effective Date, Devon shall continue in effect director and officer liability insurance for the benefit of the Indemnified Parties in such amounts, and with such deductibles, retained amounts, coverages and exclusions as Northstar provides for its own directors and officers at the date hereof.

     e. This Section 7.5, which shall survive the consummation of this Agreement and the Arrangement, is intended to benefit each person or entity indemnified hereunder.

7.6  AFFILIATE AND SHAREHOLDERS AGREEMENTS

     a. Northstar will use its reasonable best efforts to have its Affiliates sign and deliver to Devon the Northstar Affiliate Agreements in the form of Exhibit "F" on or before July 17, 1998. Devon will use its reasonable best efforts to have its Affiliates sign and deliver to Devon the Devon Affiliate Agreements in the form of Exhibit "G" on or before July 17, 1998. For purposes of this Agreement, an "Affiliate" shall have the meaning referred to in SEC Accounting Series Releases 130 and 135 and in Rule 145 under the Securities Act. In the event that either Devon or Northstar does not succeed in getting its respective Affiliates to sign and deliver the Affiliate Agreements, such party shall continue to use its reasonable best efforts to have its Affiliates sign and deliver the Affiliate Agreements.

     b. Northstar will use its reasonable best efforts to have each of Gordon Stollery and John Hagg sign and deliver to Devon on or before July 17, 1998 a shareholders agreement (the "Northstar Shareholders Agreements") which will provide that such person will vote the Northstar Shares beneficially owned by him as at the date of the Northstar Shareholders Meeting in favour of the matters set forth in Section 7.1. Devon will use its reasonable best efforts to have Kerr-McGee Corporation and Larry Nichols sign and deliver to Northstar on or before July 17, 1998 a shareholders agreement (the "Devon Shareholders Agreement") which will include provisions stating that such persons will vote the shares of Devon Common Stock beneficially owned by them as at the date of the Devon Stockholders Meeting in favour of the matters set forth in Section
7.1. In the event that either Northstar or Devon fails to deliver such agreements on or before July 17, 1998, Devon or Northstar, as the case may be, shall continue to use its reasonable best efforts to have such agreements signed and delivered.

                                   ARTICLE 8

                                 MISCELLANEOUS

8.1  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the valid termination of this Agreement or the Closing Date, whereupon such representations and warranties will expire and be of no further force or effect. All agreements and covenants of the parties shall survive the Closing Date, except as otherwise set forth in this Agreement.

8.2  NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by recognized overnight courier, by facsimile (receipt confirmed) or mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          a. if to Devon to: Devon Energy Corporation, 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260, Attention: President, Facsimile No. 405-552-8171, with required copies to McAfee & Taft A Professional Corporation, 10th Floor, Number Two Leadership Square, 211 North Robinson, Oklahoma City, Oklahoma 73102, Attention: Gary F. Fuller, Facsimile No. 405-235-0439, and to Burnet, Duckworth & Palmer, Suite 1400, 350 -- 7th Avenue S.W., Calgary, Alberta, T2P 3L8, Attention: Grant A. Zawalsky, Facsimile No. 403-260-0330.

          b. if to Northstar to: Northstar Energy Corporation, 3000, 400 -- 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 4H2, Attention: President, Facsimile No. 403-213-8100, with required copies to Bennett Jones Verchere, Suite 4500, 855 -- 2nd Street S.W., Calgary, Alberta, T2P 4K7, Attention:
     Martin A. Lambert, Facsimile No. 403-265-7219 and Bogle & Gates P.L.L.C., Two Union Square, 601 Union Street, Seattle, Washington, 98101-2346,
     Attention: Christopher J. Barry, Facsimile No. 206-621-2660.

8.3  INTERPRETATION

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4  SEVERABILITY

     If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

8.5  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

8.6  MISCELLANEOUS

     This Agreement, which includes the Northstar Disclosure Letter, the Devon Disclosure Letter and the Exhibits hereto and the Confidentiality Agreement dated June 16, 1998 between Devon and Northstar, and any other documents referred to herein or contemplated hereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except that Section 7.5 is for the benefit of Northstar's directors and officers and is intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.7  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including without limitation validity, construction, effect, performance and remedies.

8.8  AMENDMENT AND WAIVERS

     Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby which writing expressly refers to this Agreement and the operation of the provisions of this Section 8.8. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the Northstar securityholders or the Devon stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Northstar securityholders or the Devon stockholders without obtaining such further approval.

8.9  EXPENSES

     Except as otherwise provided herein, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, Devon and Northstar have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                            DEVON ENERGY CORPORATION

                                            Per:    (signed) J. LARRY NICHOLS
                                              ----------------------------------
                                                       J. Larry Nichols
                                                President and Chief Executive
                                                             Officer

                                            NORTHSTAR ENERGY CORPORATION

                                            Per:      (signed) JOHN A. HAGG
                                              ----------------------------------
                                                         John A. Hagg
                                                President and Chief Executive
                                                             Officer

                                            Per:      (signed) DON A. GARNER
                                              ----------------------------------
                                                        Don A. Garner
                                                 Executive Vice President and
                                                   Chief Operating Officer

                                    ANNEX C

                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA

                          JUDICIAL DISTRICT OF CALGARY

                     IN THE MATTER OF Section 186 of the
                     Business Corporations Act (Alberta),
                     being Chapter B-15, of the Statutes of
                     Alberta, 1981, as amended;

                     AND IN THE MATTER OF a proposed
                     Arrangement among Northstar Energy
                     Corporation and its security holders,
                     and Devon Energy Corporation

BEFORE THE HONOURABLE CHIEF JUSTICE W.                    AT THE COURT HOUSE, IN THE CITY OF
K. MOORE IN CHAMBERS                                      CALGARY, IN THE PROVINCE OF ALBERTA ON
                                                          FRIDAY, THE 30TH DAY OF OCTOBER, 1998.

                                 INTERIM ORDER

     UPON the application by Petition of Northstar Energy Corporation ("Northstar") pursuant to s.186 of the Business Corporations Act (Alberta) (the "ABCA");

     AND UPON reading the said Petition, and the Affidavit of John Richels, Executive Vice President and Chief Financial Officer of Northstar;

     AND UPON it appearing that notice of this application has been provided to the Executive Director of the Alberta Securities Commission;

     AND UPON hearing counsel for the Petitioner and counsel for Devon Energy Corporation;

     IT IS HEREBY ORDERED THAT:

     1. Northstar shall convene a special meeting (the "Meeting") of the holders of its issued and outstanding common shares (the "Common Shares") and options to purchase Common Shares (the "Options") to consider, and if deemed advisable, to pass, with or without variation, a resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") under section 186 of the ABCA involving Northstar, its said holders of Common Shares (the "Shareholders") and Options (the "Optionholders") which is set forth in a Plan of Arrangement (the "Plan of Arrangement"), a true copy of which Plan of Arrangement in a substantially final form is included as Annex E to Exhibit "A" to the Affidavit of John Richels sworn the 30th day of October, 1998.

     2. The Meeting shall be called, held and conducted in accordance with the ABCA and the Articles of Amalgamation and the Bylaws of Northstar subject to what may be provided hereafter.

     3. The only persons entitled to notice of the Meeting shall be the registered Shareholders and the Optionholders as they may appear on the records of Northstar as at the close of business on the 27th day of October, 1998, the directors and auditors of Northstar, the Registrar of Corporations under the ABCA and the Alberta Securities Commission, and the only persons entitled to be represented and to vote at the Meeting, either in person or by proxy, shall be such Shareholders and Optionholders, subject to the provisions of Section 132 of the ABCA.

     4. Northstar shall mail the Notice of the Special Meeting of Shareholders and Optionholders, Notice of Petition, and Joint Management Information Circular and Proxy Statement (the "Proxy Circular") in substantially the form contained in Exhibit "A" to the Affidavit of John Richels, with such amendments thereto as counsel for Northstar may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of this Order, to the Shareholders, to the Optionholders, to the directors and auditors of Northstar, the Registrar of Corporations under the ABCA and to the Alberta Securities Commission by mailing the same by prepaid ordinary mail to such persons at least 21 days prior to the date of the Meeting, excluding the date of mailing and excluding the date of the Meeting. Such mailing shall constitute good and sufficient service of notice of the Petition, the Meeting and the hearing in respect of the Petition.

     5. The accidental omission to give notice of the Meeting, or the non-receipt of such notice by one or more of the persons specified in paragraph 4 hereof, shall not invalidate any resolution passed or proceedings taken at the Meeting.

     6. Each Common Share shall be entitled to one vote and each Option shall be entitled to one vote with respect to each Common Share subject thereto on each matter to be acted upon at the Meeting. The majority required to pass the Arrangement Resolution shall be not less than 66 2/3% of the aggregate votes actually cast by the Shareholders and the Optionholders (present in person or by proxy) and voting together in respect of the Arrangement Resolution at the Meeting (not counting for this purpose abstentions, spoiled votes, illegible votes and/or defective votes).

     7. The Shareholders who are registered Shareholders, and the Optionholders, shall have the right to dissent from the Arrangement Resolution in the same fashion as provided for under the provisions of Section 184 of the ABCA, except as modified hereby and the Plan of Arrangement and to be paid the fair value of their Common Shares, or Options, provided that:

          (a) notwithstanding subsection 184(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 184(5) of the ABCA which is required to be sent to Northstar must be received by Northstar, c/o CIBC Mellon Trust Company at 600, 333-7th Avenue S.W., Calgary, Alberta T2P 2Z1, or the Chairman of the Meeting, before commencement of the Meeting; and

          (b) the Shareholders and Optionholders exercising such right of dissent have otherwise complied with the requirements of Section 184 of the ABCA.

     8. Upon approval of the Plan of Arrangement at the Meeting in the manner set forth in this Order, Northstar may apply before this Court for approval of the Plan of Arrangement, which application (the "Final Application") shall be heard by this Honourable Court at the Court House, 611 - 4th Street S.W., in the City of Calgary, on the 10th day of December, 1998 at 1:30 p.m. or so soon thereafter as counsel may be heard.

     9. Any Shareholder, Optionholder and any interested person may appear on the application for the approval of the Arrangement, provided that such holder or person shall file with this Court and serve on Northstar, c/o Northstar's solicitors, at the address set forth below and on Devon, c/o Burnet, Duckworth & Palmer, 1400, 350-7th Avenue S.W., Calgary, Alberta, Canada T2P 3N9, Attention Grant A. Zawalsky, on or before December 1, 1998, a Notice of Intention to Appear setting out the address for service in respect of such holder or person, and indicating whether such holder or person intends to support or oppose the application or make submissions thereat together with any evidence or materials which are to be presented to this Court, such Notice of Appearance to be effected by delivery to the solicitors for Northstar and Devon, at the address set forth below:

Bennett Jones Verchere                     Burnet Duckworth & Palmer
4500 Bankers Hall East                     1400 First Canadian Centre
855 - 2nd Street, S.W.                     350 - 7th Avenue, S.W.
Calgary, Alberta, Canada                   Calgary, Alberta, Canada
T2P 4K7                                    T2P 3N9
Attention: A. L. Friend, Q.C.              Attention: Grant A. Zawalsky
Counsel to Northstar                       Counsel to Devon Energy Corporation

     10. In the event the Final Application is adjourned, only those persons who have filed and served a Notice of Appearance shall be served with notice of the adjourned date.

     11. Northstar shall be entitled at any time to seek leave to vary this Order.

                                            (signed) W.K. MOORE
                                            ------------------------------------
                                            C.J.C.Q.B.A.

ENTERED this 30th day of October, 1998.

(signed) JIM MCLAUGHLIN
------------------------------------------------------------
Clerk of the Court of Queen's Bench of Alberta

                     ACTION NO: 9801-14734  October 30, 1998
------------------------------------------------------------

                         IN THE COURT OF QUEEN'S BENCH
                                   OF ALBERTA
                          JUDICIAL DISTRICT OF CALGARY

------------------------------------------------------------

BETWEEN:

IN THE MATTER OF Section 186 of the Business Corporations Act (Alberta), being Chapter B-15, of the Statutes of Alberta, 1981, as amended;

AND IN THE MATTER OF a proposed Arrangement among Northstar Energy Corporation and its security holders, and Devon Energy Corporation

------------------------------------------------------------

                                 INTERIM ORDER

------------------------------------------------------------

                             BENNETT JONES VERCHERE
                           Barristers and Solicitors
                             4500 Bankers Hall East
                             855 - 2nd Street S.W.
                                CALGARY, Alberta
                                    T2P 4K7

                            Anthony L. Friend, Q.C.
                            Telephone (403) 298-3182

                             Our File No. 15528-239

                                    ANNEX D

                         PROPOSED AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     The undersigned, J. Larry Nichols and Marian J. Moon, certify that they are the President and Chief Executive Officer and Corporate Secretary, respectively, of Devon Energy Corporation, a corporation organized and existing under the laws of the State of Oklahoma (the "Corporation"), and do hereby further certify as follows:

          1. The name of this Corporation is Devon Energy Corporation.

          2. The name under which the Corporation was originally incorporated was Devon Oklahoma Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on April 13, 1995, with amendments thereto filed on June 7, 1995 and December 31, 1996.

          3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 1077 and 1080 of the Oklahoma General Corporation Act (the "Act") by the affirmative vote of the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon at a special meeting duly called and held in accordance with the provisions of the Act.

          4. The text of the Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

     FIRST. The name of the Corporation is:

                            DEVON ENERGY CORPORATION

     SECOND. The address, including the street, number, city and county, of the Corporation's registered office in this state is 735 First National Building, Oklahoma City, Oklahoma 73102; the name of the Corporation's registered agent at such address is The Corporation Company.

     THIRD. The nature of the business and the purpose of the Corporation shall be any and all lawful acts or activities for which a corporation may be organized under the general corporation law of Oklahoma.

     FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 403,000,001 shares, consisting of 3,000,000 shares of Preferred Stock, par value $1.00 per share, and 400,000,000 shares of Common stock, par value $.10 per share and one share of Special Voting Stock, par value $.10 per share. Except as otherwise provided herein or as otherwise required by applicable law, all shares of Special Voting Stock and Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

                                   DIVISION A

                      EXPRESS TERMS OF THE PREFERRED STOCK

     Section 1. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the board of directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The board of directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the board with respect to each series shall include but not be limited to, determination of the following:

          (a) The designation of the series, which may be by distinguishing number, letter or title.

          (b) The number of shares of the series, which number the board of directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

          (c) The annual dividend rate or amount of the series, if any, and whether dividends shall be cumulative or non-cumulative.

          (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative, if at all, and the relative rights of priority, if any, of payment of dividends on shares of that series.

          (e) The redemption rights, if any, for shares of the series and the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary with different conditions and at different redemption dates.

          (f) The voting rights of such shares, if any, and the terms of and limitations on such voting rights.

          (g) The terms and amount of any sinking fund provided for the purpose of redemption or purchase of shares of the series.

          (h) The amounts payable on shares of the series and rights with respect to such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

          (i) Whether the shares of the series shall be convertible into shares of any other class or classes of securities or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made.

          (j) Restrictions, if any, on the issuance of shares of the same series or of any other class or series.

                                   DIVISION B

                       EXPRESS TERMS OF THE COMMON STOCK

     The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the stockholders.

                                   DIVISION C

                   EXPRESS TERMS OF THE SPECIAL VOTING STOCK

     Each outstanding share of Special Voting Stock shall be entitled at any relevant date to the number of votes determined in accordance with the "Plan of Arrangement" (as that term is defined in that certain Amended and Restated Combination Agreement dated as of June 29, 1998 (as amended and restated from time to time, the "Combination Agreement"), by and between the Corporation and Northstar Energy Corporation) on all matters presented to the stockholders. No dividend or distribution of assets shall be paid to the holders of Special Voting Stock. The Special Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed. Any shares of Special Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. At such time as the Special Voting Stock has no votes attached to it because there are no "Exchangeable Shares" (as that term is defined in the Combination Agreement) outstanding, the Special Voting Stock shall be canceled. In respect of all matters concerning the voting of shares, the Common Stock and the Special Voting Stock shall vote as a single class and such voting rights shall be identical in all respects.

     FIFTH. The name and address of the incorporator is as follows:

NAME                               MAILING ADDRESS
----                               ---------------
Jerry A. Warren                    Tenth Floor
                                   Leadership Square
                                   Oklahoma City, Oklahoma 73102

     SIXTH. The number of directors which shall constitute the whole board shall not be less than three nor more than fifteen, and shall be determined by resolution adopted by a vote of two-thirds ( 2/3) of the entire board, or at an annual meeting of stockholders by the affirmative vote of the holders of capital stock entitled to cast sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast at the meeting. No reduction in number shall have the effect of removing any director prior to the expiration of his term. The provisions of this Article shall not be altered, amended or repealed except by the affirmative vote of the holders of capital stock entitled to cast at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast.

     SEVENTH. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that:

          (a) No election of directors need be by written ballot.

          (b) Except as otherwise provided herein, the power to adopt, amend or repeal the bylaws is conferred on the board of directors.

     EIGHTH. The Corporation elects that the Control Share Act as set forth in
Section 1145 through 1155 of Title 18 of the Oklahoma Statutes shall not apply to the corporation. Furthermore, the Corporation elects not to be governed by
Section 1090.3 of Title 18 of the Oklahoma Statutes.

     NINTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director, except for personal liability:

          (a) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (b) under Section 1053 of the Oklahoma General Corporation Act;

          (c) for any breach of the director's duty of loyalty to the Corporation or its stockholders; or

          (d) for any transaction from which the director derived an improper personal benefit.

     TENTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of shareholders to consent in writing without a meeting to the taking of any action is specifically denied.

     ELEVENTH.

          (a) Notwithstanding any other provisions of Title 18 of the Oklahoma Statutes, the Corporation shall not engage in any business combination with any current or former interested shareholder for a period of three (3) years following the date that such person became an interested shareholder, unless:

             (i) prior to the date on which a person becomes an interested shareholder, the board of directors of the Corporation approved either the business combination or the transaction which resulted in the person becoming an interested shareholder;

             (ii) upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned of record or beneficially capital stock having at least eighty-five percent (85%) of all voting power of the Corporation at the time the transaction commenced, excluding for purposes of determining such voting power the votes attributable to those shares owned of record or beneficially by:

                a. persons who are directors and also officers, and

                b. employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

             (iii) on or subsequent to such date, the business combination is approved by the continuing board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of all voting power which is not attributable to shares owned of record or beneficially by the interested shareholder.

          (b) The restrictions contained in this section shall not apply if:

             (i) the business combination is proposed prior to the consummation of the business transaction and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which:

                a. constitutes one of the transactions described in subparagraph
           (ii) of this paragraph,

                b. is with or by a person who either was not an interested shareholder during the previous three (3) years or who became an interested shareholder with the approval of the Corporation's board of directors, and

                c. is approved or not opposed by a majority of the members of the board of directors then in office, but not less than one, who were directors prior to any person becoming an interested shareholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors;

             (ii) the proposed transactions referred to in subparagraph (i) of this paragraph are limited to:

                a. a share acquisition pursuant to Section 1090.1 of Title 18 of the Oklahoma Statutes, or a merger or consolidation of the Corporation, except for a merger in respect of which pursuant to subsection F of Section 1081 of Title 18 of the Oklahoma Statutes, no vote of the shareholders of the Corporation is required, or

                b. a sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, other than to any direct or indirect wholly-owned subsidiary or to the Corporation, having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation, or

                c. a proposed tender or exchange offer for outstanding stock of the Corporation which represents fifty percent (50%) or more of all voting power of the Corporation, or

             (iii) a person becomes an interested shareholder inadvertently and:

                a. as soon as practicable divests sufficient shares so that the person ceases to be an interested shareholder, and

                b. would not, at any time within the three (3) year period immediately prior to a business combination between the Corporation and such person, have been an interested shareholder but for the inadvertent acquisition.

          The Corporation shall give not less than twenty (20) days notice to all interested shareholders prior to the consummation of any of the transactions described in divisions (i) or (ii) of this subparagraph.

          (c) As used in this section only:

             (i) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

             (ii) "all voting power" means the aggregate number of votes which the holders of all classes of capital stock of the Corporation would be entitled to cast in an election of directors generally;

             (iii) "associate", when used to indicate a relationship with any person, means:

                a. any corporation or organization of which such person is a director, officer or partner or is, of record or beneficially, the owner of outstanding stock of the Corporation having twenty percent (20%) or more of all voting power of the Corporation,

                b. any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and

                c. any relative or spouse of such person, or any relative of such spouse, who has the same residence of such person;

             (iv) "beneficial ownership" shall have the meaning ascribed to such term by Rule 13d-3 under the Securities Exchange Act of 1934, 15 U.S.C.
        Section 78a et seq., as amended, except that a person shall be deemed to be the owner or beneficial owner of securities of which he has the right to acquire ownership either immediately or only after the passage of any time or the giving of notice or both; provided, however, that a person shall not be deemed the owner or beneficial owner of any stock if:

                a. the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to more than ten persons, or

                b. the stock is tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates, until such tendered stock is accepted for purchase or exchange;

             (v) "business combination", when used in reference to any corporation and any interested shareholder of such corporation, means:

                a. any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with:

                    (1) the interested shareholder, or

                    (2) any other corporation if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving corporation,

                b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, except as proportionately as a shareholder of such corporation, to or with the interested shareholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation,

                c. any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested shareholder, except:

                    (1) pursuant to the exercise, exchange or conversion of
               securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested shareholder became such,

                    (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested shareholder became such, or

                    (3) pursuant to an exchange offer by the corporation to
               purchase stock made on the same terms to all holders of said stock; provided, however, that in no case under divisions (2) and
               (3) of this subparagraph shall there be an increase in the interested shareholder's proportionate share of the stock of any class or series of the corporation or of all voting power of the corporation,

                d. any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, or all voting power, of the corporation or of any such subsidiary which is owned by the interested shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested shareholder,

                e. any receipt by the interested shareholder of the benefit, directly or indirectly, except proportionately as a shareholder of such corporation, of any loans, advances, guarantees, pledges, or other financial benefits, other than those expressly permitted in subparagraphs a. through d. of this paragraph, provided by or through the corporation or any direct or indirect majority-owned subsidiary, or

                f. any share acquisition pursuant to Section 1090.1 of Title 18 of the Oklahoma Statutes;

             (vi) "control", including the terms "controlling", "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who owns, of record or beneficially, outstanding stock of the corporation having twenty percent (20%) or more of all voting power of the corporation shall be presumed to have control of such corporation, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such corporation;

             (vii) "group" means two or more persons who agree to act together for the purpose of acquiring, holding, voting or disposing of securities of the corporation;

             (viii) a. "interested shareholder" means:

                (1) any person, other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation, that:

                    (a) owns of record or beneficially outstanding stock of the
               Corporation having fifteen percent (15%) or more of all voting power of the Corporation, or

                    (b) is an affiliate or associate of the Corporation and
               owned of record or beneficially outstanding stock of the Corporation having fifteen percent (15%) or more of all voting power of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder, and

                (2) the affiliates and associates of such person;

             b. the term "interested shareholder" shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that such person shall be an interested shareholder if thereafter he acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person;

             c. for the purpose of determining whether a person is an interested shareholder, the stock of the Corporation deemed to be outstanding shall include stock owned of record or beneficially by such person, but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

             (ix) "person" means any individual, corporation, partnership, unincorporated association, any other entity, any group and any member of a group.

     TWELFTH. The board of directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. Of the directors chosen at the first stockholders' meeting, the term of office of those of the first class shall expire at the first annual meeting after their election; the term of office of those of the second class shall expire at the second annual meeting after their election; and the term of office of those of the third class shall expire at the third annual meeting after their election. At each annual meeting held after such classification and election, directors shall be chosen for a full term of three years to succeed those whose terms expire. When the number of directors is changed any newly created directorship or any decrease in directorship shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased by the board of directors, there shall be no classification of the additional directors until the next annual meeting of stockholders.

     Subject to the rights, if any, of the holders of Preferred Stock to elect directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of the class for which each such director has been chosen and until his successor is duly elected and qualified, or until his earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

     THIRTEENTH.

          (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.

          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          (c) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

          (d) The Corporation may purchase (upon resolution duly adopted by the board of directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

          (e) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (f) Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part thereof.

     FOURTEENTH. The provisions of this Article and Articles NINTH through THIRTEENTH of this Amended and Restated Certificate of Incorporation shall not be altered, amended or repealed except by the affirmative vote of the holders of capital stock entitled to cast at least 80% of the votes entitled to be cast thereon.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by J. Larry Nichols, its President and Chief Executive Officer, and attested by Marian J. Moon, its Secretary this -- day of -- , 1998.

                                            ------------------------------------
                                            J. Larry Nichols,
                                            President and Chief Executive
                                            Officer

ATTEST:

------------------------------------------------------
Marian J. Moon,
Corporate Secretary

                                    ANNEX E

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 186
                   OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
              INVOLVING AND AFFECTING NORTHSTAR ENERGY CORPORATION
                AND THE HOLDERS OF ITS COMMON SHARES AND OPTIONS

                                   ARTICLE 1

                                 INTERPRETATION

1.1  DEFINITIONS

     In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "ABCA" means the Business Corporations Act (Alberta);

     "AMEX" means the American Stock Exchange;

     "Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made (i) in accordance with Section 8.8 of the Combination Agreement, (ii) in accordance with Section 6.1 hereof or (iii) at the direction of the Court in the Final Order;

     "Arrangement Resolution" means the special resolution passed by the Shareholders and the Optionholders at the Meeting;

     "Automatic Redemption Date" has the meaning provided in the Exchangeable Share Provisions;

     "Average Closing Price" means the average closing sales price per share (computed and rounded to the third decimal point) of shares of Devon Common Stock on the AMEX during the period of 10 consecutive trading days ending on the last trading day prior to the Effective Date;

     "Business Day" has the meaning provided in the Exchangeable Share
Provisions;

     "Class A Preferred Share" means the one authorized Class A Preferred Share of Northstar having the rights, privileges, restrictions and conditions as set out in Appendix "A" annexed hereto;

     "Combination Agreement" means the agreement by and among Devon and Northstar dated as of June 29, 1998, as amended and restated from time to time, providing for, among other things, this Plan of Arrangement and the Arrangement;

     "Court" means the Court of Queen's Bench of Alberta;

     "Depositary" means CIBC Mellon Trust Company at its principal transfer offices in Calgary, Alberta and Toronto, Ontario;

     "Devon" means Devon Energy Corporation, a corporation organized and existing under the laws of the State of Oklahoma;

     "Devon Common Stock" has the meaning provided in the Exchangeable Share Provisions;

     "Dissent Procedures" has the meaning provided in Section 3.1;

     "Effective Date" means the date shown on the certificate of arrangement issued by the Registrar under the ABCA giving effect to the Arrangement;

     "Effective Time" means 12:01 a.m. (Calgary Time) on the Effective Date;

     "Exchange Put Right" has the meaning provided in the Exchangeable Share Provisions;

     "Exchange Ratio" means the ratio of 0.227 Exchangeable Shares for each whole Northstar Common Share, subject to adjustment as provided herein and in accordance with the Combination Agreement;

     "Exchangeable Share Consideration" has the meaning provided in the Exchangeable Share Provisions;

     "Exchangeable Share Price" has the meaning provided in the Exchangeable Share Provisions;

     "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, in substantially the form attached hereto as Appendix "A";

     "Exchangeable Shares" means the Exchangeable Shares in the capital of Northstar;

     "Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time and from time to time prior to the Effective Time;

     "Interim Order" means the interim order of the Court in relation to the Arrangement, as such order may be amended by the Court at any time and from time to time;

     "Liquidation Call Purchase Price" has the meaning provided in Section 5.1;

     "Liquidation Call Right" has the meaning provided in Section 5.1;

     "Liquidation Date" has the meaning provided in the Exchangeable Share Provisions;

     "Meeting" means the special meeting of the Shareholders and of the Optionholders to be held to consider this Plan of Arrangement;

     "Northstar" means Northstar Energy Corporation, a corporation organized and existing under the ABCA;

     "Northstar Common Shares" means the common shares in the capital of Northstar;

     "Options" means all options to purchase Northstar Common Shares outstanding as at the Effective Date, including all options outstanding under Northstar's stock option plan, options to purchase Northstar Common Shares outstanding under the converted Morrison Petroleums Ltd. options and under all private stock option agreements;

     "Optionholders" means holders of Options;

     "Proxy Statement" means the Joint Management Information Circular and Proxy Statement of Devon and Northstar prepared in connection with the Arrangement;

     "Redemption Call Purchase Price" has the meaning provided in Section 5.2;

     "Redemption Call Right" has the meaning provided in Section 5.2;

     "Shareholders" means holders of Northstar Common Shares;

     "Subsidiary" has the meaning provided in the Exchangeable Share Provisions;

     "Transfer Agent" means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent; and

     "Voting and Exchange Trust Agreement" means the agreement so entitled between Devon, Northstar and the Trustee named therein to be dated as of the Effective Date and provided for in the Combination Agreement.

1.2  SECTIONS, HEADINGS AND APPENDIXES

     The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an Appendix refers to the specified section of or Appendix to this Plan of Arrangement. The Appendixes are incorporated herein and are an integral part hereof.

1.3  NUMBER, GENDER AND PERSONS

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, bodies corporate, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4  DATE FOR ANY ACTION

     In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5  CURRENCY

     Unless otherwise expressly stated herein, all references to currency and payments in cash or money in this Plan of Arrangement are to United States dollars.

1.6  STATUTORY REFERENCES

     Any reference in this Plan of Arrangement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all regulations made thereunder, all amendments to such regulations from time to time, and any statute or regulation which supersedes such statute or regulations.

                                   ARTICLE 2

                                  ARRANGEMENT

2.1  ARRANGEMENT

     At the Effective Time, the following reorganization of capital and other transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

          a. The Articles of Amalgamation of Northstar shall be amended to create and authorize an unlimited number of Exchangeable Shares.

          b. The Articles of Amalgamation of Northstar shall be amended to create and authorize the Class A Preferred Share, limited to one in number.

          c. Northstar shall issue to Devon one Class A Preferred Share in consideration of the issuance to Northstar of one share of Devon Common Stock. The stated capital of the Class A Preferred Share shall be equal to the fair market value, as determined by the board of directors of Northstar, of a share of Devon Common Stock. No certificate shall be issued in respect of the Class A Preferred Share.

          d. Each of the then outstanding Northstar Common Shares (other than Northstar Common Shares held by holders who have exercised their rights of dissent in accordance with Section 3.1 hereof and who are ultimately entitled to be paid the fair value for such shares and other than Northstar Common Shares held by Devon or any Subsidiary thereof) will, without further action on behalf of the holders of such Northstar Common Shares, be exchanged with Northstar at the Exchange Ratio for a number of Exchangeable Shares, and each such holder thereof will receive a whole number of Exchangeable Shares resulting therefrom. If the weighted average trading price of shares of Devon Common Stock on the American Stock Exchange (the "AMEX") (as reported by the AMEX and converted, as herein provided, to Canadian dollars and expressed to the fourth decimal place) during the period (the "Measurement Period") of 10 consecutive trading days ending on the second trading day prior to the first to occur of the date of the Devon Stockholders Meeting (as defined in the Combination Agreement) and the Northstar Shareholders Meeting (as defined in the Combination Agreement) (the "Pre-Meeting Average Price") multiplied by 0.227 shall be less than $11.00 (Canadian) per share of Northstar, the

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     Exchange Ratio shall be adjusted to the lesser of: (A) 0.235; or (B) the number obtained by dividing $11.00 (Canadian) by the Pre-Meeting Average Price. For the purposes of this adjustment, the Canadian dollar exchange rate for determining the Pre-Meeting Average Price shall be based upon the average of the noon buying rate expressed to the fourth decimal place for each of the trading days in the Measurement Period, as reported by the Federal Reserve Bank of New York. For this purpose, "weighted average trading price" shall be determined by dividing the aggregate sale price of all shares of Devon Common Stock sold on the AMEX during the Measurement Period by the total number of shares of Devon Common Stock sold. In lieu of fractional Exchangeable Shares, each such holder who otherwise would be entitled to receive a fraction of an Exchangeable Share on the exchange shall be paid by Northstar an amount determined as set forth in Section 4.3.

          e. Upon the exchange referred to in subsection (d) above, each such holder of a Northstar Common Share shall cease to be such a holder, shall have his name removed from the register of holders of Northstar Common Shares and shall become a holder of the number of fully paid Exchangeable Shares to which the holder is entitled as a result of the exchange referred to in subsection (d), and such holder's name shall be added to the register of holders of Exchangeable Shares accordingly.

          f. The aggregate stated capital of the Exchangeable Shares will be equal to the aggregate stated capital immediately prior to the Effective Date of the Northstar Common Shares which are exchanged pursuant to such subsection 2.1(d) above, thereby excluding the stated capital attributable to the fractional shares for which payment is made as contemplated in subsection (d) above.

          g. The Articles of Amalgamation of Northstar shall be amended to provide that the rights, privileges, restrictions and conditions attaching to the Northstar Common Shares shall be changed and restated as set forth in Appendix "A".

          h. The one outstanding Class A Preferred Share will be exchanged for one fully-paid and non-assessable Northstar Common Share and the holder thereof shall cease to be a holder of the Class A Preferred Share, shall have its name removed from the register of holders of Class A Preferred Shares and shall become a holder of the Northstar Common Share to which it is entitled as a result of the exchange referred to in this subsection (h), and such holder's name shall be added to the register as holder of the Northstar Common Share accordingly.

          i. The stated capital of the one Northstar Common Share shall be equal to the stated capital of the one Class A Preferred Share immediately prior to the exchange contemplated in subsection (h).

          j. The Articles of Amalgamation of Northstar shall be amended to delete the Class A Preferred Share, the First Preferred Shares and the Second Preferred Shares from the authorized share capital so that, after giving effect to the foregoing provisions of this section 2.1, the authorized capital of Northstar shall consist of an unlimited number of Exchangeable Shares having the rights, privileges, restrictions and conditions set forth in Appendix "A" hereto and an unlimited number of Common Shares having the rights, privileges, restrictions and conditions set forth in Appendix "A" hereto.

          k. Each of the then outstanding Options (other than Options held by holders who have exercised their rights of dissent in accordance with
     Section 3.1 hereof and who are ultimately entitled to be paid the fair value for such Options) will, without any further action on the part of any Optionholder, be converted into an option to purchase the number of shares of Devon Common Stock determined by multiplying the number of Northstar Common Shares subject to such Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Devon Common Stock equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio, and expressed in U.S. dollars. For the purposes of determining the exercise price per share of Devon Common Stock, the exercise price per share of Northstar Common Shares subject to such Option shall be adjusted using the Canadian dollar exchange rate based upon the average of the noon buying rate expressed to the fourth decimal place for each of the trading days in the Measurement Period, as reported by the Federal Reserve Bank of New York. If the foregoing calculation results in an exchanged Option being exercisable for a fraction of a share of Devon Common Stock, then the number of shares of Devon Common Stock subject

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

     to such Option will be rounded down to the nearest whole number of shares, and the exercise price per whole share of Devon Common Stock will be as determined above. The Options as so converted will, without any further action on the part of the Optionholders, be further modified as necessary to effect such conversion; provided, however, the term, exercisability, vesting schedule, and all other terms and conditions of the Options will otherwise be unchanged by the provisions of this paragraph (k) and shall operate in accordance with their terms. The obligations of Northstar under the Northstar Options as so converted shall be assumed by Devon and Devon shall be substituted for Northstar as the sponsor of the Northstar Option Plan.

                                   ARTICLE 3

                               RIGHTS OF DISSENT

3.1  RIGHTS OF DISSENT

     Registered Shareholders and Optionholders may exercise rights of dissent with respect to their Northstar Common Shares or Options pursuant to and in the manner set forth in section 184 of the ABCA (as modified by the Interim Order) and this Section 3.1 (the "Dissent Procedures") in connection with the Arrangement, and holders who duly exercise such rights of dissent and who:

          a. are ultimately entitled to be paid fair value for the Northstar Common Shares or Options shall be deemed to have transferred such Northstar Common Shares or Options to Northstar for cancellation on the Effective Date; or

          b. are ultimately not entitled, for any reason, to be paid the fair value for their Northstar Common Shares or Options shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder or Optionholder, as the case may be, but in no case shall Northstar be required to recognize such holders as Shareholders or Optionholders on and after the Effective Date, and the names of such persons shall be deleted from the registers of Shareholders or Optionholders on the Effective Date.

                                   ARTICLE 4

                       CERTIFICATES AND FRACTIONAL SHARES

4.1  ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

     At or promptly after the Effective Time, Northstar shall deposit with the Depositary, for the benefit of the Shareholders who exchanged their Northstar Common Shares pursuant to the Arrangement, certificates representing the Exchangeable Shares issued pursuant to the Arrangement upon the exchange. Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Northstar Common Shares, together with such other documents and instruments as are required to effect the transfer of the shares formerly represented by such certificate under the ABCA and the by-laws of Northstar and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall forthwith deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive pursuant to the Arrangement (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.3), and any certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Northstar Common Shares which is not registered in the transfer records of Northstar, a certificate representing the proper number of Exchangeable Shares (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.3) shall be delivered to a transferee if the certificate representing such Northstar Common Shares is presented to the Depositary, accompanied by all documents
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

required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented outstanding Northstar Common Shares shall be deemed at any time after the Effective Time, but subject to Section 4.5, to represent only the right to receive upon such surrender (a) the certificate representing Exchangeable Shares as contemplated by this Section 4.1, (b) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by Section 4.3 and
(c) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by Section 4.2.

4.2  DIVIDENDS AND OTHER DISTRIBUTIONS

     No dividends or other distributions declared or made after the Effective Time with respect to the Exchangeable Shares with a record date after the Effective Time shall be paid to the holder of any formerly outstanding Northstar Common Shares which were not exchanged pursuant to Section 2.1, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.3 (and no interest will be earned and payable thereon), unless and until the certificate representing such Northstar Common Shares shall be surrendered in accordance with Section 4.1. Subject to applicable law and to
Section 4.5, at the time of such surrender of any such certificate (or, in the case of clause (c) below, at the appropriate payment date), there shall be paid to the holder of the Exchangeable Shares resulting from such exchange, in all cases without interest, (a) the amount of any cash payable in lieu of a fractional Exchangeable Share to which such holder is entitled pursuant to
Section 4.3, (b) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Exchangeable Shares, and (c) the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Exchangeable Shares.

4.3  NO FRACTIONAL SHARES

     No certificates or scrip representing fractional Exchangeable Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1, and such fractional interests shall not entitle the owner thereof to vote or to possess or exercise any rights as a security holder of Northstar. In lieu of any such fractional interests, each person entitled thereto will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (a) such fractional interest, multiplied by (b) the Average Closing Price, such amount to be provided to the Depositary by Northstar upon request.

4.4  LOST CERTIFICATES

     If any certificate which immediately prior to the Effective Time represented outstanding Northstar Common Shares which were exchanged pursuant to
Section 2.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.3) deliverable in respect thereof as determined in accordance with Section 2.1. When seeking such certificate and payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Northstar, Devon and the Transfer Agent, as the case may be, in such sum as Northstar may direct or otherwise indemnify Northstar, Devon and the Transfer Agent in a manner satisfactory to Northstar, Devon and the Transfer Agent against any claim that may be made against Northstar, Devon or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5  EXTINGUISHMENT OF RIGHTS

     Any certificate which immediately prior to the Effective Time represented outstanding Northstar Common Shares which were exchanged pursuant to Section 2.1 and has not been deposited, with all other instruments required by Section 4.1, on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a Shareholder or a holder of Exchangeable Shares or
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

shares of Devon Common Stock. On such date, the Exchangeable Shares (and any dividends or distributions with respect thereto and any cash pursuant to Section 4.3) to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled (or, if the Automatic Redemption Date has occurred, the resulting shares of Devon Common Stock) shall be deemed to have been surrendered to Northstar (or, in the event that the Automatic Redemption Date has occurred, Devon), together with all entitlements to dividends, distributions, cash and interest thereon held for such former registered holder, for no consideration and such shares shall thereupon be canceled and the name of the former registered holder shall be removed from the register of holders of such shares.

                                   ARTICLE 5

               CERTAIN RIGHTS AND OBLIGATIONS OF DEVON TO ACQUIRE
                              EXCHANGEABLE SHARES

5.1  DEVON LIQUIDATION CALL RIGHT

     a. Devon shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Northstar as referred to in Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than Devon or any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by such holders on payment by Devon to each holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price") in accordance with subsection 5.1(c). In the event of the exercise of the Liquidation Call Right by Devon, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to Devon on the Liquidation Date on payment by Devon to the holder of the Liquidation Call Purchase Price for each such share.

     b. To exercise the Liquidation Call Right, Devon must notify Northstar's Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and Northstar of Devon's intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Northstar and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Northstar. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Devon has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by Devon. If Devon exercises the Liquidation Call Right, on the Liquidation Date, Devon will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

     c. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Devon shall deposit with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the right of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Devon, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall, on and after the Liquidation Date, be considered and deemed for all purposes to be the holder of the Devon Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of Northstar and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Devon shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Devon does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by Northstar in connection with the liquidation, dissolution or winding-up of Northstar pursuant to Article 5 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

5.2  DEVON REDEMPTION CALL RIGHT

     a. Devon shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by Northstar pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than Devon or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Devon to the holder of the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Call Purchase Price") in accordance with subsection 5.2(c). In the event of the exercise of the Redemption Call Right by Devon, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Devon on the Automatic Redemption Date on payment by Devon to the holder of the Redemption Call Purchase Price for each such share.

     b. To exercise the Redemption Call Right, Devon must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and Northstar of Devon's intention to exercise such right not later than the date by which Northstar is required to give notice of the Automatic Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Devon has exercised the Redemption Call Right forthwith after the date by which the same may be exercised by Devon. If Devon exercises the Redemption Call Right, on the Automatic Redemption Date, Devon will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

     c. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Devon shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date, the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Devon upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the Devon Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of Northstar and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Devon shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Devon does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Northstar in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

5.3  EXCHANGE PUT RIGHT

     Upon and subject to the terms and conditions contained in the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement, a holder of Exchangeable Shares shall have the Exchange Put Right.

                                   ARTICLE 6

                                   AMENDMENT

6.1  PLAN OF ARRANGEMENT AMENDMENT

     Northstar reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification or supplement must be contained in a written document that is (a) agreed to by Devon, (b) filed with the Court and, if made following the Meeting, approved by the Court and (c) communicated to Shareholders and Optionholders in the manner required by the Court (if so required).

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Northstar at any time prior to or at the Meeting (provided that Devon shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only (a) if it is consented to by Northstar, (b) if it is consented to by Devon and (c) if required by the Court or applicable law, it is consented to by the Shareholders, Optionholders or the holders of Exchangeable Shares, as the case may be.

                                  APPENDIX "A"

              PROVISIONS ATTACHING TO THE CLASS A PREFERRED SHARE

     The Class A Preferred Share in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

DIVIDENDS

     Subject to the prior rights of the holders of any shares ranking senior to the Class A Preferred Share with respect to priority in the payment of dividends, the holder of the Class A Preferred Share shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation.

DISSOLUTION

     In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of any shares ranking senior to the Class A Preferred Share with respect to priority in the distribution of assets upon liquidation, dissolution or winding-up, the holder of the Class A Preferred Share shall be entitled to receive an amount equal to the stated capital in respect of the Class A Preferred Share and dividends remaining unpaid, including all cumulative dividends, whether or not declared. After payment to the holder of the Class A Preferred Share of such amounts, such holder shall not be entitled to share in any further distribution of the assets of the Corporation.

VOTING RIGHTS

     Except where specifically provided in the Business Corporations Act (Alberta), the holder of the Class A Preferred Share shall not be entitled to receive notice of or to attend meetings of the shareholders of the Corporation and shall not be entitled to vote at any meeting of shareholders of the Corporation.

                   PROVISIONS ATTACHING TO THE COMMON SHARES

     The common shares ("Common Shares") in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

DIVIDENDS

     Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, holders of Common Shares have a right to receive dividends when declared by the Board of Directors out of property of the Corporation legally available therefor.

LIQUIDATION

     Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, the holders of Common Shares shall, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of the assets of the Corporation for the purpose of winding-up its affairs, be entitled to receive the remaining property and assets of the Corporation.

VOTING

     The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders (other than separate meetings of other classes or series of shares), and shall be entitled to one vote for each Common Share held.

                PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

     The Exchangeable Shares in the capital of the Corporation shall have the following rights, privileges, restrictions and conditions:

                                   ARTICLE 1

                                 INTERPRETATION

     1.1 For the purposes of these rights, privileges, restrictions and conditions:

     "Act" means the Business Corporations Act (Alberta), as amended, consolidated or reenacted from time to time.

     "Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of Devon Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of Exchangeable Shares then issued and outstanding and held by holders (other than Devon and its Subsidiaries) multiplied by (ii) the number of votes to which a holder of one share of Devon Common Stock is entitled with respect to such matter, proposition or question.

     "Automatic Redemption Date" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be the first to occur of (a) the 10th anniversary of the Effective Date of the Arrangement, (b) the date selected by the Board of Directors of the Corporation (such date to be no earlier than the third anniversary of the Effective Date of the Arrangement) at a time when less than 5% of the number of Exchangeable Shares issuable on the Effective Date (other than Exchangeable Shares held by Devon and its Subsidiaries, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares) are outstanding, (c) the Business Day prior to the record date for any meeting or vote of the shareholders of the Corporation to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of the Corporation, but excluding any meeting or vote as described in clause (d) below, (d) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the Devon Common Stock or (e) the date on which the share purchase rights issued pursuant to the Rights Agreement, dated as of April 17, 1995, as amended, between Devon and First National Bank of Boston (or pursuant to any similar successor or replacement rights agreement) would separate from the shares of Devon Common Stock and become exercisable.

     "Board of Directors" means the board of directors of the Corporation and any committee thereof acting within its authority.

     "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of Oklahoma City, Oklahoma and Calgary, Alberta.

     "Common Shares" means the common shares in the capital of the Corporation.

     "Corporation" means Northstar Energy Corporation, a corporation organized and existing under the Act and includes any successor corporation.

     "Current Market Price" means, in respect of a share of Devon Common Stock on any date, the average of the closing sale prices per share (computed and rounded to the third decimal point) of shares of Devon Common Stock during the period of 20 consecutive trading days ending not more than five trading days before such date on the American Stock Exchange, or, if Devon Common Stock is not then traded on the American Stock Exchange, on such other principal U.S. stock exchange or automated quotation system on which the Devon Common Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if, in the opinion of the Board of Directors the public distribution or trading activity of Devon Common Stock during such period does not create a market which reflects the fair market value of a share of Devon Common Stock, then the Current Market Price of a share of Devon Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further than any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

     "Devon" means Devon Energy Corporation, a corporation organized and existing under the laws of the State of Oklahoma and includes any successor corporation.

     "Devon Call Notice" has the meaning provided in Section 6.3.

     "Devon Common Stock" means the shares of common stock of Devon, with a par value of U.S. $0.10 per share, having voting rights of one vote per share, and any other securities resulting from the application of Section 2.7 of the Support Agreement.

     "Devon Dividend Declaration Date" means the date on which the board of directors of Devon declares any dividend on the Devon Common Stock.

     "Devon Special Share" means the one share of Special Voting Stock of Devon, with a par value of U.S. $0.10, and having voting rights at meetings of holders of Devon Common Stock equal to the Aggregate Equivalent Voting Amount.

     "Exchange Put Date" has the meaning provided in Section 8.2.

     "Exchange Put Right" has the meaning provided in Section 8.1.

     "Exchangeable Share Consideration" means, for any acquisition of or redemption of or distribution of assets of the Corporation in respect of or purchase pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

          a. certificates representing the aggregate number of shares of Devon Common Stock deliverable in connection with such action;

          b. a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; and

          c. such stock or other property constituting any declared and unpaid, and all undeclared but payable, non-cash dividends deliverable in connection with such action,

provided that (i) that part of the consideration which represents (a) above, shall be fully paid and satisfied by the delivery of one share of Devon Common Stock for each one Exchangeable Share, such share to be duly issued as a fully paid and non-assessable share, (ii) that part of the consideration which represents (c), above, unpaid shall be fully paid and satisfied by delivery of such non-cash items, and (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest less any tax required to be deducted and withheld therefrom and without interest.

     "Exchangeable Share Price" means, for each Exchangeable Share, an amount equal to the aggregate of:

          a. the Current Market Price of a share of Devon Common Stock; plus

          b. an additional amount equal to the full amount of all cash dividends declared, payable and unpaid on such Exchangeable Share; plus

          c. an additional amount equal to all dividends declared and payable on Devon Common Stock which have not been declared on Exchangeable Shares in accordance herewith; plus

          d. an additional amount representing non-cash dividends declared, payable and unpaid on such Exchangeable Share.

     "Exchangeable Shares" means the Exchangeable Shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

     "Liquidation Amount" has the meaning provided in Section 5.1.

     "Liquidation Call Right" has the meaning provided in the Plan of Arrangement.

     "Liquidation Date" has the meaning provided in Section 5.1.

     "Plan of Arrangement" means the plan of arrangement involving and affecting the Corporation, Devon and the holders of common shares and options of the Corporation under section 186 of the Act contemplated in the Combination Agreement by and among Devon and the Corporation, dated as of June 29, 1998, as amended and restated from time to time.

     "Purchase Price" has the meaning provided in Section 6.3.

     "Redemption Call Purchase Price" has the meaning provided in the Plan of Arrangement.

     "Redemption Call Right" has the meaning provided in the Plan of Arrangement.

     "Redemption Price" has the meaning provided in Section 7.1.

     "Retracted Shares" has the meaning provided in subsection 6.1(a).

     "Retraction Call Right" has the meaning provided in subsection 6.1(c).

     "Retraction Date" has the meaning provided in subsection 6.1(b).

     "Retraction Price" has the meaning provided in Section 6.1.

     "Retraction Request" has the meaning provided in Section 6.1.

     "Subsidiary", in relation to any person, means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

     "Support Agreement" means the Support Agreement between Devon and the Corporation, made as of -- , 1998.

     "Transfer Agent" means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent.

     "Trustee" means the Trustee appointed under the Voting and Exchange Trust Agreement, and any successor trustee.

     "Voting and Exchange Trust Agreement" means the Voting and Exchange Trust Agreement among the Corporation, Devon and the Trustee, made as of -- , 1998.

                                   ARTICLE 2

                         RANKING OF EXCHANGEABLE SHARES

     2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

                                   ARTICLE 3

                                   DIVIDENDS

     3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Devon Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend declared on the Devon Common Stock, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each share of Devon Common Stock, (b) in the case of a stock dividend declared on the Devon Common Stock to be paid in Devon Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Devon Common Stock to be paid on each share of Devon Common Stock, (c) in the case of a dividend declared on the Devon Common Stock in property other than cash or securities of Devon, in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on each share of Devon Common Stock or (d) in the case of a dividend declared on the Devon Common Stock to be paid in securities of Devon other than Devon Common Stock, in such number of either such securities or economically equivalent securities of the Corporation, as the Board of Directors determines, for each Exchangeable Share as is equal to the number of securities of Devon to be paid on each share of Devon Common Stock. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation.

     3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by subsection 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share (less any tax required to be deducted and withheld from such dividends paid or credited by the Corporation) shall satisfy the cash dividends represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by subsections 3.1(b) or (d) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby or dividend payable in other securities represented thereby. Such other type and amount of property in respect of any dividends contemplated by subsection 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. In all cases, any such dividends shall be subject to any reduction or adjustment for tax required to be deducted and withheld from such dividends paid or credited by the Corporation. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend which is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or which otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

     3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Devon Common Stock.

     3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends which remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

     3.5 Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

                                   ARTICLE 4

                              CERTAIN RESTRICTIONS

     4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Article 10 of these share provisions:

          a. pay any dividends on the Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in any such other shares ranking junior to the Exchangeable Shares;

          b. redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

          c. redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect of the payment of dividends or on any liquidation distribution; or

          d. amend the articles or by-laws of the Corporation, in either case in any manner that would affect the rights or privileges of the holders of the Exchangeable Shares.

     The restrictions in subsections 4.1(a), 4.1(b) and 4.1(c) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared with a record date on or following the effective date of the Plan of Arrangement on the Devon Common Stock shall have been declared on the Exchangeable Shares and paid in full. Nothing herein shall be interpreted to restrict the Corporation from issuing additional Common Shares.

                                   ARTICLE 5

                          DISTRIBUTION ON LIQUIDATION

     5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding-up (the "Liquidation Date"), before any distribution of any part of the assets of the Corporation to the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Amount") in accordance with Section 5.2. In connection with payment of the Liquidation Amount, the Corporation shall be entitled to liquidate some of the Devon Common Stock which would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

     5.2 On or promptly after the Liquidation Date, and subject to the exercise by Devon of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the Devon Common Stock delivered to them. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

     5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

                                   ARTICLE 6

                  RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

     6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Devon of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "Retraction Price") in accordance with Section 6.4. In connection with payment of the Retraction Price, the Corporation shall be entitled to liquidate some of the Devon Common Stock that would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule "A" hereto or in such other form as may be acceptable to the Corporation:

          a. specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

          b. stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than five Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by the Corporation; and

          c. acknowledging the overriding right (the "Retraction Call Right") of Devon to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares in accordance with the Retraction Call Right on the terms and conditions set out in
     Section 6.3 below.

     6.2 Subject to the exercise by Devon of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in
Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4 hereof. If only a part of the Exchangeable Shares represented by any certificate are redeemed or purchased by Devon pursuant to the Retraction Call right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

     6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Devon thereof. In order to exercise the Retraction Call Right, Devon must notify the Corporation in writing of its determination to do so (the "Devon Call Notice") within two Business Days of such notification. If Devon does not so notify the Corporation within such two Business Days, the Corporation will notify the holder as soon as possible thereafter that Devon will not exercise the Retraction Call Right. If Devon delivers the Devon Call Notice within such two Business Days, and provided that the Retraction Request is not revoked by the holder in the manner specified in
Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Devon in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Devon shall purchase from such holder and such holder shall sell to Devon on the Retraction Date the Retracted Shares for a purchase price per share (the "Purchase Price") equal to the Retraction Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, Devon shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Devon does not deliver a Devon Call Notice within two Business Days or otherwise comply with these Exchangeable Share provisions in respect thereto, and provided that Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

     6.4 The Corporation or Devon, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, except as to any cheque included therein which is not paid on due presentation.

     6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive such holder's proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made, in which case the rights of such holder shall remain unaffected until the

Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Devon shall thereafter be considered and deemed for all purposes to be a holder of the Devon Common Stock delivered to it. Notwithstanding the foregoing, until such payment of such Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

     6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Devon shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 of these share provisions as a result of liquidity or solvency requirements or applicable law shall be deemed by giving the Retraction Request to require Devon to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Devon to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement, and Devon shall make such purchase.

     6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Devon shall be deemed to have been revoked.

                                   ARTICLE 7

              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

     7.1 Subject to applicable law, and if Devon does not exercise the Redemption Call Right, the Corporation shall on the Automatic Redemption Date redeem the whole of the then outstanding Exchangeable Shares for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Price") in accordance with Section
7.3. In connection with payment of the Redemption Price, the Corporation shall be entitled to liquidate some of the Devon Common Stock which would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

     7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation, or the Transfer Agent on behalf of the Corporation, shall, at least 45 days before an Automatic Redemption Date or before a possible Automatic Redemption Date which may result from a failure of the holders of Exchangeable Shares to take necessary action as described in clause (d) of the definition of Automatic Redemption Date send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption or possible redemption by the Corporation or the purchase by Devon under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

     7.3 On or after the Automatic Redemption Date and subject to the exercise by Devon of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation, of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Devon Common Stock delivered to them. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration is made, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                   ARTICLE 8

                               EXCHANGE PUT RIGHT

     8.1 Upon and subject to the terms and conditions contained in these share provisions and the Voting and Exchange Trust Agreement:

          a. a holder of Exchangeable Shares shall have the right (the "Exchange Put Right") at any time to require Devon to purchase all or any part of the Exchangeable Shares of the holder; and

          b. upon the exercise by the holder of the Exchange Put Right and provided that, at the time of purchase, the Exchangeable Shares are listed on a recognized Canadian stock exchange, the holder shall be required to sell to Devon, and Devon shall be required to purchase from the holder, that number of Exchangeable Shares in respect of which the Exchange Put Right is exercised, in consideration of the payment by Devon of the Exchangeable Share Price applicable thereto (which shall be the Exchangeable Share Price applicable on the last Business Day prior to receipt of notice required under section 8.2) and delivery by or on behalf of Devon of the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price. In connection with payment of the Exchangeable Share Consideration, the Corporation shall be entitled to liquidate some of the Devon Common Stock which would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

     8.2 The Exchange Put Right provided in section 8.1 hereof and in Article 5 of the Voting and Exchange Trust Agreement may be exercised at any time by notice in writing given by the holder to and received by the Trustee (the date of such receipt, the "Exchange Put Date") and accompanied by presentation and surrender of the certificates representing such Exchangeable Shares, together with such documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Trustee may reasonably require, at the principal transfer offices in Calgary, Alberta and Toronto, Ontario of the Trustee, or at such other office or offices of the Trustee or of other persons designated by the Trustee for that purpose as may from time to time be maintained by the Trustee for that purpose. Such notice may be (i) in the form of the panel, if any, on the certificates representing Exchangeable Shares, (ii) in the form of the notice and election contained in any letter of transmittal distributed or made available by the Corporation for that purpose, or (iii) in other form satisfactory to the Trustee (or such other persons aforesaid), shall stipulate the number of Exchangeable Shares in respect of which the right is exercised (which may not exceed the number of shares represented by certificates surrendered to the Trustee), shall be irrevocable unless the exchange is not completed in accordance herewith and with the Voting and Exchange Trust Agreement and shall constitute the holder's authorization to the Trustee (and such other persons aforesaid) to effect the exchange on behalf of the holder.

     8.3 The completion of the sale and purchase referred to in section 8.1 shall be required to occur, and Devon shall be required to take all actions on its part necessary to permit it to occur, not later than the close of business on the third Business Day following the Exchange Put Date.

     8.4 The surrender by the holder of Exchangeable Shares under section 8.2 shall constitute the representation, warranty and covenant of the holder that the Exchangeable Shares so purchased are sold free and clear of any lien, encumbrance, security interest or adverse claim or interest.

     8.5 If a part only of the Exchangeable Shares represented by any certificate are to be sold and purchased pursuant to the exercise of the Exchange Put Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

     8.6 Upon receipt by the Trustee of the notice, certificates and other documents or instruments required by section 8.2, the Trustee shall deliver or cause to be delivered, on behalf of Devon and subject to receipt by the Trustee from Devon of the applicable Exchangeable Share Consideration, to the relevant holder at the address of the holder specified in the notice or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Trustee (or other persons aforesaid) maintained for that purpose, the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price, within the time stipulated in section 8.3. Delivery by Devon to the Trustee of such Exchangeable Share Consideration shall be deemed to be payment of and shall satisfy and discharge all liability for the total applicable Exchangeable Share Price, except as to any cheque included therein which is not paid on due presentation.

     8.7 On and after the close of business on the Exchange Put Date, the holder of the Exchangeable Shares in respect of which the Exchange Put Right is exercised shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total applicable Exchangeable Share Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Exchangeable Share Consideration shall not be made, in which case the rights of such holder shall remain unaffected until such payment has been made. On and after the close of business on the

Exchange Put Date provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration has been made in accordance with the foregoing provisions, the holder of the Exchangeable Shares so purchased by Devon shall thereafter be considered and deemed for all purposes to be a holder of the Devon Common Stock delivered to it. Notwithstanding the foregoing, until payment of the Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                   ARTICLE 9

                                 VOTING RIGHTS

     9.1 Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 10

                             AMENDMENT AND APPROVAL

     10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but, except as hereinafter provided, only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

     10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66 2/3% of the votes cast on such resolution by persons represented in person or by proxy at a meeting of holders of Exchangeable Shares (excluding Exchangeable Shares beneficially owned by Devon or its Subsidiaries) duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy. If at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by persons represented in person or by proxy at such meeting (excluding Exchangeable Shares beneficially owned by Devon or its Subsidiaries) shall constitute the approval or consent of the holders of the Exchangeable Shares. For the purposes of this section, any spoiled votes, illegible votes, defective votes and abstinences shall be deemed to be votes not cast.

                                   ARTICLE 11

           RECIPROCAL CHANGES, ETC. IN RESPECT OF DEVON COMMON STOCK

     11.1

     a. Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Devon will not:

          i. issue or distribute shares of Devon Common Stock (or securities exchangeable for or convertible into or carry rights to acquire shares of Devon Common Stock) to the holders of all or substantially all of the then outstanding shares of Devon Common Stock by way of stock dividend or other distribution; or

          ii. issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Devon Common Stock entitling them to subscribe for or to purchase shares of Devon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Devon Common Stock); or

          iii. issue or distribute to the holders of all or substantially all of the then outstanding shares of Devon Common Stock (A) shares or securities of Devon of any class other than Devon Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Devon Common Stock), (B) rights, options or warrants other than those referred to in subsection 11.1(a)(ii) above, (C) evidences of indebtedness of Devon or (D) assets of Devon;

     unless

          iv. one or both of Devon and the Corporation is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

          v. one or both of Devon and the Corporation shall issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to the holders of the Exchangeable Shares.

     b. Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Devon will not:

          i. subdivide, redivide or change the then outstanding shares of Devon Common Stock into a greater number of shares of Devon Common Stock; or

          ii. reduce, combine or consolidate or change the then outstanding shares of Devon Common Stock into a lesser number of shares of Devon Common Stock; or

          iii. reclassify or otherwise change the shares of Devon Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of Devon Common Stock;

     unless

          iv. the Corporation is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares; and

          v. the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

     The Support Agreement further provides, in part, that, with the exception of certain ministerial amendments, the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Article 10 of these share provisions.

                                   ARTICLE 12

               ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

     12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Devon with all provisions of the Support Agreement, the Voting Trust and Exchange Agreement and Devon's Amended and Restated Certificate of Incorporation applicable to the Corporation and Devon, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

     12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement, the Voting Trust and

Exchange Agreement or Devon's Amended and Restated Certificate of Incorporation without the approval of the holders of the Exchangeable Shares given in accordance with Article 10 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purpose of:

          a. adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares; or

          b. making such provisions or modifications not inconsistent with such agreement or certificate as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

          c. making such changes in or corrections to such agreement or certificate which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13

                                     LEGEND

     13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and exchange provisions thereunder).

                                   ARTICLE 14

                                 MISCELLANEOUS

     14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

     14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction, redemption or exchange of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be, and the method of any such presentation and surrender of certificates shall be at the sole risk of the holder.

     14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Corporation. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be or intended to be taken by the Corporation.

     14.4 For greater certainty, the Corporation shall not be required for any purpose under these share provisions to recognize or take account of persons who are not so recorded in such securities register.

     14.5 All Exchangeable Shares acquired by the Corporation upon the redemption or retraction thereof shall be canceled.

                                  SCHEDULE "A"

                               RETRACTION REQUEST

To the Corporation and Devon Energy Corporation ("Devon")

     This request is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Shares of the Corporation and all capitalized words and expressions used in this request which are defined in the Share Provisions have the meaning attributed to such words and expressions in such Share Provisions.

     The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned requests the Corporation to redeem in accordance with Article 6 of the Share Provisions:

     [ ] all share(s) represented by the accompanying certificate(s); or

     [ ]                      share(s) only.
         --------------------

     The undersigned hereby notifies the Corporation that the Retraction Date
     shall be                .

     NOTE: The Retraction Date must be a Business Day and must not be less than five Business Days nor more than 10 Business Days after the date upon which this notice and the accompanying shares are received at the registered office of the Corporation or at any office of the Transfer Agent as may be specified in this Retraction Request or as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. In the event that no such Business Day is correctly specified above, the Retraction Date shall be deemed to be the tenth Business Day after the date on which this request is received by the Corporation.

     The undersigned acknowledges the Retraction Call Right of Devon to purchase all but not less than all the Retracted Shares from the undersigned and that this request shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Devon in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. If Devon determines not to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This retraction request, and offer to sell the Retracted Shares to Devon, may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Date immediately preceding the Retraction Date.

     The undersigned acknowledges that if, as a result of liquidity or solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Devon to purchase the unredeemed Retracted Shares.

     The undersigned hereby represents and warrants to the Corporation and Devon that the undersigned has good title to, and owns, the share(s) represented by the accompanying certificate free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests.

------------------   ------------------------------------------  ------------------------------------------
(Date)               (Signature of Shareholder)                  (Guarantee of Signature)

     [ ] Please check box if the legal or beneficial owner of the Retracted
         Shares is a non-resident of Canada.

     [ ] Please check box if the securities and any cheque(s) or other non-cash assets resulting from the retraction of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer offices of CIBC Mellon Trust Company (the "Transfer Agent") in Calgary, Alberta or Toronto, Ontario, failing which the securities and any cheque(s) or other non-cash assets will be delivered to the shareholder in accordance with the share provisions.

     NOTE: This panel must be completed and the accompanying certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent at its principal transfer offices in Calgary, Alberta or Toronto, Ontario. The securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, or transferred into, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities, cheque(s) and other non-cash assets resulting from such retraction or purchase will be delivered to the shareholder in accordance with the Share Provisions.

---------------------------------------------------  ---------------------------------------------------
Name of Person in Whose Name Securities or           Date
Cheque(s) or Other Non-cash Assets Are To Be
Registered, Issued or Delivered (please print)

---------------------------------------------------  ---------------------------------------------------
Street Address or P.O. Box                           Signature of Shareholder

---------------------------------------------------  ---------------------------------------------------
City, Province                                       Signature Guaranteed by

     NOTE: If this retraction request is for less than all of the share(s) represented by the accompanying certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation or its lawful transferee.

                                    ANNEX F

                               SUPPORT AGREEMENT

     THIS SUPPORT AGREEMENT is entered into as of --, 1998, between Devon Energy Corporation, an Oklahoma corporation ("Devon"), and Northstar Energy Corporation, an Alberta corporation ("Northstar").

                                    RECITALS

     WHEREAS, pursuant to a Combination Agreement dated as of June 29, 1998, by and between Devon and Northstar (such agreement, as it may be amended or restated, is hereinafter referred to as the "Combination Agreement"), the parties agreed that on the Effective Date (as defined in the Combination Agreement), Devon and Northstar would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit D to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably.

     WHEREAS, pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated --, 1998 filed pursuant to the Business Corporations Act (Alberta) (or any successor or other corporate statute by which Northstar may in the future be governed) (the "Act") each issued and outstanding common share of Northstar (a "Northstar Common Share") was exchanged for issued and outstanding Exchangeable Shares of Northstar (the "Exchangeable Shares").

     WHEREAS, the Articles of Amendment of Northstar set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares.

     WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby Devon will take certain actions and make certain payments and deliveries necessary to ensure that Northstar will be able to make certain payments and to deliver or cause to be delivered shares of Devon Common Stock in satisfaction of the obligations of Northstar under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions.

     NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1  DEFINED TERMS

     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3  NUMBER, GENDER, ETC.

     Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4  DATE FOR ANY ACTION

     If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2

                        COVENANTS OF DEVON AND NORTHSTAR

2.1  COVENANTS OF DEVON REGARDING EXCHANGEABLE SHARES

     So long as any Exchangeable Shares are outstanding, Devon will:

          (a) not declare or pay any dividend on Devon Common Stock unless (i) Northstar will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (ii) subsection 2.1(b) shall be complied with in connection with such dividend;

          (b) cause Northstar to declare simultaneously with the declaration of any dividend on Devon Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on Devon Common Stock, cause Northstar to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

          (c) advise Northstar sufficiently in advance of the declaration by Devon of any dividend on Devon Common Stock and take all such other actions as are necessary, in cooperation with Northstar, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on Devon Common Stock and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

          (d) ensure that the record date for any dividend declared on Devon Common Stock is not less than ten Business Days after the declaration date for such dividend;

          (e) take all such actions and do all such things as are necessary or desirable to enable and permit Northstar, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Northstar or any other distribution of the assets of Northstar for the purpose of winding-up its affairs, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Northstar to cause to be delivered shares of Devon Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

          (f) take all such actions and do all such things as are necessary or desirable to enable and permit Northstar, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Northstar to cause to be delivered shares of Devon Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be; and

          (g) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Northstar nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Northstar.

2.2  SEGREGATION OF FUNDS

     Devon will cause Northstar to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable Northstar to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and Northstar will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3  RESERVATION OF SHARES OF DEVON COMMON STOCK

     Devon hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit Northstar to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which Devon may now or hereafter be required to issue shares of Devon Common Stock.

2.4  NOTIFICATION OF CERTAIN EVENTS

     In order to assist Devon to comply with its obligations hereunder, Northstar will give Devon notice of each of the following events at the time set forth below:

          (a) immediately, in the event of any determination by the Board of Directors of Northstar to take any action which would require a vote of the holders of Exchangeable Shares for approval;

          (b) immediately, upon the earlier of (i) receipt by Northstar of notice of, and (ii) Northstar otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Northstar or to effect any other distribution of the assets of Northstar among its shareholders for the purpose of winding-up its affairs;

          (c) immediately, upon receipt by Northstar of a Retraction Request (as defined in the Exchangeable Share Provisions);

          (d) at least 130 days prior to any Automatic Redemption Date determined by the Board of Directors of Northstar in accordance with clause
     (b) of the definition of Automatic Redemption Date in the Exchangeable Share Provisions;

          (e) as soon as practicable upon the issuance by Northstar of any Exchangeable Shares or rights to acquire Exchangeable Shares; and

          (f) in the event of any determination by the Board of Directors of Northstar to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Northstar or to effect any other distribution of the assets of Northstar among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution.

2.5  DELIVERY OF SHARES OF DEVON COMMON STOCK

     In furtherance of its obligations hereunder, upon notice of any event which requires Northstar to cause to be delivered shares of Devon Common Stock to any holder of Exchangeable Shares, Devon shall forthwith issue and deliver the requisite shares of Devon Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as Northstar shall direct. All such shares of Devon Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest.

2.6  QUALIFICATION OF SHARES OF DEVON COMMON STOCK

     Devon covenants that if any shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by Devon to the initial holder thereof (other than Northstar) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Devon for purposes of Canadian federal or provincial securities law or an "affiliate" of Devon for purposes of United States federal or state securities law), Devon will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by
Section 2.7 hereof) to be and remain duly registered, qualified or approved. Devon represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by
Section 2.7 hereof) to be issued and delivered hereunder (including, for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights) to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of Devon for the purposes of Canadian federal and provincial securities law or an "affiliate" of Devon for purposes of United States federal or state securities law). Devon will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of Devon Common Stock (or other shares or securities into which Devon Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be delivered hereunder (including, for greater certainty, pursuant to Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights) to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time. Devon will in good faith expeditiously take all such action and do all such things as are necessary to cause all Exchangeable Shares to be and to continue to be listed and posted for trading on The Toronto Stock Exchange or, in the event that a listing on The Toronto Stock Exchange is not available, on another recognized Canadian stock exchange.

2.7  EQUIVALENCE

     (a) Devon will not:

          (i) issue or distribute shares of Devon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Devon Common Stock) to the holders of all or substantially all of the then outstanding shares of Devon Common Stock by way of stock dividend or other distribution; or

          (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Devon Common Stock entitling them to subscribe for or to purchase shares of Devon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Devon Common Stock); or

          (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of Devon Common Stock (A) shares or securities of Devon of any class other than Devon Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Devon

     Common Stock), (B) rights, options or warrants other than those referred to in subsection 2.7 (a) (ii) above, (C) evidences of indebtedness of Devon or
     (D) assets of Devon;

     unless

          (iv) one or both of Devon and Northstar is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

          (v) one or both of Devon and Northstar shall issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to the holders of the Exchangeable Shares.

     (b) Devon will not:

          (i) subdivide, redivide or change the then outstanding shares of Devon Common Stock into a greater number of shares of Devon Common Stock; or

          (ii) reduce, combine or consolidate or change the then outstanding shares of Devon Common Stock into a lesser number of shares of Devon Common Stock; or

          (iii) reclassify or otherwise change the shares of Devon Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of Devon Common Stock;

     unless

          (iv) Northstar is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares; and

          (v) the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

     (c) Devon will ensure that the record date for any event referred to in section 2.7 (a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by Devon (with simultaneous notice thereof to be given by Devon to Northstar).

2.8  TENDER OFFERS, ETC.

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Devon Common Stock (an "Offer") is proposed by Devon or is proposed to Devon or its shareholders and is recommended by the Board of Directors of Devon, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Devon, Devon shall, in good faith, take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of Devon Common Stock, without discrimination, including, without limiting the generality of the foregoing, Devon will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by Devon or where Devon is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Northstar (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.9  OWNERSHIP OF OUTSTANDING SHARES

     Without the prior approval of Northstar and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, Devon covenants and agrees in favor of Northstar that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Devon or any of its Subsidiaries, Devon will be and remain the direct or indirect beneficial owner of all issued and outstanding Northstar Common Shares and of at least 50.1% of all other outstanding securities of Northstar carrying or entitled to voting rights in any circumstances generally for the election of directors, in each case other than the Exchangeable Shares.

2.10  DEVON NOT TO VOTE EXCHANGEABLE SHARES

     Devon covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by Devon and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Devon further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11  DUE PERFORMANCE

     On and after the Effective Date, Devon shall duly and timely perform all of its obligations provided for in connection with the Plan of Arrangement, including any obligations that may arise upon the exercise of Devon's rights under the Exchangeable Share Provisions.

                                   ARTICLE 3

                                    GENERAL

3.1  TERM

     This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than Devon and any of its Subsidiaries.

3.2  CHANGES IN CAPITAL OF DEVON AND NORTHSTAR

     Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 hereof, as a result of which either Devon Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Devon Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall as soon as possible execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3  SEVERABILITY

     If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4  AMENDMENTS, MODIFICATIONS, ETC.

     This agreement may not be amended, modified or waived except by an agreement in writing executed by Northstar and Devon and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

3.5  MINISTERIAL AMENDMENTS

     Notwithstanding the provisions of section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

          (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

          (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Northstar and Devon, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

          (c) making such changes or corrections which, on the advice of counsel to Northstar and Devon, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the boards of directors of each of Northstar and Devon shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6  MEETING TO CONSIDER AMENDMENTS

     Northstar, at the request of Devon, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of Northstar, the Exchangeable Share Provisions and all Applicable Laws.

3.7  AMENDMENTS ONLY IN WRITING

     No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8  INUREMENT

     This agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

3.9  NOTICES TO PARTIES

     All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

        (a) if to Devon to:

            Devon Energy Corporation
            20 North Broadway
            Suite 1500
            Oklahoma City, Oklahoma
            73102-8260
            Attention: President
            Facsimile No. 405-552-8171

        (b) if to Northstar to:

            Northstar Energy Corporation
            3000, 400 -- 3rd Avenue S.W.
            Calgary, Alberta
            T2P 4H2
            Attention: President
            Facsimile No. 403-213-8100

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10  COUNTERPARTS

     This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11  JURISDICTION

     This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

3.12  ATTORNMENT

     Devon agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of the Province of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Northstar at its registered office in the Province of Alberta as Devon s attorney for service of process.

     IN WITNESS WHEREOF, Devon and Northstar have caused this agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                            DEVON ENERGY CORPORATION

                                            By:
                                              ----------------------------------
                                                             --
                                                             --

                                            NORTHSTAR ENERGY CORPORATION

                                            By:
                                              ----------------------------------
                                                             --
                                                             --

                                    ANNEX G

                      VOTING AND EXCHANGE TRUST AGREEMENT

     THIS VOTING AND EXCHANGE TRUST AGREEMENT is entered into as of --, 1998, by and between Devon Energy Corporation, an Oklahoma corporation ("Devon"), Northstar Energy Corporation, an Alberta corporation ("Northstar"), and -- Trust Company, a Canadian trust company ("Trustee").

     WHEREAS, pursuant to a Combination Agreement dated as of June 29, 1998 by and between Devon and Northstar (such agreement as it may be amended or restated is hereinafter referred to as the "Combination Agreement"), the parties agreed that on the Effective Date (as defined in the Combination Agreement), Devon and Northstar would execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit E to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably.

     WHEREAS, pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated --, 1998 filed pursuant to the Business Corporations Act (Alberta) (or any successor or other corporate statute by which Northstar may in the future be governed) (the "Act"), each issued and outstanding common share of Northstar (a "Northstar Common Share") was exchanged for issued and outstanding Exchangeable Shares of Northstar (the "Exchangeable Shares").

     WHEREAS, the Articles of Amendment of Northstar set forth the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively, the "Exchangeable Share Provisions").

     WHEREAS, Devon is to provide voting rights in Devon to each holder (other than Devon and its Subsidiaries) from time to time of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per share of Devon Common Stock.

     WHEREAS, Devon is to grant to and in favor of the holders (other than Devon and its Subsidiaries) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require Devon to purchase from each such holder all or any part of the Exchangeable Shares held by the holder.

     WHEREAS, the parties desire to make appropriate provision and to establish a procedure whereby voting rights in Devon shall be exercisable by holders (other than Devon and its Subsidiaries) from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to one share of Devon Special Voting Stock (the "Devon Special Voting Stock") to which voting rights attach for the benefit of such holders and whereby the rights to require Devon to purchase Exchangeable Shares from the holders thereof (other than Devon and its Subsidiaries) shall be exercisable by such holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to such rights for the benefit of such holders.

     WHEREAS, these recitals and any statements of fact in this agreement are made by Devon and Northstar and not by the Trustee.

     NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS.

     In this agreement, the following terms shall have the following meanings:

     "Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of Devon Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of shares of Exchangeable Shares issued and outstanding and held by Holders multiplied by (ii) the Equivalent Vote Amount.

     "Arrangement" has the meaning provided in the recitals hereto.

     "Automatic Exchange Rights" means the benefit of the obligation of Devon to effect the automatic exchange of shares of Devon Common Stock for Exchangeable Shares pursuant to Section 5.12 hereof.

     "Board of Directors" means the Board of Directors of Northstar.

     "Business Day" has the meaning provided in the Exchangeable Share
Provisions.

     "Devon Common Stock" has the meaning provided in the Exchangeable Share Provisions.

     "Devon Consent" has the meaning provided in Section 4.2 hereof.

     "Devon Meeting" has the meaning provided in Section 4.2 hereof.

     "Devon Special Voting Stock" has the meaning provided in the recitals hereto.

     "Devon Successor" has the meaning provided in subsection 11.1(a) hereof.

     "Equivalent Vote Amount" means, with respect any matter, proposition or question on which holders of Devon Common Stock are entitled to vote, consent or otherwise act, the number of votes to which a holder of one share of Devon Common Stock is entitled with respect to such matter, proposition or question.

     "Exchange Put Right" has the meaning provided in the Exchangeable Share Provisions.

     "Exchange Right" has the meaning provided in Article 5 hereof.

     "Exchangeable Share Consideration" has the meaning provided in the Exchangeable Share Provisions.

     "Exchangeable Share Price" has the meaning provided in the Exchangeable Share Provisions.

     "Exchangeable Share Provisions" has the meaning provided in the recitals hereto.

     "Exchangeable Shares" has the meaning provided in the recitals hereto.

     "Holder Votes" has the meaning provided in Section 4.2 hereof.

     "Holders" means the registered holders from time to time of Exchangeable Shares, other than Devon and its Subsidiaries.

     "Insolvency Event" means the institution by Northstar of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up, or the consent of Northstar to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Northstar to contest in good faith any such proceedings commenced in respect of Northstar within 15 days of becoming aware thereof, or the consent by Northstar to the filing of any such petition or to the appointment of a receiver, or the making by Northstar of a general assignment for the benefit of creditors, or the admission in writing by Northstar of its inability to pay its debts generally as they become due, or Northstar's not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions.

     "Liquidation Call Right" has the meaning provided in the Exchangeable Share Provisions.

     "Liquidation Event" has the meaning provided in subsection 5.12(b) hereof.

     "Liquidation Event Effective Time" has the meaning provided in subsection 5.12(c) hereof.

     "List" has the meaning provided in Section 4.6 hereof.

     "Officer's Certificate" means, with respect to Devon or Northstar, as the case may be, a certificate signed by any one of the Chairman of the Board, the Vice-Chairman of the Board (if there be one), the President or any Vice-President of Devon or Northstar, as the case may be.

     "Person" includes an individual, body corporate, partnership, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

     "Plan of Arrangement" has the meaning provided in the Exchangeable Share Provisions.

     "Redemption Call Right" has the meaning provided in the Exchangeable Share Provisions.

     "Retracted Shares" has the meaning provided in Section 5.7 hereof.

     "Retraction Call Right" has the meaning provided in the Exchangeable Share Provisions.

     "Subsidiary" has the meaning provided in the Exchangeable Share Provisions.

     "Support Agreement" means that certain support agreement made as of even date hereof by and between Devon and Northstar.

     "Trust" means the trust created by this agreement.

     "Trust Estate" means the Voting Share, any other securities, the Exchange Put Right, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this agreement.

     "Trustee" means -- Trust Company and, subject to the provisions of Article 10 hereof, includes any successor trustee or permitted assigns.

     "Voting Rights" means the voting rights attached to the Voting Share.

     "Voting Share" means the one share of Devon Special Voting Stock, U.S. $0.10 par value, issued by Devon to and deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of Devon Common Stock equal to the Aggregate Equivalent Vote Amount.

1.2  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3  NUMBER, GENDER, ETC.

     Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4  DATE FOR ANY ACTION

     If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2

                              PURPOSE OF AGREEMENT

     The purpose of this agreement is to create the Trust for the benefit of the Holders, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Holders as provided in this agreement.

                                   ARTICLE 3

                                  VOTING SHARE

3.1  ISSUANCE AND OWNERSHIP OF THE VOTING SHARE

     Devon hereby issues to and deposits with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders and in accordance with the provisions of this agreement. Devon hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Voting Share by Devon to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

          (a) hold the Voting Share and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and

          (b) except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share, and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

3.2  LEGENDED SHARE CERTIFICATES

     Northstar will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of their right to instruct the Trustee with respect to the exercise of the Voting Rights with respect to the Exchangeable Shares held by a Holder.

3.3  SAFE KEEPING OF CERTIFICATE

     The certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee or its agent.

                                   ARTICLE 4

                           EXERCISE OF VOTING RIGHTS

4.1  VOTING RIGHTS

     The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may properly come before the stockholders of Devon at a Devon Meeting or in connection with a Devon Consent (in each case, as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 7.15 hereof, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Holders entitled to instruct the Trustee as to the voting thereof at the time at which a Devon Consent is sought or a Devon Meeting is held. To the extent that no instructions are received from a Holder with respect to the Voting Rights to which such Holder is entitled, the Trustee shall not exercise or permit the exercise of such Holder s Voting Rights.

4.2  NUMBER OF VOTES

     With respect to all meetings of stockholders of Devon at which holders of shares of Devon Common Stock are entitled to vote (a "Devon Meeting") and with respect to all written consents sought by Devon from its stockholders including the holders of shares of Devon Common Stock (a "Devon Consent"), each Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Holder on the record date established by Devon or by applicable law for such Devon Meeting or Devon Consent, as the case may be, (the "Holder Votes") in respect of each matter, question or proposition to be voted on at such Devon Meeting or to be consented to in connection with such Devon Consent.

4.3  MAILINGS TO SHAREHOLDERS

     With respect to each Devon Meeting and Devon Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Devon utilizes in communications to holders of Devon Common Stock, subject to the Trustee's ability to provide this method of communication and upon being advised in writing of such method) to each of the Holders named in the List on the same day as the initial mailing or notice (or other communication) with respect thereto is given by Devon to its stockholders:

          (a) a copy of such notice, together with any proxy or information statement and related materials to be provided to stockholders of Devon;

          (b) a statement that such Holder is entitled to instruct the Trustee as to the exercise of the Holder Votes with respect to such Devon Meeting or Devon Consent, as the case may be, or, pursuant to Section 4.7 hereof, to attend such Devon Meeting and to exercise personally the Holder Votes thereat;

          (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

             (i) a proxy to such Holder or such Holder's designee to exercise personally the Holder Votes; or

             (ii) a proxy to a designated agent or other representative of the management of Devon to exercise such Holder Votes;

          (d) a statement that if no such instructions are received from the Holder, the Holder Votes to which such Holder is entitled will not be exercised;

          (e) a form of direction whereby the Holder may so direct and instruct the Trustee as contemplated herein; and

          (f) a statement of (i) the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Devon Meeting shall not be earlier than the close of business on the Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

     The materials referred to above are to be provided by Devon to the Trustee, but shall be subject to review and comment by the Trustee.

     For the purpose of determining Holder Votes to which a Holder is entitled in respect of any such Devon Meeting or Devon Consent, the number of Exchangeable Shares owned of record by the Holder shall be determined at the close of business on the record date established by Devon or by applicable law for purposes of determining stockholders entitled to vote at such Devon Meeting or to give written consent in connection with such Devon Consent. Devon will notify the Trustee in writing of any decision of the board of directors of Devon with respect to the calling of any such Devon Meeting or the seeking of any such Devon Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4  COPIES OF STOCKHOLDER INFORMATION

     Devon will deliver to the Trustee copies of all proxy materials, (including notices of Devon Meetings, but excluding proxies to vote shares of Devon Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of Devon Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Holder at the same time as such materials are first sent to holders of Devon Common Stock. The Trustee will mail or otherwise send to each Holder, at the expense of Devon, copies of all such materials (and all materials specifically directed to the Holders or to the Trustee for the benefit of the Holders by Devon) received by the Trustee from Devon at the same time as such materials are first sent to holders of Devon Common Stock. The Trustee will make copies of all such materials available for inspection by any Holder at the Trustee s principal transfer office in the cities of Calgary and Toronto.

4.5  OTHER MATERIALS

     Immediately after receipt by Devon or any stockholder of Devon of any material sent or given generally to the holders of Devon Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Devon shall use its best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Holders by such third party) to each Holder as soon as possible thereafter. As soon as practicable after receipt thereof, the Trustee will mail or otherwise send to each Holder, at the expense of Devon, copies of all such materials received by the Trustee from Devon. The Trustee will also make copies of all such materials available for inspection by any Holder at the Trustee s principal transfer office in the cities of Calgary and Toronto.

4.6  LIST OF PERSONS ENTITLED TO VOTE

     Northstar shall, (i) prior to each annual, general or special Devon Meeting or the seeking of any Devon Consent and (ii) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Devon Meeting or a Devon Consent, at the close of business on the record date established by Devon or pursuant to applicable law for determining the holders of Devon Common Stock entitled to receive notice of and/or to vote at such Devon Meeting or to give consent in connection with such Devon Consent. Each such List shall be delivered to the Trustee promptly after receipt by Northstar of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to enable the Trustee to perform its obligations under this agreement. Devon agrees to give Northstar written notice (with a copy to the Trustee) of the calling of any Devon Meeting or the seeking of any Devon Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Northstar to perform its obligations under this Section 4.6.

4.7  ENTITLEMENT TO DIRECT VOTES

     Any Holder named in a List prepared in connection with any Devon Meeting or any Devon Consent will be entitled (i) to instruct the Trustee in the manner described in Section 4.3 hereof with respect to the exercise of the Holder Votes to which such Holder is entitled or (ii) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Holder Votes to which such Holder is entitled.

4.8  VOTING BY TRUSTEE, AND ATTENDANCE OF TRUSTEE REPRESENTATIVE, AT MEETING.

     (a) In connection with each Devon Meeting and Devon Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Holder pursuant to Section 4.3 hereof, the Holder Votes as to which such Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Holder prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Holder pursuant to Section 4.3 hereof.

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     (b) The Trustee shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Devon Meeting. Upon submission by a Holder (or its designee) of identification satisfactory to the Trustee's representatives, and at the Holder's request, such representatives shall sign and deliver to such Holder (or its designee) a proxy to exercise personally the Holder Votes as to which such Holder is otherwise entitled hereunder to direct the vote, if such Holder either:

          (i) has not previously given the Trustee instructions pursuant to
     Section 4.3 hereof in respect of such meeting, or

          (ii) submits to the Trustee s representatives written revocation of any such previous instructions.

     At such meeting, the Holder exercising such Holder Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9  DISTRIBUTION OF WRITTEN MATERIALS

     Any written materials to be distributed by the Trustee to the Holders pursuant to this agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as Devon utilizes in communications to holders of Devon Common Stock) to each Holder at its address as shown on the books of Northstar. Northstar shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

          (a) current lists of the Holders; and

          (b) on the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

     The materials referred to above are to be provided by Northstar to the Trustee, but shall be subject to review and comment by the Trustee.

4.10  TERMINATION OF VOTING RIGHTS

     Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by such Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Holder Votes, shall be deemed to be surrendered by the Holder to Devon, and such Holder Votes and the Voting Rights represented thereby shall cease immediately, upon the delivery by such Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Holder of the Exchange Put Right or the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of Devon Common Stock, as specified in Article 5 hereof (unless in any case Devon shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Holders), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Northstar or any other distribution of the assets of Northstar among its shareholders for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Devon pursuant to the exercise by Devon of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

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                                   ARTICLE 5

                     EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1 GRANT AND OWNERSHIP OF THE EXCHANGE PUT RIGHT, EXCHANGE RIGHT AND AUTOMATIC EXCHANGE RIGHT

     Devon hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders:

          (a) the Exchange Put Right;

          (b) the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Devon to purchase from each or any Holder all or any part of the Exchangeable Shares held by the Holders; and

          (c) the Automatic Exchange Rights,

all in accordance with the provisions of this agreement and the Exchangeable Share Provisions, as the case may be. Devon hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights by Devon to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

          (d) hold the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and

          (e) except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

5.2  LEGENDED SHARE CERTIFICATES

     Northstar will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of:

          (a) their right to instruct the Trustee with respect to the exercise of the Exchange Put Right and the Exchange Right in respect of the Exchangeable Shares held by a Holder; and

          (b) the Automatic Exchange Rights.

5.3  GENERAL EXERCISE OF EXCHANGE PUT RIGHT AND EXCHANGE RIGHT

     The Exchange Put Right and the Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to Section 7.15 hereof, the Trustee shall exercise the Exchange Put Right and the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Holder with respect to the Exchange Put Right and the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Put Right and the Exchange Right.

5.4  PURCHASE PRICE

     The purchase price payable by Devon for each Exchangeable Share to be purchased by Devon (i) under the Exchange Put Right shall be the amount determined under the Exchangeable Share Provisions, and

(ii) under the Exchange Right shall be an amount equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Devon will provide to the Trustee an Officer s Certificate setting forth the calculation of the applicable Exchangeable Share Price for each Exchangeable Share. The applicable Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Devon's issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Holder, the applicable Exchangeable Share Consideration representing the total applicable Exchangeable Share Price.

5.5  EXERCISE INSTRUCTIONS FOR EXCHANGE RIGHT

     Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of Northstar. To cause the exercise of the Exchange Right by the Trustee, the Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal transfer offices in Calgary, Alberta and Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which such Holder desires Devon to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of Northstar and such additional documents and instruments as the Trustee may reasonably require, together with:

          (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating:

             (i) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require Devon to purchase from the Holder the number of Exchangeable Shares specified therein,

             (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by Devon free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests,

             (iii) the names in which the certificates representing Devon Common Stock issuable in connection with the exercise of the Exchange Right are to be issued, and

             (iv) the names and addresses of the persons to whom the Exchangeable Share Consideration should be delivered; and

          (b) payment (or evidence satisfactory to the Trustee, Northstar and Devon of payment) of the taxes (if any) payable as contemplated by Section
     5.8 of this agreement.

If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Devon under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of Northstar.

5.6  DELIVERY OF EXCHANGEABLE SHARE CONSIDERATION; EFFECT OF EXERCISE

     Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires Devon to purchase under the Exchange Put Right or the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Put Right or the Exchange Right), duly endorsed for transfer to Devon, the Trustee shall notify Devon and Northstar of its receipt of the same, which notice to Devon and Northstar shall constitute exercise of the Exchange Put Right or the Exchange Right by the Trustee on behalf of the Holder of such Exchangeable Shares, and Devon shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Put Right or the Exchange Right; provided, however, that no such delivery shall be made unless and until the Holder requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Northstar and Devon of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this agreement. Immediately upon the giving of notice by the Trustee to Devon and Northstar of the exercise of the Exchange Put Right or the Exchange Right, as provided in this Section 5.6, (i) the closing of the transaction of purchase and sale contemplated by the Exchange Put Right or the Exchange Right shall be deemed to have occurred, (ii) Devon shall be required to take all action necessary to permit it to occur, including delivery to the Trustee of the relevant Exchangeable Share Consideration, no later than the close of business on the third Business Day following the receipt by the Trustee of notice, certificates and other documents as aforesaid and (iii) the Holder of such Exchangeable Shares shall be deemed to have transferred to Devon all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate, shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by Devon to the Trustee by the date specified above, in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by Devon and any cheque included therein is paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of Devon Common Stock delivered to it pursuant to the Exchange Put Right or the Exchange Right. Notwithstanding the foregoing, until the Exchangeable Share Consideration is delivered to the Holder, the Holder shall be deemed to still be a holder of the sold Exchangeable Shares for purposes of voting rights with respect thereto under this agreement.

5.7  EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION

     In the event that a Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require Northstar to redeem any or all of the Exchangeable Shares held by the Holder (the "Retracted Shares") and is notified by Northstar pursuant to Section 6.6 of the Exchangeable Share Provisions that Northstar will not be permitted as a result of liquidity or solvency provisions of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Northstar and provided that Devon shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to Northstar pursuant to Section 6.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which Northstar is unable to redeem. In any such event, Northstar hereby agrees with the Trustee and in favour of the Holder immediately to notify the Trustee of such prohibition against Northstar's redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to Northstar or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares, and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares which Northstar is not permitted to redeem and will require Devon to purchase such shares in accordance with the provisions of this Article 5.

5.8  STAMP OR OTHER TRANSFER TAXES

     Upon any sale of Exchangeable Shares to Devon pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Devon Common Stock to be delivered as Exchangeable Share Consideration in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Holder:

          (a) shall pay (and neither Devon, Northstar nor the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder; or

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

          (b) shall have established to the satisfaction of the Trustee, Devon and Northstar that such taxes, if any, have been paid.

5.9  NOTICE OF INSOLVENCY EVENT

     Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, Northstar and Devon shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from Northstar or Devon of the occurrence of an Insolvency Event, the Trustee will mail to each Holder, at the expense of Devon, a notice of such Insolvency Event in the form provided by Devon, which notice shall contain a brief statement of the right of the Holders with respect to the Exchange Right.

5.10  QUALIFICATION OF DEVON COMMON STOCK

     Devon covenants that if any shares of Devon Common Stock to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares may be issued and delivered by Devon to the initial holder thereof (other than Northstar) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Devon for purposes of Canadian federal or provincial securities law or an "affiliate" of Devon for purposes of United States federal or state securities law), Devon will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of Devon Common Stock to be and remain duly registered, qualified or approved. Devon represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of Devon Common Stock to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of Devon for the purposes of Canadian federal and provincial securities law or an "affiliate" of Devon for the purposes of United States federal or state securities law). Devon will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of Devon Common Stock to be delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

5.11  RESERVATION OF SHARES OF DEVON COMMON STOCK

     Devon hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Devon Common Stock:

          (a) as is equal to the sum of

             (i) the number of Exchangeable Shares issued and outstanding from time to time, and

             (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and

          (b) as are now and may hereafter be required to enable and permit Northstar to meet its obligations hereunder, under the Amended and Restated Certificate of Incorporation of Devon, under the Support Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which Devon may now or hereafter be required to issue shares of Devon Common Stock.

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

5.12  AUTOMATIC EXCHANGE ON LIQUIDATION OF DEVON

     (a) Devon will give the Trustee written notice of each of the following events at the time set forth below:

          (i) in the event of any determination by the board of directors of Devon to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

          (ii) immediately, upon the earlier of

             (A) receipt by Devon of notice of, and

             (B) Devon's otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs.

     (b) Immediately following receipt by the Trustee from Devon of notice of any event (a "Liquidation Event") contemplated by Section 5.12(a) above, the Trustee will give notice thereof to the Holders. Such notice will be provided by Devon to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of Devon Common Stock provided for in
Section 5.12(c) below.

     (c) In order that the Holders will be able to participate on a pro rata basis with the holders of Devon Common Stock in the distribution of assets of Devon in connection with a Liquidation Event, immediately prior to the effective time (the "Liquidation Event Effective Time") of a Liquidation Event, all of the then outstanding Exchangeable Shares shall be automatically exchanged for shares of Devon Common Stock. To effect such automatic exchange, Devon shall be deemed to have purchased each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Holders, and each Holder shall be deemed to have sold the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at such time. In connection with such automatic exchange, Devon will provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

     (d) The closing of the transaction of purchase and sale contemplated by
Section 5.12(c) above shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Holder of Exchangeable Shares shall be deemed to have transferred to Devon all of the Holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares, and Devon shall deliver to the Holder the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Holder's ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of Devon Common Stock issued to it pursuant to the automatic exchange of Exchangeable Shares for Devon Common Stock, and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with Devon pursuant to such automatic exchange shall thereafter be deemed to represent the shares of Devon Common Stock issued to the Holder by Devon pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent shares of Devon Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Devon may reasonably require, Devon shall deliver or cause to be delivered to the Holder certificates representing the shares of Devon Common Stock of which the Holder is the holder. Notwithstanding the foregoing, until each Holder is actually entered on the register of holders of Devon Common Stock, such Holder shall be deemed to still be a holder of the transferred Exchangeable Shares for purposes of all voting rights with respect thereto under this agreement.

                                   ARTICLE 6

             RESTRICTIONS ON ISSUANCE OF DEVON SPECIAL VOTING STOCK

     During the term of this agreement, Devon will not issue any shares of Devon Special Voting Stock in addition to the Voting Share.

                                   ARTICLE 7

                             CONCERNING THE TRUSTEE

7.1  POWERS AND DUTIES OF THE TRUSTEE

     The rights, powers and authorities of the Trustee under this agreement, in its capacity as trustee of the Trust, shall include:

          (a) receipt and deposit of the Voting Share from Devon as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

          (b) granting proxies and distributing materials to Holders as provided in this agreement;

          (c) voting the Holder Votes in accordance with the provisions of this agreement;

          (d) receiving the grant of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights from Devon as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

          (e) exercising the Exchange Put Right and the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Holders Exchangeable Shares and other requisite documents and distributing to such Holders the shares of Devon Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Put Right and the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

          (f) holding title to the Trust Estate;

          (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this agreement;

          (h) taking action at the direction of a Holder or Holders to enforce the obligations of Devon under this agreement; and

          (i) taking such other actions and doing such other things as are specifically provided in this agreement.

     In the exercise of such rights, powers and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this agreement. The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof nor shall the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee

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

may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2  NO CONFLICT OF INTEREST

     The Trustee represents to Northstar and Devon that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in
Article 10 hereof. If, notwithstanding the foregoing provisions of this Section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7.2, any interested party may apply to the superior court of the province in which Northstar has its registered office for an order that the Trustee be replaced as trustee hereunder.

7.3  DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC.

     Northstar and Devon irrevocably authorize the Trustee, from time to time, to:

          (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Devon Common Stock; and

          (b) requisition, from time to time,

             (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement, and

             (ii) from the transfer agent of Devon Common Stock, and any subsequent transfer agent of such shares, to complete the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in the manner specified in Article 5 hereof, the share certificates issuable upon such exercise.

     Northstar and Devon irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Devon covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights, in each case pursuant to
Article 5 hereof.

7.4  BOOKS AND RECORDS

     The Trustee shall keep available for inspection by Devon and Northstar, at the Trustee's principal transfer office in Calgary, Alberta, correct and complete books and records of account relating to the Trustee's actions under this agreement, including without limitation all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights for the term of this agreement. On or before March 31, 1999, and on or before March 31 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to Devon and Northstar a brief report, dated as of the preceding December 31, with respect to:

          (a) the property and funds comprising the Trust Estate as of that date;

          (b) the number of exercises of the Exchange Put Right and the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by Devon of shares of Devon Common Stock in connection with the Exchange Put Right and the Exchange Right, during the calendar year ended on such date; and

          (c) all other actions taken by the Trustee in the performance of its duties under this agreement which it had not previously reported.

7.5  INCOME TAX RETURNS AND REPORTS

     The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable. If requested by the Trustee, Devon shall retain such experts for purposes of providing such advice and assistance.

7.6  INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE

     The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Holder upon such Holder's furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby; provided that no Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to Article 4 hereof, subject to Section 7.15 hereof, and with respect to the Exchange Put Right and the Exchange Right pursuant to Article 5 hereof, subject to Section 7.15 hereof, and with respect to the Automatic Exchange Rights pursuant to Article 5 hereof. None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

7.7  ACTIONS BY HOLDERS

     No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in Section 7.6 hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights, the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Holders.

7.8  RELIANCE UPON DECLARATIONS

     The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder, and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of Section 7.9 hereof, if applicable, and with any other applicable provisions of this agreement.

7.9  EVIDENCE AND AUTHORITY TO TRUSTEE

     Northstar and/or Devon shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by Northstar and/or Devon or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including, without limitation, in respect of the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Northstar and/or Devon forthwith if and when:

          (a) such evidence is required by any other section of this agreement to be furnished to the Trustee in accordance with the terms of this Section 7.9; or

          (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this agreement, gives Northstar and/or Devon written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

     Such evidence shall consist of an Officer's Certificate of Northstar and/or Devon or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

     Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that, if such report or opinion is furnished by a director, officer or employee of Northstar and/or Devon, it shall be in the form of an Officer's Certificate or a statutory declaration.

     Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

          (i) declaring that such person has read and understands the provisions of this agreement relating to the condition in question;

          (ii) describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

          (iii) declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

7.10  EXPERTS, ADVISERS AND AGENTS

     The Trustee may:

          (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Northstar and/or Devon or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

          (b) employ such agents and other assistants as it may reasonably require for the proper determina-tion and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

7.11  INVESTMENT OF MONEYS HELD BY TRUSTEE

     Unless otherwise provided in this agreement, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee, may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys; provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Northstar. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Northstar, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12  TRUSTEE NOT REQUIRED TO GIVE SECURITY

     The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

7.13  TRUSTEE NOT BOUND TO ACT ON REQUEST

     Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Northstar and/or Devon or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14  AUTHORITY TO CARRY ON BUSINESS

     The Trustee represents to Northstar and Devon that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in the Province of Alberta but if, notwithstanding the provisions of this Section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event; provided, however, the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Alberta, either become so authorized or resign in the manner and with the effect specified in Article 10 hereof.

7.15  CONFLICTING CLAIMS

     If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

          (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

          (b) all differences with respect to the Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

     If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

7.16  ACCEPTANCE OF TRUST

     The Trustee hereby accepts the Trust created and provided for by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8

                                  COMPENSATION

     Devon and Northstar jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors, and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, reasonably incurred by the Trustee in connection with its rights and duties under this agreement; provided that Devon and Northstar shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or willful misconduct.

                                   ARTICLE 9

                  INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1  INDEMNIFICATION OF THE TRUSTEE

     Devon and Northstar jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instructions delivered to the Trustee by Devon or Northstar pursuant hereto. In no case shall Devon or Northstar be liable under this indemnity for any claim against any of the Indemnified Parties unless Devon and Northstar shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Devon and Northstar shall be entitled to participate at their own expense in the defense and, if Devon or Northstar so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Devon or Northstar, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and Devon or Northstar and the Trustee shall have been advised by counsel acceptable to Devon or Northstar that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Devon or Northstar and that an actual or potential conflict of interest exists (in which case Devon and Northstar shall not have the right to assume the defense of such suit on behalf of the Trustee, but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

9.2  LIMITATION OF LIABILITY

     The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, negligence, willful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10

                               CHANGE OF TRUSTEE

10.1  RESIGNATION

     The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Devon and Northstar specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless Devon and Northstar otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Devon and Northstar shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the superior court of the province in which Northstar has its registered office upon application of one or more of the parties hereto.

10.2  REMOVAL

     The Trustee, or any trustee hereafter appointed, may be removed with or without cause, at any time on 60 days prior notice by written instrument executed by Devon and Northstar, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee; provided that, in connection with such removal, provision is made for a replacement trustee similar to that contemplated in Section 10.1.

10.3  SUCCESSOR TRUSTEE

     Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to Devon and Northstar and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with like effect as if originally named as trustee in this agreement. However, on the written request of Devon and Northstar or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Devon, Northstar and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4  NOTICE OF SUCCESSOR TRUSTEE

     Upon acceptance of appointment by a successor trustee as provided herein, Devon and Northstar shall cause to be mailed notice of the succession of such trustee hereunder to each Holder specified in a List. If Devon or Northstar shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Devon and Northstar.

                                   ARTICLE 11

                                DEVON SUCCESSORS

11.1  CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC.

     Devon shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

          (a) such other Person or continuing corporation (the "Devon Successor"), by operation of law, becomes, without further action, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee and in the opinion of legal counsel to the Trustee are necessary or advisable to evidence the assumption by the Devon Successor of liability for all moneys payable and property deliverable hereunder, the covenant of such Devon Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Devon under this agreement; and

          (b) such transaction shall, to the satisfaction of the Trustee and in the opinion of legal counsel to the Trustee, be upon such terms which substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Holders hereunder.

11.2  VESTING OF POWERS IN SUCCESSOR

     Whenever the conditions of Section 11.1 hereof have been duly observed and performed, the Trustee, if required by Section 11.1 hereof, the Devon Successor and Northstar shall execute and deliver the supplemental agreement provided for in Article 12 hereof, and thereupon the Devon Successor shall possess and from time to time may exercise each and every right and power of Devon under this agreement in the name of Devon or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of Devon or any officers of Devon may be done and performed with like force and effect by the directors or officers of such Devon Successor.

11.3  WHOLLY-OWNED SUBSIDIARIES

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Devon with or into Devon or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Devon provided that all of the assets of such subsidiary are transferred to Devon or another wholly-owned subsidiary of Devon, and any such transactions are expressly permitted by this Article 11.

                                   ARTICLE 12

                     AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

12.1  AMENDMENTS, MODIFICATIONS, ETC.

     Subject to Sections 12.2 and 12.4, this agreement may not be amended, modified or waived except by an agreement in writing executed by Northstar, Devon and the Trustee and approved by the Holders in accordance with Section
10.2 of the Exchangeable Share Provisions. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

12.2  MINISTERIAL AMENDMENTS

     Notwithstanding the provisions of Section 12.1 hereof, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this agreement for the purposes of:

          (a) adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder;

          (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Devon and Northstar and in the opinion of the Trustee and its counsel, having in mind the best interests of the Holders as a whole, it may be expedient to make, provided that such boards of directors and the Trustee and its counsel shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Holders as a whole; or

          (c) making such changes or corrections which, on the advice of counsel to Northstar, Devon and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the Trustee and its counsel and the board of directors of each of Northstar and Devon shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the Holders as a whole.

12.3  MEETING TO CONSIDER AMENDMENTS

     Northstar, at the request of Devon, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Northstar, the Exchangeable Share Provisions and all applicable laws.

12.4  CHANGES IN CAPITAL OF DEVON AND NORTHSTAR

     At all times after the occurrence of any event effected pursuant to Section
2.7 or Section 2.8 of the Support Agreement, as a result of which either Devon Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Devon Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

12.5  EXECUTION OF SUPPLEMENTAL AGREEMENTS

     From time to time, Northstar (when authorized by a resolution of its Board of Directors), Devon (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

          (a) evidencing the succession of any Devon Successors to Devon and the covenants of and obligations assumed by each such Devon Successor in accordance with the provisions of Article 11 and the successor of any successor trustee in accordance with the provisions of Article 10;

          (b) making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee and its counsel, will not be prejudicial to the interests of the Holders as a whole or are in the opinion of counsel to the Trustee necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Devon, Northstar, the Trustee or this agreement; and

          (c) for any other purposes not inconsistent with the provisions of this agreement, including without limitation to make or evidence any amendment or modification to this agreement as contemplated hereby, provided that, in the opinion of the Trustee and its counsel, the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

                                   ARTICLE 13

                                  TERMINATION

13.1  TERM

     The Trust created by this agreement shall continue until the earliest to occur of the following events:

          (a) no outstanding Exchangeable Shares are held by a Holder;

          (b) each of Northstar and Devon elects in writing to terminate the Trust and such termination is approved by the Holders of the Exchangeable Shares in accordance with Section 10.1 of the Exchangeable Share Provisions; and

          (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2  SURVIVAL OF AGREEMENT

     This agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Holder; provided, however, that the provisions of Articles 8 and 9 hereof shall survive any such termination of this agreement.

                                   ARTICLE 14

                                    GENERAL

14.1  SEVERABILITY

     If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby, and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2  INUREMENT

     This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

14.3  NOTICES TO PARTIES

     All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

        (a) if to Devon to:

            Devon Energy Corporation
            20 North Broadway
            Suite 1500
            Oklahoma City, Oklahoma
            73102-8260
            Attention: President
            Facsimile No. 405-552-8171

        (b) if to Northstar to:

            Northstar Energy Corporation
            3000, 400 -- 3rd Avenue S.W.
            Calgary, Alberta
            T2P 4H2
            Attention: President
            Facsimile No. 403---

        (c) if to the Trustee to:

            --
            --
            --

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof, and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4  NOTICE TO HOLDERS

     Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of Holders of Exchangeable Shares in any manner permitted by the Exchangeable Share Provisions and shall be deemed to be received (if given or sent in such manner) at the time specified in such Exchangeable Share Provisions, the provisions of which Exchangeable Share Provisions shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

14.5  RISK OF PAYMENTS BY POST

     Whenever payments are to be made or documents are to be sent to any Holder by the Trustee, by Northstar or by Devon or by such Holder to the Trustee or to Devon or Northstar, the making of such payment or sending of such document sent through the mail shall be at the risk of Northstar or Devon, in the case of payments made or documents sent by the Trustee or Northstar or Devon, and the Holder, in the case of payments made or documents sent by the Holder.

14.6  COUNTERPARTS

     This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.7  JURISDICTION

     This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

14.8  ATTORNMENT

     Devon agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Northstar at its registered office in the Province of Alberta as Devon's attorney for service of process.

     IN WITNESS WHEREOF, the parties hereby have caused this agreement to be duly executed as of the date first above written.

                                            DEVON ENERGY CORPORATION

                                            By:
                                              ----------------------------------
                                              --
                                              --

                                            NORTHSTAR ENERGY CORPORATION

                                            By:
                                              ----------------------------------
                                              --
                                              --

                                            --

                                            By:
                                              ----------------------------------
                                                            (name)
                                                           (title)

                                    ANNEX H

                         MERRILL LYNCH FAIRNESS OPINION

                                 June 29, 1998

Board of Directors
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260

Members of the Board of Directors:

     Northstar Energy Corporation (the "Company") and Devon Energy Corporation (the "Acquiror") propose to enter into a Combination Agreement dated as of June 29, 1998 (the "Agreement") which includes a Plan of Arrangement (the "Plan of Arrangement") pursuant to which the common shares of the Company will be acquired by the Acquiror in a transaction (the "Arrangement") in which each outstanding common share of the Company, no par value per share (the "Company Shares"), will be exchanged for 0.227 (the "Exchange Ratio") of an exchangeable share (an "Exchangeable Share") of the Company. As set forth in the Agreement, each Exchangeable Share will have certain rights, privileges, restrictions and conditions attached to it, including the right to receive in exchange therefor one share of the common stock of the Acquiror, par value $0.10 per share (the "Acquiror Shares"). The Exchange Ratio will increase on a pro rata basis (to provide a value of C$11.00 per Company Share) if the market price of the Acquiror Shares declines below US$32.95 per share (based on current U.S./Canada exchange rates) up to a maximum of 0.235 of an Exchangeable Share.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

          (2) Reviewed certain reserve reports as of December 31, 1997 (the "Company Reserve Reports") prepared by the Company and the Company's independent petroleum engineers (the "Company's Petroleum Engineers");

          (3) Reviewed certain reserve reports as of December 31, 1997 (together with the Company Reserve Reports, the "Reserve Reports") prepared by the Acquiror and by the Acquiror's independent petroleum engineers (together with the Company's Petroleum Engineers, the "Petroleum Engineers");

          (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses expected to result from the Arrangement furnished to us by the Company and the Acquiror, respectively;

          (5) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 through 4 above as well as their respective businesses and prospects before and after giving effect to the Arrangement;

          (6) Conducted discussions with members of KPMG Peat Marwick LLP and Deloitte & Touche LLP, the Acquiror's and Company's respective independent certified public accountants;

          (7) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (8) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (9) Compared the proposed financial terms of the Arrangement with the financial terms of certain other transactions that we deemed to be relevant;

          (10) Reviewed the potential pro forma impact of the Arrangement;

          (11) Reviewed a draft of the Agreement, including a draft of the Plan of Arrangement; and

          (12) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal other than the Reserve Reports. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. In addition, we have assumed that the Reserve Reports have been reasonably prepared and reflect the best currently available estimates and judgments of the Company and the Acquiror and their respective Petroleum Engineers as to their respective reserves, their future hydrocarbon production volume and associated costs. We have further assumed that the Arrangement will be accounted for as a pooling of interests under generally accepted accounting principles. We have also assumed that the final form of the Agreement, including the Plan of Arrangement, will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Arrangement, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Arrangement.

     We have been retained to issue a fairness opinion in connection with the Arrangement and will receive a fee from the Acquiror for our services. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Acquiror Shares or Company Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Currently, we hold approximately 2,201,500 Acquiror Shares, representing approximately 6.8% of the outstanding Acquiror Shares, through various affiliates.

     This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Arrangement and does not constitute a recommendation to any shareholder of the Company or the Acquiror as to how such shareholder should vote on the proposed Arrangement or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares or the Exchangeable Shares will trade following the announcement or consummation of the Arrangement.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                            (signed) FENNER & SMITH MERRILL
                                                     LYNCH, PIERCE, INCORPORATED

                                    ANNEX I

               MORGAN STANLEY & CO. INCORPORATED FAIRNESS OPINION

                                 JUNE 29, 1998

Board of Directors
Northstar Energy Corporation
Canterra Tower
3000, 400 -- 3rd Avenue S.W.
Calgary, Alberta T2P 4H2

Members of the Board:

     We understand that Northstar Energy Corporation ("Northstar" or the "Company") and Devon Energy Corporation ("Devon") propose to enter into a Combination Agreement, substantially in the form of the draft dated June 29, 1998 (the "Combination Agreement"), which provides, among other things, for the exchange of (i) all outstanding shares of common stock, no par value, of Northstar (the "Northstar Common Shares"), other than Northstar Common Shares held by holders who have exercised their rights of dissent or Northstar Common Shares held in treasury or held by Devon or any affiliate of Devon or Northstar, for the right to receive 0.227 Exchangeable Shares as defined in the Combination Agreement (the "Stock Consideration") in the capital of Northstar, and (ii) outstanding options (the "Northstar Options") to purchase Northstar Common Shares for the right to receive options to purchase 0.227 Exchangeable Shares (the "Option Consideration" and, together with the Stock Consideration, the Consideration") subject, in each case, to adjustment in certain circumstances (collectively, the "Combination"). The terms and conditions of the Combination are more fully set forth in the Combination Agreement.

     You have asked for our opinion as to whether the Consideration to be received pursuant to the Combination Agreement in the aggregate is fair from a financial point of view to the holders of Northstar Common Shares and Northstar Options.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company and Devon, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Devon prepared by the managements of the Company and Devon, respectively;

          (iii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of Devon with senior executives of Devon;

          (v) analyzed certain financial projections prepared by the managements of the Company and Devon respectively;

          (vi) reviewed the pro forma impact of the Combination on Devon's earnings per share, cash flow, oil and gas reserves and production, consolidated capitalization and financial ratios;

          (vii) reviewed the reported prices and trading activity for the Northstar Common Shares and the common stock, par value of US$0.10 per share, of Devon (the "Devon Common Stock") into which the Exchangeable Shares are exchangeable on a 1:1 basis;

          (viii) compared the financial performance of the Company and the prices and trading activity of the Northstar Common Shares with that of certain other comparable publicly-traded companies and their securities;

          (ix) compared the financial performance of Devon and the prices and trading activity of the Devon Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (xi) reviewed the draft of the Combination Agreement and certain related documents, including the terms of the Exchangeable Shares and the terms of the Northstar Options;

          (xii) reviewed reports evaluating certain of the Company's 1997 year end oil, natural gas and natural gas liquids reserves prepared by Paddock Lindstrom & Associates Ltd., dated February 4, 1998, and by John P. Hunter & Associates, Ltd., dated February 27, 1998, and certain other internal evaluations of reserves prepared by Company engineers;

          (xiii) reviewed an Appraisal Report evaluating certain of Devon's 1997 year end domestic proved reserves prepared by La Roche Petroleum and Consultants, Ltd. dated as of December 31, 1997 and an evaluation of 1997 year end proven reserves owned by Devon Energy Canada Corporation prepared by AMH Group Ltd. dated December 31, 1997; and

          (xiv) performed such other analyses, as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of the Company and Devon. In addition, we have assumed that the Combination will be consummated in accordance with the terms set forth in the Combination Agreement, including, among other things, that the Combination will be treated as a tax-deferred exchange pursuant to the Income Tax Act of Canada. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, or Devon, however, we have reviewed the reports referred to in paragraphs (xii) and (xiii) above and have relied without independent verification upon such items for the purposes of this opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have been retained to provide an opinion letter to the Board of Directors of Northstar in connection with the Combination and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to Devon and its affiliates and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of Northstar and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect to the Combination.

     In addition, this opinion does not in any manner address the prices at which Devon Common Stock or the Exchangeable Shares of New Northstar will trade following the consummation of the Combination, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Devon should vote at the shareholders' meetings held in connection with the Combination. In addition, we express no view or recommendation as to whether any holder of Northstar Options should exercise such Northstar Options at any time.

     Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received pursuant to the Combination Agreement in the aggregate is fair from a financial point of view to the holders of Northstar Common Shares and Northstar Options.

                                            Very truly yours,

                                            MORGAN STANLEY & CO.
                                              INCORPORATED

                                            By: (signed) DONALD S. REID
                                              ----------------------------------
                                                        Donald S. Reid
                                                      Managing Director

                                    ANNEX J

                 RBC DOMINION SECURITIES INC. FAIRNESS OPINION

June 29, 1998
The Shareholders and Optionholders
Northstar Energy Corporation
3000, 400 - 3rd Avenue S.W.
Calgary, Alberta
T2P 4H2

To the Shareholders and Optionholders of Northstar Energy Corporation ("Northstar Security Holders"):

     RBC Dominion Securities Inc. ("RBC DS") understands that Devon Energy Corporation ("Devon") and Northstar Energy Corporation ("Northstar" or the "Company") have entered into an arrangement (the "Arrangement") whereby each common share of Northstar (the "Northstar Shares") will be exchanged for 0.227 exchangeable shares of a subsidiary of Devon (the "Devon Exchangeable Shares" or the "Share Consideration"). Each Devon Exchangeable Share will be exchangeable on a one for one basis into Devon common shares ("Devon Shares") and will carry the same voting rights and dividend entitlement as Devon Shares. The Arrangement also provides a collar (the "Collar") such that if the market value of Devon Shares times 0.227 would yield a nominal value of less than $11.00 per Northstar Share, the exchange ratio would be increased pro rata up to a maximum of 0.235 Devon Exchangeable Shares. For the purposes of determining whether the Collar comes into effect, the market value of Devon Shares, the Northstar Shares and the U.S./ Canadian dollar exchange rate shall be based upon their respective average closing values on their principal markets being the American Stock Exchange for Devon, the Toronto Stock Exchange for Northstar, and the average noon foreign exchange day rate at the Bank of Canada for the 10 days immediately prior to closing. The Devon Exchangeable Shares will be listed on The Toronto Stock Exchange.

     The terms of the Arrangement will be more fully described in an arrangement circular (the "Arrangement Circular") which will be mailed to shareholders of the Company in connection with the Arrangement.

     The board of directors (the "Board") of the Company has retained RBC DS to provide advice and assistance to the Board in evaluating the Arrangement, including the preparation and delivery to the Board of RBC DS' opinion as to the fairness of the Arrangement from a financial point of view to the holders of Northstar Shares (the "Fairness Opinion"). The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC DS has not prepared a valuation of the Company, Devon or any of their respective subsidiaries or assets and the Fairness Opinion should not be construed as such.

ENGAGEMENT

     On June 12, 1998, the Board and RBC DS entered into an agreement (the "Engagement Agreement") pursuant to which the Board requested that RBC DS provide financial advisory services in connection with any possible business combination of the Company and another party. The Board had previously engaged Morgan Stanley & Co. ("Morgan Stanley") earlier in 1998. The terms of the Engagement Agreement provide that RBC DS is to be paid a fee of approximately $4.1 million if the Arrangement is completed, and a fee of $1.0 million if the Arrangement is not completed. RBC DS is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC DS consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Arrangement Circular and the filing thereof with the securities commissions or similar regulatory authorities in each province of Canada.

RELATIONSHIP WITH INTERESTED PARTIES

     Neither RBC DS, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the "Act")) of the Company, Devon or any of their respective associates or affiliates. RBC DS has been engaged to provide financial advisory services to Devon within the past two years, the compensation of which was not material to RBC DS. RBC DS has also been engaged by the Company to provide financial advisory services to the Company within the past two years in connection with the purchase of Morrison Petroleums Ltd. and the sale of Morrison Middlefield Resources Limited. There are no understandings, agreements or commitments between RBC DS and the Company, Devon or any of their respective associates or affiliates with respect to any future business dealings. RBC DS may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Devon or any of their respective associates or affiliates. The Royal Bank of Canada, controlling shareholder of RBC DS, has provided banking services to the Company in the normal course of business.

     RBC DS acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Devon or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC DS conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Devon or the Arrangement.

CREDENTIALS OF RBC DOMINION SECURITIES

     RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Fairness Opinion expressed herein represents the opinion of RBC DS and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

SCOPE OF REVIEW

     In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

          1. the combination agreement dated June 29, 1998 (the "Combination Agreement") between Northstar and Devon;

          2. audited financial statements of the Company and Devon for the five years ended December 31, 1997;

          3. the unaudited interim reports of the Company and Devon for the three months ended March 31, 1998;

          4. annual reports of the Company and Devon for the two years ended December 31, 1996 and 1997;

          5. the Notices of Annual Meetings of Shareholders and Management Information Circulars of the Company and Devon for the two years ended December 31, 1996 and 1997;

          6. annual information forms of the Company and Form 10-K's of Devon for the two years ended December 31, 1996 and 1997;

          7. internal management budgets of the Company and Devon for the year ending December 31, 1998;

          8. internal management five year operational and financial forecasts of Devon and the Company;

          9. discussions with senior management of Northstar and Devon;

          10. discussions with senior management of Northstar and Devon reviewing first quarter exploration results;

          11. discussions with both Northstar's and Devon's auditors and legal counsel;

          12. public information relating to the business, operations, financial performance and stock trading history of Northstar, Devon and other selected public companies considered by us to be relevant;

          13. public information with respect to other transactions of a comparable nature considered by us to be relevant;

          14. the reports of John P. Hunter and Associates Ltd. ("Hunter") and Paddock Lindstrom & Associates ("Paddock"), independent engineering consultants, regarding the Company's petroleum reserves, with an effective date of December 31, 1997;

          15. the report of LaRoche Petroleum Consultants, Ltd. ("LaRoche"), independent engineering consultants, regarding Devon's petroleum reserves, with an effective date of December 31, 1997;

          16. discussions with Hunter and Paddock regarding the reserves of Northstar;

          17. discussions with LaRoche regarding the reserves of Devon;

          18. information pertaining to the Company's income tax pools and Devon's tax credits as provided by the Company and Devon, respectively;

          19. representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

          20. such other corporate, industry and financial market information, investigations and analyses as RBC DS considered necessary or appropriate in the circumstances.

     RBC DS has not, to the best of its knowledge, been denied access by the Company or Devon to any information requested by RBC DS.

PRIOR VALUATIONS

     The Company and Devon have represented to RBC DS that there have not been any prior valuations (as defined in Ontario Securities Commission Policy 9.1) of the Company, Devon or their material assets or securities, respectively, in the past twenty-four month period.

ASSUMPTIONS AND LIMITATIONS

     With the Board's approval and as provided for in the Engagement Agreement, RBC DS has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and Devon and their respective consultants and advisors (collectively, the "Information"). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

     Senior officers of the Company have represented to RBC DS in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC DS relating to the Company or any of its subsidiaries or to the Arrangement, for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC DS, and is, except as has been disclosed in writing to RBC DS, complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement, and did not, and does not, omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and that (ii) since the dates on which the Information was provided to RBC DS, except as disclosed in writing to RBC DS, or as publicly disclosed by the Company, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any if its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Fairness Opinion.

     In preparing the Fairness Opinion, RBC DS has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Arrangement Circular with respect to the Company, its subsidiaries and affiliates and the Arrangement is accurate in all material respects.

     The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Devon and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC DS in discussions with management of the Company and Devon. In its analyses and in preparing the Fairness Opinion, RBC DS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC DS or any party involved in the Arrangement.

     The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC DS. The Fairness Opinion is given as of the date hereof and RBC DS disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Fairness Opinion which may come or be brought to RBC DS' attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC DS reserves the right to change, modify or withdraw its Fairness Opinion.

     RBC DS believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Northstar Shares as to whether to vote in favour of the Arrangement. We are not expressing any opinion as to the price at which the Devon Exchangeable Shares will trade following the announcement of the Arrangement.

OVERVIEW OF THE COMPANY

     Northstar is actively engaged in the business of petroleum and natural gas exploration, development, production, processing and marketing. Northstar's oil and gas operations are concentrated primarily within the Province of Alberta. As at December 31, 1997, the Company had approximately 450 employees. For the year ended December 31, 1997, Northstar's revenues, net of royalties, were $255.5 million and net income was $50.1 million.

     The following table summarizes Northstar's proven and probable reserves before deduction of royalties:

                                                       December 31, 1997   December 31, 1996
                                                       -----------------   -----------------
Crude oil and NGLs (mmbbls)..........................         66.5                59.1
Natural Gas (bcf)....................................        920.0               771.0

     The following table summarizes Northstar's daily production of crude oil and NGLs and sales of natural gas before deduction of royalties for the periods indicated:

                                                     Three Months Ended      Year Ended
                                                       March 31, 1998     December 31, 1997
                                                     ------------------   -----------------
Crude oil and NGLs (mbbls/d).......................         21.9                 21.7
Natural Gas (mmcf/d)...............................        204.0                204.0

     Undeveloped land holdings as at December 31, 1997 were 1,585,000 net acres.

OVERVIEW OF DEVON

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Devon currently owns interests in approximately 1,700 oil and gas properties concentrated in five operating areas in North America: the Permian Basin in southeastern New Mexico and western Texas; the San Juan Basin in northwestern New Mexico; the Rocky Mountain Region in Wyoming; the Mid-Continent region in Oklahoma and the Texas Panhandle; and the Western Canadian Sedimentary Basin in Alberta, Canada. As at December 31, 1997, Devon's staff consisted of 383 full-time employees. For the year ended December 31, 1997, Devon's total revenues were U.S.$313.1 million and net income was U.S.$75.3 million.

     The following table summarizes Devon's year-end proved reserves after the deduction of royalties:

                                                       December 31, 1997   December 31, 1996
                                                       -----------------   -----------------
Crude oil and NGLs (mmbbls)..........................         81.3                80.1
Natural Gas (bcf)....................................        616.0               595.5

     The following table summarizes Devon's daily production of crude oil, NGLs and gas after royalties for the periods indicated:

                                                     Three Months Ended      Year Ended
                                                       March 31, 1998     December 31, 1997
                                                     ------------------   -----------------
Crude oil and NGLs (mbbls/d).......................         23.2                 23.6
Natural Gas (mmcf/d)...............................        197.2                189.9

     Undeveloped land holdings as at December 31, 1997 were 494,045 net acres.

FAIRNESS ANALYSIS

  Approach to Fairness

     RBC DS has assessed the fairness, from a financial point of view, of the Arrangement to the holders of Northstar Shares based upon a number of factors. These factors include:

          (i) a net asset value analysis;

          (ii) an analysis of multiples paid in recent comparable transactions in the Canadian oil and gas sector;

          (iii) a comparison of the consideration under the Arrangement to recent trading levels for the Northstar Shares; and

          (iv) a review of the solicitation process which included the solicitation by the Company and Morgan Stanley of certain parties and certain unsolicited direct approaches by parties concerning their potential interest in merging with or making an acquisition of Northstar.

     RBC DS also reviewed the trading multiples of public companies involved in oil and gas production from the perspective of whether a public market value analysis might exceed NAV or precedent transaction values. However, RBC DS concluded that public company multiples implied values that were below NAV and precedent transaction values. Given the foregoing and that public company values generally reflect minority discount values rather than "en bloc" values, RBC DS did not rely on this methodology.

  Devon Share Consideration

     In assessing the value of the Devon Exchangeable Shares being offered, RBC DS relied primarily on the market trading value approach. Since holders of Northstar Shares will be receiving a minority interest in Devon and will not be able to effect a sale of 100% of Devon, we concluded it was only appropriate to consider methodologies that are based on the assumption of a change of control transaction as support to our analysis of the market trading approach.

     Given that the Devon Exchangeable Shares are exchangeable on a one for one basis for Devon Shares and given the trading history of other exchangeable shares listed in Canada, we have used the trading value of the Devon Shares as a proxy for the likely market trading value of the Devon Exchangeable Shares. We believe the market price of the Devon Shares is an appropriate indicator of the value of the Share Consideration being offered to the shareholders of Northstar under the Arrangement, in view of the following: (i) Devon is a widely-held company listed on the American Stock Exchange with a market capitalization of approximately U.S.$1.2 billion. The average daily trading volume of Devon Shares on the American Stock Exchange was 74,860 shares over the six month period ended June 26, 1998, the last trading day prior to the announcement of the Arrangement; (ii) Devon is well covered by equity market analysts and trades on a comparable basis and in a manner consistent with other comparable, publicly traded oil and gas producers in the United States, and; (iii) based upon various analyst equity research forecasts of 1998 and 1999 cash flow and earnings for Devon, the Arrangement, if completed, will be accretive to Devon's forecast cash flow per share in 1998 and 1999 and earnings per share in 1999.

     In addition, during our review of Devon, including meetings with Devon management, we were not made aware of any material information regarding Devon which has not been publicly disclosed which would reasonably be expected to materially affect the market price of the Devon Shares.

  Net Asset Value Approach

     The net asset value ("NAV") approach ascribes a separate value for each category of asset and liability utilizing the methodology appropriate in each case; the sum of total assets less total liabilities yields the NAV. This approach ascribes value to the proved and probable reserves existing at the time of valuation on the basis of discounted future after-tax cash flows, and does not anticipate the future addition of reserves through an ongoing exploration and development program. This approach is known as a "depletion" or "blowdown" evaluation and is a common method of evaluation of petroleum interests (reserves and related production facilities) in the oil and gas industry. Capital expenditures required to develop existing reserves are deducted from reserve values. Provision is made for general and administrative expenses required to produce the existing reserves as well as for costs associated with future well abandonment and reclamation of sites related to such wells and associated plant and facility equipment. In addition, a value is ascribed for other material assets utilizing the methodology appropriate in each case.

     In conducting our NAV analysis, we utilized the Hunter and Paddock independent engineering consultants reports and applied our own views of commodity price forecasts. We reviewed after-tax cash flows calculated based on the engineering reports using a range of discount rates from 8% to 10%. We applied various risk factors to the different reserve categories ranging between 50% for probable reserves and 100% for proven producing reserves.

     The NAV approach, including taking into account sensitivity analyses described above, generates values that are below or consistent with the consideration per Northstar Share under the Arrangement.

  Precedent Transactions Analysis

     Based on the closing price of Devon Shares and the U.S./Canadian dollar exchange rate on June 26, 1998 (the last trading day before the announcement of the Arrangement) and the simple arithmetic mean of the closing price of Devon Shares on the American Stock Exchange for the 20 trading days prior to and including June 26, 1998 and the 20 day average U.S./Canadian dollar exchange rate, the value to be received per Northstar Share under the Arrangement would be $12.17 and $11.77, respectively. In addition, the Collar is estimated to add additional value based on an option component value assessment in the range of $0.07 to

$0.15 per Northstar Share. Utilizing the values calculated above per Northstar Share and a mid point of the Collar value ($0.11) yields following transaction values:

                                                      Transaction Value      Transaction Value
                                                     Based Upon June 26,     Based Upon 20 Day
                                                    1998 Closing Price for   Average Price for
                                                         Devon Shares          Devon Shares
                                                    ----------------------   -----------------
                                                                   ($ millions)
Equity Value(1)...................................         $  901.4              $  872.0
Add: Estimated Net Debt at March 31, 1997(2)......            375.1                 375.1
                                                           --------              --------
Enterprise Value..................................         $1,276.5              $1,247.1
                                                           ========              ========

---------------

NOTES:

(1) Based on 73.4 million fully diluted Northstar Shares outstanding

(2) Includes working capital surplus of $9.2 million and option proceeds of $59.1 million

     These values imply the following transaction multiples:

                                                                                 Multiple Based Upon
                                                         Multiple Based Upon       20 Day Average
                                                        June 26, 1998 Closing           Price
                                          Amount(3)     Price for Devon Shares    for Devon Shares
                                         ------------   ----------------------   -------------------
                                         ($ millions)
Enterprise Value/Forecast 1998
  EBITDA(1)............................     $155.5                8.2x                   8.0x
Equity Value/Forecast 1998 DCF(2)......      127.8                7.1                    6.8
Enterprise Value/Forecast 1999
  EBITDA...............................      187.1                6.8                    6.7
Equity Value/Forecast 1999 DCF.........      160.1                5.6                    5.4

---------------

NOTES:

(1) Earnings before interest, taxes, depreciation, depletion and amortization.

(2) Discretionary cash flow from operations prior to changes in working capital.

(3) RBC DS' 1998 forecasts for Northstar are based on management's estimates. RBC DS' 1999 forecasts for Northstar are based on RBC DS equity research estimates which we determined to be reasonable based on our discussions with Northstar management.

     If the Arrangement is completed, Devon will be issuing an additional 45% of its fully diluted shares to Northstar shareholders by way of Devon Exchangeable Shares. The issuance of the large number of Devon Exchangeable Shares may cause some short term recycling and Devon Share price movements. The table below outlines the impact of a +10%, +5%, -5% and -10% change in Devon Share price on the implied transaction multiples.

                                                                              Multiple Based Upon
                                                                                 June 26, 1998
                                                                         Closing Price for Devon Shares
                                                                        --------------------------------
                                                          Amount(3)      -10%     -5%      +5%     +10%
                                                         ------------   ------   ------   -----   ------
                                                         ($ millions)
Enterprise Value/Forecast 1998 EBITDA(1)...............     $155.5        7.6x     7.9x    8.5      8.8x
Equity Value/Forecast 1998 DCF(2)......................      127.8        6.3      6.7     7.4      7.8
Enterprise Value/Forecast 1999 EBITDA..................      187.1        6.3      6.6     7.1      7.3
Equity Value/Forecast 1999 DCF.........................      160.1        5.1      5.3     5.9      6.2

---------------

NOTES:

(1) Earnings before interest, taxes, depreciation, depletion and amortization.

(2) Discretionary cash flow from operations prior to changes in working capital.

(3) RBC DS' 1998 forecasts for Northstar are based on management's estimates. RBC DS' 1999 forecasts for Northstar are based on RBC DS equity research estimates which we determined to be reasonable based on our discussions with Northstar management.

     There have been several recent oil and gas producer acquisitions in Canada as set out below:

                                                             Equity Value/   Enterprise Value/
                                                              Forecasted        Forecasted
                                                             -------------   -----------------
                                      Equity    Enterprise   1 Yr.   2 Yr.    1 Yr.     2 Yr.    Premium to
 Date       Acquiror       Target     Value       Value       DCF     DCF    EBITDA    EBITDA      Market
 ----    ---------------  ---------  --------   ----------   -----   -----   -------   -------   ----------
                                         ($ millions)
Pending  Marathon         Tarragon   $1,107.2    $1,447.2     8.2x    6.3x     9.7x      7.2x        44%
Apr-98   Dominion Energy  Archer        182.4       211.1     5.4     4.3      5.7       4.6         28
Mar-98   Union Pacific    Norcen      3,723.2     5,024.1     6.8     5.9      7.8       6.9         28
Feb-98   Northrock        Paragon       136.5       173.4     5.4     n/a      n/a       n/a         26
Dec-97   Pioneer          Chauvco     1,523.6     1,813.5     8.6     n/a      9.6       n/a         48
Sept-97  Gulf             Stampeder     692.5       993.7     6.4     n/a      7.4       n/a         39
Apr-97   CanOxy           Wascana     1,704.8     1,953.7     5.8     5.6      6.2       5.7         25
AVERAGE                                                       6.7X    5.5X     7.7X      6.1X        34%

     The implied transaction multiples for Northstar under the Arrangement are consistent with the multiples paid in precedent transactions.

  Recent Trading Levels of Shares

     On June 26, 1998, the last trading day prior to the announcement of the Arrangement, the Northstar Shares and the Devon Shares closed trading on The Toronto Stock Exchange and the American Stock Exchange at $9.75 and U.S.$36.50 per share, respectively. Utilizing a U.S./Canadian dollar exchange rate of 1.468 and a Collar value of $0.11, the value to be received per Northstar Share under the Arrangement is $12.28, representing a premium of 25.9% to the closing price of the Northstar Shares on such date.

     The simple arithmetic mean of the closing price of the Devon Shares on the American Stock Exchange for the 20 days prior to and including June 26, 1998 was U.S.$35.39 per share. Using an average price per Devon Share of U.S.$35.39, a U.S./Canadian dollar exchange rate of 1.465 and a Collar value of $0.11, the value of the consideration to be received under the Arrangement is $11.89, representing a premium of approximately 32.0% to the simple arithmetic mean of the Northstar Shares closing price on The Toronto Stock Exchange for same 20 day period. These premiums are consistent with the range of premiums for recent takeover transactions in the oil and gas sector in Canada.

  Solicitation Process

     RBC DS has had discussions with both the management of Northstar and representatives from Morgan Stanley who have indicated that approaches were made to solicit interest from a number of parties over the past three months concerning their willingness to propose some form of transaction and in particular, a merger with Northstar. In addition, certain parties approached Northstar over this period on an unsolicited basis and certain parties including Devon were given access to confidential information. The Arrangement represents the best alternative currently available for the Company.

  Fairness Conclusion

     Based upon and subject to the foregoing, RBC DS is of the opinion that, as of the date hereof, the Arrangement is fair from a financial point of view to the Northstar Security Holders.

                                            Yours very truly,

                                            (signed) RBC DOMINION SECURITIES
                                                     INC.
                                                 RBC DOMINION SECURITIES INC.

                                    ANNEX K

                            SECTION 184 OF THE ABCA

     PURSUANT TO THE INTERIM ORDER, NORTHSTAR SHAREHOLDERS AND NORTHSTAR OPTIONHOLDERS HAVE THE RIGHT TO DISSENT IN RESPECT OF THE ARRANGEMENT. SUCH RIGHT OF DISSENT IS DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. THE FULL TEXT OF SECTION 184 OF THE ABCA IS SET FORTH BELOW. NOTE THAT CERTAIN PROVISIONS OF SUCH SECTION HAVE BEEN MODIFIED BY THE INTERIM ORDER ATTACHED TO THE JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C. IN PARTICULAR, THE WRITTEN OBJECTION REQUIRED TO BE PROVIDED BY A DISSENTING SECURITYHOLDER TO NORTHSTAR MUST BE RECEIVED BY NORTHSTAR C/O CIBC MELLON TRUST COMPANY AT 600-333 7TH AVENUE S.W., CALGARY, ALBERTA, CANADA T2P 2Z1 OR BY THE CHAIRMAN OF THE NORTHSTAR MEETING BEFORE THE COMMENCEMENT OF THE NORTHSTAR MEETING IN ORDER TO BE EFFECTIVE, AND THE NORTHSTAR SHAREHOLDER OR OPTIONHOLDER SHALL NOT HAVE VOTED, IN PERSON OR BY PROXY, IN FAVOUR OF THE SPECIAL RESOLUTION APPROVING THE ARRANGEMENT.

     1. Subject to sections 185 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to

          (a) amend its articles under section 167 or 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

          (b) amend its articles under section 167 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

          (c) amalgamate with another corporation, otherwise than under section 178 or 180.1,

          (d) be continued under the laws of another jurisdiction under section 182, or

          (e) sell, lease or exchange all or substantially all its property under section 183.

     2. A holder of shares of any class or series of shares entitled to vote under section 170, other than section 170(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

     3. In addition to any other right he may have, but subject to subsection
(20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

     4. A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

     5. A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

          (a) at or before any meeting of shareholders at which the resolution is to be voted on, or

          (b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

     [This subsection(5) has been modified by the Interim Order].

     6. An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2)

          (a) by the corporation, or

          (b) by a shareholder if he has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

     7. If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

     8. Unless the Court otherwise orders, an offer referred to in subsection
(7) shall be sent to each dissenting shareholder

          (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

          (b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

     9. Every offer made under subsection (7) shall

          (a) be made on the same terms; and

          (b) contain or be accompanied by a statement showing how the fair value was determined.

     10. A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

     11. A dissenting shareholder

          (a) is not required to give security for costs in respect of an application under subsection (6), and

          (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

     12. In connection with an application under subsection (6), the Court may give directions for

          (a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

          (b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

          (c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

          (d) the deposit of the share certificates with the Court or with the corporation or its transfer agent,

          (e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

          (f) the service of documents, and

          (g) the burden of proof on the parties.

     13. On an application under subsection (6), the Court shall make an order

          (a) fixing the fair value of the shares in accordance with subsection
     (3) of all dissenting shareholders who are parties to the application,

          (b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

          (c) fixing the time within which the corporation must pay that amount to a shareholder.

     14. On

          (a) the action approved by the resolution from which the shareholder dissents becoming effective,

          (b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

          (c) the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

     15. Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

     16. Until one of the events mentioned in subsection (14) occurs,

          (a) the shareholder may withdraw his dissent, or

          (b) the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

     17. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection
(14) until the date of payment.

     18. If subsection (20) applies, the corporation shall, within 10 days after

          (a) the pronouncement of an order under subsection (13), or

          (b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     19. Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     20. A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

          (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

          (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

[Pages L-1 through L-72
     consist of Devon's Annual Report on Form
     10-K for the year ended December 31, 1997 filed with the SEC on March 13, 1998]

[Pages L-73 through L-96
     consist of Devon's Quarterly Report on Form
     10-Q for the quarter ended June 30, 1998, filed with the SEC on August 6, 1998]

[Pages L-97 through L-99
     consist of the first amendment to Devon's
     Quarterly Report on Form 10-Q for the
     quarter ended June 30, 1998, filed with the SEC on October 14, 1998]

[Pages L-100 through L-118
     consist of the Proxy Statement for Devon's
     1998 Annual Meeting of Stockholders filed with the SEC on March 30, 1998]

NORTHSTAR ENERGY LOGO
3000, 400 - 3RD AVENUE S.W.
CALGARY, ALBERTA T2P 4H2
TELEPHONE: (403) 213-8000
FAX: (403) 213-8100

                          NORTHSTAR ENERGY CORPORATION

                        REVISED ANNUAL INFORMATION FORM
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1997

                                  MAY 15, 1998

                               TABLE OF CONTENTS

                                                               PAGE
                                                               -----
GLOSSARY OF ABBREVIATIONS AND TERMS.........................   L-121
INCORPORATION AND CORPORATE STRUCTURE.......................   L-122
BUSINESS OF THE CORPORATION.................................   L-122
  General...................................................   L-122
  Description of the Business and Recent Developments.......   L-122
  Financing Activities......................................   L-124
PETROLEUM AND NATURAL GAS OPERATIONS........................   L-125
  Principle Oil and Gas Properties..........................   L-125
  Petroleum and Natural Gas Reserves........................   L-126
  Continuity of Reserves....................................   L-128
  Undeveloped Land..........................................   L-128
  Drilling Activity.........................................   L-129
  Oil and Natural Gas Wells.................................   L-129
  Capital Expenditures......................................   L-129
SELECTED CONSOLIDATED FINANCIAL INFORMATION AND PRODUCTION
  HISTORY...................................................   L-130
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
  OPERATIONS AND FINANCIAL CONDITION........................   L-131
MARKET FOR THE SECURITIES OF THE CORPORATION................   L-131
DIVIDEND POLICY.............................................   L-131
DIRECTORS AND OFFICERS OF THE CORPORATION...................   L-131
INDUSTRY CONDITIONS.........................................   L-133
  Marketing.................................................   L-133
  Competitive Conditions....................................   L-134
  Royalties and Incentives..................................   L-134
  Industry Regulation.......................................   L-135
ADDITIONAL INFORMATION......................................   L-136

                      GLOSSARY OF ABBREVIATIONS AND TERMS

     In this Revised Annual Information Form, the following abbreviations and terms have the indicated meanings:

CRUDE OIL AND NATURAL GAS LIQUIDS
----------------------------------------------------
bbls.................  barrels
bbls/d...............  barrels per day
mbbls................  thousands of barrels
mmbbls...............  millions of barrels
NATURAL GAS
----------------------------------------------------
mcf..................  thousand cubic feet
mmcf.................  million cubic feet
mmcf/d...............  million cubic feet per day
bcf..................  billion cubic feet
mmbtu................  million British Thermal Units

"Annual Report"             the Annual Report of the Corporation for the fiscal
                            year ended December 31, 1997.

"ARTC"                      Alberta Royalty Tax Credit.

"Fund"                      Morrison Facilities Income Fund.

"Hunter Report"             a report of the Corporation's crude oil, natural gas
                            and natural gas liquids reserves, dated February 27, 1998, which relates to the properties of the Corporation held by Northstar prior to the business combination with Morrison Petroleums, prepared by John P. Hunter & Associates Ltd., independent petroleum engineering consultants, Calgary, Alberta.

"Management's Discussion
and
 Analysis"                  Management's Discussion and Analysis of Results of
                            Operations and Financial Condition, set forth on pages 20 through 32 of the Annual Report.

"MMRL"                      Morrison Middlefield Resources Limited.

"Morrison Petroleums"       Morrison Petroleums Ltd., which became a
                            wholly-owned subsidiary of the Corporation in March
                            1997, following completion of a business combination undertaken by way of take-over bid.

"Mountain Energy"           Mountain Energy Inc., a corporation of which 50% of
                            the outstanding shares are held by Morrison
                            Petroleums and 50% by MMRL.

"Northstar" or the
"Corporation"               Northstar Energy Corporation.

"Northstar Energy"          Northstar Energy partnership, of which Northstar and
                            Morrison Petroleums are the sole partners.

"Paddock Lindstrom Report
1" A report of the Corporation's crude oil, natural gas and natural gas liquids reserves, dated February 4, 1998, which relates to the properties of the Corporation previously held by Morrison Petroleums prior to the business combination with Northstar, prepared by Paddock Lindstrom & Associates Ltd., independent petroleum engineering consultants, Calgary, Alberta.

"Paddock Lindstrom Report
2" A report of Mountain Energy's crude oil, natural gas and natural gas liquids reserves, dated February 4, 1998, prepared by Paddock Lindstrom & Associates Ltd.

     Unless otherwise indicated, all dollar amounts set forth in this Revised Annual Information Form are stated in Canadian dollars.

                     INCORPORATION AND CORPORATE STRUCTURE

     Northstar was incorporated under the laws of the Province of Alberta on November 3, 1981 and was continued under the Business Corporations Act (Alberta) in July 1985. The Corporation commenced operations in 1982 and carried on business under the name "Gane Energy Corporation Ltd." until June 1986, at which time its name was changed to "Northstar Energy Corporation". In August 1982, the common shares of the Corporation commenced trading on The Toronto Stock Exchange and The Alberta Stock Exchange and in April 1997, the common shares were listed on the Montreal Exchange. The head and principal office of the Corporation is located at 3000, 400 -- 3rd Avenue S.W., Calgary, Alberta T2P 4H2. In March 1997, the Corporation completed a business combination with Morrison Petroleums, pursuant to which the Corporation acquired all of the outstanding shares of Morrison Petroleums. The business combination was undertaken by way of take-over bid and has been accounted for using the pooling of interests method of accounting.

     On November 1, 1997, Northstar, Morrison Petroleums and a number of other Northstar subsidiaries entered into a partnership agreement pursuant to which each partner conveyed most of its oil and gas business to the partnership, Northstar Energy. As of February 1, 1998, the only partners of Northstar Energy were Northstar and Morrison Petroleums.

     Morrison Petroleums is the only material operating subsidiary of Northstar. Northstar holds 100% of the voting securities of Morrison Petroleums. Morrison Petroleums was incorporated under the laws of the Province of Alberta.

                          BUSINESS OF THE CORPORATION

GENERAL

     Northstar is, directly and indirectly through Northstar Energy and Morrison, actively engaged in the business of petroleum and natural gas exploration, development, production and marketing. Northstar's oil and gas operations are concentrated primarily within the Province of Alberta. As at December 31, 1997, the Corporation had approximately 450 employees, 215 of whom were head office employees and 235 of whom were field personnel.

DESCRIPTION OF THE BUSINESS AND RECENT DEVELOPMENTS

     Commencing in 1986, the Corporation implemented a business plan having, as its primary focus, the development of core areas of operation in specific regions. That business plan emphasized the integration of the Corporation's exploration, production, processing and marketing activities. This regional approach has been and continues to be considered by Northstar to be a key strategy for establishing economies of scale in core areas, thereby creating opportunities to add incremental reserves on an economic basis and to produce oil and natural gas in a low cost manner. The Corporation has historically focused its efforts on the natural gas sector of the industry. While the Corporation has become a balanced producer in recent years, with crude oil and natural gas liquids production accounting for approximately 51% of total production in 1997, exploration and development expenditures and total reserves have continued to be weighted strongly to the natural gas sector.

     Through its regional approach, the Corporation has developed six core regions of operations. These core regions consist of the Smoky Bear and Hangingstone areas in northern Alberta, the Hamburg and Chinchaga areas in northwestern Alberta, the Gull Lake and Wizard Lake areas in west central Alberta, the David and Bellshill areas in east central Alberta, the Turin area in southern Alberta and the Coleman area in the southern Foothills region of Alberta. In addition, Northstar entered into a joint venture with Amoco Canada Petroleum Company Ltd. in October 1997. Under that arrangement, Northstar will spend $15 million per year for a three year period ending March 30, 2001 to earn a 49% working interest in over 600,000 acres in the northeastern British Columbia Foothills region (see "Petroleum and Natural Gas Operations").

     Production of natural gas and oil and natural gas liquids has grown at average annual rates of 40.3% and 91.6%, respectively, over the five year period ended December 31, 1997. During the same five year period, proved and probable (discounted at 50%) reserve additions from exploration, development and property acquisitions have averaged approximately 288% of production.

     On February 13, 1997, the Corporation announced its intention to make an offer to purchase all of the outstanding shares of Morrison Petroleums. The offer was made on February 21, 1997, on the basis that each holder of Morrison Petroleums shares who accepted the offer would receive 0.7 common shares of Northstar for each share of Morrison Petroleums. Effective March 14, 1997, the Corporation purchased approximately 96.8% of the outstanding shares of Morrison Petroleums. The remaining Morrison Petroleums shares were subsequently acquired by the Corporation pursuant to the compulsory acquisition provisions of the Business Corporations Act (Alberta). The business combination between Northstar and Morrison Petroleums provided Northstar with the opportunity to increase its asset base in the Corporation's core areas of activity and, with the acquisition of Morrison Petroleums' 875,000 net acres of undeveloped land, added a significant land base for future development. In addition, the Morrison Petroleums properties provided significant natural gas exploration and exploitation opportunities in the high reward southern Alberta Foothills area and northern Alberta shallow gas plays. See "Petroleum and Natural Gas Operations".

     In March 1997, the Corporation initiated a $300 million issuer bid to purchase a number of its outstanding common shares utilizing a dutch auction procedure. The issuer bid expired on April 15, 1997, at which time the Corporation purchased approximately 20.7 million of its outstanding common shares, at a purchase price of $14.50 per share. As a result of the issuer bid, the number of outstanding common shares of the Corporation was reduced to approximately 67.6 million. The issuer bid was financed through cash on hand and a new revolving credit facility (see "New Financing").

     Prior to the acquisition by Northstar of Morrison Petroleums, Morrison Petroleums sold its 100% interest in both the Nevis gas plant and a crude oil pipeline system in northeastern British Columbia to the Fund for net proceeds of $178.8 million. The Fund, which raised the proceeds through a public offering of trust units, is an unincorporated trust governed by the laws of Alberta. Northstar currently manages and administers the Fund. On January 27, 1998, Northstar and the Fund jointly announced their intention to appoint a new manager of the Fund to replace Northstar. It is the Corporation's belief that management of the Fund is not aligned with the Corporation's fundamental business strategy of focused oil and gas operations. The new manager is expected to be appointed prior to June 1, 1998.

     Northstar directly and indirectly owns 4,216,740 common shares of MMRL, a public oil and gas company, the shares of which are listed on The Toronto Stock Exchange. MMRL is engaged in the exploration for and the development of oil and gas reserves in western Canada and the United Kingdom. The shares controlled by Northstar represent approximately 21.5% of the issued and outstanding shares of MMRL. In addition, the Corporation holds options to purchase an additional 1,189,732 common shares of MMRL at a price of $5.00 per share. Northstar is a co-manager of MMRL and receives management fees for services provided to MMRL. Consistent with Northstar's strategy of focusing its efforts and resources on its oil and natural gas exploration and development activities, Northstar filed a notice of intention to sell its shares of MMRL with various securities commissions and the Alberta, Toronto and Montreal stock exchanges on March 26, 1998. On April 9, 1998, the Corporation sold 100 shares of MMRL pursuant to the notice of intention so as to ensure such notice would not lapse.

     Morrison and MMRL each own 50% of the outstanding shares of Mountain Energy, a private oil and gas company, with assets located primarily in east central Alberta. In 1997, Mountain Energy produced an average of 3 mbbls/d of oil and natural gas liquids and 12 mmcf/d of natural gas.

     On May 11, 1998, the Corporation entered into an agreement with MMRL wherein Northstar will acquire MMRL's 50% share of Mountain Energy in exchange for the shares and options of MMRL owned by Northstar. The agreement is subject to certain approvals and conditions including the approval of the Toronto and Montreal stock exchanges and other regulatory authorities. If such approvals are obtained, the transaction is expected to close July 31, 1998 with a June 30, 1998 effective date.

     In March 1998, Northstar sold its 48% interest in West Windsor Power, an Ontario general partnership, to one of its partners, Tractebel Canada Ltd. for $72.3 million. The sole asset of West Windsor Power is a 109 megawatt cogeneration facility located in Windsor, Ontario. The proceeds of the sale were used to retire a portion of the Corporation's long term bank debt.

     On April 3, 1998, the Corporation announced that it had agreed to sell (and the Corporation has since sold) $75 million of non-core properties. The dispositions, which include approximately 3,800 barrels of oil equivalent per day of production, were undertaken to upgrade the overall quality of the Corporation's assets and to enhance its concentration on the natural gas sector. A large portion of the assets sold were crude oil properties having decline rates and operating costs significantly in excess of Northstar's corporate average.

FINANCING ACTIVITIES

     In 1997, Northstar arranged an extendible revolving term credit facility in the amount of $300 million with a syndicate of Canadian banks and a separate $60 million extendible operating facility with a Canadian chartered bank. These facilities are unsecured and are renewable annually by mutual consent. In the event any of these facilities is not renewed by the lenders, any borrowings become repayable over a period of up to 66 months. As at December 31, 1997, aggregate borrowings under the facilities were $312.2 million. Of the $312.2 million drawn, $235 million was used to fund the $300 million issuer bid completed in April 1997.

     In March 1998, Northstar completed an unsecured, long-term senior notes financing in the amount of US$150 million, due 2009. Proceeds from the notes, which are repayable in three annual instalments of US$50 million commencing in 2007 and bear interest at 6.79% per annum, were used to repay US$60 million of previously outstanding 7.03% senior notes and to reduce existing bank debt. US$75 million senior notes, bearing interest at 6.76% per annum due July 2005, remains outstanding.

     As of March 31, 1998, Northstar's long term indebtedness was approximately $443 million.

                      PETROLEUM AND NATURAL GAS OPERATIONS

PRINCIPAL OIL AND GAS PROPERTIES

     The following table sets forth information respecting the principal oil and natural gas properties and facilities owned by the Northstar Energy, Northstar and Morrison Petroleums and the working interest in each property and facility. Information presented is as at December 31, 1997.

                                            AVERAGE(1)
                                             WORKING
     REGION         PRINCIPAL PROPERTIES     INTEREST                     MAJOR FACILITIES
     ------         --------------------    ----------                    ----------------
North             Wolverine                      94      Northstar has interests in and operates eight
                  Goodfish                       85      compression facilities in the North Region which
                  Surmont West                   70      have gross processing capacities ranging from 12
                  Surmont                        61      mmcf/d to 56 mmcf/d.
                  Hangingstone                   72
                  Tepee                          50
                  Trout                         100
-----------------------------------------------------------------------------------------------------------
Northwest         Hamburg                        73      Northstar has a 100% working interest in a sweet
                  Chinchaga                      72      gas plant with liquids recovery in the Chinchaga
                                                         area and a 60% working interest in the Hamburg gas
                                                         plant. The gross capacity of the plants is 26
                                                         mmcf/d and 33 mmcf/d respectively.
-----------------------------------------------------------------------------------------------------------
East Central      Bellshill                     100      Northstar has no significant single facility in
                  David                         100      east central Alberta.
                  Halkirk                        79
                  Thompson Lake                  38
-----------------------------------------------------------------------------------------------------------
West Central      Gilby                          94      Northstar has 100% working interests in the Wizard
                  Gull Lake                      95      Lake and Gull Lake gas plants and a 60% working
                  Hanlan Robb                   5.6      interest in the Eta Lake sour gas plant. The gross
                  Olds                           81      capacity for these plants is 30 mmcf/d, 16 mmcf/d
                                                         and 12 mmcf/d respectively.
-----------------------------------------------------------------------------------------------------------
South             Grand Forks                    63      Northstar has a 72.3% working interest in the
                  Retlaw East                    87      Turin gas plant, an 83.5% working interest in the
                  Retlaw                         81      Retlaw gas plant and a 100% working interest in
                  Hays                           85      the Long Coulee gas plant. The gross capacity for
                  Turin                          71      these plants is 44 mmcf/d, 15 mmcf/d and 13 mmcf/d
                                                         respectively.
-----------------------------------------------------------------------------------------------------------
Foothills         Coleman                        90      Northstar has a 100% working interest in the
                                                         Coleman sour gas plant which has a gross capacity
                                                         of 100 mmcf/d.

---------------

Notes:

(1) Indicates the Corporation's average working interest in its producing properties in the area

PETROLEUM AND NATURAL GAS RESERVES

     The following tables collectively summarize, as at December 31, 1997, the reserve evaluations contained in the Hunter Report, Paddock Lindstrom Report 1 and Paddock Lindstrom Report 2. Northstar owned 50% of the outstanding shares of Mountain Energy and therefore 50% of the total reserves contained in the Paddock Lindstrom Report 2 were used in the summary tables below.

               OIL, NATURAL GAS AND NATURAL GAS LIQUIDS RESERVES
                   (BASED UPON ESCALATED PRICES AND COSTS)(7)

                                                   OIL           NATURAL GAS LIQUIDS      NATURAL GAS
                                           -------------------   -------------------   -----------------
RESERVE CATEGORY                           GROSS(1)    NET(2)    GROSS(1)    NET(2)    GROSS(1)   NET(2)
----------------                           --------   --------   --------   --------   --------   ------
                                           (MMBBLS)   (MMBBLS)   (MMBBLS)   (MMBBLS)    (BCF)     (BCF)
Proved producing(3)                          36.9       31.6       5.1        3.9       491.0     404.0
Proved non-producing(4)(9)                    5.6        5.1       0.9        0.7       187.7     160.9
                                             ----       ----       ---        ---       -----     -----
Total proved(5)                              42.5       36.7       6.0        4.6       678.7     564.9
50% of probable additional(6)(9)              8.4        7.0       0.6        0.4       120.6     101.7
                                             ----       ----       ---        ---       -----     -----
Total proved plus 50% of probable
  additional(10)                             50.9       43.7       6.6        5.0       799.3     666.6
                                             ====       ====       ===        ===       =====     =====

                         ESTIMATED FUTURE NET CASH FLOW
                   (BASED UPON ESCALATED PRICES AND COSTS)(7)
                                  ($MILLIONS)

                                                                            DISCOUNTED AT
                                                                    -----------------------------
RESERVE CATEGORY                                    UNDISCOUNTED      10%        15%        20%
----------------                                    ------------    -------    -------    -------
Proved producing(3)                                   1,407.4         823.7      691.9      600.6
Proved non-producing(4)(9)                              201.1         149.9      115.3       91.7
ARTC                                                     23.1          10.4        8.4        7.2
                                                      -------       -------    -------    -------
Total proved(5)                                       1,631.4         984.0      815.6      699.5
50% of probable additional(6)(9)                        332.2         131.5       97.5       75.8
ARTC                                                      3.8           0.2        0.1        0.1
                                                      -------       -------    -------    -------
Total proved plus 50% of probable additional(10)      1,967.4       1,115.7      913.2      775.4
                                                      =======       =======    =======    =======

               OIL, NATURAL GAS AND NATURAL GAS LIQUIDS RESERVES
                   (BASED UPON CONSTANT PRICES AND COSTS)(8)

                                                   OIL           NATURAL GAS LIQUIDS      NATURAL GAS
                                           -------------------   -------------------   -----------------
RESERVE CATEGORY                           GROSS(1)    NET(2)    GROSS(1)    NET(2)    GROSS(1)   NET(2)
----------------                           --------   --------   --------   --------   --------   ------
                                           (MMBBLS)   (MMBBLS)   (MMBBLS)   (MMBBLS)    (BCF)     (BCF)
Proved producing(3)                          35.2       30.1       5.1        3.9       490.0     392.7
Proved non-producing(4)(9)                    1.9        1.6       0.9        0.7       186.9     157.4
                                             ----       ----       ---        ---       -----     -----
Total proved(5)                              37.1       31.7       6.0        4.6       676.9     550.1
50% of probable additional(6)(9)              6.8        5.3       0.6        0.4       120.0     100.0
                                             ----       ----       ---        ---       -----     -----
Total proved plus 50% of probable
  additional(10)                             43.9       37.0       6.6        5.0       796.9     650.1
                                             ====       ====       ===        ===       =====     =====

                         ESTIMATED FUTURE NET CASH FLOW
                   (BASED UPON CONSTANT PRICES AND COSTS)(8)
                                  ($MILLIONS)

                                                                               DISCOUNTED AT
                                                                           ---------------------
RESERVE CATEGORY                                            UNDISCOUNTED    10%     15%     20%
----------------                                            ------------   -----   -----   -----
Proved producing(3)                                             931.6      626.0   545.4   486.2
Proved non-producing(4)(9)                                      161.4       89.7    71.5    58.5
ARTC                                                             36.0       15.3    11.9     9.6
                                                              -------      -----   -----   -----
Total proved(5)                                               1,129.0      731.0   628.8   554.4
50% of probable additional(6)(9)                                165.2       79.0    60.7    48.2
ARTC                                                              4.0        0.6     0.3     0.2
                                                              -------      -----   -----   -----
Total proved plus 50% of probable additional(10)              1,298.2      810.6   689.8   602.8
                                                              =======      =====   =====   =====

---------------

Notes:

(1) "Gross" reserves means the total working and royalty interest share of recoverable reserves owned by the Corporation before deduction of royalties payable to others.

(2) "Net" reserves means the Corporation's gross reserves less all royalties payable to others.

(3) "Proved producing" reserves are those proved reserves that are actually on production or, if not producing, that could be recovered from existing wells or facilities and where the reasons for the current non-producing status is owner choice rather than the lack of markets or some other reason.

(4) "Proved non-producing" reserves are those proved reserves that are not currently producing due to lack of facilities and/or markets.

(5) "Proved" reserves are defined as those reserves estimated as recoverable, under current technology and existing economic conditions, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

(6) "Probable additional" reserves are those reserves which analysis of drilling, geological, geophysical and engineering data does not demonstrate to be proved under current technology and existing economic conditions, but where such analysis suggests the likelihood of their existence and future recovery. Probable additional reserves to be obtained by the application of enhanced recovery processes will be the increased recovery over and above the estimated reserves in the proved category which can be realistically estimated for the pool on the basis of enhanced recovery processes which can be reasonably expected to be instituted in the future. THE PROBABLE ADDITIONAL RESERVES AND VALUES PRESENTED ABOVE HAVE BEEN REDUCED BY 50% TO TAKE INTO ACCOUNT THE RISK FACTORS ASSOCIATED WITH THE RECOVERY THEREOF.

(7) The escalated price and cost assumptions assume the continuance of current laws and regulations and increases in wellhead selling prices, and take into account inflation with respect to future operations and capital costs. THERE CAN BE NO ASSURANCE THAT THE ESCALATED PRICE AND COST ASSUMPTIONS UTILIZED WILL BE ATTAINED AND VARIANCES FROM ACTUAL PRICES AND COSTS COULD BE MATERIAL. Crude oil and natural gas prices and operating and capital cost inflation are forecast as follows:

                                       OPERATING COST AND
            NATURAL GAS   CRUDE OIL    CAPITAL INFLATION
             ($/MMBTU)    ($/BBL)(A)           %
            -----------   ----------   ------------------
  1998         1.80         25.00              0
  1999         2.00         27.00              2
  2000         2.20         29.00              2
  2001         2.35         30.50              3
  2002         2.45         32.00              3
  2003         2.60         32.96              3

                        (a) Edmonton posted price for light crude oil.

(8) The constant price and cost assumptions are based on average wellhead prices of $1.85 per mmbtu for natural gas and $25.32 per bbl at Edmonton for crude oil and operating costs and royalties in effect in December 1997, and assume the continuance of current laws and regulations. No provision has been made for inflation of prices or costs.

(9) The Corporation's share of future capital costs required to achieve future production and net cash flows is estimated as follows:

                        ESCALATED               CONSTANT
                     PRICE AND COST          PRICE AND COST
                       ASSUMPTION              ASSUMPTIONS
                  ---------------------   ---------------------
                             PROVED +                PROVED +
                               50%                     50%
                  PROVED     PROBABLE     PROVED     PROBABLE
                  ------     --------     ------     --------
                                  ($ MILLIONS)
  1998             29.2        38.7        27.8        37.3
  1999             20.3        28.9        14.7        22.7
  Thereafter       13.2        25.1         6.4        14.5
                   ----        ----        ----        ----
  Total            62.7        92.7        48.9        74.5
                   ====        ====        ====        ====

(10) Numbers may not add due to rounding.

CONTINUITY OF RESERVES

     The following table provides a summary of changes in reserves for the year ended December 31, 1997. The properties acquired through the merger with Morrison Petroleums have been thoroughly evaluated and, consistent with Northstar's corporate approach to booking reserves, certain revisions have been recorded effective January 1, 1997. The reserves presented were determined based on escalated prices and costs, which do not materially differ from reserves determined using constant prices and costs.

                                                  BEFORE ROYALTIES               NET OF ROYALTIES
                                            ----------------------------   ----------------------------
                                                       50% OF                         50% OF
                                            PROVED   PROBABLE(1)   TOTAL   PROVED   PROBABLE(1)   TOTAL
                                            ------   -----------   -----   ------   -----------   -----
Oil and natural gas liquids (mmbbls)
Balance, January 1, 1997                     49.1         5.0       54.1    40.6         3.8       44.5
Additions(2)                                  7.3         4.0       11.3     7.0         3.5       10.5
Production                                   (7.9)         --       (7.9)   (6.3)                  (6.3)
                                            -----       -----      -----   -----       -----      -----
Balance, December 31, 1997                   48.5         9.0       57.5    41.3         7.4       48.7
                                            =====       =====      =====   =====       =====      =====
Natural gas (bcf)
Balance, January 1, 1997                    581.0        95.0      676.0   483.0        80.0      563.0
Additions(2)                                172.0        25.5      197.5   143.0        22.0      165.0
Production                                  (74.0)         --      (74.0)  (61.0)                 (61.0)
                                            -----       -----      -----   -----       -----      -----
Balance, December 31, 1997                  679.0       120.5      799.5   565.0       102.0      667.0
                                            =====       =====      =====   =====       =====      =====

---------------

Notes:

(1) Probable additional reserves have been reduced by 50% to take into account the risk factors associated with the recovery thereof.

(2) Additions are net of dispositions and include the impact of revisions.

UNDEVELOPED LAND

     As at December 31, 1997, the Corporation held interests in undeveloped petroleum and natural gas leases and rights as outlined in the following table.

                       GROSS ACRES(1)   NET ACRES(2)
      LOCATION          (THOUSANDS)     (THOUSANDS)
      --------         --------------   ------------
Alberta                   2,017.4         1,446.1
British Columbia            125.8            97.6
Saskatchewan                 42.8            41.3
                          -------         -------
Total                     2,186.0         1,585.0
                          =======         =======

---------------

Notes:

(1) "Gross" acres means the number of acres in which the Corporation has a working interest.

(2) "Net" acres means the aggregate number of acres obtained by multiplying the gross acres in each property by the Corporation's percentage working interest therein.

DRILLING ACTIVITY

     The summary of drilling activity of the Corporation during the years ended December 31, 1997 and 1996, set forth on page 27 of the Annual Report, is incorporated herein by reference and forms a part of this Revised Annual Information Form.

OIL AND NATURAL GAS WELLS

     The following table summarizes the Corporation's interests, as at December 31, 1997, in producing wells and in non-producing wells that the Corporation believes are capable of commercial production of oil or natural gas. The wells included in the table accounted for substantially all of the total value of the Corporation's reserves as at December 31, 1997.

                                     PRODUCING OIL WELLS   PRODUCING GAS WELLS   SHUT-IN GAS WELLS(1)
                                     -------------------   -------------------   ---------------------
                                     GROSS(2)     NET(3)   GROSS(2)     NET(3)   GROSS(2)      NET(3)
                                     --------     ------   --------     ------   ---------     -------
Alberta                               1,505        530       662         315        122           81
Saskatchewan                             16         10         2           1          1            1
British Columbia                          1          1         3           2          7            3
                                      -----        ---       ---         ---        ---          ---
                                      1,522        541       667         318        130           85
                                      =====        ===       ===         ===        ===          ===

---------------

Notes:

(1) "Shut-in" wells are wells that are capable of economic production or that the Corporation considers capable of production but which, for a variety of reasons, including but not limited to lack of markets or development, are not on production at the present time. All shut-in wells to which reserves have been assigned are located within 10 miles of pipeline facilities.

(2) "Gross" wells means the number of wells in which the Corporation has a working interest or royalty interest.

(3) "Net" wells means the aggregate number of wells obtained by multiplying each gross well by the Corporation's percentage interest therein and are, in some cases, subject to adjustment after payout.

CAPITAL EXPENDITURES

     The summary of net capital expenditures of the Corporation during the years ended December 31, 1997 and 1996 set forth on page 27 of the Annual Report, is incorporated herein by reference and forms a part of this Revised Annual Information Form.

       SELECTED CONSOLIDATED FINANCIAL INFORMATION AND PRODUCTION HISTORY

     The following tables set forth selected financial results and production history for the Corporation for the financial years indicated on a pooled basis.

                                                        POOLED(1) -- YEARS ENDED DECEMBER 31
                                                  -------------------------------------------------
                                                    1997       1996      1995      1994      1993
                                                  --------   --------   -------   -------   -------
                                                       ($ MILLIONS, EXCEPT PER SHARE AMOUNTS)
Financial
  Revenue (net of royalties)                      $  266.2   $  293.7   $ 236.5   $ 197.1   $ 151.6
  Net earnings                                        50.1       62.1      36.6      43.4      36.9
  Earnings per common share(2)
     -- basic                                         0.68       0.72      0.45      0.56      0.53
     -- fully diluted                                 0.66       0.70      0.44      0.55      0.52
  Cash flow from operations                          167.0      205.3     157.1     146.1     112.5
  Cash flow from operations per common share(2)
     -- basic                                         2.26       2.39      1.93      1.89      1.63
     -- fully diluted                                 2.17       2.27      1.85      1.82      1.55
  Total assets                                     1,178.2    1,244.9     924.8     683.8     516.9
  Long term debt                                     435.1      184.9     210.5      18.5      36.8
  Shareholders' equity                               392.1      638.1     521.7     478.3     340.0
Production history(3)
  Natural gas (mmcf/d)                                 204        213       188       131        97
  Oil and natural gas liquids (bbls/d)              21,700     23,900    22,500    17,900    14,600

---------------

Notes:

(1) Pooled numbers represent the combined operations of Northstar and Morrison prepared on a "pooling of interests" basis.

(2) The figure for "Earnings per common share" was calculated by dividing "Net earnings" by the weighted average number of common shares outstanding. Similarly, the figure for "Cash flow from operations per common share" was calculated by dividing "Cash flow from operations" by the weighted average number of common shares outstanding. The weighted average number of common shares outstanding for 1997, computed on a pooling of interests basis, was 73,505,000, for 1996 was 85,832,000, for 1995 was 81,270,000, for 1994 was
    77,243,000 and for 1993 was 69,063,000.

(3) Production history reflects the Corporation's net working interests, before deduction of royalties.

     The following tables set forth selected financial results for the Corporation for the eight consecutive quarterly periods ended December 31, 1997.

                                                             1997 FISCAL YEAR (POOLED)(1)
                                                                  THREE MONTHS ENDED
                                                    -----------------------------------------------
                                                    MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                    --------   -------   ------------   -----------
                                                        ($ MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues (net of royalties)                          $70.6      $58.7       $65.3          $71.6
Net earnings                                          37.9        3.1         5.1            4.0
Earnings per common share
  -- basic                                            0.44       0.08        0.09           0.07
  -- fully diluted                                    0.42       0.08        0.09           0.07

                                                             1996 FISCAL YEAR (POOLED)(1)
                                                                  THREE MONTHS ENDED
                                                    -----------------------------------------------
                                                    MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                    --------   -------   ------------   -----------
                                                        ($ MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues (net of royalties)                          $70.1      $70.3       $68.9          $84.4
Net earnings                                          11.7       11.3        11.3           27.8
Earnings per common share
  -- basic                                            0.14       0.13        0.13           0.32
  -- fully diluted                                    0.14       0.12        0.13           0.31

---------------

(1) Pooled numbers represent the combined operations of Northstar and Morrison prepared on a "pooling of interests" basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Management's Discussion and Analysis of Results of Operations and Financial Condition, set forth on pages 20 through 32 of the Annual Report, and the Financial Statements of the Corporation for the years ended December 31, 1997 and 1996, set forth on pages 33 through 45 of the Annual Report, are incorporated herein by reference and form a part of this Revised Annual Information Form.

                  MARKET FOR THE SECURITIES OF THE CORPORATION

     During the year ended December 31, 1997, Northstar's common shares were listed on The Toronto Stock Exchange and The Alberta Stock Exchange, under the trading symbol "NEN". In April 1997, the common shares also commenced trading on the Montreal Exchange.

                                DIVIDEND POLICY

     To date, the Corporation has not paid any dividends on its outstanding common shares. Prior to 1992, the Corporation paid dividends on preferred shares that were outstanding at that time, however, no preferred shares are currently issued or outstanding. Except for dividends paid on preferred shares, net earnings and discretionary cash flow otherwise available for the payment of dividends have been consistently reinvested to finance the development and growth of the Corporation. The future payment of dividends will be determined by the board of directors of the Corporation based upon a number of factors including, but not limited to, financing requirements for future capital investment, available net earnings and cash flow and the financial condition of the Corporation.

                   DIRECTORS AND OFFICERS OF THE CORPORATION

     The names, municipalities of residence, offices held with the Corporation, present principal occupations and principal occupations during the last five years of the current directors and officers of the Corporation are set forth below.

DIRECTORS
NAME AND MUNICIPALITY                                        PRESENT PRINCIPAL OCCUPATION AND
OF RESIDENCE                        DIRECTOR SINCE   PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
---------------------               --------------   ------------------------------------------------
John W. Burrows(2)                  May 4, 1990      President, Advantage Energy Services Ltd.
Canmore, Alberta                                     (consulting corporation).
John E. Feick(1)(3)                 April 21, 1994   President and director of 3-D Reclamation Inc.,
Calgary, Alberta                                     Calgary (environmental services corporation)
                                                     since October 1995. Prior thereto, Senior
                                                     Vice-President, NOVA Corporation of Alberta and
                                                     President and Chief Operating Officer, Novacor
                                                     Chemicals Ltd. (gas marketing, pipeline and
                                                     petrochemical corporation).
John A. Hagg                        April 28, 1982   President and Chief Executive Officer of the
Calgary, Alberta                                     Corporation.
Michael M. Kanovsky(1)(3)           April 28, 1982   President of Sky Energy Corporation (investment
Calgary, Alberta                                     corporation) since July 1994. Prior thereto,
                                                     Chairman of PowerLink Corporation (cogeneration
                                                     development corporation) since July 1992.
W. Andrew Krusen, Jr.(2)            June 3, 1997     Chairman of Dominion Energy and Minerals, Inc.
Tampa, Florida                                       (oil and gas corporation).

DIRECTORS
NAME AND MUNICIPALITY                                        PRESENT PRINCIPAL OCCUPATION AND
OF RESIDENCE                        DIRECTOR SINCE   PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
---------------------               --------------   ------------------------------------------------
Laurie S. MacLachlan(3)             June 3, 1997     President of Angus Glen Golf Club Ltd. (golf
Markham, Ontario                                     course management corporation) and Vice
                                                     President of Angus Glen Farm Ltd. (private
                                                     farming and horse breeding corporation).
Norman W. Robertson(1)              January 1, 1995  Chairman, Prudential Steel Ltd. (manufacturing
Calgary, Alberta                                     corporation) since August 1995. Prior thereto,
                                                     President and CEO of Atco Enterprises Inc.
                                                     (manufacturing, leasing and real estate
                                                     development corporation).
Donald R. Seaman(2)                 May 30, 1988     President, DRS Resource Investments Inc.
Calgary, Alberta                                     (investment corporation).
A. Gordon Stollery(1)               April 11, 1997   Chairman of the Corporation since April 1997.
Calgary, Alberta                                     Prior thereto, Chairman, President and Chief
                                                     Executive Officer of Morrison Petroleums.

OFFICERS
NAME AND MUNICIPALITY                                        PRESENT PRINCIPAL OCCUPATION AND
OF RESIDENCE                        OFFICE HELD      PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
---------------------               -----------      ------------------------------------------------
Nick H. Antonenko                   Vice President,  Officer of the Corporation since August 1993.
Calgary, Alberta                    Production       Prior thereto, Operations Manager of the
                                    Operations       Corporation.
Greg N. Baum                        Vice President,  Officer of the Corporation since March 1997.
Calgary, Alberta                    Exploitation     Prior thereto, Vice President, Operations and
                                                     Engineering of Morrison Petroleums since
                                                     November 1994; prior thereto, Vice President,
                                                     Acquisitions of Morrison Petroleums since
                                                     January 1993.
Murray T. Brown                     General Counsel  Officer of the Corporation since September,
Calgary, Alberta                    and Corporate    1997. Prior thereto, associate at Stikeman
                                    Secretary        Elliott (barristers and solicitors) and Howard
                                                     Mackie (barristers and solicitors).
Harry D. Cupric                     Treasurer        Officer of the Corporation since March 1997.
Calgary, Alberta                                     Prior thereto, Treasurer of Morrison Petroleums
                                                     since January 1993.
Donald A. Garner                    Executive Vice   Officer of the Corporation since January 1998.
Calgary, Alberta                    President and    Prior thereto, Manager, Oil Sands business unit
                                    Chief Operating  with Imperial Oil Limited (oil and gas
                                    Officer          corporation).
John A. Hagg                        President and    Officer of the Corporation since April 1982.
Calgary, Alberta                    Chief Executive
                                    Officer
John Richels                        Executive Vice   Officer of the Corporation since April 1996.
Calgary, Alberta                    President and    Prior thereto, Managing Partner, Calgary and
                                    Chief Financial  Chief Operating Partner, Bennett Jones Verchere
                                    Officer          (barristers and solicitors).

OFFICERS
NAME AND MUNICIPALITY                                        PRESENT PRINCIPAL OCCUPATION AND
OF RESIDENCE                        OFFICE HELD      PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
---------------------               -----------      ------------------------------------------------
Jerry L. Rochon                     Vice President,  Officer of the Corporation since March 1997.
Calgary, Alberta                    Land             Prior thereto, Vice President, Land of Morrison
                                                     Petroleums since February 1994; prior thereto,
                                                     Land Manager, Morrison Petroleums since October
                                                     1992.
R. Alan Steele                      Controller       Officer of the Corporation since December 1993.
Calgary, Alberta                                     Prior thereto, Accounting Supervisor, Enron Oil
                                                     Canada Ltd.
Michael Sullivan                    Vice President,  Officer of the Corporation since March 1997.
Calgary, Alberta                    Morrison         Prior thereto, Vice President, Morrison
                                    Facilities       Petroleums since December 1996; prior thereto, a
                                    Income Fund      member of the management team of TransCanada
                                                     Pipelines (a pipeline corporation).

---------------

Notes:

(1) Member of the Audit Committee. The Corporation is required to have an audit committee, composed of members of the board of directors, under applicable corporate legislation. The Corporation does not have an executive committee.

(2) Member of the Human Resources and Compensation Committee.

(3) Member of Governance and Nominating Committee.

     All directors stand for election at each annual meeting of the shareholders of the Corporation, the most recent of which was held on April 30, 1998. All directors will hold office until the next annual meeting of shareholders, unless their offices are vacated earlier, in accordance with the by-laws of the Corporation.

     As at December 31, 1997, the senior officers and directors of the Corporation who held office at that time beneficially owned, in aggregate, 2,904,591 common shares, representing approximately 4.3% of the outstanding common shares. The senior officers and directors also held, in aggregate, 2,611,310 stock options (of which 1,169,060 were vested) as at December 31, 1997.

                              INDUSTRY CONDITIONS

MARKETING

  Natural Gas

     Natural gas pricing is highly volatile and influenced by North American market demand, regional supply, available transportation and storage capacity. To provide stability, the Corporation has developed its market portfolio to include a range of customers, supply terms, delivery locations and pricing.

     The Corporation manages the commodity prices in its portfolio by continuously adding contracts with fixed and market sensitive pricing mechanisms. As of December 31, 1997, the Corporation marketed 20% of its natural gas to industrial consumers, 15% to cogeneration facilities, 4% to local distribution companies and 61% to marketing companies. In addition to marketing its own supply, the Corporation provides fuel management services to several buyers and sellers. Currently, the Corporation has 13.9 bcf of third party gas supply under long term contract that it sells under netback arrangements.

     The Corporation has 35% of its natural gas production dedicated to contracts with terms longer than five years. The most significant of the Corporation's long-term gas contracts is a prepaid gas supply contract with Indeck-Yerkes Limited Partnership ("Indeck"), pursuant to which Northstar has agreed to sell 26 bcf of natural gas to Indeck for use in Indeck's cogeneration facility over approximately 12 years, commencing in November 1990. As of December 31, 1997, the Corporation had a remaining obligation to deliver 11.0 bcf of natural gas. Under the terms of the contract, a prepayment of $15.6 million was made in 1989 by Indeck to Northstar. In addition to the prepayment, additional payments are made by Indeck on a per unit basis for gas delivered. The remaining balance of outstanding prepaid revenue is secured by a fixed charge on certain of the Corporation's producing natural gas reserves.

  Oil and Natural Gas Liquids

     Oil is a global commodity and is subject to international market volatility. To manage the volatility, the Corporation regularly negotiates sales contracts with various refineries and marketing companies to ensure current market pricing and to minimize transportation and quality differentials. When deemed appropriate, the Corporation will use financial instruments to manage price risk.

COMPETITIVE CONDITIONS

     A discussion of the competitive conditions in the oil and gas industry and the competitive factors affecting the business of the Corporation is found in "Management's Discussion and Analysis" under the heading "Business Environment and Risks" which is found on pages 30 and 31 of the Annual Report and is incorporated herein by reference and forms a part of this Revised Annual Information Form.

     There is risk associated with marketing crude oil and natural gas. Price uncertainty exists due to unpredictable variables such as weather, foreign exchange rate fluctuations and economic disturbances, both domestically and internationally. In the North American and global markets, the Corporation cannot influence price and accordingly, in most circumstances, the Corporation is a price-taker.

ROYALTIES AND INCENTIVES

     In addition to federal regulations, each province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by government regulation and are calculated as a percentage of the value of the gross production. The rate of royalties payable depends, in part, on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

     In Alberta, the royalty reserved to the Crown is subject to various incentives, and varies between 15% and 30% in the case of new gas and between 15% and 35% in the case of old gas, depending upon the posted reference price each month. Royalties on propane and butane are constant at 30%. The royalty on pentane is based on a reference price which, in the case of new production, varies from 22% to 35% and, in the case of old production, varies from 22% to 50%. The pentane rate fluctuates slightly from year to year depending on the degree of change in the reference price. Alberta Crown royalties on oil production are calculated on a sliding scale basis.

     In Alberta, natural gas produced from qualifying intervals in eligible gas wells spudded or deepened to a depth below 2,500 metres is subject to a royalty exemption, with the amount of the exemption varying with depth of the well. Oil produced from qualifying new formations is eligible for a third tier oil royalty credit. In addition, there is an incentive for horizontal oil well re-entries.

     In Alberta, a producer of oil and natural gas is entitled to a credit against the royalties payable to the Crown by virtue of the ARTC program. The ARTC rate is based on a price-sensitive formula, and the ARTC rate currently varies between 75% (at prices for oil below $16/bbl) and 25% (at prices above $33.40/bbl). The ARTC rate is applicable to a maximum of $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The ARTC rate is established quarterly based on the average "par price", as determined by Alberta Energy for the previous quarterly period. On December 22, 1997 the Government of Alberta gave notice that it intended to review the ARTC program with expected changes to come into effect before 2001.

     In British Columbia, the royalty reserved to the Crown in respect of oil depends on the vintage of the oil (whether it was produced from a pool discovered before or after October 31, 1975), the quantity of oil produced in a month and the value of the oil. Oil produced from newly discovered pools may be exempt from the payment of a royalty for the first 36 months of production. The royalty payable on natural gas is determined by a sliding scale based on a reference price which is the greater of the amount obtained by the producer and at prescribed minimum price. Gas produced in association with oil has a minimum royalty of 8% while the royalty in respect of other gas may not be less than 15%.

     The Corporation has some oil and gas production from wells located on Indian reserve lands. Indian Royalty rates depend on well productivity. Rates vary from 15% to 35%. Gas Cost Allowance deductions cannot exceed 50% of the gross royalty payable.

INDUSTRY REGULATION

  Government Regulation

     The oil and natural gas industry is subject to extensive controls and regulations imposed by various levels of government. It is not expected that any of these controls or regulations will affect the operations of the Corporation in a manner materially different than they would affect other oil and gas companies of similar size. All current legislation is a matter of public record and the Corporation is unable to predict what additional legislation or amendments may be enacted.

  Environmental Regulation

     The oil and natural gas industry is currently subject to environmental regulation pursuant to provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines and penalties.

     In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to replacing a variety of older statutes which related to environmental matters, the AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta and in certain instances also imposes greater penalties for violations.

     British Columbia's Environmental Assessment Act became effective June 30, 1995. This legislation consolidates the previous processes for the review of major energy projects into a single environmental assessment process which contemplates public participation in the environmental review.

     The Corporation is committed to meeting its responsibilities to protect the environment wherever it operates and anticipates making increased, although not material, expenditures of both a capital and operating nature as a result of the increasingly stringent laws relating to the protection of the environment. The Corporation believes that it is in material compliance with applicable environmental laws and regulations.

  Export/Removal Regulation

     The government of Alberta regulates the removal of gas from the province through a removal permit process. Removal permits are available for terms of two years, or with sufficient gas reserves, for longer durations. The National Energy Board regulates the export of oil and natural gas from Canada. Upon receipt of an export order, a party may export natural gas and light oil for a period of two years and heavy oil for a period of one year. Exports of longer duration (to a maximum of twenty-five years) may be allowed, subject to the demonstration of a sufficient reserve base, the holding of a public hearing before the NEB and the approval of Governor-in-Council.

                             ADDITIONAL INFORMATION

     Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Corporation's common shares, options to purchase common shares and interests of insiders in material transactions, where applicable, is set forth in the management proxy circular of the Corporation dated March 27, 1998, relating to the annual meeting of shareholders held on April 30, 1998. Additional financial information is set forth in the financial statements of the Corporation, which are included in the Corporation's Annual Report.

     The Corporation will provide to any person, upon request to the Corporate Secretary of the Corporation:

          (a) when securities of the Corporation are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities:

             (i) one copy of this Revised Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in this Revised Annual Information Form;

             (ii) one copy of the comparative financial statements of the Corporation for its most recently completed financial year, together with the accompanying report of the auditor and one copy of any interim financial statements of the Corporation subsequent to the financial statements for its most recently completed financial year;

             (iii) one copy of the management proxy circular of the Corporation in respect of its most recent annual meeting of shareholders that involved the election of directors; and

             (iv) one copy of any other document incorporated by reference into the preliminary short form prospectus or the short form prospectus; or

          (b) at any other time, one copy of any documents referred to in paragraphs (a)(i), (ii) and (iii) above, provided the Corporation may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Corporation.

     For additional copies of this Revised Annual Information Form and the materials listed above, please contact Murray T. Brown, General Counsel and Corporate Secretary at (403) 213-8000.

                             NORTHSTAR ENERGY LOGO

                          NORTHSTAR ENERGY CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 1998

                           MANAGEMENT PROXY CIRCULAR

                            SOLICITATION OF PROXIES

     THIS MANAGEMENT PROXY CIRCULAR (THE "INFORMATION CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF NORTHSTAR ENERGY CORPORATION (THE "CORPORATION") OF PROXIES TO BE USED AT THE ANNUAL MEETING (THE "MEETING") OF THE SHAREHOLDERS (THE "SHAREHOLDERS") OF THE CORPORATION, WHICH IS TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING AND IN THIS INFORMATION CIRCULAR. Solicitation of proxies will be primarily by mail, but may also be undertaken by way of telephone, facsimile or oral communication by the directors, officers and regular employees of the Corporation, at no additional compensation. Costs associated with the solicitation of proxies will be borne by the Corporation.

APPOINTMENT OF PROXYHOLDERS AND REVOCATION OF PROXIES

     John A. Hagg and John Richels (the management designees named in the accompanying Instrument of Proxy) are both officers of the Corporation. John A. Hagg is also a director of the Corporation. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN JOHN A. HAGG OR JOHN RICHELS, TO REPRESENT THE SHAREHOLDER AT THE MEETING. To exercise this right, a Shareholder should insert the name of the other person in the blank space provided on the Instrument of Proxy or complete another appropriate form of proxy. AN INSTRUMENT OF PROXY WILL NOT BE VALID UNLESS IT IS DEPOSITED AT THE OFFICES OF CIBC MELLON TRUST COMPANY, 600, 333 -- 7TH AVENUE, S.W., CALGARY, ALBERTA, T2P 2Z1, NOT LESS THAN FORTY-EIGHT (48) HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME OF THE MEETING OR ANY ADJOURNMENT THEREOF.

     A registered Shareholder who has submitted an Instrument of Proxy may revoke it by an instrument in writing signed by the Shareholder or by an authorized attorney or, if the Shareholder is a corporation, by a duly authorized officer. To be effective, such instrument must be deposited either:
(i) at the offices of CIBC Mellon Trust Company, 600, 333 -- 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof; or (ii) with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof. In addition, an Instrument of Proxy may be revoked: (i) by the Shareholder personally attending the Meeting and voting the securities represented thereby or, if the Shareholder is a corporation, by a representative of that corporation attending the Meeting and voting such securities; or (ii) in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXYHOLDERS

     The management designees named in the accompanying Instrument of Proxy will, on any ballot that may be called for at the Meeting, vote or withhold from voting the shares in respect of which they are appointed in accordance with the direction of the Shareholder appointing them. IN THE ABSENCE OF SUCH DIRECTION, THE SHARES WILL BE VOTED FOR: (I) THE ELECTION OF DIRECTORS; AND (II) THE APPOINTMENT OF AUDITORS, AT SUCH REMUNERATION AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF THE CORPORATION, ALL AS MORE PARTICULARLY DESCRIBED IN THIS INFORMATION CIRCULAR. The accompanying Instrument of Proxy confers discretionary authority upon the persons named therein with respect to amendments of or variations to the matters identified in the Notice of Meeting and with respect to other matters that may properly be brought before the Meeting. As at the date hereof, management of the Corporation knows of no such amendments, variations or other matters to be brought before the Meeting.

SIGNING OF PROXY

     The Instrument of Proxy must be signed by the Shareholder or the Shareholder's duly appointed attorney authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer. An Instrument of Proxy signed by a person acting as attorney or in some other representative capacity (including a representative of a corporate Shareholder) should indicate that person's capacity (following his signature) and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been filed with the Corporation).

              VOTING SHARES AND PRINCIPAL HOLDERS OF COMMON SHARES

VOTING OF COMMON SHARES -- GENERAL

     As at February 28, 1998, there were 68,050,872 common shares of the Corporation issued and outstanding, each carrying the right to one vote per share.

     Only persons registered as holders of common shares on the books of the Corporation as at the close of business on Thursday, March 26, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Meeting, except that any person who acquires common shares of the Corporation from a Shareholder after the Record Date may vote the shares so acquired if, not later than 10 days prior to the Meeting, that person makes a request to CIBC Mellon Trust Company to have his name included on the Shareholders' list for the Meeting and establishes that he owns the common shares.

VOTING OF COMMON SHARES -- ADVICE TO BENEFICIAL HOLDERS OF COMMON SHARES

     THE INFORMATION SET FORTH IN THIS SECTION IS OF SIGNIFICANT IMPORTANCE TO MANY SHAREHOLDERS, AS A SUBSTANTIAL NUMBER OF SHAREHOLDERS DO NOT HOLD COMMON SHARES IN THEIR OWN NAMES. Shareholders who do not hold their shares in their own names (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of common shares can be recognized and acted upon at the Meeting. If shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases, those shares will not be registered in the Shareholder's name on the books of the Corporation. Such shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker's clients. THEREFORE, BENEFICIAL SHAREHOLDERS SHOULD ENSURE THAT INSTRUCTIONS RESPECTING THE VOTING OF THEIR COMMON SHARES ARE COMMUNICATED TO THE APPROPRIATE PERSON.

     Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his broker (or an agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered Shareholder and vote the common shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their common shares as proxyholders for the registered Shareholders should enter their own names in the blank space on the Instrument of Proxy provided to them and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

PRINCIPAL HOLDERS OF COMMON SHARES

     To the knowledge of the directors and senior officers of the Corporation, as at the date hereof, no person or corporation beneficially owns, or exercises control or direction over, more than 10% of the outstanding common shares of the Corporation.

                             ELECTION OF DIRECTORS

     The Articles of the Corporation provide that the Corporation will have not less than three and not more than fifteen directors. At the Meeting, it is proposed that nine directors be elected to hold office until the next annual meeting of the Shareholders or until their successors are elected or appointed. UNLESS OTHERWISE DIRECTED, THE MANAGEMENT DESIGNEES NAMED IN THE ACCOMPANYING INSTRUMENT OF PROXY INTEND TO VOTE IN FAVOUR OF THE ELECTION, AS DIRECTORS, OF THE NOMINEES WHOSE NAMES ARE SET FORTH BELOW. The Corporation is required by applicable corporate legislation to have an audit committee comprised of members of the board of directors. In addition, the directors have established committees of the board to deal with human resources and compensation recommendations and corporate governance and board composition matters. The present members of the Audit Committee, the Human Resources and Compensation Committee and the Governance and Nominating Committee of the board of directors are identified below. The Corporation does not have an executive committee.

     The following table sets forth the names and municipalities of residence of the persons proposed to be nominated for election as directors, all other positions and offices within the Corporation now held by them, their principal occupations or employments, the periods during which they have served as directors of the Corporation and the number of common shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of them, as at February 28, 1998.

                                                                                                         COMMON SHARES
NAME AND MUNICIPALITY                                       PRINCIPAL OCCUPATION OR        BECAME A      BENEFICIALLY
OF RESIDENCE                   OFFICE(S) CURRENTLY HELD            EMPLOYMENT              DIRECTOR        OWNED(1)
---------------------          ------------------------     -----------------------        --------      -------------
John W. Burrows(3)            Director                    President, Advantage Energy   May 4, 1990            2,951
Canmore, Alberta                                          Services Ltd., a private
                                                          consulting corporation.
John E. Feick(2)(4)           Director                    President, 3-D Reclamation    April 21, 1994         2,043
Calgary, Alberta                                          Inc., a private
                                                          environmental services
                                                          corporation.
John A. Hagg                  President, Chief Executive  President and Chief           April 28, 1982       294,186
Calgary, Alberta              Officer and Director        Executive Officer of the
                                                          Corporation.
Michael M. Kanovsky(2)(4)     Director                    President, Sky Energy         April 28, 1982        78,010
Calgary, Alberta                                          Corporation, a private
                                                          investment corporation.
W. Andrew Krusen, Jr.(3)      Director                    Chairman, Dominion Energy     June 3, 1997          26,571
Tampa, Florida                                            and Minerals, an oil and gas
                                                          corporation.
Laurie S. MacLachlan(4)(5)    Director                    President, Angus Glen Golf    June 3, 1997       1,052,153
Markham, Ontario                                          Club Ltd., a golf course
                                                          management corporation and
                                                          Vice-President, Angus Glen
                                                          Farm Ltd., a private farming
                                                          and horse breeding
                                                          corporation.
Norman W. Robertson(2)        Director                    Chairman, Prudential Steel    January 1, 1995        5,222
Calgary, Alberta                                          Ltd., a public manufacturing
                                                          corporation.
Donald R. Seaman(3)           Director                    President, DRS Resource       May 30, 1998           8,951
Calgary, Alberta                                          Investments Inc., a private
                                                          investment corporation.
A. Gordon Stollery(2)(5)      Chairman and Director       Chairman of the Corporation.  April 11, 1997     1,380,380
Calgary, Alberta

---------------

NOTES:

(1) The information as to shares beneficially owned, not being within the knowledge of the Corporation, has been furnished by the respective nominees individually.

(2) Member of the Audit Committee of the board of directors.

(3) Member of the Human Resources and Compensation Committee of the board of directors.

(4) Member of the Governance and Nominating Committee of the board of directors.

(5) Laurie S. MacLachlan and A. Gordon Stollery are associates for the purposes of applicable securities legislation. A. Gordon Stollery has the right to acquire and the right to exercise control and direction over 887,872 common shares beneficially owned by Laurie S. MacLachlan, which rights expire April 1, 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the total compensation paid, during each of the last three financial years (as applicable), to the Corporation's Chief Executive Officer and each of the Corporation's four other executive officers who received the highest remuneration (determined with regard to base salary and bonuses) during the financial year ended December 31, 1997 (collectively the "Named Executive Officers").

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                   ANNUAL COMPENSATION         -------------
                                             -------------------------------    SECURITIES
                                                                OTHER ANNUAL   UNDER OPTIONS      ALL OTHER
                                             SALARY    BONUS    COMPENSATION      GRANTED      COMPENSATION(2)
NAME AND PRINCIPAL POSITION          YEAR      ($)      ($)        ($)(1)           (#)              ($)
---------------------------          ----    -------   ------   ------------   -------------   ---------------
John A. Hagg                         1997    262,500   30,000         --          200,000           30,250
President and Chief Executive        1996..  235,000       --         --           80,000           26,425
  Officer                            1995    218,333       --         --          125,000           25,417
Jeffrey T. Smith(5)                  1997    222,500   30,000         --           50,000           26,850
Chief Operating Officer              1996    175,000       --         --           50,000           23,125
                                     1995    147,667       --         --           65,000           21,883
John Richels(3)                      1997    222,500   30,000      7,951(4)       150,000           26,850
Executive Vice President and         1996    131,250       --      6,825(4)       286,500           20,344
  Chief Financial Officer
Jerry L. Rochon                      1997(7) 152,772   30,000         --          110,000          121,762(6)
Vice President, Land                 1996(7) 108,000   31,000         --           70,000(8)            --
                                     1995(7) 105,000       --         --               --               --
Nick H. Antonenko                    1997    157,500   30,000         --           85,000           22,950
Vice President, Production           1996    130,000       --         --           25,000           20,150
  Operations                         1995    114,583       --         --           31,000           17,187

---------------

NOTES:

(1) Perquisites and other personal benefits received in 1995, 1996 and 1997 did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for any of the Named Executive Officers.

(2) Except as otherwise noted, the amounts consist of contributions made by the Corporation on behalf of each Named Executive Officer to the Corporation's savings plan (see "Savings Plan") and pension plan contributions made by the Corporation on behalf of each Named Executive Officer (see "Pension Plan and Supplemental Benefits").

(3) Mr. Richels commenced his employment with the Corporation in April 1996.

(4) Represents imputed interest on a loan made to Mr. Richels. See "Indebtedness of Directors and Senior Officers".

(5) Mr. Smith retired from his position as Chief Operating Officer effective December 31, 1997. Donald A. Garner was hired as the Corporation's new Executive Vice President, Chief Operating Officer effective January 1, 1998.

(6) Of this amount, $100,000 represents a payment made to Mr. Rochon in connection with the business combination between Northstar and Morrison Petroleums Ltd. ("Morrison Petroleums").

(7) Mr. Rochon's compensation for the financial years ended December 31, 1995 and 1996 and during the period from January 1, 1997 to March 14, 1997 was paid by Morrison Petroleums, his employer during those periods. Compensation for the period following March 14, 1997, was provided by the Corporation.

(8) Represents the number of common shares of the Corporation issuable upon the exercise of options, which previously entitled the holder to acquire shares of Morrison Petroleums. see "Morrison Petroleums Options".

STOCK OPTION PLAN

     On May 27, 1987, the shareholders of the Corporation approved a stock option plan under which incentive options could be granted to the officers, employees and directors of the Corporation and consultants retained by the Corporation. On December 11, 1995, the stock option plan was revised to comply with the new policy of The Toronto Stock Exchange (the "TSE") relating to share incentive arrangements. At the

Corporation's 1997 annual and special meeting, the shareholders ratified and confirmed a further amendment to the stock option plan, which increased the number of common shares reserved for issuance upon the exercise of options thereunder to 6,760,134 common shares.

     As at February 28, 1998, options to acquire an aggregate of 4,972,850 common shares were outstanding under the stock option plan and a total of 987,290 common shares were available for additional options that might be granted under the option plan. Pursuant to the stock option plan, as revised, officers, key employees and directors of the Corporation and consultants retained by the Corporation may be granted options to acquire common shares. The stock option plan is administered by the board of directors, which establishes the exercise price and the term of the options at the time options are granted. The term of any option may not exceed ten years from the date the option is granted. Options are granted on such terms with respect to vesting as the board of directors may determine at the time the options are granted.

     Options granted under the stock option plan are non-assignable and are subject to early termination in the event of the death or disability of an optionee or in the event the optionee ceases to be associated with the Corporation for other reasons, including termination of employment.

MORRISON PETROLEUMS OPTIONS

     During negotiations respecting the business combination between the Corporation and Morrison Petroleums in February 1997, both parties agreed to make suitable arrangements to deal with the then outstanding options to acquire shares of Morrison Petroleums. The outstanding Morrison Petroleums options were subject to typical acceleration features, which provided that unvested options would become immediately exercisable upon completion of the Corporation's take-over bid. Although the Corporation agreed, in connection with the take-over bid, to purchase any shares issued upon the exercise of Morrison Petroleums options that vested as a result of the acceleration feature, a second alternative was made available to option holders under which such persons could convert their options, so as to permit the acquisition of an adjusted number of common shares of the Corporation (rather than shares of Morrison Petroleums) upon exercise. The majority of the outstanding Morrison Petroleums options were converted in this manner. As at February 28, 1998, there were 1,529,234 common shares issuable upon the exercise of the converted options. The converted options are not governed by the Corporation's stock option plan and the common shares issuable upon the exercise of those options are not included in and do not affect the number of shares reserved under the stock option plan. One third of the converted options will expire on each of April 1, 1998, 1999 and 2000.

OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1997

     The following table sets forth certain information concerning stock options granted to the Named Executive Officers during the financial year ended December 31, 1997. The Corporation has not granted any stock appreciation rights.

                                                                             MARKET VALUE OF
                                                                               SECURITIES
                                            % OF TOTAL                         UNDERLYING
                           SECURITIES     OPTIONS GRANTED                    OPTIONS AT THE
                          UNDER OPTIONS   TO EMPLOYEES IN   EXERCISE PRICE    TIME OF GRANT    EXPIRATION
NAME                      GRANTED(#)(1)        1997          ($/SECURITY)     ($/SECURITY)        DATE
----                      -------------   ---------------   --------------   ---------------   ----------
John A. Hagg                  80,000            6.5%            13.25             13.25        staggered(2)
                             120,000                             9.10              9.10        staggered(4)
Jeffrey T. Smith              50,000            1.6%            13.25             13.25        staggered(2)
John Richels                  50,000            4.9%            13.25             13.25        staggered(2)
                             100,000                             9.10              9.10        staggered(4)
Jerry Rochon                  50,000            3.6%            13.25             13.25        staggered(3)
                              60,000                             9.10              9.10        staggered(4)
Nick H. Antonenko             25,000            2.8%            13.25             13.25        staggered(2)
                              60,000                             9.10              9.10        staggered(4)

---------------

Notes:

(1) The securities consist of common shares in the capital of the Corporation.

(2) The options vest and become exercisable in 2000 and expire in 2002.

(3) The options vest and become exercisable at various times between April 11, 1999 and July 1, 2000 and expire at various times between April 11, 2001 and July 1, 2002.

(4) The options vest and become exercisable at various times between January 1, 1999 and January 1, 2001 and expire at various times between January 1, 2001 and January 1, 2003.

AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 1997 AND FINANCIAL YEAR-END OPTION VALUES

     The following table sets forth certain information respecting options exercised by Named Executive Officers during the financial year ended December 31, 1997. The numbers and accrued value of unexercised stock options held by Named Executive Officers as at December 31, 1997 are also set forth in the following table.

                                                                                     VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                       SECURITIES    AGGREGATE        DECEMBER 31, 1997              AT DECEMBER 31, 1997
                       ACQUIRED ON     VALUE                 (#)                              ($)
                        EXERCISE     REALIZED    ---------------------------   ---------------------------------
NAME                       (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
----                   -----------   ---------   -----------   -------------   --------------   ----------------
John A. Hagg                  --           --      330,000        400,000         998,000           120,000
Jeffrey T. Smith          50,800      335,510       74,200        160,000          36,960             3,000
John Richels                  --           --      119,500        286,500           8,725            95,000
Jerry Rochon             107,100      388,151       49,000        110,000              --            57,000
Nick H. Antonenko             --           --       30,260        136,000          15,655            58,300

---------------

Note:

(1) The value of the unexercised "in-the-money" options has been determined by subtracting the exercise price of the options from the closing common share price of $10.05 on December 31, 1997, as reported by the TSE, and multiplying by the number of common shares that may be acquired upon the exercise of the options.

PENSION PLAN AND SUPPLEMENTAL BENEFITS

     The Corporation has established defined contribution plans for its employees (including the Named Executive Officers), providing for the payment of pensions to such employees. Under the pension plans, the Corporation contributes 6% of the base salary of each non-executive employee (subject to the maximum amount permitted under the Income Tax Act (Canada)). In the case of executive level employees, the Corporation contributes 10% of the base salary of each employee (subject to the maximum amount permitted under the Income Tax Act (Canada)).

     Mr. Hagg is also a party to a supplemental benefits agreement under which he will, upon his retirement as an employee of the Corporation or at age 60, whichever is later, be entitled to an annual retirement benefit equal to 2% of the average annual remuneration paid to Mr. Hagg by the Corporation in the three years that he received the highest remuneration from the Corporation, multiplied by the number of years of service credited to Mr. Hagg. For the purposes of the supplemental benefits agreement, Mr. Hagg's annual remuneration consists of annual base salary and any remuneration paid by the Corporation to Mr. Hagg under any profit sharing or officer or employee incentive, compensation or bonus program, excluding any amount paid to or contributions made on behalf of Mr. Hagg pursuant to the Corporation's savings plan, which contributions are included in the Summary Compensation Table above, under the column entitled "All Other Compensation" (1997 -- $15,750; 1996 -- $12,925; 1995 -- $10,917). Amounts
payable to Mr. Hagg under the supplemental benefits agreement are not subject to any deductions for social security or other offset amounts. As at December 31, 1997, Mr. Hagg had 12 years of credited service for the purposes of the supplemental benefits agreement.

SAVINGS PLAN

     The Corporation has established a savings plan for all employees of the Corporation and for members of the board of directors. Under the savings plan, the Corporation contributes an amount equal to 2% of the base salary of each employee. Employees may elect to contribute a portion of their base salary (to a maximum of 4% of their base salary) to the savings plan and a matching contribution is made by the Corporation. In the case of the directors, the matching contribution is limited to an amount not in excess of 50% of the annual retainer payable to each individual director. Funds contributed to the savings plan by the Corporation, employees and directors are deposited with a trustee and, at the direction of the employee or director, are used to purchase common shares of the Corporation in the market or to purchase mutual funds. As at December 31, 1997, the trustee held 425,244 common shares of the Corporation on behalf of the savings plan participants.

COMPOSITION OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

     The Human Resources and Compensation Committee reports to the board of directors of the Corporation and was comprised of the following three directors during the year ended December 31, 1997:

          John W. Burrows, Chairman; W. Andrew Krusen, Jr.; Donald R. Seaman.

REPORT ON EXECUTIVE COMPENSATION

  Compensation Philosophy and Process

     The compensation paid to executive officers of the Corporation (including the Named Executive Officers) is determined on the basis of several factors, including competitive compensation within the oil and gas industry, individual performance and overall corporate performance. Competitive compensation is measured using benchmarks of peer group corporations and participation in compensation surveys.

     The Human Resources and Compensation Committee, with the full support of the board of directors, believes that overall levels of compensation should be tied to corporate performance. Base salaries and benefits for each of the Corporation's executive officers, including the chief executive officer and the other Named Executive Officers, are established at or under median levels for similar positions in corporations of comparable size within the oil and gas industry. Incentive-based compensation is provided in the form of stock options. The annual allocation of stock options and the terms of those options are designed to be an integral component of compensation. The terms of new options granted annually under the Corporation's stock option plan are generally subject to vesting provisions, providing significant monetary incentives from in-the-money options that are not yet vested.

     The Human Resources and Compensation Committee conducts an annual review to consider and adjust executive compensation and to determine the stock option grants to be recommended to the board of directors. In conducting its review, the committee compares current compensation levels with published industry surveys and, if necessary, engages specialists in human resources and compensation to augment this comparative analysis. In addition, the chief executive officer provides an individual performance review for each officer, excluding himself. Through this process, individual salary levels are determined and, if warranted by specific achievement, bonuses are awarded.

  Compensation of the Chief Executive Officer

     The process of assessing the performance of the chief executive officer and the determination of his annual compensation is similar to the process established for the other executive officers of the Corporation. In addition to his individual performance, Mr. Hagg is assessed having regard to the Corporation's overall performance in meeting specific objectives. In the opinion of the committee, the base salary earned by Mr. Hagg during the period from 1995 through 1997 was below the median level for corporations of similar size within the oil and gas industry. A significant portion of Mr. Hagg's compensation was derived from incentive stock options.

     During the year ended December 31, 1997, Mr. Hagg was granted options to purchase up to 200,000 common shares. These stock options provide an incentive directly related to growth in the value of the Corporation's common shares, which is considered by the board of directors to be one of Mr. Hagg's principal performance objectives.

          John W. Burrows, Chairman
          W. Andrew Krusen, Jr.
          Donald R. Seaman

EMPLOYMENT CONTRACTS

     The Corporation has entered into agreements with each of its Named Executive Officers, which provide for certain payments to be made to a Named Executive Officer if his employment is actually or constructively terminated by the Corporation without cause. Payments under these agreements will consist of base salary to the date of termination of employment plus a pro-rata share of any bonus payable to the Named Executive Officer in the year of termination, together with a lump sum payment. The lump sum payments contemplated by the foregoing agreements vary between 18 and 24 months of salary, depending upon the Named Executive Officer affected.

PERFORMANCE GRAPH

     The following graph compares the cumulative return to Shareholders over the five year period ended December 31, 1997, on an investment in the common shares of the Corporation (assuming a $100 investment was made on December 31, 1992), with the cumulative total return of the TSE Composite Index and the TSE Oil and Gas Producers Sub-Index, assuming reinvestment of dividends.

                     CUMULATIVE VALUE OF A $100 INVESTMENT

                                                                                         TSE OIL &
                                                     NORTHSTAR          TSE 300             GAS
               MEASUREMENT PERIOD                      ENERGY          COMPOSITE         PRODUCERS
             (FISCAL YEAR COVERED)                  CORPORATION          INDEX           SUB-INDEX
1992                                                           100               100               100
1993                                                           233               133               138
1994                                                           215               132               126
1995                                                           251               152               146
1996                                                           286               195               200
1997                                                           180               224               180

                            DIRECTORS' COMPENSATION

     Directors who are not also officers of the Corporation receive an annual retainer of $8,500 and $800 for each meeting of the board or a committee attended. In addition, those directors may elect to participate in the Corporation's savings plan by making a contribution in an amount not in excess of 50% of the annual retainer payable to each individual director, with a matching contribution being made by the Corporation (see "Savings Plan"). During the year ended December 31, 1997, the aggregate compensation paid or payable to qualifying directors of the Corporation amounted to $152,037 (including savings plan contributions). During the period from January 1, 1997 to the date of completion of the business combination transaction between Northstar and Morrison Petroleums, the directors of Morrison Petroleums were paid an aggregate of $209,000, including $139,000 paid to directors of Morrison Petroleums who became directors of Northstar following completion of the business combination.

     In April 1997, an aggregate of 120,000 options were granted to the 10 outside directors of the Corporation, at an exercise price of $13.25 per common share and in December 1997 an aggregate of 90,000 options were granted to the 10 outside directors of the Corporation, at an exercise price of $9.10. The exercise price of those options was based on the market price of the common shares of the Corporation, at the time of grant.

                 INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

     No director, senior officer or person nominated for election as a director of the Corporation (or any associate or affiliate of any such person) has been indebted to the Corporation (or any subsidiary of the Corporation) at any time since the beginning of the last financial year of the Corporation, with the exception of John Richels. Upon becoming a full-time employee of Northstar in 1996, the Corporation loaned to Mr. Richels the sum of $250,000 to assist Mr. Richels in making the transition from private legal practice to industry. The loan is non-interest bearing and unsecured and matures on December 31, 2000. As at December 31, 1997, the amount outstanding under the foregoing loan was $212,000.

                         CORPORATE GOVERNANCE PRACTICES

     In February, 1995, the TSE adopted the report of its Committee on Corporate Governance in Canada and issued guidelines for effective corporate governance (the "guidelines"). The guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members. These guidelines adopted as a listing requirement the annual disclosure by each listed corporation of its approach to corporate governance with reference to the guidelines.

     The board of directors and senior management of the Corporation consider good corporate governance to be an integral part of the effective and efficient operation of Canadian corporations. Disclosure respecting the Corporation's approach to corporate governance is set forth below.

MANDATE OF THE BOARD OF DIRECTORS

     The board of directors is generally responsible for managing the business and affairs of the Corporation. The principal responsibility of the board is to promote the best interests of the Corporation and its shareholders. This responsibility includes the following: (i) approving fundamental operating, financial and other corporate plans, strategies and objectives; (ii) evaluating the performance of the Corporation and senior management; (iii) selecting, regularly evaluating and fixing the compensation of executive officers; (iv) adopting policies of corporate governance and conduct, including compliance with stock exchange policies, applicable laws and regulations and with financial and other controls; (v) reviewing the process of providing appropriate financial and operational information to shareholders and the public generally; and (vi) evaluating the overall effectiveness of the board of directors. The board has explicitly acknowledged its responsibility for the stewardship of the Corporation. The board advises management in matters of strategic planning, business risk identification, succession planning, communications policy and the integrity of internal control and management information systems. The board fulfills its responsibilities through regular meetings. It meets a minimum of once in each fiscal quarter. In addition, the board meets at such other times as may be required if it is not possible to deal with the Corporation's business at a regularly scheduled quarterly meeting.

COMPOSITION OF THE BOARD OF DIRECTORS

     The composition and independence of corporate boards is an important element of corporate governance. An "unrelated" director, under the guidelines, is independent of management and is free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with the director's ability to act in the best interests of the corporation, other than interests arising from the director also being a shareholder. In defining an unrelated director, the guidelines place an emphasis on the ability of a director to exercise objective judgment, independent of management. The guidelines also draw a distinction between inside and outside directors. An inside director is a director who is an officer or employee of a corporation or any of its affiliates and an outside director is any director who is not an inside director.

     Only one of the nine persons to be nominated for election to the board of directors at the Meeting is a related director. As President and Chief Executive Officer of the Corporation, Mr. Hagg is a member of management and is considered to be both a related director and an inside director.

BOARD INDEPENDENCE

     A. Gordon Stollery is the non-executive Chairman of the Corporation and is not considered to be a member of management. In addition to his other duties as Chairman, Mr. Stollery is responsible for ensuring the independence of the board and individual directors. In this regard, Mr. Stollery is expected to consult with the chief executive officer and, when applicable, other directors on matters relating to board independence, including the selection of committee members and committee chairmen, meeting agendas, the format and adequacy of information provided to the board and the effectiveness of board meetings and processes.

     The Corporation allows any member of the board to engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of an outside advisor is subject to approval by the Governance and Nominating Committee.

NEW DIRECTORS

     At the direction of the Governance and Nominating Committee, each new director appointed to the board is required to participate in an orientation program, which is followed by extensive meetings with management.

BOARD COMMITTEES

     The board of directors has established the Governance and Nominating Committee, the Audit Committee and the Human Resources and Compensation Committee, as special committees of the board. Terms of reference, which delineate the mandate of the committee, the composition of the committee, the frequency of committee meetings and other relevant matters, have been approved and adopted by the board for each committee. All committees are chaired by and composed only of outside directors.

     The Governance and Nominating Committee is composed of three directors. The committee is responsible for developing and establishing corporate governance guidelines and practices for the effective operation of the board of directors in fulfilling its responsibilities, reviewing and assessing the performance of the board as a whole and the contribution of individual directors, nominating prospective directors, coordinating orientation programs for new directors, recommending and reviewing committee structures and making recommendations with respect to specific governance issues. The committee holds regularly scheduled meetings twice each year and other meetings may be held as warranted with respect to director appointments and other corporate governance issues.

     The Audit Committee is composed of four directors. The Audit Committee is responsible for reviewing and approving the financial statements and public reports of the Corporation, ensuring the existence and adequacy of internal and management controls, reviewing the annual audit and communicating directly with the external auditors as to their findings and reviewing and approving material accounting policies or estimates. The Audit Committee is also responsible for conducting formal internal control reviews and overseeing management's reporting on internal control. The Audit Committee holds regularly scheduled meetings four times each year in conjunction with the review and approval of quarterly and annual financial statements and reports to shareholders. Additional meetings may be held as warranted with respect to public financing initiatives and other material transactions.

     The Human Resources and Compensation Committee is composed of three directors. The Committee is responsible for assisting the board in determining the compensation strategies for the Corporation, recommending the forms and amounts of compensation for directors, officers and other employees and assessing the performance of officers in fulfilling their responsibilities and meeting corporate objectives. The committee is also responsible for assessing the performance of the chief executive officer and reviewing and assisting with management succession planning and professional development for officers of the Corporation. The Human Resources and Compensation Committee holds regularly scheduled meetings two times each year. Additional meetings may be held as warranted with respect to officer appointments or other compensation related matters.

                            APPOINTMENT OF AUDITORS

     Management of the Corporation proposes to nominate Deloitte & Touche, Chartered Accountants, Calgary, Alberta, for appointment as auditors of the Corporation, to hold such position until the next annual meeting of the Shareholders. Deloitte & Touche were first appointed as auditors of the Corporation on May 10, 1989. ON ANY VOTE THAT MAY BE CALLED FOR AT THE MEETING, THE SHARES REPRESENTED BY PROXIES IN FAVOUR OF THE MANAGEMENT DESIGNEES WILL BE VOTED, IN THE ABSENCE OF DIRECTION TO THE CONTRARY, FOR THE APPOINTMENT OF DELOITTE & TOUCHE AS AUDITORS OF THE CORPORATION, AT SUCH REMUNERATION AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS.

                             ADDITIONAL INFORMATION

     In addition to this Information Circular and the Corporation's 1997 Annual Report, a Shareholder may obtain, without charge, upon written request to the Corporate Secretary of the Corporation at 3000, 400 -- 3rd Ave. S.W., Calgary, Alberta, T2P 4H2, a copy of the Corporation's latest Annual Information Form and any documents incorporated therein by reference as filed each year with the Canadian securities commissions and administrators.

                                 EFFECTIVE DATE

     Except as otherwise specified herein, the information set forth in this Information Circular is provided as of February 28, 1998.

                     APPROVAL OF DIRECTORS AND CERTIFICATE

     The contents of this Information Circular have been approved by the board of directors of the Corporation.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     DATED at Calgary, Alberta this 27th day of March, 1998.

                (signed) JOHN A. HAGG                                  (signed) JOHN RICHELS
-----------------------------------------------------  -----------------------------------------------------
                    John A. Hagg                                           John Richels
               Chief Executive Officer                                Chief Financial Officer